Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155788

Hungarian Telephone and Cable Corp.

1201 Third Avenue

Suite 3400

Seattle, WA 98101-3034

February 2, 2009

Dear Stockholder:

You are cordially invited to join us at a Special Meeting of Stockholders of Hungarian Telephone and Cable Corp. to be held at 10 a.m. (New York City time) on February 24, 2009. The meeting will be held at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY10017-3954, U.S.A.

We are pleased to present for your approval a proposal for reorganizing your company and effectively changing its place of incorporation from Delaware to Denmark.

When the reorganization is completed, the shares you own of Hungarian Telephone and Cable Corp. (“HTCC Delaware”) will automatically be converted into the right to receive American depositary shares (“Invitel Denmark ADSs”) of Invitel Holdings A/S (“Invitel Denmark”), evidenced by American depositary receipts (“Invitel Denmark ADRs”), representing ordinary shares of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. Invitel Denmark is a Danish corporation that we recently formed for purposes of effecting the reorganization and is a wholly owned subsidiary of HTCC Delaware. Each Invitel Denmark ADS will represent one ordinary share of Invitel Denmark. The number of Invitel Denmark ordinary shares you will own, either directly or through Invitel Denmark ADSs, will be the same as the number of HTCC Delaware shares you own immediately prior to the completion of the reorganization, and your relative economic ownership in the company will remain unchanged. After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business conducted by HTCC Delaware and its subsidiaries.

The reorganization will be accomplished through the following steps:

—	the transfer of HTCC Delaware’s assets to, and assumption of HTCC Delaware’s liabilities by, Invitel Denmark in exchange for newly issued ordinary shares of Invitel Denmark,

—

the merger of HTCC Delaware with and into a newly formed Delaware limited liability company, Invitel Sub LLC (“MergeCo”), which will be the surviving company in the merger and a wholly owned subsidiary of Invitel Denmark, and

—

after completion of the merger, the transfer by MergeCo of its then remaining assets to and the assumption of its then remaining liabilities by its parent, Invitel Denmark, and the dissolution of MergeCo.

As a result of these transactions, it is intended that Invitel Denmark will be the successor to, and be substituted for, HTCC Delaware, as the holding company for the group of companies that currently are subsidiaries of HTCC Delaware.

The accompanying proxy statement/prospectus contains detailed information about the merger and the Special Meeting. This document is also a prospectus for the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs that will be delivered in connection with the merger. HTCC Delaware’s stockholders are encouraged to read this proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors ” beginning on page 19.

The board of directors of HTCC Delaware has unanimously approved the agreement and plan of merger providing for the merger and related steps, and recommends that you vote “FOR” adoption of the agreement and plan of merger.

The merger requires the affirmative vote of a majority of our outstanding common stock, including the common stock owned by TDC A/S, a Danish corporation (“TDC”). On February 2, 2009, TDC owned 10,499,782 shares of our common stock, representing approximately 63.9% of our outstanding common stock on that date. TDC has informed us that it intends to vote its shares of our outstanding common stock in favor of the adoption of the agreement and plan of merger. TDC owns sufficient shares of our common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange (formerly known as The American Stock Exchange) under the symbol “HTC”. We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol “IHO”, effective upon the merger.

Holders of HTCC Delaware common stock will not be entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law in connection with the merger.

Please vote your proxy by completing, signing and dating the enclosed proxy card and returning it promptly, whether or not you expect to attend the Special Meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

We urge you to join us in supporting this important opportunity.

Sincerely,

Henrik Scheinemann Chairman

These securities have not been approved or disapproved by the Securities and Exchange Commission, any State Securities Commission or the Securities Regulatory Authority of any other jurisdiction nor has the Securities and Exchange Commission, any State Securities Commission or any Securities Regulatory Authority of any other jurisdiction passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 2, 2009 and is expected first to be mailed to stockholders on or about February 3, 2009.

Hungarian Telephone and Cable Corp.

1201 Third Avenue

Suite 3400

Seattle, WA 98101-3034

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 24, 2009

To the Stockholders of Hungarian Telephone and Cable Corp.:

Notice is hereby given that a Special Meeting of the Stockholders of Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC Delaware” or the “company”), will be held at 10 a.m. (New York City time) on February 24, 2009 at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY10017-3954, U.S.A. for the following purposes:

1.	To adopt the agreement and plan of merger, a conformed copy of which is attached to and described in the accompanying proxy statement/prospectus as Annex A, among HTCC Delaware, Invitel Sub LLC, a Delaware limited liability company (“MergeCo”), and Invitel Holdings A/S, a Danish corporation (“Invitel Denmark”), whereby the company will effectively change its place of incorporation from Delaware to Denmark by merging HTCC Delaware with and into MergeCo, which will be the surviving entity and become a wholly owned, direct subsidiary of Invitel Denmark, and pursuant to which each share of HTCC Delaware will automatically be converted into the right to receive one American depositary share of Invitel Denmark representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The board of directors of HTCC Delaware has fixed the close of business on February 2, 2009 as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

To ensure that your shares of common stock are represented at the meeting, you should vote your proxy by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope, whether or not you expect to attend the Special Meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

By Order of the Board of Directors,

Peter T. Noone General Counsel and Secretary

Seattle, Washington, February 2, 2009.

ANNEX A	Agreement and Plan of Merger
ANNEX B	Form of Articles of Association of Invitel Denmark

In this proxy statement/prospectus, we refer to Hungarian Telephone and Cable Corp. as “HTCC Delaware,” and to Invitel Holdings A/S as “Invitel Denmark.” We refer to HTCC Delaware, Invitel Denmark and our operating subsidiaries, collectively, as “HTCC” or the “HTCC group.” Except where indicated otherwise, we refer to HTCC Delaware and Invitel Denmark, which will be HTCC Delaware’s successor following the reorganization, together, as the “company,” “we,” “us” or “our.” Invitel Denmark ordinary shares and Invitel Denmark ADSs are also referred to collectively as “Invitel Denmark securities.” American depositary receipts evidencing Invitel Denmark ADSs are referred to herein as “Invitel Denmark ADRs.”

Unless otherwise noted, all monetary amounts are stated in United States dollars.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus in connection with the transactions described in this proxy statement/prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

Neither the delivery of this proxy statement/prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This proxy statement/prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this proxy statement/prospectus. In deciding how to vote, you must rely on your own examination of our company and the terms of the reorganization and Invitel Denmark securities, including the merits and risks involved and other matters discussed in this document.

We are not making any representation to you regarding the legality of an investment in the Invitel Denmark securities by you under any legal investment or similar laws or regulations. You should not consider any information in this proxy statement/prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Invitel Denmark securities.

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ADDITIONAL INFORMATION

HTCC Delaware files annual, quarterly and other reports and other information with the Securities and Exchange Commission, or SEC. For a listing of the documents available from the SEC, please see the section entitled “Where You Can Find More Information” beginning on page 179.

HTCC Delaware will provide you with copies of the information relating to HTCC Delaware or Invitel Denmark, without charge, upon written or oral request to Mr. Peter T. Noone, HTCC Delaware General Counsel and Secretary, at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034 or at +1 (206) 654-0204. In order to receive timely delivery of the documents in advance of the HTCC Delaware special meeting, we should receive your request no later than February 16, 2009.

ENFORCEABILITY OF CIVIL LIABILITIES

Invitel Denmark is incorporated under the laws of Denmark and none of its directors or registered managers is a resident of the United States. Furthermore, substantially all of Invitel Denmark’s assets and almost all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Invitel Denmark or those persons, or to enforce against them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal or state securities laws.

If a judgment is obtained in a U.S. court against Invitel Denmark or any such persons, investors will need to enforce such judgment in jurisdictions where Invitel Denmark or such person has assets. Under applicable Danish law, a judgment by a state or federal court of the United States in respect of the reorganization or exchange of HTCC Delaware shares for Invitel Denmark ADSs or Invitel Denmark ordinary shares will neither be recognized nor enforced by the courts of Denmark without a review of the merits underlying the judgment. You should consult with your own advisers in any pertinent jurisdictions as needed to enforce a judgment in those countries or elsewhere outside the United States.

MARKET AND INDUSTRY DATA

Market data used in this proxy statement/prospectus was obtained from internal company estimates, government sources and various trade associations which monitor the industries in which we compete. We have not independently verified this market data. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources, and neither we nor any other person makes any representation as to the accuracy of the information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously.

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PART I

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q.	What am I being asked to vote on?

A.	You are being asked to vote in favor of a reorganization of HTCC Delaware, a Delaware corporation, listed on the NYSE Alternext stock exchange (“NYSE Alternext,” formerly known as The American Stock Exchange), in which it will effectively change its place of incorporation from Delaware to Denmark. The reorganization will be accomplished through the transfer of HTCC Delaware’s assets to, and the assumption of HTCC Delaware’s liabilities by, Invitel Denmark, followed by the merger of HTCC Delaware with and into a newly formed Delaware limited liability company, Invitel Sub LLC (“MergeCo”), which will be the surviving entity in the merger and a wholly owned subsidiary of Invitel Denmark. Invitel Denmark is a Danish corporation that we recently formed for the purposes of effecting the reorganization and is a wholly owned subsidiary of HTCC Delaware. After completion of the merger, the remaining assets and liabilities of MergeCo will be transferred to and assumed by its parent, Invitel Denmark, and MergeCo will be dissolved. As a result of the merger, you will own shares in Invitel Denmark, which will be the new holding company for the HTCC group.

Q.	What will I receive in the merger?

A.	In the reorganization merger, each share of HTCC Delaware common stock will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs.

Q.	What is an Invitel Denmark ADS?

A.	An American depositary share, or ADS, is a security that allows shareholders in the United States to hold and trade interests in foreign-based companies more easily. ADSs are often evidenced by certificates known as American depositary receipts, or ADRs. Invitel Denmark is a Danish corporation that issues ordinary shares. Each Invitel Denmark ADS represents one Invitel Denmark ordinary share. For a description of the rights attaching to Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 153. For a description of the rights attaching to each ordinary share of Invitel Denmark, see “Description of Ordinary Shares of Invitel Denmark” on page 149.

Q.	Will Invitel Denmark ADSs be publicly traded in the United States?

A.	Yes. We intend to list Invitel Denmark ADSs publicly in the United States on the NYSE Alternext stock exchange (formerly known as The American Stock Exchange) under the symbol “IHO” and quoted in United States dollars. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed.

Q.	Will Invitel Denmark ordinary shares be publicly traded in the United States or elsewhere?

A.	No. However, we may consider seeking a listing of the Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time.

Q.	How do I make the choice to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs?

A.

Prior to the merger, an exchange agent will be appointed for the purpose of exchanging HTCC Delaware common stock for, as applicable, Invitel Denmark ADSs or Invitel Denmark ordinary shares. The exchange agent will mail to each holder of record of HTCC Delaware common stock a letter of transmittal for use in effecting delivery of certificates representing these shares to the exchange agent. The letter of transmittal will enable each holder of HTCC Delaware common stock to make an election to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs, by way of a cancellation of Invitel Denmark ADSs within 30 days from the date of issuance, at no cost to the holder. If a holder of HTCC Delaware common stock does not make an election, the holder will automatically receive one Invitel Denmark ADS for each share of HTCC Delaware common stock. If a holder of HTCC Delaware common stock elects to receive Invitel Denmark ordinary shares, the holder will receive the Invitel Denmark ordinary shares in dematerialized form, subject to compliance with the requirements to receive Invitel Denmark ordinary shares. Invitel Denmark issues its shares through the Danish central securities depository, VP Securities Service (Værdipapircentralen A/S). In order to receive ordinary shares of Invitel Denmark, you will have to appoint a bank, broker or other nominee who is a clearing member of VP Securities Service or who has an agreement with a clearing member of VP Securities Service, and establish an account with VP Securities Service through such bank, broker or other nominee. You must follow the instructions of such bank, broker or nominee in order to receive Invitel Denmark ordinary shares.

If you hold your shares of HTCC Delaware common stock in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the letter of transmittal should be forwarded to you by your stockbroker, bank or other nominee. You should note, if you intend to elect to receive Invitel Denmark ordinary shares, that the Invitel Denmark ordinary shares will not be publicly traded, and may not become publicly traded in the future. For more information on the exchange of the HTCC Delaware common stock for HTCC Denmark securities, see “The Reorganization – Share Election; Exchange of Shares” on page 135.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Q.	What are the implications to HTCC Delaware stockholders of Invitel Denmark being a “foreign private issuer”?

A.	Following completion of the merger, Invitel Denmark will be subject to the reporting requirements under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. Under current regulations, Invitel Denmark will be required to file an annual report on Form 20-F with the SEC within six months after the end of each fiscal year. Invitel Denmark’s current fiscal year begins on January 1 and ends on December 31. In addition, Invitel Denmark will be required to furnish reports on Form 6-K to the SEC regarding any information required to be publicly disclosed by Invitel Denmark in Denmark or filed with any stock exchange where its ordinary shares may be listed, or distributed or required to be distributed by Invitel Denmark to its shareholders. Invitel Denmark will remain subject to the disclosure rules of NYSE Alternext. Invitel Denmark will be subject to the mandates of the Sarbanes-Oxley Act applicable to foreign private issuers. Invitel Denmark will be exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Invitel Denmark’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Invitel Denmark securities. If Invitel Denmark loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. In addition, Invitel Denmark is considering preparing its financial reporting in accordance with International Financial Reporting Standards (“IFRS”) and may also change its reporting currency from U.S. dollars to euros. See “Invitel Denmark will be a “Foreign Private Issuer” on page 139.

Q.	How will the reorganization be accomplished?

A.	HTCC Delaware will transfer its assets to, and will have its liabilities assumed by, its wholly owned subsidiary Invitel Denmark in exchange for newly issued shares of Invitel Denmark. HTCC Delaware will subsequently merge with and into, a new Delaware limited liability company, MergeCo, a wholly owned direct subsidiary of Invitel Denmark, which was formed specifically for the merger. MergeCo will be the surviving entity in the merger. After completion of the merger, any remaining assets and liabilities of MergeCo will be transferred to and assumed by its parent, Invitel Denmark, and MergeCo will be dissolved. As a result of the merger, each share of HTCC Delaware common stock outstanding immediately prior to the effective time of the merger will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. This procedure allows you to become a holder, either through Invitel Denmark ADSs or directly, of ordinary shares of Invitel Denmark, the new Danish parent company of the entire HTCC group. After this merger, you will own an interest in a Danish holding company which, together with its subsidiaries, will continue to be engaged in the same business that HTCC Delaware and its subsidiaries were engaged in before the merger. The additional steps in the reorganization are more fully described in “The Reorganization – Structure of the Reorganization” on page 131.

Q.	Will the reorganization dilute my ownership interest?

A.	No. The reorganization will not dilute your ownership interest. Immediately after the reorganization is consummated, you will, either through Invitel Denmark ADSs or directly, own the same percentage of Invitel Denmark ordinary shares as you owned of HTCC Delaware common stock immediately prior to the completion of the reorganization, and your relative economic ownership in the company will remain unchanged. After completion of the reorganization, the total number of outstanding ordinary shares of Invitel Denmark will be equal to the number of shares of common stock of HTCC Delaware that were outstanding immediately prior to the effective time of the merger. As of February 2, 2009, HTCC Delaware had 16,425,733 shares of common stock outstanding.

Q.	Do I have to change my stock certificates?

A.	Yes. The exchange agent will send you a letter of transmittal, which will instruct you how to surrender your certificates of common stock of HTCC Delaware. Upon surrender of the certificate with a duly executed letter of transmittal, you will be entitled to receive in exchange the whole number of Invitel Denmark ADSs or, if you so elect, Invitel Denmark ordinary shares that you have the right to receive pursuant to the merger agreement. If you surrender a HTCC Delaware stock certificate and request the new Invitel Denmark ADSs or Invitel Denmark ordinary share in dematerialized form, as the case may be, to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it to be in proper form for transfer. HTCC Delaware certificates that are surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of stock certificates. No holder of unsurrendered certificates will receive any dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares to which the holder is entitled under the merger agreement, or be entitled to exercise voting power with respect to such holder’s interest in Invitel Denmark ordinary shares, until the HTCC Delaware certificate registered to the holder is surrendered to the exchange agent. For further information, please see “The Reorganization – The Merger Agreement – Share Election; Exchange of Shares” on pages 133 and 135.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Q.	Will HTCC Delaware stockholders be taxed as a result of the reorganization?

A.	No. Generally, if you are a United States person and not a Danish resident, you should not recognize gain or loss when you exchange your shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization. Your aggregate tax basis in Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should equal your aggregate tax basis in shares of HTCC Delaware common stock you surrender. Your holding period for Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should include your holding period for the shares of HTCC Delaware common stock that you surrender. If you acquired different blocks of HTCC Delaware common stock at different times and at different prices, your tax basis and holding period in your Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock. See “Material Income Tax Consequences of the Reorganization – Material United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware Stockholders” on page 144. See also “Material Income Tax Consequences of the Reorganization – Material Danish Income Tax Consequences to Stockholders” and “Material Income Tax Consequences of the Reorganization – Material Hungarian Income Tax Consequences to Stockholders.” You should consult your own tax advisors concerning the United States federal income tax consequences to you of the reorganization in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Q.	Will HTCC Delaware be taxed as a result of the reorganization?

A.	We believe that HTCC Delaware should not incur a material amount of United States federal income tax liability as a result of the reorganization. However, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge the position taken by us with respect to the valuation of our assets. If the IRS were to successfully challenge the valuation of the company’s assets, this could have a material adverse effect on Invitel Denmark as a successor to HTCC Delaware.

Q.	When do you expect to complete the reorganization?

A.	We hope to complete the reorganization (subject to the satisfaction or waiver of the conditions to the merger) shortly after the special meeting of HTCC Delaware stockholders, which we will hold on February 24, 2009.

Q.	Will the proposal affect current operations? What about the future?

A.	The reorganization will have no immediate major impact on how we conduct day-to-day operations. The location of future operations will depend on the needs of our business, independent of our place of incorporation.

Q.	Will I be able to trade my shares during the time it takes to complete the reorganization?

A.	Yes.

Q.	How do I vote if my shares are registered in my name?

A.	By completing, signing and returning your proxy card in the enclosed postage-prepaid envelope, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

Q.	How do I vote if my broker holds my shares in “street name”?

A.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the special meeting, please follow the instructions provided to you by your stockbroker, bank or other nominee so that your shares may be voted in accordance with your wishes. To vote at the meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds their shares to obtain a proxy issued in your name to bring to the special meeting.

Q.	What if I don’t vote or abstain?

SHARES FOR WHICH NO VOTES ARE CAST EFFECTIVELY WILL BE TREATED AS THOUGH THEY WERE VOTED AGAINST THE AGREEMENT AND PLAN OF MERGER. ABSTENTIONS WILL BE COUNTED AS VOTES AGAINST THE AGREEMENT AND PLAN OF MERGER.

Our majority stockholder, TDC, owns sufficient shares of our common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. Proxies may be revoked by (i) sending a written notice of revocation dated later than the proxy to our proxy agent, Continental Stock Transfer & Trust Company, before the special meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to Continental Stock Transfer & Trust Company before the special meeting, or (iii) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Continental Stock Transfer & Trust Company before the special meeting. If you are a beneficial stockholder, you must contact your broker, bank or other nominee to determine how to change your vote.

Q:	Who will bear the cost for soliciting votes for the special meeting?

A:	HTCC Delaware will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain officers, directors and employees of HTCC Delaware.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement, the special meeting, the reorganization or the merger, please contact: Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034, Attention: Peter T. Noone, General Counsel and Secretary, Telephone: +1 (206) 654-0204.

SUMMARY

This document is a prospectus of Invitel Denmark and a proxy statement of HTCC Delaware. This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the reorganization, the merger and other transactions more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the Annexes and the other documents we have referred you to. See “Where You Can Find More Information” on page 179. The agreement and plan of merger is attached as Annex A to this document. The articles of association that will govern our company once we are domiciled in Denmark are attached as Annex B.

Parties to the Merger

Hungarian Telephone and Cable Corp. (“HTCC Delaware”)

Hungarian Telephone and Cable Corp. was incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications networks in Hungary as Hungary privatized its telecommunications industry. Today, we are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator in Hungary outside our historical concession areas, and we are also the number one independent regional wholesale provider of data and capacity services in Central and South Eastern Europe.

Our historical concession areas in Hungary are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share based on our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive national fiber optic backbone network comprising approximately 8,500 route kilometers of fiber, provides us with nationwide reach, allowing business customers to be connected directly to our network to access voice, data and Internet services.

Outside Hungary we are the leading independent provider of wholesale data and capacity services throughout Central and South Eastern Europe. Our regional fiber optic backbone network comprises approximately 19,000 route kilometers of fiber with 40 points of presence in 14 countries. Our clients include the incumbent telecommunications services providers in these countries as well as alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. We also provide services to telecommunication services providers from Western Europe and the United States, enabling them to meet the regional demands of their corporate clients.

We operate in the following four markets:

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Mass Market Voice. We provide a full range of basic and value-added voice-related services to our residential and small office and home office customers both inside and outside our historical concession areas. These services include local, national and international calling, voicemail, fax, ISDN and directory assistance services.

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Mass Market Internet. We provide DSL broadband and dial-up Internet services to our Mass Market customers in Hungary, and have recently introduced an IPTV service aimed initially at DSL broadband customers within our traditional concession areas.

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Business. We provide fixed line voice, data, Internet and server hosting services to business (comprised of small and medium-sized enterprises and larger corporations), government and other institutional customers in Hungary.

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Wholesale. We provide voice, data and network capacity services on a wholesale basis, both within Hungary and throughout Central and South Eastern Europe, to a number of other telecommunications and Internet Service Providers.

Invitel Holdings A/S (“Invitel Denmark”)

Invitel Denmark is a newly formed Danish corporation and is a wholly owned direct subsidiary of HTCC Delaware. Invitel Denmark has no significant assets or capitalization and has not engaged in any business or other activities other than in connection with its formation and the reorganization and related transactions. Invitel Denmark is the direct parent company of MergeCo. After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business now conducted by HTCC Delaware and its subsidiaries. See “Business of HTCC Delaware” on page 42 and “Where You Can Find More Information” on page 179.

The registered office of Invitel Denmark is located at Teglholmsgade 1, 2450 Copenhagen, Denmark. The principal executive offices of Invitel Denmark are currently located at Puskas Tivadas, u.8-10 u.8-10, H-2040 Budaörs, Hungary and its telephone number at that address is +36 (1) 801-1500. Invitel Denmark, however, currently does not conduct any business or other activities from these executive offices, other than to the extent required in connection with the reorganization.

Invitel Sub LLC (“MergeCo”)

MergeCo is a newly formed Delaware limited liability company and a wholly owned direct subsidiary of Invitel Denmark. MergeCo was organized to accomplish the proposed merger. MergeCo will merge with HTCC Delaware to facilitate the reorganization, and will be the surviving entity in the merger. Following completion of the merger, MergeCo’s assets and liabilities will be transferred to and assumed by Invitel Denmark, and MergeCo will be dissolved. See “The Reorganization – Structure of the Reorganization” on page 131. MergeCo has no significant assets or capitalization unrelated to the merger and has not engaged in any business or other activities except in connection with its formation and the reorganization and related transactions.

The principal U.S. executive offices of HTCC Delaware and MergeCo are located at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034. The telephone number of each such party at that address is +1 (206) 654-0204.

Recent Developments

We are in the process of conducting an internal reorganization of our operating subsidiaries to better reflect the business segments of the HTCC group. The final steps by which this reorganization will be implemented are still under review. We expect to complete the internal reorganization by the end of 2009.

In connection with this reorganization, in December 2008 HTCC Delaware transferred all of its shares in its wholly owned subsidiary, HTCC Holdco I B.V., to a newly formed Hungarian limited liability company, Invitel Hungary Holdings Kft., in exchange for newly issued shares of that company.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement. Repayment of the bridge loan is due on March 5, 2009. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. For more details about our bridge loan agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Bridge Loan Agreement” on page 121. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 118. For more information about our on-going discussions regarding a refinancing, see “Indicative Terms of 2009 Refinancing” on page 123.

We are currently negotiating with three Hungarian municipalities with a view to reaching a final settlement with respect to the totality of certain claims regarding municipal taxes. We have made a provision for this contingent liability in the amount of HUF 2.2 billion (approximately $13 million). For more details regarding the legal proceedings with respect to these claims, see “Legal Proceedings – Local Business Tax” on page 78.

The Reorganization (see page 131)

Our board has unanimously approved and recommends that you adopt the agreement and plan of merger which effectively changes your company’s place of incorporation from Delaware to Denmark. HTCC Delaware has incorporated Invitel Denmark under the laws of Denmark, and Invitel Denmark has organized MergeCo as a Delaware limited liability company. The reorganization will be accomplished as follows:

•	a transfer of HTCC Delaware’s assets to, and assumption of HTCC Delaware’s liabilities by, Invitel Denmark in exchange for newly issued shares of Invitel Denmark,

•

a merger of HTCC Delaware with and into MergeCo, which will be the surviving company in the merger and will be a wholly owned, direct subsidiary of Invitel Denmark. The terms of the merger are set forth in the agreement and plan of merger attached as Annex A to this proxy statement/prospectus. As a result of the merger, your shares of HTCC Delaware common stock will automatically convert into the right to receive Invitel Denmark ADSs representing ordinary shares of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. As a result, you will own, either directly or through the Invitel Denmark ADSs, shares in a Danish corporation rather than a Delaware corporation. For a description of the terms of the Invitel Denmark ordinary shares, please see “Description of Ordinary Shares of Invitel Denmark” on page 149, and for a description of the Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 153. For a more detailed description of the differences between your rights under Delaware law and under Danish law, please see “Comparison of Rights of Stockholders/Shareholders” beginning on page 164, and

•	after completion of the merger, the transfer by MergeCo of its remaining assets to, and the assumption of its liabilities by, its parent, Invitel Denmark, and the dissolution of MergeCo.

After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business that HTCC Delaware and its subsidiaries now conduct.

Below is a graphic representation of the structure of HTCC group immediately before and after the reorganization:

After the merger occurs, our exchange agent will send a letter of transmittal to HTCC Delaware stockholders that will provide instructions on how to elect Invitel Denmark ordinary shares instead of Invitel Denmark ADSs, and on how to exchange your HTCC Delaware stock certificates for Invitel Denmark securities. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Background and Reasons for the Reorganization (see page 131)

Our current business is conducted entirely in Hungary and elsewhere in Central and South Eastern Europe. As we announced on June 30, 2008, our board conducted a review of the company’s strategic alternatives, which included the possibility of a sale of the company. As a result of such review, we believe that a reorganization of HTCC Delaware as a Danish corporation will allow us to better take advantage of certain financial and business opportunities that may arise in the future. We have outlined below what we believe to be the benefits of the reorganization.

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Enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions. Although we are not currently engaged in any negotiations with third parties with respect to a sale of the company or a significant portion of its assets, we believe that any future sale of the company or asset dispositions by the company will mainly attract interest from European buyers. For these investors, purchasing the shares of a Delaware corporation whose assets are entirely located in Europe or acquiring such assets from a Delaware corporation may not be efficient from a legal or tax perspective. HTCC Delaware, as a U.S. corporation, is subject to the full U.S. tax regime. A foreign buyer of HTCC Delaware may incur U.S. withholding tax on dividends paid by HTCC Delaware, which may prevent such buyer from efficiently structuring its acquisition of the company and the financing thereof.

•	Reduction of SEC reporting requirements and related expenses because the company would become a foreign private issuer.

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Potential increased competitiveness regarding European acquisition opportunities, because Invitel Denmark ordinary shares may be a more attractive consideration than shares of common stock of a Delaware corporation.

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Simplification and rationalization of the company’s tax position and increased efficiency by reorganizing the company in a jurisdiction outside the United States at a time when we believe this should not result in a significant U.S. tax cost. All of our operating income is generated outside the United States and is subject to the primary taxing jurisdiction of the countries in Central and South Eastern Europe in which those operations take place. However, as a U.S. corporation, HTCC Delaware is subject to the full U.S. tax regime, potentially causing incremental U.S. tax on distributions of earnings from its foreign subsidiaries. In addition, internal group restructurings may generate U.S. tax to be paid by the company, even if no economic gain is recognized by the company. As a result of our review of the company’s strategic alternatives, we believe that most prospective investors in the company or its assets will perceive the potential future U.S. tax burden (or the cost of structuring their investment in order to minimize such tax burden) as inefficient, which may prevent us from taking advantage of certain strategic or other business opportunities in the future. Although the Danish and Hungarian tax regimes have some counterparts to these U.S. tax provisions, we believe those regimes are better suited to the current and prospective operations of the company and prospective investors in the company or its assets. In particular, with a U.S. corporation as the direct or indirect parent of the foreign subsidiaries, we must consider whether each possible restructuring, borrowing, or foreign tax minimization option may result in taxable income and incremental tax cost at the U.S. parent level. By contrast, Denmark and Hungary have exemption systems for foreign subsidiary earnings and gains on foreign subsidiary shares. Therefore, we believe that reincorporating HTCC Delaware in Denmark will allow more flexibility in pursuing strategies to maximize shareholder value with less concern for potential adverse tax consequences at the level of Invitel Denmark.

We believe these benefits should enhance stockholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future tax and other laws and regulations, as well as the development of our business.

For a discussion of the risk factors associated with the reorganization, please see the discussion under “Risk Factors” beginning on page 19. For further discussion regarding the factors considered by the board of directors in connection with the reorganization, see “Recommendation of the Board of Directors” on page 15.

Reason for the Reincorporation of HTCC Delaware in Denmark

Under the U.S. federal income tax regime, reincorporating HTCC Delaware in a jurisdiction where the HTCC expanded affiliated group (which, for these purposes, should include the ultimate parent company of HTCC Delaware and all of that parent company’s subsidiaries) does not have substantial business activities, would result in HTCC Delaware’s successor corporation continuing to be taxed as a U.S. corporation, despite the reorganization. TDC A/S is a Danish corporation that owns more than 50% of HTCC Delaware common stock, with the result that the HTCC expanded affiliated group should include TDC and all of TDC’s subsidiaries. Reincorporating HTCC Delaware in Denmark, where TDC has substantial business activities, should avoid the adverse United States federal income tax consequences mentioned above, because the HTCC expanded affiliated group should be considered to have substantial business activities in Denmark. See “Material Income Tax Consequences of the Reorganization – Material United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark – Section 7874 Inversion Rules” on page 142.

Conditions to Consummation of the Reorganization (see page 133)

The consummation of the reorganization is conditioned on several factors, including the affirmative vote of the holders of a majority of the outstanding shares of common stock of HTCC Delaware entitled to vote at the special meeting, that none of the parties to the agreement and plan of merger is subject to any governmental authority which prohibits the consummation of the reorganization, and the receipt of any required waivers from lenders under certain credit agreements. We are not aware of any regulatory requirements or approvals (other than those under the U.S. federal securities laws) that must be complied with or obtained in connection with the consummation of the reorganization.

For additional factors, please see “The Reorganization – The Merger Agreement – Conditions to Consummation of the Reorganization” on page 133.

Credit Facilities

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, as amended and restated. In particular, the merger may be considered a change in control under this facility. If the merger were considered a change of control thereunder, in the absence of a waiver from our lenders, it would cause a default. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 118.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our €100 million bridge loan agreement with BNP Paribas and Merrill Lynch, dated March 3, 2008, and intend to seek any required waivers permitting the merger as part of such refinancing. We do not currently believe that any waivers under our bridge loan agreement will be necessary to enable us to complete the merger. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loans to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. For more information about our on-going discussions regarding a refinancing, see “Indicative Terms of 2009 Refinancing” on page 123.

In the absence of any required waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

Material United States Federal Income Tax Consequences to Stockholders (see page 141)

As set forth in further detail in the discussion under the heading “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences” on page 141, which, subject to the qualifications set forth therein, constitutes the opinion of Simpson Thacher & Bartlett LLP, our special United States tax counsel, for United States federal income tax purposes, HTCC Delaware stockholders who are United States persons and are not Danish residents should not recognize gain or loss when they exchange their shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares. The aggregate tax basis in Invitel Denmark ADSs or Invitel Denmark ordinary shares received in the reorganization should equal the aggregate tax basis in the shares of HTCC Delaware common stock that such HTCC Delaware stockholders surrender. Such stockholders’ holding periods for Invitel Denmark ADSs or Invitel Denmark ordinary shares received in the reorganization should include their holding periods for the shares of HTCC Delaware common stock that they surrender. If HTCC Delaware stockholders acquired different blocks of HTCC Delaware common stock at different times and at different prices, their tax bases and holding periods in their Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock.

HTCC Delaware stockholders should consult their own tax advisors concerning the United States federal income tax consequences of the reorganization in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

An opinion of our special United States tax counsel confirming the opinion set forth under the heading “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences” on page 137 will be filed as an exhibit to the registration statement that includes this proxy statement/prospectus.

Material Danish Income Tax Consequences to Stockholders (see page 147)

As set forth in further detail in the discussion under the heading “Material Income Tax Consequences of the Reorganization—Material Danish Income Tax Consequences to Stockholders” on page 147, which, subject to the qualifications set forth therein, constitutes the opinion of Kromann Reumert, our special Danish tax counsel, it is likely that the reorganization will not trigger Danish capital gains taxation for Danish resident stockholders of HTCC Delaware. No Danish income taxes should be triggered for stockholders resident in other countries.

Dividend distributions from Invitel Denmark to shareholders are generally subject to Danish withholding tax at a rate of 28%. This withholding tax may be reduced according to the double taxation treaty between Denmark and the country in which the shareholder is resident. Pursuant to the double taxation treaty between Denmark and the United States, the dividend withholding tax is reduced to 15% unless the shareholder owns more than 10% of the share capital of Invitel Denmark, in which case the dividend withholding tax is reduced to 5%.

Given that Invitel Denmark is considered tax resident in Hungary, the withholding tax rate is reduced to 0%. Invitel Denmark has obtained a Danish ruling that, subject to the facts and assumptions presented by the company, the company is, from the perspective of Danish tax laws, resident in Hungary for corporate income tax purposes and, assuming that this ruling remains in effect, Invitel Denmark will not be taxable in Denmark for corporate income tax purposes and no Danish withholding taxes on dividends should be withheld. Invitel Denmark intends to request a ruling from the Hungarian tax authorities confirming that the company is only resident in Hungary for corporate income tax purposes. Any statements made in this proxy statement/prospectus with respect to certain Danish and Hungarian income tax consequences of the reorganization assume a favorable ruling by the Hungarian tax authorities and the continued effectiveness of such rulings.

An opinion of our special Danish tax counsel confirming the opinion set forth under the heading “Material Income Tax Consequences of the Reorganization—Material Danish Income Tax Consequences to Stockholders” on page 147 will be filed as an exhibit to the registration statement that includes this proxy statement/prospectus.

Material Hungarian Income Tax Consequences to Stockholders (see page 148)

As set forth in further detail in the discussion under the heading “Material Income Tax Consequences of the Reorganization—Material Hungarian Income Tax Consequences to Stockholders” on page 148, which, subject to the qualifications set forth therein, constitutes the opinion of Réczicza White & Case LLP, our special Hungarian tax counsel, payments to stockholders made by companies incorporated outside Hungary that are tax resident in Hungary are subject to Hungarian rules regarding taxation.

Under Hungarian tax law, no withholding tax is payable on dividends paid to a person who is not a private individual. Hungarian dividend withholding tax would be payable on dividends paid to private individuals who hold ordinary shares directly. Provided that the depositary is the legal owner of the Invitel Denmark ordinary shares, no Hungarian withholding tax would be due on dividends paid to holders of Invitel Denmark ADSs.

Capital gains earned by a non-Hungarian resident (whether a private individual or otherwise) are not subject to withholding taxes. However, capital gains earned by Hungarian tax residents would be subject to Hungarian tax, unless such gains qualify for the “reported participation exemption” which exempts gains realized by corporate shareholders under certain conditions. Under this rule, capital gains earned on participations that represent at least 30% ownership and have been reported to the tax authority (APEH) within 30 days of acquisition are tax exempt provided that they have been held for at least one year. This exemption is not applicable to private individuals.

There is currently no wealth tax in Hungary.

An opinion of our special Hungarian tax counsel confirming the opinion set forth under the heading “Material Income Tax Consequences of the Reorganization—Material Hungarian Income Tax Consequences to Stockholders” on page 148 will be filed as an exhibit to the registration statement that includes this proxy statement/prospectus.

Comparison of Rights of Stockholders/Rights of Shareholders (see page 164)

There are differences between the rights of stockholders under Delaware law and shareholders under Danish law. In addition, there are differences between HTCC Delaware’s current certificate of incorporation and by-laws and Invitel Denmark’s memorandum of incorporation and articles of association. We encourage you to read the section titled “Comparison of Rights of Stockholders/Shareholders” on page 164 for a more detailed discussion of these differences.

There are also differences between the rights presently enjoyed by holders of HTCC Delaware common stock and the rights to which the holders of Invitel Denmark ADSs will be entitled following the merger. In some cases, the holders of Invitel Denmark ADSs to be delivered in connection with the merger may not be entitled to important rights to which they would have been entitled as holders of HTCC Delaware common stock. The rights and terms of the Invitel Denmark ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to Invitel Denmark ordinary shares, for which there is no active trading market in the United States. However, because of aspects of Danish law, the articles of association of Invitel Denmark and the terms of the deposit agreement under which the Invitel Denmark ADSs will be issued, the rights of holders of Invitel Denmark ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Invitel Denmark ordinary shares. For more information regarding the characteristics of, and differences between, HTCC Delaware common stock, Invitel Denmark ordinary shares and Invitel Denmark ADSs, please refer to “Description of Ordinary Shares of Invitel Denmark,” “Description of Invitel Denmark American Depositary Shares,” and “Comparative Rights of Stockholders/Shareholders” beginning on page 164.

Stock Exchange Listing; Recent Stock Prices

We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol “IHO” effective upon the merger. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed. We may consider seeking a listing of Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time. We may also seek a dual listing. In addition, we may in the future seek a delisting of the Invitel Denmark ADSs from NYSE Alternext or a deregistration from the U.S. Securities Exchange Act of 1934, if and when permitted under applicable laws and regulations.

On November 26, 2008, the last trading day before the public announcement of the reorganization, the closing price per HTCC Delaware share on the NYSE Alternext was $8.95, and the high and low sales prices were $8.95 and $8.35. On January 29, 2009, the closing price on the NYSE Alternext was $7.43.

No Rights of Dissenting Stockholders (see page 137)

Under Delaware law, you will not have dissenters’ or appraisal rights in connection with the merger and the reorganization.

Accounting Treatment of the Reorganization

The accounting for the reorganization of HTCC Delaware, MergeCo, and Invitel Denmark, which are all entities under common control, is addressed by Statement of Financial Accounting Standards (FAS) No. 141. Pursuant to FAS No. 141, this reorganization will be accounted for at carryover bases at the date of transfer and as such, there will be no changes in the historical consolidated carrying amounts of assets, liabilities and stockholders’ equity (deficit).

Effect on Stock Compensation Plans and Employment Arrangements with Officers and Directors (see page 137)

When the reorganization is completed, unless agreed otherwise with each option holder, we expect to amend and revise our employee and director stock option and other stock-based plans and arrangements to (1) provide that Invitel Denmark will continue the sponsorship of the existing awards under employee and director stock-based plans and arrangements, (2) provide that Invitel Denmark ordinary shares will be issued upon the exercise of any options under the plans and arrangements, and (3) otherwise appropriately reflect (x) the substitution of HTCC Delaware common stock for a number of ordinary shares of Invitel Denmark and (y) an exercise price per share, in each case, sufficient to retain the current intrinsic value of the outstanding options.

On December 23, 2008, the existing service contracts with respect to the management services provided to us by our Chief Executive Officer, Martin Lea (the “CEO Service Agreement”), and our Chief Financial Officer, Robert Bowker (the “CFO Service Agreement”), were amended. In particular, the provisions relating to a special one-time lump sum bonus payment in the event of a sale of the company or a sale of all or substantially all of its assets have been amended and a bonus may also be due in the event of a transaction or series of transactions resulting in the sale of a material portion of the company’s assets or businesses that does not constitute a sale of all or substantially all assets. A detailed summary of these provisions is set forth under “Executive Officer Compensation” on page 81.

These service contracts have also been amended to provide for a special one-time lump sum bonus in the amount of €250,000 for the benefit of each of our Chief Executive Officer and our Chief Financial Officer, conditioned upon, and paid following the successful completion of a refinancing of the company’s obligations under the bridge loan agreement with Merrill Lynch and BNP Paribas, dated March 3, 2008.

The company has agreed to award Peter T. Noone, HTCC Delaware’s General Counsel and Secretary, a discretionary cash bonus in the amount of $100,000, which bonus is contingent upon, and payable following, the completion of the reorganization. The company has also agreed to provide Mr. Noone with a loyalty/retention bonus in the amount of $100,000. In addition, the company has amended Mr. Noone’s employment agreement to increase the severance benefits by 25%.

Special Meeting (see page 175)

Time, Date, Place. The special meeting of stockholders will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY10017-3954, U.S.A., at 10 a.m. local time, on February 24, 2009.

Record Date. Only stockholders of record at the close of business on February 2, 2009, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the special meeting.

Quorum. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of HTCC Delaware that are entitled to vote will constitute a quorum.

Recommendation of the Board of Directors

At a meeting of HTCC Delaware’s board of directors held on November 27, 2008, the board of HTCC Delaware considered the proposal to reincorporate the company in Denmark and discussed the potential benefits of the reorganization, which have been summarized above under “Background and Reasons for the Reorganization.” The board also noted potential disadvantages with respect to the reorganization. In particular, the board considered certain differences between Delaware and Danish corporate law. Under Danish law certain corporate transactions, such as a sale of all shares in the company by way of a merger, require the approval of at least two thirds of votes cast as well as two thirds of the share capital represented at a shareholders’ meeting. By contrast, a merger under Delaware law would only require a simple majority of shareholder votes. The board concluded, however, that, while an increased voting threshold for the sale of the company by way of a merger could limit its negotiation flexibility, it would also enhance the powers of minority shareholders. See “Comparison of Rights of Stockholders/Shareholders” on page 164. The board also considered the reporting requirements of Invitel Denmark as a foreign private issuer. In particular, Invitel Denmark will not be required to file quarterly financial statements under the Exchange Act, will be exempt from the SEC’s proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. However, Invitel Denmark will file an annual report on Form 20-F, and will be subject to the mandates of the Sarbanes-Oxley Act applicable to foreign private issuers as well as the disclosure requirements of the NYSE Alternext stock exchange. See “Invitel Denmark will be a “Foreign Private Issuer” on page 139. The board also considered the potential tax liability the company could incur as a result of the reorganization and concluded that these risks were not material. See “Risks Relating to the Reorganization” on page 19.

The board of directors has determined that the potential advantages of the reorganization substantially outweigh its risks and the differences described above. Accordingly, the board of HTCC Delaware unanimously approved the agreement and plan of merger, declared it advisable and in the best interest of all of HTCC Delaware’s stockholders, and recommends that you vote “FOR” its adoption.

Vote Required

Adoption of the agreement and plan of merger requires the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock outstanding on February 2, 2009. Abstentions and broker non-votes will effectively be counted as votes against adoption of the merger agreement.

As of the February 2, 2009 record date, there were 16,425,733 HTCC Delaware shares outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned or are entitled to vote, in the aggregate, approximately 962,160 shares of HTCC Delaware common stock, which represents approximately 6% of the outstanding shares of HTCC Delaware common stock. As of February 2, 2009, TDC owns 10,499,782 shares of our common stock, representing approximately 63.9% of our outstanding common stock. TDC has informed the company that it intends to vote its shares of outstanding common stock of HTCC Delaware in favor of the adoption of the agreement and plan of merger. TDC owns sufficient shares of common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

We do not believe that the interests of our majority stockholder, TDC, or its affiliates, differ from those of other stockholders or the company in connection with the reorganization. However, we cannot anticipate whether, or in what form, any differing interests may arise in the future. Conflicts between TDC and minority stockholders may arise with respect to, among other things, the company’s strategic direction and significant corporate transactions, conflicts related to corporate opportunities that could be pursued by us on the one hand, or by TDC, on the other hand, or other contractual relationships between us and TDC or its affiliates. If we enter into a loan agreement with TDC in connection with a refinancing of our senior credit facilities agreement and/or our bridge loan agreement, similar conflicts of interest may occur. For more details about this refinancing, see “Indicative Terms of 2009 Refinancing” on page 123.

For more information see “The Special Meeting – Vote Required” on page 175.

Proxies (see page 176)

Stockholders of record may vote by marking, signing and mailing their proxy card in the enclosed postage-prepaid envelope.

If you hold your HTCC Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by us prior to the beginning of voting at the special meeting.

There are three ways in which you may revoke your proxy and change your vote:

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First, you may send a written notice to our proxy agent, Continental Stock Transfer & Trust Company, stating that you would like to revoke your proxy of an earlier date. This notice must be received prior to the special meeting.

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Second, you may complete and submit a new, later-dated proxy to our proxy agent. The latest dated proxy actually received by the company prior to the special meeting will be the one that is counted, and all earlier proxies will be revoked.

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Third, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. At the special meeting, the chairman of the meeting will announce instructions for you to follow if you wish to revoke your proxy and vote in person at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data of HTCC Delaware in the table below was derived from HTCC Delaware’s audited consolidated financial statements as of and for each of the years in the five year period ended December 31, 2007, as well as unaudited data for the nine months ended September 30, 2008 and 2007. This data should be read in conjunction with the audited consolidated financial statements of HTCC Delaware, including the notes to the financial statements. The audited consolidated financial statements of HTCC Delaware for the years ended December 31, 2007, 2006 and 2005 and certain unaudited financial data for the nine months ended September 30, 2008 and 2007 are included in this proxy statement/prospectus, beginning on page F-1.

We have not included data for Invitel Denmark or MergeCo because they did not conduct business during any of the periods discussed below.

	Nine months ended September 30 (unaudited)		Year ended December 31,
(in thousands, except per share amounts)	2008	2007	2007	2006 (1)	2005 (1)	2004	2003
Income Statement Data
Revenues	$432,605	$258,127	$385,193	$189,260	$179,643	$69,007	$69,391
Net Income (Loss)	(43,862)	(81,951)	(96,472)	16,527	1,392	11,417	10,451
Basic Earnings (Loss) Per Share from Continuing Operations (2)	(2.68)	(5.40)	(6.23)	1.28	0.10	0.91	0.85
Balance Sheet Data
Total Assets	1,343,387	1,077,303	1,110,191	333,384	298,817	192,285	176,556
Long-Term Debt (Excluding Current Installments) (3)	947,027	788,643	813,337	116,219	159,394	71,715	90,839
Cash Dividends Per Share	—	—	—	—	—	—	—

(1)	See Note 1(c) in Notes to the Consolidated Financial Statements for the year ended December 31, 2007, beginning on page F-11.
(2)	Net Income (Loss) per basic common share is net income (loss) divided by the weighted average number of basic common shares outstanding.
(3)	Long-term obligations include long-term debt, capital leases and redeemable preferred stock but excludes current installments of long-term debt.

SUMMARY PRO FORMA FINANCIAL INFORMATION

A pro forma condensed consolidated balance sheet for Invitel Denmark is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to the historical consolidated financial statements of HTCC Delaware as of December 31, 2007 or September 30, 2008 because the transaction will be accounted for at carryover basis. See “The Reorganization  – Accounting Treatment of the Reorganization” on page 139.

A pro forma condensed consolidated income statement for Invitel Denmark is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to income from operations in the historical consolidated income statements of HTCC Delaware for the year ended December 31, 2007 or for the nine months ended September 30, 2008.

Reference is made to the consolidated financial statements of HTCC Delaware, beginning with the index thereto on Page F-1.

We estimate that the costs incurred in connection with the reorganization (excluding the cost of refinancing our existing senior credit facilities agreement and our bridge loan agreement) will amount to approximately 3.5 million euros.

RISK FACTORS

In considering whether to vote for adoption of the agreement and plan of merger, you should consider carefully the following risks or investment considerations related to the reorganization, in addition to the other information in this proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of the Invitel Denmark ADSs could decline, and you may lose all or part of your investment.

Risks Relating to the Reorganization

HTCC Delaware may be required to pay taxes as a result of the reorganization.

If the fair market value of HTCC Delaware’s assets exceeds its adjusted tax basis in such assets, the reorganization should be taxable to HTCC Delaware unless such gain could be reduced by available tax losses. Although the management of HTCC Delaware does not believe that the amount of any such gain would exceed the amount of net operating losses available to offset it, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will accept HTCC Delaware’s determination of the value of its assets or net operating losses. If the IRS were to successfully challenge the valuation of the company’s assets or net operating losses, Invitel Denmark as a successor to HTCC Delaware could incur a material amount of United States federal income tax liability as a result of the reorganization. A more detailed discussion of the material United States federal income tax consequences of the reorganization to HTCC Delaware and Invitel Denmark is set forth under the heading “Material Income Tax Consequences of the Reorganization – Material United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark” on page 142.

Based on the current provisions and interpretation of Danish tax legislation, we expect that the reorganization will not result in any material Danish income tax liability to any of HTCC Delaware, Invitel Denmark or MergeCo. Also, we expect that we will not be required to pay any material taxes in Hungary as a result of the reorganization. The Danish tax authorities (Skatteministeriet, or “SKAT”), the Hungarian tax authorities (Adó- és Pénzügyi Ellenorzési Hivatal, or “APEH”) and the local Hungarian tax authorities, however, could disagree with this view and could take the position that material taxes are payable by any one or more of these companies as a result of the reorganization.

Changes in foreign laws, including tax law changes, could adversely affect Invitel Denmark, its subsidiaries and its shareholders.

Changes in tax laws, treaties or regulations or the interpretation or enforcement thereof could adversely affect the tax consequences of the reorganization to Invitel Denmark, its subsidiaries and its shareholders. In addition, the IRS, SKAT, APEH, the local Hungarian tax authorities or other taxing authorities may not agree with our assessment of the effects of such laws, treaties and regulations, which could have a material adverse effect on the tax consequences of the reorganization.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION.

We may not realize the benefits, if any, described in this proxy statement/prospectus, if the board of HTCC Delaware chooses to defer or abandon the reorganization.

The reorganization may be deferred or abandoned, at any time, by action of the board of directors of HTCC Delaware, whether before or after the special stockholders’ meeting. While we currently expect the reorganization to take place as soon as practicable after adoption of the agreement and plan of merger at the special stockholders’ meeting, the board may defer the reorganization for a significant time after the stockholders’ meeting or may abandon the reorganization because of, among other reasons, an increase in the estimated cost of the reorganization, including U.S. tax costs or other costs, the failure to obtain any necessary waivers from certain lenders, changes in existing or proposed tax legislation or a determination by the board that the reorganization would not be in the best interests of the HTCC group or its stockholders or that the reorganization would have material adverse consequences to the HTCC group or its stockholders.

We may not benefit from the reorganization because of changes in tax laws and other factors.

We have presented in this proxy statement/prospectus the anticipated benefits of the reorganization. See “Background and Reasons for the Reorganization” on page 131. Many factors could affect the outcome of the reorganization, and some or all of the anticipated benefits of the reorganization may not occur. The anticipated enhancement to the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions may not prove valuable if such sale or dispositions do not take place. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers. If opportunities for the company to acquire additional European assets using its shares as consideration do not materialize, the reorganization may not prove as useful for this purpose as we anticipate. With regard to the simplification of the company’s tax position, we have obtained a ruling from the Danish authorities that, subject to the facts and assumptions presented by the company, Invitel Denmark will not be taxable in Denmark. We intend to apply for a ruling from the Hungarian tax authority that Invitel Denmark will only be resident in Hungary for corporate income tax purposes. If we should not obtain such ruling (or if this ruling request is withdrawn on determining that it is not reasonably achievable), we may find that the company’s overall tax position would not be materially improved as compared to the current tax structure and the board may choose to abandon the reorganization before completion. Similarly, changes in existing or proposed tax laws in Hungary, Denmark or the United States may result in the reorganization not achieving some or all of its anticipated benefits or make it inadvisable to proceed with the completion of the reorganization.

The enforcement of civil liabilities against Invitel Denmark may be more difficult.

Because Invitel Denmark is a Danish corporation, investors could experience more difficulty enforcing judgments obtained against Invitel Denmark in U.S. courts than would currently be the case for U.S. judgments obtained against HTCC Delaware. In addition, it may be more difficult to bring some claims against Invitel Denmark in Danish courts than it would be to bring similar claims against a U.S. company in a U.S. court.

Your rights as a shareholder will change if the reorganization is completed. The rights of holders of Invitel Denmark securities to be issued in the merger will not be the same as the rights of holders of HTCC Delaware common stock, and the rights of a holder of Invitel Denmark ADSs may be less favorable than the rights of a holder of Invitel Denmark ordinary shares.

HTCC Delaware is a corporation organized under the laws of Delaware and Invitel Denmark is a corporation organized under the laws of Denmark. The rights of holders of HTCC Delaware common stock are governed by the Delaware General Corporation Law, and the certificate of incorporation and by-laws of HTCC Delaware. The rights of holders of Invitel Denmark ordinary shares are governed by the Danish Public Limited Companies Act (the “Companies Act”) and the memorandum of incorporation and articles of association of Invitel Denmark. Upon completion of the merger, the holders of HTCC Delaware common stock will receive either Invitel Denmark ADSs, which represent Invitel Denmark’s ordinary shares, or Invitel Denmark ordinary shares.

Because of the differences between Delaware law and Danish law and certain differences between the governing documents of HTCC Delaware and Invitel Denmark, your rights as a stockholder will change when the merger is completed, and the rights of holders of Invitel Denmark securities will not be identical to and, in some respects, may be less favorable than, the rights you currently have as a stockholder of HTCC Delaware.

The rights of holders of Invitel Denmark ADSs will be governed by Danish Law, Invitel Denmark’s articles of association and the deposit agreement pursuant to which the Invitel Denmark ADSs will be issued. The rights of holders of Invitel Denmark ordinary shares will also be governed by the Companies Act. There are differences between the rights presently enjoyed by holders of HTCC Delaware common stock and the rights to which the holders of Invitel Denmark ADSs will be entitled following the merger. As an Invitel Denmark ADS holder, Invitel Denmark will not treat you as one of its shareholders and you will not have shareholder rights. Danish law and Invitel Denmark’s articles of association govern shareholder rights. The depositary will be the holder of the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs. As a registered holder of Invitel Denmark ADSs, you will have ADS registered holder rights. A deposit agreement among Invitel Denmark, the depositary Invitel Denmark ADS registered holder, and all other persons indirectly holding Invitel Denmark ADSs sets out ADS registered holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Invitel Denmark ADSs. In some cases, the holders of Invitel Denmark ADSs to be issued in the merger may not be entitled to important rights to which they would have been entitled as holders of HTCC Delaware common stock, and the rights of holders of Invitel Denmark ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Invitel Denmark ordinary shares.

In the case of a future increase of Invitel Denmark’s share capital for payment in cash, holders of Invitel Denmark’s ordinary shares are generally entitled to preemptive rights pursuant to the Companies Act and the articles of association of Invitel Denmark. To the extent that preemptive rights are granted, U.S. and certain other non-Danish holders of Invitel Denmark ordinary shares and holders of Invitel Denmark ADSs may not be able to exercise preemptive rights for their ordinary shares, including in connection with an offering of ordinary shares below market value, unless Invitel Denmark decides to comply with applicable laws, regulations and other requirements in the relevant countries and, in the case of U.S. holders, unless a registration statement under the Securities Act is effective with respect to those rights, or an exemption from the registration requirements thereunder is available. No assurance can be given that any steps will be taken in any jurisdiction or that any registration statement will be filed to enable the exercise of such holders’ preemptive rights.

In addition, although they may vote through a broker depositary, holders of Invitel Denmark’s ordinary shares outside Denmark and holders of Invitel Denmark ADSs may face difficulties exercising their rights to vote at General Meetings of Invitel Denmark. For example, the rights of holders of Invitel Denmark ADSs will be governed by the deposit agreement. The notice period agreed with the depositary of 30 days may under certain circumstances exclude the ADS holders from taking part in shareholders meetings of the company.

For more information regarding the characteristics of, and differences between, HTCC Delaware common stock, Invitel Denmark ADSs and Invitel Denmark ordinary shares, please refer to “Description of Ordinary Shares of Invitel Denmark” on page 149, “Description of Invitel Denmark American Depositary Shares,” beginning on page 153 and “Comparison of Rights of Stockholders/Shareholders” beginning on page 164.

Invitel Denmark ADSs may not be as liquid as HTCC Delaware common stock.

There is a possibility that Invitel Denmark ADSs will be less liquid than HTCC Delaware common stock or, if we decide to list the Invitel Denmark ordinary shares on a European stock exchange, than the market for such ordinary shares. In addition, investors may incur higher transaction costs when buying and selling Invitel Denmark ADSs than they would incur in buying and selling HTCC Delaware common stock.

After the completion of the merger, the market price of Invitel Denmark ADSs may not be identical, in U.S. dollar terms, to the market price of Invitel Denmark ordinary shares.

In the event that we decide to list Invitel Denmark ordinary shares on a European exchange, while the market price of Invitel Denmark ADSs is expected to fluctuate according to the market price of Invitel Denmark ordinary shares and according to changes in the U.S. dollar – euro exchange rate, there is no guarantee that this relationship will be observed at all times, or at any time. The market price of Invitel Denmark ADSs may differ from the market price of Invitel Denmark ordinary shares in U.S. dollar terms for a number of reasons, including the relative liquidity of Invitel Denmark ADSs and Invitel Denmark ordinary shares.

As a result of increased shareholder approval requirements, Invitel Denmark may have less flexibility than HTCC Delaware with respect to certain business combinations.

Under Danish law, certain corporate transactions, such as a sale of all shares in the company by way of a merger, require the approval of at least two thirds of votes cast as well as two thirds of the share capital represented at the shareholder’s meeting. By contrast, a merger under Delaware law would only require a simple majority of shareholder votes. These increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders. See “Comparison of Rights of Stockholders/Shareholders” on page 164.

The reorganization will result in additional cost to us, some of which will be incurred whether or not the reorganization is completed.

The completion of the reorganization will result in an increase in some of our ongoing expenses and require us to incur some new expenses. For example the costs of holding board meetings, which must be held in Hungary in order to maintain our tax residence in Hungary, are expected to be higher than was the case for board meetings of HTCC Delaware, which could be held anywhere in the world or by telephone. We also expect to incur new expenses, including the addition of professional fees to comply with Danish corporate law and Hungarian tax laws. In addition, we will incur certain transaction costs in connection with the reorganization whether or not the reorganization is completed. The reorganization may also result in indirect costs by diverting attention of management and employees from our business.

As a result of the merger, we may fail to comply with certain covenants under our senior credit facilities agreement, which may result in a default.

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, as amended and restated.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement, and intend to seek any required waivers permitting the merger as part of such refinancing. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, conversion of which is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

In the absence of any required waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

Risks Relating to Our Business

We have experienced substantial net losses and may need additional liquidity in the foreseeable future.

During the nine months ended September 30, 2008, we incurred substantial net losses (approximately $44 million) and used a substantial amount of cash for capital investments and acquisitions. We currently anticipate a net loss for the fourth quarter of 2008 in line with those reported in prior quarters of 2008. We also may require additional financing in the foreseeable future. Although we expect that we will continue to be in compliance with the debt covenants contained in our financing agreements (provided that we obtain any necessary waivers in connection with the reorganization merger under our senior credit facilities agreement), based on current projected results of operations, it is possible that we will not be able to comply with certain debt covenants. However, we cannot assure you that we will be able to obtain a waiver for any non-compliance with any debt covenant or that we will be able to improve our results of operations or obtain additional financing.

The global capital and credit markets have been experiencing extreme volatility and disruption during the past year, which could limit the availability and increase the cost of financing. The availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit, as well as the possibility that lenders could develop a negative perception of the prospects of our company, the industry generally or the geographic markets where we operate. It may be difficult or impossible to obtain financing in the event that the company needs additional liquidity in the near future.

Our revenue and cash flow will be adversely affected if the Hungarian fixed line market further declines and our Mass Market Voice business declines at a higher rate than we expect.

Our business strategy depends, in part, on our ability to manage our Mass Market Voice operations, in terms of both our revenue and our market share. The Mass Market Voice market in Hungary has continued to decline, in terms of both the number of lines and total voice traffic. However, the rate of decline of the Mass Market Voice market has slowed. We experienced a decline in the number of Mass Market Voice lines in our historical concession areas from approximately 474,000 lines, 424,000 lines, and 405,000 as at December 31, 2005, 2006, and 2007, respectively, to 389,000 lines as at September 30, 2008.

We believe that the declines in the number of our fixed lines and in the Hungarian fixed line market in general have been caused primarily by competition from mobile operators and, to a lesser extent, cable television operators. Although fixed-to-mobile churn, or the percentage of customers that disconnect or are terminated from service relative to the customer base, has decreased due to the very high mobile penetration in Hungary of over 100% by the end of 2007, continued fixed-to-mobile substitution is likely to continue to have a negative impact on the fixed line market. We are also facing, and will likely continue to face, additional competition in our historical concession areas from T-Com, the largest incumbent fixed line operator, and from cable television operators (most significantly UPC Kabelcom and T-Kabel, a cable television operator affiliated with T-Com) offering voice services in “triple play” (combined cable television, Internet and voice) service packages, which could further affect our operations. We do not provide mobile services to the residential market. However, we have grown our DSL activities faster than the market in 2006, 2007 and during the first nine months of 2008. We believe that the growth of our DSL customer base could help increase line retention and stimulate fixed line Average Revenue Per User (“ARPU”) growth, and thereby help mitigate the decline in our Mass Market Voice business. Furthermore, in June 2008 we launched our “InviTV” IPTV service, whereby we are now also offering TV service over DSL (in both triple and dual play bundles) to mass market customers in most of our historical concession areas. We plan to introduce IPTV services in our remaining historical concession areas in February of 2009. We believe that this will further encourage broadband usage and thereby potentially reduce fixed line churn. Nonetheless, a decline in our Mass Market Voice business at a rate greater than we anticipate, through a decrease in the number of lines and/or traffic could have a material adverse effect on our business, operating results and financial condition.

Our failure to increase revenue in the Mass Market Internet market may adversely affect our results of operations and reduce our market share.

Our strategy includes increasing our market penetration in a growing Mass Market Internet market. The Hungarian government has been promoting Internet usage throughout Hungary with the goal of making Hungary the logical regional hub for Central and Eastern Europe based on a knowledge-based economy, innovation and high-tech industries. We are planning on increasing our revenue from Internet services to offset our decreased revenue from our Mass Market Voice services. If Hungary’s Internet usage does not grow as expected, or if our competitors are more successful at obtaining new customers or the competition negatively affects pricing more than we expect, we may not be able to increase our revenue in the Mass Market Internet market as planned, which could have a material adverse effect on our results of operations and reduce our market share.

If we are not able to manage costs while effectively responding to competition and changing market conditions, our cash flow may be reduced and our ability to service our debt or implement our business strategies may be adversely affected.

Our business plan is dependent on our ability to effectively manage the costs associated with running our business. If we need to respond to actions by our competitors or unanticipated changes in our markets, we may be required to make investments in our business and other expenditures which would reduce our cash flow available for other purposes. This could have a negative impact on our ability to service existing debt and our business, results of operations and financial condition could be adversely affected.

We are subject to increased competition due to the liberalization of the telecommunications sector, the business strategies of our competitors, prevailing market conditions and the effect of E.U. regulation on the Hungarian telecommunications market, which may result in the loss of customers and market share.

Competition in the Hungarian telecommunications sector has increased since 2001 as a result of market liberalization measures introduced by Act XL of 2001 on Communications (the “2001 Communications Act”) and more recently the 2004 Communications Act. The 2004 Communications Act promotes competition in fixed line and mobile telecommunications services through, among other things, the transposition of relevant E.U. directives and regulations and the imposition of universal service obligations (“USO”), cost accounting, price controls, Carrier Pre-Selection, Carrier Selection, Local Loop Unbundling and number portability. The 2004 Communications Act also grants powers to the regulatory authority to impose obligations on market participants to remedy competitive deficiencies. As a result, we have faced, and could continue to face, increasing competition.

Our competitors include mobile and fixed line telecommunications services providers in both the Mass Market and Business markets and cable television operators (offering “triple play” packages comprised of television, Internet and voice services) specifically in the Mass Market. The scope of competition and its effect on our business, operating results and financial condition will depend on a variety of factors that we currently cannot assess with precision and that are for the most part outside of our control. Such factors include, in addition to the regulatory measures described above, the business strategies and capabilities of potential competitors, prevailing market conditions and the effect of E.U. regulation on the Hungarian telecommunications market (where fixed line penetration is significantly lower than in Western Europe), as well as the effectiveness of our efforts to address increased competition.

Competition in any or all of our services has led to, and may continue to lead to:

•	price erosion;

•	loss of market share;

•	loss of existing customers and greater difficulty in obtaining new customers;

•	the need for more rapid deployment of new technologies as existing technologies are becoming obsolescent at a more rapid pace; and

•	other developments that could have a material adverse effect on our financial condition and results of operations.

Increased competition has led to, and may continue to lead to, increased customer churn. Customer churn is a measure of customers who stop purchasing our services, as manifested by the loss of either voice traffic (as measured in minutes) or lines, leading to reduced revenue. Fixed-to-mobile substitution has increased customer churn in both the Mass Market and Business markets in the past, although we believe that the rate of fixed-to-mobile substitution has decreased since the beginning of 2005 as a result of Hungary’s very high mobile penetration rate, which reached over 100% by the end of 2007. Further, we continue to face increasing competition from cable television operators. Although we try to control customer churn by improving our customer service, introducing new customized service offerings, utilizing effective advertising and through other means, if we are unsuccessful in any of these initiatives, our customer churn could further increase and our business could be materially adversely affected.

We may seek to grow our business through additional acquisitions, which could entail a number of risks.

We may seek to grow the company and businesses by making further acquisitions of, or entering into partnerships and joint ventures with, other fixed line carriers, mobile operators, Internet operators or cable television operators in order to maintain our competitive position. Any current or future acquisition, partnership or joint venture may require that we make significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including, problems with effective integration of operations, inability to maintain key pre-acquisition business relationships, increased operating costs, exposure to unanticipated liabilities, and difficulties in realizing projected efficiencies, synergies and cost savings.

The current global financial crisis may result in the deterioration of economic conditions in our operating areas, which may impact demand for our services and affect our ability to refinance our existing debt or obtain additional financing. Austerity measures introduced by the Hungarian government may similarly impact demand for our services.

Our business is affected by general economic conditions in Hungary and internationally. There are many factors that influence global and regional economies which are outside of our control. A cautious or negative business outlook may cause our Business customers to delay or cancel investment in information technology and telecommunications systems and services, which may adversely and directly affect our revenue and, in turn, slow the development of new services that could become future revenue sources for us. Although our revenue does not appear to have been significantly adversely affected during the last quarter of 2008, a further deterioration of the global and regional economies could have a material adverse effect on our business, operating results and financial condition. The current global financial crisis may result in the deterioration of economic conditions in our operating areas. The impact of the credit crisis on our customers may adversely impact the overall demand for our products and services. This in turn may result in decreased revenue. In addition, a continued credit crisis may affect our ability to refinance our existing debt or obtain additional financing.

Budget deficits as a percentage of GDP have remained relatively high for Hungary over the last several years. The Updated Convergence Program, a government plan consisting of austerity measures to redress the Hungarian economy and which was endorsed by the European Commission in September 2006, contemplates a reduction in the general government budget deficit.

In an effort to halt the growth of the budget deficit and generate additional government revenue, the Hungarian Parliament adopted certain tax law amendments, taking effect as of September 2006 (such as a 4% solidarity tax), and additional tax increases were introduced as of January 1, 2007. Such measures affect the vast majority of taxpayers in Hungary, including individuals and corporate entities. The austerity measures are likely to reduce the purchasing power of individuals in Hungary, which may result in a reduction in demand for our services. Since the austerity measures and tax increases were introduced, the company has noted a decrease in revenue from fixed lines. However, we are not in a position to determine whether this decrease is caused by the aforementioned measures.

In addition to a significant budget deficit, in recent years the Hungarian economy has been marked by a large current account deficit, rapid credit growth and a reliance of Hungarian businesses and consumers on foreign currency loans. These factors have left Hungary especially vulnerable to a financial crisis.

Since December 23, 2008, the base interest rate of the National Bank of Hungary has been 10%. At the end of October 2008, the Hungarian government adopted a set of policies agreed upon with the E.U., the European Central Bank and the International Monetary Fund to bolster the Hungarian economy’s near-term stability and improve its long-term growth potential by ensuring fiscal sustainability and strengthening the financial sector. In addition, the International Monetary Fund extended Hungary significant financial assistance. These challenging economic conditions, the continuing turmoil in the financial sector and macroeconomic policies made in response to these conditions could have a material adverse effect on our business, financing, operating results and financial condition.

Economic and political developments in other Central and Eastern European countries may also impact our business. For example, Bulgaria and Romania joined the E.U. on January 1, 2007. Turkey has applied for E.U. membership but is still being considered. Over the past two decades, the Turkish economy has undergone a transformation from a highly protected and regulated system to a free market system. The Turkish economy has experienced severe macroeconomic imbalances, including substantial budget deficits, significant balance of payment deficits, high rates of inflation and high real rates of interest (which are nominal interest rates less inflation).

The loss of key senior management could negatively affect our ability to implement our business strategy and generate revenue.

Our performance and continued success depends, in part, on our senior management. In particular, we depend in large part on the knowledge, expertise, reputation and services of our Chief Executive Officer Martin Lea and our Chief Financial Officer Robert Bowker. The familiarity of these individuals with our company and our business, their experience in management and with financial matters, and their combined experience in the telecommunications market generally make them important to our continued success. The loss of any members of our senior management could negatively affect our ability to implement our business strategy and generate revenue.

Technological changes and the shortening life cycles of our services and infrastructure may affect our operating results and financial condition and may require us to make unanticipated capital expenditures.

The telecommunications industry is characterized by rapidly changing technology, related changes in customer demands and the need for new services at competitive prices. Technological developments are also shortening life cycles of both services and the business infrastructure on which those services are based, and are facilitating convergence of different segments of the increasingly global information industry. In addition, competition based on alternative technologies, such as cable television networks or voice-over IP, wireless based technologies or radio-based alternative networks in our voice markets, could provide a lower cost solution or render our services obsolete or cost-inefficient in our markets.

Our future success will be impacted by our ability to anticipate, invest in and implement new technologies in order to provide services at competitive prices. Technological advances may also affect our operating results and financial condition by shortening the useful life of some of our assets or by requiring us to make additional unanticipated capital expenditures, particularly in connection with our network. If we need to respond to actions by our competitors or unanticipated changes in our markets or market conditions, we may be required to make investments in our business and other expenditures which would reduce our cash flow available for other purposes, including servicing our debt.

Network or system failures could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

Our technical infrastructure (including our network infrastructure for fixed-network services) is vulnerable to damage or interruption from information technology failures, power loss, floods, windstorms, fires, intentional wrongdoing and similar events. Unanticipated problems at our facilities, network or system failures, hardware or software failures or computer viruses could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

Our IT systems are critical to our business and a failure of these systems could negatively affect our ability to service our customers.

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our IT systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could negatively affect our ability to service our customers.

We are dependent on third party vendors for our information, billing and network systems as well as IPTV service. Any significant disruption in our relationship with these vendors could increase our costs and affect our operating efficiencies.

Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide some of our information and processing systems as well as applications that support our IP services, including IPTV. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information systems, billing systems, network systems and IPTV service rely on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.

Our operations require substantial capital expenditures, which we may not be able to fund from cash generated from operations or financing facilities.

We require substantial capital to maintain, upgrade and enhance our network facilities and operations. While we have historically been able to fund capital expenditures from cash generated from operations and financing facilities, this may not be possible in the future and the other risks described in this section could materially reduce cash available from operations or significantly increase our capital expenditure requirements, and these outcomes could cause capital not to be available when needed. This could adversely affect our ability to implement our business strategy and result in a reduction of revenue.

Capital expenditures as a percentage of cash generated from operating activities were 50% in 2005, 53% in 2006 and 63% in 2007 (based on cash flow statements in our year-end financial statements for 2007).

A significant amount of revenue from our wholesale segment is expected to be earned from a single customer.

We have entered into a 20 year agreement with Vodafone Turkey to provide telecommunication and network communication services. This contract is a significant portion of our wholesale segment revenue. Vodafone is a significant buyer of our services in Turkey under this contract. In order to provide services under this contract we have incurred significant capital expenditures. If Vodafone Turkey does not perform or provide payment for services as outlined in the contract, there may be a material effect on our results of operations and financial condition, which may include a write down for impairment of our network equipment in Turkey.

For the nine months ended September 30, 2008, revenue generated from Vodafone Turkey amounted to EUR 1.3 million (approximately $1.9 million) or approximately 1.3% of total wholesale revenue for the same period ($145.4 million). Going forward, we expect a larger percentage of our wholesale revenue (approximately 5.5% in 2009) to be attributable to the services we provide to Vodafone Turkey.

If we expand into international markets, our inexperience outside Hungary would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to other countries. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside Hungary:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

Legal contingencies and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

We are subject, in the ordinary course of business, to litigation and other legal claims. We cannot be certain that we will have a successful outcome or that our cash flow will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, may adversely impact our profitability and cash flow. After originally prevailing in a suit brought against us before the Metropolitan Court of Budapest, the Metropolitan Court of Appeal recently ruled in favor of three Hungarian municipalities seeking payment in connection with a provision in some of our concession contracts regarding the payment of local municipality taxes. We have currently recorded a liability of HUF 2.2 billion (approximately $13 million). These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than similar claims made against our competitors, our reputation and business will likely be harmed. For further information regarding our legal proceedings, see the description on page 78.

Risks Relating to Regulatory Matters

The changing regulatory environment, the difficulty to predict the result of certain market analyses by the regulator, price regulations, and other regulatory initiatives and investigations could affect the results of our operations, our financial condition and the success and profitability of our business.

The 2004 Communications Act has resulted in significant changes to the Hungarian telecommunications sector and the regulatory environment is constantly changing. The National Communications Authority (the “NHH”) was established in 2004 and is now the sole agency responsible for oversight and monitoring of the Hungarian telecommunications industry, with the power to impose regulatory remedies. In 2006 the Ministry of Information Technology and Communications (the government department responsible for legislation relating to the Hungarian telecommunication industry) was incorporated into the Ministry of Economics and Transport. For a more detailed discussion of Hungary’s telecommunications industry regulation, please see “Business – Hungarian Regulatory Environment” on page 60.

This regulatory regime entails a number of risks that may adversely impact our business:

•

The frequent changes in the telecommunications regulatory regime (including the fact that the NHH was only established in 2004), combined with the recent increased activity in the telecommunications industry by the Hungarian Competition Office (the “GVH”) and the National Consumer Protection Agency (the “NFH”), could cause or lead to inconsistent implementation and interpretation of laws governing the electronic communications industry, thereby hampering the stability of the regulatory environment. Such uncertainties in the regulatory environment could, in turn, negatively impact our future growth and profitability.

•

The NHH conducts market analysis exercises in order to determine the competitiveness of the market. However, the results of such analyses are often difficult to predict and the process is constantly being reviewed and modified both on the national and the international level pursuant to the E.U. Framework Review. If we are unable to respond effectively to the evolving regulatory policies implemented by the NHH, our ability to compete and the profitability of our business may be impaired.

•

Although the regulatory findings of the NHH may be challenged before the courts, the resolutions imposed by the NHH are immediately enforceable unless injunctive relief is granted by the courts. Due to the lengthy nature of Hungarian court proceedings, therefore, even if a court decision is ultimately favorable to us, our business may already be adversely affected.

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If the NHH does not respond effectively to changes in the market environment by changing the regulatory obligations imposed on us or on other incumbents in step with changes in the market, our ability to operate competitively in our industry may be adversely affected.

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The NHH has designated us as a service provider with significant market power (“SMP”). As a result, the NHH issued resolutions forcing us to adopt changes in our pricing models. As an operator with SMP, we have been required to submit a Reference Interconnection Offer (“RIO”) and a Reference Unbundling Offer (“RUO”) to the NHH, which reviews the cost-based models submitted by us, and evaluates them by comparison to a hypothetical “efficient company.” On the basis of such review, the NHH may intervene and regulate the wholesale prices included in our RIOs and RUOs which may adversely affect our business and results of operations.

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Our universal service fees and our residential and non-residential access fees are subject to price regulation such as price caps, which have previously been applied with retroactive effect. As a result, we cannot predict with certainty that our current pricing strategy will not result in penalties or in adverse changes to our price caps. Any such changes in the price caps could restrict our ability to determine our retail voice tariffs and could thereby reduce our profitability.

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The NHH and the GVH regularly conduct investigations regarding market participants’ compliance with applicable laws and regulations. The NHH has the power to impose severe penalties for market participants’ failure to comply with applicable laws and regulations, including penalties based on a company’s annual revenue. The GVH is also empowered to impose significant penalties (up to 10% of a company’s annual revenue) in the event of a breach of competition laws. In 2006, both regulatory bodies issued strategy and position papers that may result in conflicting obligations on operators. In addition, both regulatory authorities have increased their consumer protection efforts. Therefore, given the increasing complexity and consequences of regulatory investigations and the indeterminate amounts at stake, regulatory disputes could have a material adverse effect on our operating results or cash flows.

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The power of the NFH has been increased due to the adoption of the Unfair Commercial Practices Directive (the “UCP”), which created a new regulatory environment with conflicting or unclear rules whose application may be unpredictable. The NFH may impose a penalty of up to HUF 2 billion (approximately $9.9 million).

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In October 2006, the NHH published a new resolution regarding the regulation of the wholesale market for call termination in individual mobile networks, as a result of which all three mobile carriers in Hungary had to decrease their termination fees to cost level plus a reasonable return above cost by January 1, 2009. According to the NHH’s own cost model, the average cost-based termination fee, independent of the time of day, is HUF 16.84 per-minute. In addition, the NHH published a subsequent draft resolution in 2008 that prescribes a gradual, yearly decrease to HUF 11.86 by December 1, 2010. However, there is no guarantee that the NHH will succeed in this regard because mobile operators can build different cost models to maintain higher fees or they may appeal this regulation in court. The mobile operators have challenged prior regulatory changes to their termination fees in the courts and these cases are still pending. The mobile termination fee is an important element of our business model and uncertainties in this area could adversely affect our business.

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We are required to reduce the universal telephone package tariffs for calls to mobile networks in accordance with a gradual reduction of mobile termination charges. As the compliance with these “pass-on” obligations in 2003, 2004, 2005, 2007 and 2008 has been complicated by ongoing legal proceedings initiated by mobile operators seeking to restore the previous termination fees, we tried to offset the cumulative effect of the “pass-on” obligation with other retail price decreases. The NHH accepted this solution but we still have to prove, in a market surveillance balance, that we met this obligation through price reductions and the NHH might require us to further cut the retail price of fixed-to-mobile calls.

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The NHH may introduce new regulatory policies in the future (for example, regarding wholesale line rental, new interconnection models such as bill-and-keep, next generation network regulation, functional separation, or geographic segmentation) that may have a negative impact on our business and affect our profitability.

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There are strong indications that the NHH will not be regulating the cable television industry. Whether or not the NHH ultimately decides to regulate the cable television industry could affect our market share and pricing in the future. There is also a risk that either the NHH or the GVH will stop us from using certain defensive marketing strategies with respect to the cable television industry, which could similarly affect our market share and pricing in the future.

In addition to Hungary, we are also subject to the regulatory regimes in Austria, Turkey and certain Eastern European countries. Lack of clarity with respect to Turkish telecommunications law, the Turkish legal system and/or the regulatory framework governing the Turkish telecommunications industry could impede our ability to operate effectively and have a detrimental effect on our business and operational results.

Changes in E.U. law and implementation thereof as well as new laws in Bulgaria, Romania and Turkey could result in adverse consequences for our business, results of operations and financial condition.

Before joining the E.U. in 2004, Hungary revised its telecommunications laws to further promote competition and harmonize its telecommunications laws with the current E.U. framework. Our business, results of operations and financial condition could be adversely affected by changes in E.U. laws and regulations which may require Hungary to revise its telecommunications laws in a manner that increases competition, decreases revenue or requires us to expend additional resources.

In addition, we are also exposed to evolving legislation in newer member states such as Bulgaria and Romania. Further, Turkey’s accession talks with the E.U. may require further modifications in the regulatory framework governing the Turkish telecommunications industry, any or all of which may be detrimental to our competitive position or our operational results.

Risks Relating to Our Existing Debt

We are in discussions regarding the refinancing of our senior credit facilities agreement and our bridge loan agreement, the outcome of which could adversely affect our financial position.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. The senior facility term loans are amortizing loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term loans may be redrawn.

There can be no assurance regarding the outcome or the scope of these refinancing discussions and the terms of any refinancing may adversely affect our financial position.

Recent disruptions in the credit markets have resulted in decreased availability of credit and increased interest rates. Since refinancing or payment of the loans is uncertain, illiquidity in the credit markets could negatively affect the outcome of discussions or the terms of refinancing.

Our substantial debt could adversely affect our financial position and may limit our ability to take certain actions. Our debt also requires us to dedicate a large portion of our cash flow from operations to fund debt payments, reducing our ability to use such cash flows to fund working capital or capital expenditures.

We have a significant amount of debt and significant debt service obligations. As of September 30, 2008, our total third-party debt was approximately $800 million. Our substantial debt could have important adverse consequences for us. For example, our substantial debt:

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will require us to dedicate a large portion of our cash flows from operations to fund payments on our debt, thereby reducing the availability of our cash flows to fund working capital, capital expenditures and other general corporate needs;

•	will increase our vulnerability to adverse general economic or industry conditions;

•	could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	could limit our ability to raise additional debt or equity capital in the future;

•	could restrict us from making strategic acquisitions or exploiting business opportunities;

•	could make it more difficult for us to satisfy our obligations with respect to our debt; and

•	could place us at a competitive disadvantage compared to our competitors that have less debt.

We may be able to incur substantially more debt in the future which would increase our leverage risks.

We may be able to incur substantial additional debt in the future. Although the indentures governing our outstanding notes and our credit agreement governing our credit facilities contain restrictions as to the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions and additional debt incurred albeit in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt level, the substantial leverage risks described above would increase.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate sufficient cash to service our debt.

Our ability to pay or refinance our debt will depend upon our future operating performance, which will be affected by general economic, financial, competitive, regulatory and business factors, some of which may be beyond our control.

We anticipate that our operating cash flows, together with the money we can borrow under our credit facilities, will be sufficient to meet anticipated future operating expenses and to fund capital expenditures. However, we cannot assure you that our business will generate sufficient cash flows from operations, that currently anticipated revenue growth and operating improvements will be realized, or that future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our debt or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may be required to:

•	reduce or delay capital expenditures;

•	limit our growth;

•	seek additional debt financing or equity capital;

•	forego opportunities, such as the acquisitions of other businesses;

•	sell assets; or

•	restructure or refinance our debt.

If we are required to reduce or delay capital expenditures, limit our growth, seek additional debt or equity capital, forego opportunities, sell assets or restructure or refinance our debt in order to meet our debt service obligations or fund our other liquidity needs, we cannot assure you that any of these actions could be effected on favorable terms or at all.

The indentures governing our outstanding notes and our credit agreement governing our credit facilities impose restrictions on our ability to take certain actions and require us to comply with financial covenants, the terms of which we may fail to satisfy.

We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including the indentures governing our notes and the credit agreement governing our credit facilities, will not adversely affect our ability to finance our future operations or capital needs, or engage in other business activities that may be in our interest. Our senior credit agreement requires us to maintain certain financial ratios. In addition, we are required to comply with certain negative financial and other covenants. Our ability to meet these tests and comply with these covenants may be affected by events beyond our control and, as a result, we may be required to seek waivers or consents in the future in respect of our credit facilities. We cannot assure you that these waivers or consents will be granted. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our credit facilities.

In addition, the credit agreement and the indentures governing our notes contain restrictions that substantially limit the financial and operational flexibility of our subsidiaries. In particular, these agreements place limits on our ability to incur additional debt, grant security interests to third persons, dispose of material assets, undertake organizational measures such as mergers, changes of corporate form, joint ventures or similar transactions, and enter into transactions with related parties. Other limitations of our credit agreement and the indentures governing our notes restrict our ability to pay dividends. Our ability to comply with these provisions may be affected by changes in economic or business conditions or other events beyond our control.

If we do not comply with the covenants and restrictions in our credit agreement and the indentures governing our notes, we could be in default under those agreements. In the event of any default under the credit agreement, the lenders under such facilities will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on our notes, any of which would be an event of default under the notes. Any default under the credit agreement or the indentures governing our notes could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross default provisions. If we are unable to repay any such borrowings when due, the lenders under the credit agreement could proceed against the collateral securing our notes, as well as other assets securing the credit agreement. If the debt under the credit agreement or the notes were to be accelerated, it is possible that this collateral would not be sufficient to repay such debt in full.

We are subject to currency exchange rate risks.

Since we generate a substantial amount of our revenue in Hungarian forints, our ability to repay debt and other liabilities denominated in currencies other than the Hungarian forint can be adversely affected by the weakening of the Hungarian forint against such non-Hungarian currencies. For example, our notes are euro-denominated debt. If the Hungarian forint were to weaken against the euro, we would need a greater amount of Hungarian forints to pay the same amount of euro-denominated debt. Therefore, changes in Hungarian forint/euro exchange rates could adversely affect our ability to service our debt.

We are subject to risks resulting from fluctuations in interest rates, which could adversely affect our ability to service our debt.

The interest rates on our bank credit facilities and some of our notes are variable rates tied to current market interest rates. An increase in market interest rates could adversely affect our ability to service our debt.

Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure.

We evaluate and review our risk management policies and procedures on a regular basis and expect to continue to do so in the future. Nonetheless, our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Risks Relating to Our Reported Financial Results

The preparation of our financial statements in accordance with IFRS following the merger may have a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with International Financial Reporting Standards or IFRS, as issued by the International Accounting Standards Board (“IASB”). At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results.

We are subject to fluctuations in currency exchange rates which could have an adverse effect on our reported financial results.

As a Delaware incorporated company, we currently report our financial results in U.S. dollars, our reporting currency, while a substantial portion of our revenue and expenses and liabilities are in currencies other than the U.S. dollar, mainly Hungarian forints and euros. At any time in the future, as a foreign private issuer incorporated in Denmark, we may decide to adopt the euro as our reporting currency, while a substantial portion of our revenue and expenses and liabilities will be in other currencies, mainly Hungarian forint.

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Effect on Revenue and Expense Translation in Our Statement of Operations. Changes in the Hungarian forint/U.S. dollar exchange rate will have an impact on the amounts reported by us in our financial statements when we translate such forint amounts into U.S. dollars for reporting purposes. For example, if we had the same amount of revenue in Hungarian forints during two consecutive financial reporting periods and the value of the Hungarian forint appreciates against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report higher revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forint remained the same during each of the two financial reporting periods. Conversely, if the Hungarian forint weakened against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report lower revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forint remained the same during each of the two financial reporting periods. Therefore, fluctuations in the Hungarian forint/ U.S. dollar exchange rate can have a material impact on our reported financial results.

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Subsidiary Debt Denominated in a Currency Other than the Hungarian Forint – Effect on Statement of Operations – Our Hungarian subsidiaries’ functional currency for accounting purposes is the Hungarian forint. Invitel, our operating subsidiary, for example, has debt denominated in a currency other than the Hungarian forint (euro). When Invitel prepares its balance sheet, it must re-value debt amounts denominated in currencies other than the Hungarian forint into Hungarian forint at the exchange rate in effect at the balance sheet date. Therefore, if Invitel were to hold the same amount of euro-denominated debt on two consecutive balance sheet reporting dates, and if the Hungarian forint appreciated against the euro on the second balance sheet reporting date as compared to the first balance sheet reporting date, Invitel would report less debt in Hungarian forint on its balance sheet, with respect to the euro-denominated debt, even though the amount of euro-denominated debt was the same on both balance sheet reporting dates. The difference in the amount of Hungarian forints reported for the euro-denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange gain for the period on our Consolidated Statement of Operations. Conversely, if the Hungarian forint depreciated against the euro on the second balance sheet reporting date as compared to the first balance sheet reporting date, Invitel would report more debt in Hungarian forint on its balance sheet, with respect to the euro-denominated debt, even though the amount of euro-denominated debt was the same on both balance sheet reporting dates. In this case, the difference in the amount of Hungarian forint reported for the euro-denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange loss for the period on our Consolidated Statement of Operations.

As a result of the above, while our reported financial performance may change, a significant portion of such change may be due to currency fluctuations.

Changes in accounting rules could have a material impact on our financial results.

U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board (“PCAOB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. International Financial Reporting Standards are subject to interpretation by the International Accounting Standards Board. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in accounting assumptions or regulations could affect our financial results.

Changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or applications, could result in an impact on our financial results.

The failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States or, at some time in the future, IFRS. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

We, along with our independent registered public accounting firm, have identified one significant deficiency in our internal control over financial reporting as of December 31, 2007, which, if not properly remediated could result in misstatements in our financial statements in future periods.

We, along with our independent registered public accounting firm, have concluded that there is one significant deficiency in the operation of our internal control over financial reporting as of December 31, 2007. A significant deficiency is a deficiency or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. We and our independent registered public accounting firm specifically noted that our U.S. generally accepted accounting principles knowledge should be improved.

If the remedial policies and procedures that we implemented are not sufficient to address the control finding, or if additional control findings or other conditions relating to our internal controls are discovered in the future, we may fail to meet our future reporting obligations, the financial statements may contain misstatements and operating results may be adversely affected. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. We cannot guarantee that measures to remediate the existing control findings will be sufficient, nor can we guarantee that additional control findings will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting. Reported internal control deficiencies could cause investors to lose confidence in our reported consolidated financial information or other reported financial information and, as a result, the market price of our securities could suffer.

The internal control over financial reporting of Tele2 Hungary, Invitel and Memorex and their respective subsidiaries has not yet been evaluated in accordance with the provisions of the Sarbanes Oxley Act of 2002, and any deficiencies in Tele2 Hungary, Invitel or Memorex’s internal controls or disclosure controls and procedures that we may find would require us to spend resources to correct those deficiencies and could adversely affect market confidence in our reported consolidated financial information and the market price of our securities.

Maintaining effective internal control over financial reporting at Tele2 Hungary, Invitel and Memorex, including their respective subsidiaries, is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. We are subject to Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on the assessment of our management in our annual report. Because Invitel and Memorex were previously private companies, they have not been subject to the Sarbanes-Oxley Act of 2002. As independent companies, Tele2 Hungary, Invitel and Memorex and their respective subsidiaries did not operate under a fully documented system for accounting and internal control over financial reporting and were not required to maintain the disclosure controls and procedures applicable to public companies. Tele2 Hungary and Invitel will need to confirm and document that control structure as of December 31, 2008 and Memorex will need to document and improve it as of December 31, 2009. If we are unable to sufficiently integrate Tele2 Hungary’s, Invitel’s or Memorex’s control structure and our own existing control structure or correct any deficiencies identified in a timely manner, we may conclude that our disclosure controls and procedures are not effective or that these circumstances constitute a material weakness in our internal control over financial reporting. If we were to reach such a conclusion, our management and independent registered public accounting firm would be unable to conclude in their reports that our internal control over financial reporting was effective. Investors could lose confidence in our reported consolidated financial information or other public disclosures and, as a result, the market price of our securities could suffer.

We have a substantial amount of intangible assets, including goodwill, which may require an impairment adjustment in the future which could have a significant negative effect on our profitability.

A substantial amount of intangible assets, including goodwill, have been recorded in connection with the accounting for our previous acquisitions. This goodwill will be subject to assessments of impairments on at least an annual basis. If an impairment is identified and an adjustment is required, it may have a material adverse effect on our profitability, which could adversely affect the market price of our common stock or other securities.

Other Risks

Invitel Denmark shareholders will be subject to exchange rate risk.

Invitel Denmark’s ordinary shares will be denominated in euros. Accordingly, the value of the ordinary shares and the Invitel Denmark ADSs will be likely to fluctuate as the exchange rate between the local currency of the country in which an investor is based and the euro fluctuates. If the value of the euro decreases against the local currency of the country in which a holder of Invitel Denmark ordinary shares or Invitel Denmark ADSs is based, the value of such holder’s ordinary shares and Invitel Denmark ADSs will decrease when measured in the local currency.

Our business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that have increased both our costs and the risk of noncompliance.

Following the merger, we will remain subject to rules and regulations of the U.S. federal government and will become subject to the rules and regulations of the Danish government as well as the NYSE Alternext stock exchange on which our American depositary shares will be listed. These entities, including the Public Company Accounting Oversight Board (“PCAOB”), the SEC and NYSE Alternext, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years. Various entities within and outside the United States federal government continue to develop additional regulations and requirements in response to laws enacted by the United States Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these requirements have resulted in, and are likely to continue to result in, increased expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We are subject to periodic audits or other reviews by such governmental agencies as well as governmental agencies in Hungary and other countries in Central and South Eastern Europe in which we operate. The SEC periodically reviews our public company filings. Any such examination or review requires management’s time and a diversion of internal resources and, in the event of an unfavorable outcome, may result in additional liabilities or adjustments to our historical financial results.

We have a majority shareholder whose interests may be different from the minority shareholders with respect to some matters.

On February 2, 2009, TDC owned approximately 63.9% of the outstanding HTCC Delaware common stock, and will hold approximately 63.9% of Invitel Denmark ordinary shares after completion of the reorganization, subject to a possible increase in its shareholding as a result of a conversion of Series A Preferred Stock into 300,000 shares of HTCC Delaware common stock, after which it would hold approximately 64.6% of outstanding HTCC Delaware common stock. Four officers of TDC currently serve on HTCC Delaware’s board of directors and, after completion of the merger, these officers will serve on the board of Invitel Denmark. TDC has, and will continue to have, directly or indirectly, the power to affect our business through their ability to control actions that require shareholder approval and through their representatives on our board of directors. They are not obligated to provide us with financial support. The interests of the majority shareholder and those of the minority shareholders may differ with respect to some matters. Conflicts between TDC and minority stockholders may arise with respect to, among other things, the company’s strategic direction and significant corporate transactions, conflicts related to corporate opportunities that could be pursued by us on the one hand, or by TDC, on the other hand, or other contractual relationships between us and TDC or its affiliates. If we enter into a loan agreement with TDC in connection with a refinancing of our senior credit facilities agreement and/or our bridge loan agreement, similar conflicts of interest may occur. For more details about this refinancing, see “Indicative Terms of 2009 Refinancing” on page 123. We cannot anticipate in what form such differing interests may arise. However, we do not believe that the interests of TDC or its affiliates differ from those of other shareholders or the company in connection with the reorganization.

The low trading volume in our shares and the small “public float” of our shares subjects our shares to volatile trading.

One shareholder of the company, TDC, owned approximately 63.9% of our outstanding common stock as of February 2, 2009, and will hold approximately 63.9% of Invitel Denmark ordinary shares after completion of the reorganization, subject to a possible increase in its shareholding as a result of a conversion of Series A Preferred Stock into 300,000 shares of HTCC Delaware common stock, after which it would hold approximately 64.6% of outstanding HTCC Delaware common stock. The company’s board of directors and management own approximately 6% of our outstanding common stock, and will hold approximately 6% of Invitel Denmark ordinary shares after completion of the reorganization. The remaining approximately 30% of our outstanding common stock is held in the public markets. Our common stock is traded on the NYSE Alternext stock exchange under the symbol “HTC.” We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol “IHO”. There has been, and we expect that there will continue to be, only a limited number of our securities available on the market and limited trading volume of our securities. Accordingly, the market price of our securities may not be reflective of its underlying value. Limited trading volume can also increase the volatility of the market price of our securities.

Our financial condition and prospects may be materially adversely affected by further ratings downgrades.

On October 24, 2008, our Corporate Credit Rating was lowered by Standard & Poor’s from B+/Stable to B/Negative. A (further) downgrade in our credit rating or other adverse actions by rating agencies could increase our borrowing costs for future financings and signal an increase in the risk of default on our debt obligations. If Standard & Poor’s or Moody’s were to (further) downgrade our long-term debt ratings, our ability to borrow would be adversely affected and our future borrowing costs would likely increase with resulting reductions in net income in future periods or increases in net losses.

Cautionary Statement Concerning Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously.

The following important factors, along with those factors discussed elsewhere in this proxy statement/prospectus could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	Our inability to execute our business strategy;

•	Costs or difficulties related to the reorganization and related transactions, which could be greater than expected;

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Changes in the growth rate of the overall Hungarian, E.U. and Central and South Eastern European economies such that inflation, interest rates, currency exchange rates, business investment and consumer spending are impacted;

•	Our ability to continue to integrate Memorex’s operations and to realize the anticipated benefits from the acquisition;

•	Our ability to effectively manage and otherwise monitor our operations, costs, regulatory compliance and service quality;

•	Changes in consumer preferences for different telecommunication technologies, including trends toward mobile and cable substitution;

•	Our ability to generate growth or profitable growth;

•	Material changes in available technology and the effects of such changes including product substitutions and deployment costs;

•	Our ability to retain key employees;

•	Political changes in Hungary;

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Changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on our financial results;

•	Our ability to successfully complete the integration of any businesses or companies that we may acquire into our operations; and

•	The factors referred to in the “Risk Factors” section of this proxy statement/prospectus beginning on page 19.

You should consider these important factors in evaluating any forward-looking statements in this proxy statement/prospectus or otherwise made by us or on our behalf. We urge you to read the entire proxy statement/prospectus for a more complete discussion of the factors that could affect our reorganization and our future performance. In light of these risks, uncertainties and assumptions, the events described or suggested by the forward-looking statements in this proxy statement/prospectus may not occur.

Except as required by law or applicable stock exchange rules or regulations, we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement/prospectus.

HTCC DELAWARE VOTING SECURITIES

The only outstanding voting security of HTCC Delaware is common stock. Only holders of record of such common stock at the close of business on February 2, 2009, are entitled to notice of and to vote at the special meeting. On February 2, 2009 there were 16,425,733 shares of HTCC Delaware common stock outstanding. A majority of the shares of common stock entitled to vote at the special meeting, present in person or represented by proxy, is necessary to constitute a quorum. Each share of common stock is entitled to one vote. The merger of HTCC Delaware with and into MergeCo cannot be completed unless the holders of a majority of the outstanding shares of common stock of HTCC Delaware entitled to vote at the special meeting vote to adopt the agreement and plan of merger. See “The Special Meeting – Vote Required” on page 175.

MARKET FOR HTCC DELAWARE COMMON STOCK, DIVIDEND POLICY AND OTHER MATTERS

Market Information

Our common stock trades on the NYSE Alternext exchange under the symbol “HTC.” The following table sets forth the high and low sale prices for the common stock of HTCC Delaware as reported by the NYSE Alternext stock exchange for each quarter in 2008, 2007 and 2006.

Quarter Ended	2008		2007		2006
	High	Low	High	Low	High	Low
March 31	$18.50	$12.76	$21.85	$14.76	$16.50	$14.51
June 30	19.80	14.93	25.48	19.76	16.63	14.10
September 30	23.40	16.22	22.50	19.25	16.25	12.00
December 31	19.00	5.75	21.00	15.00	15.80	13.51

On November 26, 2008, the trading day before the announcement of the reorganization, the closing sale price for the common stock of HTCC Delaware on the NYSE Alternext was $8.95. On January 29, 2009, the closing sale price on the NYSE Alternext was $7.43. NYSE Alternext, formerly known as The American Stock Exchange, was acquired by NYSE Euronext in October 2008.

Stockholders

As of February 2, 2009, we had 16,425,733 shares of common stock outstanding held by approximately 62 holders of record. We believe that we have approximately 1,400 beneficial owners who hold their shares in street names.

Dividend Policy

We have not paid any dividends on our common stock. Our credit facilities and indentures limit our ability to pay dividends. It is our current policy to retain earnings, if any, to finance the development and growth of our businesses. Accordingly, we do not anticipate that cash dividends will be paid on the Invitel Denmark securities in the foreseeable future.

HTCC Delaware has 30,000 shares of Series A Preferred Stock with a liquidation value of $70 per share outstanding which are currently held by TDC, our majority stockholder. The holder of such Preferred Shares is entitled to receive cumulative cash dividends at the annual rate of 5%, compounded annually, on the liquidation value. We have only paid one preferred dividend. As of December 31, 2008, the total arrearage on the Preferred Shares was approximately $960,000. TDC has informed us that it intends to convert its 30,000 Series A Preferred Shares into 300,000 shares of HTCC common stock immediately prior to the merger.

At present, HTCC Delaware’s only source of cash is payments under its management service agreements with its subsidiaries, and dividends, if any, from its subsidiaries. Our Hungarian and other foreign subsidiaries’ ability to pay dividends or make other capital distributions is governed by Hungarian law and other relevant local laws, and is also significantly restricted by our credit facility and indentures.

BUSINESS OF HTCC DELAWARE

In this section, the words “we,” “us” and “our” generally refer to HTCC Delaware and its operating subsidiaries.

Glossary of Business Terms

Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this document, we have provided below definitions of some of these terms.

Carrier Selection (CS). The ability to select the telecommunications service provider for certain calls on a call-by-call basis, whereby a telecommunications service provider different from the default telecommunications service provider may be selected by the customer by dialing a prefix when making certain calls.

Carrier Pre-Selection (CPS). The ability to select the telecommunications service provider for certain calls on a pre-set basis so that the selected telecommunications service provider is the default telecommunications service provider on such calls without having to dial a prefix.

Dark Fiber. Unused fiber optic cable. Fiber optic cables convey information in the form of light pulses so that “dark” fiber means that no light pulses are being sent over the fiber optic cable.

Dense Wavelength Division Multiplexing (DWDM). A way of increasing the capacity of fiber optic networks. DWDM carries multiple colors of light, or multiple wavelengths on a single strand of fiber.

Ethernet. A local area network architecture. It is the most common type of connection computers use in a local area network. An Ethernet port looks much like a regular phone jack, but is slightly wider. This port can be used to connect a computer to another computer, a local network, or an external DSL or cable modem.

Fiber Optic Cable. A type of cable made from hair-thin glass (rather than copper) through which information travels as light. Fiber optic cables have a much greater bandwidth capacity than metal cables. Fiber optic cables form the basis for telecommunication providers’ backbone networks in transmitting information long distances.

Frame Relay. A high speed switching technology, primarily used to interconnect multiple local area networks.

Integrated Services Digital Network (ISDN). A telecommunications standard that uses digital transmission technology to support voice, video and data communication applications over regular telephone lines.

Internet Protocol (IP). A protocol for transferring information across the Internet in packets of data.

Last Mile. The telecommunications technology that connects the customer’s premises directly to the network of the telecommunications provider, traditionally a wired connection through a twisted pair copper wire telephone cable (in the case of the telecommunications provider) or a coaxial cable (in the case of a cable television operator) but it can also be a fixed wireless connection.

Leased Lines. A telephone line (a direct circuit or channel) specifically dedicated to an end-user organization for the purpose of directly connecting two or more of that organization’s sites. They are used to transmit voice, data or video between the sites.

Local Loop. The telephone line that runs from the local telephone company’s equipment to the end user’s premise. The local loop can be made up of fiber, copper or wireless media. It usually refers to the wired connection from a telephone company’s central office in a local area to its customer’s premises.

Local Loop Unbundling (LLU). The process of making the local loop available to the local loop owner’s competitors.

Metropolitan Area Network (MAN). A network that covers a metropolitan area such as a portion of a city. The area is larger than that covered by a local area network but smaller than the area covered by a wide area network.

Multiplexing. The combination of multiple analog or digital signals for transmission over a single line.

Point of Presence (POP). The physical location where the line from a long distance carrier or the server of an Internet Service Provider connects to the line of the local telecommunications service provider (usually at the local telephone company’s central office).

Point to Multipoint (PMP). Refers to the use of microwave technology to link the telecommunications service provider’s point-of-presence with a number of remote customer locations.

Point to Point (PP). Refers to the use of microwave technology to link the telecommunications service provider’s point-of-presence directly with one single customer location.

Synchronous Digital Hierarchy (SDH). The international standard for synchronous data transmission over fiber optic cables. The North American equivalent of SDH is SONET.

Transit Services. An interconnection service whereby a carrier provides transportation services for information (voice, data and video) by linking two networks that are not directly interconnected.

Universal Mobile Telecommunications System (UMTS). A third generation (3G) wireless system designed to provide a wide range of voice, high speed data and multimedia services.

Virtual Private Network (VPN). A private network that operates securely within a public network (such as the Internet) by means of encrypting transmissions. It provides the functions and features of a private network without the need for dedicated private lines between different end-user organization’s sites. Each end-user organization’s site connects to the network provider’s network rather than directly to the end-user’s other sites.

Worldwide Interoperability for Microwave Access (WiMAX). A telecommunications technology that provides for the wireless transmission of data using a variety of transmission modes.

Wireless Local Loop. A wireless connection between the customer’s premises and the telephone company’s central office.

Company Overview

We were incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications networks in Hungary as Hungary privatized its telecommunications industry.

We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one fixed line operator outside our historical concession areas in Hungary, and we are the number one independent wholesale provider of data and capacity services in Central and South Eastern Europe.

We provide telecommunications services in Hungary and in the region through our Hungarian and other operating subsidiaries under our common brand: Invitel. We also provide Internet and data services to business customers in Romania through our Romanian subsidiary, Euroweb Romania.

Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share using our fully owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive fiber optic backbone network (comprising approximately 8,500 route kilometers in Hungary) provides us with nationwide and international reach. It allows business and wholesale customers in particular, to be connected directly to our network to access voice, data and Internet services.

Outside Hungary, we are the leading independent provider of wholesale data and capacity services throughout Central and South Eastern Europe. Our regional fiber optic backbone network comprises 19,000 route kilometers of fiber with 40 points of presence in 14 countries. Our clients include the incumbent telecommunications services providers in these countries as well as alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. We also provide services to telecommunication services providers from Western Europe and the United States, enabling them to meet the regional demands of their corporate clients.

We operate in the following four markets:

•

Mass Market Voice. We provide a full range of basic and value-added voice-related services to our residential and small office and home office (“SoHo”) customers both inside and outside our historical concession areas. These services include local, national and international calling, voicemail, fax, Integrated Services Digital Network (“ISDN”) and directory assistance services.

•

Mass Market Internet. We provide Digital Subscriber Line (“DSL”) broadband and dial-up Internet services to our Mass Market customers nationwide. Since June 2008, we have also provided IPTV (TV delivered over DSL broadband connections) services to customers in most of our historical concession areas, and plan to introduce these services in our remaining historical concession areas in February.

•

Business. We provide fixed line voice, data Internet and server hosting services to business (comprised of small and medium-sized enterprises (“SMEs”) and larger corporations), government and other institutional customers nationwide.

•

Wholesale. We provide voice, data and network capacity services on a wholesale basis to a number of other telecommunications and Internet service providers both within Hungary and across the Central and South Eastern Europe region.

We have a diversified revenue and cash flow base, reducing our susceptibility to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 Mass Market Voice customers outside our historical concession areas connected through Carrier Pre-Selection (“CPS”), Carrier Selection (“CS”) or Local Loop Unbundling (“LLU”). This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas from 662,000 as of December 31, 2007 to 526,000 as of September 30, 2008 is due to churn of low value CS customers.

As of September 30, 2008, we had approximately 135,000 Mass Market broadband DSL customers, of which approximately 109,000 were connected directly to our networks within our historical concession areas and 26,000 were outside our historical concession areas and serviced principally by our purchasing wholesale DSL services from the incumbent local telephone operator, primarily T-Com. T-Com is the brand name under which Magyar Telekom Plc. operates its fixed line telecommunications business in Hungary. The number of IPTV customers increased to 1,380 as of September 30, 2008 since the beginning of May, when we introduced this service.

As of September 30, 2008, we had approximately 47,000 voice telephone lines connecting business customers within our historical concession areas, similar to the approximately 47,000 lines at 2007 year end. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year end.

In the Wholesale market, we had over 570 customers as of September 30, 2008, which customers include telecommunication services providers from Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers.

Our current business is a result of the recent combination of Invitel, Memorex and the Hungarian business of Tele2 with our existing business. On April 27, 2007, we acquired Invitel for a total consideration, including the assumption of net indebtedness on closing, of €470 million (approximately $639 million at closing). Invitel was the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in nine historical concession areas while we were the third largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in five historical concession areas. We are now better able to compete against T-Com, the former national monopoly, which is the largest fixed line telecommunications services provider in Hungary. We have realized approximately €17 million (approximately $21.8 million at current exchange rates) in annualized operating expense synergies as a result of the Invitel Acquisition at the end of 2008. This exceeds our original estimate of €14 million (approximately $18.0 million at current exchange rates) that we estimated when we announced that we had agreed to purchase Invitel in January 2007.

We were providing and marketing services in Hungary through our Hungarian subsidiaries Hungarotel, PanTel and PanTel Technocom and internationally through PanTel, while Invitel was providing and marketing services in Hungary through Invitel and Euroweb Hungary and internationally through Invitel. Invitel was also providing and marketing Internet and data services to business customers in Romania through its Romanian subsidiary, Euroweb Romania. Following the Invitel Acquisition, we decided to market all of our products and services under a single unified brand name – Invitel (except in Romania, where we maintain the Euroweb brand).

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator, by purchasing the entire equity interest in Tele2’s Hungarian subsidiary (“Tele2 Hungary”) for €4 million in cash (approximately $5.7 million at closing). Tele2 Hungary (renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to regulated resale agreements.

As of January 1, 2008, we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary have merged into Invitel. This merger legally completed the consolidation process and we now market our products principally under a single unified brand name – Invitel. With the legal merger complete, we are benefiting from improved efficiencies and reduced administrative costs.

We had $385 million in total revenue in 2007. Including Invitel’s and Tele2 Hungary’s full year 2007 revenue (including pre-closing revenue), we had $505 million in pro-forma total revenue in 2007.

On March 5, 2008, we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communication AG (the “Memorex Acquisition”). The total purchase consideration for Memorex (subsequently re-named Invitel International AG) was €102.9 million (approximately $156.4 million at closing) including the assumption of debt and transaction costs and other directly related expenses. On August 28, 2008 we also acquired the remaining 4.3% of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was €1.9 million (approximately $2.9 million at closing). Memorex was one of the leading alternative telecommunications providers in the Central and South Eastern European region. Memorex provides wholesale data and capacity services to leading global telecommunications providers and Internet companies between a number of countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operated over 12,500 route kilometers of fiber optic cable in the region which enabled it to provide high quality wholesale services to large international carriers. Memorex invested approximately €54 million (approximately $69.5 million at current exchange rates) in its network over the two years prior to the acquisition. Following the completion of the Memorex Acquisition, we are the leading provider of wholesale capacity and data services in Central and South Eastern Europe.

Our goal is to provide customers with good value telecommunications services coupled with exceptional service and to be a cost efficient telecommunications service provider. Our primary risk is our ability to retain existing customers and attract new customers in a competitive market. Our success depends upon our operating and marketing strategies, as well as market acceptance of our telecommunications services within Hungary and the region.

We will continue to explore other strategic merger, acquisition or alliance opportunities. In addition, we will also continuously review our service portfolio to identify service opportunities that can enhance our competitive position.

Our principal office in Hungary is located at Puskas Tivadar u. 8-10 u. 8–10, H-2040 Budaörs; telephone +34 (1) 801-1500. Our United States office is located at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034; telephone +1 (206) 654-0204. Our web site address is http://www.htcc.hu and it contains a link to our filings with the SEC.

On the following pages, you will find: (i) a map showing Hungary’s location within Europe; (ii) a diagram showing our historical concessions areas in Hungary, along with our Hungarian telecommunications backbone network; (iii) a diagram showing our international wholesale network; and (iv) a diagram showing our current corporate structure.

Hungary and Surrounding Countries

HTCC’s Hungarian Telecommunications Backbone Network and Historical Concession Areas

International Wholesale Network

Organizational Structure of the HTCC group as of January 8, 2009.

Company History

We acquired the right to operate fixed line telecommunications networks in five historical concession areas from the Hungarian government and purchased the existing telecommunications infrastructure, including 61,400 telephone lines, from T-Com in 1995 and 1996. The acquired telecommunications infrastructure was somewhat antiquated (manual exchanges and analog lines). We overhauled the existing infrastructure with a major capital expenditures program. The results of this investment are expanded and modern telecommunications networks in these five historical concession areas deploying Siemens and Ericsson technology. We were able to provide connections to our customers who had waited years (in some cases, for over 20 years) for telephone service and offer modern telecommunications services beyond traditional voice services to all of our customers. We now own and operate all public telephone exchanges and local loop telecommunications network facilities in these five historical concession areas and were, until the expiration of our exclusivity rights in 2002, the sole provider of non-cellular local voice telephone services in such areas. Until recently, we operated and marketed this business through our Hungarian subsidiary Hungarotel, which was merged into Invitel as of January 1, 2008. The five Hungarotel historical concession areas cover a population of approximately 668,000 with approximately 280,000 residences.

The PanTel Acquisition

We purchased an initial 25% interest in PanTel in November 2004 and acquired the remaining 75% from Royal KPN NV, the Dutch telecommunications provider (“KPN”), on February 28, 2005. PanTel was Hungary’s leading alternative telecommunications provider with a nationwide fiber optic backbone telecommunications network linking every county in Hungary. PanTel provided voice, data and Internet services to businesses throughout Hungary in competition with other telecommunications services providers including T-Com. PanTel’s subsidiary, PanTel Technocom, provided telecommunications services to MOL (the Hungarian oil company) and operated and maintained various parts of MOL’s telecommunications network.

PanTel also used its network capacity to transport voice, data and Internet traffic on a wholesale basis for other telecommunications services providers and Internet Service Providers in Hungary. PanTel’s network also crossed Hungary’s borders and, using a combination of owned and leased capacity, extended PanTel’s wholesale services into other countries of the Central and South Eastern European region. As of January 1, 2008, we merged PanTel into Invitel and changed PanTel Technocom’s name to Invitel Technocom.

PanTel was founded in 1998 by KPN, MÀV Rt. (“MAV,” the Hungarian state railroad company) and KFKI Investment Ltd. (a Hungarian entity) to compete with T-Com, the former State-controlled telecommunications company which had a government-protected monopoly in the Hungarian domestic and international long distance fixed line voice telecommunications market. Following a tender process, the Hungarian government awarded PanTel licenses to provide data transmission and other services that were not subject to T-Com’s government-protected monopoly rights for long distance voice services. In 1999, PanTel began building, along MAV’s railroad rights-of-way, what became a 3,700 kilometer long state-of-the-art fiber optic backbone telecommunications network. PanTel also built metropolitan area networks, including a metropolitan area network covering Budapest, which connect to PanTel’s backbone network. PanTel also acquired a license for the 3.5 GHz wireless frequency block.

Until 2002, PanTel was only allowed to offer data and Voice over IP (“VoIP”) services in Hungary. When the Hungarian government ended T-Com’s monopoly rights for long distance voice services, PanTel was able to compete with T-Com and offer all modern telecommunications services including traditional voice services.

The Invitel Acquisition

In 2007 we combined our operations with Invitel following the acquisition of Invitel Távközlesi Zrt. (“Invitel”), a Hungarian company, on April 27, 2007, by way of the acquisition of the shares of Invitel’s parent company, Matel Holdings N.V.

Invitel began its operations in Hungary in 1994. Invitel initially owned and operated two Hungarian telecommunication companies which had the right to operate in four historical concession areas in the Csongrad and Pest counties. In 1996 and 1997, Invitel developed its network infrastructure within those areas and in 1998 established a joint venture for the provision of data services in and out of its historical concession areas, especially in Budapest. In 1999, Invitel acquired Jásztel ZRt., a regional telephone operating company operating in the Jászberény historical concession area (east of Budapest). In the same year, Invitel also acquired Corvin Telecom Távközlesi Zrt., a Hungarian company, which was an optical network operator specializing in data transmission which allowed Invitel to further the development of its Budapest joint venture. In 2000, Invitel acquired four additional historical concession areas (Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós) through the acquisition of United Telecom International B.V. from Alcatel of France.

In 2000 and 2001, Invitel developed its national telecommunications backbone network to connect major centers outside the Invitel historical concession areas as well as metropolitan area networks, particularly in Budapest. In 2001, Invitel was granted one of five national 3.5 GHz licences over which it deployed a point-to-multipoint microwave network. In the same year, Invitel also began its Internet access activity nationwide.

Utilizing its Hungarian national backbone and its metropolitan networks, Invitel provided wholesale domestic and international voice and data transit services to Hungarian and international telecommunications services providers. Invitel was among the first telecom operators to provide services in and out of Serbia, both in terms of data capacity and voice traffic. Invitel also generated significant revenue leasing its fiber backbone towards Romania.

On May 23, 2006, Invitel acquired Euroweb International Corporation’s two Internet and telecom related operating subsidiaries, Euroweb Hungary and Euroweb Romania. Euroweb provided Internet access and additional value-added services including international/national leased line and voice services primarily to Business customers.

This proxy statement/prospectus includes the Audited Financial Statements of Matel Holdings N.V. (Invitel’s parent company) for the years ended December 31, 2006 and 2005, beginning on page F-130.

The Tele2 Hungary Acquisition

On October 18, 2007 we purchased the Hungarian business of Tele2 Hungary, the Swedish-based alternative telecom operator, by purchasing the entire equity interests in Tele2 Hungary’s Hungarian subsidiary for €4 million in cash (approximately $5.7 million at closing). Tele2 Hungary provided Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to regulated resale agreements. At closing Tele2 Hungary (since renamed Invitel Telecom Kft.) had approximately 460,000 active Mass Market customers.

The Memorex Acquisition

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communications AG (“Memorex”). On August 28, 2008 we also acquired the remaining 4.3% stake of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was €1.9 million (approximately $2.9 million at closing). Memorex (now re-named Invitel International AG) was one of the leading alternative telecommunications providers in the Central and South Eastern European region. Memorex provided wholesale data and capacity services to leading global telecommunications providers and Internet companies between 14 countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operated over 12,500 route kilometers of fiber optic cable in the region which enabled it to provide high quality wholesale services to large international carriers. This proxy statement/prospectus includes the Audited Consolidated Financial Statements of Memorex for the nine-month period ended December 31, 2007 and the Unaudited Pro Forma Condensed Statement of Operations as of December 31, 2007, beginning on page F-121.

Strategy

Invitel Denmark intends to continue the strategy pursued by HTCC Delaware, which is based on the following objectives:

Fully integrating the operations of Invitel and maximizing the potential synergies from Invitel and from the Memorex Acquisition.

We intend to continue to maximize the synergy benefits resulting from the Invitel Acquisition. We have realized approximately €17 million (approximately $21.8 million at current exchange rates) in annualized operating expense synergies due to the Invitel Acquisition at the end of 2008. We have derived significant synergies as a result of integrating Invitel’s and our existing operations, mainly from the reduction of headcount, the elimination of overlapping operations, the integration of IT systems, and the optimization of the combined networks. Further, we have also realized marketing synergies through the integration of the Invitel, Hungarotel and PanTel businesses under one unified brand – Invitel. We have also realized capital expenditure synergies as a result of the reduction of duplicate investments and the greater purchasing power of a larger company. We have also reduced our need to purchase network capacity from third party network operators.

Following the acquisition of Memorex, which has been renamed Invitel International AG, we are the leading provider of wholesale data and capacity services in the Central and South Eastern European market with a particularly strong presence in Turkey. In addition, because of our presence in the Wholesale market in the region prior to the acquisition, we intend to benefit from cost synergies, with expected annual ongoing operating cost savings of €3 million (approximately $3.9 million at current exchange rates) and capital expenditure synergies of approximately €2.4 million (approximately $3.1 million at current exchange rates) within the first two years.

Maximizing voice revenue and cash flow in our historical concession areas.

We intend to maximize the revenue and cash flow derived from the provision of voice services within our historical concession areas through the continued migration of customers from traffic-based to subscription-based packages with higher monthly fees and lower usage charges, the ongoing introduction of targeted, innovative and flexible service offerings and by continuously improving our customer service. In addition, we have focused on, and will continue focusing on, formulating effective strategies to retain customers and defend against churn in our historical concession areas resulting from competition from operators using Carrier Selection and Carrier Pre-Selection, as well as from cable television operators. Examples of these strategies include:

•	Pricing our service offerings to limit the incentive to switch to a competitor;

•

Offering new commercial packages with a higher monthly fee but with local and off-peak calls included in the base subscription or with low call charges in all directions or various combinations of bundled minutes;

•	Launching win-back activities aimed at Carrier Pre-Selection, Carrier Selection and cable users with new promotional offers;

•	Establishing and developing loyalty programs, which will offer exclusive benefits to our customers;

•	Offering attractive bundled packages (voice and Internet and IPTV) to counter bundled service offerings by cable television operators; and

•	Conducting programs to proactively migrate existing customers to more attractive packages via our telesales channels in combination with targeted promotional campaigns.

Capitalizing on growth opportunities for Mass Market DSL services, both in and outside our historical concession areas.

We believe that there is potential for continued growth of DSL services in Hungary due to market growth and the expected eventual convergence of personal computer and Internet penetration with Western European levels. Furthermore, DSL continues to maintain a higher market share than cable for broadband Internet access in Hungary. Broadband Internet usage has grown significantly in Hungary with penetration estimated to have increased from 0.7% of the households in Hungary as of December 31, 2002 to an estimated 38% as of June 30, 2008. In comparison, broadband Internet penetration in Western Europe was estimated at approximately 54% of households as of June 30, 2008.

We intend to continue to capitalize on the above trend by continuing to grow our DSL customer base both inside and outside our historical concession areas. We grew our DSL business faster than the total DSL market in 2007 and again in the first half of 2008. The growth in our DSL customer base is a key business priority as we believe it will increase line retention and stimulate fixed line revenue growth. For example, we have acquired the majority of our new fixed line contracts through bundled voice/DSL offerings. We intend to continue to grow our DSL business principally through the following initiatives:

•

The recent introduction of IPTV to enable us to offer triple play (telephone, broadband Internet and TV) and dual play packages (broadband Internet and TV) initially in our historical concession areas;

•	The use of unbundled local loops in T-Com’s area to offer increasingly attractive and profitable higher speed Internet and bundled voice/Internet services;

•	The use of WiMAX technology (and our existing 3.5Ghz licences) to provide broadband access in those “in historical concession” areas where there is no copper network today;

•	Maintaining a broad mix of distribution channels such as our own and outsourced telesales, owned shops, third party channels and points of sale, and agent networks;

•	Quarterly promotions supported by targeted television, radio and billboard advertising campaigns; and

•	Developing innovative bundled packages with progressively increased broadband access speeds.

Expanding our Business revenue and market share nationwide.

We will continue to focus on expanding our business customer base and growing our share of the national business to business (“B2B”) market. We intend to capitalize on our extensive national backbone network, which means that in many cases business customers can be connected directly to our network, resulting in higher margins and more competitive pricing through lower access costs. Up until now, business customers have been connected directly to our backbone network mainly through the use of metropolitan fiber, line-of-site microwave, or leased circuits. Increasingly, in the future, we plan to add new customers through local loop unbundling, or the use of WiMAX technology. Lower value/volume business customers outside our historical concession areas are served through indirect methods such as Carrier Pre-Selection voice, and by buying DSL wholesale capacity from the incumbent. We plan to grow our revenue and increase our share in the business market through the following actions:

•

Focusing principally on new customer acquisitions in the small and medium enterprises market through attractively priced, easily understood, voice, data, Internet and value added services, sold through an efficient direct sales organization and complemented by high quality customer care;

•	Capitalizing on our traditional strength in the high-end corporate market and utilizing our extensive infrastructure, to selectively pursue a number of larger new corporate business customers;

•	Retaining existing customers through effective account management, attractive renewal packages and continued customer care enhancement, such as the recent introduction of our Top 100 program;

•	Taking advantage of more extensive local loop unbundling and WiMAX opportunities to enhance service offerings and reduce access costs outside our historical concession areas;

•	Cross selling new services to existing customers; and

•	The introduction of a broader range of value added services such as server hosting, which we have successfully provided.

Continuing to leverage our modern national and regional backbone networks and our position as the number one independent data and capacity services carrier in the Central and South Eastern European region to continue to grow our revenue in the Wholesale market.

We intend to continue to leverage our modern backbone telecommunications network in the wholesale market in Hungary, selling capacity on our network to other service providers for the national and international transmission of their voice, data and Internet traffic. We believe that our ability to offer bandwidth capacity at competitive prices provides us with a competitive edge in the Wholesale market.

After the successful acquisition of Memorex, we have become the leading independent, infrastructure based wholesale provider of data and capacity services in Central and South-Eastern Europe. We have an extensive regional network with points of presence in Budapest and more than 40 other major urban centers across 14 countries in Central and South Eastern Europe via a fiber network of 19,000 route kilometers. The regional market is expected to continue to grow, being driven by growth in Internet traffic, general economic development and increasing mobile presentation. We believe that we are ideally positioned to take advantage of this growth, based on our leadership position and being strategically located between Central and South Eastern Europe and Western Europe.

Continuing to identify and evaluate further opportunities for consolidation.

We believe that we are well positioned to participate in any further consolidation of the Hungarian telecommunications sector as a result of our market position as the number one alternative fixed line operator in Hungary, our significant understanding of the competitive environment in Hungary, both as an incumbent and as an alternative operator, and our solid track record of improving efficiency, achieving operating cost savings and realizing synergies from bolt-on acquisitions.

Hungary

Hungary is located in Central Europe bordering on Austria, Slovenia, Croatia, Serbia, Romania, Ukraine and Slovakia. It has approximately 10 million inhabitants, approximately 1.8 million of whom reside in Hungary’s capital, Budapest.

For nearly 40 years, Hungary had a one-party government and a centrally planned economy. Democracy was restored and the foundations of a market economy were built between 1988 and 1990. Free elections were held in 1990. Today, Hungary has a parliamentary democracy with a single-chamber National Assembly. As a result of a large scale privatization effort, private enterprise has become the basis of the Hungarian economy.

Since 1990, foreign direct investment into Hungary has been approximately €65 billion. Hungary, Poland and the Czech Republic are the recipients of more than 50% of the total foreign direct investment into the former communist countries in the region. Since 1995, the Hungarian government has embarked on an economic stabilization effort aimed at putting the economy on a sustainable path of low-inflation growth. The unemployment rate has decreased from 10.3% in 1995 to 7.4% at December 31, 2007.

On May 1, 2004, Hungary joined the E.U., together with nine other countries. Hungary plans to adopt the euro as its currency between 2011 and 2014, although no official deadline has been declared by the government. Hungary joined the North Atlantic Treaty Organization in 1999. Hungary is also a member of the Organization for Economic Co-operation and Development and the World Trade Organization.

In addition to a significant budget deficit, in recent years the Hungarian economy has been marked by a large current account deficit, rapid credit growth and a reliance of Hungarian businesses and consumers on foreign currency loans. These factors have left Hungary especially vulnerable to a financial crisis.

On October 22, 2008, the National Bank of Hungary raised its base interest rate from 8.5% to 11.5% in an effort to support the forint foreign exchange rate. At the end of that month, the Hungarian government adopted a set of policies agreed upon with the E.U., the European Central Bank and the International Monetary Fund to bolster the Hungarian economy’s near-term stability and improve its long-term growth potential by ensuring fiscal sustainability and strengthening the financial sector. In addition, the International Monetary Fund extended Hungary significant financial assistance.

The following table sets out Hungary’s annual GDP growth and inflation rates since 2003.

	Annual GDP Growth Rate		Annual Inflation Rate
	(%)		(%)
2003	3.4		4.7
2004	5.2		6.8
2005	4.1		3.6
2006	3.9		3.9
2007	1.0		8.5
2008	0.8	%*	6.1%

*	Figure for the first three quarters of 2008.

Hungarian Telecommunications Industry

In 1989, the Hungarian state owned Post, Telegraph and Telephone was divided into three separate companies: the Hungarian Broadcasting Company, the Hungarian Post Office and Magyar Távközlési Vállalat (the former Hungarian Telecommunications Operator which was privatized in 1992 and is now Magyar Telekom Plc. and operates its fixed line telecommunications business in Hungary under the T-Com brand name, “T-Com”).

As a result of Act LXXII of 1992 on Telecommunications (the “1992 Telecommunications Act”), the Hungarian government divided Hungary in 1993 into 54 geographically defined concession areas for local public fixed line voice telephony services (each, a “historical concession area”). Although the geographic concession areas set forth by the 1992 Telecommunications Act were repealed by the 2001 Communications Act, the currently operating telecommunications services providers are still the primary operators in those geographic areas of Hungary, which previously constituted their historical concession areas as defined by the 1992 Telecommunications Act.

In August 1993, the Ministry of Transport, Telecommunications and Water Management (the “Ministry”) announced an international tender for the right to provide international and domestic long distance telephony services throughout Hungary and to provide local public fixed line voice telephony services in 29 out of the 54 historical concession areas, including Budapest. The Ministry selected T-Com as the winner of this tender.

In September 1993, the Ministry announced a second competitive bid for the exclusive right to provide local public fixed line voice telephony services in the remaining 25 of the 54 historical concession areas. The Ministry awarded 23 out of the 25 concession areas offered in the second tender. The rights to operate 15 of those historical concession areas were distributed among 12 local telephone operators (each a Local Telephone

Operator or “LTO”). T-Com, either directly or through predecessor companies, was awarded eight historical concession areas and was additionally chosen as the default provider in the two concession areas where there was no successful bidder. Each of the LTOs (including the company and its predecessors) received 25-year licenses to provide local basic telephony services with exclusive rights in their respective historical concession areas until 2002. Each of the LTOs, other than T-Com, negotiated a separate asset purchase agreement with T-Com to acquire each historical concession area’s existing telephony plant and equipment.

The liberalization of the fixed line telecommunications market in Hungary could only be launched following the expiration of T-Com’s exclusive right to provide international and domestic long distance telephony services in December 2001 and the expiration of each LTO’s exclusive concession rights in their respective historical concession areas in 2002. In connection with Hungary’s accession into the E.U., in order to transpose the E.U. regulatory framework into the Hungarian legal system, the 2004 Communications Act was adopted and restructured the regulatory authorities responsible for the supervision of the liberalized telecommunications market, with the primary supervisory authority being the National Communications Authority. See “-Hungarian Regulatory Environment.”

Hungarian Fixed Line Telecommunications Industry Today

We are the second largest incumbent fixed line telecommunications operator with 14 of the above mentioned historical concession areas. In addition to us, the two other incumbent fixed line telecommunications services providers operating in Hungary today are T-Com and Monortel:

•

T-Com: T-Com is the largest provider of fixed line telecommunications services in Hungary. T-Com is the successor company of the former monopoly provider of long distance and international telephony services in Hungary, and the provider of local telephony services in 39 historical concession areas. T-Com has an estimated 74% national residential market share and an estimated 70% national business market share. T-Com is listed on both the Budapest Stock Exchange and the New York Stock Exchange (its parent company is Deutsche Telekom AG, which owns 59.5% of T-Com).

•

Monortel: Monortel, an affiliate of UPC Telekom, provides local telephony services in one historical concession area. Monortel has an estimated 2% national residential market share and an estimated 1% national business market share.

The Hungarian Telecommunications Markets

Fixed Line Voice

The fixed line telecommunications market in Hungary has been characterized by a slow decline in the number of subscriber lines in recent years. The penetration of fixed lines has fallen from a peak of approximately 38% in 2000 to approximately 31% as of September 30, 2008 (expressed as a proportion of the overall population), primarily as a result of the rapid increase in mobile penetration from approximately 10% of the population in 1998 to over 100% as of December 31, 2007 (and the resulting migration of both residential and Business traffic from fixed to mobile networks) as well as increased competition from cable television operators (offering “triple play” packages comprised of television, Internet and voice services). The fixed line penetration per household as of September 30, 2008 was approximately 62%. However, in terms of subscribers, the contraction of the fixed line market has slowed as the mobile penetration growth has also slowed and broadband penetration has increased. The number of fixed lines decreased by 3% from the end of 2006 to the end of 2007 while the increase in the mobile penetration rate was 7.8% from the end of 2006 to the end of 2007.

Internet

The most significant fixed line Internet service providers in Hungary in addition to us are T-Online (part of T-Com), GTS-Datanet, and Enternet, each providing both residential (dial-up and DSL) and Business (DSL and leased line) Internet services. Incumbent fixed line operators also benefit from the telecommunications traffic generated by dial-up customers and from providing the DSL wholesale services to reseller Internet Service Providers. As an alternative to DSL based broadband services, cable television operators (subject to the technical conditions of their networks) make available broadband Internet access services through cable modems connected to the cable television network. Cable television based broadband access offers substantially the same speed and quality as the DSL technology, for a price comparable to DSL prices. Both T-Com (through its cable television operator, T-Kábel) and UPC, the two largest cable television operators, offer broadband Internet access services in certain parts of our historical concession areas. As of the end of September 2008, the percentage of the Mass Market broadband Internet access market attributable to DSL was approximately 55% with the remaining 45% attributable to cable broadband.

Data

The provision of data services has been liberalized in Hungary since 1992, with no regulatory barriers to entering into the market. This factor, together with Hungary’s expected economic growth and central location, attracted significant investment into the data communications sector. Not only did incumbent fixed line operators expand their existing networks but alternative service providers emerged and established backbone and access networks (the part of the telecommunications network that connects the end users to the backbone), providing both wholesale broadband data transmission and data services (including voice over IP) primarily targeting the Business market in Budapest and in large business centers in other parts of Hungary. Alternative service providers typically benefit from the combined use of existing third party incumbent networks and state of the art new networks (typically fiber optical based) and agreements with international telecommunications operators. Currently, the most important providers of data transmission services in Hungary other than us are T-Com and GTS Datanet.

Mobile

Hungary was the first country in Central and Eastern Europe to introduce public mobile telecommunications services. Currently there are three mobile operators providing mobile voice telephone services in Hungary: T-Mobile (part of T-Com); Pannon GSM (a Telenor affiliate operating since 1993); and Vodafone (operating since 1999). These mobile operators provide GSM services in both the 900 and 1800 MHz band and, pursuant to licenses awarded by the government in 2004, 3G Universal Mobile Telecommunications System (“UMTS”) services.

The mobile communications market in Hungary is highly competitive and characterized by successive promotional campaigns and price competition. Historically, mobile telephony, due in part to limited fixed line penetration in the 1980s and early 1990s, increased rapidly in penetration in Hungary which has led to a mobile penetration rate which is significantly higher than that of fixed lines. As of September 30, 2008, mobile penetration was over 117% as compared with a fixed line penetration rate of 31% (in each case expressed as a proportion of the population) and as compared with a fixed line household penetration of 62%. Mobile operators have also successfully introduced new tariff structures for voice (such as pre-payment). The financial success of mobile operators has been further supported by the relatively high prices which they have been able to charge to fixed line operators for terminating voice calls originated on fixed line networks on their own networks.

Currently, there are no virtual mobile network operators in Hungary and it is unclear at present whether future regulations would require existing mobile operators to open their networks for this purpose.

Competition

Our most significant fixed line competitor is T-Com, the largest provider of fixed line telecommunications services in Hungary, with its historical concession areas covering an estimated 77% of Hungary’s population. We also compete with Hungarian alternative telecommunications services providers such as GTS-Datanet, Hungarian cable TV operators and, to a lesser extent, with foreign telecommunications services providers operating in Hungary such as BT plc.

Mass Market Voice

In the Mass Market Voice market in our historical concession areas, the competitive positioning is mainly based on quality of service, perceived value added of bundled product offerings, and price. Outside our historical concession areas, price is the main basis for competition.

In our historical concession areas, our competitors may offer services on a Carrier Selection basis, which requires the subscriber to key in a prefix before dialing a telephone number, or on a Carrier Pre-Selection basis, which automatically routes all of a subscriber’s outgoing calls to a competitor’s network without the need for the use of a prefix. Outside our historical concession areas, we compete with the local incumbent network operators as well as with other alternative operators. We have focused mainly on providing Carrier Pre-Selection based voice services outside our historical concession areas, as Carrier Pre-Selection ensures a higher quality and sustainability of revenues than Carrier Selection.

We also compete with mobile network operators. The mobile subscriber base in Hungary has grown very rapidly since the 1990s, partly due to low pre-existing levels of fixed line penetration. As a result, the mobile penetration rate in Hungary is significantly over 100% of the population (there were over 10 million active mobile subscriptions according to the National Communications Authority report of December 31, 2007), and the number of mobile subscriptions is more than three times the number of fixed lines (3.25 million fixed lines according to the National Communications Authority report of December 31, 2007). Mobile telecommunications services have contributed to the decline of the fixed line subscriber base and led to fixed-to-mobile churn.

We have seen increased competition from cable television operators in the Mass Market Voice market. Under current regulations, cable companies can cross-finance services (TV, Internet and Voice services) in their product offers, enabling them to aggressively price and market the voice portion of their product offering. The cable television operators’ unique selling points are their low monthly fees for voice and free calls inside their own network. However, the Hungarian cable market is very fragmented and impacts our business differently in each of our historical concession areas. The principle cable television operators we compete with in our Mass Market Voice market are UPC and T-Kábel (the cable arm of T-Com), who have introduced triple play solutions in our historical concession areas.

We also face increased competition from providers of VoIP services such as Skype. According to the latest survey data, approximately 7% of residential customers and 11% of business customers in Hungary use VoIP services. We are also marketing a VoIP service.

Mass Market Internet

We compete in the Internet services market with ISPs throughout Hungary, including T-Online (T-Com’s Internet Service Provider) and GTS-Datanet. Competition in this market is primarily on the basis of price and brand.

In our historical concession areas, we are able to offer DSL services to substantially all of our addressable households, which gives us a very strong competitive position in these areas. Since June 2008 we have also been offering IPTV services over broadband DSL to customers in most of our historical concession areas as part of a “triple play” or “dual play” package. We plan to introduce IPTV services in our remaining historical concession areas in February 2009. Outside of our historical concession areas, we provide DSL based broadband Internet services principally by buying the service on a wholesale basis from the incumbent operators, primarily T-Com. In some cases, we provide this service through Local Loop Unbundling and we expect the use of this technology to increase in the future.

We are experiencing competition from cable television network operators, such as UPC, which can utilize their cable networks to provide broadband Internet services and Voice over IP. Currently, an estimated 55% of Hungarian households subscribe to cable television but this figure is lower in our historical concession areas where the penetration is estimated to be only 40% to 45%. As many cable television network operators already offer broadband services, cable broadband may pose a more significant threat in the longer term. In addition, the possibility of future competition from the development of digital terrestrial television services in Hungary may force cable television operators to shift the focus of their business to non-television markets such as cable broadband and voice services.

Business

Our main fixed line competitors in the Business market are T-Com and GTS. The basis of competition includes network reach, proximity to customer premises, price and customer service. Operators who rent networks from the incumbent provider of the area cannot compete as effectively as those with network presence in the area already. Margin per customer is closely correlated with how much traffic is carried or how much capacity is provided on the operators own network infrastructure.

We believe that our national network gives us a relatively strong competitive position when selling voice, data and Internet access solutions to Business customers outside our historical concession areas. In most urban centers, we have a point of presence on our own fiber optic backbone network and, therefore, are able to connect customers directly to our backbone network using our metropolitan fiber, line of sight microwave, Local Loop Unbundling or leased lines. We are now deploying WiMAX technology in certain areas as another method of directly connecting business customers to our backbone network.

We also compete with the mobile operators who target business customers, which has led to fixed-to-mobile substitution in the Business voice market.

Wholesale

Inside our historical concession areas, we currently experience limited competition for Wholesale services because these services are typically provided by the primary incumbent local telephone operator. Outside our historical concession areas in Hungary, our competition is comprised primarily of the incumbent operators, mainly T-Com, and other international providers. In the international portion of the Wholesale market, the Central and South Eastern European international wholesale services market is becoming increasingly more competitive as more networks are built by international carriers, which is increasing the availability of capacity and dark fiber. Our competitors include the incumbent telecommunications services providers in the various countries as well as the alternative telecommunications services providers such as GTS and Interoute. While the incumbent telecommunications services providers generally have stronger national coverage in their home countries, our position as a complete supplier of wholesale services across the geographic region, along with our focus on speed and flexibility, gives us a competitive advantage.

Hungarian Regulatory Environment

The current regulation of telecommunications services in Hungary is based on the 2004 Communications Act, which came into effect on January 1, 2004 and resulted in far reaching changes within the Hungarian telecommunications sector. The 2004 Communications Act was enacted to facilitate E.U. harmonization and promote competition.

The 2004 Communications Act fundamentally changed the structure of the regulatory authorities responsible for supervision of the liberalized telecommunications market by establishing the National Communications Authority (the “NHH”) as the top supervisory authority in Hungary. The NHH reports to the Minister of Transport, Telecommunications and Energy (the “Minister”) and the Hungarian government.

Unlike previous laws, the 2004 Communications Act adopted the general principle, accepted throughout the E.U., that the NHH may only intervene in the telecommunications sector by issuing certain forward-looking regulations, if competition in a specific telecommunications market is, and is likely to remain, ineffective in the absence of a direct regulatory intervention. The NHH has the power to impose certain obligations upon telecommunications services providers on the retail market, such as price caps (except for Universal Service).

The current rules governing the telecommunications sector in the E.U. were put in place in 2002. In November 2007, the European Commission published a proposal package regarding the amendment of the 2002 regulatory framework, with the aim to further promote the single European market, modernize existing regulation and increase consumer benefits. The proposal has since been and currently is being debated in the European Parliament and by E.U. member state governments in the Council. Upon adoption at the E.U. level, the revised rules must be incorporated into national law before taking effect. The European Commission expects the new framework to be in place by 2010.

Market Analysis and Regulatory Obligations

Pursuant to the 2004 Communications Act, the NHH is required to conduct periodic market analyses to determine, in line with conventional competition law principles, whether a certain market is effectively competitive and, if not, to designate operators with significant market power (“SMP”) and impose certain forward-looking obligations on them.

The 2004 Communications Act provides a list of obligations, at least one of which must be imposed on operators deemed as having SMP. These obligations are:

•	transparency;

•	non-discrimination;

•	accounting separation;

•	access to specific network facilities; and

•	cost orientation and price control.

The NHH has completed a market analysis with respect to 17 out of the 18 electronic communication markets defined in Decree 16/2004 issued by the Ministry of Informatics and Communications. We were found to have SMP in our historical concession areas and, as such, are subject to certain obligations in the following markets:

Retail markets:

•	access to the public telephone network at a fixed location for (i) residential and (ii) non-residential customers;

•	publicly available local and/or national telephone service provided at a fixed location for (i) residential and (ii) non-residential customers; and

•	publicly available international telephone service provided at a fixed location for (i) residential and (ii) non-residential customers.

With respect to the markets regarding access to the public telephone network at a fixed location for residential and non-residential customers, the NHH imposed a price cap on our services, which seeks to prohibit unreasonably high price increases. In respect of the other markets related to retail telephone traffic services, the NHH imposed Carrier Selection and Carrier Pre-Selection obligations on us.

The NHH is currently carrying out a new market analysis with respect to the retail fixed line voice telephony markets. Based on the new regulatory regime introduced by the EU Framework Review, there will be only one access market (access to the public telephone network at a fixed location for both residential and non-residential customers) and no markets regarding publicly available telephone services provided at a fixed location. However, we do not expect that these regulatory changes will result in any changes in the current obligations imposed upon us with respect to our Carrier Selection and Carrier Pre-Selection business.

Wholesale markets:

•	call origination on the public telephone network provided at a fixed location;

•	call termination on individual public telephone networks provided at a fixed location;

•	wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services; and

•	wholesale broadband access.

The NHH has imposed an obligation for us to implement accounting separation (in order to enable the assessment of cross-financing between service lines) with respect to all the wholesale markets listed above.

With respect to the markets regarding call origination on the public telephone network provided at a fixed location and call termination on individual public telephone networks provided at a fixed location, the NHH also imposed transparency (including the submission to the NHH and publication of reference interconnection offers, (“RIO”)), cost orientation, and access and interconnection related obligations.

With respect to the market regarding call termination on individual public telephone networks provided at a fixed location, we are also subject to non-discrimination obligations.

With respect to the markets regarding wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services and wholesale broadband access, the obligations imposed on us included transparency (requiring us to prepare and publish to the NHH a reference unbundling offer (RUO”)), cost orientation, access related and non-discrimination obligations.

Explanation of Regulatory Obligations Imposed on Us by the NHH as a Result of the Market Analyses

Reference Interconnection Offer

The terms of our RIO are used whenever a telecommunications operator wants to interconnect with our telephone network in order to provide telephone service to our subscribers through Carrier Selection or Carrier Pre-Selection, or to terminate calls on our network. The parties may agree on the terms of the interconnection services that are not covered by the RIO.

Tariffs on interconnection traffic services (origination and termination) offered in the RIO must be based on cost plus a reasonable profit. The cost is calculated by a Long Run Incremental Costing (“LRIC”) model with a current cost accounting approach. The reasonable profit is defined by a weighted average cost of capital figure of which the regulated percentage is 18%. The cost calculation must be approved by the NHH, which has the right to overrule it if it finds that the calculation does not reflect the costs of an efficient operator. In such a case the NHH may define the appropriate interconnection tariffs by benchmarking or using a bottom-up cost model.

Auxiliary services (such as interconnect link and co-location) offered in the RIO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

Our currently approved RIOs have been in place since April 2008 and we expect our new RIO to be in place in February 2009.

Accounting Separation

As noted, the NHH requires us to implement accounting separation on several wholesale markets (call origination, call termination, wholesale unbundled access and wholesale broadband access). We are required to prepare separate income statements, balance sheets and profitability calculations for both our retail and wholesale arms, and within the retail arm for certain retail services. Service transfers between the different business lines are required to be settled at the regulated price.

In 2008, the NHH approved our most recent accounting separation model. The NHH is currently evaluating the results and implications of the model and, pending such review, may refine its regulatory approach towards us.

Reference Unbundling Offer and Wholesale Bitstream-Access General Terms and Conditions

The terms of our RUO are used whenever another operator wants to rent the last mile of our network which connects the subscribers to the telephone network (Local Loop Unbundling (“LLU”)). By renting the last mile of our network, alternative operators are able to provide telephone and broadband Internet access services without the need for significant investment into an access network. In addition, by using RUO services, alternative operators may develop complete telephone packages which subscribers are able to pay for through a single bill issued by the alternative operators. In this case the incumbent operator does not have a direct contact with the subscriber.

The RUO is required to include contractual terms for full and partial unbundling of the local loop and local bitstream access. The terms of the RUO must be approved by the NHH.

The tariff on access services offered in the RUO must be based on cost plus a reasonable profit. The cost of the monthly fee for the LLU is calculated using a Long Run Incremental Costing (“LRIC”) model with a current cost accounting approach The reasonable profit is defined by a weighted average cost of capital figure, the regulated measure of which is 18%. The cost calculation must be approved by the NHH, which has the right to overrule the results if the cost calculation applied by the operator does not comply with the related regulations. In such a case the NHH may define the appropriate access prices.

Auxiliary services offered in the RUO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

Our currently approved RUOs have been in place since April 2008 and we expect our new RUO to be in place in February 2009.

In the market for wholesale broadband access, the NHH has also imposed on us the obligations of non-discrimination, pricing regulation and transparency. In order to comply with these obligations, we must apply equivalent conditions to others in relation to the provision of wholesale broadband services as we do for our own retail services, or those of our subsidiaries or partners. Furthermore, we must provide national bitstream access, meaning that we must offer at least one access point through which all DSL subscribers of the alternative operators can be served. The tariff of single point bitstream service is calculated by a “retail minus” method whereby the NHH defines the applicable retail margin, whereas we calculate our average retail prices. The current tariffs were set by the NHH based on market data for the first half of 2008. There is an ongoing approval procedure to set current prices based on already-submitted market data for the second half of 2008. The wholesale tariffs are recalculated twice a year and, therefore, closely follow the retail price trends. The terms and conditions of contracts for the provision of local and single point bitstream access must be disclosed on our website in the form of a wholesale bitstream-access general terms and conditions.

Retail Price Regulation

In the retail markets for calls, the NHH has not imposed obligations other than Carrier Selection and Carrier Pre-Selection. In the retail markets for access, the NHH imposed price caps on us, because, according to the NHH, in the absence of competition only a safeguard cap over the subscription fee can avoid excessive price increases. The permitted price increase is the historical consumer price index – 0%, which prohibits us from increasing our subscription fees over the rate of inflation. The historical consumer price index – 0% price cap applies to all residential and business packages.

Call-by-Call Carrier Selection and Carrier Pre-Selection

The obligation of Carrier Selection enables telephone operators to offer retail call services (but not access services) to subscribers other than their own, through the use of specific prefixes. According to the 2004 Communications Act, the opportunity to use Carrier Selection service must be offered to each subscriber.

In the case of Carrier Pre-Selection, the selected alternative operator is set as the default carrier, and subscribers have three options for making calls through the selected alternative operator: (i) international calls; (ii) all national calls, including long distance, local and calls to mobile networks; or (iii) options (i) and (ii) together. Carrier Pre-Selection of Internet calls is established through call number allocation.

Other Statutory Obligations Imposed on Us

Number Portability

Pursuant to the 2004 Communications Act, all fixed line and mobile telephone service providers are required to ensure that their subscribers can keep their existing telephone numbers when they change service providers. Porting may only be refused if an outstanding debt is associated with the subscriber’s account.

Universal Service Obligations

The 2004 Communications Act defines universal service as a set of basic communications services which must be made available to all customers at an affordable price. Universal service includes providing access to the fixed line telephone network at a specified minimum quality, operating public payphones with regulated density, issuing a public directory of subscribers, providing operator services, and providing free emergency calls.

Operators are entitled to compensation in relation to any unfair burden arising from the universal service obligation. The amount of compensation is calculated as the avoidable cost that would not have occurred if the operator had no universal service related obligations, less the possible gains (such as increasing brand equity) from offering the universal services. Operators who decide to apply for compensation prepare a financial model once a year and submit it to the NHH for examination and the Minister of Economics and Transport for approval.

We became a universal service provider in our historical concession areas on the basis of the universal service agreements concluded with the legal predecessor of the current Minister in 2002, which agreements have since been revised to comply with the current E.U. regulatory regime. The agreements proclaimed that an unfair burden in relation to the universal service obligation has to be compensated for by the Universal Service Fund (the “Fund”). All voice telephone operators and Internet Service Providers using dial up telephone connections are required by law to contribute to the Fund. The annual amount of the contribution is determined on the basis of the actual financing needs of the Fund, however, the contribution may not exceed 0.5% of the net revenue of the operator from voice telephony and dial-up Internet services.

Prior to 2004, the amount of the universal service obligation compensation was calculated as the income lost due to the fact that the regulated monthly fee of the universal service package was lower than that of the normal subscription packages. The 2003 in-payment obligations were challenged by the mobile service operators in court. Due to the pending legal proceedings, no further payments were made from the Fund.

In the meantime, the calculation in force was criticized by the non-fixed operators and the European Commission and was amended under the 2004 Communications Act to reflect the net avoidable cost of the universal service provider. Since then, although we have submitted the due calculations for the years 2004 and 2005, each of these calculations have been rejected by the authorities. We have contested such decisions in court and the proceedings are currently still pending. Nevertheless, no further compensation has been accrued since 2004 due to the ongoing legal proceedings surrounding the legislation regarding the Fund.

Our Universal Service Contract expired at the end of 2008. The Minister has initiated negotiation about a new contract. We cannot predict the outcome of the negotiations but the ministry already agreed on a much lighter regime that imposes less financial burden on the service providers.

Price Regulation

Pursuant to regulatory burdens imposed by the NHH and applicable law, we are currently subject to three retail pricing restrictions; (i) a price cap under the Universal Service Tariff Decree on universal service packages, (ii) an obligation imposed by the Universal Service Tariff Decree to pass on our gains from the gradual reduction of mobile termination charges in our universal service tariff packages to our customers (the “Passing Over Obligation”), and (iii) a price cap over retail fixed-line access services.

We have been making significant efforts to comply with the above requirements, however, uncertainties in the calculation of the price caps and the Passing Over Obligation, as well as the developing practice of the NHH, often makes compliance difficult. Although we are periodically subject to NHH investigations of our compliance with the above requirements, we believe that the risks that the NHH finds us as non-compliant are relatively low due to (i) our internal calculations and analyses, (ii) the joint efforts of Invitel and the NHH in 2007 to define a common and acknowledged calculation methodology, and (iii) the recent and planned retail tariffs changes remaining within the boundaries of the retail price cap (and incorporating the Passing Over Obligation).

Hungarian Taxation

Corporate Income Tax. The operations of our Hungarian subsidiaries are subject to the Hungarian corporate income tax rate of 16%. The Hungarian government introduced an additional 4% solidarity tax effective September 2006.

Local Tax. Our Hungarian subsidiaries are subject to local taxes by local municipal governments. The largest local tax is the local business tax, which cannot exceed 2%. The base of the local business tax is revenues less certain allowable costs. When a company is subject to more than one local municipal taxing authority, the base of the local business tax must be allocated between the local municipal taxing authorities. The local business taxes are fully deductible from the corporate income tax base.

Innovation Contribution. In 2007, Hungarian companies were subject to a 0.3% levy to fund research and development activities. The base for this tax is the same base as the local business tax.

Value Added Tax (“VAT”). The Hungarian VAT system is based on E.U. regulations. VAT is a consumption tax which is fully borne by the final consumer of a product or service. The current standard rates of VAT is 20%. There is a reduced rate of 5% applicable to certain products.

Social Insurance Contributions. Hungarian employers are required to pay the state 29% of an employee’s gross salary as a social security contribution, 3.0% of an employee’s gross salary as the employer’s contribution to the unemployment fund, and 1.5% of an employee’s gross salary in training fund contributions.

Our Markets and Services

Inside Our Historical Concession Areas

Through the Hungarian government’s tender process and subsequent acquisitions, we acquired exclusive licenses to provide local fixed line voice telephony services within our 14 historical concession areas until the end of 2002. Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. We have developed a full range of telecommunications services in our historical concession areas where we have a strong presence in the Mass Market Voice, Mass Market Internet, Business and Wholesale markets.

Outside Our Historical Concession Areas in Hungary

Prior to the Invitel Acquisition, we expanded beyond the Hungarotel historical concession areas by offering Carrier Selection and Carrier Pre-Selection and Internet services in the Mass Market outside the Hungarotel historical concession areas. Following our acquisition of PanTel in 2005, we expanded our Out-of-Concession offerings in the Mass Market and significantly increased our presence in the Business Market, by using PanTel’s nationwide fiber optic backbone network linking every county in Hungary. The network provided fiber optic access to every major city within each Hungarian county. Within a number of these cities, we have microwave access networks which enable us to directly connect Business customers to our backbone fiber network. PanTel also built a metropolitan area network in Budapest, which connects to the backbone network, allowing city-wide coverage in Budapest.

In 2000, Invitel commenced the build-out of its national network infrastructure, and upon the liberalization of the Hungarian fixed line voice telecommunications market and the abolition of the concession monopolies (beginning with T-Com’s concession areas in December 2001), Invitel began to provide fixed line voice telecommunications services outside the Invitel historical concession areas. Outside the Invitel historical concession areas, Invitel built a national network which provided Business customers in Budapest and 16 other major urban centers with the ability to be connected directly to Invitel’s network, enabling Invitel to deliver voice, data and Internet services, primarily through its point-to-multipoint (“PMP”) microwave networks and metropolitan fiber, or through unbundled local loops and leased lines. Invitel also provided voice and Internet services to Mass Market customers outside the Invitel historical concession areas using Carrier Pre-Selection and Wholesale DSL services.

The acquisition of Tele2 Hungary in October 2007 further expanded our Mass Market voice customer base outside our historical concession areas. The number of Carrier Selection and Carrier Pre-Selection customers outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007, as a result of this acquisition.

International Wholesale Market

Using its Hungarian national backbone network, PanTel developed a significant presence in the Wholesale market in Hungary providing services to other fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. Given Hungary’s geographic location bordering six developing countries, PanTel’s international operations began by providing an alternative connection to Western Europe to the incumbent and alternative providers of telecommunications services in those countries. Beginning with Romania, Slovakia and Slovenia in 2001, followed by Ukraine and Croatia in 2002, PanTel began providing Western European and United States companies with connections to these countries enabling our clients to provide connectivity to their own corporate clients. In 2004, PanTel expanded further abroad and was the first international company to provide alternative wholesale capacity into Serbia and Bulgaria. In 2006 and 2007, we expanded our international business with large wholesale service contracts to provide connections to Turkey, Macedonia, Montenegro, Bosnia, Albania and Georgia.

Utilizing its Hungarian national backbone, its metropolitan networks and its regional connectivity, Invitel provided wholesale domestic and international voice and data transit services to Hungarian and international telecommunications services providers. Invitel was among the first telecom operators to provide services in and out of Serbia, both in terms of data capacity and voice traffic. Invitel also generated significant revenue leasing its fiber backbone towards Romania. In 2006 Invitel acquired Euroweb International

Corporation’s two Internet and telecom related operating subsidiaries, Euroweb Hungary and Euroweb Romania. Euroweb provided Internet access and additional value-added services including international/national leased line and voice services primarily to Business customers.

Following the acquisition of Memorex and the integration of the Memorex network and organization together with our network and organization, we have created the leading provider of wholesale data and capacity services in the region, based on an extensive 19,000 route kilometer network.

Our Markets Today

Today we offer fixed line telecommunications services on a retail basis to residential and Business customers and on a wholesale basis to other operators. We operate in four market segments: Mass Market Voice, Mass Market Internet, Business and Wholesale. We are continually seeking to develop and improve our overall service through improving the quality of our customer care and developing new service packages and offerings.

Mass Market Voice

We offer our Mass Market customers a full range of basic and value-added voice services, both inside and outside our 14 historical concession areas. Our basic services in our historical concession areas include access to analog and ISDN2 lines for local, long distance, fixed to mobile and international calling, a full set of operator services, directory services and public telephones. Our value-added services include voicemail, a variety of special calling features such as call waiting, call forwarding and caller ID. New services include a variety of bundled voice, Internet and IPTV packages. Outside our historical concession areas, we provide a full range of basic and value added voice services to Mass Market customers. We have been offering Carrier Pre-Selection based voice services since early 2002, after Hungary’s telecommunications market was liberalized. We also have some Carrier Selection customers, mainly as a result of the Tele2 Hungary acquisition, but have focused mainly on Carrier Pre-Selection outside our historical concession areas, as we believe that Carrier Pre-Selection ensures a higher quality and sustainability of revenues than Carrier Selection. These services enable customers who have fixed line voice access provided by other operators (primarily T-Com) to use our voice services. Carrier Pre-Selection and Carrier Selection packages include call charges only, since the monthly access fees are paid to the incumbent provider. The recent acquisition of Tele2 Hungary has added significantly to our Mass Market voice customer base outside our historical concession areas.

Mass Market Internet

We generate Mass Market Internet revenue inside our historical concession areas by providing DSL broadband access, Internet and IPTV services over our own network. Outside our historical concession areas, we provide broadband Internet services mainly by purchasing DSL services on a wholesale basis from the incumbent operator and acting as a third party Internet Service Provider. Outside our historical concession areas, we have also recently begun offering higher speed Internet access services using Local Loop Unbundling, in which case we rent the basic copper telephone line from the incumbent operator.

We provide this service on a flat fee basis at three different standard bandwidths (1 Mbps, 4 Mbps and 8 Mbps) inside and outside our historical concession areas.

In our historical concession areas we offer DSL through our own network. Substantially all of our network is already capable of providing DSL services. We expect revenue from DSL services to grow as the result of a number of factors, including:

•	a gradual increase in personal computer penetration and demand for Internet access in Hungary;

•	DSL continuing to maintain its higher market share than that of cable-based Internet services;

•	continuous DSL development in new residential housing and other areas; and

•	focused marketing campaigns which have previously proved successful.

Although we still have some dial-up access Internet customers, we have stopped to actively market dial-up access services. The number of our dial-up access Internet customers has declined sharply since the beginning of 2005 and we expect that this product will continue to be used by only a small number of customers in the future.

Business

We offer fixed line voice, data, Internet and server hosting services to SME businesses, larger corporations and governmental and other institutional customers nationwide. Our Business customers are defined as enterprises with over five employees. Inside our historical concession areas, we provide these services directly through our incumbent network. Outside our historical concession areas, we can provide Business customers throughout Hungary with direct access to our voice, data and Internet services by directly connecting them to our national backbone network by using our own point-to-point (“PP”) and point-to-multipoint microwave network or metropolitan fiber, or by using unbundled local loops or through leased lines. Recently we have also started to deploy WiMAX technology in certain areas in order to directly connect business customers.

Our nationwide voice services include a full range of basic and value added voice services, including operator services, call waiting, call forwarding and toll-free numbers through analog PSTN, ISDN2, and ISDN30 connections.

Our nationwide Business data services include managed leased line services, IP-Virtual Private Network (“VPN”) services, and national frame relay Asynchronous Transfer Mode (“ATM”) services, which is a broadband, network transport service that provides an efficient means of moving large quantities of information. Our managed leased line service consists of analog and digital point-to-point leased lines which businesses and institutions can use to establish direct digital connections between each other on a closed network, enabling the exchange of audio, data and multimedia files. We provide nationwide IP-VPN services from 64 Kbps to 1 Gbps. Our IP-VPN network uses MPLS technology that allows unified, flexible, secure and value added voice, data and Internet services. Our national frame relay service enables high-speed switched digital data communication and can transport voice and data at the same time.

Our nationwide Business Internet services consist primarily of Internet access and server-hosting services. Our Internet access services are provided through leased lines and DSL services nationwide. Business DSL services are available in four standard bandwidths (1 Mbps, 4 Mbps, 8 Mbps and 18 Mbps). We also offer Business customers the “IP Sec” feature, which allows Business customers to work from home via secure broadband Internet access.

We offer these services individually or on a “bundled” basis to Business customers nationwide, including voice and Internet packages for smaller enterprises and voice, data and Internet packages for larger businesses. We have introduced business loyalty programs under which we offer discounts on either the full portfolio or certain designated services, according to individual user profiles. We believe that these loyalty programs increase usage, decrease churn, and enable us to capture a higher proportion of our Business customers’ expenditure on telecommunications services.

Outside our historical concession areas, we also provide lower-volume Business customers with voice services using Carrier Pre-Selection and DSL Internet services by purchasing wholesale DSL services from the incumbent local telephone operator.

Wholesale

We provide voice, data and bandwidth capacity services on a wholesale basis to other operators and service providers. These services typically generate revenue in the form of rental payments for capacity or managed bandwidth services and traffic-based charges for voice transit services to and from other Hungarian and international telecommunication service providers. Capacity services generate revenue based on the bandwidth of the service and the distance between the endpoints of the customers. Internationally, we transport voice, data and Internet traffic into, and out of, Hungary and within the Central and South Eastern European region. We have interconnection agreements with carriers to transport voice, data and Internet traffic worldwide.

Our Wholesale business consists of four product lines: providing managed bandwidth services; providing dark fiber; providing IP capacity; and providing wholesale voice services.

We provide managed bandwidth services with speeds up to 10 Gbps for a wide range of United States and European telecommunications service providers. This means, for example, that for a large U.S.-based telecom company we can provide and manage entirely the leased line connections to the endpoints of a network which they are providing for one of their corporate clients. These endpoints can be corporate premises or regional telecommunications hubs. We also provide lateral support services such as co-location and managed router services.

Providing dark fiber entails renting fiber optic cables to cable television operators, mobile operators and government institutions allowing them to manage their own networks. We provide co-location facilities in addition to repair and maintenance services to these customers.

Providing IP capacity entails providing connectivity to the Internet at a guaranteed minimum bandwidth to Internet Service Providers and cable television operators which are providing Internet services. Our service is fully protected and routed on two independent routes back to tier 1 providers’ points-of-presence in Frankfurt.

Our wholesale voice services involve routing voice calls to worldwide destinations. We have over 120 international connections to incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators and cable television operators, enabling us to route their calls globally. While this service is somewhat of a commodity business, we focus on new operators in developing countries. This enables us to establish relationships with these clients which often leads to our providing more profitable data services.

Pricing and Tariffs

Mass Market in Concession Fees

We charge our Mass Market Voice customers a monthly subscription fee and measured service fees for local, mobile, long distance and international calls. With respect to our Mass Market Internet customers, we generally charge a fixed monthly fee.

Competition in the Mass Market Voice market in our historical concession areas from mobile operators, fixed line operators and, more recently, cable television companies has driven down the pricing of our Mass Market Voice service packages. In response, we were the first fixed line operator in Hungary to introduce voice packages that provided customers with the flexibility to choose between different price options. For example, our customers can choose between packages with a higher monthly subscription fee bundled with cheaper off-peak calls or minutes included in the monthly subscription fee or more favorable tariffs in preferred call directions. In order to ensure that our service offerings remain highly competitive, we introduce new packages for all markets on a regular basis. The overall effect has been to increase the proportion of revenue derived from the monthly subscription fees, as opposed to revenue from individual call charges.

In addition to developing new pricing structures, we have initiated a bundling strategy. Our bundled offerings include extra voice minutes and Internet access and/or usage in voice package monthly fees. These packages can range from offers including dial-up minutes for beginners or low-end Internet users to high-end packages with unlimited DSL access. Our sales strategies emphasize our new commercial packages with higher monthly fees but with local and off-peak calls included in the base monthly subscription fee or with low call charges in all directions. We often run retention programs with DSL access to keep our customers from switching to cable television operators. We also target residences without any service by offering bundled voice and Internet packages. We believe that we currently achieve approximately 75% of new line subscription through bundled voice/DSL offerings. Furthermore since June 2008, we have also been offering IPTV to customers in most of our historical concession areas, and plan to introduce these services in our remaining historical concession areas in February. “InviTV” is offered bundled with voice service and Internet access as a “triple play” package, or with Internet access as a “dual play package.”

Mass Market Out-of-Concession Fees

Outside our historical concession areas, we offer Carrier Pre-Selection based voice services. While we have Carrier Selection customers (principally from the Tele2 Hungary acquisition), we are not actively marketing that service but instead are trying to convert those higher value Carrier Selection customers to Carrier Pre-Selection based services. For such services, we bill on the basis of usage (i.e. minutes), since the monthly subscription fees are paid by the customer to the incumbent provider to whose access network the customer is directly connected. Our pricing packages outside of our historical concession areas tend to be simpler, not differentiating so much between types of calls. Our Mass Market Voice customers outside of our historical concession areas tend to be more sensitive to price.

With respect to the Mass Market Internet market outside of our historical concession areas, we charge a fixed monthly fee with no usage fee. We face strong competition in the Mass Market Internet market outside our historical concession areas, and accordingly, re-evaluate the pricing of our services on a regular basis, creating customized packages in order to differentiate us from our competitors.

Business Fees

In the Business market, we price voice, Internet and data services individually or on a bundled basis. Business voice tariffs have decreased significantly since the beginning of 2004 as a result of increased competition from both fixed and mobile operators. In our historical concession areas, we have introduced retention offers providing competitive call charges to attract longer term customer commitment.

Outside our historical concession areas, we offer packages with volume based tariffs providing lower per-minute rates for higher levels of traffic.

Wholesale Fees

For managed bandwidth services, we charge our customers a fixed monthly fee for a guaranteed minimum bandwidth along with a service agreement.

When we provide dark fiber, we generally charge a monthly fee on a per kilometer basis. Customers often require us to extend our backbone network directly to their premises or to another city or, in the case of mobile operators, to one of their central switching locations. We generally charge our customers a one-time fee for extending our network to meet customer requirements.

For IP capacity services, we generally charge a monthly fee based on a guaranteed minimum bandwidth along with a service agreement. Customers can also pay for a committed amount of bandwidth and pay for more bandwidth, if available, as needed.

For wholesale voice services, we generally charge our customers a variable amount based on the length of the call, the time of day and the destination. In certain cases, we enter into bi-lateral agreements with other parties, pursuant to which we agree to send and receive a specified amount of voice traffic to each other. This reduces the variability in the wholesale voice business overall, but the percentage of business that may be traded on this basis is limited because the traffic flows can not be predicted with certainty.

Interconnection Fees

A small portion of our revenue and a substantial portion of our cost of sales are derived from interconnection fees. Interconnection fees were introduced to ensure widespread provision and interoperability of telecommunications services. Operators of public telecommunications networks have a right and, when requested by other operators, an obligation to interconnect their networks to each other. Customers can choose any telecommunications services provider and still be able to call customers of other service providers. The telecommunications services provider that provides the initial connection and the telecommunications services provider that terminates the call, as well as any telecommunications services provider that transports the traffic between the two, share in the revenue collected from the call. Interconnection charges, like retail voice tariffs, are often dependent on the time of day that the call is placed, the length of the call and the distance covered. The settlements are done through wholesale arrangements and the fees are largely regulated.

We receive per minute call termination fees for completing calls, which are passed to us from other telecom operators (fixed line, mobile, cable television operators, whether within or outside Hungary), to our customers who are directly connected to our network. This applies to any of our directly connected customers, whether within, or outside, our historical concession areas. In our historical concession areas, our customer would be directly connected to our network. Outside our historical concession areas, the customer could be directly connected to our network through either a point-to-point or point-to-multipoint wireless connection, metropolitan fiber, a leased line, Local Loop Unbundling or over WiMAX.

We pay per minute call termination fees to other telecom operators for completing calls originating from our customers (including any of our directly connected voice customers, our customers using Carrier Pre-Selection and Carrier Selection services outside our historical concession areas and our wholesale carrier customers) to customers which are directly connected to the network of other telecom operators (fixed line, mobile or cable television operators, whether within or outside Hungary).

We receive per-minute call origination fees when any customer which is directly connected to our network elects to use a competing fixed line telecommunications services provider to make outgoing calls through the use of either Carrier Pre-Selection or Carrier Selection (in these cases we still collect a monthly subscription fee from the customer for the use of our fixed line connection).

We pay per minute call origination fees when a customer which is directly connected to another Hungarian fixed operator’s network, elects to use our service to make outgoing calls through the use of either Carrier Pre-Selection or Carrier Selection (in these cases, the operator to whose network the customer is directly connected still collects a monthly subscription fee from the customer, for the use of the fixed connection). See “– Hungarian Regulatory Environment.”

Local Loop Unbundling Fees

When we connect a customer to our network through a Local Loop Unbundling arrangement, we rent the connection to the customer from the incumbent local operator for a monthly fee. We then collect from our customer a monthly subscription fee and a traffic fee for service or a bundled fee. The incumbent operator loses the billing relationship with the customer. Conversely, when a competitor comes into one of our historical concession areas and connects a subscriber to their network through a Local Loop Unbundling arrangement with us, we receive a monthly fee for allowing the competitor to use the telephone line that we own. See “– Hungarian Regulatory Environment.”

Our Customers

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 Mass Market Voice customers outside our historical concession areas connected through CPS, CS or LLU. This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas from 662,000 as of December 31, 2007 to 526,000 as of September 30, 2008 is due to churn of low value CS customers.

As of September 30, 2008, we had approximately 135,000 Mass Market broadband DSL customers, of which approximately 109,000 were connected directly to our networks within our historical concession areas and 26,000 were outside our historical concession areas and serviced principally by our purchasing wholesale DSL services from the incumbent local telephone operator (primarily T-Com). The number of IPTV customers has increased to 1,380 as of September 30, 2008 since the beginning of May, when we introduced this service.

As of September 30, 2008, we had approximately 47,000 voice telephone lines within our historical concession areas serving business customers which is the same as 2007 year end level. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year end.

We have a diversified revenue and cash flow base, making us less susceptible to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

In the Wholesale market, we had over 570 customers as of September 30, 2008, which customers include telecommunication services providers from across Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers.

Sales and Distribution Channels

Mass Market

In our historical concession areas, our Mass Market Voice and Mass Market Internet sales channels include walk-in shops, point-of-sale reseller and partner shops, independent third-party sales agents, our own telesales operations and our Internet web site. We have 17 walk-in shops that we manage in our historical concession areas. Our services are sold to Mass Market customers outside our historical concession areas through a non-exclusive network of agents and point-of-sale reseller and partner shops and our own and outsourced third-party telesales operations.

Business

Our direct sales force of new Business sales managers and corporate account managers is our primary Business sales channel. Corporate account managers are responsible for managing the relationship with and developing business with our larger corporate customers. Our new Business sales managers are responsible for driving new business acquisition in the SME market. This group also works with a specialized telesales group for contract renewals and for appointment setting, and for sales to lower-end SME customers.

We also use agents and resellers as indirect distribution channels, which allows us to expand the geographical range of our Business sales and improve our coverage of the small enterprise market. In the case of contracts originated by our resellers and strategic partners, we become the contracting party and the exclusive owner of the customer in respect of the telecommunication services.

Wholesale

Our Wholesale sales efforts are split into separate international and domestic channels. Internationally, our business development and sales staff focuses on selling managed bandwidth services, IP capacity services and wholesale voice services directly to incumbent fixed line telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers in the Central and South Eastern European region. Our sales staff are also focused on securing competitive and technically sound managed bandwidth solutions for Western European and U.S. telecommunications companies so that we can serve as a one-stop sub-provider in meeting their corporate customers’ regional needs.

Domestically, we have a dedicated business development and sales staff that focuses primarily on marketing our IP capacity and dark fiber services throughout Hungary to mobile operators, cable television operators and Internet Service Providers.

Our Network

Overview

Our telecommunications network is comprised of our original network in the Hungarotel historical concession areas, the national and international backbone network and access networks that we added when we acquired PanTel in 2005, the network acquired with the Invitel Acquisition in 2007, which network consisted of the network covering the Invitel historical concession areas as well as a national backbone network and access networks covering many of Hungary’s urban centers, and the regional network added with the acquisition of Memorex in 2008. Today, our telecommunications network consists of a national backbone network and access networks throughout Hungary as well as an international backbone network in the Central and South Eastern European region.

Within our 14 historical concession areas, our network covers approximately 2.1 million people, or approximately 21% of Hungary’s population. Our network allows us to offer DSL services to substantially all of the population in our historical concession areas and fully integrated voice, data and Internet services to all of our Business customers in our historical concession areas. Outside of our historical concession areas in Hungary, we have points of presence in Budapest and more than 40 other major urban centers.

Backbone Network

Our national fiber network comprises approximately 10,000 route kilometers of fiber (8,500 route kilometers in the backbone and 1,500 route kilometers of access network) and our international backbone network comprises approximately 19,000 route kilometers of fiber with approximately 40 points of presence in 14 different countries. Our network carries traffic between the major cities of Hungary, provides connectivity to and within our historical concession areas, connects major urban business centers outside our historical concession areas and provides international connectivity. Our backbone network consists of fiber rings that are on a par with Western European digital network standards and has been designed for an open architecture using Synchronous Digital Hierarchy (“SDH”) and Dense Wavelength Division Multiplexing (“DWDM”) technologies.

Access Networks Inside Our Historical Concession Areas

Within our historical concession areas, we have versatile modern telecommunications networks. The networks are designed to offer voice and broadband (DSL) services to substantially all of our customers as well as data services to our Business customers. The network is based on a combination of copper lines, wireless technologies (WiFi and Digital Enhanced Cordless Telecommunications (a wireless standard based on time division multiple access technology used for wireless local loop systems), which is now being replaced by WiMAX) and fiber optic cable for some major customers. The combination of conventional fiber and wireless local loop technology gives us flexibility with respect to the development of our network and the opportunity to target strategic capital expenditures.

Access Networks Outside Our Historical Concession Areas

Point-to-Multipoint Networks. We have developed the largest point-to-multipoint radio system in Hungary in the licensed 3.5 GHz frequency band. By covering Budapest, 20 other major urban centers and two other smaller cities outside our historical concession areas, we have gained a competitive advantage by creating an alternative access network independent of T-Com’s local loops. These networks enable us to deliver a full complement of managed voice, data and Internet services to our Business customers.

Point-to-Point Networks. We use Point-to-Point microwave radio to provide high bandwidth connection to corporate clients and to a lesser extent as backhaul transmission to interconnect PMP sites to our network. The majority of our PP sites have been deployed in Budapest. We have installed more than 1,300 PP links to date for connection to corporate clients and approximately 150 links to provide connections between PMP and PP sites.

Metropolitan Areas Networks (“MANs”). In addition to the PMP and PP networks, we operate approximately 1,500 route kilometers of MANs in Budapest and eight of the urban centers outside our historical concessions areas. Our MANs provide a direct link between our backbone network and radio (PP and PMP) base stations. This allows the city rings to be fully integrated in a seamless manner with our overall network. Each MAN is built with fiber cable technology which is essentially the same as that used for our backbone network. Our Budapest MAN consists of more than 1,000 route kilometers and passes through areas of the capital with significant business potential.

The networks which we operate outside our historical concession areas also include network lines which we lease from other telecommunications operators and beginning in 2006 unbundled local loops (Local Loop Unbundling). This enables us to reach a wider geographical area beyond the coverage of our PMP and PP networks and MANs over which we have control. Local Loop Unbundling also provides us with a lower cost option for directly connecting smaller business customers. In addition, we have recently installed 29 WiMAX base stations on the outskirts of Budapest and 12 other cities to provide alternative low cost access methodology to directly connect principally smaller business customers.

Switched Voice Network

We have deployed a fully digital switching network hierarchy. A total of 19 Exchanges have been deployed in a hierarchical network. Local Exchanges handle the interconnection of customer lines and the switching of local traffic. Traffic for other areas is handed to the Primary Exchanges. Secondary Exchanges provide the transit functionality for switching traffic between different regions. Secondary Exchanges also handle interconnection of Business voice from outside our historical concession areas. The International Gateway Exchange is the point of interconnection for all international, national and mobile traffic in our network.

Data and Leased Line Network

Multi-service network. We have deployed an extensive multi-service network to provide advanced IP based services to corporate, SME and ISP clients. The range of services includes IP based VPN, virtual dial-up networks, VoIP, Internet access, VLAN and Extranet services. This enables us to provide tailored services to meet the customers’ needs. This multi-service network has been deployed throughout Budapest, our historical concession areas and 16 major cities in Hungary. The main nodes are interconnected by a 10 Gigabit Ethernet network which also extends nationally to the main centers in our historical concession areas. The smaller nodes are connected in a star or mesh configuration.

Managed leased line network. The managed leased line network provides “last mile” access to leased line customers. The extensive network provides multiple POPs for MLL services. It also provides cross-connect capabilities to enable leased line networks to be remotely reconfigured. Leased Line services are provided through fiber, PP and PMP networks in more than 40 cities outside our historical concession areas.

Both the multi-service and the leased line networks are well designed and offer capacity and flexibility for the positioning of advanced data and leased line services.

The Memorex Network

We acquired Memorex in March 2008. Memorex (subsequently renamed Invitel International AG) operated over 12,500 route kilometers of fiber optic cable in the region which enabled it to provide high quality wholesale services to large international carriers. Memorex invested approximately €54 million (approximately $69.5 million at current exchange rates) in its network over the last two years. The Memorex Acquisition has further developed our position in the Wholesale market in the region. Following the acquisition of Memorex, we are the leading independent provider of wholesale data and capacity services in the Central and Eastern European market with a network now comprising around 19,000 route kilometers of fiber.

Interconnection Agreements with Other Operators

We have interconnection agreements with each of the major Hungarian fixed line, mobile and alternative operators, including, among others, T-Com, Monortel, T-Mobile, Pannon GSM, Vodafone and GTS-Datanet. The objective of these interconnection agreements is to enable the parties to access each other’s networks and terminate traffic originated in the other party’s network, which enables the two operators’ customers to connect with each other. These interconnection agreements are typically for indefinite terms and are based on, or incorporate the terms of, our RIOs. If the other interconnection party is considered to have SMP, then typically the terms of the other party’s RIO are also incorporated. See “-Hungarian Regulatory Environment” beginning on page 60.

We also have interconnection agreements with foreign telecommunications network operators, including, among others, Belgacom, British Telecom, Cesky Telecom, Telekom Austria, Romania Data Systems and T-Systems (Germany). These interconnection agreements relate to interconnection and the provision of reciprocal international carrier services. These agreements are typically for indefinite terms. Under these agreements, we sell wholesale capacity (transit services) and purchase transit and termination services.

Network Access Agreements with Internet Service Providers

We partner with various ISPs under network management agreements to provide Mass Market Internet and Business Internet services nationally. These agreements provide for Internet access through our networks via DSL and dial-up access technologies. See “-Hungarian Regulatory Environment” beginning on page 60.

We have been a DSL services provider in our historical concession areas since 2001. We offer DSL services in our historical concession areas on a wholesale basis, mainly to T-Online (T-Com’s Internet Service Provider) and Enternet.

Outside our historical concession areas, we have network access agreements with T-Com and Monortel for DSL services and dial-up access.

Additionally, in the Wholesale market, we act as a nationwide Internet Service Provider and purchase international peering services primarily through tier 1 carriers such as Telia and Verizon.

Network Management

We monitor our voice network with continuously running systems, which has enabled us to improve our quality of service to an average fault rate per month which was below 0.0075% in 2007, which we believe is comparable to European benchmark operators and is significantly better than the threshold imposed by the Hungarian regulatory authorities. We are able to monitor and manage our ISDN 30 and Business data and Internet service, on our network. Monitoring provides us with the proactive management ability of network/service failures, allowing us to provide a high, guaranteed level of service availability, which is particularly important to and valued by our Business customers.

We also constantly monitor our IP network using a new network management system that runs on a Hewlett Packard (“HP”) platform using HP Openview. This HP platform provides integrated management of our operation and maintenance processes by our centralized network management staff and significantly reduces our network operating costs. These network monitoring systems, which also have back-up facilities, are located at our Service Management Center near our corporate headquarters in Budaörs near Budapest and can be accessed from other locations on our network.

In addition, we have a trouble ticketing system, which contains data on customer service level agreements. This ensures that we apply the appropriate priority and escalation levels to logged calls.

Billing and Customer Care Software Systems

We currently operate on a single monthly billing period. At the end of each billing period, the external systems provide metered data to the billing systems and an update is prepared for the general ledger. The majority of billing files are sent to a third party for printing and distribution. The vast majority of our customers pay their bills through the Hungarian Post Office’s third party payment system. Under this system, customers fill out a payment order and pay the amount due to the Hungarian Post Office, which in turn transfers all amounts paid by our customers promptly to our account. The Hungarian Post Office’s third party payment system has traditionally been the main means of bill payment for service providers in Hungary. A minority of our customers pay their bills through direct debit and bank transfers.

We currently operate four different billing systems:

•	CosmOSS, a post-paid billing system that provides billing services to Mass Market and Business customers. CosmOSS bills for both voice and data services. CosmOSS is operated by Euromacc Kft.

•

Telemax, a post-paid billing system that provides billing services to Mass Market and Business customers. Telemax bills for both voice and data services. The Telemax billing system is also used to bill for indirect Long Distance Voice Services. Telemax is operated by Hewlett Packard.

•	Infranet, a post-paid billing system that provides data billing services.

•	FusionR, a post-paid billing system that provides billing services for certain important Business customers, Wholesale services and Carrier Pre-Selection and Carrier Selection services.

We also operate four different customer administration systems:

•

Contract Management (“CM”) is an order management application that provides a consolidated platform for the entire Business customer market. It also supports the entire sales cycle from prospect to contract.

•	Network Management Tool (“NMT”) is an order management system serving Mass Market customers with voice services and automatic provisioning support for Mass Market and Business customers.

•	Internet Administrator (“IA”) is an order management application serving Mass Market customers with Internet and bundled (Voice and IP) services with automatic provisioning support.

•	VITRIN is a workflow application providing provisioning workflow support for Business data services.

We believe that our billing and customer care systems are adequate to currently meet the functional requirement of invoicing our customer base.

Employees

As of the end of September 2008, the HTCC group had approximately 1,495 employees, of which approximately 1,250 were located within Hungary. A breakdown by job function is set forth in the table below. We consider our relations with our employees to be satisfactory.

Function	Number of Employees
Marketing	71
Sales	310
Operations	820
Finance	148
IT	76
Human Resources and Legal	37
General Management and Administration	33

Total	1,495

Description of Property

Our properties do not lend themselves to simple description by character and location. Our material properties include properties that we own that comprise part of our telecommunications infrastructure (“telecom freehold” properties), properties that we lease that comprise part of our telecommunications infrastructure (“telecom leasehold” properties) and properties that we lease in connection with the day-to-day operations of our business (“other leasehold” properties).

Our investment in property, plant, property and equipment was $1,093 million at September 30, 2008. Our investment in plant, property and equipment, net of depreciation consisted of the following at September 30, 2008 (in thousands):

Land and Buildings	$11,675
Telecommunications equipment	759,287
Other equipment	21,051
Construction in progress	27,555

Total	$819,568

Land and buildings consists of land and land improvements and central office buildings. Telecommunications equipment consists primarily of aerial cable, underground cable, conduit and wiring, wireless plant, telephone poles, switching equipment, transmission equipment and related facilities. Other equipment consists of vehicles, office furniture and equipment, computers and related accessories. Construction in progress consists of assets which are under construction as part of long-term projects and are expected to be put into operation within one year.

We have secured all the necessary rights-of-way with respect to our telecommunications networks. We believe that our properties are adequate for our present needs but we periodically review our future needs.

All of these properties are subject to liens under our debt instruments.

We lease our principal executive offices just outside of Budapest, Hungary and also have a United States office located in Seattle, Washington.

Environmental

Our operations are subject to a variety of laws and regulations relating to land use and environmental protection. We have a good relationship with the environmental authorities. Our internal environmental protection activities are governed by certain internal rules on environmental protection issued by us, for the purpose of educating our employees about environmental protection and requiring them to be environmentally conscious. In the past five years, no environmental fines have been imposed on us. We believe that we are in substantial compliance with all applicable requirements.

Legal Proceedings

Local Business Tax

Three Hungarian municipalities initiated court proceedings against us in the Metropolitan Court of Budapest seeking payment in connection with an ambiguous provision in some of our concession contracts regarding the payment of local municipal taxes. On May 15, 2008 the Metropolitan Court ruled on our behalf and denied the claims of the municipalities. On October 30, 2008 the Metropolitan Court of Appeal overturned, in part, the lower court’s ruling and awarded the municipalities HUF 919 million (approximately $5.4 million) plus interest and cost to the plaintiffs.

We have a right to apply to the Hungarian Supreme Court for a special review and a suspension of the judgment although there is no guarantee that the Hungarian Supreme Court will review this case. However, we are currently in the process of negotiating with the municipalities with a view to reaching a final settlement with respect to the totality of these claims. To be compliant with our accounting standards we have made a provision for this contingent liability in the amount of HUF 2.2 billion (approximately $13 million) for the period ended September 30, 2008 and it is included in income tax expense.

One municipality made a claim to us, which we rejected, for HUF 57 million (approximately $0.3 million) but has not initiated any formal legal proceedings. The other municipalities that made claims to us, which we rejected, did not initiate formal legal proceedings by the legal deadline and, therefore, lost their ability to initiate formal legal proceedings.

Fazis

During 1996 and 1997, one of our operating subsidiaries, Hungarotel, entered into several construction contracts with Fazis, a Hungarian contractor (“Fazis”), which totaled $59.0 million in the aggregate, $47.5 million of which was financed by a contractor financing facility. Fazis financed the facility through Postabank, a Hungarian bank. We have a disagreement with Fazis with respect to several issues relating to the quality and quantity of the work done by Fazis. We rejected invoices from Fazis in the amount of approximately HUF 700 million (approximately $3.5 million) and Fazis subsequently sought payment under separate invoices in the amount of approximately $24 million (at historical exchange rates), which we disputed because of quantity and quality issues and because of our counterclaim for breach of contract by Fazis, amounting to approximately $31 million (at historical exchange rates).

In order to resolve these issues, Hungarotel purchased from Postabank in 1999 some of Postabank’s receivables owed by Fazis to Postabank (HUF 4.0 billion; approximately $20.1 million) with respect to the contractor financing facility. Hungarotel also purchased from Postabank some of the obligations which

Hungarotel owed to Fazis under the contractor financing facility which were assumed by Postabank (HUF 7.0 billion; approximately $35.2 million). Hungarotel then set off its remaining uncontested liabilities owed to Fazis (HUF 900 million; approximately $4.5 million) against the amounts owed to Hungarotel by Fazis (HUF 4.0 billion; approximately $20.1 million).

Fazis and Reorg Rt. (“Reorg,” a company responsible for collecting Postabank’s debts) contested a number of actions in Hungarian court proceedings. In 2004, Hungarotel prevailed against both parties and both Fazis’ and Reorg’s legal proceedings regarding these matters were terminated.

In January 2005, Fazis commenced proceedings against Hungarotel before the arbitration court that is a part of the Hungarian Chamber of Commerce alleging a new cause of action arising from the original construction contracts. Fazis’ new claim was for alleged unpaid invoices in the amount of HUF 1.7 billion (approximately $8.5 million), including interest and VAT. In January 2006, the Arbitration Court ruled in Hungarotel’s favor. Fazis efforts to set aside or overturn this ruling have not been successful to date.

In March 2005, Hungarotel initiated legal proceedings against Fazis in the Budapest Metropolitan Court seeking HUF 3.5 billion (HUF 3.1 billion plus interest; approximately $17.6 million) for the debt Fazis owed Hungarotel following the set off against the receivable purchased from Postabank in 1999. The court rendered a judgment in Hungarotel’s favor and ordered Fazis to pay HUF 3.5 billion ($17.6 million) plus late payment interest. Fazis may appeal. We do not expect to collect anything on this judgment but such judgment should protect us should Fazis ever obtain a successful judgment against us which we do not believe will ever occur.

Finally, Hungarotel, which we recently merged into our subsidiary Invitel, still has a larger claim against Fazis, $31 million, for breach of contract. We are reviewing our options with respect to this claim.

Other

Several of our operating subsidiaries are involved in various other legal actions arising in the ordinary course of business. We are contesting these legal actions in addition to the actions noted above; however, the outcome of individual matters is not predictable with assurance. Although the ultimate resolution of these actions (including the actions discussed above) is not presently determinable, we believe that any liability resulting from the current pending legal actions involving our operating subsidiaries, in excess of amounts provided therefor, will not have a material effect on our consolidated financial position, results of operations or liquidity.

Related Party Transactions

As of February 2, 2009, TDC A/S, the leading provider of communications solutions in Denmark owned approximately 63.9% of our outstanding common stock. Four out of the seven members of our board of directors are officers of TDC. TDC owns 30,000 shares of preferred stock which are convertible into 300,000 shares of our common stock. We have reciprocal commercial agreements in place with TDC pursuant to which we transport international voice, data and Internet traffic over our respective telecommunications networks for each other.

At December 31, 2006, the amount due to related parties totaling $2,881,000 represented cumulative preferred stock dividends in arrears, in the amount of $756,000, an accrual of $2,033,000 as an estimate of the costs for various individuals employed by TDC who performed work for us, including our then President and Chief Executive Officer and the head of Corporate Business Development (see below), for 2005 and for 2006 and an accrual related to uninvoiced directors and officers liability insurance costs amounting to $92,000. TDC owned warrants enabling it to purchase 2,500,000 shares of our common stock at $10 per share with a warrant expiration date of March 31, 2007. TDC also owned $25 million of notes issued by us which matured in March 2007. Interest was payable semi-annually at the applicable U.S. Dollar LIBOR rate for the interest period plus 3.5% (8.9% in total at December 31, 2006). During 2006, we paid TDC $1,961,000 in interest on the notes.

At December 31, 2007, the net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $1,400,000. This represented cumulative preferred stock dividends in arrears payable to TDC in the amount of $850,000, an accrual of $453,000 for strategic projects; $201,000 for the costs for various individuals employed by TDC who performed work for us and a net $104,000 receivable in connection with the transport of international voice, data and Internet traffic on our and TDC’s respective telecommunications networks for each other and other items.

At September 30, 2008, the net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $891,000. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $934,000 and a net $43,000 receivable in connection with our agreements to transport telecommunications traffic for each other.

Torben V. Holm was an employee of TDC when he served as our President and Chief Executive Officer and as the head of management’s executive committee from 2005 through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of management’s executive committee from 2005 to April 2007.

For Mr. Holm, we paid TDC €981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid TDC €501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

All of the directors of HTCC Delaware are covered by a directors and officers liability policy taken out by TDC. In 2006, we had approximately $308,000 in expenses for our portion of the overall premium paid by TDC. As of December 31, 2007, we had approximately $302,000 in expenses for our portion of the overall premium paid by TDC. As of September 30, 2008, we had approximately $125,000 in expenses for our portion of the overall premium paid by TDC.

We have agreements in place with TDC, pursuant to which we and TDC transport international voice, data and Internet traffic for each other over our respective telecommunications networks. For the years ended December 31, 2007 and 2006, we transported these services for TDC in the amount of approximately $2,117,000 and $1,825,000, respectively, pursuant to such agreements, and for these years, we agreed to pay TDC an amount of approximately $866,000 and $691,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, we transported these services for TDC and recorded revenue in the amount of approximately $808,000 and $1,707,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, TDC charged us approximately $497,000 and $641,000, respectively, pursuant to such agreements.

DIRECTORS AND EXECUTIVE OFFICERS OF HTCC DELAWARE

The members of HTCC Delaware’s current board of directors include: Henrik Scheinemann (Chairman), a Vice-President in TDC’s Mergers & Acquisition department; Carsten Dyrup Revsbech (Vice-Chairman), a Senior Vice President and the Chief Financial Officer of TDC’s Mobile Nordic group; Ole Steen Andersen, a recently retired member of the Executive Committee and Chief Financial Officer of Danfoss A/S, a Danish company; Robert R. Dogonowski, a director in TDC’s Group Strategy department; Peter Feiner, the managing director of Spar Hungary, which operates supermarkets and hypermarkets throughout Hungary; Jens Due Olsen, who is currently a financial consultant and until the end of 2007 was an Executive Vice-President and the Chief Financial Officer of GN Store Nord A/S, a Danish company; and Morten Bull Nielsen, a director and attorney at TDC. Our executive officers are Martin Lea, President and Chief Executive Officer; Robert Bowker, Chief Financial Officer; and Peter T. Noone, General Counsel and Secretary. Messrs. Lea, Bowker and Noone comprise the Executive Committee of management of HTCC Delaware.

Executive Officer Compensation

The following table includes information concerning compensation for the fiscal years ended December 31, 2008 and 2007 in reference to Martin Lea, our President and Chief Executive Officer, Robert Bowker, our Chief Financial Officer, and Peter T. Noone, our General Counsel and Secretary (collectively, the “Named Executive Officers”). The Board has designated Messrs. Lea, Bowker and Noone as executive officers and members of management’s executive committee. Certain compensation amounts reported in this table were paid in euros (€) or Hungarian forint (HUF) and have been converted into U.S. dollars using the relevant average exchange rate correlating to the period in which the payments were made. The amounts reported for Messrs. Lea and Bowker include only amounts earned following our acquisition of Invitel on April 27, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensations ($)		Total ($)
Robert Bowker, Chief Financial Officer	2008	416,903	*	—	—	—	56,459	(3)	473,362
	2007	255,754	203,500	—	337,500	—	35,965		832,719

Martin Lea, President and Chief Executive Officer	2008	521,127	*	—	—	—	131,893	(4)	653,020
	2007	319,689	254,375	—	337,500	—	90,615		1,002,179

Peter T. Noone, General Counsel and Secretary	2008	253,131	*	173,000	—	—	3,939	(5)	430,070
	2007	242,061	61,500	169,800			3,939		477,300

(1)	The accounting expense for 2007 and 2008 in connection with the grant of stock options to Mr. Noone in 2007 and 2008 was calculated in accordance with SFAS 123R and the valuations were made using the Black-Scholes option pricing model.
(2)	The amounts reported for Messrs. Bowker and Lea are cash bonus awards which were based on incentive cash bonus plans established as part of the Invitel Acquisition, pursuant to which the company paid cash bonuses of €250,000 ($337,500) to each of the service companies that provide Mr. Lea’s and Mr. Bowker’s services upon the completion of the company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.
(3)	The 2008 amount reported for Mr. Bowker consists of the value of the following perquisites and other personal benefits: the costs for us to rent an apartment in Budapest for Mr. Bowker and his family ($47,709), and the costs associated with the provision by the company of an automobile in Budapest for Mr. Bowker.

(4)	The 2008 amount reported for Mr. Lea consists of the value of the following perquisites and other personal benefits: the costs for us to rent a house in Budapest for Mr. Lea and his family ($70,680), the costs associated with the provision by the company of an automobile in Budapest for Mr. Lea, and amounts reimbursed by the company to the service company providing Mr. Lea’s services for certain educational costs for Mr. Lea’s children and some travel costs related thereto ($52,463).
(5)	The amounts reported for Mr. Noone consist of payments to Mr. Noone for certain life insurance costs.
*	Bonus compensation for the fiscal year ended December 31, 2008 for Messrs. Lea, Bowker and Noone will be determined during the first quarter of 2009.

Martin Lea:

Mr. Lea, age 51, has more than 25 years of experience in the data communications, telecommunications and support services sectors. He was appointed as HTCC Delaware’s President and Chief Executive Officer on April 27, 2007 upon the Company’s acquisition of Invitel. Mr. Lea served as Invitel’s Chief Executive Officer since 2004. Prior to that, he was an Executive Vice President with Intertek Group plc from 2001 to 2003. Intertek is a leading global provider of testing, inspection and certification services. From 1998 to 2001, he was the Managing Director of Racal Telecom, a major UK alternative telecom services provider which was acquired by Global Crossing, whereupon he served as Managing Director of Global Crossing’s UK operations.

The CEO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €359,219 ($455,999 at current exchange rates) paid monthly, which will be reviewed annually. HTCC Delaware is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €171,875 ($219,395 at current exchange rates). We provide Mr. Lea with the use of a company car and pay for his housing costs in Budapest and, pursuant to the CEO Service Agreement, reimburse the educational costs of Mr. Lea’s children (including certain transportation costs associated therewith). The CEO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 ($319,159 at current exchange rates), conditioned upon, and paid following the successful completion of our €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CEO Service Agreement provides for a special one-time lump sum bonus payment in the event of a “Trigger Event.” A Trigger Event generally means any transaction or series of transactions, including a consolidation or merger, following which HTCC Delaware’s shareholders no longer own at least 50% of the combined voting power of the surviving entity (or its ultimate parent); or a sale of all or substantially all of the assets of the Company (other than to an affiliate). If a Trigger Event occurs and the per share consideration, determined on a fully diluted basis, to be received by the holders of the shares of HTCC Delaware’s Common Stock (the “Per Share Consideration”) is at least $14.69, HTCC Delaware shall be required to pay a bonus under the CEO Service Agreement (the “Trigger Event Bonus”). The Trigger Event Bonus shall be calculated as follows: (a) 39.47% of $4 million (that is, $1,578,800), plus (b) 39.47% of 10% of the increase in the equity value of HTCC Delaware implied by the increase in the Per Share Consideration over $14.69, but not less than zero plus (c) 39.47% of $3,200,000 if the Per Share Consideration equals or exceeds $17, plus (d) 39.47% of $2,200,000 if the Per Share Consideration equals or exceeds $18. For this purpose, the implied increase in the equity value is determined by multiplying the Per Share Consideration by the total number of shares of HTCC Delaware’s Common Stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, and subtracting from the result the amount calculated by multiplying $14.69 by the total number of shares of HTCC Delaware’s Common Stock outstanding, on a fully-diluted basis, on April 27, 2007. If HTCC Delaware achieves at least the minimum target equity value for HTCC Delaware’s common stockholders upon the occurrence of a Trigger Event, HTCC Delaware will be obligated to pay a minimum bonus of $1,578,800.

The amendment to the CEO Service Agreement further states that, in the event of a transaction or series of transactions resulting in the sale by the company and/or its subsidiaries of a material portion of their collective assets or business that does not constitute a Trigger Event, the company shall be required to pay a bonus in an amount equal to the Trigger Event Bonus that would be payable if the Per Share Consideration was $17 if (i) the company terminates the CEO Service Agreement because it considers it no longer necessary or desirable or

(ii) the service company terminates the CEO Service Agreement because the company has not offered it an equivalent position. The company does not expect that such termination will occur because the services of the CEO are expected to continue to be necessary and desirable following a sale of a material portion of the collective assets or business of the company and its subsidiaries.

The CEO Service Agreement has also been amended to provide for a special one-time lump sum bonus in the amount of €250,000, conditioned upon, and payable following the successful completion of a refinancing of the Company’s obligations under the bridge loan agreement with Merrill Lynch and BNP Paribas, dated March 3, 2008.

Robert Bowker:

Mr. Bowker, age 41, was appointed as HTCC Delaware’s Chief Financial Officer on April 27, 2007 upon HTCC Delaware’s acquisition of Invitel. Mr. Bowker served as Invitel’s Chief Financial Officer since 2004. Prior to Invitel, he served as the Chief Financial Officer of Eurotel Praha from 2000 to 2004. Eurotel Praha provides wireless voice and data services in the Czech Republic. Prior to Eurotel Praha, he was the Deputy Chief Financial Officer of Eurotel Slovakia. Prior to becoming a chief financial officer, he started his career in public accounting. Mr. Bowker is a South African Chartered Accountant and a Chartered Financial Analyst.

The CFO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €287,375 ($364,841 at current exchange rates) paid monthly, which will be reviewed annually. HTCC Delaware is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €137,500 ($175,503 at current exchange rates). We provide Mr. Bowker with the use of a company car and pay for his housing costs in Budapest. The CFO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 ($319,159 at current exchange rates), conditional upon, and paid following the successful completion of HTCC Delaware’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CFO Service Agreement, similar to the CEO Service Agreement, provides for a special one-time lump sum bonus payment in the event of a “Trigger Event.” The Trigger Event Bonus with respect to the services of Mr. Bowker shall be calculated as follows: (a) 24.27% of $4 million (that is $970,800), plus (b) 24.27% of 10% of the increase in the equity value of HTCC Delaware implied by the increase in the Per Share Consideration over $14.69, but not less than zero plus (c) 24.27% of $3,200,000 if the Per Share Consideration equals or exceeds $17, plus (d) 24.27% of $2,200,000 if the Per Share Consideration equals or exceeds $18. For this purpose, the implied increase in equity value shall be determined in the same manner as under the CEO Service Agreement. If HTCC Delaware achieves at the least the minimum target equity value for HTCC Delaware’s common stockholders upon the occurrence of a Trigger Event, HTCC Delaware will be obligated to pay a minimum bonus of $970,800.

The amendment to the CFO Service Agreement further states that, in the event of a transaction or series of transactions resulting in the sale by the company and/or its subsidiaries of a material portion of their collective assets or business that does not constitute a Trigger Event, the company shall be required to pay a bonus in an amount equal to the Trigger Event Bonus that would be payable if the Per Share Consideration was $17 if (i) the company terminates the CFO Service Agreement because it considers it no longer necessary or desirable or (ii) the service company terminates the CFO Service Agreement because the company has not offered it an equivalent position. The company does not expect that such termination will occur because the services of the CFO are expected to continue to be necessary and desirable following a sale of a material portion of the collective assets or business of the company and its subsidiaries.

The CFO Service Agreement has also been amended to provide for a special one-time lump sum bonus in the amount of €250,000, conditional upon, and payable following successful completion of a refinancing of the Company’s obligations under our bridge loan agreement with Merrill Lynch and BNP Paribas, dated March 3, 2008.

Peter T. Noone:

Mr. Noone, age 46, has been HTCC Delaware’s General Counsel and Secretary since 1996. Prior to joining HTCC Delaware, Mr. Noone practiced law with a law firm in New York and with a law firm in Washington, D.C. Mr. Noone is licensed to practice law in the states of New York, New Jersey and Washington, as well as Washington D.C. In addition to a law degree, Mr. Noone has a B.S. in accounting and an MBA with a concentration in finance and international business from New York University’s Stern School of Business.

Mr. Noone’s employment agreement provides for an indefinite term with a 2008 annual base compensation of $257,070. The agreement also provides for an annual award of immediately-vested ten-year options to purchase at least 20,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of grant, with a ten-year exercise period. Mr. Noone is eligible to receive an annual performance bonus at HTCC Delaware’s discretion consisting of either cash, stock, additional stock options or a combination thereof. In February 2008, the Board awarded Mr. Noone a discretionary performance bonus for 2007 in the amount of $61,500. In connection with the Reorganization, the company has agreed to award Mr. Noone a discretionary cash bonus in the amount of $100,000, which bonus is contingent upon, and payable following, the completion of the Reorganization. The company has also agreed to provide Mr. Noone with a loyalty/retention bonus in the amount of $100,000. In addition, the company has amended Mr. Noone’s employment agreement to increase the severance benefits by 25%.

Director Compensation

The following table provides compensation information for the one-year period ended December 31, 2008 for each current member of the Board that received any form of compensation in 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Ole Steen Andersen	32,500	36,700	(1)	—	—	—	—	69,200
Peter Feiner	20,500	36,700	(2)	—	—	—	—	57,200
Jens Due Olsen	21,500	36,700	(3)	—	—	—	—	58,200

(1)	At year-end 2008, Mr. Andersen held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware.
(2)	At year end 2008, Mr. Feiner held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware.
(3)	At year-end 2008, Mr. Olsen held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware.

The directors who are employees of TDC, our majority stockholder, are prohibited by TDC policy from accepting compensation for serving on our Board. We compensate directors who are not TDC employees with a fixed quarterly fee of $2,500, a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The eligible directors also receive an annual grant of 2,000 shares of common stock for their Board service. Such shares vested upon the completion of the one-year Board term. For Audit Committee meetings, the directors are paid a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The Chairman of the Audit Committee also receives a $2,500 fixed quarterly fee. The company also reimburses the directors for their out-of-pocket expenses.

Henrik Scheinemann. (Age: 43; director since December 2006; Chairman) Mr. Scheinemann has been with TDC since 2004. He is currently a Vice-President in TDC’s Mergers & Acquisition department. Prior to that, he was a Vice-President of TDC Mobile International from 2005 to 2007. From 2004 to 2005, he was a director in TDC’s Corporate Business Development department. From 2002 to 2004, he was an independent business consultant. From 2000 to 2002, Mr. Scheinemann worked with some emerging technology start-up companies. From 1994 to 2000, Mr. Scheinemann was with the Industrial Fund for Developing Countries. Mr. Scheinemann is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Directors and Executive Officers of HTCC Delaware – Security Ownership of Executive Officers and Directors” and “Business of HTCC Delaware – Related Party Transactions.”

Carsten Dyrup Revsbech. (Age: 39; director since December 2006; Vice-Chairman) Mr. Revsbech has been with TDC since 2000. He is currently a Senior Vice-President and the Chief Financial Officer of TDC’s Mobile Nordic Group. From 2000 to 2006, he was a director in TDC’s Corporate Business Development department. From 2004 to 2005, he served as the head of Mergers & Acquisitions for QTel, the incumbent telecom operator in Qatar. Mr. Revsbech is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Directors and Executive Officers of HTCC Delaware – Security Ownership of Executive Officers and Directors” and “Business of HTCC Delaware –Related Party Transactions.”

Ole Steen Andersen. (Age: 62; director since September 2006) Mr. Andersen, a Danish citizen was, until his retirement on June 30, 2007, the Chief Financial Officer and a member of the Executive Committee of Danfoss A/S. Danfoss, based in Denmark, is a privately held global company with approximately 21,000 employees. Danfoss is a leader in the development and production of mechanical and electronic products and controls used to heat and cool homes and offices, refrigerate food and control production lines. Mr. Andersen was hired by Danfoss in 1994 and served as its Chief Financial Officer from 2000 until his 2007 retirement. Mr. Andersen currently serves on several boards of directors. He is the Chairman of the Board of Directors of BB Electronics A/S, a Denmark-based private equity-held company which provides electronic subassemblies. Mr. Andersen is the Chairman of the Board of Directors of Auriga Industries A/S, a global chemicals company. Mr. Andersen is the Chairman of the Board of Directors of Pharmexa A/S, a global biotechnology company. Mr. Andersen is the Chairman of the Board of Directors of Hedge Corp. A/S, an IT financial resources company. Mr. Andersen is also the Chairman of the Danish Association for Private Equity and Venture Capital. Mr. Andersen is also a director of SPEAS A/S, a funds-of-funds company; Sanistaal A/S, a wholesale company; and AVK Holdings A/S, a company which manufactures water valves. Auriga, Pharmexa, SPEAS and Sanistaal are all based in Denmark and are traded on the Nasdaq OMX Copenhagen stock exchange. In addition, Mr. Andersen is the Nordic advisor for CVC Capital, a Luxembourg-based private equity company and a member of the Advisory Board of Danish Merchant Capital, a financial service company.

Robert Dogonowski. (Age: 37; director since January 2007) Mr. Dogonowski has been with TDC since 2004. He is currently a director in TDC’s Group Strategy department. Prior to joining TDC, Mr. Dogonowski was a principal at Cap Gemini (2000 to 2004) and a consultant with Accenture (1998 to 2000). Mr. Dogonowski is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Directors and Executive Officers of HTCC Delaware – Security Ownership of Executive Officers and Directors” and “Business of HTCC Delaware – Related Party Transactions.”

Peter Feiner. (Age 41; director since May 2007) Mr. Feiner is with SPAR Magyarország Kereskedelmi Kft. (“SPAR Hungary”). Spar Hungary is owned by Spar Austria. Spar Hungary operates supermarkets and hypermarkets throughout Hungary and is part of the world’s largest retail food store chain operating under the brand name “Spar”. He has been the managing director of Spar Hungary since joining SPAR Hungary in 1998 and has been the head of Spar Hungary’s Board of Directors since 2004. Mr. Feiner has been the President of the Hungarian Trade Association since 2005.

Morten Bull Nielsen. (Age 34; director since October 2008) Mr. Nielsen, an attorney, has been with TDC since 2000. He is currently a Director in Legal and regulatory of TDC and secretary to the board of TDC. Prior to rejoining TDC. Mr. Nielsen was an assistant attorney at Lind Cadovius law firm in Copenhagen (2003 to 2004).

Jens Due Olsen. (Age: 45; director since March 2007) Mr. Olsen is currently a financial consultant. He was an Executive Vice-President and Chief Financial Officer of GN Store Nord A/S (“G/N”) until the end of 2007. Mr. Olsen was with GN since 2001. GN, a manufacturer of headsets and related products, is a Danish-based public company listed on the Nasdaq OMX Copenhagen stock exchange. Mr. Olsen currently serves on several boards of directors. Mr. Olsen is on the Board of Directors of NKT Holdings A/S, Danish-based public company listed on the Nasdaq OMX Copenhagen stock exchange, which is a manufacturer of cleaning devices, power cables and flex-pipers for the offshore industry. He is also on the Board of Directors of Industries Pension A/S, a Danish pension fund, and Cryptomathic, a privately held Danish company which provides e-security software and services. Mr. Olsen is also on the Board of Directors of Co+Høgh, a Danish based advertising company. He is also on the Board of Directors of Johnsen Oil A/S, which is an international provider of oil cleaning solutions to the equipment industry.

Security Ownership of Executive Officers and Directors

The following table sets forth the beneficial ownership of HTCC Delaware’s common stock as of January 30, 2009, for each current director and each Named Executive Officer.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
	Named Executive Officers
Common Stock	Robert Bowker, Chief Financial Officer	246,769	(2)	1.5%
Common Stock	Martin Lea, President and Chief Executive Officer	401,377	(3)	2.4%
Common Stock	Peter T. Noone, General Counsel and Secretary	169,610	(4)	1%
	Directors
Common Stock	Ole Steen Andersen	5,500	(5)	*
Common Stock	Robert R. Dogonowski	0	(6)	0
Common Stock	Peter Feiner	4,000	(7)	*
Common Stock	Morten Bull Nielsen	0	(6)	0
Common Stock	Jens Due Olsen	4,500	(8)	*
Common Stock	Carsten Dyrup Revsbech	0	(6)	0
Common Stock	Henrik Scheinemann	0	(6)	0

*	Less than one percent
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of January 30, 2009 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of January 30, 2009 plus only those shares which the individual (or group) has the right to acquire within 60 days of January 30, 2009.
(2)	Consists of shares of common stock held by Rob Investments Limited, over which Mr. Bowker has voting and investment power.
(3)	Consists of shares of common stock held by Vision 10 Limited, over which Mr. Lea has voting and investment power.
(4)	Includes 160,000 shares subject to currently exercisable stock options.
(5)	Consists of 5,500 shares granted from our 2004 Long-Term Incentive Plan.
(6)	Does not include shares reported to be beneficially owned by TDC A/S. Henrik Scheinemann, Robert R. Dogonowski, Carsten Dyrup Revsbech and Morten Bull Nielsen, directors of the company, serve as officers of TDC A/S.
(7)	Consists of 4,000 shares granted from our 2004 Long-Term Incentive Plan.
(8)	Consists of 4,500 shares granted from our 2004 Long-Term Incentive Plan.

PRINCIPAL STOCKHOLDERS OF HTCC DELAWARE

On February 2, 2009 our officers and directors owned approximately 6% of HTCC Delaware common stock.

Approximately 30% of outstanding HTCC Delaware common stock is traded in the public markets. Our common stock is listed on the NYSE Alternext under the symbol “HTC.”

On February 2, 2009 TDC owned 10,499,782 shares or approximately 63.9% of our outstanding common stock.

TDC, based in Copenhagen, Denmark, is the leading provider of communications solutions in Denmark and a strong player in the Nordic business market. TDC has developed from a traditional provider of landline and mobile services into a provider of modern telecommunications solutions. TDC’s largest shareholder is Nordic Telephone Company ApS (“NTC”), which owns approximately 88% of the outstanding equity in TDC. NTC is a Danish entity owned by five private equity firms.

At December 31, 2007, TDC had total assets of Danish kroner 79.5 billion (approximately $15.7 billion) and shareholders’ equity of Danish kroner 10.4 billion (approximately $2.1 billion). For 2007, TDC had net income of Danish kroner 8.17 billion (approximately $1.6 billion) on net revenues of Danish kroner 39.3 billion (approximately $7.8 billion).

Certain agreements with TDC provide TDC with certain preemptive rights to purchase, upon the issuance of common stock in certain circumstances to third parties, shares of HTCC Delaware common stock in order to maintain its percentage ownership interest of the outstanding common stock.

TDC has informed HTCC Delaware that it intends to convert its 30,000 Series A Preferred Shares into 300,000 shares of HTCC common stock immediately prior to the merger.

As of July 16, 2008, according to its statement of beneficial ownership on Schedule 13D filed with the SEC, Straumur-Burdaras Investment Bank hf., an Icelandic investor, owned 1,651,911 shares of common stock of HTCC Delaware, representing approximately 10.1% of our outstanding common stock.

HTCC DELAWARE MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

In this section, the words “we,” “us” and “our” generally refer to HTCC Delaware and its operating subsidiaries.

Overview

We were incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications networks in Hungary as Hungary privatized its telecommunications industry. We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are the number one alternative fixed line operator outside our historical concession areas. We also use our network capacity to transport voice, data and Internet traffic for other telecommunications service providers and Internet Service Providers (“ISPs”) on a wholesale basis. Our network extends into 14 countries in the Central and South Eastern European region where we have owned points of presence (“POPs”). We are a leading provider of wholesale data and capacity services in the Central and South Eastern European Region.

We provide telecommunications services in Hungary and in the region through our Hungarian and other operating subsidiaries under our common brand: Invitel. We also provide Internet and data services to business customers in Romania through our Romanian subsidiary, Euroweb Romania.

Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share using our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive backbone network (comprising approximately 8,500 route kilometers in Hungary and 19,000 route kilometers outside Hungary) provides us with nationwide and international reach. It allows business customers to be connected directly to our network to access voice, data and Internet services. Our regional network allows us to offer telecommunications network capacity on a wholesale basis to large international carriers.

We have a diversified revenue and cash flow base, making us less susceptible to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

As of January 1, 2008, we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary have merged into Invitel. With the legal merger complete, we are benefiting from improved efficiencies and reduced administrative costs.

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 active Mass Market Voice customers outside our historical concession areas connected through Carrier Pre-Selection (“CPS”), Carrier Selection (“CS”) or Local Loop Unbundling (“LLU”). This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas is due to churn of low value CS customers.

The number of our Mass Market broadband DSL customers has increased from approximately 122,000 as of December 31, 2007 to approximately 135,000 as of September 30, 2008. The number of our IPTV customers increased to 1,380 as of September 30, 2008 since the beginning of May, the introduction of this service.

In the Business segment, as of September 30, 2008, we had approximately 47,000 voice telephone lines within our historical concession areas, which is the same as the 2007 year-end level. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year-end.

In the Wholesale market, we had over 570 customers as of September 30, 2008 compared to over 300 as of December 31, 2007. Wholesale customers include telecommunication services providers from Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. The increase in the number of Wholesale customers is primarily due to the acquisition of Memorex.

We generated net income for the years 2005 and 2006. For the year ended December 31, 2007 we generated net losses in the amount of $96.5 million. Net losses generated for the year ended December 31, 2007 were mainly due to: (i) losses arising from fair value changes of our derivative financial instruments in the amount of $54.0 million; (ii) losses from the fair value change of warrants issued to TDC in the amount of $15.1 million; (iii) foreign exchange losses relating to our euro denominated debt and other liabilities in the amount of $6.5 million; and (iv) the loss on extinguishment of debt relating to the Invitel Acquisition in the amount of $5.1 million and an increase in our interest expense. For the nine months ended September 30, 2008 we generated net losses in the amount of $43.9 million, mainly due to losses arising from fair value changes of our derivative financial instruments in the amount of $31.1 million and our interest expense of $87.7 million. We expect that our net loss will decrease (or become positive net income) in the future mainly due to a decrease in our losses relating to derivative financial instruments, although no assurance can be given in this regard.

Our goal is to provide customers with good value telecommunications services coupled with exceptional service and to be a cost efficient telecommunications service provider. Our primary risk is our ability to retain existing customers and attract new customers in a competitive market. Our success depends upon our operating and marketing strategies, as well as market acceptance of our telecommunications services within Hungary and the region.

We will continue to explore other strategic merger, acquisition or alliance opportunities. In addition, we will also continuously review our service portfolio to identify service opportunities that can enhance our competitive position.

Critical Accounting Policies

General

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. This requires management to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that we believe are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. We regularly assess these policies in light of current and forecasted economic and regulatory conditions. We believe the following accounting policies are critical to understanding our results of operations and the effect of the more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition – Revenues are primarily earned from providing access to and usage of our networks and facilities. Access revenue is billed one month in advance and recognized the following month when earned. Revenues based on measured traffic are recognized when the service is rendered.

Wholesale data revenue from leased lines is based on the bandwidth of the service and the particular route involved and is recognized in the period of usage or when the service is available to the customer.

From time to time, we sell fiber optical assets to other telecommunications companies. Revenue is recognized as and when the transfer of ownership is complete.

Goodwill – We assess the fair value of goodwill at each reporting unit at least once a year. To the extent that information indicates that the carrying amount of our net assets exceed the estimated fair value, we will recognize an impairment charge. The estimated fair value of the company is determined using two methods. The first method places a per access line fair value on each of our historical concession areas access lines and compares this to the book value of our net assets in our historical concession areas. The second method compares our market capitalization to the book value of our net assets. During 2007, we performed our annual impairment testing with respect to goodwill, and based upon the results, we concluded that there is no impairment to the carrying value of goodwill reported in our financial statements. Our estimate of fair value will be subject to revision as market conditions change.

Long-lived Assets – Long-lived assets, consisting primarily of property, plant and equipment and intangible assets, including concession rights, property rights and software comprise a significant portion of our total assets. Changes in technology, changes in our intended use of these assets and/or changes in the regulatory environment may cause the estimated period of use or the value of these assets to change. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Estimates and assumptions used in both setting depreciable lives and reviewing recoverability require both judgment and estimation by management. Impairment is deemed to have occurred if projected undiscounted cash flows related to the asset are less than its carrying value. If impairment is deemed to have occurred, the carrying values of the assets are written down, through a charge against earnings, to their fair value.

Contingent Liabilities – We establish accruals for estimated loss contingencies when we determine that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assessments as to the likelihood of and estimated amount of loss. Accruals for contingent liabilities are based upon our assumptions and estimates, after giving consideration to the advice of legal counsel and other information relevant to the assessment of the probable outcome of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated accruals for contingent liabilities would be required.

Income Taxes – In assessing the reliability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider projected future taxable income and tax planning in making these assessments. Actual income taxes could vary from these estimates due to future changes in the income tax laws or the results from reviews of our tax returns by taxing authorities.

Restatements

We refer to Note 1(c) in Notes to the Consolidated Financial Statements for the year ended December 31, 2007, on page F-11.

Comparison of Three-months Ended September 30, 2008 to Three-months Ended September 30, 2007

The functional currency of our Hungarian subsidiaries is the Hungarian forint, the functional currency of Memorex and Memorex’s subsidiaries is the euro and the functional currency of our other subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the three months ended September 30, 2008 was 157.15, compared to an average Hungarian forint/U.S. dollar exchange rate for the three months ended September 30, 2007 of 183.27. The average U.S. dollar/euro exchange rate for the three months ended September 30, 2008 was 1.50, compared to an average U.S. dollar/euro exchange rate for the three months ended September 30, 2007 of 1.37. When comparing the three months ended September 30, 2008 to the three months ended September 30, 2007, you should note that U.S. dollar reported amounts have been affected by the 17% appreciation of the Hungarian forint against the U.S. dollar and the 9% appreciation of the euro against the U.S. dollar. Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate for comparative purposes.

Our results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition; the results of Tele2 Hungary since October 18, 2007, the date of the Tele2 Hungary Acquisition; and the results of Memorex since March 5, 2008, the date of the Memorex Acquisition. Our results for the three months ended September 30, 2007 include the results of Invitel and do not include the results of Tele2 Hungary and Memorex.

Revenue

	Three Months Ended September 30,		% change
(dollars in millions)	2008	2007
Mass Market Voice	$41.8	$33.3	26%
Business	40.4	34.6	17%
Mass Market Internet	14.9	11.6	28%
Wholesale	56.0	36.6	53%

Total Revenue	153.1	116.1	32%

Our revenue in U.S. dollar terms increased by $37.0 million, or 32% for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. In functional currency terms, revenue increased by 14%. This increase is attributable to the factors described below.

Mass Market Voice

Our Mass Market Voice revenue for the three months ended September 30, 2008 was $41.8 million compared to $33.3 million for the three months ended September 30, 2007, representing an increase of $8.5 million or 26%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional revenue of $6.1 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar during the three months ended September 30, 2008 compared to the prior year.

The number of Mass Market Voice telephone lines within our historical concession areas was approximately 389,000 as of September 30, 2008 compared to 412,000 as of September 30, 2007 and the number of Carrier Selection (“CS”) and Carrier Pre-Selection (“CPS”) customers that represents our customer base outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007. The significant increase in the number of Mass Market Voice CPS customers between September 30, 2008 and 2007 is due to the acquisition of Tele2 Hungary on October 18, 2007. Tele2 Hungary had approximately 459,000 CPS customers as of September 30, 2007.

Business

Our Business revenue for the three months ended September 30, 2008 was $40.4 million compared to $34.6 million for the three months ended September 30, 2007, representing a $5.8 million or 17% increase. This increase was primarily due to: the 17% appreciation of the Hungarian forint against the U.S. dollar as Business revenue in functional currency terms was flat for the three months ended September 30, 2008 compared to the same period in 2007.

The number of Business voice telephone lines inside our historical concession areas was approximately 47,000 both as of September 30, 2008 and 2007. The number of direct access Business voice telephone lines outside our historical concession areas was approximately 59,000 as of September 30, 2008 compared to 55,000 as of September 30, 2007 and the number of indirect access Business voice telephone lines outside our historical concession areas was approximately 12,000 as of September 30, 2008 compared to approximately 13,000 as of September 30, 2007. In addition, we had approximately 18,000 DSL lines and approximately 15,000 leased lines as of September 30, 2008 compared to approximately 15,000 DSL lines and approximately 13,000 leased lines as of September 30, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $3.3 million, or 28% from $11.6 million for the three months ended September 30, 2007 to $14.9 million for the three months ended September 30, 2008. This increase is primarily due to: (i) the increase in our broadband DSL customer base; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

As of September 30, 2008 we had approximately 135,000 broadband DSL customers compared to approximately 115,000 broadband DSL customers as of September 30, 2007, which represents a 17% increase.

Wholesale

Our Wholesale revenue increased by $19.4 million, or 53% from $36.6 million for the three months ended September 30, 2007 to $56.0 million for the three months ended September 30, 2008. This increase is primarily attributable to: (i) the inclusion of Memorex’s Wholesale revenue, which resulted in an additional $16.6 million in Wholesale revenue and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Cost of Sales

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$43.6	$38.7

Cost of sales, at the segment level, was $43.6 million for the three months ended September 30, 2008 and $38.7 million for the three months ended September 30, 2007, which represents an increase of $4.9 million or 13%. This increase is mainly attributable to: (i) the inclusion of Memorex’s cost of sales, which resulted in additional cost of sales of $1.8 million and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the three months ended September 30, 2008 and 2007:

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$43.6	$38.7
Backbone rental expenses	6.3	4.6
Network operating expenses	6.4	5.3
Direct personnel expenses	5.5	8.8

Total cost of sales	$61.8	$57.4

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Segment Gross Margin

	Three Months Ended September 30,		% change
(dollars in millions)	2008	2007
Mass Market Voice	$33.5	$27.1	24%
Business	31.0	26.5	17%
Mass Market Internet	12.4	9.5	31%
Wholesale	32.6	14.3	128%

Segment Gross Margin	109.5	77.4	41%
Segment Gross Margin %	71.6%	66.7%
Backbone rental expenses	(6.3)	(4.6)
Network operating expenses	(6.4)	(5.3)
Direct personnel expenses	(5.5)	(8.8)
Selling, general and administrative	(28.7)	(19.1)
Depreciation and amortization	(34.1)	(26.3)

Income from operations	$28.5	$13.3

Segment gross margin is the measure used by our management in assessing our segment performance and how to allocate resources.

Our segment gross margin increased from $77.4 million for the three months ended September 30, 2007 to $109.5 million for the three months ended September 30, 2008, an increase of $32.1 million or 41%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 66.7% in the three months ended September 30, 2007 to 71.6% in the three months ended September 30, 2008. This improvement in segment gross margin percentage is due to the Memorex Acquisition.

Mass Market Voice

Our Mass Market Voice segment gross margin for the three months ended September 30, 2008 was $33.5 million compared to $27.1 million for the three months ended September 30, 2007, representing an increase of $6.4 million or 24%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional segment gross margin of $3.8 million; (ii) the change in our segment gross margin mix due to changes in our customer base as described below; and (iii) the 17% appreciation of the Hungarian forint against of the U.S. dollar.

Our segment gross margin for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 was also affected by: (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges.

Business

Our Business segment gross margin for the three months ended September 30, 2008 was $31.0 million compared to $26.5 million for the three months ended September 30, 2007, representing a $4.5 million or 17% increase. The increase was primarily due to the 17% appreciation of the Hungarian forint against the U.S. dollar as in functional currency terms Business segment gross margin for the three months ended September 30, 2008 was flat compared to the same period in 2007.

Mass Market Internet

Our Mass Market Internet segment gross margin increased by $2.9 million, or 31% from $9.5 million for the three months ended September 30, 2007 to $12.4 million for the three months ended September 30, 2008.

This increase is primarily due to: (i) the increase in our broadband DSL customer base; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Wholesale

Our Wholesale segment gross margin increased by $18.3 million, or 128% from $14.3 million for the three months ended September 30, 2007 to $32.6 million for the three months ended September 30, 2008. This increase is primarily attributable to (i) the inclusion of Memorex’s Wholesale segment gross margin, which resulted in an additional segment gross margin of $14.8 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Selling, General and Administrative

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$46.9	$37.8

Our selling, general and administrative expenses at the segment level, increased by $9.1 million from $37.8 million for the three months ended September 30, 2007 to $46.9 million for the three months ended September 30, 2008. This increase is mainly attributable to: (i) the inclusion of Memorex’s selling, general and administrative expenses, which resulted in an increase of $8.5 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the three months ended September 30, 2008 and 2007:

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$46.9	$37.8
Backbone rental expenses	(6.3)	(4.6)
Network operating expenses	(6.4)	(5.3)
Direct personnel expenses	(5.5)	(8.8)

Total selling, general and administrative	$28.7	$19.1

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Depreciation and Amortization

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Depreciation and amortization	$34.1	$26.3

Depreciation and amortization increased by $7.8 million from $26.3 million for the three months ended September 30, 2007 to $34.1 million for the three months ended September 30, 2008. This increase is mainly due to: (i) the inclusion of Memorex’s depreciation and amortization charges, which resulted in additional depreciation and amortization expense of $3.6 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Income from Operations

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Income from operations	$28.5	$13.3

As a result of the factors described above our income from operations increased by $15.2 million from $13.3 million for the three months ended September 30, 2007 to $28.5 million for the three months ended September 30, 2008.

Foreign Exchange Gains / (Losses), Net

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Foreign exchange gains (losses), net	$(11.4)	$(8.2)

Our foreign exchange losses of $11.4 million for the three months ended September 30, 2008 resulted primarily from: (i) unrealized losses relating to the revaluation of our euro denominated debt at period end amounting to $13.4 million; offset by (ii) foreign exchange gains on our receivables in the amount of $2.0 million. The increase in our foreign exchange losses for the three months ended September 30, 2008 compared to 2007 is due to the increase in our debt and the change in the HUF/EUR exchange rate.

Interest Expense

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Interest expense	$29.8	$19.2

Interest expense increased by $10.6 million from $19.2 million for the three months ended September 30, 2007 to $29.8 million for the three months ended September 30, 2008. This increase is mainly due to: (i) the interest expense on the Bridge Loans of $4.2 million relating to the Memorex Acquisition; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Interest Income

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Interest income	$1.0	$0.5

Our interest income was $1.0 million for the three months ended September 30, 2008 and $0.5 million for the three months ended September 30, 2007. Interest income was realized on our cash and cash equivalents balance during these periods.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value changes of derivative financial instruments	$6.4	$6.6

The $6.4 million gain on the fair value changes of derivative financial instruments for the three months ended September 30, 2008 and the $6.6 million gain on the fair value changes of derivative financial instruments for the three months ended September 30, 2007 is primarily due to the changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition. See “Quantitative and Qualitative Disclosures about Market Risks” on page 128.

Income Tax Benefit / (Expense)

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Corporate tax	(0.1)	—
Local business tax	(15.5)	(2.4)

Current tax benefit / (expense)	(15.6)	(2.4)
Deferred tax benefit / (expense)	(1.1)	(1.8)

Total income tax benefit / (expense)	$(14.5)	$(4.1)

Our income tax expense changed from $4.1 million for the three months ended September 30, 2007 to $14.5 million for the three months ended September 30, 2008, primarily due to: (i) an increase in local tax expense due to a $13.0 million payable in relation to a municipality tax court case decision (see Note 11 “Subsequent Events); offset by (ii) the change in our deferred tax from an expense of $1.8 million for the three months ended September 30, 2007 to a benefit of $1.1 million for the three months ended September 30, 2008 due to an increase in our deferred tax asset realized resulting from generation of net operating losses.

Net Income / (Loss) Attributable to Common Stockholders

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Net income / (loss) attributable to common stockholders	$(20.1)	$(11.2)

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $20.1 million, or $1.23 per basic share and $1.23 per share on a diluted basis, for the three months ended September 30, 2008 compared to a net loss attributable to common stockholders of $11.2 million, or $0.68 per basic share and $0.68 per share on a diluted basis, for the three months ended September 30, 2007.

Comparison of Nine-months Ended September 30, 2008 to Nine-months Ended September 30, 2007

The functional currency of our Hungarian subsidiaries is the Hungarian forint, the functional currency of Memorex and Memorex’s subsidiaries is the euro and the functional currency of our other subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the nine months ended September 30, 2008 was 162.97, compared to an average Hungarian forint/U.S. dollar exchange rate for the nine months ended September 30, 2007 of 186.73. The average U.S. dollar/euro exchange rate for the nine months ended September 30, 2008 was 1.52, compared to an average U.S. dollar/euro exchange rate for the nine months ended September 30, 2007 of 1.34. When comparing the nine months ended September 30, 2008 to the nine months ended September 30, 2007, you should note that U.S. dollar reported amounts have been affected by the 15% appreciation of the Hungarian forint against the U.S. dollar and the 13% appreciation of the euro against the U.S. dollar. Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate for comparative purposes.

Our results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition; the results of Tele2 Hungary since October 18, 2007, the date of the Tele2 Hungary

Acquisition; and the results of Memorex since March 5, 2008, the date of the Memorex Acquisition. Our results for the nine months ended September 30, 2007 include the results of Invitel for five months and do not include the results of Tele2 Hungary and Memorex.

Revenue

	Nine Months Ended September 30,
(dollars in millions)	2008	2007	% change
Mass Market Voice	$127.4	$67.5	89%
Business	116.7	79.4	47%
Mass Market Internet	43.1	21.0	105%
Wholesale	145.4	90.2	61%

Total Revenue	432.6	258.1	68%

Our revenue in U.S. dollar terms increased by $174.5 million, or 68% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. In functional currency terms, revenue increased by 46%. This increase is attributable to the factors described below.

Mass Market Voice

Our Mass Market Voice revenue for the nine months ended September 30, 2008 was $127.4 million compared to $67.5 million for the nine months ended September 30, 2007, representing an increase of $59.9 million or 89%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional revenue of $21.2 million; (ii) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Voice revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Voice revenue was included for only five months; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar compared to the prior year.

The number of Mass Market Voice telephone lines within our historical concession areas was approximately 389,000 as of September 30, 2008 compared to 412,000 as of September 30, 2007 and the number of Carrier Selection (“CS”) and Carrier Pre-Selection (“CPS”) customers that represents our customer base outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007. The significant increase in the number of Mass Market Voice CPS customers between September 30, 2008 and 2007 is due to the acquisition of Tele2 Hungary on October 18, 2007. Tele2 Hungary had approximately 459,000 CPS customers as of September 30, 2007.

Business

Our Business revenue for the nine months ended September 30, 2008 was $116.7 million compared to $79.4 million for the nine months ended September 30, 2007, representing a $37.3 million or 47% increase. The increase was primarily due to (i) the fact that for the nine months ended September 30, 2008 Invitel’s Business revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Business revenue was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The number of Business voice telephone lines inside our historical concession areas was approximately 47,000 as of both September 30, 2008 and 2007. The number of direct access Business voice telephone lines outside our historical concession areas was approximately 59,000 as of September 30, 2008 compared to 55,000 as of September 30, 2007 and the number of indirect access Business voice telephone lines outside our historical concession areas was approximately 12,000 as of September 30, 2008 compared to approximately 13,000 as of September 30, 2007. In addition, we had approximately 18,000 DSL lines and approximately 15,000 leased lines as of September 30, 2008 compared to approximately 15,000 DSL lines and approximately 13,000 leased lines as of September 30, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $22.1 million from $21.0 million for the nine months ended September 30, 2007 to $43.1 million for the nine months ended September 30, 2008. This increase is primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Internet revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Internet revenue was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

As of September 30, 2008 we had approximately 135,000 broadband DSL customers compared to approximately 115,000 broadband DSL customers as of September 30, 2007, which represents a 17% increase.

Wholesale

Our Wholesale revenue increased by $55.26 million, or 61% from $90.2 million for the nine months ended September 30, 2007 to $145.4 million for the nine months ended September 30, 2008. This increase is primarily attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Wholesale revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Wholesale revenue was included for only five months; (ii) the inclusion of Memorex’s Wholesale revenue, which resulted in an additional $36.3 million in revenue and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

For the nine months ended September 30, 2008, revenue generated from Vodafone Turkey amounted to EUR 1.3 million (approximately $1.9 million) or approximately 1.3% of total wholesale revenue for the same period ($145.4 million).

Cost of Sales

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$125.3	$87.4

Cost of sales, at the segment level, totaled $125.3 million for the nine months ended September 30, 2008 and $87.4 million for the nine months ended September 30, 2007, representing an increase of $37.9 million or 43%. This increase is mainly attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s cost of sales was included for the entire period, compared to nine months ended September 30, 2007, when Invitel’s cost of sales was included for only five months; (ii) the inclusion of Memorex’s cost of sales, which resulted in additional cost of sales of $4.3 million and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30, 2008	2007
(dollars in millions)
Segment cost of sales	$125.3	$87.4
Backbone rental expenses	17.0	11.8
Network operating expenses	19.0	10.9
Direct personnel expenses	15.7	14.2

Total cost of sales	$177.0	$124.3

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Segment Gross Margin

	Nine Months Ended September 30,
(dollars in millions)	2008	2007	% change
Mass Market Voice	$101.0	$54.7	85%
Business	89.1	59.8	49%
Mass Market Internet	35.7	17.5	104%
Wholesale	81.5	38.7	111%

Segment Gross Margin	307.3	170.7	80%
Segment Gross Margin %	71.0%	66.2%
Backbone rental expenses	(17.0)	(11.8)
Network operating expenses	(19.0)	(10.9)
Direct personnel expenses	(15.7)	(14.2)
Selling, general and administrative	(90.1)	(52.6)
Depreciation and amortization	(93.0)	(51.8)

Income from operations	$72.4	$29.5

Our segment gross margin changed from $170.7 million for the nine months ended September 30, 2007 to $307.3 million for the nine months ended September 30, 2008, representing an increase of $136.6 million or 80%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 66.2% for the nine months ended September 30, 2007 to 71.0% for the nine months ended September 30, 2008. This improvement in segment gross margin percentage is due to the fact that Invitel has a higher segment gross margin percentage than we had prior to the Invitel Acquisition.

Mass Market Voice

Our Mass Market Voice segment gross margin for the nine months ended September 30, 2008 was $101.0 million compared to $54.7 million for the nine months ended September 30, 2007, representing an increase of $46.3 million or 85%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional segment gross margin of $12.3 million; (ii) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Voice segment gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Voice segment gross margin was included for only five months; and (iii) the 15% appreciation of the Hungarian forint against of the U.S. dollar.

Our segment gross margin for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 was also impacted by: (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges.

Business

Our Business segment gross margin for the nine months ended September 30, 2008 was $89.1 million compared to $59.8 million for the nine months ended September 30, 2007, representing a $29.3 million or 49% increase. The increase was primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Business segment gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Business gross margin was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Mass Market Internet

Our Mass Market Internet segment gross margin increased by $18.2 million from $17.5 million for the nine months ended September 30, 2007 to $35.7 million for the nine months ended September 30, 2008. This increase is primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Internet segment gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Internet segment gross margin was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Wholesale

Our Wholesale segment gross margin increased by $42.8 million or 111% from $38.7 million for the nine months ended September 30, 2007 to $81.5 million for the nine months ended September 30, 2008. This increase is primarily attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Wholesale segment gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Wholesale segment gross margin was included for only five months; (ii) the inclusion of Memorex’s Wholesale segment gross margin, which resulted in an additional segment gross margin of $32.0 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Selling, General and Administrative

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$141.8	$89.5

Our selling, general and administrative expenses at the segment level, increased by $52.3 million from $89.5 million for the nine months ended September 30, 2007 to $141.8 million for the nine months ended September 30, 2008. This increase is mainly attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s selling, general and administrative expenses were included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s selling, general and administrative expenses were included for only five months; (ii) the inclusion of Memorex’s selling, general and administrative expenses which resulted in an increase of $22.7 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$141.8	$89.5
Backbone rental expenses	(17.0)	(11.8)
Network operating expenses	(19.0)	(10.9)
Direct personnel expenses	(15.7)	(14.2)

Total selling, general and administrative	$90.1	$52.6

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Depreciation and Amortization

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Depreciation and amortization	$93.0	$51.8

Depreciation and amortization increased by $41.2 million from $51.8 million for the nine months ended September 30, 2007 to $93.0 million for the nine months ended September 30, 2008. This increase is mainly due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s depreciation and amortization expense was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s depreciation and amortization expense was included for only five months; (ii) the inclusion of Memorex’s depreciation and amortization expense, which resulted in additional depreciation and amortization expense of $10.2 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Income from Operations

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Income from operations	$72.4	$29.5

As a result of the factors described above, income from operations increased by $42.9 million from $29.5 million for the nine months ended September 30, 2007 to $72.4 million for the nine months ended September 30, 2008.

Foreign Exchange Gains / (Losses), Net

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Foreign exchange gains (losses), net	$22.7	$(1.7)

Our foreign exchange gains of $22.7 million for the nine months ended September 30, 2008 resulted primarily from: (i) $27.6 million of unrealized gains due to the revaluation of our euro denominated debt at period end as a result of the strengthening of the Hungarian forint against the euro during the nine months ended September 30, 2008; offset by (ii) $4.9 million of unrealized foreign exchange loss on the revaluation of our receivables.

Our foreign exchange losses of $1.7 million for the nine months ended September 30, 2007 resulted primarily from the period end revaluation of our euro denominated debt.

Interest Expense

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Interest expense	$87.7	$37.3

Our interest expense increased by $50.4 million from $37.3 million for the nine months ended September 30, 2007 to $87.7 million for the nine months ended September 30, 2008. This increase is mainly due to: (i) the inclusion of the interest expense attributable to our assumed debt from the Invitel Acquisition for the nine months ended September 30, 2008, which resulted in an additional $47.8 million of interest expense; (ii) the additional interest expense of $17.8 million as a result of the issuance of the 2007 Notes in connection with the Invitel Acquisition; (iii) interest expense on the Bridge Loan of $10.0 million relating to the Memorex Acquisition; and (iv) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Interest Income

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Interest income	$1.5	$1.0

Our interest income was $1.5 million for the nine months ended September 30, 2008 and $1.0 million for the nine months ended September 30, 2007. Interest income was realized on our cash balance during these periods.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value changes of derivative financial instruments	$(31.2)	$(59.3)

The losses of $31.2 million and $59.3 million loss on the fair value changes of derivative financial instruments for the nine months ended September 30, 2008 and 2007, respectively, are primarily the result of the changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition. See “Quantitative and Qualitative Disclosures about Market Risks” on page 128.

Gains / (Losses) from Fair Value Change of Warrants

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value change of warrants	$—	$(15.1)

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our common stock at a price of $10 per share. The Notes were canceled upon the exercise of the Warrants by TDC, our majority stockholder, on March 28, 2007. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a loss of $15.1 million upon exercise of the Warrants.

Income Tax Benefit / (Expense)

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Corporate tax	0.1	(0.2)
Local business tax	(19.5)	(5.7)

Current tax benefit / (expense)	(19.4)	(5.9)
Deferred tax benefit / (expense)	(0.1)	9.8

Total income tax benefit / (expense)	$(19.5)	$3.9

Our income tax changed from a benefit of $3.9 million for the nine months ended September 30, 2007 to an expense of $19.5 million for the nine months ended September 30, 2008, primarily due to the increase in local tax expense due to a $13.0 million payable in relation to a municipality tax court case decision (see Note 11 “Subsequent Events”).

Net Income / (Loss) Attributable to Common Stockholders

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Net income / (loss) attributable to common stockholders	$(43.9)	$(82.0)

As a result of the factors discussed above (mainly losses arising from the fair value changes of our derivative financial instruments in the amount of $31.1 million and our interest expense of $87.7 million), we recorded a net loss attributable to common stockholders of $43.9 million or $2.68 per basic share and $2.68 per share on a diluted basis, for the nine months ended September 30, 2008 compared to a net loss attributable to common stockholders of $82.0 million, or $5.40 per basic share and $5.40 per share on a diluted basis, for the nine months ended September 30, 2007. We expect that our net loss will decrease in the future, mainly due to a decrease in our losses relating to derivative financial instruments, although no assurance can be given in this regard.

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

The functional currency of our Hungarian subsidiaries is the Hungarian forint and the functional currency of our subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for year ended December 31, 2007 was 183.83, compared to an average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2006 of 210.39. When comparing the year ended December 31, 2007 to the year ended December 31, 2006, you should note that U.S. dollar reported amounts have been affected by this 15% appreciation in the Hungarian forint against the U.S. dollar. Results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition, and the inclusion of the results of Tele2 Hungary from October 18, 2007, the date of the Tele2 Hungary Acquisition. Certain 2006 amounts have been restated. See note 1(c) in Notes to Consolidated Financial Statements.

Revenue

	Year Ended December 31,
(dollars in millions)	2007	2006	% change
	(as restated)
Mass Market Voice	$108.8	$33.5	225%
Business	125.9	70.7	78%
Mass Market Internet	33.6	3.3	918%
Wholesale	116.9	81.8	43%

Total Revenue	385.2	189.3	103%

Our revenue increased in U.S. dollar terms by $195.9 million, or 103%, between the year ended December 31, 2007 and the year ended December 31, 2006. In functional currency terms, revenue increased by 78%. This increase is attributable to the factors described below. (Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate of 183.83 Hungarian forint/U.S. dollar for comparative purposes.)

Mass Market Voice

Our Mass Market Voice revenue for the year ended December 31, 2007 was $108.8 million compared to $33.5 million for the year ended December 31, 2006, representing an increase of $75.3 million or 225%. This increase is mainly due to: (i) the inclusion of Invitel’s and Tele2 Hungary’s Mass Market Voice revenue of $71.3 million; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar compared to the prior year.

The inclusion of Invitel’s and Tele2 Hungary’s revenue for the year ended December 31, 2007 added $71.3 million in Mass Market Voice revenue. The number of Mass Market Voice telephone lines within the Invitel historical concession areas was approximately 294,000 as of December 31, 2007 and the number of Invitel’s and Tele2 Hungary’s CS and CPS customers that represents the customer base outside our historical concession areas was approximately 694,000 as of December 31, 2007.

Our Mass Market Voice revenue, after eliminating the impact of the Invitel Acquisition and the Tele2 Hungary Acquisition, in functional currency terms decreased by 2% from $38.3 million for the year ended December 31, 2006 to $37.5 million for the year ended December 31, 2007 as a result of the decreased revenue inside the Hungarotel historical concession areas. We experienced an approximate 10% decrease in the number of Mass Market Voice telephone lines within the Hungarotel historical concession areas from approximately 125,000 as of December 31, 2006 to approximately 112,000 as of December 31, 2007. Furthermore, there was a reduction in traffic as a result of the continued competition from mobile telephone operators and the competition from other service providers, such as cable television operators. This decrease was partly offset by the increased revenue outside the Hungarotel historical concession areas. We experienced an increase in the number of our CS and CPS customers. As of December 31, 2007, we had approximately 60,000 customers compared to approximately 44,000 customers as of December 31, 2006, representing a 36% increase.

Business

Our Business revenue for the year ended December 31, 2007 was $125.9 million compared to $70.7 million for the year ended December 31, 2006, representing a $55.2 million or 78% increase. The increase was primarily due to the inclusion of Invitel’s Business revenue of $57.5 million and the 15% appreciation in the Hungarian forint against the U.S. dollar, offset by a decrease in Business revenue in PanTel.

At Invitel, the number of voice telephone lines inside the Invitel historical concession areas was approximately 35,000 as of December 31, 2007. Invitel had approximately 13,000 direct access voice telephone lines and approximately 8,000 indirect access voice telephone lines outside our historical concession areas as of December 31, 2007. In addition, Invitel had approximately 13,000 DSL lines and approximately 7,000 leased lines as of December 31, 2007.

Our Business revenue in functional currency terms, without the effect of the Invitel Acquisition, has decreased by approximately 16% from $80.9 million for the year ended December 31, 2006 to $68.3 million for the year ended December 31, 2007, mainly due to: (i) a non-renewal of a government contract (effective January 1, 2007) and a price reduction on two significant contract renewals between the two periods that resulted in lost recurring revenue of $6.4 million during the year; and (ii) fixed-to-mobile substitution. The number of voice telephone lines within the Hungarotel historical concession areas changed from approximately 12,900 as of December 31, 2006 to approximately 12,600 as of December 31, 2007 and the number of direct and indirect access voice telephone lines outside of the Hungarotel historical concession has increased from approximately 49,000 as of December 31, 2006 to approximately 51,000 as of December 31, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $30.3 million from $3.3 million for the year ended December 31, 2006 to $33.6 million for the year ended December 31, 2007. This increase is primarily due to: (i) the inclusion of Invitel’s Mass Market Internet revenue, which resulted in $28.2 million of additional revenue and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

The $28.2 million of revenue, provided by the inclusion of Invitel’s Mass Market Internet revenue was generated by the approximately 104,000 broadband DSL lines of Invitel as of December 31, 2007.

Our Mass Market Internet revenue in functional currency terms, without the effect of the Invitel Acquisition, increased by 42% from $3.8 million for the year ended December 31, 2006 to $5.4 million for the year ended December 31, 2007. This increase is due to the increase in the number of broadband DSL lines from approximately 10,000 as of December 31, 2006 to approximately 17,000 as of December 31, 2007, which represents a 70% increase.

Wholesale

Our Wholesale revenue increased by $35.1 million or 43% from $81.8 million for the year ended December 31, 2006 to $116.9 million for the year ended December 31, 2007. This increase is primarily attributable to the inclusion of Invitel’s Wholesale revenue, which resulted in an additional $16.7 million in revenue, and the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Wholesale revenue in functional currency terms, without the effect of the Invitel Acquisition, increased from $93.7 million for the year ended December 31, 2006 to $100.2 million for the year ended December 31, 2007.

Cost of Sales

Cost of sales, at the segment level, totaled $131.8 million and $73.3 million for the years ended December 31, 2007 and 2006, respectively, and showed an increase of $58.5 million or 80%. This increase is mainly attributable to: (i) the inclusion of Invitel’s and Tele2 Hungary’s cost of sales, which resulted in additional cost of sales of $46.8 million, and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31
(dollars in millions)	2007	2006
Segment cost of sales	$131.8	$73.3
Backbone rental expenses	15.6	9.7
Network operating expenses	18.5	8.8
Direct personel expenses	18.7	6.2

Total cost of sales	$184.6	$98.0

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Tele2 Hungary Acquisition.

Segment Gross Margin

	Year Ended December 31
(dollars in millions)	2007	2006	% change
	(as restated)
Mass Market Voice	$86.7	$26.3	230%
Business	90.6	51.0	78%
Mass Market Internet	28.0	3.2	775%
Wholesale	48.1	35.4	36%

Segment Gross Margin	253.4	115.9	119%
Segment Gross Margin %	65.8%	61.2%
Backbone rental expenses	(15.6)	(9.7)
Network operating expenses	(18.5)	(8.8)
Direct personal expenses	(18.7)	(6.2)
Selling, general and administrative	(66.3)	(35.1)
Severance expense	(9.1)	(0.7)
Depreciation and amortization	(79.0)	(26.1)

Income from operations	$46.2	$29.3

Our segment gross margin increased from $115.9 million for the year ended December 31, 2006 to $253.4 million for the year ended December 31, 2007, an increase of $137.5 million or 119%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 61.2% in 2006 to 65.8% in 2007. This improvement in segment gross margin percentage is due to the fact that Invitel has a higher segment gross margin percentage (73.1% on average for the year ended December 31, 2007) than we had prior to the Invitel Acquisition.

Mass Market Voice

Our Mass Market Voice segment gross margin for the year ended December 31, 2007 was $86.7 million compared to $26.3 million for the year ended December 31, 2006, representing an increase of $60.4 million or 230%. This increase is mainly due to the inclusion of Invitel’s and Tele2 Hungary’s Mass Market Voice segment gross margin of $56.7 and the 15% appreciation in the Hungarian forint against of the U.S. dollar.

Our Mass Market Voice segment gross margin, after eliminating the impact of the Invitel Acquisition and the Tele2 Hungary Acquisition, in functional currency terms has decreased from $30.1 million for the year ended December 31, 2006 to $30.0 million for the year ended December 31, 2007. The level of segment gross margin in 2007 and 2006 is the result of the (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges, which resulted in lower cost of sales for the year ended December 31, 2007 than in the prior year.

Business

Our Business segment gross margin for the year ended December 31, 2007 was $90.6 million compared to $51.0 million for the year ended December 31, 2006, representing a $39.6 million or 78% increase. The increase was primarily due to the inclusion of Invitel’s Business segment gross margin of $40.9 million and the 15% appreciation in the Hungarian forint against the U.S. dollar, offset by a decrease in Business segment gross margin in PanTel.

Our Business segment gross margin, after the elimination of the impact of the Invitel Acquisition, in functional currency terms has decreased by approximately 15% from $58.3 million for the year ended December 31, 2006 to $49.7 million for the year ended December 31, 2007, which is in line with the reduction of Business revenue between the two periods.

Mass Market Internet

Our Mass Market Internet segment gross margin increased by $24.8 million from $3.2 million for the year ended December 31, 2006 to: $28.0 million for the year ended December 31, 2007. This increase is primarily due to: (i) the inclusion of Invitel’s Mass Market Internet segment gross margin, which resulted in $22.9 million of additional segment gross margin; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Mass Market Internet segment gross margin in functional currency terms, without the effect of the Invitel Acquisition, increased by 42% from $3.6 million for the year ended December 31, 2006 to $5.1 million for the year ended December 31, 2007. This increase is due to the increase in Mass Market Internet revenue during the period.

Wholesale

Our Wholesale segment gross margin increased by $12.7 million or 36% from $35.4 million for the year ended December 31, 2006 to $48.1 million for the year ended December 31, 2007. This increase is primarily attributable to (i) the inclusion of Invitel’s Wholesale segment gross margin, which resulted in an additional segment gross margin of $6.4 million; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Wholesale segment gross margin, after the exclusion of the impact of the Invitel Acquisition, in functional currency terms, has increased by 3% from $40.6 million for the year ended December 31, 2006 to $41.7 million for the year ended December 31, 2007. This increase is mainly due to an increase in revenue generated from higher margin data network services, offset in part by a decrease of relatively low margin, high volume Wholesale voice revenue.

Selling, General and Administrative

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Segment selling, general and administrative	$119.1	$59.8

Our selling, general and administrative expenses, at the segment level, increased by $59.3 million from $59.8 million for the year ended December 31, 2006 to $119.1 million for the year ended December 31, 2007.

This 99% increase is mainly attributable to: (i) the inclusion of selling, general and administrative expenses of Invitel and Tele2 Hungary, which resulted in an increase of $51.9 million; (ii) expenses incurred as a result of the Invitel Acquisition and Tele2 Hungary Acquisition, including integration expenses of $13.2 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Segment selling, general and administrative	$119.1	$59.8
Backbone rental expenses	(15.6)	(9.7)
Network operating expenses	(18.5)	(8.8)
Direct personnel expenses	(18.7)	(6.2)

Total selling, general and administrative	$66.3	$35.1

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Tele2 Hungary Acquisition.

Severance Expense

	Year Ended December 31,
(dollars in millions)	2007	2006
Severance expense	$9.1	$0.7

Our severance expenses for year ended December 31, 2007, of $9.1 million, are primarily due to the termination costs related to our restructuring of operations following the Invitel Acquisition.

Our severance expenses for the year ended December 31, 2006, of $0.7 million, are primarily due to the termination costs related to an officer of the company, as well as other individually insignificant severance costs related to a workforce reduction.

Depreciation and Amortization

	Year Ended December 31,
(dollars in millions)	2007	2006
Depreciation and amortization	$79.0	$26.1

Depreciation and amortization increased by $52.9 million from $26.1 million for the year ended December 31, 2006 to $79.0 million for the year ended December 31, 2007. This increase is mainly due to: (i) the inclusion of Invitel’s and Tele2 Hungary’s depreciation and amortization charges, which resulted in additional depreciation and amortization expense of $44.8 million; (ii) the depreciation of prior year capital expenditures of Hungarotel and PanTel, which resulted in $1.7 million higher depreciation and amortization charges; (iii) the impairment of the PanTel brand name in the amount of $1.2 million due to the fact that we decided to market our products under the Invitel brand name following the Invitel Acquisition; and (iv) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Income from Operations

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Income from operations	$46.2	$29.3

As a result of the factors described above, income from operations increased by $16.9 million or 58% from $29.3 million for the year ended December 31, 2006 to $46.2 million for the year ended December 31, 2007.

Foreign Exchange Gains / (Losses), Net

	Year Ended December 31,
(dollars in millions)	2007	2006
Foreign exchange gains (losses), net	$(6.5)	$1.1

Our foreign exchange losses of $6.5 million for the year ended December 31, 2007 resulted primarily from unrealized losses due to the revaluation of our euro denominated borrowings at period end as a result of the weakening of the Hungarian forint against the euro during the year ended December 31, 2007.

Our foreign exchange gains for the year ended December 31, 2006 resulted primarily from the strengthening of the Hungarian forint against the euro on the company’s average €123.3 million denominated debt outstanding during the period.

Interest Expense

	Year Ended December 31,
(dollars in millions)	2007	2006
Interest expense	$58.7	$14.9

Interest expense increased by $43.8 million from $14.9 million for the year ended December 31, 2006 to $58.7 million for the year ended December 31, 2007. This increase is mainly due to: (i) the inclusion of Invitel’s interest expense, which resulted in an additional $40.1 million of interest expense; (ii) the additional interest expense of $13.7 million as a result of the issuance of the 2007 Notes in connection with the Invitel Acquisition; and (iii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Interest Income

	Year Ended December 31,
(dollars in millions)	2007	2006
Interest income	$1.3	$1.3

Interest income was $1.3 million for the year ended December 31, 2006 and $1.3 million for the year ended December 31, 2007. Interest income was realized on our cash balance during the period.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Gains / (losses) from fair value changes of derivative financial instruments	$(54.0)	$2.3

The $54.0 million loss on the fair value changes of derivatives for the year ended December 31, 2007 is primarily due to: (i) changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition; (ii) a realized loss on closed interest rate swap contracts of $7.5 million; and (iii) the depreciation of the Hungarian forint against the euro during the year.

Gains / (Losses) from Fair Value Change of Warrants

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Gains / (losses) from fair value change of warrants	$(15.1)	$3.3

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our Common Stock at a price of $10 per share. The Notes were canceled upon the exercise of the Warrants by TDC, our majority stockholder, on March 28, 2007.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash gain of $3.3 million for the year ended December 31, 2006, relating to the change in the fair value of the Warrants driven by the change in the company’s stock price during the period and a loss of $15.1 million upon exercise of the Warrants.

Income Tax Benefit / (Expense)

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Corporate tax	(0.5)	(1.7)
Local business tax	(6.6)	(3.9)

Current tax benefit / (expense)	(7.1)	(5.6)
Deferred tax benefit / (expense)	3.8	0.3

Total income tax benefit / (expense)	$(3.3)	$(5.3)

Our income tax expense decreased by $2.0 million from an expense of $5.3 million for the year ended December 31, 2006 to an expense of $3.3 million for the year ended December 31, 2007, primarily due to the inclusion of Invitel’s and Tele2 Hungary’s current tax and the 15% appreciation in the Hungarian forint against the U.S. dollar offset by the deferred tax benefit recognized for the year.

Net Income / (Loss) Attributable to Common Stockholders

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Net income / (loss) attributable to common stockholders	$(96.6)	$16.4

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $96.6 million, or $6.23 per basic share and $6.23 per share on a diluted basis, for the year ended December 31, 2007 compared to a net gain attributable to common stockholders of $16.4 million, or $1.28 per basic share and $1.04 per share on a diluted basis, for the year ended December 31, 2006.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

The functional currency of our Hungarian subsidiaries is the Hungarian forint and the functional currency of our subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2006 was 210.39, as compared to an average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2005 of 199.59. When comparing the year ended December 31, 2006 to the year ended December 31, 2005, it should be noted that all U.S. dollar reported amounts have been affected by this 5% depreciation in the Hungarian forint against the U.S. dollar. When comparing the years it should be noted that the 2005 results include PanTel for ten months, while the 2006 results include PanTel for 12 months of operation. Certain 2006 and 2005 amounts have been restated. See Note 1(c) in notes to Consolidated Financial Statements.

Revenue

	Year Ended December 31,
(dollars in millions)	2006	2005	% change
	(as restated)
Mass Market Voice	$33.5	$37.1	(10)%
Business	70.7	65.2	8%
Mass Market Internet	3.3	2.0	65%
Wholesale	81.8	75.3	9%

Total Revenue	189.3	179.6	5%

Our operating revenue increased by $9.7 million or 5% from $179.6 million for the year ended December 31, 2005 to $189.3 million for the year ended December 31, 2006. This increase is attributable to the factors described below.

Mass Market Voice

Mass Market Voice revenue for the year ended December 31, 2006 was $33.5 million compared to $37.1 million for the year ended December 31, 2005. This $3.6 million or 10% decrease in Mass Market Voice revenue reflects: (i) a significant number of disconnections due to tariff changes during the fourth quarter of 2005; (ii) continued mobile substitution; (iii) competition from other service providers, such as cable television operators providing voice services and (iv) increased competition from other telecommunications service providers offering CS and CPS inside the Hunagrotel historical concession areas offset in part by (v) an increase in the number of customers outside the Hungarotel historical concession areas.

We had a 4% decrease in total Mass Market Voice telephone lines within the Hungarotel historical concession areas from approximately 130,000 as of December 31, 2005, to approximately 125,000 as of December 31, 2006. This decrease was offset by an increase in the number of Mass Market Voice CS and CPS customers outside the Hungarotel historical concession areas from approximately 19,000 customers as of December 31, 2005 to approximately 44,000 customers as of December 31, 2006 due to an increase in the CS and CPS activities that were launched during the second quarter of 2005.

In response to regulatory and competitive pressures in the Hungarotel historical concession areas, we introduced new monthly tariff packages to our customers as of October 1, 2005. The newly introduced packages provided for a re-balancing between monthly subscription fees and calling tariffs, whereby monthly subscription fees were increased and calling tariffs were reduced. The newly introduced packages also included a certain number of “free” minutes per month for each customer. Between October 1, 2005, when the new monthly packages were introduced, and December 31, 2005, we lost approximately 20,400 Mass Market Voice telephone lines, or 14% of the Mass Market Voice telephone lines in the Hungarotel historical concession areas as of September 30, 2005. This disconnection rate was principally due to the package re-balancing. During 2006, the disconnection rate returned to levels similar to the months preceding Hungarotel’s package re-balancing in October 2005.

Business

Business revenue increased from $65.2 million for the year ended December 31, 2005 to $70.7 million for the year ended December 31, 2006, mainly due to the inclusion of PanTel’s results for the full year in 2006 while only 10 months were included in 2005, which had an impact of a $4.8 million increase in Business revenue in 2006.

In the Business segment we had approximately 13,000 voice telephone lines within the Hungarotel historical concession areas and approximately 43,000 direct access and approximately 7,000 indirect access voice telephone lines outside the Hungarotel historical concession areas as of December 31, 2006 compared to approximately 12,000 voice telephone lines within the Hungarotel historical concession areas and approximately

46,000 direct access and approximately 7,000 indirect access voice telephone lines outside the Hungarotel historical concession areas as of December 31, 2005. Out of the total Business lines, we had approximately 700 DSL lines and approximately 6,000 leased lines as of December 31, 2006 compared to approximately 400 DSL lines and approximately 6,000 leased lines as of December 31, 2005.

Mass Market Internet

Our Mass Market Internet revenue increased by $1.3 million from $2.0 million for the year ended December 31, 2005 to $3.3 million for the year ended December 31, 2006. This increase is primarily due to the increase in the number of broadband DSL lines during the year. The number of broadband DSL lines increased from approximately 4,000 lines as of December 31, 2005 to approximately 10,000 lines as of December 31, 2006.

Wholesale

Wholesale revenue increased by $6.5 million or 9% from $75.3 million in 2005 to $81.8 million in 2006. The increase is primarily a result of the inclusion of PanTel’s Wholesale revenue for the whole year in 2006, whereas only 10 months were included in 2005.

Cost of Sales

	Year Ended December 31,
(dollars in millions)	2006	2005
Segment cost of sales	$73.3	$62.1

Cost of sales, at the segment level, totaled $73.3 million and $62.1 million for the years ended December 31, 2006 and 2005, respectively, and showed an increase of $11.2 million or 18%. This increase is mainly attributable to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
(dollars in millions)	2006	2005
Segment cost of sales	$73.3	$62.1
Backbone rental expenses	9.7	8.2
Network operating expenses	8.8	7.6
Direct personnel expenses	6.2	7.4

Total cost of sales	$98.0	$85.3

The change in the amounts of reconciling items is primarily due to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

Segment Gross Margin

	Year Ended December 31,
(dollars in millions)	2006	2005	% change
	(as restated)
Mass Market Voice	$26.3	$30.0	(12)%
Business	51.0	50.5	1%
Mass Market Internet	3.2	2.0	60%
Wholesale	35.4	35.0	1%

Segment Gross Margin	115.9	117.5	(1)%
Segment Gross Margin %	61.2%	65.4%
Backbone rental expenses	(9.7)	(8.2)
Network operating expenses	(8.8)	(7.6)
Direct personnel expenses	(6.2)	(7.4)
Selling, general and administrative	(35.1)	(37.8)
Severance expense	(0.7)	(2.5)
Depreciation and amortization	(26.1)	(24.0)

Income from operations	$29.3	$30.0

Our segment gross margin decreased from $117.5 million for the year ended December 31, 2005 to $115.9 million for the year ended December 31, 2006, a decrease of $1.6 million or 1%. This decrease is attributable to the factors described below.

Our segment gross margin percentage decreased from 65.4% in 2005 to 61.2% in 2006. The decrease is primarily due to the inclusion of PanTel’s costs of sales for the full year in 2006 while only 10 months of cost of sales was included in 2005, which was offset by the reduction in interconnect rates during 2006. Segment gross margin percentage in PanTel is lower than that in Hungarotel due to the nature of its business.

Mass Market Voice

Our Mass Market Voice segment gross margin for the year ended December 31, 2006 was $26.3 million compared to $30.0 million for the year ended December 31, 2005, representing a decrease of $3.7 million or 12%. This decrease is primarily due to the decrease in Mass Market Voice revenues.

Business

Our Business segment gross margin for the year ended December 31, 2006 was $51.0 million compared to $50.5 million for the year ended December 31, 2005, representing a $0.5 million or 1% increase. This increase is in line with the increase in Business revenue between the two periods, mainly as a result of inclusion of PanTel’s segment gross margin for the full year in 2006 while only 10 months of revenue were included in 2005.

Mass Market Internet

Our Mass Market Internet segment gross margin increased by $1.2 million from $2.0 million for the year ended December 31, 2005 to $3.2 million for the year ended December 31, 2006. This increase is primarily due to the increase in our broadband Internet customer base during the period.

Wholesale

Our Wholesale segment gross margin increased by $0.4 million or 1% from $35.0 million for the year ended December 31, 2005 to $35.4 million for the year ended December 31, 2006. This increase is primarily attributable to: (i) the increase in Wholesale revenue; (ii) the change in the revenue mix to higher margin Wholesale data business; (iii) the decrease in regulated interconnection prices; and (iv) the inclusion of PanTel’s segment gross margin for the full year in 2006 while only 10 months were included in 2005.

Selling, General and Administrative

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Segment selling, general and administrative	$59.8	$61.0

Our selling, general and administrative expenses, at the segment level, decreased by $1.2 million or 2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This decrease is mainly due to a $1.1 million reversal in 2006 of the provision booked in 2005 for amounts due from the Universal Service Fund, partly offset by the inclusion of PanTel’s selling, general and administrative expenses for the full year for the year ended December 31, 2006 while only 10 months were included in 2005. The costs related to the Sarbanes Oxley Internal Control compliance project remained consistent at approximately $1.4 million in 2006 and 2005.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Segment selling, general and administrative	$59.8	$61.0
Backbone rental expenses	(9.7)	(8.2)
Network operating expenses	(8.8)	(7.6)
Direct personnel expenses	(6.2)	(7.4)

Total selling, general and administrative	$35.1	$37.8

The change in the amounts of reconciling items is primarily due to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

Severance Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
Severance expense	$0.7	$2.5

Our severance expenses for year ended December 31, 2006, of $0.7 million, are primarily due to the termination costs related to an officer of the company, as well as other individually insignificant severance costs related to a workforce reduction.

Our severance expenses for the year ended December 31, 2005 are related to a workforce reduction plan that we committed to in order to reduce operating expenses. The plan involved approximately 200 employees, primarily within the network and sales and marketing departments of Hungarotel. The cost of the plan amounted to $2.5 million and was based upon Hungarian statutory and union requirements.

Depreciation and Amortization

	Year Ended December 31,
(dollars in millions)	2006	2005
Depreciation and amortization	$26.1	$24.0

Depreciation and amortization charges increased by $2.1 million or 9%. This increase is primarily due to the inclusion of PanTel’s depreciation and amortization expenses for the full year in 2006, while only 10 months were included in 2005.

Income from Operations

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Income from operations	$29.3	$30.0

As a result of the factors discussed above, income from operations decreased by $0.7 million or 2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Contributing to such a decrease was a lower segment gross margin and lower selling, general and administrative expenses and higher depreciation and amortization expenses.

Foreign Exchange Gains / (Losses), Net

	Year Ended December 31,
(dollars in millions)	2006	2005
Foreign exchange gains / (losses), net	$1.1	$(8.5)

Our foreign exchange gains for the year ended December 31, 2006 resulted primarily from (i) the strengthening of the Hungarian forint against the euro and U.S. dollar on our average €123.3 million denominated debt outstanding between December 31, 2005 and December 31, 2006. At December 31, 2006, the Hungarian forint had strengthened by approximately 0.2% against the euro as compared to the December 31, 2005 level, and by 11.5% against the U.S. dollar as compared to the December 31, 2005 level.

Our foreign exchange losses for the year ended December 31, 2005 resulted primarily from: (i) the weakening of the Hungarian forint against the euro on Hungarotel’s average €80 million denominated debt outstanding between February 21, 2005 (refinancing date) and December 31, 2005; (ii) the weakening of the Hungarian forint against the euro on PanTel’s average €64 million denominated debt outstanding between February 28, 2005 (refinancing date) and December 31, 2005; and by (iii) the weakening of the Hungarian forint against the U.S. dollar on the company’s €9.5 million denominated inter-company loan between February 28, 2005 and December 31, 2005. At December 31, 2005, the Hungarian forint had weakened by approximately 3.6% against the euro as compared to the February 21, 2005 level, 4.2% against the euro as compared to the February 28, 2005 level and the U.S. dollar had strengthened by approximately 17% against the Hungarian forint as compared to the February 28, 2005 level.

Interest Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
Interest expense	$14.9	$12.6

Interest expense increased by 18% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This is due to higher average interest rates paid on our borrowings during the year ended December 31, 2006 compared to the year ended December 31, 2005, partially offset by lower average debt levels outstanding between the periods.

Interest Income

	Year Ended December 31,
(dollars in millions)	2006	2005
Interest income	$1.3	$0.9

Interest income increased 44% for the year ended December 31, 2006 as compared to the year ended December 31, 2005, due to higher interest rates on Hungarian forint deposits between the periods.

Gains / (Losses) from Fair Value Change of Derivative Financial Instruments

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Gains/(losses) from Fair Value Change of Derivative Financial Instruments	$2.3	$(0.3)

Gains / (losses) from fair value change of derivative financial instruments for the year ended December 31, 2006 relate to the fair value change of our interest rate swaps, which amounted to a gain of $2.3 million for the year ended December 31, 2006. The gain recorded in 2006 was the result of a favorable change in interest rates between the swap contract date and December 31, 2006.

Gains / (Losses) from Fair Value Change of Warrants

	Year Ended December 31,
(dollars in millions)	2006	2005
Gains/(losses) from fair value change of warrants	$3.3	$(1.5)

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our Common Stock at a price of $10 per share. The Notes were canceled upon the exercise of the warrants by TDC, our majority stockholder, on March 28, 2007.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash gain of $3.3 million for the year ended December 31, 2006, relating to the change in the fair value of the Warrants driven by the change in our stock price during the period. Fair value changes of Warrants resulted in a non-cash loss of $1.5 million for the year ended December 31, 2005.

Equity in Earnings of Affiliate

	Year Ended December 31,
(dollars in millions)	2006	2005
Equity in earnings of affiliate	$—	$0.9

Equity in earnings of affiliate for the year ended December 31, 2005, represented our 25% equity ownership of PanTel in January and February 2005, prior to our acquiring 100% of PanTel on February 28, 2005.

Income Tax Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Current tax expense:
Corporate tax	$(1.7)	$(1.5)
Local business tax	(3.9)	(3.4)

Current tax benefit/(expense)	(5.6)	(4.9)
Deferred tax benefit/(expense)	0.3	(1.5)

Total income tax expense	$(5.3)	$(6.4)

Total income tax expense decreased from $6.4 million for the year ended December 31, 2005 to $5.3 million for the year ended December 31, 2006. This is mainly due to the change in deferred taxes, which has changed to a deferred tax benefit of $0.3 million for the year ended December 31, 2006 from a deferred tax expense of $1.5 million for the year ended December 31, 2005.

Net Income Attributable to Common Stockholders

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Net income attributable to common stockholders	$16.4	$1.3

As a result of the factors discussed above, we recorded restated net income attributable to common stockholders of $16.4 million, or $1.28 per basic share or $1.04 per share on a diluted basis, for the year ended December 31, 2006 as compared to net income attributable to common stockholders of $1.3 million, or $0.11 per basic share or $0.10 per share on a diluted basis, for the year ended December 31, 2005.

Liquidity and Capital Resources

Net cash provided by operating activities totalled $104.8 million for the year ended December 31, 2007, compared to $44.6 million for the year ended December 31, 2006. This increase is principally due to: (i) the inclusion of the operating cash provided by Invitel and Tele2 Hungary and (ii) the positive impact of the change in foreign exchange rates during the period.

Net cash provided by operating activities totalled $93.5 million for the nine months ended September 30, 2008, compared to $52.9 million for the nine months ended September 30, 2007. This increase is mainly due to additional cash generated due to the Invitel Acquisition and the Memorex Acquisition.

Net cash used in investing activities was $189.7 million for the year ended December 31, 2007, compared to $18.5 million for the year ended December 31, 2006. This increase is due to: (i) the Invitel Acquisition, which resulted in a $95.2 million increase in investing cash flows; (ii) the Tele2 Hungary Acquisition, which increased investing cash flows by $12.0 million; and (ii) an increase in capital expenditures of $42.1 million to $65.7 million during the year ended December 31, 2007 compared to the year ended December 31, 2006 due to the addition of Invitel.

Net cash used in investing activities was $144.4 million for the nine months ended September 30, 2008, and includes the acquisition of Memorex in the amount of $32.6 million, capital expenditure of $81.2 million and the settlement of derivative financial instruments of $32.8 million. Net cash used in investing activities was $147.3 million for the nine months ended September 30, 2007 and includes the acquisition of Invitel in the amount of $111.4 million and capital expenditures of $41.3 million.

Capital expenditure as a percentage of cash generated from operating activities was 50% in 2005, 53% in 2006 and 63% in 2007 (based on cash flow statements in our year-end financial statements for 2007).

Financing activities provided net cash of $84.5 million during the year ended December 31, 2007 compared to net cash used by financing activities of $24.4 million during the year ended December 31, 2006. Cash flows from financing activities for the year ended December 31, 2007 mainly resulted from the refinancing of our debt and the issuance of the 2007 Notes in connection with the Invitel Acquisition. Cash flow used in financing activities for the year ended December 31, 2006 reflects repayments of long-term debt.

Financing activities provided net cash of $54.5 million for the nine months ended September 30, 2008 compared to $98.7 million for the nine months ended September 30, 2007. Cash flows from financing activities for the nine months ended September 30, 2008 mainly resulted from the draw down of the Bridge Loan relating to the Memorex Acquisition in the amount of $151.8 million and the draw down of $14.7 million from our Amended Facilities Agreement offset by the repayment of Memorex’s debt and partial repayment of the Amended Facilities Agreement of $99.6 million, payment under capital lease obligations of $4.8 million and refinancing costs of $7.6 million.

We have historically funded our capital requirements primarily through a combination of debt and cash flow from operations. The global financial crisis over the last several months has particularly affected the Hungarian economy. We cannot at this time predict with certainty the impact such conditions will have on our business both in Hungary and the Central and South Eastern European region with respect to consumer and business spending on our services. We do, however, believe that cash provided by our operating activities and our financing activities will provide adequate resources to satisfy our working capital requirements, scheduled principal and interest payments on debt and anticipated capital expenditure requirements. We also expect that we will continue to be in compliance with all of the financial covenants contained in our financing agreements; provided that we obtain any necessary waivers in connection with the reorganization merger under our senior credit facilities agreement. However, there is no assurance that we will continue to be able to comply with our financial covenants or that we will be able to obtain covenant relief if such relief should become necessary.

In addition to our internally generated cash flow from operations, we have additional liquidity provided by the Amended Facilities Agreement (as described below). Under the terms of the Amended Facilities Agreement, we have a revolving credit facility of EUR 4.2 million (approximately $5.4 million at current exchange rates) and HUF 200 million (approximately $1.0 million at current exchange rates), and a euro liquidity facility with EUR 15.0 million (approximately $19.1 million at current exchange rates) available for draw down. Both the revolving credit facility and the euro liquidity facility are committed lines of credit. We would be able to access these credit facilities should we need additional liquidity to meet our cash obligations position.

We intend to either refinance our Bridge Loan or, if we choose not to or the market conditions make a refinancing prohibitive, convert the Bridge Loan to term loans maturing in 2016, which conversion right is permitted, subject to certain conditions, pursuant to the Bridge Loan Agreement. Our 2004 Notes mature in 2012 and our 2006 PIK Notes and 2007 Notes mature in 2013.

The company or its subsidiaries may, subject to the terms of their credit facilities, from time to time purchase or otherwise acquire or retire the company’s or its subsidiaries’ debt and take other steps to reduce the company’s consolidated debt or otherwise change the company’s capital structure. These actions may include open market purchases, negotiated transactions, tender offers, exchange offers or other transactions. The timing and amount of any debt purchases or acquisitions would depend on market conditions, trading levels of the debt from time to time, the company’s cash position and the availability and terms of cash financing from other sources, and other considerations. Affiliates of the company may also purchase or otherwise acquire the company’s or its subsidiaries’ debt from time to time, through open market purchases, negotiated transactions, tender offers, exchange offers or other transactions.

We will continue to evaluate our capital structure and the capital markets in the future in making our capital financing decisions.

In order to lower our effective interest rates on our debt and to enhance our ability to refinance debt, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. This unwinding of a substantial portion of our hedging arrangements should also enhance our ability to meet the financial covenants in our various financing agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the period ended September 30, 2008 and “Quantitative and Qualitative Disclosures About Market Risks” on page 128.

2007 Refinancing

In connection with the Invitel Acquisition on April 27, 2007, we completed, through our subsidiary Magyar Telecom B.V. (“Matel”), the issuance of €200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel

Acquisition and to refinance the Credit Facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of €389 million (approximately $525 million at closing, the “Assumed Debt”). The Assumed Debt consists primarily of (i) €133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition and further amended and restated in March 2008 in connection with the Memorex Acquisition (the “Amended Facilities Agreement”). In order to clarify the rights of the creditors under the various debt instruments, we entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and condition of the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Amended Facilities Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission.

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004 between Matel and Invitel, as borrowers, certain subsidiary companies as original guarantors, and certain financial institutions and a further amendment was made in March 2008 in connection with the Memorex Acquisition. The Amended Facilities Agreement provides for facilities of up to EUR 145 million, comprised of (i) a euro amortizing term loan of EUR 96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately EUR 18.5 million), (iii) a revolving credit facility of EUR 4.2 million and HUF 200 million (approximately EUR 0.8 million), and (iv) a euro liquidity facility of EUR 25 million. As of September 30, 2008 we had undrawn lines of credit of EUR 4.2 million (approximately $6.0 million) and HUF 200 million (approximately $1.2 million) under the revolving credit facility and EUR 15 million (approximately $21.6 million) under the euro liquidity facility.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR (currently 4.96%) or BUBOR (currently 8.83%, based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin (currently 1.5%) is set based on the ratio of all of our senior debt, as defined in the Amended Facilities Agreement, to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders (annual facility agency fee of EUR 100,000 and security trustee fee of EUR 8,000) including an up-front fee and a commitment fee (currently 0.75%) in relation to available and undrawn commitments under the revolving credit facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized on a senior basis by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents including the 2004 Notes, the 2007 Notes and the Bridge Loan Agreement except in accordance with the Intercreditor Agreement, (xi) changing our ownership structure, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure and cash taxes to total debt charges).

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility is repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2010. The liquidity facility is repayable in an amount equal to 100% of the principal amount outstanding at its maturity on June 30, 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

We are in discussions with several financing sources to refinance our Amended Facilities Agreement, as further described under “Indicative Terms of 2009 Refinancing” on page 123.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed, through our subsidiary Matel, the issuance of the 2007 Notes pursuant to an Indenture, dated as of April 27, 2007 (the “2007 Notes Indenture”). We received EUR 189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of EUR 11 million, which costs were deferred and are amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance our credit facility.
The 2007 Notes mature on February 1, 2013, and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets securing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Notes Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings N.V., a subsidiary of the company, issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed, through our subsidiary HTCC Holdco I B.V., all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary, Matel, is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Magyar Telecom B.V. (“Matel”), a subsidiary of Matel Holdings N.V., issued the 2004 Notes pursuant to an Indenture, dated as of August 6, 2004, (the “2004 Notes Indenture”) with some of Matel’s subsidiaries as guarantors. This proxy statement/prospectus includes the Unaudited Consolidated Interim Financial Statements of Matel for the three months ended March 31, 2007, beginning on page F-194.

The 2004 Notes mature on August 15, 2012. Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of some of our subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of certain restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business.

The 2004 Notes Indenture contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

The Bridge Loan Agreement

In connection with the Memorex Acquisition, we entered into a EUR 100 million (approximately $152.0 million at exchange rate at the date of draw down) Bridge Loan Agreement on March 3, 2008 with our subsidiary Matel as borrower and our subsidiaries Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex’s Turkish subsidiary as guarantors. The Bridge Loan Agreement was arranged by Merrill Lynch and BNP Paribas, who are the original lenders. On March 5, 2008, the closing date of the Memorex Acquisition, we borrowed the full EUR 100 million pursuant to which we used EUR 30.1 million (approximately $43.3 million) to fund the purchase price for 95.7% of the outstanding equity in Memorex and EUR 46.6 million (approximately $70.0 million) to refinance some of Memorex’s existing debt that we assumed at closing. We used EUR 7.6 million (approximately $10.9 million) to pay fees and expenses in connection with the Bridge Loan Agreement and transaction costs in connection with the Memorex Acquisition and we set aside the remaining EUR 15.7 million (approximately $22.6 million) for working capital purposes. In addition, EUR 12.1 million (approximately $17.4 million) of the EUR 30.1 million purchase price was paid into escrow. Following settlement, EUR 11.2 million (approximately $16.1 million) of the escrow balance was returned to us and added to our working capital.

The Bridge Loan Agreement loans (the “Bridge Loans”) mature one year following the completion of the Memorex Acquisition, on March 5, 2009 (the “Initial Maturity Date”). The Bridge Loans bear interest at a rate per annum equal to the sum of EURIBOR plus the applicable margin plus the Mandatory Cost (if any, as defined in the Bridge Loan Agreement), which is set at the beginning of each three month interest period. The applicable margin for the first six months is the greater of 4.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity (the quoted spread over EURIBOR to maturity). For the next three months, the applicable margin is the greater of 4.75% per annum and 0.50% per annum over the 2007 Notes Spread to

Maturity. For the three months up to the Initial Maturity Date, the applicable margin is the greater of 5.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. The interest rate may not exceed 11.5% per annum for any interest period. The current interest rate on the Bridge Loans is 9.71% per annum.

Subject to certain conditions, including our not being in default under certain provisions of the Bridge Loan Agreement at the Initial Maturity Date, we may convert the Bridge Loans to term loans (“Term Loans”) with a maturity date of seven years following the Initial Maturity Date (March 5, 2016, the “Extended Maturity Date”). The terms of the Bridge Loan Agreement will generally govern the Term Loans, provided that certain covenants and events of default under the Bridge Loan Agreement will be replaced by covenants and events of default from the 2007 Notes Indenture. From the Initial Maturity Date (March 5, 2009) until the Extended Maturity Date (March 5, 2016), the applicable margin shall be 6.25% per annum, provided the interest rate for any three month interest period shall not exceed 11.5%. If we elect to convert the Bridge Loans to Term Loans, a lender may, upon the sale of its Term Loan to a third party, subject to certain conditions, exchange all or any portion of its Term Loan into one or more exchange notes (the “Exchange Notes”), which Exchange Notes will be governed by an indenture, which indenture shall contain covenants, events of default, repayment and other provisions based on those contained in the indenture governing the 2007 Notes. The Exchange Notes shall bear interest at a rate equal to 11.5% per annum.

Upon a change in our control (as defined in the Bridge Loan Agreement), each lender may require us to prepay an amount equal to 100% of the Bridge Loans outstanding plus any accrued and unpaid interest and 101% of any Term Loan outstanding plus any accrued and unpaid interest.

We may prepay the Bridge Loans, and any accrued and unpaid interest and any breakage costs, without penalty. We may prepay the Term Loans within the first four years following the Initial Maturity Date by paying the outstanding principal, and any accrued and unpaid interest and any breakage costs, plus the greater of (i) 1% of the outstanding principal amount of the Term Loan and (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of such Term Loan four years after the Initial Maturity Date (March 5, 2013), plus (y) all required interest payments that would otherwise be due to be paid on such Term Loan during the period between the redemption date and the date four years after the Initial Maturity Date (March 5, 2013), computed using a discount rate equal to the German Bund rate at such redemption date plus 50 basis points over (b) the then outstanding principal amount of the Term Loan. Following the fourth year after the Initial Maturity Date (March 5, 2013), we may prepay the Term Loans, plus any accrued and unpaid interest and any breakage costs, as follows: (i) at par plus 50% of the coupon through March 5, 2014, (ii) at par plus 25% of the coupon through March 5, 2015 or (iii) at par through March 5, 2016. For any Term Loans held by the original lenders, we may prepay the Terms Loans following March 5, 2013 by paying the original lenders the outstanding principal plus accrued and unpaid interest and any breakage costs.

Our obligations under the Bridge Loan Agreement are currently guaranteed by some of our subsidiaries and are collateralized by the same collateral securing the 2004 Notes and the 2007 Notes.

The Bridge Loan Agreement contains customary representations and warranties and events of default. The Bridge Loan Agreement contains covenants restricting our ability, under certain circumstances, to, among other things, (i) make certain restricted payments such as dividends or loans, (ii) create certain liens, (iii) merge or consolidate with other entities, (iv) borrow money other than as permitted, (v) make guarantees, (vi) make loans, acquire assets or companies other than as permitted or (vii) enter into hedging arrangements other than as permitted.

We have classified the Bridge Loans as a non-current liability in the Condensed Consolidated Financial Statements as we have the intent and the ability to either refinance the Bridge Loans prior to maturity or convert the Bridge Loans to Term Loans.

We are in discussions with several financing sources to refinance the Bridge Loan Agreement, as further described under “Indicative Terms of 2009 Refinancing” on page 123.

The Intercreditor Agreement

In order to establish the relative rights of certain of our creditors under our financing arrangements, including the Bridge Loan Agreement (including priority of claims and subordination), we have entered into an amended and restated Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement and the Bridge Loan Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

Our major contractual cash obligations as of September 30, 2008 (at September 30, 2008 exchange rates) are as follows:

	Cash Payments Due by Period
($ in thousands)	Total	1 Year or Less	2–3 Years	4-5 Years	After 5 Years
Obligation
Long Term Debt principal payment	$1,018,310	$56,923	$81,666	$513,148	$366,573
Long Term Debt interest (1)	479,166	71,631	133,308	271,467	2,760
Interest Rate Swap Agreements	44,893	43,657	1,236	—	—
Lease Commitments to Telecommunication Providers	100,594	11,683	21,921	16,770	50,220
Other Operating Leases	25,857	5,422	9,197	2,321	8,917
Capital Leases	14,693	7,935	6,758	—	—

Total	$1,683,513	$197,251	$254,086	$803,706	$428,470

(1)	Long-term debt interest payment obligations are calculated by rates of interest for the respective debt arrangements as follows: 10.0% for the HUF tranche of the Amended Facilities Agreement, 6.7% for the EUR tranche of the Amended Facilities Agreement, 8.2% for the 2007 Notes, 13.45% for the 2006 PIK Notes, 10.75% for the 2004 Notes, 11.5% for the Memorex Bridge Loan, 7.16% for the Memorex Turkey Loan and 7.55% and 7.90% for the 1st and 2nd Memorex Prep Loans, respectively.

Liquidity risk represents the risk that we are unable to meet our payment obligations when those become due. We monitor our liquidity position on an ongoing basis by forecasting and monitoring revenue, capital and operating expenditures, investments and debt service.

Credit Ratings

The 2004 Notes and the 2007 Notes are rated by international credit rating agencies as required by the indentures covering those notes. The Corporate Credit Rating is B+/Stable and the Corporate Family Rating is B1/Stable as of September 30, 2008, as issued by Standard & Poor’s and Moody’s Investor Service, respectively. On October 24, 2008, Standard & Poor’s lowered its Corporate Credit Rating to B/Negative. As a result of the downgrade, the expected return from our debt securities may increase.

Indicative Terms of 2009 Refinancing

We are in discussions with several financing sources to refinance our Amended Facilities Agreement (see page 118) and our Bridge Loan Agreement (see page 121). The terms of the refinancing are not finalized, and there can be no assurance regarding the outcome or the scope of these discussions. The following summary reflects the indicative terms being discussed with certain financing sources with respect to the refinancing. These terms are subject to change. The final terms, if agreed, will be finalized in the definitive senior facilities agreement (the “Definitive Senior Facilities Agreement”). Pursuant to the indicative terms, the amended facilities agreement will be comprised of (i) a EUR 165.0 million term and revolving facility (the “Senior Facilities”) with our subsidiary Invitel as borrower and Invitel, our subsidiaries Matel, Invitel, Invitel Telecom, Invitel Technocom, Memorex, Memorex’s Turkish subsidiary and Invitel’s Romanian subsidiary as guarantors, (ii) a EUR 36.0 million subordinated term loan with our subsidiary Matel as borrower (the “Subordinated Term Loan”) and (iii) a subordinated PIK loan from TDC or one of its affiliates to Matel (the “TDC PIK Loans” and, together with the Senior Facilities and the Subordinated Term Loan, the “2009 Amended Facilities”).

The company’s discussions with the proposed lenders of the 2009 Amended Facilities may include whether the TDC PIK Loans are required in order to consummate the refinancing and, if so, the amount and terms of the TDC PIK Loans. We cannot currently provide assurance that TDC and the company will reach agreement with respect to the amount and terms of the TDC PIK Loans if they are required by the other lenders of the 2009 Amended Facilities. If the TDC PIK Loans are required, and TDC and the company are unable to reach an agreement with respect to the amount or terms of the TDC PIK Loans, then we may not be able to complete the refinancing, or we may only be able to complete the refinancing of the existing senior credit facilities agreement or the existing bridge loan agreement, but not both of them. As described elsewhere in this proxy statement/prospectus, the completion of the merger is conditional upon, among other conditions, the receipt of any required waivers under the company’s credit facilities. We do not currently believe that any waivers under our bridge loan agreement will be necessary to enable us to complete the merger. The TDC PIK Loans, if issued, may be refinanced in the future with equity provided by TDC and/or third parties, including pursuant to a public offering (which could include an offering to existing shareholders pursuant to a rights issue or otherwise).

Pursuant to the indicative terms, the Senior Facilities will be comprised of (i) a term facility not exceeding EUR 150 million (the “Term Facility”), (ii) a EUR 10.0 million capex facility (the “Capex Facility”) to finance capital expenditures and (iii) a EUR 5.0 million revolving facility (the “Revolving Facility”) to finance operating costs and working capital requirements, other than acquisitions of companies or businesses (each, a “Facility”). The Term Facility would be available to be drawn down in EUR up to a determined amount, or in HUF, provided that the amount drawn down in HUF will be in an amount equivalent to at least EUR 20.0 million. The Term Facility would consist of amortizing term loans with a maturity date of December 31, 2011. The Capex Facility would be required to be repaid in an amount up to 100% of the principal amount outstanding at its maturity on December 31, 2011. The Revolving Facility loans would each be required to be repaid on the last day of its respective Interest Period (as defined in the Definitive Senior Facilities Agreement).

Pursuant to the indicative terms, the Senior Facilities would bear interest at a rate per annum equal to the sum of the applicable margin plus EURIBOR (or BUBOR, if a loan is denominated in HUF) plus the Mandatory Cost (if any, as will be defined in the Definitive Senior Facilities Agreement). The applicable margin would be 3.5% per annum, which may be reduced to 3.0% per annum after 12 months, if specified leverage ratios are met. We would be obligated to pay customary fees to the lenders, including an arrangement fee, agency fee, security trustee fee and accordion facility fee, as well as a commitment fee of 35% per annum of the applicable margin for each Facility for the available and undrawn commitments.

Pursuant to the indicative terms, we would be permitted to prepay the Senior Facilities without penalty, provided that we must prepay the EUR and HUF portions of the Revolving Facility proportionately. We would be required to repay all the Senior Facilities in connection with a change of control.

Pursuant to the indicative terms, the Senior Facilities would require us to maintain specified consolidated finance ratios, such as leverage ratios (total debt to twelve month consolidated EBITDA and senior debt to twelve month consolidated EBITDA), an interest coverage ratio (twelve month consolidated EBITDA to total debt interest charges), a fixed charge service cover (twelve month cashflow to total debt charges) and to observe certain limits on capital expenditure per year.

Pursuant to the indicative terms, under the terms of the Definitive Senior Facilities Agreement, we would be required to observe certain affirmative covenants, including, but not limited to, (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) authorized officers and auditors, (iv) ensuring pari passu status of obligations, (v) insurance and inspection, (vi) compliance with laws and regulations, (vii) notification of environmental claims, (viii) taxes, (ix) maintenance of a cost capitalization policy, (x) appropriate use of proceeds and (xi) entering into an agreed interest rate hedging policy.

Pursuant to the indicative terms, the terms of the Definitive Senior Facilities Agreement would contain certain negative covenants that would restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting any subsidiary to create a security interest over any part of our assets, (ii) merging or consolidating into or with any other entity, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting any subsidiary to incur any financial indebtedness (including guarantees), (v) reducing any capital or purchasing any class of our shares, (vi) making any investments, including (1) loans to any person, (2) the acquisition all or a substantial part of the assets, property or business of any person, (3) the creation or acquisition of a subsidiary, (4) incurring capital expenditure other than in relation to the telecoms business or (5) acquiring any infrastructure, (vi) entering into any interest rate, currency swaps or hedging arrangements, (vii) changing the nature of our business or amending our constitutive documents, (viii) entering into agreement or arrangement other than on an arm’s length basis, (ix) maintaining a bank account that with any person that is not a lender under the Definitive Senior Facilities Agreement, (x) paying dividends or making any repayments, prepayment or redemption of any principal under the 2004 Notes, the 2007 Notes, the Subordinated Term Loan or the TDC PIK Loan except as otherwise permitted by the Definitive Senior Facilities Agreement and (xi) making payments or transfers of assets other than as permitted by the definitive Senior Facilities agreement or the Intercreditor Agreement.

Our obligations under the Senior Facilities would be guaranteed and collateralized by substantially the same assets as under the existing Amended Facilities.

Pursuant to the indicative terms, the Subordinated Term Loan would have terms substantially similar to those contained in the Definitive Senior Facilities Agreement, provided that financial covenants would be less stringent. It would rank as per the existing Bridge Facility Agreement. The Subordinated Term Loan would be drawn down in one drawdown on the closing date and would terminate on March 30, 2012. We would be obligated to pay customary fees to the lenders, including an upfront fee, an agency fee, a security trustee fee and a work fee, as well as a commitment fee of 35% per annum of the applicable margin per annum for the available and undrawn commitment.

Pursuant to the indicative terms, the Subordinated Term Loan would bear interest at a rate per annum of the sum of the applicable margin plus EURIBOR plus Mandatory Costs, if any (as will be defined in the definitive Subordinated Term Loan Agreement). The applicable margin would be 12% per annum increasing to 13.5% per annum after 24 months.

In addition, the Subordinated Term Loan would contain certain prepayment events, such as prepayment on change of control, and would also require prepayment where a prepayment of at least EUR 5.0 million has been made under the Senior Facilities, subject to certain conditions.

Inflation and Foreign Currency

During the nine months ended September 30, 2008, the Hungarian forint appreciated both against the euro and the U.S. dollar. Overall, this resulted in a net foreign exchange gain of $22.7 million for the nine months ended September 30, 2008 compared to a net foreign exchange loss of $1.7 million for the nine months ended September 30, 2007. In October 2008, due to global economic conditions, the Hungarian forint depreciated against both the euro and U.S. dollar from September 30, 2008. See “Liquidity and Capital Resources” on page 115.

Approximately 76% of our total revenue is denominated in Hungarian forint and our operating and other expenses, including capital expenditures, are predominantly in Hungarian forint but also in U.S. dollars and euros. In addition, certain items in the balance sheet accounts are denominated in currencies other than the functional currencies of the operating subsidiaries. Accordingly, when such accounts are translated into the functional currency, we are subject to foreign exchange gains and losses which are reflected as a component of earnings. When the subsidiaries financial statements are translated into U.S. dollars for financial reporting purposes, we are subject to translation adjustments, the effect of which is reflected as a component of stockholders’ equity.

While we have the ability to increase some of the prices we charge for our services generally commensurate with increases in the Hungarian Consumer Price Index (“CPI”) pursuant to our licenses from the Hungarian government, and as regulated by the government, we may choose not to implement the full amount of the increase permitted due to competitive and other concerns. In addition, the rate of increase in the Hungarian CPI may not be sufficient to offset potential negative exchange rate movements and, as a result, we may be unable to generate cash flows to the degree necessary to meet our obligations in currencies other than the Hungarian forint. See “Quantitative and Qualitative Disclosures about Market Risks” on page 128.

Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 has not had a material effect on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. In February 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS 157 as of January 1, 2008 for financial assets and liabilities. The adoption of SFAS 157 has not had a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS 159 as of January 1, 2008. The adoption of SFAS 159 has not had a material effect on our financial position or results of operations.

In October, 2008 the FASB issued FASB Staff Position statement No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). This standard clarifies the application of FASB statement No.157, Fair Value Measurements and illustrates key considerations in determining the fair value of a financial asset when a market is not active. FSP FAS 157-3 became effective upon issuance with revisions resulting from its application to be accounted for as a change in accounting estimate in accordance with SFAS Statement No. 154, Accounting Changes and Error Corrections. The adoption of FSP FAS 157-3 has not had a material effect on our financial position or results of operations.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 Revised, Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations.” SFAS 141R establishes principles and requirements for measurement of identifiable assets and liabilities in a business combination and the measurement and recognition of goodwill acquired in the business combination or a gain from a bargain purchase. The standard also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R requires transaction costs to be expensed as incurred, rather than capitalizing as a cost of the acquisition, recording contingent at fair value with subsequent adjustments in income and reduction in valuation allowances on deferred taxes in income rather than goodwill. The impact of the adoption of SFAS 141 will depend on the nature and timing of our future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”), which we will adopt on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to minority interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of minority interests will be reported in equity. We do not expect that the adoption of SFAS 160 will have a material impact on our financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes disclosure requirements for derivative instruments and hedging activities. The Statement requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. We are currently assessing the impact of SFAS 161.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market Risk Exposure

Foreign Currency Exchange Rate Risks

We are exposed to various types of risk in the normal course of our business, including the risk from foreign currency exchange rate fluctuations. Our operations, including approximately 76% of gross revenues and approximately 80% of operating expenses, are Hungarian forint based. Therefore, we are subject to currency exchange rate risk with respect to our non-Hungarian forint denominated expenses, primarily euros and U.S. dollars, due to the variability between the Hungarian forint and the euro and U.S. dollar. Due to our limited exposure with respect to non-Hungarian forint denominated expenses, we have not entered into any agreements to manage our foreign currency risks related to such expenses but we continue to monitor the currency exchange rate risk related to such expenses.

We are also exposed to exchange rate risk since the majority of our debt obligations are in euros. If the Hungarian forint weakens in the currency exchange markets versus the euro, we would have to generate more revenue in Hungarian forint to settle such debt obligations. The Hungarian forint/euro exchange rate changed from 253.35 as of December 31, 2007 to 243.17 as of September 30, 2008, an approximate 4% appreciation of the value of the Hungarian forint versus the euro. Given our euro denominated debt obligations, exchange rate fluctuations can have a significant impact on our financial statements in connection with foreign exchange gains/losses and the resulting debt balances. We did, however, enter into hedging arrangements in 2007 to convert a substantial portion of (i) our variable rate euro-denominated debt service and (ii) fixed rate euro-denominated debt service to fixed-rate Hungarian forint denominated debt service. While these hedging arrangements were aimed at hedging the company’s economic exposure as described, a negative fair market value of the position at maturity could potentially result in a breach of certain covenants under our credit facilities. Hence, following a significant depreciation of the forint against the euro in October of 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine-month period ended September 30, 2008, beginning on page F-60.

Given our euro-denominated debt obligations, exchange rate fluctuations can have a significant impact on our financial statements in connection with foreign exchange gains/losses and the resulting debt balances. The sensitivity of our future cash-flows to foreign exchange rate changes related to our debt service, including all hedging in place, is detailed in the table under the section “– Derivative Financial Instruments” below.

Interest Rate Risks

We are exposed to interest rate risks because most of our outstanding euro denominated debt and Hungarian forint denominated debt obligations accrue interest at variable rates tied to market interest rates. The interest rates on the euro and Hungarian forint denominated obligations are based on EURIBOR and BUBOR, respectively. We evaluate market interest rates and the costs of interest rate hedging instruments by reviewing historical variances between market rates and rates offered by lending institutions on hedging instruments, as well as market expectations of future interest rates.

In 2007, we entered into hedging arrangements to convert a substantial portion of our variable rate euro denominated debt service and our variable rate Hungarian forint denominated debt service to fixed-rate Hungarian forint denominated debt service. The average interest rate on our debt for the quarter ended September 30, 2008 was 11.61%. In October 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine-month period ended September 30, 2008, beginning on page F-60. The sensitivity of our future cash-flows to interest rate changes related to our debt service, including all hedging in place, is detailed in the table under the section “– Derivative Financial Instruments” below.

Derivative Financial Instruments

During 2007, in order to reduce our exposure to foreign currency exchange rate risk and interest rate changes, we implemented a major hedging program as part of which we hedged the interest rate and foreign currency exchange rate risks on a substantial portion of our debt.

The following table summarizes the notional amounts and respective fair values of our financial instruments, which mature at varying dates, as of September 30, 2008:

(in thousands)	Notional Amount	Fair Market Value	Fair Value Change
Asset/ (Liability)
Cross currency interest rate swaps	$583,692	$(44,948)	$(9,862)
FX forward contracts	—	—	(21)
Interest rate swaps	19,042	55	839

TOTAL	$602,734	$(44,893)	$(9,044)

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss. The estimated fair values represent the estimated amounts that we would pay or receive to terminate the contracts as of September 30, 2008. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

In October of 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine month period ended September 30, 2007. The aggregate cost to effectively terminate these hedging agreements is approximately EUR 9 million (approximately $12.9 million), payable during the term of the agreements (August 2009 with respect to the heding arrangements related to the 2004 Notes and the 2007 Notes and June 2011 with respect to the hedging arrangements relating to the Amended Facilities Agreement).

Since we now have fixed principal payments and variable and fixed interest payments payable in euros, we are more exposed to interest rate and currency exchange rate risks going forward. We do expect that the average effective interest on our debt instruments will be lower going forward. There can be no assurance as to our future costs and we will continue to monitor financial markets and enter into derivative arrangements that we deem to be in our best interests.

Sensitivity Analysis

The following table shows the sensitivity of our debt instruments and the related hedge transactions to foreign currency exchange rate and interest rate changes as of September 30, 2008:

	1% p.a. increase in interest rates			10% p.a. increase in HUF/EUR rate
Instrument	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow Impact	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow Impact
	(in thousands)
Amended Facilities Agreement HUF tranche (1)	$(150)	$150	$—	$—	$—	$—
Amended Facilities Agreement EUR tranche (1)	(762)	762	—	(3,849)	3,877	28
Memorex Bridge Loan	(1,438)	—	(1,438)	(1,370)	—	(1,370)
1st Memorex Prep Loan (2)	—	—	—	(87)	—	(87)
2nd Memorex Prep Loan (2)	—	—	—	(34)	—	(34)
Memorex Turkey Loan	(26)	—	(26)	(342)	—	(342)
2007 Notes	(2,875)	2,826	(49)	(2,212)	2,372	160
2004 Notes (2)	—	—	—	(2,194)	2,194	—
2006 PIK Notes (3)	(2,415)	—	(2,415)	(2,255)	—	(2,255)

Total	$(7,666)	$3,738	$(3,928)	$(12,343)	$8,443	$(3,900)

(1)	Calculation based on actual outstanding notional amounts per repayment/hedging schedule
(2)	The issuer can select the interest to be paid in cash or in kind (i.e. issue of new bonds)

The above table shows the impact of a 1% increase in interest rates (e.g. BUBOR and EURIBOR) and 10% increase in the Hungarian forint/euro exchange rate on our debt service related cash flow due in the next 12 months (until September 30, 2009).

In October 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine month period ended September 30, 2007. The table below shows the sensitivity of our debt instruments and the related hedge transactions to foreign currency exchange rate and interest rate changes as of October 31, 2008 following the effective termination of a substantial portion of our hedging agreements. The table below shows the impact of a 1% increase in interest rates (e.g. BUBOR and EURIBOR) and 10% increase in the euro/forint exchange rate on our debt service related cash flow due in the 12 months following (until October 31, 2009).

	1% p.a. increase in interest rates			10% p.a. increase in HUF/EUR rate
Instrument	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow impact	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow impact
	(in thousands)
Amended Facilities Agreement HUF tranche (1)	$(150)	$150	$—	$—	$—	$—
Amended Facilities Agreement EUR tranche (1)	(762)	652	(110)	(3,849)	1,936	(1,913)
Memorex Bridge Loan	(1,438)	—	(1,438)	(1,370)	—	(1,370)
1st Memorex Prep Loan (2)	—	—	—	(87)	—	(87)
2nd Memorex Prep Loan (2)	—	—	—	(34)	—	(34)
Memorex Turkey Loan	(26)	—	(26)	(342)	—	(342)
2007 Notes	(2,875)	(55)	(2,930)	(2,212)	(283)	(2,495)
2004 Notes (2)	—	—	—	(2,194)	(190)	(2,384)
2006 PIK Notes (3)	(2,415)	—	(2,415)	(2,255)	—	(2,255)

Total	$(7,666)	$747	$(6,919)	$(12,343)	$1,463	$(10,880)

(1)	Calculation based on actual outstanding notional amounts per repayment/hedging schedule
(2)	The Memorex Prep Loans and the 2004 Notes have fixed rate interest and are not sensitive to changes in interest rates
(3)	The issuer can select the interest to be paid in cash or in kind (i.e. issue of new notes)

In the ordinary course of business we enter into contractual agreements to provide and receive telephone and other services. Certain of these agreements are denominated in currencies other than the functional currency of any of the parties, mainly in euros, and are required to be accounted for separately as embedded derivatives. The impact of a 10% strengthening or weakening of the Hungarian forint against other currencies would result in a change in the amount of embedded derivatives by $4.9 million.

THE REORGANIZATION

The following discussion contains material information pertaining to the reorganization and the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and the related documents attached as Appendices to this proxy statement/prospectus. You should read the entirety of those documents as well as the discussion in this proxy statement/prospectus.

Structure of the Reorganization

The board of directors of HTCC Delaware has unanimously approved and recommends that you adopt the agreement and plan of merger whereby we will effectively change our domicile from Delaware to Denmark. HTCC Delaware has incorporated Invitel Denmark under the laws of Denmark, and Invitel Denmark has organized MergeCo as a Delaware limited liability company. The reorganization will be accomplished as follows:

•	a transfer of the assets of HTCC Delaware to, and assumption of its liabilities by, Invitel Denmark in exchange for newly issued shares of Invitel Denmark,

•

a merger of HTCC Delaware with and into MergeCo, which will be the surviving company in the merger and will be a wholly owned subsidiary of Invitel Denmark. The terms of the merger are set forth in the agreement and plan of merger attached as Annex A to this proxy statement/prospectus. As a result of the merger your shares of HTCC Delaware common stock will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, unless you elect to receive Invitel Denmark ordinary shares, in which case you will receive one Invitel Denmark ordinary share for each share of HTCC Delaware common stock. As a result, the current stockholders of HTCC Delaware will, either directly or through Invitel Denmark ADSs, own exactly the same number of Invitel Denmark ordinary shares as they currently own in HTCC Delaware. For a description of the terms of the Invitel Denmark ordinary shares, see “Description of Ordinary Shares of Invitel Denmark” on page 149, and for a description of the Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 153, and

•	after completion of the merger, the transfer by MergeCo of its assets to and the assumption of its liabilities by its parent, Invitel Denmark, and the dissolution of MergeCo.

After completion of the reorganization, you will own, either directly or through Invitel Denmark ADSs, an interest in a Danish holding company, which will be engaged in the same business that HTCC Delaware and its subsidiaries were engaged in prior to the reorganization.

After the reorganization merger occurs, Invitel Denmark or its exchange agent will send a letter to HTCC Delaware stockholders that will provide instructions on how to elect to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs, and how to exchange your HTCC Delaware stock certificates for Invitel Denmark securities. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Background and Reasons for the Reorganization

Our current business is conducted entirely in Hungary and elsewhere in Central and South Eastern Europe. As we announced on June 30, 2008, our board conducted a review of the company’s strategic alternatives, which included the possibility of a sale of the company. As a result of such review, we believe that a reorganization of HTCC Delaware as a Danish corporation will allow us to better take advantage of certain financial and business opportunities that may arise in the future. We have outlined below what we believe to be the benefits of the reorganization.

•	Enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions. Although we are currently not engaged in any negotiations with third parties with respect to a sale of the company or a significant portion of its assets, we believe that any future sale of the company or asset dispositions by the company will mainly attract interest from European buyers. For these investors, purchasing the shares of a Delaware corporation whose assets are entirely located in Europe or acquiring such assets from a Delaware corporation may not be efficient from a legal or tax perspective. HTCC Delaware, as a U.S. corporation, is subject to the full U.S. tax regime. A foreign buyer of HTCC Delaware may incur U.S. withholding tax on dividends paid by HTCC Delaware, which may prevent such buyer from efficiently structuring its acquisition of the company and the financing thereof.

•	Reduction of SEC reporting requirements and related expenses because the company would become a foreign private issuer.

•

Potential increased competitiveness regarding European acquisition opportunities, because Invitel Denmark ordinary shares may be a more attractive consideration than shares of common stock of a Delaware corporation.

•

Simplification and rationalization of the company’s tax position and increased efficiency by reorganizing the company in a jurisdiction outside the United States at a time when we believe this should not result in a significant U.S. tax cost to the company. All of our operating income is generated outside the United States and is subject to the primary taxing jurisdiction of the countries in Central and South Eastern Europe in which those operations take place. However, as a U.S. corporation, HTCC Delaware is subject to the full U.S. tax regime, potentially causing incremental U.S. tax on distributions of earnings from its foreign subsidiaries. In addition, internal group restructurings may generate U.S. tax even if no economic gain is recognized by the company. As a result of our review of the company’s strategic alternatives, we believe that most prospective investors in the company or its assets will perceive the potential future U.S. tax burden (or the cost of structuring their investment in order to minimize such tax burden) as inefficient, which may prevent us from taking advantage of certain strategic or other business opportunities in the future. Although the Danish and Hungarian tax regimes have some counterparts to these U.S. tax provisions, we believe those regimes are better suited to the current and prospective operations of the company and prospective investors in the company or its assets. In particular, with a U.S. corporation as the direct or indirect parent of the foreign subsidiaries, we must consider whether each possible restructuring, borrowing, or foreign tax minimization option may result in taxable income and incremental tax cost at the U.S. parent level. By contrast, Denmark and Hungary have exemption systems for foreign subsidiary earnings and gains on foreign subsidiary shares. Therefore, we believe that reincorporating HTCC Delaware in Denmark will allow more flexibility in pursuing strategies to maximize shareholder value with less concern for potential adverse tax consequences at the level of Invitel Denmark.

We believe these benefits should enhance stockholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including our ability to react to any changes in the tax laws and treaties of the various jurisdictions where we operate.

In addition to the potential benefits described above, the reorganization will expose you to some risks. Please see the discussion under “Risk Factors – Risks Relating to the Reorganization” on page 19. At a meeting on November 27, 2008, the board of HTCC Delaware noted potential disadvantages with respect to the reorganization. In particular, the board considered certain differences between Delaware and Danish corporate law that may affect the rights of shareholders. Under Danish law certain corporate transactions, such as a sale of all shares in the company by way of a merger, require the approval of at least two thirds of votes cast as well as two thirds of the share capital represented at the shareholders’ meeting. By contrast, a merger under Delaware law would only require a simple majority of shareholder votes. The board concluded, however, that, while an increased voting threshold for the sale of the company by way of a merger could limit its negotiation flexibility, it would also enhance the powers of minority shareholders. For a discussion of the differences between Delaware and Danish corporate law and the organizational documents of HTCC Delaware and Invitel Denmark, please see “Comparison of Rights of Stockholders/Shareholders” on page 164. The board also considered the reporting requirements of Invitel Denmark as a foreign private issuer. In particular, Invitel Denmark will not be required to file quarterly financial statements on Form 10-Q under the Exchange Act, will be exempt from the SEC’s proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. However, Invitel Denmark will file an annual report on Form 20-F, and will be subject to the mandates of the Sarbanes-Oxley Act applicable to foreign private issuers as well as the disclosure requirements of NYSE Alternext. See “Invitel Denmark will be a “Foreign Private Issuer”” on page 139. After discussing the potential tax liability the company could incur as a result of the reorganization, the board concluded that these risks were not material. See “Risks Relating to the Reorganization” on page 19. The board of directors has determined that the potential advantages of the reorganization substantially outweigh these risks and differences. Accordingly, the board of HTCC Delaware has unanimously approved the agreement and plan of merger, declared it advisable and in the best interest of all of HTCC Delaware’s stockholders, and recommends that stockholders vote “FOR” its adoption. However, no assurances can be given that the anticipated benefits of the reorganization will be realized.

Reason for the Reincorporation of HTCC Delaware in Denmark

Under the U.S. federal income tax regime, reincorporating HTCC Delaware in a jurisdiction where the HTCC expanded affiliated group (which, for these purposes, should include the ultimate parent company of HTCC Delaware and all of that parent company’s subsidiaries) does not have substantial business activities, would result in HTCC Delaware’s successor corporation continuing to be taxed as a U.S. corporation, despite the reorganization. TDC A/S is a Danish corporation that owns more than 50% of HTCC Delaware common stock, with the result that the HTCC expanded affiliated group should include TDC and all of TDC’s subsidiaries. Reincorporating HTCC Delaware in Denmark, where TDC has substantial business activities, should avoid the adverse United States federal income tax consequences mentioned above, because the HTCC expanded affiliated group should be considered to have substantial business activities in Denmark. See “Material Income Tax Consequences of the Reorganization – Material United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark – Section 7874 Inversion Rules” on page 142.

The Merger Agreement

HTCC Delaware, MergeCo and Invitel Denmark have entered into the merger agreement, which is the legal document that governs the reorganization. We recommend that you read carefully the merger agreement in its entirety for the precise legal terms of the reorganization and other information that may be important to you. The merger agreement is included in this proxy statement/prospectus as Annex A and is incorporated in this document by reference.

Conditions to Consummation of the Reorganization

The reorganization will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock outstanding on the record date;

•

each holder of a Preferred Share shall have delivered to HTCC Delaware a duly executed written waiver of such holder’s appraisal rights and any other rights under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement;

•	all necessary waivers under our senior credit facilities agreement dated August 6, 2004 as amended and restated and our bridge loan agreement dated March 3, 2008 have been obtained;

•	the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and no stop order is in effect;

•

the Invitel Denmark ADSs to be issued pursuant to the merger are approved for listing on the NYSE Alternext (the same exchange on which HTCC Delaware common stock currently trades), subject to official notice of issuance;

•	none of the parties to the merger agreement is subject to any governmental decree, order or injunction that prohibits the consummation of any of the steps in the reorganization;

•	all filings required by any governmental or regulatory agency are made;

•	all consents and approvals required by any governmental or regulatory agency and all other material third-party consents are received; and

•	the closing of the merger takes place at such place and time, after February 2, 2009, as shall be agreed by the parties.

We are not aware of any regulatory requirements or approvals (other than those under the U.S. federal securities laws) that must be complied with or obtained in connection with the consummation of the reorganization.

Effective Time

If the merger agreement is adopted by the requisite vote of our stockholders, the merger will become effective (subject to the satisfaction or waiver of the conditions to closing) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law. If the merger agreement is adopted, HTCC Delaware expects to file the certificate of merger and have the merger become effective promptly following the special meeting.

In the event the conditions to the merger are not satisfied, the merger may be abandoned or delayed even after the merger agreement has been adopted by our stockholders. In addition, the merger may be abandoned or delayed for any reason by the board of HTCC Delaware at any time prior to its becoming effective, even though the merger agreement has been adopted by our stockholders and all conditions to the merger have been satisfied.

Amendment or Termination

The merger agreement may be amended, modified or supplemented at any time before or after its adoption by our stockholders. However, after adoption, no amendment, modification or supplement may be made or effected that does any of the following:

•	alters or changes the amount or kind of shares to be received by stockholders in the merger;

•	alters or changes any term of the limited liability company agreement of the surviving corporation, MergeCo; or

•	alters or changes any other terms and conditions of the merger agreement if any of the alterations or changes would adversely affect the holders of HTCC Delaware common stock.

The board of HTCC Delaware may terminate the merger agreement and abandon the merger at any time prior to its effectiveness.

Automatic Conversion

At the effective time of the merger, each share of HTCC Delaware common stock outstanding immediately prior to the effective time will automatically be converted by operation of law into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs.

Share Election; Exchange of Shares

Prior to the merger, an exchange agent will be appointed by HTCC Delaware and Invitel Denmark for the purpose of exchanging HTCC Delaware common stock for, as applicable, Invitel Denmark ADSs or Invitel Denmark ordinary shares. The exchange agent will mail to each holder of record of HTCC Delaware common stock a letter of transmittal for use in effecting delivery of certificates representing these shares to the exchange agent. The letter of transmittal will enable each holder of HTCC Delaware common stock to make an election to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs. If a holder of HTCC Delaware common stock does not make an election, the holder will automatically receive one Invitel Denmark ADS for each share of HTCC Delaware common stock. If a holder of HTCC Delaware common stock elects to receive Invitel Denmark ordinary shares, the holder will receive the Invitel Denmark ordinary shares in dematerialized form, subject to compliance with the requirements described below.

Invitel Denmark will issue its ordinary shares through the Danish central securities depository, VP Securities Service (Værdipapircentralen A/S). In order to receive ordinary shares of Invitel Denmark, you will have to appoint a bank, broker or other nominee who is a clearing member of VP Securities Service or who has an agreement with a clearing member of VP Securities Service, and establish an account with VP Securities Service through such bank, broker or other nominee. You must follow the instructions of your bank, broker or other nominees in order to receive Invitel Denmark ordinary shares.

Invitel Denmark intends to appoint Danske Bank A/S, Corporate Actions, Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark, telephone number +45 33 44 00 00, as its depositary for the purposes of issuing ordinary shares through VP Securities Service. Under an agreement to be entered into between Invitel Denmark and Danske Bank A/S, Invitel Denmark’s shareholders will be able, at Invitel Denmark’s expense, (i) to have their ordinary shares registered and held in safe keeping with Danske Bank A/S and (ii) to receive notification of dividends and an annual statement of account. Similar terms should be offered by all Danish credit institutions as a matter of market practice.

Upon surrender of a certificate representing HTCC Delaware common stock for cancellation to the exchange agent together with a duly executed letter of transmittal, the holder will be entitled to receive in exchange the whole number of Invitel Denmark ADSs or Invitel Denmark ordinary shares that the HTCC Delaware stockholder has the right to receive pursuant to the merger agreement. If you surrender a HTCC Delaware stock certificate and request the new Invitel Denmark securities, to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it to be in proper form for transfer.

HTCC Delaware certificates that are surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of stock certificates. No holder of unsurrendered certificates will receive any dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares to which the holder is entitled under the merger agreement, or be entitled to vote such Invitel Denmark ordinary shares, until the HTCC Delaware certificate registered to the holder is surrendered to the exchange agent.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Management of Invitel Denmark

Invitel Denmark has a board of directors consisting of 7 members and a management consisting of 2 members. All the directors of HTCC Delaware are members of the board of directors of Invitel Denmark. The board of directors and the management of Invitel Denmark are constituted as follows:

Board of directors:	Henrik Scheinemann (Chairman), Ole Steen Andersen, Carsten Dyrup Revsbech, Robert R. Dogonowski, Peter Feiner, Jens Due Olsen and Morten Bull Nielsen;

Management:	Martin Lea and Robert Bowker.

The board of directors is appointed until the annual General Meeting in 2009 at which time their appointment may be renewed by the shareholders with a simple majority of votes. The management is employed with the company for an indefinite term but their employment may be terminated by the board of directors in accordance with the management service contracts.

The board of directors and the management are in charge of managing the affairs of Invitel Denmark. The board of directors lays down directions for the management’s day-to-day management of Invitel Denmark. The day-to-day management does not include transactions of an extraordinary or unusual nature or significance.

The board of directors will establish an audit committee which, among other responsibilities, supervises the preparation of the company’s annual report, reviews the internal control systems, reviews the audit of the annual report and evaluates the independence of the auditor.

Required Vote for the Reorganization

The merger requires the affirmative vote of a majority of HTCC Delaware outstanding common stock, including the common stock owned by TDC. On February 2, 2009, TDC owned 10,499,782 shares of HTCC Delaware common stock, representing approximately 63.9% of the outstanding HTCC Delaware common stock on that date. TDC has informed us that it intends to vote its shares of HTCC Delaware outstanding common stock in favor of the adoption of the agreement and plan of merger. TDC owns sufficient shares of HTCC Delaware common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC is required for the merger and reorganization to be completed.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange under the symbol “HTC.”

Under the rules of the NYSE Alternext, brokers who hold shares in street name for customers have the authority to vote on many “routine” proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters like the merger. THUS, ABSENT SPECIFIC INSTRUCTIONS FROM YOU, YOUR BROKER IS NOT EMPOWERED TO VOTE YOUR SHARES WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT (I.E., “BROKER NON-VOTES”). Since the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock is required for adoption of the merger agreement, A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

As of February 2, 2009, there were 16,425,733 shares of HTCC Delaware common stock outstanding and entitled to vote. As of the record date, our directors and executive officers owned or are entitled to vote, in the aggregate, approximately 962,160 shares of HTCC Delaware common stock, which represents approximately 6% of the outstanding HTCC Delaware common stock.

No Rights of Dissenting Stockholders

Under Delaware law, you will not have dissenters or appraisal rights in connection with the merger or the reorganization because, among other reasons, HTCC Delaware common stock is listed on the NYSE Alternext and, following the effective time of the merger, we intend to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange.

Dividends

Our credit facilities and indentures limit our ability to pay dividends. It is our current policy to retain earnings, if any, to finance the development and growth of our businesses. Accordingly, the board of HTCC Delaware does not anticipate that cash dividends will be paid on HTCC Delaware common stock in the foreseeable future. When the merger agreement is adopted and the reorganization is completed, Invitel Denmark anticipates that it will not pay any dividends on its ordinary shares for the foreseeable future. For more information see “Market for HTCC Delaware Common Stock, Dividend Policy and other Matters” on page 41.

Stock Compensation Plans

When the reorganization is completed, unless agreed otherwise with each optionholder, we expect to amend and revise our employee and director stock option and other stock-based plans and arrangements to (1) provide that Invitel Denmark will continue the sponsorship of the existing awards under employee and director stock-based plans and arrangements, (2) provide that Invitel Denmark ordinary shares will be issued upon the exercise of any options under the plans and arrangements, and (3) otherwise appropriately reflect (x) the substitution of HTCC Delaware common stock for a number of ordinary shares of Invitel Denmark and (y) an exercise price per share, in each case, sufficient to retain the current intrinsic value of the outstanding options.

Severance and Employment Arrangements of Officers and Directors

On December 23, 2008, the CEO Service Agreement with respect to the services of Martin Lea was amended. In particular, the provisions relating to a special one-time lump sum bonus payment in the event of a sale of the company or a sale of all or substantially all of its assets (a “Trigger Event”) have been amended as summarized below. If a Trigger Event occurs and the per share consideration, determined on a fully diluted basis, to be received by the holders of the shares of the company’s Common Stock (the “Per Share Consideration”) is at least $14.69, the company shall be required to pay a bonus under the CEO Service Agreement (the “Trigger Event Bonus”). The Trigger Event Bonus shall be calculated as follows: (a) 39.47% of $4 million (that is, $1,578,800), plus (b) 39.47% of 10% of the increase in the equity value of the company implied by the increase in the Per Share Consideration over $14.69, but not less than zero, plus (c) 39.47% of $3,200,000 if the Per Share Consideration equals or exceeds $17, plus (d) 39.47% of $2,200,000 if the Per Share Consideration equals or exceeds $18. For this purpose, the implied increase in the equity value is determined by multiplying the Per Share Consideration by the total number of shares of the company’s Common Stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, and subtracting from the result the amount calculated by multiplying $14.69 by the total number of shares of the company’s Common Stock outstanding, on a fully-diluted basis, on April 27, 2007. If the company achieves at least the minimum target equity value for the company’s common stockholders upon the occurrence of a Trigger Event, the company will be obligated to pay a minimum bonus of $1,578,800.

The amendment to the CEO Service Agreement further states that, in the event of a transaction or series of transactions resulting in the sale by the company and/or its subsidiaries of a material portion of their collective assets or business that does not constitute a Trigger Event, the company shall be required to pay a bonus in an amount equal to the Trigger Event Bonus that would be payable if the Per Share Consideration was $17 if (i) the company terminates the CEO Service Agreement because it considers it no longer necessary or desirable or (ii) Vision 10 Limited terminates the CEO Service Agreement because the company has not offered to Vision 10

Limited an equivalent position. The company does not expect that such termination will occur because the services of the CEO are expected to continue to be necessary and desirable following a sale of a material portion of the collective assets or business of the company and its subsidiaries.

The CEO Service Agreement has also been amended to provide for a special one-time lump sum bonus in the amount of €250,000, conditioned upon, and paid following the successful completion of a refinancing of the company’s obligations under the bridge loan agreement with Merrill Lynch and BNP Paribas, dated March 3, 2008.

On December 23, 2008, the CFO Service Agreement with respect to the services of Robert Bowker was amended.

The Trigger Event Bonus with respect to the services of Mr. Bowker shall be calculated as follows: (a) 24.27% of $4 million (that is $970,800), plus (b) 24.27% of 10% of the increase in the equity value of the company implied by the increase in the Per Share Consideration over $14.69, but not less than zero, plus (c) 24.27% of $3,200,000 if the Per Share Consideration equals or exceeds $17, plus (d) 24.27% of $2,200,000 if the Per Share Consideration equals or exceeds $18. For this purpose, the implied increase in equity value shall be determined in the same manner as under the CEO Service Agreement. If the company achieves at the least the minimum target equity value for the company’s common stockholders upon the occurrence of a Trigger Event, the company will be obligated to pay a minimum bonus of $970,800.

The amendment to the CFO Service Agreement further states that, in the event of a transaction or series of transactions resulting in the sale by the company and/or its subsidiaries of a material portion of their collective assets or business that does not constitute a Trigger Event, the company shall be required to pay a bonus in an amount equal to the Trigger Event Bonus that would be payable if the Per Share Consideration was $17 if (i) the company terminates the CFO Service Agreement because it considers it no longer necessary or desirable or (ii) Rob Investments Limited terminates the CFO Service Agreement because the company has not offered to Rob Investments Limited an equivalent position. The company does not expect that such termination will occur because the services of the CFO are expected to continue to be necessary and desirable following a sale of a material portion of the collective assets or business of the company and its subsidiaries.

The CFO Service Agreement has also been amended to provide for a special one-time lump sum bonus in the amount of €250,000, conditioned upon, and paid following the successful completion of a refinancing of the company’s obligations under our bridge loan agreement with Merrill Lynch and BNP Paribas, dated March 3, 2008.

The company has agreed to award Peter T. Noone, HTCC Delaware’s General Counsel and Secretary, a discretionary cash bonus in the amount of $100,000, which bonus is contingent upon, and payable following, the completion of the reorganization. The company has also agreed to provide Mr. Noone with a loyalty/retention bonus in the amount of $100,000. In addition, the company has amended Mr. Noone’s employment agreement to increase the severance benefits by 25%.

Stock Exchange Listing; Recent Stock Prices

We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol “IHO”, effective upon the merger. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed. We may consider seeking a listing of Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time. We may also seek a dual listing. In addition, we may in the future seek a delisting of the Invitel Denmark ADSs from NYSE Alternext or a deregistration from the U.S. Securities Exchange Act of 1934, if and when permitted under applicable laws and regulations.

On November 26, 2008, the last trading day before the public announcement of the reorganization, the closing price per HTCC Delaware share on the NYSE Alternext was $8.95, and the high and low sales prices were $8.95 and $8.35. On January 29, 2009, the closing price per HTCC Delaware share on the NYSE Alternext was $7.43.

Accounting Treatment of the Reorganization

The accounting for the reorganization of HTCC Delaware, MergeCo, and Invitel Denmark, which are all entities under common control, is addressed by Statement of Financial Accounting Standards (FAS) No. 141. Pursuant to FAS No. 141, this reorganization will be accounted for at carryover bases at the date of transfer and as such, there will be no changes in the historical consolidated carrying amounts of assets, liabilities and stockholders’ equity (deficit).

Credit Facilities

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, dated as of August 6, 2004 as amended and restated with BNP Paribas, Credit Suisse First Boston and certain other lenders. In particular, the merger may be considered a change in control under this facility. If the merger were considered a change of control thereunder, in the absence of a waiver from our lenders, it would constitute a default. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 118.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our €100 million bridge loan agreement with BNP Paribas and Merrill Lynch, dated March 3, 2008, and intend to seek any required waivers permitting the merger as part of such refinancing. We do not currently believe that any waivers under our bridge loan agreement will be necessary to enable us to complete the merger. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loans to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. For more information about our on-going discussions regarding a refinancing, see “Indicative Terms of 2009 Refinancing” on page 123.

In the absence of any required waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

Invitel Denmark will be a “Foreign Private Issuer”

Following completion of the merger, Invitel Denmark will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. We will remain subject to the mandates of the Sarbanes-Oxley Act and, as long as the Invitel Denmark ADSs are listed on NYSE Alternext, the governance and disclosure rules of that stock exchange. As a foreign private issuer, however, Invitel Denmark will be exempt from certain rules under the Exchange Act that would otherwise apply if Invitel Denmark were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with U.S. GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Invitel Denmark’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Invitel Denmark securities. Accordingly, after the completion of the merger, if you hold Invitel Denmark securities, you may receive less information about HTCC than you currently receive and be afforded less protection under the United States federal securities laws than you are entitled to currently.

If Invitel Denmark loses its status as a foreign private issuer that is exempt from such SEC reporting obligations at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

MATERIAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

Material United States Federal Income Tax Consequences

Except as otherwise specifically noted, the following discussion, to the extent it states matters of law or legal conclusions with respect thereto and subject to the qualifications herein, constitutes the opinion of Simpson Thacher & Bartlett LLP, our special U.S. tax counsel, on the material United States federal income tax consequences to HTCC Delaware, Invitel Denmark and U.S. Holders (as defined below) of (i) the reorganization of HTCC Delaware and (ii) in the case of U.S. Holders, the ownership of Invitel Denmark ordinary shares or Invitel Denmark ADSs as of the date hereof. The discussion set forth below is applicable to U.S. Holders (i) who are residents of the United States for purposes of the current income tax treaty between the United States and Hungary (the “Treaty”), (ii) whose Invitel Denmark ordinary shares or Invitel Denmark ADSs are not, for purposes of the Treaty, effectively connected with a permanent establishment in Hungary and (iii) who otherwise qualify for the full benefits of the Treaty. This discussion deals only with HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs held as capital assets.

For purposes of this discussion, the term “U.S. Holder” means a holder of HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of HTCC Delaware common stock, Invitel Denmark ADSs or Invitel Denmark ordinary shares;

•	a stockholder of HTCC Delaware common stock who received such HTCC Delaware common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person whose “functional currency” is not the United States dollar;

•	a holder of options granted under any HTCC Delaware benefit plan; or

•

a person holding shares of HTCC Delaware common stock, Invitel Denmark ADSs or Invitel Denmark ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the United States Treasury Department and court and administrative rulings and judicial decisions in effect as of the date hereof, and such authorities may be replaced, revoked or modified, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

If a partnership holds HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. You should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

The United States Treasury Department has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Hungarian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an Invitel Denmark ADS and our company.

United States Federal Income Tax Consequences of the Reorganization

Tax Consequences to HTCC Delaware and Invitel Denmark

Section 7874 Inversion Rules

Under Section 7874 of the Code, a foreign corporation will be treated as a United States corporation for United States federal income tax purposes if:

•	the foreign corporation acquires substantially all of the properties held directly or indirectly by a United States corporation;

•

after the acquisition, at least 80% of the stock (by vote or value) of such foreign corporation is held by former shareholders of the United States corporation by reason of holding stock in such United States corporation; and

•

after the acquisition, the “expanded affiliated group” (“EAG”) which includes such foreign corporation does not have “substantial business activities” in the foreign country in which, or under the laws of which, such foreign corporation is created or organized, when compared to the total business activities of such EAG.

For these purposes, an EAG is a group of corporations comprising (i) a parent corporation and (ii) each other corporation, more than 50 percent of the stock of which (measured by vote and value) is owned, in the aggregate, by the parent corporation or by other corporations in the group. Under the applicable United States Treasury regulations, the determination as to whether an EAG has substantial business activities in the relevant jurisdiction (i.e., whether it meets the “substantial business test”) is made on the basis of all of the facts and circumstances. However, the United States Treasury regulations also provide a safe harbor (the “10% Safe Harbor”) under which the EAG will be considered to meet the substantial business test if:

•	after the acquisition, employees of the group based in the foreign country account for at least 10% (by headcount and compensation) of total group employees;

•	after the acquisition, the total value of the group assets located in the foreign country is equal to at least 10% of the total value of all group assets; and

•

during the 12-month period ending on the last day of the EAG’s monthly or quarterly management accounting period in which the acquisition is completed, the group sales made in the foreign country accounted for at least 10% of the total group sales.

Pursuant to the reorganization, Invitel Denmark will acquire substantially all of the properties held directly or indirectly by HTCC Delaware, a United States corporation. After the reorganization, the former shareholders of HTCC Delaware will own at least 80% of Invitel Denmark stock by reason of holding HTCC Delaware common stock. Therefore, Invitel Denmark would be treated as a United States corporation for United States federal income tax purposes under Section 7874 of the Code, unless the EAG that includes Invitel Denmark meets the substantial business test. TDC, a Danish corporation, currently owns more than 50% of HTCC Delaware common stock and will own more than 50% of Invitel Denmark stock. Therefore, the substantial business test will be met if after the reorganization, the EAG, which should include TDC and all of its subsidiaries (including Invitel Denmark), has substantial business activities in Denmark (where Invitel Denmark is organized), when compared to the total business activities of such EAG. Although Invitel Denmark and its subsidiaries do not have substantial business activities in Denmark, the EAG comprising the wider TDC group should be considered to have substantial business activities there, compared to the total business activities of the EAG. As a result, Invitel Denmark believes that it should meet the 10% Safe Harbor, and that Invitel Denmark should not be treated as a United States corporation under Section 7874 of the Code.

The determination of whether the substantial business test is met is a factual determination made by the company, and there can be no assurance that the Internal Revenue Service will not challenge the position taken by Invitel Denmark. If the EAG that includes Invitel Denmark and TDC is determined to not have substantial business activities in Denmark and is treated as a United States corporation under Section 7874 of the Code, Invitel Denmark will be subject to United States federal income taxation on its worldwide income even after the reorganization and could be subject to penalties for failure to file United States tax returns, late fees and interest charges on taxes that are past due. The remainder of this discussion assumes that Invitel Denmark will not be treated as a United States corporation under Section 7874 of the Code.

Tax Treatment of the Reorganization

The reorganization should be treated, for United States federal income tax purposes, as: (i) a transfer of assets by HTCC Delaware to Invitel Denmark in exchange for Invitel Denmark stock and the assumption by Invitel Denmark of HTCC Delaware’s liabilities, (ii) a distribution of Invitel Denmark stock by HTCC Delaware to HTCC Delaware stockholders, and (iii) an exchange by HTCC Delaware stockholders of HTCC Delaware common stock for Invitel Denmark stock. HTCC Delaware should recognize a gain (but not loss) on the deemed transfer of its assets to Invitel Denmark in an amount equal to the excess of the fair market value of its assets over HTCC Delaware’s adjusted tax basis in such assets. The management of HTCC Delaware does not believe that the amount of any such gain would exceed the amount of net operating losses available to offset it.

There can be no assurance that the Internal Revenue Service will accept HTCC Delaware’s determination of the value of its assets or net operating losses. Should the Internal Revenue Service disagree with the valuation of HTCC Delaware’s assets and successfully challenge the valuation, HTCC Delaware would recognize a taxable gain in an amount equal to the excess, if any, of the fair market value of its assets as determined by the Internal Revenue Service over HTCC Delaware’s adjusted tax basis in such assets. It is possible, on any such reassessment by the Internal Revenue Service, that the tax liability to HTCC Delaware could be significant.

Tax Consequences to HTCC Delaware Stockholders

You should not recognize gain or loss when you exchange your shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares. Your aggregate tax basis in the Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should equal your aggregate tax basis in the shares of HTCC Delaware common stock that you surrender. Your holding period for Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should include your holding period for the shares of HTCC Delaware common stock that you surrender in the exchange. If you acquired different blocks of HTCC Delaware common stock at different times and at different prices, your tax basis and holding period in your Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock.

HTCC Delaware and Invitel Denmark have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the reorganization, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Reporting Requirement

HTCC Delaware stockholders who receive Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization will be required to retain records pertaining to the reorganization. Each HTCC Delaware stockholder who is required to file a United States tax return and who is a “significant holder” that receives Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization will be required to file a statement with the stockholder’s United States federal income tax return setting forth such stockholder’s basis in HTCC Delaware common stock surrendered and certain facts relating to the reorganization. A “significant holder” is a HTCC Delaware stockholder, who, immediately before the reorganization, owned at least 5 percent (by vote or value) of outstanding HTCC Delaware common stock or an HTCC Delaware stockholder whose basis in such stock was equal to or greater than $1,000,000.

Invitel Denmark ADSs and Invitel Denmark Ordinary Shares

Invitel Denmark ADSs

If you hold Invitel Denmark ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Invitel Denmark ordinary shares that are represented by such Invitel Denmark ADSs. Accordingly, deposits or withdrawals of Invitel Denmark ordinary shares for Invitel Denmark ADSs will not be subject to United States federal income tax.

Taxation of Dividends

The gross amount of distributions on the Invitel Denmark ADSs or Invitel Denmark ordinary shares (including amounts withheld to reflect Hungarian withholding taxes, if any) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the Invitel Denmark ordinary shares, or by the depositary, in the case of Invitel Denmark ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation if either (i) its shares (or ADSs backed by such shares) are readily tradable on an established securities market in the United States or (ii) it is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements, and we believe we are eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on Invitel Denmark ordinary shares, regardless of whether such shares are represented by Invitel Denmark ADSs, would be subject to the reduced rates of taxation. In addition, United States Treasury Department guidance indicates that Invitel Denmark ADSs (which we intend to list on the NYSE Alternext), but not Invitel Denmark ordinary shares, should be treated as readily tradable on an established securities market in the United States. There can be no assurance that Invitel Denmark ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

The amount of any dividend paid in foreign currency will equal the United States dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of Invitel Denmark ordinary shares, or by the depositary, in the case of Invitel Denmark ADSs, regardless of whether the foreign currency is converted into United States dollars. If the foreign currency received as a dividend is converted into United States dollars on the date they are received, you will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into United States dollars on the date of receipt, you will have a basis in the foreign currency equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as United States source ordinary income or loss.

The maximum rate of withholding tax on dividends, if any, paid to you pursuant to the Treaty is 15 percent. You may be required to properly demonstrate to the company and the Hungarian tax authorities your entitlement to the reduced rate of withholding under the Treaty. Subject to certain conditions and limitations, Hungarian withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Invitel Denmark ADSs or Invitel Denmark ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you have held Invitel Denmark ADSs or Invitel Denmark ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Invitel Denmark ADSs or Invitel Denmark ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Invitel Denmark ADSs or Invitel Denmark ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Invitel Denmark ADSs or Invitel Denmark ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would not give rise to foreign source income and you would not be able to use the foreign tax credit arising from any Hungarian withholding tax, if any, imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep track of earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Passive Foreign Investment Company

We believe that Invitel Denmark should not be, for United States federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner that Invitel Denmark should not become a PFIC. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of the taxable year, Simpson Thacher & Bartlett LLP, our special U.S. tax counsel, expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph. If Invitel Denmark becomes a PFIC, you could be subject to additional United States federal income taxes on gain recognized with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of Invitel Denmark ADSs or Invitel Denmark ordinary shares in an amount equal to the difference between the amount realized for the Invitel Denmark ADSs or Invitel Denmark ordinary shares upon such sale or exchange and your tax basis in the Invitel Denmark ADSs or Invitel Denmark ordinary shares. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.

Information reporting and backup withholding

Information reporting will apply to dividends in respect of Invitel Denmark ADSs or Invitel Denmark ordinary shares and the proceeds from the sale, exchange or redemption of Invitel Denmark ADSs or Invitel Denmark ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the reorganization. Tax matters are very complicated, and the tax consequences of the reorganization to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the reorganization.

Material Danish Income Tax Consequences to Stockholders

The following discussion, to the extent it states matters of Danish law or legal conclusions, and subject to the qualifications and assumptions herein, constitutes the opinion of Kromann Reumert, our special Danish tax counsel, on the material Danish income tax consequences to HTCC Delaware stockholders of the reorganization of HTCC Delaware and the ownership of Invitel Denmark ordinary shares or Invitel Denmark ADSs as of the date hereof. The reorganization should not trigger Danish capital gains taxation for Danish resident stockholders of HTCC Delaware. Danish resident stockholders should be considered as having acquired their shares at the same acquisition time and price as their HTCC Delaware stock. In addition, no Danish capital gains taxation should be triggered for stockholders resident in countries other than Denmark.

Invitel Denmark will be a Danish incorporated company and for that reason the company is considered a Danish resident company for corporate income tax purposes. However, Invitel Denmark will also be considered a tax resident company in Hungary, assuming that the effective place of management of Invitel Denmark will be in Hungary. Invitel Denmark has obtained a Danish ruling that, subject to the facts and assumptions presented by the company, Invitel Denmark is, from the perspective of Danish tax laws, resident in Hungary for corporate income tax purposes and, assuming that this ruling remains in effect, Invitel Denmark will not be taxable in Denmark for corporate income tax purposes. Invitel Denmark intends to request a ruling from the Hungarian tax authorities confirming that the company is only resident in Hungary for corporate income tax purposes. Any statements made in this proxy statement/prospectus with respect to certain Danish and Hungarian income tax consequences of the reorganization assume a favorable ruling from the Hungarian tax authorities, and the continued effectiveness of such rulings.

Dividend distributions from Invitel Denmark to shareholders are generally subject to Danish withholding tax at a rate of 28%. If the shareholder is resident outside of Denmark, the dividend withholding tax may be reduced in accordance with a double taxation treaty between Denmark and the country in which the shareholder is resident. According to the double taxation treaty between Denmark and the United States, the dividend withholding tax is reduced to 15%, unless the shareholder owns more than 10% of the share capital in Invitel Denmark, in which case the dividend withholding tax is reduced to 5%. Given, however, that Invitel Denmark is considered tax resident in Hungary, the Danish withholding tax rate is reduced to 0%.

Capital gains earned by non-Danish residents are not subject to Danish taxation. Capital gains earned by Danish tax resident individuals and companies are generally subject to Danish taxation. Capital gains on shares owned for more than three years are tax exempt for Danish tax resident companies.

Denmark currently does not impose any transfer tax or wealth tax.

The discussion above is strictly limited to the matters stated and may not be read as extending by implication to any matters not specifically covered and provides no assurance that the position expressed will be accepted by the Danish tax authorities or, if challenged, by the courts. The discussion is based upon the provisions of the Danish tax legislation, including statutory and regulatory provisions, as well as pertinent administrative and judicial interpretations, in effect as of the date hereof, and such authorities may be replaced, revoked or modified, possibly retroactively, so as to result in Danish income and other tax consequences different from those discussed above. In addition, this summary assumes that the merger will be consummated in accordance with the terms as described herein and that none of the terms and conditions contained herein will have been waived or modified in any respect prior to the effective date of the merger. The opinion is based on certain factual matters described to our Danish counsel by the company, and it has been assumed by Kromann Reumert that such matters have been described correctly and completely by the company.

Material Hungarian Income Tax Consequences to Stockholders

The following discussion, to the extent it states matters of law or legal conclusions, and subject to the qualifications herein, constitutes the opinion of Réczicza White & Case LLP, our special Hungarian tax counsel, on the material Hungarian income tax consequences to HTCC Delaware stockholders of the reorganization of HTCC Delaware and the ownership of Invitel Denmark ordinary shares or Invitel Denmark ADSs as of the date hereof. Payments to shareholders made by companies incorporated outside Hungary that are tax resident in Hungary are subject to Hungarian rules regarding taxation.

Under Hungarian tax law, no withholding tax is payable on dividends paid to a person who is not a private individual. Hungarian dividend withholding tax would be payable on dividends paid to private individuals who hold ordinary shares directly. Provided that the depositary is the legal owner of the Invitel Denmark ordinary shares, no Hungarian withholding tax would be due on dividends paid to holders of Invitel Denmark ADSs.

Capital gains earned by a non-Hungarian resident (whether a private individual or otherwise) are not subject to withholding taxes. However, capital gains earned by Hungarian tax residents would be subject to Hungarian tax, unless such gains qualify for the “reported participation exemption” which exempts gains realized by corporate shareholders under certain conditions. Under this rule, capital gains earned on participations that represent at least 30% ownership and have been reported to the tax authority (APEH) within 30 days of acquisition are tax exempt provided that they have been held for at least one year. This exemption is not applicable to private individuals.

There is currently no wealth tax in Hungary.

The discussion above is based upon the provisions of the Hungarian tax legislation, including existing statutory and regulatory provisions, as well as pertinent administrative and judicial interpretations, in effect as of the date hereof, and such authorities may be replaced, revoked or modified, possibly retroactively, so as to result in Hungarian income tax consequences different from those discussed above. Further, there can be no assurances that the opinion expressed herein will be accepted by the Hungarian tax authority or, if challenged, by a court. In addition, this summary assumes that the merger will be consummated in accordance with the terms as described herein and that none of the terms and conditions contained herein will have been waived or modified in any respect prior to the effective date of the merger.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES AS A RESULT OF THE REORGANIZATION.

DESCRIPTION OF ORDINARY SHARES OF INVITEL DENMARK

The rights of holders of Invitel Denmark ordinary shares will be governed by the Public Limited Companies Act of the Kingdom of Denmark (the “Companies Act”) and by Invitel Denmark’s articles of association, the form of which is attached to this proxy statement/prospectus as Annex B. This section contains a summary of some of those rights. It is not intended to be a complete description of all of the rights and obligations of holders of Invitel Denmark ordinary shares.

Authorized Share Capital

As of January 28, 2009, the share capital of Invitel Denmark consists of 5,000 shares with a nominal value of 100 DKK each. Immediately prior to the merger, the share capital of Invitel Denmark will be converted into euro and a resolution to increase the share capital will be adopted in order for the number of shares of Invitel Denmark to equal the number of shares of HTCC Delaware immediately prior to the merger. Consequently, changes in the HTCC Delaware share capital prior to the merger will affect the share capital of Invitel Denmark at the time of the merger.

Generally, an increase of Invitel Denmark’s share capital and the issue of new ordinary shares must be approved by a General Meeting of shareholders with a vote of at least two-thirds both of the votes cast and the voting share capital represented at the General Meeting. The proposal must include information on the lowest and highest amount of the capital increase, the share class of the newly subscribed shares (if there is or will be more than one class), preemptive rights of shareholders, the subscription price of the shares, the nominal amount of the shares and whether the shares will be bearer shares or registered shares.

Pursuant to the articles of association, the board of directors of Invitel Denmark will be authorized to issue up to 10 million shares with a nominal value of €0.01 each. The authorization will be valid until December 31, 2013, but may be renewed for one or more periods of up to five years each.

All Invitel Denmark ordinary shares will be bearer shares.

Preemptive Rights

Generally, all shareholders of Invitel Denmark will have preemptive rights in the event of any increase in Invitel Denmark’s share capital. At a General Meeting, Invitel Denmark’s shareholders may agree to deviations from the general preemptive rights of the existing shareholders with respect to specific share capital increases. Any resolution regarding such a deviation will require a vote of at least two-thirds both of the votes cast and of the voting share capital represented at the General Meeting (subject to higher voting requirements if shares will be issued at a price below the market value of the shares). If the board of directors resolves to increase the share capital, the board of directors will, within the restrictions imposed by the Companies Act and the articles of association, have the discretion to decide whether the preemptive rights of the shareholders shall apply in part or not at all, and that the increase of the share capital may be made partially or fully by other means than cash payment.

Pursuant to the articles of association of Invitel Denmark, the board of directors will be authorized on one or more occasions to issue warrants to subscribe for shares (each share having a nominal value of €0.01) with a nominal value of €50,000 in the aggregate (i.e., 5 million shares). The authorization will be effective until and including December 31, 2013. The shareholders of the company will have no pre-emption right in connection with the issue of warrants according to this authorization, as these warrants may be issued in favor of directors, officers and/or employees of the company or its subsidiaries, as determined by the board of directors. The warrants will entitle the holder to subscribe for shares at a minimum price equal to the market price at the time of grant. Warrants issued as substitution for stock compensation plans assumed by Invitel Denmark together with all rights and obligations from HTCC Delaware may, however, entitle the holder to subscribe for shares at the original subscription price irrespective of such subscription price being below the market price as of the date of the grant of the warrants. The board of directors will determine the specific terms of the warrants issued pursuant to this authority.

In addition, pursuant to Invitel Denmark’s articles of association, the board of directors will be authorized to increase the share capital of the company in one or more issuances (including in connection with the exercise of warrants) of a total nominal sum of up to €100,000 (represented by up to 10 million shares of €0.01 each). The minimum price will be the market price at the time of the decision to increase the share capital, unless the shares are issued by exercise of new warrants issued as substitution for warrant programs assumed by the company together with all rights and obligations from HTCC Delaware, in which case the subscription price may equal the original subscription price irrespective of whether such price is below the market price. The authorization will be valid until December 31, 2013, but may be renewed for one or more periods of up to five years each. The new shares will be negotiable instruments and will be issued to bearer. No restrictions will apply to the transferability of the shares. The board of directors will have discretion to decide that the pre-emptive right of the shareholders may apply in part, or not at all, and that the increase of the share capital may be made partially or fully by other means than cash payment.

Dividend Rights

Under the Companies Act, distributions of profits may be authorized by the shareholders based on the latest audited annual report. The financial year of Invitel Denmark is the calendar year. The shareholders cannot authorize a larger dividend than what is proposed or approved by the board of directors.

The shareholders may authorize the board of directors to distribute interim dividends following presentation of Invitel Denmark’s first annual report on the basis of an interim balance sheet which was reviewed by an external auditor. The articles of association of Invitel Denmark will include an authorization for the board of directors to issue interim dividends, provided it is deemed prudent by the board of directors in the context of the financial condition of Invitel Denmark and the group.

As Invitel Denmark’s share capital will be denominated in euros, any distribution of dividends will be in euros. Shareholders who do not have a cash account denominated in euros will normally have any dividends converted into the currency of their cash account by their custodian, broker or other nominee.

Rights Upon Liquidation

In the event of a liquidation of Invitel Denmark, shareholders of Invitel Denmark (and, indirectly, holders of Invitel Denmark ADSs) are entitled to participate in the distribution of net assets in proportion to their nominal shareholdings after payment of Invitel Denmark’s creditors, subject to the issuance of any preferred shares.

No Sinking Fund

Invitel Denmark will not have a sinking fund and is not required to have one under Danish law.

No Liability for Further Calls or Assessments

The Invitel Denmark ordinary shares to be delivered in connection with the reorganization will be fully paid and non-assessable.

Redemption (Squeeze-out)

The ordinary shares of Invitel Denmark (and, indirectly, Invitel Denmark ADSs) held by minority shareholders may be redeemed by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in Invitel Denmark. Such redemption may be effected by the majority shareholder together with the board of directors in a joint decision. A minority shareholder may similarly require redemption of such minority shareholders’ shares by a majority shareholder holding more than nine-tenths of Invitel Denmark’s ordinary shares and the corresponding voting rights.

Shares can be redeemed through the process described above at a price per share that reflects the current trade value of such shares. If the redeeming and the selling shareholders cannot agree on a redemption price, it will be determined by an expert appointed by the court.

There may be circumstances under which a majority shareholder may be allowed to redeem the minority shareholders on the basis of a provision in the articles of association of a company to the effect that minority shareholders are required to have their shares redeemed at the request of the majority shareholder. Such provision must be adopted by at least nine-tenths of the votes cast and of the voting share capital represented at the General Meeting. No such provision will exist in the articles of association of Invitel Denmark.

Repurchase

Under the Companies Act, a company may, if authorized by a General Meeting, acquire its own shares, although the aggregate amount of such shares held by a corporation and its subsidiaries may not exceed 10% of the aggregate amount of issued shares.

No Restrictions on Transfer

The Companies Act does not, and the articles of association of Invitel Denmark will not, contain any restrictions on the transfer of Invitel Denmark ordinary shares or Invitel Denmark ADSs.

Voting

A holder of an Invitel Denmark ordinary share will be entitled to ten votes at any General Meeting. Except as described below and subject to provisions of the Companies Act requiring that certain resolutions be passed by a greater vote, matters (including election of members of the board of directors) are decided at a General Meeting by a simple majority of the votes cast. Any shareholder will be entitled to attend and vote at a General Meeting, either in person or by proxy.

Under the Companies Act, holders of proxies must produce written, dated proxy instruments. Any authority pursuant to a proxy is valid for no more than 12 months at a time. A proxy granted to the board of directors of Invitel Denmark to represent a holder of HTCC Denmark ordinary shares at a General Meeting must be given in respect of a specific General Meeting with a known agenda. The proxy must evidence that the instrument of proxy has been executed by a holder of HTCC ordinary shares, either directly or indirectly through Invitel Denmark ADSs. If the shareholder uses a nominee, the nominee will usually be required to give a statement that the person who has executed the instrument of proxy is the beneficial shareholder. A holder of Invitel Denmark ordinary shares cannot vote at Invitel Denmark’s General Meetings unless the requirements mentioned in this paragraph are complied with.

The Companies Act requires that resolutions for the dissolution of Invitel Denmark, its merger with another corporation with Invitel Denmark as the discontinuing company, amendment of the articles of association of Invitel Denmark, and certain other matters must be approved by (i) two-thirds of the votes cast at the General Meeting, and (ii) two-thirds in nominal value of the voting capital represented and entitled to vote at the meeting.

Requisition of Meetings

Generally, extraordinary General Meetings will be held at the request of the board of directors of Invitel Denmark, Invitel Denmark’s auditors or shareholders representing at least one-tenth of the nominal value of the total share capital.

Place of Meetings

The Invitel Denmark articles of association will require that a General Meeting be held at the Company’s registered address, in greater Copenhagen or in Budapest. The annual General Meeting must be held in time for Invitel Denmark’s annual report to be filed with the Danish Commerce and Companies Agency no later than the end of May of each year.

Preferred Shares

The board of directors of Invitel Denmark will not be authorized to issue new shares with a preferential right to receive distributions in connection with payments of a dividend and winding-up of the company. Generally, the issue of preferred shares must be approved by a General Meeting of shareholders with a majority of at least two-thirds both of the votes cast and the voting share capital represented at such meeting.

Disclosure of Ownership Thresholds

Under the Companies Act, a shareholder who holds shares in a public limited company must notify the company when:

(1) the voting rights attached to the shares represent 5% or more of the total voting rights, or the nominal value of the shares accounts for 5% or more of the total share capital (a total of at least DKK 100,000), or

(2) in the case of a shareholder who previously notified the company, such shareholder’s holding has subsequently changed to reach or fall below the thresholds of 5, 10, 15, 20, 25, 50 or 90%, or 1/3 or 2/3 of the total voting rights or nominal value of the total share capital.

The notice to the company must be given within four weeks after the relevant event. The company will keep a register of such notices, and the register will be available for inspection by public authorities, shareholders, directors, the employees if no employee representative has been appointed to the board of directors, as well as any other person requesting access in writing, subject to payment of related costs.

Exchange Controls

There are no governmental laws, decrees or regulations of the Kingdom of Denmark that restrict the export or import of capital (including, without limitation, foreign exchange controls), or that affect the remittance of dividends, interest or other payments to nonresident holders of Invitel Denmark ordinary shares. There are no limitations imposed by the laws of the Kingdom of Denmark or which will be imposed by the Invitel Denmark articles of association on the right of nonresident or foreign holders to hold or vote Invitel Denmark ordinary shares.

DESCRIPTION OF INVITEL DENMARK AMERICAN DEPOSITARY SHARES

NYSE Alternext Listing of Invitel Denmark ADSs

We intend to apply to list the Invitel Denmark ADSs on NYSE Alternext, subject to official notice of issuance. Approval of the listing on NYSE Alternext of the Invitel Denmark ADSs is a condition to complete the merger.

American Depositary Shares

Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, NY 10005, USA, will be the depositary for the Invitel Denmark ADSs representing Invitel Denmark’s ordinary shares. Each Invitel Denmark ADS will represent an ownership interest in one ordinary share (or a right to receive one share) which will be deposited with Danske Bank A/S, currently located at Holmens Kanal 2-12, DK-1092 Copenhagen of Denmark, the custodian, under the deposit agreement among ourselves, the depositary and you as an Invitel Denmark ADS holder. In the future, each Invitel Denmark ADS will also represent any securities, cash or other property that may be held by the depositary. The depositary’s corporate trust office, at which the Invitel Denmark ADSs will be administered, is located at 60 Wall Street, New York, NY 10005, USA, which is also the principal executive office of the depositary.

The following is a summary of the material provisions of the deposit agreement that we intend to execute prior to the merger. A copy of the deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6. You will also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov. Copies of the deposit agreement and the form of Invitel Denmark ADRs will also be available for inspection at the corporate trust office of the depositary and at the principal office of the custodian. The depositary will keep books at its corporate trust office for the registration of Invitel Denmark ADRs and transfers of Invitel Denmark ADRs which, at all reasonable times, shall be open for inspection by Invitel Denmark ADS holders, provided that inspection shall not be for the purpose of communicating with Invitel Denmark ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the Invitel Denmark ADSs.

Holding the Invitel Denmark ADSs

How will you hold your Invitel Denmark ADSs?

You may hold Invitel Denmark ADSs either (A) directly (i) by having an American Depositary Receipt, or Invitel Denmark ADR, which is a certificate evidencing a specific number of Invitel Denmark ADSs, registered in your name, or (ii) by holding Invitel Denmark ADSs in the Direct Registration System, or DRS, or (B) indirectly through your broker or other financial institution. If you hold Invitel Denmark ADSs directly, you are an Invitel Denmark ADS holder. This description assumes you hold your Invitel Denmark ADSs directly. If you hold the Invitel Denmark ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Invitel Denmark ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an Invitel Denmark ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Danish law will govern shareholder rights. The depositary will be the holder of the ordinary shares underlying your Invitel Denmark ADSs. As a holder of Invitel Denmark ADSs, you will have Invitel Denmark ADS holder rights. The deposit agreement sets out Invitel Denmark ADS holder rights, representations and warranties as well as the rights and obligations of the depositary.

If you become a holder of Invitel Denmark ADSs, you will become a party to the deposit agreement and, therefore, will be bound by its terms and by the terms of the Invitel Denmark ADR that represents your Invitel Denmark ADSs. The deposit agreement and the Invitel Denmark ADR specify our rights and obligations as well as your rights and obligations as a holder of Invitel Denmark ADSs and those of the depositary. As an Invitel Denmark ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the Invitel Denmark ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by Danish law, which may be different from the laws in the United States.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees, charges and expenses and any taxes withheld and governmental charges incurred, duties or governmental charges. You will receive these distributions in proportion to the number of shares your Invitel Denmark ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the Invitel Denmark ADSs.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars, if it can do so in its judgment on a practicable basis and can transfer the U.S. dollars to the United States upon an averaged or other practicable basis without regard to any distinctions among Invitel Denmark ADS holders on account of exchange restrictions, the date of delivery of any Invitel Denmark ADR or otherwise. If that is not practicable, lawful or if any governmental agency or authority approval or license is needed and cannot be obtained or cannot be obtained without unreasonable cost or within a reasonable period, the deposit agreement allows the depositary to distribute the foreign currency only to those Invitel Denmark ADS holders to whom it is practicable to do so. It will hold the foreign currency it cannot convert for the account of the Invitel Denmark ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges together with fees and expenses of the depositary that must be paid will be deducted. See “Material Income Tax Consequences of the Reorganization” beginning on page 141. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares

The depositary may, upon our timely instruction, distribute additional Invitel Denmark ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law subject to deduction of fees, charges and expenses of the depositary and taxes and governmental charges in accordance with the provisions of the deposit agreement. The depositary will only distribute whole Invitel Denmark ADSs. It will try to sell ordinary shares which would require it to deliver a fractional Invitel Denmark ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Invitel Denmark ADSs, the outstanding Invitel Denmark ADSs will also represent the new ordinary shares. If we offer or cause to be offered to holders of the ordinary shares an option to elect to receive dividends in fully paid shares instead of cash, we will consult with the depositary to determine whether that option will be made available to you and, if so, the related procedures.

Elective Distributions in Cash or Shares

If we offer holders of our ordinary shares the option to receive dividends in either cash or ordinary shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the Invitel Denmark ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the Invitel Denmark ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional Invitel Denmark ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in ordinary shares rather than in Invitel Denmark ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

Rights to Purchase Additional Shares

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary, after consultation with us and having received timely notice of such distribution by us, has discretion to determine how these rights are made available to you as a holder of the Invitel Denmark ADSs. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. The depositary could decide that it is not legal or reasonably practical to make the rights available to you, or it could decide that it is only legal or reasonably practical to make the rights available to some but not all of the holders of the Invitel Denmark ADSs. The depositary could decide to sell the rights and distribute the proceeds in the same way as it does with cash. If the depositary decides that it is not legal or reasonably practical to make the rights available to you or sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or reasonably practical to distribute the rights to holders of Invitel Denmark ADSs in general or any holder in particular, or for any foreign exchange exposure or loss incurred in connection with such sale or exercise or the content of any material forwarded to you by the depositary on our behalf. The depositary is liable for damages, however, if it acts with gross negligence or willful misconduct, in accordance with the provisions of the deposit agreement.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver Invitel Denmark ADSs to you. It will only exercise rights if you pay it the exercise price and any other fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges that the rights require you to pay.

U.S. securities laws or laws of the Kingdom of Denmark may restrict the sale, deposit, transfers and cancellation of the Invitel Denmark ADSs representing ordinary shares purchased upon the exercise of rights. For example, you may not be able to trade these Invitel Denmark ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares under a separate restricted deposit agreement that will contain the same terms as the Invitel Denmark ADSs described in this section except for changes needed to put the necessary restrictions in place.

The company may choose, consistent with Danish practice, not to extend offerings of securities (including in connection with rights issues) or other transactions to its shareholders resident in certain foreign jurisdictions, including but not limited to the United States, if the making of such an offer or other transaction in those jurisdictions would expose the company to unreasonable risks or costs, for instance due to local mandatory legal requirements imposed on the company.

Other Distributions

Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of Invitel Denmark ADSs held by you, upon receipt of applicable fees and charges of, and expenses incurred by, the depositary and net of any taxes and other governmental charges withheld. If it cannot make the distribution in that way, or has not received a timely request for distribution from us, the depositary has a choice. It may decide to sell by public or private sale, net of fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges, what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to dispose of such property in any way it deems reasonably practicable for nominal or no consideration. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary may dispose of all or a portion of the property so distributed and deposited in such amounts and in such manner (includes public or private sale) as the depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) and after governmental charges applicable to the distribution.

The depositary shall not be held responsible for the failure to make a distribution if the depositary determines that it is unlawful or impractical to make the distribution available to any Invitel Denmark ADS holders. We have no obligation to register Invitel Denmark ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Invitel Denmark ADSs, ordinary shares, rights or anything else to Invitel Denmark ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal, infeasible or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are Invitel Denmark ADSs issued?

The depositary will deliver Invitel Denmark ADSs if you or your broker deposit shares or evidence of rights to receive ordinary shares with the custodian. Upon each deposit of shares, receipt of related documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will issue an Invitel Denmark ADR or Invitel Denmark ADRs in the name of the person entitled thereto evidencing the number of Invitel Denmark ADSs to which that person is entitled.

How do Invitel Denmark ADS holders cancel Invitel Denmark ADSs?

You may turn in your Invitel Denmark ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of the fees and charges of, and expenses incurred by the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs to you or a person you designate at the office of the custodian. The depositary, however, will waive any fees or charges in connection with the cancellation of Invitel Denmark ADSs in connection with the reorganization merger described in this proxy statement/prospectus within 30 days from the date of issuance, as will be described in further detail in the letter of transmittal you will receive following the merger. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends; and

•

the payment of fees, taxes and similar charges; or compliance with any U.S. or foreign laws or governmental regulations relating to the Invitel Denmark ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

How do Invitel Denmark ADS holders interchange between Certificated Invitel Denmark ADSs and Uncertificated Invitel Denmark ADSs?

You may surrender your Invitel Denmark ADR to the depositary for the purpose of exchanging your Invitel Denmark ADR for uncertificated Invitel Denmark ADSs. The depositary will cancel that Invitel Denmark ADR and will send you a statement confirming that you are the owner of uncertificated Invitel Denmark ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Invitel Denmark ADSs requesting the exchange of uncertificated Invitel Denmark ADSs for certificated Invitel Denmark ADSs, the depositary will execute and deliver to you an Invitel Denmark ADR evidencing those Invitel Denmark ADSs.

Reports and Other Communications

The depositary shall make available during normal business hours for inspection by Invitel Denmark ADS holders at its principal office any reports and communications, including any proxy soliciting materials, received from us which are both (a) received by the depositary, its custodian, or the nominee of either of them as the holder of the deposited securities and (b) made generally available by us to the holders of such deposited securities. The depositary shall, at our expense and in accordance with the provisions of the deposit agreement, also mail by regular, ordinary mail delivery or by electronic transmission (if agreed by us and the depositary) and unless otherwise agreed in writing by us and the depositary, to Invitel Denmark ADS holders copies of such reports when furnished by us for mailing.

Voting Rights

How do you vote?

As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares, the depositary shall fix the Invitel Denmark ADS record date in respect of such meeting or solicitation of such consent or proxy. The depositary shall, if requested by us in writing in a timely manner (the depositary having no obligation to take any further action if the request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting), at our expense and provided no U.S. legal prohibitions exist, mail by ordinary, regular mail delivery or by electronic transmission (if agreed by us and the depositary), unless otherwise agreed in writing by us and the depositary, to registered holders of Invitel Denmark ADSs as of the Invitel Denmark ADS record date: (a) such notice of meeting or solicitation of consent or proxies; (b) a statement that such registered holder will be entitled, subject to any applicable law, the provisions of the deposit agreement, our Articles of Association and the provisions of or governing our shares, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares represented by such holder’s Invitel Denmark ADSs; and (c) a brief statement as to the manner in which such instructions may be given. Upon the timely receipt of written instructions of a registered holder of Invitel Denmark ADSs on the Invitel Denmark ADS record date, the depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of our Articles of Association and the provisions of the shares, to vote or cause the custodian to vote the shares represented by Invitel Denmark ADSs held by such holder in accordance with such instructions. Neither the depositary nor its custodian shall, under any circumstances exercise any discretion as to voting, and neither the depositary nor its custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the shares except pursuant to and in accordance with such written instructions from holders. Shares represented by Invitel Denmark ADSs for which no specific voting instructions are received by the depositary shall not be voted.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of such vote. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested. You will not be able to vote at general meetings of Invitel Denmark unless you comply with the Companies Act and Invitel Denmark’s articles of association. See “Description of Ordinary Shares of Invitel Denmark,” beginning on page 149.

Fees and Expenses

Persons depositing shares will be charged a fee for each issuance of Invitel Denmark ADSs, including issuances resulting from distributions of shares, share dividends, share splits, bonus and rights distributions and other property, and for each surrender of Invitel Denmark ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 Invitel Denmark ADSs, or any portion thereof, issued or surrendered. The depositary will also charge a fee of up to US$2.00 per 100 Invitel Denmark ADSs for distribution of cash proceeds pursuant to a cash distribution, sale of rights and other entitlements or otherwise. The depositary may also charge an annual fee of US$2.00 per 100 Invitel Denmark ADSs for the operation and maintenance costs in administering the facility. You or persons depositing shares also may be charged the following expenses:

•

expenses incurred by the depositary, the custodian or their respective agents in connection with inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for the Kingdom of Denmark: an annual fee of U.S.$1.00 per 100 Invitel Denmark ADSs (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the discretion of the depositary, subject to our prior consent, by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions);

•

taxes and other governmental charges incurred by the depositary or the custodian on any Invitel Denmark ADR or ordinary shares underlying an Invitel Denmark ADR, including any applicable interest and penalties thereon, and any share transfer or other taxes and other governmental charges;

•	cable, telex, electronic transmission and delivery expenses;

•

transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities including those of a central depository for securities (where applicable);

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

•

fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the shares, deposited securities and Invitel Denmark ADSs; and

•	any other fees, charges, costs or expenses that may be incurred by the depositary from time to time.

We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. We and the depositary may amend the fees described above from time to time.

In the case of cash distributions, fees are generally deducted from the cash being distributed. Service fees may be collected from holders of Invitel Denmark ADSs in a manner determined by the depositary with respect to Invitel Denmark ADSs registered in the name of investors (certificated or DRS) and Invitel Denmark ADSs held in brokerage and custodian accounts (via DTC). In the case of distributions other than cash (i.e., stock dividends, rights, etc.), the depositary charges the applicable ADS record date holder concurrent with the distribution. In the case of Invitel Denmark ADSs registered in the name of the investor (whether certificated or in DRS), the depositary sends invoices to the applicable record date Invitel Denmark ADS holders. In the case of Invitel Denmark ADSs held in brokerage and custodian accounts (via DTC), the depositary may, if permitted by the settlement systems provided by DTC, collect the fees through such settlement systems (whose nominee is the registered holder of the Invitel Denmark ADSs held in DTC) from the brokers and custodians holding Invitel Denmark ADSs in their DTC accounts. The brokers and custodians who hold their clients’ Invitel Denmark ADSs in DTC accounts in such case may in turn charge their clients’ accounts the amount of the service fees paid to the depositary.

In the event of refusal to pay the service fee, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the service fee from any distribution to be made to the Invitel Denmark ADS holder.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Invitel Denmark ADSs or on the deposited securities underlying your Invitel Denmark ADSs. The custodian may refuse to deposit shares and the depositary may refuse to issue Invitel Denmark ADSs, deliver Invitel Denmark ADRs, register the transfer, split up or combination of Invitel Denmark ADRs, or allow you to withdraw the deposited securities underlying your Invitel Denmark ADSs until such taxes or other charges, including any applicable interest and penalty, are paid. We, the depositary and/or the custodian may apply payments owed to you or sell deposited securities underlying your Invitel Denmark ADSs to pay any taxes, including interest and penalty owed, and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Invitel Denmark ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:

•	change the nominal or par value of our ordinary shares;

•	reclassify, split up, subdivide, cancel or consolidate any of the deposited securities;

•	recapitalize, reorganize, amalgamate, merge, consolidate, sell all or substantially all of our assets, or take any similar action; or

•	distribute securities on the ordinary shares that are not distributed to you;

Then:

•

the cash, shares or other securities received by the depositary will become deposited securities. Each Invitel Denmark ADS will automatically represent its equal share of the new deposited securities; and

•

the depositary may, and will if we ask it to, subject to receipt of an opinion that such action is in accordance with applicable law and regulation, (i) distribute some or all of the cash, securities or other property it received; (ii) deliver new Invitel Denmark ADSs or ask you to surrender your outstanding Invitel Denmark ADSs in exchange for new Invitel Denmark ADSs identifying the new deposited securities; (iii) sell any securities or property received at public or private sale and allocate the net proceeds of such sale for the account of holders of Invitel Denmark ADSs on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or (iv) treat the cash, securities or other property it receives as part of the deposited securities, and each Invitel Denmark ADS will then represent a proportionate interest in that property subject in all cases to the fees, charges and expenses of the depositary and taxes and governmental charges withheld.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of Invitel Denmark ADR without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by Invitel Denmark ADS holders under the deposit agreement), or materially prejudices a substantial existing right of Invitel Denmark ADS holders, it will not become effective for outstanding Invitel Denmark ADSs until 30 days after the depositary notifies Invitel Denmark ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Invitel Denmark ADSs, to agree to the amendment and to be bound by the Invitel Denmark ADRs and the deposit agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In this case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of Invitel Denmark ADSs upon payment of any fees, charges, taxes or other governmental charges. After expiration of six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the Invitel Denmark ADS holders that have not surrendered their Invitel Denmark ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain Invitel Denmark ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Invitel Denmark ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of Invitel Denmark ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the Invitel Denmark ADRs or Invitel Denmark ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of Invitel Denmark ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, including its agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if either of us is prevented, forbidden or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•

are not liable if either of us exercises or fails to exercise discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum and articles of association;

•

have no obligation to become involved in a lawsuit or other proceeding related to the deposited securities or Invitel Denmark ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person;

•

disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of Invitel Denmark ADRs, or any person believed in good faith to be competent to give such advice or information;

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of Invitel Denmark ADSs, shares or deposited securities.

In the deposit agreement, we have agreed to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an Invitel Denmark ADS, make a distribution on an Invitel Denmark ADS, or permit withdrawal of shares, the depositary may require:

•

payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may also suspend the issuance and delivery of Invitel Denmark ADSs, the deposit of shares, the registration, transfer, split up or combination of Invitel Denmark ADSs or the withdrawal of deposited securities generally when the register of the depositary is closed or at any time if the depositary or we think it necessary or advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your Invitel Denmark ADSs

You have the right to cancel your Invitel Denmark ADSs and withdraw the underlying shares at any time except:

•

when there are temporary delays caused by (1) the closing of the depositary’s or our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) payment of dividends;

•	when you or other Invitel Denmark ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Invitel Denmark ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Invitel Denmark ADSs

The deposit agreement permits the depositary to deliver Invitel Denmark ADSs before deposit of the underlying shares. This is called a pre-release of the Invitel Denmark ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released Invitel Denmark ADSs, even if the Invitel Denmark ADSs are cancelled before the pre-release transaction has been closed out. A pre-release transaction is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive Invitel Denmark ADSs instead of ordinary shares to close out a pre-release transaction. The depositary may pre-release Invitel Denmark ADSs or shares only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made (1) represents to the depositary in writing that it or its customer owns the ordinary shares or Invitel Denmark ADSs to be deposited, (2) assigns all beneficial right, title and interest in such shares or Invitel Denmark ADSs to the depositary for the benefit of the holders of Invitel Denmark ADSs,

(3) undertakes to not take any action with respect to such shares or Invitel Denmark ADSs that is inconsistent with the transfer of beneficial ownership (including without the consent of the depositary, disposing of such shares or Invitel Denmark ADSs other than in satisfaction of such pre-release), (4) indicates the depositary as owner of such shares or Invitel Denmark ADSs in its records, and (5) unconditionally guarantees to deliver such shares or Invitel Denmark ADSs to the depositary or the custodian as the case may be; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (c) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (d) each pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of Invitel Denmark ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (i) due to a decrease in the aggregate number of Invitel Denmark ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (ii) where otherwise required by market conditions.

The Depositary

Who is the Depositary?

The depositary is Deutsche Bank Trust Company Americas. The depositary is a state-chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The depositary was incorporated on March 5, 1903 in the State of New York. The registered office of the depositary is located at 60 Wall Street, New York, NY 10005, USA and the registered number is BR1026. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA. The depositary operates under the laws and jurisdiction of the State of New York.

COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

Your rights as a stockholder of HTCC Delaware are governed by Delaware law and HTCC Delaware’s certificate of incorporation and by-laws. After completion of the reorganization, if you hold Invitel Denmark ordinary shares, your rights will be governed by the Danish Companies Act and the articles of association of Invitel Denmark. See “Description of Ordinary Shares of Invitel Denmark” beginning on page 145 for more information about Invitel Denmark ordinary shares. However, if you hold Invitel Denmark ADSs you will not be treated as a shareholder of Invitel Denmark and your rights will be governed by a deposit agreement among Invitel Denmark, Deutsche Bank Trust Company Americas and all persons holding Invitel Denmark ADSs. For more information about Invitel Denmark ADSs, which are separate from Invitel Denmark ordinary shares, see “Description of Invitel Denmark American Depositary Shares” beginning on page 153.

The articles of association of Invitel Denmark, as they will be substantially in effect following the merger, are included in this proxy statement/prospectus as Annex B.

The following is a summary of material differences between the rights of holders of HTCC Delaware common stock and holders of shares of Invitel Denmark, and between the Delaware General Corporation Law (“DGCL”) and the Companies Act, which may affect the rights and interests of HTCC Delaware stockholders and holders of Invitel Denmark ADSs or Invitel Denmark ordinary shares. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given circumstances, be material to HTCC Delaware stockholders. This summary is qualified in its entirety by reference to the DGCL and the Companies Act, the articles of association of Invitel Denmark and the HTCC Delaware certificate of incorporation and its by-laws. This summary should be read in conjunction with the “Description of Ordinary Shares of Invitel Denmark” beginning on page 149.

Summary of Material Differences Between the Rights of HTCC Delaware Stockholders and the Rights of Invitel Denmark Shareholders

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Number of Directors:	Under the DGCL, a corporation’s board of directors must consist of at least one member with the number fixed by the certificate of incorporation or by-laws of the corporation. HTCC Delaware’s board of directors currently consists of seven directors. The number of directors is established from time to time by resolution of the board of directors, subject to the articles of incorporation and by-laws.	Under the articles of association of Invitel Denmark, the number of directors appointed by the shareholders will be between three and nine. Employees of a company registered in Denmark which during the past three years has employed an average of not fewer than 35 employees have the right to elect from among such employees a number of directors, so that the total number of employee–directors will equal half of the total number of directors who are elected by shareholders at a General Meeting. In any event, there shall be no fewer than two directors at a time. The right to employee representation also applies on a group level if a company together with its subsidiaries in Denmark has employed an average of not fewer than 35 employees during the past three years. We do not expect the right to employee representation on the board to apply to Invitel Denmark.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Election of Directors:	Directors are currently elected at an annual meeting of stockholders at which a quorum is present by a plurality vote.	Directors are elected at the General Meeting by a simple majority (except for any directors appointed by the employees).

Term and Classes of Directors:	HTCC Delaware’s board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified.	The board of directors of Invitel Denmark is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected.

Removal of Directors:	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal so that directors may only be removed for cause. HTCC Delaware’s certificate of incorporation does not so limit the removal of directors.	Under the Companies Act, any director, or the entire board, may be removed, with or without cause, by a simple majority of votes at a General Meeting. However, board members elected by employees in accordance with statutory rights (as described above) cannot be removed by shareholders at the General Meeting. Such directors (who are elected for a four-year period) may be removed at any time by utilizing the same procedure as used for their election.

Vacancies on the Board:	If any vacancies occur in HTCC Delaware’s board of directors, by reason of death, resignation, removal or if the authorized number of directors is increased, the directors then in office will continue to act and may fill any such vacancy by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy or a newly created directorship will hold office until the next annual election by HTCC Delaware stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.	Under the Companies Act, a member of the board of directors may retire or resign at any time by giving notice to the board. When a member of the board of directors leaves office before the expiration of his or her term and no alternate board member has been elected by the shareholders at the General Meeting to replace such director, the other members of the board may arrange for the election at a General Meeting of a new member to hold office for the remainder of the retiring member’s term.

Board Quorum and Vote Requirements:	At any meeting of HTCC Delaware’s board of directors, the presence of a majority of the whole board of directors constitutes a quorum for the transaction of business. Except as	At any meeting of Invitel Denmark’s board of directors, the presence of a majority of the directors constitutes a quorum for the transaction of business. Resolutions of the board of directors

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

	otherwise required by law, HTCC Delaware’s certificate of incorporation or by-laws, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors.	are passed by a simple majority of votes. Pursuant to the articles of association of Invitel Denmark, the chairman, and in his or her absence, the vice-chairman, will decide matters in the event of a tie vote.

Action of the Board of Directors Without a Physical Meeting:	Any action required or permitted to be taken at any meeting of HTCC Delaware’s board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and if such writing or writings are filed with the minutes of proceedings of the board of directors.	Under the Companies Act, the board of directors may, by prior resolution, decide that certain types of board decisions may be taken in writing, provided this is reconcilable with the nature of such decision. Under the Companies Act, the board of directors may also decide that board meetings may be held by electronic means of communication provided this is reconcilable with the responsibilities of the board of directors. Any director may, however, require that a physical board meeting be held.

Center of Management; Principal Place of Business:	The DGCL does not require a corporation to have a principal place of business within the State of Delaware. HTCC Delaware’s bylaws provide that all meetings of HTCC Delaware’s stockholders or directors shall be held at a location designated by the board of directors.	Invitel Denmark is required in its articles of association to state the Danish municipality in which it has its registered address. Invitel Denmark is not required to have its principal place of business or day-to-day management at such registered address.

Shareholder Meetings:

The annual meeting of HTCC Delaware’s stockholders is held at such date and time as may be designated by the board of directors and stated in the notice of the meeting.

Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or by-laws. Under HTCC Delaware’s by-laws, a special meeting of stockholders may be called by the board of directors or the President and shall be called by the President or the secretary at the written request of the holders of 10% of the outstanding shares entitled to vote.

The annual General Meeting of Invitel Denmark must be held in time for Invitel Denmark’s annual report to be filed with the Commerce and Companies Agency within five months following the end of the financial year.

Extraordinary General Meetings may be convened by the board of directors or the auditor at any time with at least 10 days’ notice by publication in the Danish Commerce and Companies Agency’s information system. Any shareholder is entitled to have specific business considered at a General Meeting if such shareholder submits a written request to the board of directors in a timely manner. Furthermore, extraordinary General

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Meetings for consideration of specific business must be convened by the board of directors not later than two weeks after a written request has been submitted by any shareholder or group of shareholders holding one-tenth of the share capital.

Quorum Requirements:	Except as required by the DGCL or HTCC Delaware’s certificate of incorporation, the presence in person or by proxy of the holders of record of a majority of shares then issued and outstanding and entitled to vote at a meeting of HTCC Delaware stockholders constitutes a quorum for the transaction of business.	Under the Companies Act, a quorum of shareholders is not required for a General Meeting to conduct business.

Action of Shareholders by Written Consent:	Any action required or permitted to be taken by HTCC Delaware’s stockholders are effected at a duly called annual or special meeting. The ability of HTCC Delaware’s stockholders to consent in writing to the taking of any action is specifically prohibited by HTCC Delaware’s certificate of incorporation.	Under the Companies Act, any decisions that are required to be taken by a meeting of shareholders (including decisions with respect to the election of directors, amendments of articles of association and other similar matters) may only be undertaken at a General Meeting. The formal requirements for notice may only be waived if all shareholders consent to such waiver.

Amendment of Articles of Incorporation, Memorandum of Association:	Under the DGCL, the certificate of incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote.	Invitel Denmark’s memorandum of Incorporation cannot be amended subsequent to its adoption.

Amendment of By-laws, Articles of Association:	The DGCL provides that the stockholders entitled to vote shall have the power to adopt, amend or repeal by-laws. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. HTCC Delaware’s certificate of incorporation provides that the by-laws may be amended by the board of directors. However, the decision to introduce a staggered board can only be adopted by the stockholders.

The articles of association of Invitel Denmark may only be amended by a resolution at a General Meeting, except in certain special situations.

Resolutions to amend the articles of association of Invitel Denmark must, as a general rule, be approved by at least two-thirds of the votes cast as well as two-thirds of the voting share capital represented at the General Meeting.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

The following resolutions to alter the articles of association require approval by at least nine-tenths of the votes cast and of the voting share capital represented at the General Meeting: (i) amending the shareholders’ right to receive dividends, or curtailing distribution of the company’s assets to the benefit of any party other than the holders of shares in the company and the employees of the company or a subsidiary, (ii) restriction of transferability of the shares, such as adoption of provisions to the effect that the consent of the company is required for a transfer of shares, or that no shareholder may own shares exceeding a specific part of the share capital, (iii) requiring shareholders to allow their shares to be redeemed in situations where the company is not dissolved, (iv) limiting shareholders’ right to exercise voting rights for their own shares or for shares owned by other parties to a specific part of the votes or of the voting share capital, or (v) if as part of a demerger of the company, the shareholders do not receive votes or shares in each of the recipient companies in the same proportion as in the demerged company.

In addition, resolutions (i) which are clearly likely to confer undue advantages upon certain shareholders or other parties over other shareholders or over the company, (ii) whereby the obligations of the shareholders towards the company are increased, or (iii) whereby the shareholders are not treated equally, require the consent of all shareholders (or, in the latter case, consent from the affected shareholders).

Preferred Shares	The board of HTCC Delaware is authorized to issue up to 5 million shares of preferred stock and to determine the terms thereof.	Any issuance of preferred shares of Invitel Denmark will be subject to approval at a General Meeting with at least two-thirds of the votes cast and of the voting share capital represented at such meeting.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Exculpation of Directors, Indemnification of Directors, Officers and Employees:

Under the DGCL, a corporation may limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or (d) any transaction in which the director derives an improper personal benefit.

The DGCL permits a corporation to indemnify any person party to: (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith, and with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; (b) any derivative action or suit on behalf of such corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

Under the Companies Act, directors and managers who, in connection with the performance of their duties, deliberately or negligently inflict damage on the company shall be liable to compensate the company for such damage. Directors and managers are also liable for damage inflicted on shareholders, creditors of the company, or any third party through a violation of the Companies Act or the company’s articles of association. A shareholder may be liable for losses suffered by a company, other shareholders or any third party, to the extent that such losses are the result of a violation of the Companies Act or a company’s articles of association, committed deliberately or through gross negligence. In the event that a court finds that there is danger of continued abuse, or that there are other circumstances that support remedial action, a court can require a shareholder who so violates the Companies Act or a company’s articles of association to purchase the shares of other shareholders who are injured as a consequence thereof. In such event, the purchase price for such shares will be determined with due regard for the company’s financial condition and other matters that the court determines are reasonable in the circumstances. Where several persons become liable to pay compensation at the same time, they are generally deemed to be jointly and severally liable. The concept of indemnification of directors or managers of a company for liabilities arising from their actions toward third parties as directors or managers is not a common practice in Danish law and the enforceability of such indemnification provisions is therefore uncertain.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

HTCC Delaware’s certificate of incorporation provides that HTCC Delaware shall indemnify its directors and officers to the maximum extent permitted by the DGCL. HTCC Delaware’s by-laws further provide that HTCC Delaware may purchase insurance, on behalf of it directors, officers, employees and agents, against losses incurred by them in such capacities, whether or not HTCC Delaware would have the power to indemnify such persons under the DGCL.

Conflict of Interest; Fiduciary Duty:	The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the board of directors or a committee of the board, and the board or committee of the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship

No director may participate in any business (including any voting) relating to an agreement between the company and such director or to legal proceedings involving such director. Additionally, no director may participate in any business relating to agreements between the company and third parties or legal proceedings against third parties if a director has a material interest therein which may be contrary to the interest of the company. Directors and managers shall, on their own initiative, disclose to the board of directors any matter which may question their qualification.

Under the Companies Act, the board of directors and management of a company have an obligation to act in the best interests of the company and its shareholders. The directors are required to arrange for an appropriate organization of the company’s activities. The board of directors is required to assure that the company’s accounts and financial administration are controlled in a manner deemed to be satisfactory in view of the company’s circumstances. The board of directors is obligated to take into

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee of the board or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

consideration and protect interests other than those of the shareholders. For example, members of the board of directors who have intentionally or negligently caused damage to creditors of a company may be liable to the company’s creditors. The board of directors also has an obligation to assure that other laws, such as environmental laws and laws with respect to workers’ protection, are duly complied with. Under the Companies Act, subject to certain exceptions, a company may not make loans to, or grant a security interest that benefits shareholders of the company, or the directors or managers (or their related parties) of such company or its parent company.

Interested Shareholder Transactions:	Under Section 203 of the DGCL a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets, certain issuances of stock and other transactions (“business combinations”) with a person or group that owns 15% or more of the voting stock of the corporation (an “interested stockholder”) for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by directors who are also officers and under certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock (other than stock owned by	The Companies Act does not have any similar restrictions to those set forth under Delaware law.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

the interested stockholder) approved the business combination at a meeting.

Corporate Transactions	Under the DGCL, approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving the merger is necessary if (i) the merger does not amend the articles of incorporation, (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no

Where the company is the surviving entity in a merger, a resolution to merge may be adopted by the board of directors of the surviving company, except when (i) the articles of association will be amended as a result of the merger (other than to include a non-surviving company’s name or secondary name as the secondary name of the surviving company), or (ii) shareholders holding 5% of the share capital request a General Meeting in writing within two weeks of the announcement of the merger.

common shares of the corporation and no securities convertible into common shares are to be issued in the merger, or the common shares to be issued, plus those initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common shares of the corporation outstanding immediately before the merger.

The resolution approving the merger must be adopted by at least two-thirds of the votes cast and the voting share capital represented at the General Meeting.

If the company will not be the surviving entity in a merger, a resolution to merge must be adopted by at least two-thirds of the votes cast and the voting share capital represented at a General Meeting. Certain exemptions apply for mergers between a parent as the surviving entity and a subsidiary in which the parent holds at least 90% of the share capital.

The General Meeting may effect a demerger by transfer of all or some of its assets to one or more entities to be owned by the company’s shareholders if approved by a majority of two-thirds of the votes cast as well as two-thirds of the voting share capital represented at the General Meeting, provided that the shareholders receive votes and shares in each such entity in the same proportion as they held in the company prior to such demerger.

Sales, leases or exchanges of all or substantially all of the property or

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights
assets of a corporation may, as a general rule, be adopted by the board of directors by simple majority of votes.

Appraisal Rights:	Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the “fair value” (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters.	Under the Companies Act, in connection with a merger, shareholders in a non-surviving company may claim compensation from the company if they dissent at the General Meeting and if the consideration for their shares is not reasonable and appropriate. In such event, legal action must be instituted by the dissenting shareholder within two weeks of the adoption of the merger.

Delaware law grants dissenters’ appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above).

Shareholder Derivative Suits:	Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. The person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under the DGCL, the plaintiff generally must	Any resolution to the effect that a Danish company shall institute legal proceedings against the founders, directors, managers, auditors, investigators or shareholders regarding such persons’ liabilities towards the company is subject to adoption of a resolution by a simple majority of votes at a General Meeting. Where

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

	be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The DGCL also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.	shareholders representing at least one-tenth of the share capital oppose the decision in favor of an exemption from liability or in favor of waiving the right to institute legal proceedings against such persons, any shareholder can, at his or her own cost, institute legal proceedings. However, such claimants will be entitled to have costs reimbursed by the company to the extent that the company recovers the costs as a result of such action.

Inspection of Books:	Under the DGCL, any stockholder may inspect for any proper purpose the stock ledger, list of stockholders and other books and records of a Delaware corporation during the usual hours of business.	Under the Companies Act, the register of shareholders is open for inspection at the company’s registered office to shareholders, public authorities and a representative of the employees if the employees have not elected members to the board of directors. Corporate books and records other than minutes of General Meetings and annual reports are generally not open to inspection by shareholders.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of HTCC Delaware common stock by the HTCC Delaware board relating to the merger and other matters to be voted upon at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus is also a prospectus for Invitel Denmark securities to be delivered in connection with the merger. HTCC Delaware mailed this proxy statement/prospectus to stockholders beginning on or about February 3, 2009. You should read this proxy statement/prospectus carefully before voting your shares.

Time, Place and Date

The special meeting of stockholders will be held at 10 a.m., local time, on February 24, 2009, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017-3954, U.S.A.

Proposals

At the special meeting, you will be asked to consider and vote upon the following items:

•

To adopt the agreement and plan of merger, a conformed copy of which is attached hereto as Annex A and described herein, among HTCC Delaware, MergeCo and Invitel Denmark, whereby HTCC Delaware will effectively change its place of incorporation from Delaware to Denmark by merging HTCC Delaware with and into MergeCo, which will be the surviving entity and become a wholly owned, direct subsidiary of Invitel Denmark, and pursuant to which each share of HTCC Delaware will automatically be converted into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs; and

•	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

Only stockholders of record at the close of business on February 2, 2009, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the special meeting. On February 2, 2009 there were 16,425,733 shares of HTCC Delaware common stock outstanding and entitled to vote at the special meeting.

Quorum

In order to have a quorum, the holders of a majority of the shares of HTCC Delaware common stock outstanding on the record date must be represented in person or by proxy at the special meeting.

Vote Required

The merger requires the affirmative vote of a majority of outstanding common stock of HTCC Delaware, including the common stock owned by TDC. On February 2, 2009, TDC owned 10,499,782 shares of HTCC Delaware common stock, representing approximately 63.9% of outstanding common stock of HTCC Delaware on that date. TDC has informed us that it intends to vote its shares of outstanding HTCC Delaware common stock in favor of adoption of the agreement and plan of merger. TDC owns sufficient shares of HTCC Delaware common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

We do not believe that the interests of our majority stockholder, TDC, or its affiliates differ from those of other stockholders or the company in connection with the reorganization. However, we cannot anticipate whether, or in what form, any differing interests may arise in the future. Conflicts between TDC and minority stockholders may arise with respect to, among other things, the company’s strategic direction and significant corporate transactions, conflicts related to corporate opportunities that could be pursued by us on the one hand, or by TDC, on the other hand, or other contractual relationships between us and TDC or its affiliates. If we enter into a loan agreement with TDC in connection with a refinancing of our senior credit facilities agreement and/or our bridge loan agreement, similar conflicts of interest may occur. For more details about this refinancing, see “Indicative Terms of 2009 Refinancing” on page 123.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange under the symbol “HTC.” We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol IHO.

Holders of HTCC Delaware common stock will not be entitled to dissenters’ or appraisal rights under the DGCL in connection with the merger.

Voting your Shares and Changing your Vote

Voting your shares; proxies

The HTCC Delaware board is soliciting proxies from the HTCC Delaware stockholders. This will give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by marking, signing and mailing your proxy card or by attending the special meeting and voting in person, it will have the same effect as voting against the adoption of the merger agreement.

Stockholders of record may vote by marking, signing and mailing your proxy card in the enclosed postage-prepaid envelope. If you hold your shares of HTCC Delaware common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by our proxy agent, Continental Stock Transfer & Trust Company, prior to the beginning of voting at the special meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the special meeting, please follow the instructions provided to you by your broker, bank or other nominee so that your shares may be voted in accordance with your wishes. To vote at the meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds their shares to obtain a proxy issued in your name to bring to the meeting.

A properly executed proxy marked “ABSTAIN” will not be voted. However, it may be counted to determine whether there is a quorum present at the special meeting. Accordingly, since the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock entitled to vote at the special meeting is required to adopt the merger agreement, a proxy marked “ABSTAIN” will have the effect of a vote against this proposal. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the special meeting. The NYSE Alternext rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the adoption of the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the merger.

Changing your vote by revoking your proxy

There are three ways in which you may revoke your proxy and change your vote:

•

First, you may send a written notice to our proxy agent, Continental Stock Transfer & Trust Company, stating that you would like to revoke your proxy of an earlier date. This notice must be received prior to the special meeting.

•

Second, you may complete and submit a new, later-dated proxy. The latest dated proxy actually received by the company prior to the special meeting will be the one that is counted, and all earlier proxies will be revoked.

•

Third, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. At the special meeting, the chairman of the meeting will announce instructions for you to follow if you wish to revoke your proxy and vote in person at the meeting.

If you are a beneficial stockholder, you must contact your broker, bank or other nominee to determine how to change your vote.

Cost of Solicitation

HTCC Delaware will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

HTCC DELAWARE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

LEGAL MATTERS

Certain legal matters in connection with the Invitel Denmark ordinary shares have been passed upon for Invitel Denmark by its Danish counsel, Kromann Reumert. Kromann Reumert has also rendered an opinion to Invitel Denmark regarding material Danish income tax consequences of the reorganization described in “Material Income Tax Consequences of the Reorganization – Material Danish Income Tax Consequences to Stockholders.” Certain matters related to material Hungarian income tax consequences described in “Material Income Tax Consequences of the Reorganization – Material Hungarian Income Tax Consequences to Stockholders” have been passed upon by White & Case LLP. Certain matters related to the United States federal income tax consequences described in “Material Income Tax Consequences of the Reorganization – Material United States Federal Income Tax Consequences to Stockholders” have been passed upon by Simpson Thacher & Bartlett LLP. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related partners and others owns interests representing less than 1% of the capital commitments of certain investment funds that are managed by certain of the private equity firms that control TDC, the parent company of HTCC Delaware.

EXPERTS

The consolidated financial statements of HTCC Delaware and its subsidiaries as of December 31, 2007 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. businesses that HTCC Delaware acquired during 2007, of PricewaterhouseCoopers Kft., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Memorex Telex Communications A.G. and its subsidiaries as of December 31, 2007 and for the nine-month period ended December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on the report, which included an explanatory paragraph on the exclusion of comparative figures for the prior years as required by the International Accounting Standards No. 1, “Presentation of Financial Statement”, of PricewaterhouseCoopers Kft., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005 and for each of the years in the two year period ended December 31, 2006 included in this proxy statement/prospectus have been so included in reliance on the report included herein of KPMG Hungária Kft. given upon their authority as experts in accounting and auditing, which report expresses an unqualified opinion on the consolidated financial position of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005 and of the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2006.

The consolidated financial statements of HTCC Delaware and its subsidiaries as of December 31, 2006 and for each of the years in the two year period ended December 31, 2006, and the related financial statements schedules included in this proxy statement/prospectus have been so included in reliance on the report included herein of KPMG Hungária Kft. given upon their authority as experts in accounting and auditing, which report expresses an unqualified opinion on the consolidated financial position of HTCC Delaware and its subsidiaries as of December 31, 2006 and of the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2006 and on the related financial statement schedules and includes explanatory paragraphs referring to (1) the adoption of Statement of Financial Accounting Standards 123 (revised 2004),

Share-Based Payment, and (2) the restatement of the consolidated financial statements to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

HTCC Delaware has agreed to indemnify and hold KPMG Hungária Kft. harmless against and from any and all legal costs and expenses incurred by KPMG Hungária Kft. in successful defense of any legal action or proceeding that arises as a result of KPMG Hungária Kft.’s consent to the inclusion of its audit report on the company’s past financial statements included in this registration statement.

Both of the foregoing firms are independent registered public accounting firms.

WHERE YOU CAN FIND MORE INFORMATION

HTCC Delaware is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. HTCC Delaware’s SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov.

The following documents are filed by HTCC Delaware with the SEC and are available upon request from HTCC Delaware:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2008, dated November 10, 2008;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2008, dated August 8, 2008;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2008, dated May 9, 2008; and

•	Reports on Form 8-K dated November 18, 19, and 28, December 3, 5, and 30, 2008 and January 27, 2009.

Invitel Denmark has filed with the SEC a registration statement on Form F-4 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This proxy statement/prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Statements made in this proxy statement/prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

FINANCIAL STATEMENTS

Reference is made to the consolidated financial statements of HTCC Delaware, Memorex Telex Communications A.G., Matel Holdings N.V. and Magyar Telecom B.V. beginning with the index thereto on page F-1.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENTS SCHEDULES

Report of Independent Registered Public Accounting Firm KPMG Hungária Kft	F-2

Report of Independent Registered Public Accounting Firm PricewaterhouseCoopers Kft	F-3

Audited Consolidated Balance Sheet at December 31, 2007 and 2006	F-4

Audited Consolidated Statements of Operations and Comprehensive Income (Loss) for years ended December 31, 2007, 2006 and 2005	F-6

Audited Consolidated Statements of Stockholders’ Equity for years ended December 31, 2007, 2006 and 2005	F-8

Audited Consolidated Statements of Cash Flows for years ended December 31, 2007, 2006 and 2005	F-9

Notes to the Audited Consolidated Financial Statements for years ended December 31, 2007, 2006 and 2005	F-10

Schedule I Condensed Financial Statements of Hungarian Telephone and Cable Corp.	F-50

Schedule II Valuation Accounts of Hungarian Telephone and Cable Corp.	F-54

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007	F-55

Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss) for the three and nine month periods ended September 30, 2008 and 2007	F-57

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) at September 30, 2008 and December 31, 2007	F-58

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007	F-59

Notes to the Unaudited Condensed Consolidated Financial Statements	F-60

Report of Independent Registered Public Accounting Firm PricewaterhouseCoopers Kft. on the Consolidated Financial Statements of Memorex Telex Communications A.G.	F-87

Consolidated Balance Sheet of Memorex as at December 31, 2007	F-88

Consolidated Income Statement of Memorex for the nine month period ended December 31, 2007	F-89

Consolidated Statement of Cash Flows of Memorex for the nine month period ended December 31, 2007	F-90

Consolidated Statement of Changes in Shareholders’ Equity of Memorex for the nine month period ended December 31, 2007	F-91

Notes to the Consolidated Financial Statements of Memorex for the nine month period ended December 31, 2007	F-92

Unaudited Pro Forma Condensed Statement of Operations (Memorex Acquisition) for the year ended December 31, 2007	F-121

Notes to Unaudited Pro Forma Condensed Statement of Operations (Memorex Acquisition)	F-123

Report of Independent Registered Public Accounting Firm KPMG Hungária Kft. on the Consolidated Financial Statements of Matel Holdings N.V.	F-131

Consolidated Balance Sheet of Matel Holdings N.V. as at December 31, 2006 and 2005	F-132

Consolidated Income Statements of Matel Holdings N.V. for the years ended December 31, 2006 and 2005	F-133

Consolidated Cash Flow Statements of Matel Holdings N.V. for the years ended December 31, 2006 and 2005	F-134

Consolidated Statements of Changes in Shareholders’ Equity of Matel Holdings N.V. for the years ended December 31, 2006 and 2005	F-135

Notes to the Consolidated Financial Statements of Matel Holdings N.V. for the years ended December 31, 2006 and 2005	F-136
Magyar Telecom B.V. Unaudited Consolidated Interim Financial Statements for the three months period ended 31 March 2007	F-194

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors and Stockholders

Hungarian Telephone and Cable Corp.:

We have audited the consolidated balance sheet of Hungarian Telephone and Cable Corp. and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. In connection with our audits we have also audited the financial statement schedules I and II for the years ended December 31, 2006 and 2005. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules I and II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for those years.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, as discussed in Note 1 (m) to the consolidated financial statements.

As disclosed in Note 1 (c) to the consolidated financial statements, the consolidated financial statements have been restated to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

/s/ KPMG Hungária Kft.

Budapest, Hungary

March 19, 2007, except as to notes 1(c), 1(m), 1(q), 10, 11, 12, and 19, and schedule I, which are as of February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hungarian Telephone and Cable Corp.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Hungarian Telephone and Cable Corp. and its subsidiaries at December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

In addition, in our opinion, the financial statement schedules for the year ended December 31, 2007 listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-5 of the 2007 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. from its assessment of internal control over financial reporting as of December 31, 2007 because they were acquired by the Company in purchase business combinations during 2007. We have also excluded Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. from our audit of internal control over financial reporting. Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. are wholly-owned subsidiaries those total assets and total revenues represent approximately $672 million, or 61%, and approximately $188 million, or 49%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers Kft.

Budapest, Hungary

February 29, 2008

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands, except share and per share data)

	2007	2006
		(as restated (1))
Assets
Current assets:
Cash and cash equivalents	$20,897	$18,794
Restricted cash	—	11,850
Accounts Receivable, net of allowance of $17,633 in 2007 and $5,608 in 2006	85,684	38,336
Current deferred tax asset, net	—	1,668
Derivative financial instruments	977	1,572
Other current assets	11,277	7,785

Total current assets	118,835	80,005
Property, plant and equipment, net	691,485	179,044
Goodwill	81,534	9,622
Intangible assets, net	200,948	50,649
Deferred costs	14,828	5,735
Deferred tax asset, net	—	3,277
Derivative financial instruments	2,076	2,169
Other assets	485	2,883

Total assets	$1,110,191	$333,384

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands, except share and per share data)

	2007	2006
		(as restated (1))
Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$37,114	$34,749
Short-term debt	—	24,657
Current obligations under capital leases	430	469
Accounts payable	58,797	6,793
Accruals	87,434	43,755
Derivative financial instruments	22,138	349
Warrants	—	13,050
Other current liabilities	9,499	7,440
Due to related parties	1,706	2,881

Total current liabilities	217,118	134,143
Long-term debt, excluding current installments	812,865	115,351
Long-term obligations under capital leases, excluding current portion	13	399
Asset retirement obligation	769	578
Derivative financial instruments	17,381	1,371
Deferred tax liabilities	19,642	—
Other non-current liabilities	6,251	7,220

Total liabilities	1,074,039	259,062

Commitments and contingencies	—	—
Minority interest	8	—
Redeemable Equity Securities	15,049	—
Stockholders’ equity:
Cumulative Convertible Preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2007 and 2006	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,471,950 shares in 2007 and 12,812,665 shares in 2006	15	14

Additional paid-in capital	193,013	139,999
Accumulated deficit	(188,298)	(91,727)
Accumulated other comprehensive income	16,365	26,036

Total stockholders’ equity	21,095	74,322

Total liabilities and stockholders’ equity	$1,110,191	$333,384

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

	2007	2006	2005
		(as restated (1))
Revenue	$385,193	$189,260	$179,643
Operating expenses:
Cost of sales (exclusive of depreciation shown below)	184,552	98,016	85,318
Selling, general and administrative	66,348	35,101	37,845
Severance costs	9,103	700	2,533
Depreciation and amortization	79,003	26,137	23,968

Total operating expenses	339,006	159,954	149,664

Income from operations	46,187	29,306	29,979
Other income (expenses):
Foreign exchange gains (losses), net	(6,481)	1,104	(8,540)
Interest expense	(58,744)	(14,883)	(12,623)
Gains (losses) on extinguishment of debt	(5,408)	—	(1,500)
Interest income	1,295	1,329	932
Gains (losses) from fair value changes of derivative financial instruments	(54,031)	2,275	(255)
Gains (losses) from fair value change of warrants	(15,075)	3,300	(1,500)
Equity in earnings of affiliate	—	—	934
Other, net	(883)	(250)	413

Net income (loss) before income taxes	(93,140)	22,181	7,840
Income tax expense:
Current	(7,115)	(5,619)	(4,957)
Deferred	3,775	338	(1,491)

Total income tax expense	(3,340)	(5,281)	(6,448)
Net income (loss) before cumulative effect of change in accounting principle	$(96,480)	$16,900	$1,392
Cumulative effect of change in accounting principle	—	(373)	—
Minority interest	8	—	—

Net income (loss)	$(96,472)	$16,527	$1,392

Cumulative convertible preferred stock dividends	(99)	(105)	(105)

Net income (loss) attributable to common stockholders	(96,571)	16,422	1,287
Foreign currency translation adjustment	(9,671)	10,951	(14,394)

Total comprehensive income (loss)	$(106,242)	$27,373	$(13,107)

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

(Continued)

	2007	2006	2005
		(as restated (1))
Basic net income (loss) per common share:
Prior to cumulative impact of change in accounting principle	$(6.23)	$1.31	$0.10
Cumulative effect of change in accounting principle	$—	(0.03)	—

	$(6.23)	1.28	0.10

Diluted net income (loss) per common share:
Prior to cumulative impact of change in accounting principle	$(6.23)	$1.06	$0.10
Cumulative effect of change in accounting principle	$—	(0.02)	—

	$(6.23)	$1.04	$0.10

Weighted average number of common shares outstanding:
Basic	15,495,764	12,810,084	12,727,526

Diluted	15,495,764	15,936,296	13,389,100

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share data)

	Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
				(as restated (1))	(as restated (1))		(as restated (1))
Balances at December 31, 2004	12,683,647	$14	—	146,613	(109,436)	29,479	$66,670
Stock based compensation		—	—	1,203	—	—	1,203
Common stock granted to directors	6,000	—	—	103	—	—	103
Net settlement of stock option exercise	106,814	—	—	(338)	—	—	(338)
Cumulative convertible preferred stock dividends		—	—	—	(105)	—	(105)
Net income (loss)		—	—	—	1,392	—	1,392
Foreign currency translation adjustment		—	—	—	—	(14,394)	(14,394)

Balances at December 31, 2005	12,796,461	$14	—	147,581	(108,149)	15,085	$54,531
Stock based compensation		—	—	(7,564)	—	—	(7,564)
Common stock granted to directors	6,000	—	—	91	—	—	91
Net settlement of stock option exercise	10,204	—	—	(109)	—	—	(109)
Cumulative convertible preferred stock dividends		—	—	—	(105)	—	(105)
Net income (loss)		—	—	—	16,527	—	16,527
Foreign currency translation adjustment		—	—	—	—	10,951	10,951

Balances at December 31, 2006	12,812,665	$14	—	139,999	(91,727)	26,036	$74,322
Conversion of notes to equity	2,500,000	—	—	53,125	—	—	53,125
Stock based compensation	6,500	—	—	139	—	—	139
Net settlement of stock option exercise	152,785	1	—	—	—	—	1
Cancellation of Director’s options	—	—	—	(250)	—	—	(250)
Cumulative convertible preferred stock dividends		—	—	—	(99)	—	(99)
Net income (loss)		—	—	—	(96,472)	—	(96,472)
Foreign currency translation adjustment		—	—	—	—	(9,671)	(9,671)

Balances at December 31, 2007	15,471,950	$15	—	193,013	(188,298)	16,365	$21,095

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
		(as restated (1))
Net income	(96,472)	16,527	1,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	62,015	23,186	21,302
Amortization of intangibles	16,988	2,951	2,666
Unrealized foreign currency (gain) loss	9,671	59	8,427
Gain on sale of fixed assets	(669)	(3,553)	—
Fair value changes in derivative financial instruments	54,031	(2,275)	255
Fair value changes in warrants	15,075	(3,300)	1,500
Other (income) expenses	3,911	863	(410)
Non-cash interest	25,699	3,203	3,705
Deferred taxes	(3,775)	(338)	1,461
Stock based compensation	(1,319)	(249)	1,295
Equity in earnings of affiliate	—	—	(934)
Changes in operating assets and liabilities:
Accounts receivable	(3,471)	4,064	(9,694)
Restricted cash	—	(527)	499
Accounts payable and accruals	17,360	(262)	6,540
Other assets and liabilities, net	5,726	4,249	5,609

Net cash provided by operating activities	$104,770	44,598	43,613

Cash flows from investing activities:
Acquisition of telecommunications network equipment and other intangibles	(65,741)	(23,590)	(22,072)
Acquisition of subsidiaries, net of cash acquired	(107,137)	—	(7,529)
Proceeds from sale of assets	1,269	5,116	—
Settlement of derivative financial instruments	(18,054)	—	—
Other	—	(2)	642

Net cash used in investing activities	(189,663)	(18,476)	(28,959)

Cash flows from financing activities:
Repayments of long-term debt	(188,773)	(23,960)	(95,167)
Proceeds from new long-term debt borrowings	280,780	—	109,720
Deferred financing costs paid under long-term debt agreement	(18,846)	—	(6,490)
Principal payments under capital lease obligations	(489)	(394)	(203)
Release of restricted cash	11,850	—	(11,796)

Net cash provided by (used in) financing activities	84,522	(24,354)	(3,936)

Effect of foreign exchange rate changes on cash	2,474	1,943	(4,011)

Net increase (decrease) in cash and cash equivalents	2,103	3,711	6,707
Cash and cash equivalents at beginning of year	18,794	15,083	8,376

Cash and cash equivalents at end of year	$20,897	18,794	15,083

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

         See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Hungarian Telephone and Cable Corp. (“HTCC”, and together with its subsidiaries, the “Company”) was organized on March 23, 1992 to own and manage telecommunications companies in Hungary. HTCC is 64% owned by TDC A/S (“TDC”). Unless the context requires otherwise, references in this report to the “Company”, “we”, “us” and “our” refer to Hungarian Telephone and Cable Corp. and its consolidated subsidiaries.

As of December 31, 2007, the Company’s principal operating subsidiaries were Hungarotel Tavkozlesi zRt. (“Hungarotel”), Invitel Tavkozlesi zRt. (“Invitel”), PanTel Tavkozlesi es Kommunikacios Kft. (“PanTel”), Tele2 Magyarorszag Kft. (“Tele2 Hungary”), Euroweb Internet Szolgaltato zRt. (“Euroweb Hungary”), Euroweb Romania S.A. (“Euroweb Romania”) and PanTel Technocom Kft. (“PanTel Technocom”).

Our current business is a result of the recent combination of Invitel with our existing business. On April 27, 2007, we acquired Invitel for a total consideration, including the assumption of net indebtedness on closing, of €470 million (approximately $639 million at closing). Invitel was the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in nine historical concession areas while we were the third largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in five historical concession areas.

Today, we are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator outside our historical concession areas. In addition to our Hungarian business, we are a provider of wholesale data and capacity services throughout Central and Eastern Europe.

We operate in the following four market segments: Mass Market Voice, Mass Market Internet, Business and Wholesale.

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator, by purchasing the entire equity interests in Tele2’s Hungarian subsidiary, Tele2 Hungary, for €4 million in cash (approximately $5.6 million at closing). Tele2 Hungary (renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to resale agreements.

On December 20, 2007, we entered into an agreement to purchase 95.7% of the outstanding equity in Austrian-based Memorex. The purchase price for Memorex is €30.3 million (approximately $45.8 million at current exchange rates) for the 95.7% equity interest plus the assumption of Memorex debt. We intend to refinance a significant portion of Memorex’s debt at closing. We intend to fund the Memorex Acquisition and the refinancing of the assumed Memorex debt with a subordinated bridge loan facility, which we expect to replace in due course with longer term financing. We also intend to buy out the remaining minority shareholders in Memorex. We expect the Memorex Acquisition to be completed by the end of the first quarter 2008.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)	Principles of Consolidation and the Use of Estimates

The consolidated financial statements include the financial statements of HTCC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for its investment in, and earnings of, affiliates that it does not control but over which it exerts significant influence.

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Restatements and Reclassifications

In our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 and 2005, we have reclassified the following expenses from selling, general and administrative expenses to cost of sales to conform with our presentation in 2007: (i) sales commissions paid to third party agents; (ii) labor expenses of our network labor force and other employees who perform functions directly related to network maintenance; and (iii) expenses relating to the operation and maintenance of our network. For the years ended December 31, 2006 and 2005, $17,549,000 and $15,915,000, respectively, were reclassified. We have also reclassified $1,285,000 in respect of telecoms software from property, plant and equipment, net to intangible assets, net in our Consolidated Balance Sheet as at December 31, 2006, to conform with our presentation as at December 31, 2007.

We determined that we misstated our Consolidated Financial Statements for the year ended December 31, 2006 in connection with our accounting for embedded derivatives. We determined that we had accounted for a gain of $832,000 (before tax of $140,000) instead of a loss of $935,000 (before tax of $187,000) in our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 due to a clerical error. We have restated our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 for these amounts. The reversal of the gain of $832,000 reduces our foreign exchange gains (losses), net and the loss of $935,000 reduces our gain from fair value changes of derivative financial instruments.

We determined that we misapplied SFAS No. 13 “Accounting for Leases” and EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” in connection with certain contracts we signed with another telecommunications service provider under which we sold and leased certain of our network assets to the service provider to provide them with a network. The contracts included our provision of maintenance services over a contracted period of time. In connection with these contracts, we have restated our Consolidated Financial Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 by $4,472,000 (before tax of $715,000), by reducing our revenue and increasing our deferred income.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R requires the measurement and recognition of compensation expense based on the fair value of the employee stock based awards issued. We have determined that certain awards previously treated as

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

“variable awards” under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”) should be classified as “liability awards” rather than as “equity awards” under SFAS 123R. As a result, we have restated our Consolidated Financial Statements for the year ended December 31, 2006 to reflect the revaluation of these awards with a corresponding adjustment in earnings. The restatement resulted in the recognition of $373,000 in compensation expense related to the adoption of SFAS 123R as a cumulative effect of a change in accounting principle on January 1, 2006 and a decrease in compensation expense of $1,207,000 relating to the revaluation of outstanding stock option awards under SFAS 123R for the year ended December 31, 2006. The decrease in compensation expense is included in our selling, general and administrative expenses.

We determined that we made clerical calculation errors in our deferred tax calculation and an error in our corporate income tax calculation for the year ended December 31, 2006. We restated our Consolidated Financial Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 by increasing our current tax expense by $584,000 and increasing our deferred tax benefit by $350,000.

We have restated basic and diluted earnings per share for 2006 as a result of these restatements.

The following table sets forth the effects of the restatements on our previously reported earnings for the year ended December 31, 2006:

(in thousands, except per share data)	2006
Net income – as reported	$21,124
Embedded derivatives	(1,440)
Revenue recognition on multiple element arrangements	(3,757)
Stock based compensation	834
Current and deferred taxes	(234)

Net income – as restated	$16,527

Earnings per share (basic):
As reported	$1.64
As restated	$1.28

(d)	Revenue Recognition

Revenue is primarily earned from providing access to and usage of our networks and facilities. Access revenue is billed one month in advance and recognized the following month when earned. Revenue based on measured traffic is recognized when the service is rendered (see further description below).

Our market segments are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to Mass Market customers within our historical concession areas and outside our historical concession areas in Hungary. Mass Market Voice revenue comprises monthly fees charged for accessing our network, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, subsidies, one-time connection and new service fees, as well as monthly fees for packages with built-in call minutes.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to Mass Market customers in Hungary both inside and outside our historical concession areas. Mass Market Internet revenue comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, Internet access packages and regular data transmission services. In addition, Business revenue includes revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to resellers to use our excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Revenue from connection fees is deferred over the term of the related contract. Leased line and data transmission revenue is recognized in the period of usage, in which the service is available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customer and is recognized when calls are made.

(e)	Cost of Sales

Our cost of sales is comprised of interconnect charges, access type charges, sales commissions and other cost of sales. Interconnect charges are paid to other fixed line and mobile operators to transport and terminate calls from our customers. Access type charges are paid to incumbent fixed line operators for the setting of Carrier Selection and Carrier Pre-Selection services and access costs for leased lines.

(f)	Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from customers’ or carriers’ failure to make payments on amounts due to us. These estimates are based on a number of factors including: 1) historical experience; 2) aging of trade accounts receivable; 3) amounts disputed and the nature of the dispute; 4) bankruptcy; 5) general economic, industry or business information; and 6) specific information that we obtain on the financial condition and current credit worthiness of customers or carriers.

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than one year, are carried in the accounts receivable balance in the amount of $12,995,000 and $3,417,000 at December 31, 2007 and 2006, respectively, as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(g)	Foreign Currency Translation

We use the Hungarian forint (“HUF”) as the functional currency for our Hungarian subsidiaries and the local currency in the case of our significant non-Hungarian subsidiaries. The Hungarian and non-Hungarian subsidiaries’ assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating non-U.S. dollar denominated assets and liabilities into U.S. dollars are accumulated as part of other comprehensive income in stockholders’ equity.

The translation of the subsidiaries’ Hungarian Forint denominated balance sheets into U.S. dollars, as of December 31, 2007, has been affected by the strengthening of the Hungarian forint against the U.S. dollar from 191.62 as of December 31, 2006 to 172.61 as of December 31, 2007, an approximate 11% appreciation in value. The average Hungarian Forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian Forint denominated statements of operations and statements of cash flows into U.S. dollars for the years ended December 31, 2007, 2006 and 2005 were 183.83, 210.39 and 199.59, respectively.

(h)	Advertising and Marketing Costs

We expense advertising and marketing costs as they are incurred. Advertising and marketing costs for the years ended December 31, 2007, 2006 and 2005 were $6,216,000, $2,049,000 and $1,898,000, respectively.

(i)	Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(j)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Plant and equipment under capital leases are initially stated at the present value of minimum lease payments and subsequently amortized over the shorter of their useful lives or the lease term.

The estimated useful lives of property, plant and equipment are as follows:

Land and buildings	25 to 50 years
Telecommunications equipment	3 to 25 years
Other equipment	3 to 7 years

We evaluate the carrying value of items of property, plant and equipment to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of an item of property, plant and equipment is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value. We measure impairment based on the amount by which the carrying value of the respective asset exceeds its fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(k)	Goodwill

Goodwill is calculated as the amount of fair value of purchase price paid over the fair value of the net assets acquired in a business combination. Fair values of the assets are determined using different valuation techniques depending on the nature of the assets. Items of existing property, plant and equipment and intangible assets are valued using the Depreciated Replacement Cost and Sales Comparison valuation methods. Newly identified intangible assets are valued using the Multi-Period-Excess-Earnings Method in the case of customer related intangible assets, and the Relief-from-Royalty Method in the case of marketing related intangible assets and the Reproduction Cost Method for software.

Goodwill is not amortized but rather tested at least annually for impairment. During 2007, 2006 and 2005, we performed the required annual impairment test with respect to goodwill. The first step of this test requires us to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. If the current fair value is less than the carrying value, then we will perform the second step of the impairment test. This second step requires us to measure the excess of the recorded goodwill over the current implied value of the goodwill, and to record any excess as impairment. Based upon the results, we concluded that there was no impairment of the carrying value of goodwill reported in our financial statements for the years ended December 31, 2007, 2006, and 2005.

(l)	Intangible Assets

Intangible assets that have indefinite useful lives (whether or not acquired in a business combination) are not amortized but rather are tested at least annually for impairment.

Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives. Intangible assets, all of which have finite lives, consist of concession rights, software, property rights, capitalized subscriber acquisition costs and other intangible assets. Property rights include rights of use and rights of way. The rights of way allow us to operate our country-wide telecommunications network along the railroad tracks owned by the Hungarian National Railway (“MAV”). Rights of use refer to the rights to use networks owned by third parties.

The estimated useful lives of intangible assets are as follows:

Customer relationships	16 years
Trademark	indefinite
Concession Rights	25 years
Property rights	1-43 years
Software	1 to 3 years
Other	1 to 4 years

We evaluate the carrying value of intangible assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of an intangible asset is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value. We measure impairment based on the amount by which the carrying value of the respective asset exceeds its fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(m)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of December 31, 2007, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 100,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 390,000 shares of common stock under the 2004 Plan.

Upon the approval of the 2004 Plan, we agreed not to issue any more options from either the 2002 Plan or the Directors’ Plan. The 2004 Plan authorized 1,000,000 shares of common stock for awards. In addition to such 1,000,000 shares, the 2004 Plan includes any shares of common stock that remained available for issuance under the 2002 Plan and the Directors’ Plan as of the date the 2004 Plan was approved by our stockholders. As of the adoption of the 2004 Plan, 424,410 shares of common stock which were then available for issuance under the 2002 Plan were rolled over and available for issuance under the 2004 Plan and 88,716 shares of common stock which were then available for issuance under the Directors’ Plan were rolled over and available for issuance under the 2004 Plan. In addition, any shares of common stock subject to awards outstanding under the 2002 Plan or the Directors’ Plan at the time of the adoption of the 2004 Plan which subsequently lapse, expire or otherwise terminate without the issuance of such shares of common stock are also available for awards under the 2004 Plan.

Stock options from the 2004 Plan may be either “incentive stock options” under Section 422 of the U.S. Internal Revenue Code or options not intended to qualify as incentive stock options (“nonqualified options”). The term of an option cannot exceed ten years from the date of grant. All options must have an exercise price that is not less than the fair market value of a share of common stock on the date of grant. Upon exercise of an option, the participant may pay the option price in cash, by delivering shares of common stock to the Company or by having the Company withhold shares otherwise deliverable to the participant upon exercise (“net exercise”). An option may also be exercised through a “cashless exercise” procedure involving a broker or dealer. The net exercise feature resulted in “variable” accounting under the previous accounting rules.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R requires the measurement and recognition of compensation expense based on the fair value of the employee stock based awards issued. Compensation expense for awards and related tax effects are recognized as they vest. We adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation cost recognized effective January 1, 2006 includes: (1) compensation cost for all share based awards granted prior to, but not yet vested as of, January 1, 2006 based on the original measure of the grant date fair value method under the provisions of SFAS 123 for pro-forma disclosure; and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for periods prior to the adoption of the new standard were not restated at the time of transition.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In addition, awards previously treated as “variable awards” are classified as “liability awards” under the new standard and are subject to revaluation each period, with a corresponding adjustment in earnings for changes in the fair value of outstanding awards.

For the year ended December 31, 2007, we recognized a compensation benefit of $1,319,000 related to stock options according to SFAS 123R. For the year ended December 31, 2006, we recognized $373,000 of compensation expense related to the adoption of SFAS 123R as a cumulative effect of a change in accounting principle, and a decrease in compensation expense of $1,207,000 relating to the revaluation of outstanding option awards under SFAS 123R. For the year ended December 31, 2005, we recognized $1,203,000 of compensation expense related to the variable method of accounting.

As a result of adopting SFAS 123R on January 1, 2006, our loss before income taxes and net loss attributable to common stockholders for the year ended December 31, 2007 are $794,000 and $758,000 higher, respectively, than if we had continued to account for share-based compensation under APB Opinion No. 25 and followed the variable method of accounting. As a result of adopting SFAS 123R on January 1, 2006, our income before income taxes and net income attributable to common stockholders for the year ended December 31, 2006 are $827,000 and $697,000 lower, respectively, than if we had continued to account for share-based compensation under APB Opinion No. 25 and followed the variable method of accounting. Basic and diluted loss per common share would have been $6.17 and $6.16, respectively, for the year ended December 31, 2007 if we had not adopted SFAS 123R. Reported basic and diluted loss per common share were $6.23 and $6.23, respectively, for the year ended December 31, 2007.

The following table illustrates the effect on net income and earnings per common share if we had applied the fair value recognition provisions of SFAS 123R to options granted under our stock option plans for year ended December 31 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods:

(in thousands)	2005
Net income attributable to common stockholders	$1,287
Plus: stock-based compensation expense included in reported earnings	1,295
Less: stock-based compensation expense determined under fair-value method	(1,321)
Pro forma Earnings	$1,261
Earnings per share – Basic:
As restated	$0.10
Pro forma	$0.10
Earnings per share – Diluted:
As restated	$0.10
Pro forma	$0.09

Upon the adoption of SFAS 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remained outstanding. We have estimated zero forfeitures based on historical experience and the limited number of option holders.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The weighted average assumptions used in the Black-Scholes option-pricing model are as follows:

	2007	2006	2005
Dividend yield	0%	0%	0%
Risk free rate	3.46%	4.46%	4.47%
Expected option life (years)	6	10	10
Volatility	34.8%	38.0%	43.0%

(n)	Income Taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected corporate income tax and Hungarian local business tax payable on taxable income for the year, using tax rates enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of valuation allowances, are recognized for the future tax consequences attributable to operating loss and tax credit carry-forwards, and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Interests and penalties associated with income tax are included in current tax expense.

(o)	Fair Value of Financial Instruments

Our financial instruments include cash, receivables, other current assets, accounts payable, accruals and other current liabilities and short- and long-term debt. The carrying amounts of cash, receivables, other current assets, accounts payable, accruals and other current liabilities and short-term debt approximate fair value due to the short-term nature of these instruments. The fair value of long-term debt approximates its carrying value as the debt carries a floating interest rate.

(p)	Derivative Financial Instruments

We account for derivative financial instruments in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which requires that all derivative instruments be recorded on the balance sheet as either assets or liabilities and be measured at their respective fair values. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge and its effectiveness as a hedge.

We engage in foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash flows resulting from our debt obligations.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We do not enter into financial instruments for trading or speculative purposes. However the derivative instruments we use are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

In the ordinary course of business, we enter into contractual arrangements with other telecommunications service providers to provide and receive telephone services, and for other services such as the lease of office space. Certain of these arrangements are denominated in currencies other than the functional currency of either party, and are required to be accounted for separately from the host contract as derivatives at fair value. Changes in fair value of such derivatives are accounted for as a gain or loss on derivative instruments.

We did not have any financial instruments designated as hedges under SFAS 133 for the years ended December 31, 2007, 2006 and 2005.

(q)	Earnings per Share

Basic earnings per share (“basic EPS”) is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, and the conversion of the convertible preferred stock, where dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised, or preferred securities were converted and the proceeds were used to acquire shares of common stock at the average market price during the reporting period, except with respect to warrants that can be exercised through the tender of notes where the warrant holder has no economic advantage to tender in cash. For warrants that can be exercised through the surrender of notes, exercise is assumed through such surrender provided that exercise in cash is not more advantageous to the warrant holder and the numerator of the diluted earnings per share computation is adjusted by interest on the debt and fair value changes in the warrant (net of tax).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the years ended December 31, 2007, 2006 (as restated – see Note 1(c)) and 2005:

($ in thousands, except share data)	2007	2006	2005
Net income (loss) before cumulative effect of change in accounting principle after minority interest	$(96,472)	$16,900	$1,392
Cumulative effect of change in accounting principle (A)	$—	$(373)	$—
Net income (loss) (B)	$(96,472)	$16,527	$1,392
Preferred stock dividends (C)	$(99)	$(105)	$(105)
Net income (loss) attributable to common stockholders (D)	$(96,571)	$16,422	$1,287
Determination of shares:
Weighted average common shares outstanding – basic (E)	15,495,764	12,810,084	12,727,526
Assumed conversion of dilutive stock options and cumulative convertible preferred stock	—	3,126,212	661,574
Weighted average common shares outstanding – diluted (F)	15,495,764	15,936,296	13,389,100
Basic net income (loss) per common share:
Prior to cumulative effect of change in accounting principle ((D+A)/E)	$(6.23)	$1.31	$0.10
Cumulative effect of change in accounting principle (A/E)	$—	$(0.03)	$—

Total	(6.23)	1.28	0.10
Diluted net income (loss) per common share:
Prior to cumulative effect of change in accounting principle ((B+A)/F)	$(6.23)	$1.06	$0.10
Cumulative effect of change in accounting principle (A/F)	$—	$(0.02)	$—
	$(6.23)	$1.04	$0.10

Included in weighted average common shares outstanding for 2007 are 938,550 redeemable equity securities issued to certain members of management in connection with the Invitel Acquisition.

For the years ended December 31, 2007, 2006 and 2005 common stock equivalents, warrants and convertible preferred stock of 572,017, 55,000 and 2,500,000, respectively, were excluded from the computation of diluted earnings per share since the effects of inclusion would have been anti-dilutive.

(r)	Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in the financial statements, the impact of a tax position, if that position is

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 has not had a material effect on our financial position or results of operations.

(s)	Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. In February, 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently evaluating the effect that the adoption of SFAS 157 will have on our consolidated results of operations and financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities, including not-for-profit organizations, and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted subject to certain conditions; however an early adopter must also adopt SFAS No. 157, “Fair Value Measurements”, at the same time. We are currently evaluating the effect that the adoption of SFAS 159 will have on our consolidated results of operations and financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 Revised, “Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations”. SFAS 141R establishes principles and requirements for measurement of identifiable assets and liabilities in a business combination and the measurement and recognition of goodwill acquired in the business combination or a gain from a bargain purchase. The standard also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R requires transaction costs to be expensed as incurred, rather capitalizing as a cost of the acquisition, recording contingent at fair value with subsequent adjustments in income and reduction in valuation allowances on deferred taxes in income rather than goodwill. The impact of the adoption of SFAS 141 will depend on the nature and timing of our future acquisitions.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”), which we will adopt on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to minority interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of minority interests will be reported in equity. We do not expect that the adoption of SFAS 160 will have a material impact on our financial statements.

(2)	Acquisitions

Acquisition of PanTel

On June 30, 2005, we completed our final purchase allocation of the PanTel business that was acquired in a two-step transaction, 24.9% on November 10, 2004 and the remaining 75.1% on February 28, 2005 (the “Pantel Acquisition”). The estimated fair values of assets acquired and liabilities assumed as of February 28, 2005 were determined in accordance with SFAS No. 141 “Business Combinations” and we were required to allocate the cost of an acquired business based on the estimated fair values of assets acquired and liabilities assumed.

The purchase price for the PanTel business was arrived at by arms length negotiations between us and the sellers. The total purchase price of $120.1 million included: (i) the payment of cash of €26.9 million ($35.4 million at historical exchange rates), (ii) 250,000 shares at a fair value of $2.7 million, (iii) transaction costs of $1.5 million and (iv) debt assumed of €66 million ($80.5 million at historical exchange rates). Under the purchase method of accounting, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition. $30.2 million has been calculated as negative goodwill that represented the excess of the fair value of the net tangible and intangible assets acquired over the purchase price. Negative goodwill is due to the decision of the majority shareholder of the PanTel business to divest its investments in Central and Eastern Europe. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” negative goodwill has been proportionally allocated to reduce long-lived assets.

The closing of the transaction occurred on February 28, 2005 and the results of the PanTel business for the ten months ended December 31, 2005 (and the Balance Sheet as at December 31, 2005) have been consolidated into our financial statements for the year ended December 31, 2005.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following represents the final allocation of the purchase price paid for the PanTel business based on the fair values of the acquired assets and assumed liabilities as of February 28, 2005:

(in thousands)	February 28, 2005
Current assets	$48,232
Fixed assets, net	62,425
Intangible assets	49,488
Other non-current assets	1,940
Current and non-current liabilities	(42,004)

Net assets acquired	$120,081

Purchase Price:
Long-term debt assumed	80,514
Cash	35,367
Shares issued	2,700
Transaction costs	1,500

Total purchase price	$120,081

The following table presents our unaudited summarized combined results of operations, on a pro forma basis, as though the PanTel Acquisition had been completed as of January 1, 2005:

(in thousands, except share data)	Year ended December 31, 2005
Revenues	$197,357
Income from operations	34,134
Foreign exchange (losses) gains, net	(4,118)
Interest expense	14,712
Net income	12,473
Net income per share	$0.98

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in our opinion, are not indicative of our results of operations we could have had if the PanTel Acquisition had actually taken place as of January 1, 2005. The unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the PanTel Acquisition.

Acquisition of Matel Holdings N.V.

On April 27, 2007, pursuant to a Sale and Purchase Agreement that we entered into with Invitel Holdings N.V. on January 8, 2007, we completed our acquisition of 100% of the issued ordinary shares of Matel Holdings and thus 99.98% of the outstanding shares of Invitel (the “Invitel Acquisition”).

The primary reason for the Invitel Acquisition was that this business combination significantly strengthens our position as the second largest fixed line telecommunications service provider and the number one alternative fixed line operator in Hungary. The Invitel Acquisition provides us with a larger customer base, a more extensive backbone network and enables us to benefit from Invitel’s and Hungarotel’s combined 14 geographically clustered historical concession areas. The business

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

combination also provides us with a more substantial platform from which to take advantage of key potential service development opportunities and any further market consolidation. The combined business will also benefit from a greater diversity in its sources of revenue, which will make us less susceptible to market pressures in any single market.

The purchase price, including the assumption of net indebtedness, was €470 million. We used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

The purchase price was increased by transaction and other directly related expenses. The total purchase consideration of €479 million included: (i) the payment of cash in the amount of €71 million (approximately $96 million at closing), (ii) 938,550 shares issued by HTCC at a fair value of €11 million (approximately $15 million at closing), (iii) transaction costs and other directly related expenses of €11 million (approximately $15 million at closing) and (iv) net debt assumed of €389 million (approximately $525 million at closing, the “Assumed Net Debt”). The Assumed Net Debt consists primarily of (a) €133 million in aggregate principal amount and accrued interest of floating rate senior PIK notes due 2013 (the “2006 PIK Notes”), (b) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (c) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition (the “Amended Facilities Agreement”) less cash and cash equivalents on closing.

The Invitel Acquisition was financed by: (i) the issuance on April 27, 2007 of Floating Rate Senior Notes, due 2013, for an amount of €200 million (the “2007 Notes”), which proceeds were used to pay part of the Invitel Acquisition consideration and to refinance our existing Credit Facility, and (ii) the issuance of 938,550 shares of our common stock to certain members of Invitel’s management team. In order to clarify the rights of the creditors under the various debt instruments, HTCC Holdco II B.V., Matel Holdings and various creditors and certain other parties also entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”).

Under the purchase method of accounting, and in accordance with SFAS No. 141, “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. We finalized the purchase price allocation and determined $71 million in goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following represents the final allocation of the purchase price paid for Matel Holdings based on the fair values of the acquired assets and assumed liabilities as of April 27, 2007:

(in thousands)	April 27, 2007
Current assets	$50,754
Property, plant and equipment	476,146
Intangible assets	132,921
Other non-current assets	13,174
Deferred tax	(28,721)
Current and non-current liabilities	(63,608)

Net assets acquired	$580,666

Purchase Price:
Long-term debt assumed	525,192
Cash	96,483
Shares issued	15,052
Transaction costs and other directly related expenses	14,865

Total purchase price	$651,592

Goodwill	$70,926

The following table presents the fair values of major components of the intangible assets acquired:

(in thousands)	April 27, 2007	Weighted average amortization period
Customer relationships	$62,991	16 years
Trademark	27,038	indefinite
Homezone	2,030	4 years
3.5 GHz license	13,033	9 years
Right of ways	1,921	14 years
Software	16,893	4 years
Other intangible assets	9,015	3 years

Total:	$132,921

The closing of the transaction occurred on April 27, 2007 and the consolidated results of Matel Holdings for the eight months ended December 31, 2007 (and the balance sheet as at December 31, 2007) have been consolidated into our financial statements.

Acquisition of Tele2 Hungary

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator by purchasing the entire equity interests in Tele2’s Hungarian subsidiary, Tele2 Magyarorszag Kft. (“Tele2 Hungary”). Tele2 Hungary (since renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to Mass Market customers as a reseller using the network facilities of other operators pursuant to resale agreements.

The total purchase consideration for Tele2 Hungary was €9.7 million (approximately $13.6 million at closing). The total purchase consideration of €9.7 million included: (i) the payment of cash in the amount of €4.0 million (approximately $5.6 million at closing); (ii) a net debt adjustment of €5.0 million (approximately $7.0 million at closing); (iii) a net working capital adjustment of

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

€0.4 million (approximately $0.6 million at closing); and (iv) transaction costs and other directly related expenses of €0.3 million (approximately $0.4 million at closing). We used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

The Tele2 Hungary Acquisition was financed by (i) our existing cash and (ii) the draw down of €6.0 million (approximately $8.4 million at closing) from our Amended Facilities Agreement on October 15, 2007 (from the total available €20 million of Tranche D of our revolving credit facility). The revolving credit facility was repaid on December 16, 2007. Tranche D bears a floating interest based on EURIBOR, plus 1.5% margin.

Under the purchase method of accounting, and in accordance with SFAS No. 141, “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. The following represents the final allocation of the purchase price paid for Tele2 Hungary based on the fair values of the acquired assets and assumed liabilities as of October 18, 2007:

(in thousands)	October 18, 2007
Current assets	$11,400
Property, plant and equipment	166
Intangible assets	4,410
Deferred tax	1,317
Current and non-current liabilities	(3,742)

Net assets acquired	$13,551

Purchase Price:
Cash	5,609
Net indebtedness adjustment	6,949
Net working capital adjustment	589
Transaction costs and other directly related expenses	404

Total purchase price	$13,551

The following table presents the fair values of major components of the intangible assets acquired:

(in thousands)	October 18, 2007	Weighted average amortization period
Customer relationships	$4,244	2 years
Property rights	162	0.5 years
Software	4	2 years

Total:	$4,410

The closing of the transaction occurred on October 18, 2007 and the consolidated results of Tele2 Hungary for the two months ended December 31, 2007 (and the balance sheet as at December 31, 2007) have been consolidated into our financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents our unaudited summarized consolidated financial information, on a pro-forma basis, as though the Invitel Acquisition and the Tele2 Hungary Acquisition had occurred at the beginning of the respective periods:

(in thousands)	2007 Pro-forma (unaudited)	2007 Actual	2006 Pro-forma (unaudited)	2006 Actual
Revenue	$505,239	$385,193	$477,562	$189,260
Income from operations	50,770	46,187	68,805	29,306
Foreign exchange gains (losses), net	411	(6,481)	(2,658)	1,104
Interest expense	(79,976)	(58,744)	(71,512)	(14,883)
Net income (loss)	(104,878)	$(96,472)	(53,344)	16,527
Net income (loss) per basic share	$(6.77)	$(6.23)	$(4.16)	$1.28

The above unaudited pro-forma summarized combined financial information is intended for informational purposes only and is not indicative of our results of operations had the Invitel Acquisition and the Tele2 Hungary Acquisition actually taken place at the beginning of the respective periods. The unaudited pro-forma summarized combined financial information does not include potential cost savings from operating efficiencies or synergies that may result from integrating the acquisitions.

(3)	Cash and Cash Equivalents and Restricted Cash

At December 31, 2007, cash of $20,897,000 comprised the following: $63,000 on deposit in the United States, the equivalent of $839,000 in the Netherlands, the equivalent of $1,446,000 on deposit in Serbia, Bulgaria, Romania, Slovakia and Slovenia, and $18,549,000 on deposit with banks in Hungary, consisting of $110,000 denominated in U.S. dollars, the equivalent of $2,888,000 denominated in euros and the equivalent of $15,551,000 denominated in Hungarian forint.

At December 31, 2006, cash of $18,794,000 comprised the following: $231,000 on deposit in the United States, the equivalent of $768,000 on deposit in Austria, Bulgaria, Romania, Slovakia and Slovenia, and $17,795,000 on deposit with banks in Hungary, consisting of $350,000 denominated in U.S. dollars, the equivalent of $3,286,000 denominated in euros and the equivalent of $14,159,000 denominated in Hungarian forint.

Restricted cash of $11,850,000 at December 31, 2006 was comprised of a €9 million deposit in a debt service reserve account, which was required under the terms of our Credit Facility Agreement. We were required to maintain this €9 million deposit in the debt service reserve account until such time as our leverage ratio, defined as consolidated net borrowings to consolidated EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization as defined in the Credit Agreement), was below 2:1 for two consecutive quarters. The deposit earned interest at bank deposit rates. We refinanced our Credit Facility Agreement and our restricted cash balance was released on April 27, 2007.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Property, Plant and Equipment

The components of property, plant and equipment at December 31, 2007 and 2006 are as follows:

(in thousands)	2007	2006
Land and buildings	$23,759	14,723
Telecommunications equipment	830,007	275,610
Other equipment	18,464	17,310
Construction in progress	35,345	14,187

	907,575	321,830
Less: accumulated depreciation and impairment losses
Land and buildings	$(5,228)	(2,388)
Telecommunications equipment	(201,056)	(127,177)
Other equipment	(9,806)	(13,221)

	(216,090)	(142,786)

Property, plant and equipment, net	$691,485	179,044

(5)	Intangible Assets

The components of intangible assets at December 31, 2007 and 2006 are as follows:

(in thousands)	2007	2006
Customer relationships	$70,383	—
Trademark	28,357	1,347
Concession rights	8,119	7,538
Property rights	68,682	48,476
Software	31,485	7,043
Other	29,232	2,906

	236,258	67,310
Less: accumulated amortization and impairment losses
Customer relationships	(3,507)	—
Trademark	—	(155)
Concession rights	$(4,214)	(3,666)
Property rights	(9,462)	(6,603)
Software	(10,594)	(5,795)
Other	(7,533)	(442)

	(35,310)	(16,661)

Intangible assets, net	$200,948	50,649

Aggregate amortization expenses for amortizing intangible assets were $16,988,000, $2,951,000 and $2,666,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Estimated amortization expenses for the next five years, at December 31, 2007 exchange rates are: $16,087,000 in 2008, $14,885,000 in 2009, $12,211,000 in 2010, $10,535,000 in 2011 and $8,320,000 in 2012.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)	Goodwill

The carrying amount of goodwill has changed during the year ended December 31, 2007 as follows:

(in thousands)
Goodwill as of December 31, 2006	$9,622
Goodwill acquired	70,926
Foreign exchange difference on goodwill	986

Goodwill as of December 31, 2007	$81,534

Goodwill acquired relates to the Invitel Acquisition.

The carrying amount of goodwill by segment as of December 31, 2007 and 2006 was as follows:

(in thousands)	2007	2006
Mass Market Voice	$27,522	$1,703
Mass Market Internet	11,256	167
Business	25,929	3,592
Wholesale	16,827	4,160

Total goodwill	$81,534	$9,622

(7)	Other Assets

Included in other assets at December 31, 2006 is €400,000 ($527,000 at December 31, 2006 exchange rates) in a restricted cash account related to a performance bond guarantee given to a customer.

(8)	Long-term Debt

Long-term debt at December 31, 2007 and 2006 consist of the following:

(in thousands)	2007	2006
Current:
Credit Facility	$—	$34,749
Amended Facilities Agreement	37,114	—

Total short-term portion of long-term debt	$37,114	$34,749

Non-Current:
Credit Facility	$—	$115,351
Amended Facilities Agreement (1)	107,907	—
2007 Notes	293,552	—
2006 PIK Notes (1)	204,566	—
2004 Notes (1)	206,840	—

Total long-term debt	$812,865	$115,351

(1)	The 2006 PIK Notes, the 2004 Notes and $114 million from the Amended Facilities Agreement were acquired in connection with the Invitel Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Credit Facility

On February 9, 2005, we entered into a €170 million Credit Facility Agreement (the “Credit Facility”), with a European banking syndicate which had three facilities. Facility A, in the amount of €84 million, was drawn down by Hungarotel on February 21, 2005 for the purpose of refinancing and terminating Hungarotel’s existing debt as well as to partially finance the acquisition of the PanTel business. Facility B, in the amount of €66 million, was drawn down by PanTel on February 28, 2005 for the purpose of refinancing and terminating its existing debt at that date. Facility C, in the amount of €20 million, provided funds for the repayment of our outstanding Notes which were to mature on March 31, 2007.

Facility A and Facility B were repayable semi-annually on each June 30 and December 31 beginning on June 30, 2005 and ending on December 31, 2010. Facility C was repayable in equal installments on June 30, 2011 and December 31, 2011. The loans accrued interest at the rate of the Applicable Margin (described below) plus the EURIBOR rate for the applicable interest period. The Applicable Margin for an interest period on Facility A and Facility B loans was based on our ratio of Total Net Borrowings to EBITDA. The Applicable Margin could range from a high of 2.5% per annum to a low of 0.75% per annum. The Applicable Margin on Facility A and Facility B was 2.25% per annum as of December 31, 2006. The Applicable Margin for the Facility C loan was fixed at 2.5% per annum.

We paid a facility agency fee in the amount of €50,000 and an arrangement fee in the amount of €4.0 million under the terms of the Credit Facility. We paid the fees from the proceeds of Facilities A and B. We had to pay a commitment fee in the amount of 0.65% per annum on the undrawn amount of the Credit Facility. Only Facility C was not drawn down.

We entered into a series of agreements to secure our obligations under the Credit Facility pursuant to which we pledged all of our intangible and tangible assets, including our ownership interests in our subsidiaries. We were subject to covenants, including maintenance of certain financial statement ratios, limitations on paying dividends, borrowing funds, acquiring assets or businesses and merging and disposing of our assets. The Credit Facility contained customary representations and warranties and events of default, which could have triggered early repayment of the balance under the Credit Facility.

2007 Refinancing

In connection with the Invitel Acquisition on April 27, 2007, we completed the issuance of €200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel Acquisition and to refinance the Credit Facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of €389 million (approximately $525 million at closing, the “Assumed Debt”). The Assumed Debt consists primarily of (i) €133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition (the “Amended Facilities Agreement”). In order to clarify the rights of the creditors under the various debt instruments, we entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and condition of the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Amended Facilities Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004, between Matel, Invitel, as borrower, certain subsidiary companies as original guarantors, and certain financial institutions. The Amended Facilities Agreement provides for facilities of up to €145 million (or the euro equivalent thereof), comprised of (i) a euro amortizing term loan of €96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately €18.5 million), (iii) a revolving credit facility of €4.2 million and HUF 200 million (approximately €0.8 million), and (iv) a euro liquidity facility of €25 million. Neither the revolving facility nor the liquidity facility was drawn down in connection with the closing of the Invitel Acquisition.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR or BUBOR (based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin is set based on the ratio of all of our senior debt to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders, including an up-front fee and a commitment fee in relation to available and undrawn commitments under the revolving facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents except the issuance of the 2007 Notes or in exchange for equity of an obligor, (xi) changing the ownership structure of the Company, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure minus cash taxes to total debt charges).

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility and the liquidity facility are each repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2011.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed the issuance of the 2007 Notes. We received €189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of €11 million, which costs were deferred and will be amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance the indebtedness of Hungarotel and PanTel.

The 2007 Notes mature on February 1, 2013 and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets collateralizing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes indenture (the “2007 Notes Indenture”). In the event of a change of control, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary Matel is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and are effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of a change of control, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Matel issued the 2004 Notes pursuant to an Indenture (the “2004 Notes Indenture”) with a trustee, and, as subsidiary guarantors, Matel’s subsidiaries Invitel and V-Holding.

Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of certain subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of some of our restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business. The 2004 Notes Indenture also contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

Intercreditor Agreement

In order to reflect the new obligations under the 2007 Notes and previously disclosed hedging obligations and to establish the relative rights of certain of our creditors under our financing arrangements (including priority of claims and subordination), we entered into an Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Deed will prevail.

(9)	Short-term Debt

Short-term debt at December 31, 2007 and 2006 consists of the following:

(in thousands)	2007	2006
Notes payable, interest at USD LIBOR + 3.5% (8.88% at December 31, 2006), due March 31, 2007 (less unamortized discount based on imputed interest rate of 5% – $343,000)	$—	$24,657

Total short-term debt	$—	$24,657

In May 1999, we issued notes (the “Notes”), in an aggregate amount of $25 million with detachable warrants (the “Warrants”). The Notes accrued interest payable semi-annually, at the USD LIBOR rate applicable for the six month interest period plus 3.5% (8.88% at December 31, 2006). The Warrants enabled the warrant holder to purchase 2,500,000 shares of our common stock at an exercise price of $10 per share. Payment of the exercise price could be made in the form of either cash or surrender of the Notes. The exercise period commenced on January 1, 2004 and terminated on March 31, 2007.

At inception, the fair value of the Warrants was $8.8 million and was credited to additional paid-in capital, with the offsetting charge being accounted for as a discount on the Notes. Upon adoption of SFAS No. 133, the Warrants were required to be reclassified as liabilities and accounted for as derivatives with changes in fair value reported in earnings. The unamortized discount on the Notes at December 31, 2006 was approximately $0.3 million, and is reflected as a reduction of the carrying amount of the Notes.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The fair value of the Warrants was determined using the Black-Scholes Option valuation model. The Notes and Warrants were owned by TDC as of December 31, 2006.

The Notes were canceled upon the exercise of the Warrants by TDC on March 28, 2007.

(10)	Derivative Financial Instruments

We engage in foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash flows resulting from our debt obligations.

We do not enter into financial instruments for trading or speculative purposes. However, the derivative instruments used by us are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

Interest rate risk hedging

To limit the variability of interest rates on all of our cash-pay debt, we entered into interest rate swap agreements to manage some of our fluctuations in cash flows resulting from interest rate risk. Under the terms of the interest rate swaps, we receive variable interest rate payments from the hedging counterparty and make fixed interest rate payments in the same currency, thereby creating the equivalent of fixed rate debt.

Foreign exchange rate risk hedging

To limit the impact of fluctuations between the Hungarian subsidiaries’ functional currency, the Hungarian forint, and the euro, we have entered into currency swap agreements and foreign exchange forward agreements, to receive euros and pay forint, thereby creating the equivalent of Hungarian forint debt obligations.

In addition to the above instruments, we use cross-currency interest rate swaps to hedge both the interest rate and the currency exposure inherent in foreign currency denominated debt instruments bearing variable interest. By entering into such transactions we receive variable interest payments in foreign currency and make fixed interest payments in Hungarian forint, the functional currency of our Hungarian subsidiaries, thereby creating the equivalent of fixed rate debt in the functional currency of our Hungarian subsidiaries. The cross currency interest rate swaps in effect are the same as the combination of interest rate swaps and foreign exchange forward contracts applied to the same underlying hedged item.

The objective of these contracts is to neutralize the impact of currency exchange rate and interest rate movements on our cash flows. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or currency exchange rates.

Credit risk related to hedging

By using derivative financial instruments to hedge exposures to changes in interest rates and currency exchange rates, we expose ourself to the credit risk of the counterparty. Credit risk is the failure of the counterparty to perform its obligations under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates a credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we do not have any credit risk. Our policy requires that counterparties to our hedging activities be large and creditworthy commercial banks. We do

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

not consider the risk of counterparty non-performance associated with hedge contracts to be significant. We do not require and are not required to place collateral for these financial instruments independently of our security arrangements under the Amended Facilities Agreement.

To ensure the adequacy and effectiveness of our interest rate and foreign exchange hedge positions, we continually monitor, from an accounting and economic perspective, the derivatives positions in conjunction with our underlying interest rate and foreign currency exposures.

The following table summarizes the notional amounts and respective fair values of our derivative financial instruments, which mature at varying dates, as of December 31, 2007:

(in thousands)	Notional Amount	Fair Market Value	Fair Value Change
Asset / (Liability)
Cross currency interest rate swaps	$612,084	$(35,086)	$(32,945)
FX forward contracts	—	21	1,348
Interest rate swaps	23,009	(784)	(1,361)
Interest rate swaps on credit facility loan	—	—	(2,955)

Total	$635,093	$(35,849)	$(35,913)

The following table summarizes the notional amounts and respective fair values of our floating to fixed interest rate swaps, which mature at varying dates, as of December 31, 2007:

(in thousands)	Notional Amount	Fair Market Value	Maturity	Fixed Interest Rate
Asset / (Liability)
Amended Facilities Agreement	$115,100	$(5,905)	June 30, 2011	9.3790%
Amended Facilities Agreement	23,009	(784)	June 30, 2011	10.160%
2007 Notes	60,221	(2,510)	August 1, 2009	10.780%
2007 Notes	60,221	(2,918)	August 1, 2009	10.740%
2007 Notes	87,334	(4,206)	August 1, 2009	10.724%
2007 Notes	80,786	(3,891)	August 1, 2009	10.724%
2004 Notes	208,422	(15,656)	August 15, 2009	14.955%

Total Interest Rate Swaps	$635,093	$(35,870)

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss.

We estimate the fair values by using a model which discounts future contractual cash-flows determined based on market conditions (foreign exchange rates, yield curves in the functional currency and in the foreign currency) prevailing on the date of the valuation. The model used by us is regularly tested against third party prices for reasonableness. The fair value represents the estimated amounts that we would pay or receive to terminate the contracts as of December 31, 2007. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

Embedded derivatives

An embedded derivative is an implicit or explicit term within a contract that does not in its entirety meet the definition of a derivative instrument but affects some or all of the cash-flows or the value of other exchanges required by the contract in a manner similar to a derivative. An embedded derivative therefore is a derivative

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

instrument within another contract that is not a derivative. For example, a euro denominated operating lease contract that a Hungarian subsidiary enters into for a given period of time will give rise to foreign currency exposure for that period since our Hungarian subsidiary will need to buy euro from its functional currency, the Hungarian forint, thereby having an impact on cash-flows. Therefore the series of foreign exchange forward contracts are embedded in the lease agreement, the host contract, and are accounted for separately.

Embedded derivatives are separated from the host contract and accounted for separately if (i) the economic characteristics and risks of the host contract and the embedded derivative are not clearly and closely related; (ii) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and (iii) the combined instrument is not measured at fair value with changes in fair value reported through earnings. Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of operations.

We review our material contracts regularly to identify embedded derivatives which require bifurcation from the host contract.

The following table summarizes the fair values of our embedded derivatives as of December 31, 2007 and 2006:

(in thousands)	2007	2006
		(as restated – see Note 1(c))

Embedded derivatives	$(617)	$(935)

Warrants

In connection with the Warrants issued in May, 1999 (see Note 9), we were required to measure and reflect the changes in the fair value of the Warrants in earnings. The fair value of the Warrants was highly dependent on the fair value of HTCC’s common stock.

The fair value of the Warrants was determined using the Black-Scholes option valuation model. The Warrants were exercised on March 28, 2007. The fair value of the Warrants at December 31, 2007, 2006 and 2005 and related fair value changes for the years then ended, are as follows:

Year	Fair Value	Gain (Loss) in Fair Value
	(in thousands)
2007	$—	$(15,075)
2006	13,050	3,300
2005	16,350	(1,500)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Selling, General and Administrative Expenses

The following table presents selling, general and administrative expenses by type for the years ended December 31, 2007, 2006 and 2005:

(in thousands)	2007	2006	2005
	(as restated – See Note 1(c))
Personnel expenses	$46,100	$24,529	$24,462
Other administrative expenses	19,731	6,482	9,571
Advertising and marketing costs	6,216	2,049	1,898
Network operating expenses	28,593	17,616	16,234
IT costs	7,204	2,239	1,558
Other taxes	2,285	1,226	480
Bad debt and collection costs	3,030	1,075	2,525
Legal, audit and consultant fees	5,878	4,553	4,298
Management fees	25	—	—

Total for segments	$119,062	$59,769	$61,026

Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)

Total selling, general and administrative expenses (excluding severance expenses)	$66,348	$35,101	$37,845

Bad debt and collection costs for the year ended December 31, 2007 include one-time bad debt expenses as a result of an additional provision made at PanTel in the amount of $1,352,000.

Legal, audit fees and consultant expenses for the year ended December 31, 2007 include Sarbanes-Oxley and other compliance expenses amounting to $2,351,000.

Other administrative expenses for the year ended December 31, 2007 include integration costs of $9,447,000 and due diligence expenses of $684,000.

(12)	Income Taxes

The income (loss) before income taxes by tax jurisdiction for the years ended December 31, 2007, 2006 and 2005 were as follows:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Income / (loss) before income taxes:
United States	$(37,456)	$2,928	$(5,013)
Hungary	(57,814)	19,095	12,808
Romania	2,130	158	45

Total income before income taxes	$(93,140)	$22,181	$7,840

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The income tax benefit (expense) is attributable to income (loss) from continuing operations and consists of the following for the years ended December 31, 2007, 2006 and 2005:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Current tax benefit (expense):
United States	$—	$—	$—
Romania	(80)	(64)	7
Hungary
Corporate tax	(419)	(1,688)	(1,599)
Local business tax	(6,616)	(3,867)	(3,365)

Total current tax expense	$(7,115)	$(5,619)	$(4,957)

Deferred tax benefit (expense):
United States	$—	$—	$(2,030)
Romania	(233)	—	—
Hungary	4,008	338	539

Total deferred tax	$3,775	$338	$(1,491)

Total income tax expense	$(3,340)	$(5,281)	$(6,448)

The statutory U.S. Federal tax rate for the years ended December 31, 2007, 2006 and 2005 was 35% and the Hungarian corporate income tax rate for the years ended December 31, 2007, 2006 and 2005 was 16%. In addition to the corporate income tax rate of 16% in Hungary, a solidarity tax of 4%, introduced from September 1, 2006, has been levied on companies on top of the corporate income tax rate. A reconciliation of income tax expense at the U.S. parent company income tax rate to actual income tax benefit (expense) for the years ended December 31, 2007, 2006 and 2005 is as follows:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Income tax expense using the parent company tax rate (35% in the U.S.)	32,599	(7,763)	(2,195)
Impact of difference in tax rate of subsidiaries	(10,434)	3,152	1,608
Effect of change in tax rate	—	709	—
Non-deductible expenses	(1,187)	(389)	(82)
Reserve on loss with no tax benefit	(17,984)	1,383	(2,882)
Local business tax and other tax, net of benefit	(6,609)	(2,524)	(2,827)
Other	275	151	(70)

Income tax expense	$(3,340)	$(5,281)	$(6,448)

For U.S. Federal income tax purposes we have unused net operating loss carry forwards at December 31, 2007 of approximately $45,606,000, which expire as follows: $4,603,000 in 2010; $6,438,000 in 2011; $3,645,000 in 2012; $2,113,000 in 2018; $12,385,000 in 2019; $724,000 in 2024; $3,302,000 in 2025; $1,112,000 in 2026 and $11,284,000 in 2027. As a result of certain equity transactions, we believe that we experienced an “ownership change” in 1999, as defined by Section 382 of the Internal Revenue Code, which limits the annual utilization of net operating loss carry forwards. As calculated, the Section 382 limitation will not necessarily prevent the ultimate utilization of the U.S. net operating loss carry forwards although it may defer the realization of tax benefits associated with loss carry forwards originating prior to the ownership change.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For Hungarian corporate income tax purposes, we have unused net operating loss carry forwards at December 31, 2007 of approximately $78,475,000 of which $27,543,000 expires in 2008 and $50,932,000 is not subject to expiration limitations.

We have not provided any deferred taxes for undistributed earnings of our foreign subsidiaries. As a result of valuation allowances against losses in the U.S. and in the Netherlands, the distribution of this income would not result in an incremental tax liability. Such undistributed earnings of foreign subsidiaries amounted to $8,947,000 as of December 31, 2007 and $18,131,000 as of December 31, 2006.

We file income tax returns in the U.S. while our directly owned subsidiaries file income tax returns in Hungary. The years following 2003 remain open for examination and assessment by the IRS. The APEH has audited the income tax returns of Invitel, PanTel and PanTel Technocom through 2004 and Hungarotel through 2003. We are also file tax returns in six other Central and Eastern European countries where we established subsidiaries. We are not aware of any outstanding issue or claim that is likely to be material to our financial position, cash flows or results of operations in any of the jurisdictions in which we operate.

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31
(in thousands)	2007	2006
		(as restated – See Note 1(c))
Deferred tax assets:
Net operating loss carry forwards	$55,571	12,098
Property, plant and equipment	10,820	8,798
Intangible assets	2,427	2,165
Derivative financial instruments	6,865	506
Other	8,131	4,254

Total gross deferred tax assets	83,814	27,821
Less: valuation allowance	(47,854)	(15,074)

Net deferred tax assets	35,960	12,747

Deferred tax liabilities:
Property, plant and equipment	(37,139)	(508)
Intangible assets	(8,164)	(5,300)
Derivative financial instruments	(611)	(17)
Development reserve	(1,353)	(1,398)
Other	(8,335)	(579)

Total gross deferred tax liabilities	(55,602)	(7,802)

Net deferred tax asset (liability)	$(19,642)	4,945

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible and loss carry forwards are utilizable. Based on the level of historical taxable income and our projections of future taxable income over the periods in which the deferred tax assets are deductible, we believe that it is more likely than not that we will realize the benefits of our deferred tax assets, net of the valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced if

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

our estimates of future taxable income during the future periods are reduced. We consider the reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. The net change in the total valuation allowance for the years ended December 31, 2007, 2006 and 2005 was an increase of $32,780,000, an increase of $161,000 and an increase of $3,010,000, respectively.

(13)	Commitments and Contingencies

(a)	Concession Agreements

We have concession agreements with the Hungarian Ministry of Economics and Transport (the “Ministry”) to own and operate local public telephone networks in five Hungarotel historical concession areas in Hungary. Each of the concession agreements is for a term of 25 years, ending in 2019, and provided for an eight-year exclusivity period up to November 2002. Pending negotiations with the Ministry, we expect to terminate or amend the concession agreements as these are not compatible with the liberalized telecommunications market created by the Communications Act of 2001 and the Electronic Communications Act of 2003.

Our concession agreements provide for the payment by us of annual concession fees of between 0.1% and 2.3% of net telephone service revenues depending on the concession area. We accrued the annual concession fees for 2001 of HUF 157 million (approximately $0.9 million at December 31, 2007 exchange rates), but as of December 31, 2007 have not paid this amount. The annual concession fees for 2002, which we have neither accrued for, nor paid, would total approximately HUF 142 million (approximately $0.8 million at December 31, 2007 exchange rates).

The Communications Act of 2001 replaced the concession system with a notification system under which new operators may offer telecommunications services in competition with us in our historical concession areas merely upon notification to the Communications Authority and the payment of a nominal fee of HUF 10,000 (approximately $58 at December 31, 2007 exchange rates). A new operator would require a license if it intended to use radio frequencies, build its own network or request an allocation of a number range to subscribers, but the granting of such licenses is by-and-large an administrative matter. We paid one-time concession fees to the Hungarian government when the concessions were originally granted and expected that if, after the expiration of the eight-year exclusivity periods, the state were to grant new operators rights to compete against us in our historical concession areas, such rights would have been granted following a tender, with the new operators having to pay more than a nominal fee for the rights in the same manner that we originally paid for our concessions.

The concession agreements contain an equal treatment clause that explicitly states that the Ministry should not treat the concession company in an unequal or prejudicial manner compared to other telecommunications companies. We believe that the move from the concession system to the notification system, a system in which there are effectively no barriers to entry, breached our legitimate expectation that we would continue to benefit from the one-time concession fees we paid even after the end of our exclusivity periods because any competitor would also have to make a real investment in the form of a license fee in order to compete.

Pending the outcome of the current negotiations on the mutual termination or amendment of the concession agreements, we have thus far withheld the payment of the concession fees for 2001.

For 2002 and subsequent years, we believe that we are not required to pay concession fees at all. In addition to the local loop unbundling obligations, the Communications Act imposed universal service obligations on us. These obligations were substantially restated in the Electronic Communications Act and are incorporated in a Universal Service Agreement between us and the Ministry.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The link between the end of the concession agreements and the coming into force of the universal service obligations is recognized by Section 106(5) of the Communications Act, which states “In connection with the amendment of concession agreements to ensure the provision of the universal service, the Minister may, in justified cases, reduce the concession fee payment liability or release service providers therefrom, and, in parallel with the conclusion of the universal service agreement, may initiate the termination of the concession contract by mutual agreement”.

Negotiations regarding the amendment or cancellation of the concession contracts are currently in progress. We believe that the request from the Ministry to pay the annual concession fees for (a) 2001 is subject to a counterclaim by us arising as a result of the State replacing the concession system with the notification system and (b) 2002 is based on groundless arguments and is a breach of the equal treatment clause (referred to above) in the concession agreements.

Accordingly, we believe that it is unlikely that the Ministry will be able to successfully enforce the claim in respect of the annual concession fees for 2002 and thus we believe that this issue will not have a material effect on our consolidated financial position, results of operations or liquidity.

(b)	Legal Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters will not have a material effect on our consolidated financial position, results of operations or liquidity.

(c)	Guarantees

Guarantees and claims arise during the ordinary course of business from our relationships with suppliers and customers when we undertake an obligation to guarantee our performance if specified triggering events occur. Nonperformance under a contract could trigger an obligation for us. These potential claims can arise from late or non-payment to suppliers (“payment guarantees”) and/or late or incomplete delivery of services to customers (“performance guarantees”). We also provide bid guarantees to new or existing customers in connection with bids on commercial projects.

Our potential future payments under these guarantees as of December 31, 2007 are summarized as follows:

(in thousands)	2007
Payment guarantees	$6,271
Performance guarantees	$605
Bid guarantees	$32

$6,908

There is no recourse provisions specifically stipulated in the guarantee contracts. Our recourse would be to investigate executed guarantees with the supplier or customer and determine at that time whether we should be reimbursed for the guarantee. None of the guarantees are secured by our assets. We are not currently aware of any exposure associated with these guarantees and thus have not recorded any liability related to these guarantees.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(d)	Lease Commitments to Telecommunication Service Providers

We have entered into separate agreements with various telecommunications service providers to lease lines, which have non-cancelable contract provisions in excess of one year. Our future minimum commitments under these contracts, at December 31, 2007 exchange rates, are: $4,596,000 in 2008, $4,156,000 in 2009, $3,567,000 in 2010, $2,503,000 in 2011, $1,264,000 in 2012 and $7,397,000 thereafter.

(e)	Other Lease Commitments

We lease office and other facilities, which require minimum annual rentals.

We have entered into vehicle leases that are capital leases in nature. The net book value of vehicles held under capital leases is as follows:

	December 31,
(in thousands)	2007	2006
Vehicles	$1,680	$1,513
Less: accumulated depreciation	(1,296)	(713)

Net book value included in property, plant and equipment	$384	$800

Rent expense under operating lease agreements for the years ended December 31, 2007, 2006 and 2005, was $5,709,000, $2,717,000 and $2,581,000, respectively, and is included in selling, general and administrative expenses.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2007 (at December 31, 2007 exchange rates) are:

(in thousands)	Capital leases	Operating leases
Year ending December 31:
2008	$459	$2,729
2009	13	993
2010	—	482
2011	—	273
2012	—	33
(ii) Later years, through 2020	—	66

(iii) Total minimum lease payments	$472	$4,576

We have various purchase commitments for materials, supplies and other items incidental to the ordinary course of business. There are no material contractual commitments extending beyond 2008 and such commitments are not at prices in excess of current market value.

(14)	Common Stock and Cumulative Convertible Preferred Stock

As of December 31, 2007 and 2006, we had 30,000 shares of our cumulative convertible preferred stock, with a $70 liquidation value per share, outstanding. Any holder of the cumulative convertible preferred stock is entitled to receive cumulative cash dividends payable in arrears, at an annual rate of 5%, compounded annually on the liquidation value of $70 per share. We may, at our option, redeem the Preferred Stock at any time. The

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cumulative Convertible Preferred Stock is convertible into shares of the Company’s common stock on a one for ten basis. As of December 31, 2007 and 2006, the total arrearage on the cumulative convertible preferred stock was $850,000 and $756,000, respectively, and is included in Due to Related Parties.

Redeemable Equity Securities

In connection with the Invitel Acquisition, we issued 938,550 shares of our common stock on the acquisition date to certain members of Invitel’s management team (each a „Manager”) in payment for some of their shares in Invitel. The issuance of the common stock was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. In connection with the HTCC shares they received as part of the acquisition consideration for Invitel, the Managers were also given the right, under certain circumstances, to require the Company to purchase all or part of those shares (i.e., a “put” right) at a specified price. If at any time after 30 days following the acquisition date, a Manager’s employment is terminated without cause or due to the Manager’s death or disability, the Manager or (or the Manager’s estate) is entitled to require us to purchase all or part of the HTCC shares the Manager acquired in connection with the Invitel Acquisition at a per share price equal to the “fair market value” of such shares on the date of such termination. In addition the Manager also received unlimited “piggyback” registration rights in any public offering of HTCC’s equity securities for our own account or for the account of any holders of our securities with registration rights. As a result of the “put” rights, the redemption of the shares is not within the control of the Company and, therefore, these common shares are classified as Redeemable Equity Securities within temporary equity on the balance sheet.

We reserved 3,601,284 shares as of December 31, 2007 for issuance under stock option plans, compensation agreements, and under the conversion terms applicable to our outstanding cumulative convertible preferred stock.

(15)	Stock Based Compensation

As of December 31, 2007, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 100,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 390,000 shares of common stock under the 2004 Plan. Upon our stockholders’ approval of the 2004 Plan, we agreed not to issue any more shares from either the 2002 Plan or the Directors’ Plan.

We issued a total of 15,000 shares of common stock to directors of the Board of Directors for their services for the 2004/2005 Board term under the terms of the 2004 Plan. 2,000 of those shares were subsequently canceled due to a resignation in 2004 and a further 3,000 were canceled in 2005. We issued a total of 6,000 shares of common stock to directors for their service for the 2005/2006 Board term under the terms of the 2004 Plan. We issued a total of 6,000 shares of common stock to directors for their service for the 2006/2007 Board term under the terms of the 2004 Plan. 1,500 of those shares were subsequently canceled due to a resignation in 2006 and an additional 1,500 were granted due to an appointment in 2006. 500 shares were issued to a new director for his board service for the remaining 3 months of the 2006/2007 board term. We issued a total of 6,000 shares of common stock to directors for their service for the 2007/2008 Board term under the terms of the 2004 Plan. Shares issued to directors for their annual services vest over the board term. For the years ended December 31, 2007, 2006 and 2005, we had expenses of $126,000, $95,000 and $92,000 respectively, resulting from certain stock grants from our 2004 Plan to Directors.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a summary of stock options under the 2002 Plan, the Directors’ Plan or the 2004 Plan, referred to above, which were granted, were exercised or have expired for the three years ended December 31, 2007:

	Outstanding Options	Weighted Average Price
December 31, 2004	821,284	$6.79
Granted	155,000	$13.01
Exercised	(205,000)	$5.41

December 31, 2005	771,284	$8.41
Granted	55,000	$15.62
Exercised	(25,000)	$4.86

December 31, 2006	801,284	$9.01
Granted	20,000	$14.64
Exercised	(220,000)	$6.39
Cancelled	(31,284)	$7.55

December 31, 2007	570,000	$10.30

Some options issued under our stock option plans vest upon issuance. The following table summarizes information about shares subject to outstanding options as of December 31, 2007, which were issued to current or former employees, or directors pursuant to the 2002 Plan, Directors’ Plan or the 2004 Plan:

Options Outstanding			(1) Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years	Number Exercisable	Weighted- Average Exercise Price
40,000	$4.72	$4.72	4.00	40,000	$4.72
80,000	$5.78-$6.78	$6.22	2.79	80,000	$6.22
200,000	$7.46-$9.39	$9.00	5.80	200,000	$9.00
175,000	$10.89-$13.01	$12.77	6.82	175,000	$12.77
75,000	$14.64-$15.62	$15.36	8.27	75,000	$15.36

570,000	$4.72-$15.62	$10.30	5.89	570,000	$10.30

The aggregate intrinsic value, which represents the amount by which the fair value of our common stock exceeds the option exercise prices, was $4,210,000 and $4,905,000 as of December 31, 2007 and 2006, respectively.

The weighted-average estimated fair value of stock options granted during the year ended December 31, 2007 was $14.64 per share. The weighted-average estimated fair value of stock options granted during the year ended December 31, 2006 was $8.93 per share. The total intrinsic value of stock options exercised during the year ended December 31, 2007 was $3,143,600. The total intrinsic value of stock options exercised during the year ended December 31, 2006 was $267,000. Compensation expense related to stock options granted has been recorded in selling, general and administrative expenses.

There are sufficient shares reserved for issue upon exercise of the outstanding options.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(16)	Foreign Exchange Gains (Losses)

We incur foreign exchange gains and losses primarily as a result of the fluctuation of the Hungarian forint, the functional currency of our Hungarian subsidiaries, mainly against the euro with respect to the euro-denominated debt held by our Hungarian subsidiaries.

(17)	Related Parties

The net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $1,400,000 at December 31, 2007. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $850,000, an accrual of $453,000 for strategic projects; $201,000 for the costs for various individuals employed by TDC who have performed work for us and a net $104,000 receivable in connection with the transport of international voice, data and Internet traffic over the Company’s and TDC’s respective telecommunications networks for each other and other items.

On March 28, 2007, TDC exercised its warrants to purchase 2,500,000 shares of our Common Stock in exchange for notes issued by us and held by TDC in the principal amount of $25 million. As of December 31, 2007, TDC owned 64% of our outstanding Common Stock and 30,000 shares of our preferred stock convertible into 300,000 shares of Common Stock.

Robert Dogonowski, Jesper Theill Eriksen, Carsten Dyrup Revsbech and Henrik Scheinemann, current directors of the Company, are officers of TDC. Torben V. Holm was an employee of TDC when he served as our President and Chief Executive Officer and as the head of management’s executive committee through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of management’s executive committee through April 2007.

For Mr. Holm, we paid €981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid €501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

All of the directors of the Company are covered by a directors and officers liability policy taken out by TDC. As of December 31, 2007, we had approximately $302,000 in expenses for our portion of the overall premium paid by TDC.

We have agreements in place with TDC, pursuant to which TDC and the Company transport international voice, data and Internet traffic for each other over our respective telecommunications networks. For the years ended December 31, 2007 and 2006, we transported these services for TDC in the amount of approximately $2,117,000 and $1,825,000, respectively, pursuant to such agreements. For the years ended December 31, 2007 and 2006, we agreed to pay TDC an amount of approximately $866,000 and $691,000, respectively, pursuant to such agreements.

(18)	Employee Benefit Plan

Effective December 1996, we established a 401(k) salary deferral plan (the “401(k) Plan”) on behalf of our U.S. employees. The 401(k) Plan is a qualified defined contribution plan, and allows participating employees to defer up to 15% of their compensation, subject to certain limitations. Under the 401(k) Plan, we have the discretion to match contributions made by the employee. No matching contributions were made by us in 2007, 2006 or 2005.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19)	Segments

We manage our business based on four segments: Mass Market Voice, Mass Market Internet, Business and Wholesale segments. Our management monitors the revenue streams of these categories and operations are managed and financial performance is evaluated based on these segments (see Note 1(d) Revenue Recognition).

Substantially, all of our assets are located in Hungary and over 81% of all of our operating revenues are generated in Hungary. All of our assets are used in all of our market segments due to the nature of our operations

Segment gross margin is the measure used by our management in assessing our segments performance and how to allocate resources.

The revenue by segment and segment gross margin for the periods ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Revenue:
Mass Market Voice	$108,834	$33,490	$37,083
Mass Market Internet	33,647	3,284	2,015
Business	125,888	70,645	65,167
Wholesale	116,824	81,841	75,378

Total revenue	385,193	189,260	179,643

Segment Cost of Sales:
Mass Market Voice	(22,124)	(7,212)	(7,042)
Mass Market Internet	(5,650)	(121)	(45)
Business	(35,313)	(19,685)	(14,624)
Wholesale	(68,751)	(46,330)	(40,426)

Total segment cost of sales	(131,838)	(73,348)	(62,137)
Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)

Total cost of sales	(184,552)	(98,016)	(85,318)

Segment Gross Margin:
Mass Market Voice	$86,710	$26,278	$30,041
Mass Market Internet	27,997	3,163	1,970
Business	90,575	50,960	50,543
Wholesale	48,073	35,511	34,952

Total segment gross margin	253,355	115,912	117,506
Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)
Selling, general and administrative expenses	(66,348)	(35,101)	(37,845)
Severance costs	(9,103)	(700)	(2,533)
Depreciation and amortization	(79,003)	(26,137)	(23,968)

Income from operations	46,187	29,306	29,979

For the years ended December 31, 2007, 2006 and 2005 none of our customers accounted for more than 10% of our total gross revenue.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue by country for the periods ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Revenue:
Hungary	$373,311	$186,660	$179,251
Romania	11,490	1,623	204
Bulgaria	289	977	176
Slovakia	—	—	—
Austria	—	—	12
Slovenia	103	—	—

Total revenue	385,193	189,260	179,643

The net book values of long-lived assets by country as of December 31, 2007 and 2006 were as follows (in thousands):

(in thousands)	2007	2006
Long-Lived Assets:
Hungary	$878,940	$226,979
Romania	12,196	1,347
Bulgaria	1,065	1,011
Slovakia	148	160
Austria	—	104
Slovenia	84	92

Total long-lived assets	892,433	229,693

(20)	Severance Costs

Our severance expenses for year ended December 31, 2007, of $9.1 million, are primarily due to the termination costs related to the restructuring of our operations following the Invitel Acquisition. Out of our total severance cost, $643,000 was unpaid at December 31, 2007.

Our severance expenses for year ended December 31, 2006, of $0.7 million, are due primarily to the termination costs related to an officer, as well as other individually insignificant severance costs related to the workforce of the Hungarian entities.

(21)	Summary of non-cash transactions

Cash paid interest during the years ended December 31, 2007, 2006 and 2005 was $45.0 million, $12.1 million and $10.3 million, respectively and cash paid income taxes during the years ended December 31, 2007, 2006 and 2005 was $10.2 million, $5.5 million and $4.6 million, respectively.

Summary of non-cash transactions:

During 2005 we:

•	Assumed debt, on February 28, 2005, of €66M ($80.5 million at historical exchange rates) on acquisition of subsidiaries.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	Issued 106,814 net shares of Common Stock under the terms of employee stock option exercises.

•	Entered into capital lease arrangements concerning vehicles, the value of which at the date of lease inception was $1.4 million.

•

Issued 6,000 shares of Common Stock in May, which vested over a one year period, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2005 amounted to $92,000.

During 2006 we:

•	Issued 10,204 shares of Common Stock under the terms of employee stock option exercises.

•

Issued 6,000 shares of Common Stock in May, cancelled 1,500 shares in September and issued an additional 1,500 shares in December, which vested in May 2007, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2006 amounted to $56,000.

During 2007:

•

On March 28, 2007, TDC exercised its warrants for 2.5 million shares by exchanging notes in the principal amount of $25 million, which were issued by us and held by TDC. We recorded a non-cash expense of $15.1 million and $0.1 for the first quarter 2007 and 2006, respectively, relating to the change in the fair market value of the warrants.

•

On April 27, 2007 in connection with the acquisition of Matel Holdings as described in Note 2, we issued 938,550 shares with an assigned value of $15 million (€11 million) and assumed debt of Invitel in the amount of $525 million.

•	On May 24, 2007 we issued 6,500 shares to directors

(22)	Subsequent Events

As of January 1, 2008 we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary merged into Invitel.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Balance Sheets

(In thousands, except share data)

	2007	2006
Assets
Cash and cash equivalents	$224	$548
Amounts due from subsidiary	2,969	2,608
Current deferred tax asset	—	—
Prepayments and accrued income	119	2,472
Other current assets	10	57

Total current assets	3,322	5,685
Investment in subsidiary and affiliates	34,995	105,957
Long-term loan to subsidiary	177	12,495
Deferred tax asset	—	—
Capitalized transaction costs	10,939	809

Total assets	49,433	$124,946

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$2,305	$4,882
Due to related parties	4,914	815
Total current liabilities	7,219	5,697
Stock option liability	6,070	7,220
Warrants	—	13,050
Long-term debt	—	24,657

Total liabilities	13,289	50,624

Commitments and Contingencies	—	—

Redeemable Equity Securities	15,049	—

Stockholders’ equity:
Cumulative Convertible Preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2007 and 2006	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,471,950 shares in 2007 and 12,812,665 shares in 2006	15	14
Additional paid-in capital	193,013	139,999
Accumulated deficit	(188,298)	(91,727)
Accumulated other comprehensive income (loss)	16,365	26,036

Total stockholders’ equity	21,095	74,322

Total liabilities and stockholders’ equity	$49,433	$124,946

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Statements of Operations

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

	2007	2006	2005
Management services revenues	$6,542	7,421	6,175

Operating expenses:
Operating and maintenance expenses	7,947	6,467	7,153
Depreciation and amortization	—	—	—

Total operating expenses	7,947	6,467	7,153

Income (loss) from operations	(1,405)	954	(978)
Other income (expenses):
Foreign exchange gains (losses), net	1	1,310	(1,219)
Interest expense	(911)	(3,484)	(3,006)
Interest income	303	849	756
Gains (losses) from fair value changes of derivative financial instruments	(3,552)	—	—
Gains (losses) from fair value change of warrants	(15,075)	3,300	(1,500)
Earnings in equity of subsidiaries	$(75,833)	13,971	9,369

Net income (loss) before income taxes	(96,472)	16,900	3,422
Income tax (expense) benefit	—	—	(2,030)

Net income (loss) before cumulative effect of change in accounting principle	$(96,472)	16,900	1,392
Cumulative effect of change in accounting principle	—	(373)	—
Net income (loss)	(96,472)	16,527	1,392

Cumulative convertible preferred stock dividends	(99)	(105)	(105)

Net income (loss) attributable to common stockholders	$(96,571)	16,422	1,287

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
Net cash provided by (used in) operating activities	$(13,337)	84	218

Cash flows from investing activities:
Acquisition of subsidiaries	—	—	(15,637)
Proceeds from sale of interest in affiliates	—	—	15,929
Acquisition of interests in affiliates	—	—	—

Net cash provided by (used in) investing activities	—	—	292

Cash flows from financing activities:
Provision of inter-company loan to subsidiary	—	—	(12,699)
Repayment of inter-company loan from subsidiary	13,014	—	12,290
Other	(1)	—	(1)
Proceeds from inter-company loan repayment	—	—	—
Preferred stock dividends paid	—	—	—
Proceeds from exercise of stock options	—	—	—

Net cash (used in) provided by financing activities	13,013	—	(410)

Net increase (decrease) in cash and cash equivalents	(324)	84	100
Cash and cash equivalents at beginning of year	548	464	364

Cash and cash equivalents at end of year	$224	548	464

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Notes to Condensed Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(1)	Description of Business and Other Related Matters

The accompanying condensed financial statements of Hungarian Telephone and Cable Corp. (“HTCC” or the “Registrant”) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

HTCC’s only source of cash is payments under its management service agreements and dividends, if any, from its subsidiaries (the “subsidiaries”). The subsidiaries’ ability to pay dividends or make other capital distributions to HTCC is governed by applicable law, and is significantly restricted by certain obligations of the subsidiaries. The subsidiaries are borrowers and/or guarantors under a banking credit facility and Note Indentures which provide that the subsidiaries can only make distributions to HTCC for limited purposes and under restrictive conditions.

The condensed financial statements should be read in conjunction with the audited consolidated financial statements of Hungarian Telephone and Cable Corp. and its subsidiaries as of December 31, 2006 and 2007, and for the years ended December 31, 2007, 2006 and 2005, including the notes thereto, set forth in the Company’s consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule II – Valuation Accounts of Registrant Hungarian Telephone and Cable Corp.

DESCRIPTION	Balance at the Beginning of Year	Allowance Acquired on Acquisition	Allowance for Bad Debt Expense	Translation Adjustment	Balance at the End of Year
Allowance for doubtful accounts receivable

Year ended December 31, 2005	$3,305,000	$180,000	$899,000	$(586,000)	$3,798,000
Year ended December 31, 2006	$3,798,000	—	$1,480,000	$330,000	$5,608,000
Year ended December 31, 2007	$5,608,000	$14,583,000	$(3,672,000)	$1,114,000	$17,633,000

DESCRIPTION	Balance at the Beginning of Year	Movement During Period	Translation Adjustment	Balance at the End of Year
Allowance for deferred tax assets

Year ended December 31, 2005	$11,903,000	$3,010,000	—	$14,913,000
Year ended December 31, 2006	$14,913,000	$161,000	—	$15,074,000
Year ended December 31, 2007	$15,074,000	$33,363,000	(583,000)	$47,854,000

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,599	$20,897
Accounts receivable, net of allowance of $24,262 in 2008 and $17,633 in 2007	94,906	85,684
Derivative financial instruments	977	977
Prepaid expenses and accrued income	16,269	5,049
Other current assets	7,710	6,228

Total current assets	144,461	118,835

Property, plant and equipment, net of depreciation of $273,875 in 2008 and $216,090 in 2007	819,568	691,485

Goodwill, net	81,938	81,534
Intangibles assets, net of amortization of $52,060 in 2008 and $35,310 in 2007	278,916	200,948
Deferred costs	14,951	14,828
Derivative financial instruments	1,906	2,076
Other non-current assets	1,647	485

Total assets	$1,343,387	$1,110,191

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Liabilities and Stockholders’ Equity
Current liabilities:
Current instalments of long-term debt	$68,723	$37,114
Current obligations under capital leases	7,883	430
Accounts payable	64,369	58,797
Accrued expenses and deferred income	68,328	70,169
Derivative financial instruments	44,895	22,138
Other current liabilities	29,936	11,205

Total current liabilities	284,134	199,853

Long-term debt, excluding current instalments	947,027	812,865
Long-term obligations under capital leases, excluding current portion	6,651	13
Derivative financial instruments	2,953	17,381
Deferred tax liabilities	16,905	19,642
Deferred income	51,506	17,265
Other non-current liabilities	23,460	7,020

Total liabilities	1,332,636	1,074,039

Commitments and contingencies	—	—

Minority interest	9	8

Redeemable equity securities	15,049	15,049

Stockholders’ equity (deficit):
Cumulative convertible preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2008 and 2007	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,487,183 shares in 2008 and 15,471,950 shares in 2007	15	15
Additional paid-in capital	193,013	193,013
Accumulated deficit	(232,238)	(188,298)
Accumulated other comprehensive income	34,903	16,365

Total stockholders’ equity (deficit)	(4,307)	21,095

Total liabilities and stockholders’ equity (deficit)	$1,343,387	$1,110,191

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Three and Nine Month Periods Ended September 30, 2008 and 2007

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$153,083	$116,139	$432,605	$258,127

Operating expenses:
Cost of Sales (exclusive of depreciation shown below)	61,846	57,455	177,038	124,309
Selling, general and administrative	28,652	19,044	90,135	52,600
Depreciation and amortization	34,085	26,334	93,018	51,757

Total operating expenses	124,583	102,833	360,191	228,666

Income from operations	28,500	13,306	72,414	29,461

Other income (expenses)
Foreign exchange gains (losses), net	(11,400)	(8,187)	22,722	(1,688)
Interest expense	(29,785)	(19,170)	(87,733)	(37,323)
Interest income	661	471	1,493	953
Gains (losses) on derivative financial instruments	6,348	6,573	(31,238)	(59,327)
Gains (losses) from fair value changes of warrants	—	—	—	(15,075)
Loss on extinguishment of debt	—	—	—	(2,918)
Other, net	33	(16)	(1,967)	70

Income (loss) before income taxes	(5,643)	(7,023)	(24,309)	(85,847)

Income tax benefit (expense)
Current	(15,602)	(2,354)	(19,423)	(5,868)
Deferred	1,147	(1,783)	(129)	9,758

Total income tax benefit (expense)	(14,455)	(4,137)	(19,552)	3,890

Net income (loss) before minority interest	$(20,098)	$(11,160)	$(43,861)	$(81,957)
Minority interest	2	(1)	(1)	6

Net income (loss) after minority interest	$(20,096)	$(11,161)	$(43,862)	$(81,951)

Cumulative convertible preferred stock dividends	(26)	(21)	(78)	(72)

Net income (loss) attributable to common stockholders	(20,122)	(11,182)	(43,940)	(82,023)

Foreign currency translation adjustment	(8,465)	(4,142)	18,538	6,699

Total comprehensive income (loss)	(28,587)	(7,040)	(25,402)	(75,324)

Net income (loss) per common share:
Basic	$(1.23)	$(0.68)	$(2.68)	$(5.40)

Diluted	$(1.23)	$(0.68)	$(2.68)	$(5.40)

Weighted average number of common shares outstanding:
Basic	16,425,733	16,418,244	16,421,268	15,187,502

Diluted	16,425,733	16,418,244	16,421,268	15,187,502

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands, except share data)

(unaudited)

	Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at December 31, 2007	15,471,950	$15	—	$193,013	$(188,298)	$16,365	$21,095
Net settlement of stock option exercise	9,233	—	—	—	—	—	—
Issue of shares to directors	6,000	—	—	—	—	—	—
Cumulative convertible preferred stock dividends	—	—	—	—	(78)	—	(78)
Net income (loss) after minority interest	—	—	—	—	(43,862)	—	(43,862)
Foreign currency translation adjustment	—	—	—	—	—	18,538	18,538

Balances at September 30, 2008	15,487,183	$15	—	$193,013	$(232,238)	$34,903	$(4,307)

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Cash Flows

For the Nine Month Period Ended September 30, 2008 and 2007

(In thousands)

(unaudited)

	2008	2007
Net cash provided by / (used in) operating activities	$93,465	$52,868

Cash flows from investing activities:
Acquisition of telecommunications network equipment and intangible assets	(81,201)	(41,310)
Acquisition of subsidiaries, net of cash acquired	(32,635)	(111,348)
Settlement of derivative financial instruments	(32,793)	2,696
Proceeds from sale of assets	2,254	2,629

Net cash provided by / (used in) investing activities	(144,375)	(147,333)

Cash flows from financing activities:
Repayments of long-term debt	(99,566)	(166,552)
Proceeds from new long-term borrowings	166,508	272,242
Refinancing costs paid	(7,641)	(18,846)
Principal payments under capital lease obligations	(4,792)	(360)
Release of restricted cash	—	12,251

Net cash provided by / (used in) financing activities	54,509	98,735

Effect of foreign exchange rate changes on cash	103	1,927

Net increase in cash and cash equivalents	3,702	6,197
Cash and cash equivalents at beginning of period	20,897	18,794

Cash and cash equivalents at end of period	$24,599	$24,991

Summary of material non-cash transactions:

•	We had derivative financial instruments with a positive non-cash effect of $1.6 million for the nine months ended September 30, 2008.

•	As of September 30, 2008 we had accounts payable relating to acquisition of telecommunications network equipment and intangible assets of $8.0 million.

•	As of September 30, 2008 we had an amount of $2.4 million payable to Memorex minority shareholders relating to the acquisition of the 4.3% equity stake in Memorex.

•	On March 5, 2008, in connection with the Memorex Acquisition, we assumed net debt of $117.1 million.

•

On March 28, 2007, TDC exercised its warrants for 2.5 million shares at $10 per share by exchanging notes in the principal amount of $25 million, which were issued by us and held by TDC. We recorded a non-cash expense of $15.1 million for the six months ended June 30, 2007 relating to the change in the fair market value of the warrants.

•	On April 27, 2007 in connection with the Invitel Acquisition we issued 938,550 shares with an assigned value of $15 million and assumed debt of Invitel in the amount of $525 million.

See accompanying notes to condensed consolidated financial statements

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Hungarian Telephone and Cable Corp. (“HTCC”) with its consolidated subsidiaries, HTCC Holdco I B.V. (“Holdco I”), HTCC Holdco II B.V. (“Holdco II”), Matel Holdings N.V. (“Matel Holdings”) Magyar Telecom B.V. (“Matel”), Invitel Tavkozlesi Szolgaltato zRt. (“Invitel”), Euroweb Romania S.A. (“Euroweb Romania”), Invitel International and its subsidiaries (formerly Memorex Telex Communications AG, “Memorex”), Invitel Telecom Kft. (“Tele2 Hungary”) and Invitel Technocom Kft. (“Invitel Technocom”) (together, the “Company”) include all adjustments, consisting mainly of normal recurring accruals, necessary for a fair statement of the results of the interim periods. Invitel and Memorex own and consolidate several minor non-Hungarian subsidiaries within the Central and South Eastern European region.

Unless the context requires otherwise, references in this report to the “Company”, “we”, “us” and “our” refer to Hungarian Telephone and Cable Corp. and its consolidated subsidiaries.

Results for interim periods are not necessarily indicative of the results for a full year. All inter-company balances and transactions have been eliminated.

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex (the “Memorex Acquisition”). Memorex has operations in numerous countries within the Central and South Eastern European region, including Austria, Turkey, Slovakia, Czech Republic, Germany and Romania. The final purchase price for the 95.7% Memorex equity stake was EUR 18.8 million (approximately $28.6 million at closing) plus the assumption of debt. We refinanced a significant portion of Memorex’s debt at closing. We funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated bridge loan facility.

On August 28, 2008 we also acquired the remaining 4.3% stake of Memorex from the minority shareholders in Memorex, which gave us 100% ownership in the equity of Memorex. The final purchase price for the Memorex minority interest was EUR 1.9 million (approximately $2.9 million at closing).

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP). In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

The year-end condensed consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by U.S. GAAP.

The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2007, including the notes thereto, which are filed with the Unites States Securities and Exchange Commission (“SEC”).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(b)	Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the weighted average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options and warrants and the conversion of the convertible preferred stock, where dilutive. The number of additional shares is calculated by assuming that preferred securities were converted and that outstanding stock options and warrants were exercised and the proceeds were used to acquire shares of our common stock at the average market price during the reporting period.

The following is the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the three and the nine months ended September 30, 2008 and 2007:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands, except share data)	2008	2007	2008	2007
Net income (loss) attributable to common stockholders (A)	$(20,122)	$(11,182)	$(43,940)	$(82,023)
plus: preferred stock dividends	—	—	—	—
Net income (loss) (B)	$(20,122)	$(11,182)	$(43,940)	$(82,023)
Determination of shares:
Weighted average common shares outstanding – basic (C)	16,425,733	16,418,244	16,421,268	15,187,502
Assumed conversion of dilutive stock options and cumulative convertible preferred stock	—	—	—	—
Weighted average common shares outstanding – diluted (D)	16,425,733	16,418,244	16,421,268	15,187,502
Net loss per common share:
Basic (A/C)	$(1.23)	$(0.68)	$(2.68)	$(5.40)
Diluted (B/D)	$(1.23)	$(0.68)	$(2.68)	$(5.40)

For the three months ended September 30, 2008 and 2007, preferred stock dividends of $26,000 and $21,000, respectively, and common stock equivalents and convertible preferred stock of 582,261 and 1,059,981, respectively, were excluded from the computation of diluted loss per share because the effect of their inclusion would be anti-dilutive.

For the nine months ended September 30, 2008 and 2007, preferred stock dividends of $78,000 and $72,000, respectively, and common stock equivalents and convertible preferred stock of 535,474 and 1,790,538, respectively, were excluded from the computation of diluted loss per share because the effect of their inclusion would be anti-dilutive.

(c)	Foreign Currency Translation

We use the Hungarian forint (“HUF”) as the functional currency for our Hungarian subsidiaries. Our Hungarian subsidiaries’ assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

into U.S. dollars using the average exchange rates prevailing throughout the period. Euro denominated debt is re-measured into HUF with a corresponding charge to earnings as exchange gains (losses). The effects of exchange rate fluctuations on translating HUF assets and liabilities into U.S. dollars are included in accumulated other comprehensive income in stockholders’ equity (deficit).

We use the euro (“EUR”) as the functional currency of Memorex and its subsidiaries. Accordingly, foreign currency assets and liabilities of Memorex’s subsidiaries are translated into EUR using the exchange rates in effect at the balance sheet date. Results of operations are translated into EUR using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating the local currency assets and liabilities of Memorex’s subsidiaries into EUR are accumulated as part of foreign exchange gains (losses) in the consolidated statement of operations. The effects of exchange rate fluctuations on translating EUR assets and liabilities into U.S. dollars are included in accumulated in other comprehensive income in stockholders’ equity (deficit).

The translation of the subsidiaries’ Hungarian forint denominated balance sheets into U.S. dollars as of September 30, 2008, has been affected by the strengthening of the Hungarian forint against the U.S. dollar from 172.61 as of December 31, 2007 to 169.15 as of September 30, 2008, an approximate 2% depreciation in value of the U.S. dollar against the HUF. The average Hungarian forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian forint denominated statements of operations into U.S. dollars for the three months ended September 30, 2008 and 2007 were 157.15 and 183.27, respectively. The average Hungarian forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian forint denominated statements of operations and statements of cash flows into U.S. dollars for the nine months ended September 30, 2008 and 2007 were 162.97 and 186.73, respectively.

The translation of the subsidiaries’ euro denominated balance sheets into U.S. dollars as of September 30, 2008, has been affected by the weakening of the euro against the U.S. dollar from 1.47 as of December 31, 2007 to 1.44 as of September 30, 2008, an approximate 2% appreciation in value of the U.S. dollar against the euro. The average euro-U.S. dollar exchange rates used for the translation of the subsidiaries’ euro denominated statements of operations into U.S. dollars for the three months ended September 30, 2008 and 2007 were 1.50 and 1.37, respectively. The average euro/U.S. dollar exchange rates used for the translation of the subsidiaries’ euro denominated statements of operations and statements of cash flows into U.S. dollars, for the nine months ended September 30, 2008 and 2007 were 1.52 and 1.34, respectively.

(d)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of September 30, 2008, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 85,000 shares of common

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

stock issued from the Directors’ Plan; and outstanding options to purchase 410,000 shares of common stock under the 2004 Plan. Upon the approval of the 2004 Plan, we agreed not to issue any more options from either the 2002 Plan or the Directors’ Plan.

(e)	Goodwill

We test goodwill for impairment on an annual basis, or more often, if events or circumstances indicate that there may be impairment. In light of the recent challenging economic environment, we performed interim impairment testing as of September 30, 2008.

The estimated fair values of our operating segments were based on discounted cash flow models derived from our business plan. Based on current results, we determined that the fair values of our operating segments continue to exceed their book values and, therefore, no goodwill impairment charge was recorded as of September 30, 2008. Management will continue to monitor and evaluate the carrying value of goodwill.

(f)	Recently Adopted Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. In February 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS 157 as of January 1, 2008 for financial assets and liabilities. The adoption of SFAS 157 has not had a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS 159 as of January 1, 2008. The adoption of SFAS 159 has not had a material effect on our financial position or results of operations.

In October, 2008 the FASB issued FASB Staff Position statement No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). This standard clarifies the application of FASB statement No.157, Fair Value Measurements and illustrates key considerations in determining the fair value of a financial asset when a market is not active. FSP FAS 157-3 became effective upon issuance with revisions resulting from its application to be accounted for as a change in accounting estimate in accordance with SFAS Statement No. 154, Accounting Changes and Error Corrections. The adoption of FSP FAS 157-3 has not had a material effect on our financial position or results of operations.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(g)	Recently Issued Accounting Pronouncements

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161.

(2)	Related Parties

TDC, the leading provider of communications solutions in Denmark, owns 63.9% of our outstanding common stock and 62.4% of our outstanding common stock on a fully diluted basis. Four of the seven members of our Board of Directors are officers of TDC. TDC owns 30,000 shares of preferred stock which are convertible into 300,000 shares of our common stock. We have reciprocal commercial agreements in place with TDC pursuant to which we transport international voice, data and Internet traffic over our respective telecommunications networks for each other.

The net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $891,000 at September 30, 2008. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $934,000 and a net $43,000 receivable in connection with our agreements to transport telecommunications traffic for each other.

On March 28, 2007, TDC exercised its warrants to purchase 2,500,000 shares of our common stock at $10 per share in exchange for notes issued by us and held by TDC in the principal amount of $25 million.

Torben V. Holm was an employee of TDC when he served as our President and Chief Executive Officer and as the head of management’s executive committee from 2005 through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of management’s executive committee from 2005 through April 2007.

For Mr. Holm, we paid EUR 981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid EUR 501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

All of our directors are covered by a directors and officers liability policy taken out by TDC. As of September 30, 2008, we had approximately $125,000 in expenses for our portion of the overall premium paid by TDC.

In connection with our agreements with TDC to transport telecommunications traffic for each other, we recorded revenue in the amount of approximately $35,000 and $652,000, respectively, for the three

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

months ended September 30, 2008 and 2007 and approximately $808,000 and $1,707,000 for the nine months ended September 30, 2008 and 2007, respectively, pursuant to such agreements. For the three months ended September 30, 2008 and 2007, TDC charged us approximately $206,000 and $133,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, TDC charged us approximately $497,000 and $641,000, respectively, pursuant to such agreements.

(3)	Acquisition of Memorex Telex Communications AG

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communication AG (the “Memorex Acquisition”).

The preliminary purchase consideration for Memorex was EUR 30.1 million (approximately $45.7 million) plus the assumption of debt and transaction costs and other directly related expenses. From the preliminary purchase price EUR 17.9 million (approximately $27.2 million) was paid in cash and the remaining EUR 12.2 million (approximately $18.5 million) was paid into escrow.

Invitel and the selling shareholders of Memorex entered into an Escrow Agreement to set aside a portion of the purchase price cash consideration to cover any breach of the selling shareholders’ warranties or covenants and to cover any indemnity claims that we might have against the selling shareholders under the purchase agreement. The Escrow Agreement governed the terms and conditions under which the Escrow Amount is released to the selling shareholders of Memorex. Following negotiations, we entered into a Settlement Agreement with the selling shareholders pursuant to which the Escrow Agent was directed to return EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate) to us and the remaining EUR 0.9 million (approximately $ 1.3 million at closing foreign exchange rate) was paid out to the selling shareholders. We received our funds on July 11, 2008.

On August 28, 2008 we also acquired the remaining 4.3% of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was EUR 1.9 million (approximately $2.9 million at closing).

We refinanced a significant portion of Memorex’s debt at closing. We funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated bridge loan facility. We intend to either refinance our bridge loan or, if we choose not to or the market conditions make a refinancing prohibitive, convert the bridge loan to term loans maturing in 2016, which conversion right is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

The primary reason for the Memorex Acquisition was Memorex’s business is complementary to Invitel’s existing regional wholesale data business. Memorex is a leading alternative telecommunications infrastructure and bandwidth provider in the Central and South Eastern European region and has a diversified customer base.

Under the purchase method of accounting, and in accordance with SFAS No. 141 “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. The following represents our preliminary allocation of the purchase price paid for Memorex based on the estimated fair values of the acquired assets and liabilities assumed. The preliminary allocation of the purchase price is not necessarily indicative of the final allocation of the purchase price consideration. We intend to complete the

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

valuation and establish a final purchase price allocation by December 31, 2008 following the completion of valuation studies and integration activities. The purchase price was allocated as follows:

(in thousands)
Current assets	$25,936
Property, plant and equipment	134,559
Intangible assets	100,027
Deferred tax	3,858
Current and non-current liabilities	(114,646)
Long term debt assumed	(117,099)

Net assets acquired	$32,635

Purchase Price:
Cash paid to shareholders	28,548
Cash paid for minority equity stake	473
Transaction costs and other directly related expenses	3,614

Total purchase price	$32,635

The following table presents the fair values of major components of the intangible assets acquired:

	(in thousands)	Weighted average amortization period
Concession rights and licences	$794	10 years
Customer relationships	22,745	14 years
Trademark	168	6 months
Property rights	57,542	16-20 years
Software	214	4 years
Vodafone contract	18,564	20 years

Total:	$100,027

The closing of the Memorex Acquisition occurred on March 5, 2008 and the consolidated results of Memorex from that date (and the balance sheet of Memorex as at September 30, 2008) were consolidated into our financial statements for the three and nine months ended September 30, 2008.

The date of the Invitel acquisition was April 27, 2007, the date of the Tele2 Hungary acquisition was October 18, 2007 and the date of the Memorex acquisition was March 5, 2008. The following table presents our unaudited summarized consolidated financial information, on a pro-forma basis, as though HTCC, Invitel, Tele2 Hungary and Memorex had been combined at the beginning of the respective periods:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
	Pro-forma	Pro-forma	Pro-forma	Pro-forma
Revenue	$153,083	$139,318	$442,774	$409,553
Income from operations	28,500	17,801	69,425	43,338
Foreign exchange gains (losses), net	(11,400)	(7,949)	20,444	4,845
Interest expense	(29,785)	(26,724)	(90,849)	(80,064)
Net income (loss) attributable to common stockholders	(20,122)	(13,539)	(51,478)	(97,221)
Net income (loss) per basic share	$(1.23)	$(0.82)	$(3.13)	$(6.40)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The above unaudited pro-forma summarized combined financial information is intended for informational purposes only and is not indicative of the results of our operations had the acquisitions actually taken place at the beginning of the respective periods. The unaudited pro-forma summarized combined financial information does not include potential cost savings from operating efficiencies or synergies that may result from the acquisitions.

(4)	Short and long-term debt

Short-term portion of long-term debt and long-term debt at September 30, 2008 and December 31, 2007 consist of the following:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Memorex Turkey Loan	14,376	—
Amended Facilities Agreement	54,347	37,114

Short-term portion of long-term debt	$68,723	$37,114
Amended Facilities Agreement	$75,991	$107,907
Memorex Bridge Loan	143,760	—
1st Memorex Prep Loan	11,501	—
2nd Memorex Prep Loan	4,313	—
2007 Notes	287,520	293,552
2006 PIK Notes	221,101	204,566
2004 Notes	202,841	206,840

Long-term debt	$947,027	$812,865

In connection with the Invitel Acquisition on April 27, 2007, we completed the issuance of EUR 200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel Acquisition and to refinance our existing bank credit facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of EUR 391 million (approximately $528 million at closing, the “Assumed Debt”). The Assumed Debt consisted primarily of (i) EUR 133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) EUR 142 million in aggregate principal amount of 10.75% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of EUR 116 million, which was amended and restated in connection with the Invitel Acquisition.

In connection with the Memorex Acquisition on March 5, 2008, we entered into a EUR 100 million (approximately $158 million at closing) Bridge Loan Agreement (the “Bridge Loan Agreement”) and further amended and restated our Facilities Agreement (the “Amended Facilities Agreement”).

In order to establish the relative rights of certain of our creditors under our financing arrangements, we have entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and conditions of the Amended Facilities Agreement, the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Bridge Loan Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission. We have also summarized three loan agreements that we assumed as part of the Memorex Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004 between Matel, Invitel, as borrower, certain subsidiary companies as original guarantors, and certain financial institutions. The Amended Facilities Agreement provides for facilities of up to EUR 145 million (or the euro equivalent thereof), comprised of (i) a euro amortizing term loan of EUR 96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately EUR 18.5 million), (iii) a revolving credit facility of EUR 4.2 million and HUF 200 million (approximately EUR 0.8 million), and (iv) a euro liquidity facility of EUR 25 million. As of September 30, 2008 we had undrawn lines of credit of EUR 4.2 million (approximately $6.0 million) and HUF 200 million (approximately $1.2 million) under the revolving credit facility and EUR 15 million (approximately $21.6 million) under the euro liquidity facility.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR (currently 4.96%) or BUBOR (currently 8.83%, based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin (currently 1.5%) is set based on the ratio of all of our senior debt, as defined in the Amended Facilities Agreement, to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders (annual facility agency fee of EUR 100,000 and security trustee fee of EUR 8,000) including an up-front fee and a commitment fee (currently 0.75%) in relation to available and undrawn commitments under the revolving credit facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized on a senior basis by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents including the 2004 Notes, the 2007 Notes and the Bridge Loan Agreement except in accordance with the Intercreditor Agreement, (xi) changing our ownership structure, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure and cash taxes to total debt charges).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility is repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2010. The liquidity facility is repayable in an amount equal to 100% of the principal amount outstanding at its maturity on June 30, 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed the issuance of the 2007 Notes pursuant to an Indenture, dated as of April 27, 2007 (the “2007 Notes Indenture”). We received EUR 189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of EUR 11 million, which costs were deferred and are amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance our credit facility.

The 2007 Notes mature on February 1, 2013, and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets securing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Notes Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary, Matel, is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Matel issued the 2004 Notes pursuant to an Indenture, dated as of August 6, 2004, (the “2004 Notes Indenture”) with some of Matel’s subsidiaries as guarantors.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The 2004 Notes mature on August 15, 2012. Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of some of our subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of certain restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business.

The 2004 Notes Indenture contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

The Bridge Loan Agreement

In connection with the Memorex Acquisition, we entered into a EUR 100 million (approximately $152.0 million at exchange rate at the date of draw down) Bridge Loan Agreement on March 3, 2008 with our subsidiary Matel as borrower and our subsidiaries Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex’s Turkish subsidiary as guarantors. The Bridge Loan Agreement was arranged by Merrill Lynch and BNP Paribas, who are the original lenders. On March 5, 2008, the closing date of the Memorex Acquisition, we borrowed the full EUR 100 million pursuant to which we used EUR 30.1 million (approximately $43.3 million) to fund the purchase price for 95.7% of the outstanding equity in Memorex and EUR 46.6 million (approximately $70.0 million) to refinance some of Memorex’s existing debt that we assumed at closing. We used EUR 7.6 million (approximately $10.9 million) to pay fees and expenses in connection with the Bridge Loan Agreement and transaction costs in connection with the Memorex Acquisition and we set aside the remaining EUR 15.7 million (approximately $22.6 million) for working capital purposes. In addition, EUR 12.1 million (approximately $17.4 million) of the EUR 30.1 million purchase price was paid into escrow. Following settlement, EUR 11.2 million (approximately $16.1 million) of the escrow balance was returned to us and added to our working capital.

The Bridge Loan Agreement loans (the “Bridge Loans”) mature one year following the completion of the Memorex Acquisition, on March 5, 2009 (the “Initial Maturity Date”). The Bridge Loans bear interest at a rate per annum equal to the sum of EURIBOR plus the applicable margin plus the

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Mandatory Cost (if any, as defined in the Bridge Loan Agreement), which is set at the beginning of each three month interest period. The applicable margin for the first six months is the greater of 4.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity (the quoted spread over EURIBOR to maturity). For the next three months, the applicable margin is the greater of 4.75% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. For the three months up to the Initial Maturity Date, the applicable margin is the greater of 5.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. The interest rate may not exceed 11.5% per annum for any interest period. The current interest rate on the Bridge Loans is 9.71% per annum.

Subject to certain conditions, including our not being in default under certain provisions of the Bridge Loan Agreement at the Initial Maturity Date, we may convert the Bridge Loans to term loans (“Term Loans”) with a maturity date of seven years following the Initial Maturity Date (March 5, 2016, the “Extended Maturity Date”). The terms of the Bridge Loan Agreement will generally govern the Terms Loans, provided that certain covenants and events of default under the Bridge Loan Agreement will be replaced by covenants and events of default from the 2007 Notes Indenture. From the Initial Maturity Date (March 5, 2009) until the Extended Maturity Date (March 5, 2016), the applicable margin shall be 6.25% per annum, provided the interest rate for any three month interest period shall not exceed 11.5%. If we elect to convert the Bridge Loans to Term Loans, a lender may, upon the sale of its Term Loan to a third party, subject to certain conditions, exchange all or any portion of its Term Loan into one or more exchange notes (the “Exchange Notes”), which Exchange Notes will be governed by an indenture, which indenture shall contain covenants, events of default, repayment and other provisions based on those contained in the indenture governing the 2007 Notes. The Exchange Notes shall bear interest at a rate equal to 11.5% per annum.

Upon a change in our control (as defined in the Bridge Loan Agreement), each lender may require us to prepay an amount equal to 100% of the Bridge Loans outstanding plus any accrued and unpaid interest and 101% of any Term Loan outstanding plus any accrued and unpaid interest.

We may prepay the Bridge Loans, and any accrued and unpaid interest and any breakage costs, without penalty. We may prepay the Term Loans within the first four years following the Initial Maturity Date by paying the outstanding principal, and any accrued and unpaid interest and any breakage costs, plus the greater of (i) 1% of the outstanding principal amount of the Term Loan and (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of such Term Loan four years after the Initial Maturity Date (March 5, 2013), plus (y) all required interest payments that would otherwise be due to be paid on such Term Loan during the period between the redemption date and the date four years after the Initial Maturity Date (March 5, 2013), computed using a discount rate equal to the German bund rate at such redemption date plus 50 basis points over (b) the then outstanding principal amount of the Term Loan. Following the fourth year after the Initial Maturity Date (March 5, 2013), we may prepay the Term Loans, plus any accrued and unpaid interest and any breakage costs, as follows: (i) at par plus 50% of the coupon through March 5, 2014, (ii) at par plus 25% of the coupon through March 5, 2015 or (iii) at par through March 5, 2016. For any Term Loans held by the original lenders, we may prepay the Terms Loans following March 5, 2013 by paying the original lenders the outstanding principal plus accrued and unpaid interest and any breakage costs.

Our obligations under the Bridge Loan Agreement are currently guaranteed by some of our subsidiaries and are collateralized by the same collateral securing the 2004 Notes and the 2007 Notes.

The Bridge Loan Agreement contains customary representations and warranties and events of default. The Bridge Loan Agreement contains covenants restricting our ability, under certain circumstances, to, among other things, (i) make certain restricted payments such as dividends or loans, (ii) create certain

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

liens, (iii) merge or consolidate with other entities, (iv) borrow money other than as permitted, (v) make guarantees, (vi) make loans, acquire assets or companies other than as permitted or (vii) enter into hedging arrangements other than as permitted.

We have classified the Bridge Loans as a non-current liability in the Condensed Consolidated Financial Statements as we have the intent and the ability to either refinance the Bridge Loans prior to maturity or covert the Bridge Loans to Term Loans.

The Intercreditor Agreement

In order to establish the relative rights of certain of our creditors under our financing arrangements, including the Bridge Loan Agreement (including priority of claims and subordination), we have entered into an amended and restated Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement and the Bridge Loan Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

The Assumed Memorex Debt

In connection with the Memorex Acquisition, in addition to the Memorex debt that we refinanced with a portion of the proceeds from the Bridge Loan Agreement, we assumed approximately EUR 26.4 million (approximately $41.8 million at closing) of net debt primarily consisting of (i) a loan to Memorex’s Turkish subsidiary MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi (“Memorex Turkey”) in the amount of EUR 10 million (the “Memorex Turkey Loan”), (ii) a subordinated loan to Memorex in the amount of EUR 8 million (the 1st Memorex Prep Loan), (iii) a subordinated loan to Memorex in the amount of EUR 3 million (the “2nd Memorex Prep Loan) and (iv) finance leases.

The Memorex Turkey Loan is a bank loan with a current variable interest rate that is adjusted quarterly and presently equal to EURIBOR plus 2.0%. The current interest rate is 7.16%. The lender may unilaterally alter or increase the rate of interest as permitted by applicable law. The Memorex Turkey Loan matures, with the principal to be repaid in full, in November 2013. The lender may, in its discretion, require early repayment upon three days written notice. Memorex Turkey may prepay the loan in whole or in part on three days written notice. The Memorex Turkey Loan is collateralized by some of Memorex Turkey’s trade receivables.

The 1st Memorex Prep Loan is an un-collateralized subordinated loan from a syndicated group of lenders. Memorex has to make an annual interest payment at the rate of 0.75% per annum and a quarterly interest payment at the rate of 6.8% per annum. The 1st Memorex Prep Loan matures, with the principal to be repaid in full, in July 2012. The lender or Memorex may require early termination of the loan upon “important reasons”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The 2nd Memorex Prep Loan is an un-collateralized subordinated loan from a syndicated group of lenders. Memorex has to make an annual interest payment at the rate of 1.0% per annum and a quarterly interest payment at the rate of 6.9% per annum. The 2nd Memorex Prep Loan matures, with the principal to be repaid in full, in December 2012. The lender or Memorex may require early termination of the loan upon “important reasons”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan.

As of September 30, 2008, we were in compliance with all financial covenants set forth in our financing arrangements.

(5)	Derivative Financial Instruments

We have engaged in substantial foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash outflows resulting from our debt obligations.

We do not enter into financial instruments for trading or speculative purposes. However, the derivative instruments used by us are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

Interest rate risk hedging

To limit the risks attributable to the variability of interest rates on a substantial portion of our cash pay debt, we entered into interest rate swap agreements (including cross-currency interest rate swap agreements) to limit the fluctuations in cash flows resulting from variable interest rates. Under the terms of the interest rate swap agreements, we have received variable interest rate payments from the hedging counterparties and made fixed interest rate payments (primarily in Hungarian forint), thereby creating the equivalent of fixed-rate debt.

Foreign currency exchange rate risk hedging

To limit the impact of fluctuations between our Hungarian subsidiaries’ functional currency, the Hungarian forint, and the euro, we have utilized foreign exchange forward agreements (to purchase euros with Hungarian forint) and cross-currency interest rate swap agreements to hedge both the interest rate and the currency exposure inherent in foreign currency denominated debt instruments bearing variable interest. By entering into cross-currency interest rate swap agreements we have received variable interest payments in euros and made fixed interest payments in Hungarian forint, the functional currency of our Hungarian subsidiaries, thereby creating the equivalent of fixed rate debt in the functional currency of our Hungarian subsidiaries. The cross-currency interest rate swaps in effect are the same as the combination of interest rate swaps, currency swap agreements and foreign exchange forward contracts applied to the same underlying hedged item.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The objective of these contracts has been to neutralize the impact of currency exchange rate and interest rate movements on our cash flows. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or currency exchange rates.

Credit risk related to hedging

By using derivative financial instruments to hedge exposures to changes in interest rates and currency exchange rates, we expose ourselves to the credit risk of the counterparty. Credit risk is the failure of the counterparty to perform its obligations under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates a credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we do not have any credit risk. Our policy requires that counterparties to our hedging activities be large and creditworthy commercial banks. We do not consider the risk of counterparty non-performance associated with hedge contracts to be significant. We do not require and are not required to place collateral for these financial instruments independently of our security arrangements under the Amended Facilities Agreement.

To ensure the adequacy and effectiveness of our interest rate and foreign currency exchange rate hedge positions, we continually monitor, from an accounting and economic perspective, our derivatives positions in conjunction with our underlying interest rate and foreign currency exposures.

The following table summarizes the notional amounts and respective fair values of our derivative financial instruments as of September 30, 2008:

Asset / (Liability)	Notional Amount	Fair Market Value	Fair Value Change for the Nine Months ended September 30, 2008
	(in thousands)
Cross currency interest rate swaps	$583,692	$(44,948)	$(9,862)
FX forward contracts	—	—	(21)
Interest rate swaps	19,042	55	839

Total	$602,734	$(44,893)	$(9,044)

The following table summarizes the notional amounts and respective fair values of our floating to fixed interest rate swaps as of September 30, 2008:

Asset / (Liability)	Notional Amount	Fair Market Value	Maturity	Fixed Interest Rate
	(in thousands)
Amended Facilities Agreement	$96,920	$(5,448)	June 30, 2011	9.379%
Amended Facilities Agreement	19,042	55	June 30, 2011	10.160%
2007 Notes	58,983	(4,361)	August 1, 2009	10.780%
2007 Notes	58,983	(4,336)	August 1, 2009	10.740%
2007 Notes	85,540	(6,274)	August 1, 2009	10.724%
2007 Notes	79,126	(5,804)	August 1, 2009	10.724%
2004 Notes	204,140	(18,725)	August 15, 2009	14.955%

Total Interest Rate Swaps	$602,734	$(44,893)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss.

We estimate the fair values by using a model which discounts future contractual cash-flows determined based on market conditions (foreign currency exchange rates, yield curves in the functional currency and in the foreign currency) prevailing on the date of the valuation. The model we use is regularly tested against third party prices for reasonableness. The fair value represents the estimated amounts that we would pay or receive to terminate the contracts as of September 30, 2008. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

As a result of the recent events in the global and Hungarian economies, which have led to volatile financial markets worldwide, the value of the Hungarian forint has recently depreciated in the foreign currency exchange markets against the euro. This devaluation of the Hungarian forint gave us an opportunity to unwind a significant portion of our hedging positions that we entered into in 2007, which have, since their inception, had a negative effect on our cash flows. In October 2008, we entered into numerous transactions which resulted in the effective unwinding of a substantial portion of our existing hedging arrangements. See Note 11 “Subsequent Events”.

Embedded derivatives

An embedded derivative is an implicit or explicit term within a contract that does not in its entirety meet the definition of a derivative instrument but affects some or all of the cash-flows or the value of other exchanges required by the contract in a manner similar to a derivative. An embedded derivative therefore is a derivative instrument within another contract that is not a derivative. For example, a euro denominated operating lease contract that one of our Hungarian subsidiaries enters into for a given period of time will give rise to foreign currency exposure for that period since our Hungarian subsidiary will need to buy euro from its functional currency, the Hungarian forint, thereby having an impact on cash-flows. Therefore, a series of foreign exchange forward contracts are embedded in the lease agreement, the host contract, and are accounted for separately.

Embedded derivatives are separated from the host contract and accounted for separately if (i) the economic characteristics and risks of the host contract and the embedded derivative are not closely related; (ii) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and (iii) the combined instrument is not measured at fair value with changes in fair value reported through earnings. Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of operations.

We review our material contracts regularly to identify embedded derivatives which require bifurcation from the host contract. The following table summarizes the fair values of our net liabilities relating to embedded derivatives as of September 30, 2008 and December 31, 2007:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Embedded derivatives, net	$(72)	$(617)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(6)	Fair value of financial assets and liabilities

We adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) effective January 1, 2008 as discussed in Note 1(e), which defines fair value, establishes a framework for measuring fair value in GAAP, and requires enhanced disclosures about assets and liabilities carried at fair value and fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements.

SFAS 157 states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-level fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (i) Level 1 observable inputs such as quoted prices in active markets; (ii) Level 2 inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (iii) Level 3 unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as OTC forwards, options and repurchase agreements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in the best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs. At each balance sheet date, we perform an analysis of all instruments subject to SFAS 157 and include in Level 3 any of those whose fair value is based on significant unobservable inputs. The following table sets forth by level, within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as at September 30, 2008:

	At fair value as of September 30, 2008
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Derivative financial instruments	$—	$—	$—	$—
Embedded derivatives	—	2,883	—	2,883
Other	—	—	—	—

Total	$—	$2,883	$—	$2,883

Liabilities:
Derivative financial instruments	$—	$44,893	$—	$44,893
Embedded derivatives	—	2,955	—	2,955
Other	—	—	—	—

Total	$—	$47,848	$—	$47,848

As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The determination of the fair values above incorporates various factors required under SFAS 157. These factors include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), but also the impact of our nonperformance risk (such as our credit risk and delivery risk) on our liabilities.

We use a similar model to value similar instruments. Valuation models utilize various inputs which include inputs derived principally from or corroborated by observable market data such as yield curves and foreign exchange rates. Judgment may be necessary to determine the source and timing of the input data used. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

There were no financial assets and liabilities that were accounted for at fair value on a non-recurring basis as at September 30, 2008.

(7)	Losses from Fair Value Changes on Warrants

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of common stock of the Company at a price of $10 per share. The Notes accrued interest at the applicable USD LIBOR rate for the six months interest periods plus 3.5%. The Notes matured in March 2007 and were canceled upon the exercise of the Warrants by TDC on March 28, 2007.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash expense of $15.1 million for the first quarter 2007 relating to the change in the fair value of our common stock, which was reflected in the change in the fair value of the Warrants. The fair market value was determined using the Black-Scholes option pricing formula as of the exercise date of the Warrants. Upon exercise on March 28, 2007, the fair market value of the Warrants of $53.1 million was recorded to Additional Paid-In Capital.

(8)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of September 30, 2008, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 85,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 410,000 shares of common stock under the 2004 Plan.

For the three months ended September 30, 2008, we recognized $838,000 of expense associated with stock based compensation, which was comprised of a non-cash expense relating to the revaluation option awards under FAS 123R.

For the nine months ended September 30, 2008, we recognized $874,000 of expense associated with stock based compensation, which was comprised of non-cash expense of $701,000 relating to the revaluation of outstanding option awards under FAS 123R and an expense of $173,000 related to a stock option grant.

Upon the adoption of SFAS 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remained outstanding. We have estimated zero forfeitures based on historical experience and the limited number of option holders.

The weighted average assumptions used in the Black-Scholes option-pricing model are as follows for the nine months ended September 30, 2008 and 2007:

	Nine months ended September 30,
	2008	2007
Dividend yield	0%	0%
Risk free rate	2.93%	4.55%
Weighted average expected option life (years)	5.42	6.14
Volatility	38.63%	38.75%

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The following is a summary of stock options under the stock compensation plans referred to above, which were granted, were exercised and have expired for the nine months ended September 30, 2008:

	Outstanding Options	Weighted Average Exercise Price
December 31, 2007	570,000	$10.30
Granted	20,000	$17.14
Exercised	(15,000)	$6.52

September 30, 2008	575,000	$10.64

All options granted during the period were fully vested upon issuance.

The following table summarizes information about shares subject to outstanding options as of September 30, 2008, which were issued to current or former employees or directors pursuant to the above described stock compensation plans.

	Options Outstanding		Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years	Number Exercisable	Weighted- Average Exercise Price
40,000	$ 4.72-$4.72	$ 4.72	3.25	40,000	$ 4.72
65,000	$ 5.78-$6.49	$ 6.15	2.51	65,000	$ 6.15
200,000	$ 7.46-$9.39	$ 9.00	5.05	200,000	$ 9.00
175,000	$10.89-$13.01	$12.77	6.07	175,000	$12.77
75,000	$14.64-$15.62	$15.36	7.52	75,000	$15.36
20,000	$17.14-$17.14	$17.14	9.25	20,000	$17.14

575,000	$ 4.72-$17.14	$10.64	5.42	575,000	$10.64

The aggregate intrinsic value, which represents the amount by which the fair value of our common stock exceeds the option exercise prices, was $4,243,000 and $4,210,000 as of September 30, 2008 and December 31, 2007, respectively.

The weighted-average exercise price of stock options granted during the nine months ended September 30, 2008 was $17.14 per share. The weighted-average exercise price of stock options granted during the nine months ended September 30, 2007 was $14.64 per share. The total intrinsic value of stock options exercised during the nine months ended September 30, 2008 was $108,000. The total intrinsic value of stock options exercised during the nine months ended September 30, 2007 was $3,300,000. Compensation expense related to stock options granted has been recorded in selling, general and administrative expenses.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(9)	Selling, General and Administrative Expenses

The following table presents selling, general and administrative expenses by type for the three and nine month periods ended September 30, 2008 and 2007:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
Personnel expenses	$19,456	$15,416	$53,505	$38,293
Other administrative expenses	5,176	6,545	15,195	12,089
Advertising and marketing costs	1,828	1,070	5,170	3,294
Network operating expenses	12,759	8,062	36,031	21,361
IT costs	3,218	2,139	9,852	4,326
Other taxes	1,070	813	2,577	1,658
Bad debt and collection costs	1,595	667	5,913	2,189
Legal, audit and consultant fees	1,350	3,147	2,960	4,411
Management fees	12	87	59	105
Other operating expenses, net	489	(179)	10,582	1,802

Total for segments	$46,953	$37,767	$141,844	$89,528

Backbone rental expenses	(6,328)	(4,621)	(17,085)	(11,846)
Network operating expenses	(6,431)	(5,341)	(18,946)	(10,916)
Direct personal expenses	(5,542)	(8,761)	(15,678)	(14,166)

Total selling, general and administrative expenses	$28,652	$19,044	$90,135	$52,600

Personnel expenses for the nine months ended September 30, 2008 and 2007 include restructuring expenses of $4.9 million and $6.8 million, respectively relating to the reorganization following the Invitel Acquisition.

Bad debt and collection costs for the nine months ended September 30, 2008 and 2007 include one-off bad debt expenses as a result of an additional provision made at Memorex in the amount of $0.3 million in 2008 and at PanTel in the amount of $1.2 million in 2007.

Legal, audit fees and consultant expenses for the nine months ended September 30, 2008 and 2007 include Sarbanes-Oxley and compliance expenses amounting to $2.1 million and $2.9 million, respectively.

Other operating expenses for the nine months ended September 30, 2008 include integration costs of $5.7 million, due diligence expenses of $2.4 million, start-up expenses relating to Memorex Turkey in the amount of $2.4 million, a provision for unused vacation days in the amount of $0.8 million and other non-recurring items of $3.6 million relating to ongoing projects. Other operating expenses for the nine months ended September 30, 2007 include integration costs of $6.2 million, due diligence expenses of $0.3 million and a provision for unused vacation days in the amount of $0.7 million.

(10)	Segment Disclosures

We manage our business based on four segments: Mass Market Voice; Mass Market Internet, Business and Wholesale. Our management monitors the revenue streams of these segments and operations are managed and financial performance is evaluated based on these segments.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

These segments are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to Mass Market customers within our historical concession areas and outside our historical concession areas in Hungary. Mass Market Voice revenue comprises monthly fees charged for accessing our network, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, one-time connection and new service fees, as well as monthly fees for packages with built-in call minutes.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to Mass Market customers in Hungary both inside and outside our historical concession areas. Mass Market Internet revenue comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, and fees from Internet access packages. In addition, Business revenue includes revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to other operators or resellers. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, fixed monthly charges for supply of dark fiber or ducts, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited. The revenue of the acquired Memorex business is disclosed fully in the Wholesale segment.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Revenue by segment and segment gross margin for the three and nine months ended September 30, 2008 and 2007 were as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
Revenue:
Mass Market Voice	$41,785	$33,305	$127,409	$67,532
Mass Market Internet	14,913	11,575	43,148	21,013
Business	40,456	34,660	116,725	79,368
Wholesale	55,929	36,599	145,323	90,214

Total Revenue	$153,083	$116,139	$432,605	$258,127

Cost of sales:
Mass Market Voice	$8,325	$6,234	$26,404	$12,792
Mass Market Internet	2,509	1,992	7,415	3,495
Business	9,390	8,179	27,632	19,606
Wholesale	23,321	22,327	63,878	51,488

Total allocated to segments	$43,545	$38,732	$125,329	$87,381

Backbone rental expenses	6,328	4,621	17,085	11,846
Network operating expenses	6,431	5,341	18,946	10,916
Direct personnel expenses	5,542	8,761	15,678	14,166

Total Cost of sales	$61,846	$57,455	$177,038	$124,309

Segment Gross margin:
Mass Market Voice	$33,460	$27,071	$101,005	$54,740
Mass Market Internet	12,404	9,583	35,733	17,518
Business	31,066	26,481	89,093	59,762
Wholesale	32,608	14,272	81,445	38,726

Total segment gross margin	$109,538	$77,407	$307,276	$170,746

Backbone rental expenses	(6,328)	(4,621)	(17,085)	(11,846)
Network operating expenses	(6,431)	(5,341)	(18,946)	(10,916)
Direct personnel expenses	(5,542)	(8,761)	(15,678)	(14,166)
Selling, general and administrative expenses	(28,652)	(19,044)	(90,135)	(52,600)
Depreciation and amortization	(34,085)	(26,334)	(93,018)	(51,757)

Income from operations	$28,500	$13,306	$72,414	$29,461

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Total assets by segments as of September 30, 2008 and December 31, 2007 were as follows:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Mass Market Voice	$431,400	$395,605
Mass Market Internet	220,436	194,810
Business	305,162	274,735
Wholesale	386,389	245,041

Total assets	$1,343,387	$1,110,191

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(11)	Subsequent Events

Derivative financial instrument transactions

EUR 67.4 million of the outstanding principal debt balance from our Amended Facilities Agreement is denominated in euros and EUR 13.2 million is denominated in Hungarian forint. All of the 2007 Notes and the 2004 Notes are denominated in euros.

In order to reduce our exposure to the fluctuations in interest rates and the EUR/HUF currency exchange rates, we entered into cross-currency interest rate swap agreements and an interest rate swap agreement in 2007 pursuant to which we fixed a total of EUR 455.6 million of this debt balance at an average EUR/HUF currency exchange rate of EUR/HUF 261.20. We did not enter into any such arrangements with respect to the 2006 PIK Notes or the Bridge Loan Agreement.

The EUR 67.4 million outstanding balance under the Amended Facilities Agreement which is denominated in euros and the 2007 Notes provide for variable rates of interest tied to EURIBOR, which interest is payable in euros. In order to reduce our exposure to variable interest rates and fluctuations in the EUR/HUF currency exchange rate, we entered into cross-currency interest rate swap agreements pursuant to which we swapped variable rate euro interest payments for fixed rate forint payments.

The 2004 Notes provide for a fixed rate of interest which is payable in euros. In order to reduce our exposure to fluctuations in the EUR/HUF exchange rate, we entered into a cross-currency interest rate swap arrangement pursuant to which we swapped fixed rate euro interest payments for fixed rate forint payments.

The EUR 13.2 million portion of the Amended Facilities Agreement which is denominated in HUF provides for a variable rate of interest tied to BUBOR, which interest is payable in Hungarian forint. In order to reduce our exposure to a variable interest rate, we entered into an interest rate swap arrangement pursuant to which we swapped variable rate Hungarian forint interest payments for fixed rate forint payments.

Since their inception in May 2007, these arrangements have had a net negative effect to our cash flow of HUF 5.8 billion (approximately $34.3 million).

In October 2008 we entered into numerous transactions which resulted in the effective unwinding of a substantial portion of our hedging positions. We effectively terminated the cross-currency interest rate swap arrangements with respect to the 2004 Notes and the 2007 Notes. We also effectively terminated 50% of the cross-currency interest rate swap arrangement with respect to the EUR 67.4 million portion of the Amended Facilities Agreement which is denominated in euros. The aggregate cost to effectively terminate these arrangements is approximately EUR 9 million (approximately $12.9 million), payable during the term of the arrangements, (August 2009 with respect to the hedging arrangements related to the 2004 Notes and the 2007 Notes and June 2011 with respect to the hedging arrangements relating to Amended Facilities Agreement).

Legal proceedings

Three Hungarian municipalities initiated court proceedings against us in the Metropolitan Court of Budapest seeking payment in connection with an ambiguous provision in some of our concession contracts regarding the payment of local municipal taxes. On May 15, 2008 the Metropolitan Court

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

ruled on our behalf and denied the claims of the municipalities. On October 30, 2008 the Metropolitan Court of Appeal overturned, in part, the lower court’s ruling and awarded the municipalities HUF 919 million (approximately $5.4 million) plus interest and cost to the plaintiffs. The award is payable within 15 days of receipt of the written judgment, which we expect to receive in December 2008.

We have a right to, and plan to apply to the Hungarian Supreme Court for a special review and a suspension of the judgment. There is no guarantee that the Hungarian Supreme Court will review this case. While we plan to continue to contest this case and believe that this case is without merit, to be compliant with our accounting standards we have made a provision for this contingent liability in the amount of HUF 2.2 billion (approximately $13 million) for the period ended September 30, 2008 and it is included in income tax expense. The final amount due, if any, might be significantly decreased or increased based on the final ruling by the Hungarian Supreme Court or a different interpretation of the interest calculation.

One municipality made a claim to us, which we rejected, for HUF 57 million (approximately $0.3 million) but has not initiated any formal legal proceedings. The other municipalities that made claims to us, which we rejected, did not initiate formal legal proceedings by the legal deadline and, therefore, lost their ability to initiate formal legal proceedings.

Memorex Consolidated 2007 Financials

Memorex Telex Communications A.G.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors and Shareholders of

Memorex Telex Communications AG:

We have audited the accompanying consolidated balance sheet of Memorex Telex Communications AG and its subsidiaries (the “Company”) as of 31 December 2007, and the related statements of consolidated income, changes in shareholders’ equity and of cash flows for the nine-month period ended 31 December 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As discussed in Note 2.1, the accompanying consolidated financial statements do not include comparative figures for the prior year as required by International Accounting Standard No. 1, “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements.

In our opinion, except for the effects of the matter described in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Memorex Telex Communications AG and now in more than its subsidiaries as of 31 December 2007, and the results of their operations and their cash flows for the nine-month period ended 31 December 2007 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Kft.

Budapest, Hungary

8 August 2008

Memorex Telex Communications A.G.

Consolidated Balance Sheet

As at 31 December 2007

(in thousands of EUR)	Notes	At 31 December 2007
Non-Current Assets
Goodwill		106
Licences		201
Software		205
Indefeasable Rights of Use		26,526
Other intangible Assets	9	26,932
Land and Buildings		9,875
Network Equipment		99,853
Other		1,485
Capital Work in Progress		4,302
Property, Plant and Equipment	10	115,515
Other Non-Current Financial Assets		419
Deferred Tax Assets	19	5,750

		148,722

Current Assets
Cash and Cash Equivalents	11	4,683
Investment in Securities		521
Trade and Other Receivables	12	12,635
Inventories		123
Prepayments and Accrued Income		840

		18,802

Total Assets		167,524

Equity and Liabilities

Equity attributable to equity holders of the parent
Share Capital	13	36,400
Reserves		84
Accumulated deficit		(6,025)

		30,459

Minority Interest		24

Total Equity		30,483

Non-Current Liabilities
Interest Bearing Borrowings	14	11,099
Non-Current Obligation Under Capital Leases	21	8,720
Other Non-Current Liabilities	15	45,055
Deferred Tax Liabilities	19	231

		65,105

Current Liabilities
Current Portion of Interest-Bearing Borrowings	14	49,513
Current Obligation Under Capital Leases	21	5,175
Trade and Other Payables		6,784
Provisions	16	5,370
Accrued Expenses and Deferred Income	17	5,094

		71,936

Total Liabilities		137,041

Total Equity and Liabilities		167,524

Memorex Telex Communications A.G.

Consolidated Income Statement

For the nine months period ended 31 December 2007

		For the nine months ended 31 December
(in thousands of EUR)	Notes	2007
Revenues	3	27,584
Cost of Sales	4	(4,551)
Operating Expenses	5	(18,208)
Depreciation and Amortization	7	(8,711)

Profit / (Loss) from Operations		(3,886)
Financial Income	8	188
Financial Expenses	8	(4,252)

Net Profit / (Loss) Before Tax		(7,950)
Income Tax (Expense) / Benefit	19	1,685

Net Profit / (Loss) for the Period		(6,265)
Attributable to:
Equity Holders of the Parent		(6,269)
Minority Interest		4

		(6,265)

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Cash Flows

For the nine months period ended 31 December 2007

		For the nine months
		ended 31 December
(in thousands of EUR)	Notes	2007
Cash Flows from Operating Activities
Net Profit / (Loss)		(6,265)

Adjustments for Non-Cash Items:
Interest Expense / (Income)	8	3,435
Depreciation and Amortization	7	8,711
Amortization of Deferred Borrowing Costs		140
Allowance for Bad and Doubtful Debts	5	2,094
Provisions	16	1,595
Deferred taxes	19	(1,909)
Other Non-Cash Items		517

Working Capital Changes:
Change in Trade and Other Receivables	12	(2,778)
Change in Inventories		(44)
Change in Prepayments and Accrued Income		(278)
Change in Other Asset		1,119
Change in Trade Payables, Other Payables and Accrued Expenses		(6,866)
Result of Sale of Property, Plant and Equipment	10	(118)
Interest Paid		(2,725)

		(3,372)

Cash Flows from Investing Activities
Purchase of Intangible Assets	9	(1,681)
Purchase of Property, Plant and Equipment	10	(10,849)
Proceeds from Sale of Property, Plant and Equipment	10	3,751
Interest Received		32

		(8,747)

Cash Flows from Financing Activities
Proceeds from Interest Bearing Borrowings	14	18,453
Proceeds from Related Party Loans		900
Refinancing Costs	14	(197)
Principal Payments under Capital Lease Obligations		(3,464)
Repayments of Interest Bearing Borrowings		(1,486)

		14,206

Net Increase / (Decrease) in Cash and Cash Equivalents		2,087
Cash and Cash Equivalents at the Beginning of the Period	11	2,596

Cash and Cash Equivalents at the End of the Period		4,683

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Changes in Shareholders’ Equity

For the nine months period ended 31 December 2007

	Attributable to equity holders of the parent
(in thousands of EUR)	Share Capital	Reserves	Accumulated Deficit	Total	Minority interest	Total Shareholders Equity
Balance as at 31 March 2007	36,400	84	244	36,728	24	36,752

Net result for the period	—	—	(6,269)	(6,269)		(6,269)

Total recognized income and expense for the period	—	—	(6,269)	(6,269)	—	(6,269)

Balance as at 31 December 2007	36,400	84	(6,025)	30,459	24	30,483

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

1.	General Information

Memorex Telex Communications AG (“Memorex” and, together with its subsidiaries, the “Company” or “Group”) was incorporated in Austria on April 20, 1967. The address of the headquarters of the Company is Ortsstrasse 24, A 2331 Vösendorf, Austria. Memorex was originally a reseller of IBM hardware solutions. In 1997, following a buyout of Memorex by some of its employees, Memorex repositioned its business to provide telecommunications services within the Western and Central European telecommunications markets. Through acquisitions and capital investments, Memorex has expanded its business within Central and Eastern Europe to compete with the incumbent providers or other providers of telecommunications services in the region.

As of December 31, 2007, Memorex provided wholesale data and capacity services of fiber optic cable lines in the Central and Eastern European region to other global telecommunications providers and Internet companies in such countries as Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine.

Memorex is a stock corporation under the Austrian law, registered with the commercial register of the Regional Court of Wiener Neustadt (Maria-Theresien-Ring 5, 2700 Wiener Neustadt, Austria).

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), acquired 95.7% of the outstanding equity of Memorex through one of its subsidiaries, Invitel Távközlési ZRt. (“Invitel”). The purchase price paid by HTCC was EUR 18.8 million. HTCC assumed approximately EUR 23.1 million of the Company’s net debt and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

The purpose of the financial statements is related to the acquisition of the Company by HTCC, whereby HTCC is required to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

The consolidated financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of financial statements”. Memorex’s fiscal year ended on March 31, 2008. Given the completion date of the acquisition of Memorex, March 5, 2008, the audited financial statements provided herein present the nine-month period ended December 31, 2007, rather than the full year, as permitted by Rule 3-06 of Regulation S-X.

The consolidated financial statements were prepared by management subsequent to the acquisition of the Company by HTCC.

Shareholders

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. Of such outstanding share capital, Joki Holding A.G., a Swiss entity owned 72.25% , 47.10 North, a Swiss company owned 20.25% , and the remaining 7.5% of the outstanding share capital was owned by individuals.

Subsidiaries

Memorex operates part of its business through its operating subsidiaries. As of December 31, 2007 Memorex’s subsidiaries included: Memorex Telex Communications Bulgaria EOOD, a Bulgarian limited liability company with a registered share capital of BGN 5,200 (“Memorex Bulgaria”); Memorex Telex Communications CZ s.r.o., a Czech limited liability company with a registered share

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

capital of CZK 167,357,300 (“Memorex Czech Republic”); Memorex Telex Communications Italia SRL, an Italian limited liability company with a registered share capital of EUR 10,000 (“Memorex Italy”); Memorex Telex Communications S.R.L., a Romanian limited liability company with a registered share capital of RON 18,000 (EUR 5,000) (“Memorex Romania”); Memorex Telex Communications SK, Ltd., a Slovakian limited liability company with a registered share capital of SKK 57,000,000 (“Memorex Slovakia”); MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi, a Turkish limited liability company with a registered share capital of YTL 250,000 (“Memorex Turkey”); and Memorex Telex Communications UA Ltd. with a registered share capital of UAH 2,272,500, a Ukranian limited liability company (“Memorex Ukraine”).

As of December 31, 2007, Memorex owned 100% of the outstanding equity of each of Memorex Bulgaria, Memorex Czech Republic, Memorex Italy, Memorex Romania, Memorex Slovakia and Memorex Ukraine. As of December 31, 2007, Memorex owned 95% of the outstanding equity of Memorex Turkey. The remaining 5% of the equity of Memorex Turkey is owned by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

The consolidated financial statements of the Company for the year ended December 31, 2007 comprise of Memorex and its subsidiaries.

The consolidated financial statements were authorized by the Company’s management for issue on August 7, 2008.

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. They have been prepared in accordance with IFRS 1, First-time Adoption of IFRS, because they were prepared for the first time, for the purpose of filing financial statements related to the acquisition of the Company by HTCC, whereby HTCC is requirement to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

Consolidated financial statements of the Company have not previously been published under IFRS or a previous form of GAAP. In addition, the SEC only requires one year of audited financial statements for purposes of filing this report on Form 8-K. As a result, these financial statements do not include comparative figures for the prior years as required by IAS 1 “Presentation of financial statements”, nor are reconciliations required to any previous form of GAAP.

2.2.	Basis of Preparation

The consolidated financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The consolidated financial statements have been prepared under the historical cost convention, except for financial assets and liabilities that are stated at fair value.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.20.

The accounting policies set out below have been consistently applied by the Company to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by Memorex and its other subsidiaries.

2.3.	Basis of Consolidation

2.3.1.	Subsidiaries

Subsidiaries are those entities that are controlled, directly, or indirectly through its subsidiaries, by Memorex. Control exists when Memorex has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2.	Transactions eliminated on consolidation

All inter-company balances, transactions, unrealized gains and losses on transactions between Memorex and its subsidiaries have been eliminated from the consolidated financial statements.

2.4.	Foreign Currency

2.4.1.	Translation of financial statements

Items included in the financial statements of each of Memorex and its subsidiaries are measured in EUR as the currency of the primary economic environment in which the Company operate is the Euro (the “functional currency”).

2.4.2.	Transactions and balances

Transactions in foreign currencies are translated to EUR at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in currencies other than the EUR at the balance sheet date are translated to the functional currency at the applicable foreign

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

exchange rate on the day of translation. The foreign currency gain or loss on monetary items is the difference between amortised cost in EUR at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on translation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at historical cost are translated to the functional currency using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at fair value are translated at the applicable foreign exchange rates in effect on the date that the fair values were determined.

2.5.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

2.6.	Trade and Other Receivables

Receivables with short duration are not discounted. Receivables with long duration are recognized initially at fair value, and thereafter, they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.7.	Trade and Other Payables

Trade and other payables with short duration are not discounted. Trade and other payables with long duration are initially recognized at fair value and subsequently at amortized cost using the effective interest rate method.

2.8.	Inventories

Inventories consist of materials to be used in construction and repair of the network and network equipment held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.9.	Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill is measured at cost less accumulated impairment losses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

2.10.	Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life, which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition, the Company assesses whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Licenses and concession rights	50 years
Indefeasible Rights of Use (IRU)	5-20 years
Software	3-4 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.11.	Property, Plant and Equipment

2.11.1.	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overhead, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.	Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired through a finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at the inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.11.3.	Subsequent expenditure on property, plant and equipment

Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure, is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Company and its cost can be measured reliably. All other expenditures are recognized in the income statement as an expense as incurred.

2.11.4.	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of the items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	30-50 years
Network	20-50 years
Machinery and Equipment	6-10 years
Fixtures and Fittings	3-7 years
Vehicles	5 years
Computers	3-7 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized.

Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.	Impairment

The carrying amounts of the Company’s assets, other than inventories (see accounting policy note 2.8) and deferred tax assets (see accounting policy note 2.18), are reviewed as of each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit or group of units on a pro rata basis. Impairment losses are recognized in the income statement.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets that share similar credit risk characteristics are assessed collectively in groups.

2.12.1.	Calculation of recoverable amount

The recoverable amount of the Company’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.	Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.	Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.14.	Provisions

A provision is recognized in the balance sheet when the Company has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for restructuring is recognized when Company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.15.	Revenue Recognition

Revenue from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. The Company considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables as earned.

Revenue from contracts relating to Indefeasible Rights of Use (“IRU”) contain installation fees, one-off or up-front fees, monthly fees and maintenance fees. One-off or up-front fees of IRU contracts are deferred over the term of the related contract. Installation fees, monthly fees and maintenance fees are charged periodically as specified in the related contract and the revenue is recognized straight line over the life of the related contract.

Revenue from the sale of ducts and other network equipment is recognized in revenue and the related cost is recognized in cost of sales when significant risk and rewards of ownership has been transferred.

Revenues and cost of sales from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.16.	Net Financial Costs

Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

2.17.	Lease payments

Leases under which a significant portion of the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Leases for property, plant and equipment under which the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.18.	Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for items that probably will not be reversed in the foreseeable future. The amount of deferred tax provided for is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed as of each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

2.19.	Pension Costs and Employee Benefits

Contributions are made to the local pension, health and unemployment programs at the applicable statutory rates in effect during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Company has no obligation for pension or other post employment benefits beyond the government programs.

2.20.	Key sources of estimation uncertainty

The Company makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.20.1.	Deferred tax assets

The Company recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Company. The Company has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income. If the future taxable income of such subsidiaries were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Company.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.20.2.	Provision for impairment of trade and other receivables

The Company calculates a provision for impairment of trade and other receivables to cover the estimated losses resulting from customers not making the required payments when due. The estimates used in evaluating the adequacy of the provision for impairment of trade and other receivables are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Company considers that the accounting estimate related to the provision for impairment of trade and other receivables is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at December 31, 2007.

2.20.3.	Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Company considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Company, the impact of any changes in these assumptions could be material to the Company’s financial position, as well as the results of its operations.

2.21.	New Accounting pronouncements

IAS 23 “Borrowing Costs”, revised was issued in March 2007. The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 1, 2009. The Company is currently assessing the impact of the amended standard on its financial statements.

IAS 1 “Presentation of Financial Statements”, revised was issued in September 2007 and is effective for annual periods beginning on or after January 1, 2009. The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Company expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IAS 27 “Consolidated and Separate Financial Statements”, revised was issued in January 2008 and is effective for annual periods beginning on or after 1 July 2009. The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Company is currently assessing the impact of the amended standard on its consolidated financial statements.

3.	Revenue

(in thousands of EUR)	For the nine months ended 31 December 2007
Austria	17,542
International	10,042

Revenue	27,584

International revenue for the nine months period ended December 31, 2007 includes revenue generated by Memorex Turkey in the amount of EUR 3,108 thousand, Memorex Czech Republic in the amount of EUR 3,218 thousand, Memorex Slovakia in the amount of EUR 1,116 thousand, Memorex Ukraine in the amount of EUR 1,254 thousand. The remaining EUR 1,346 thousand of international revenue was generated by Memorex’s smaller subsidiaries.

4.	Cost of Sales

(in thousands of EUR)	For the nine months ended 31 December 2007
Access type charges	(4,487)
Other cost of sales	(64)

Total Cost of Sales	(4,551)

Access type charges include fees paid to other telecommunication operators for the use of their access network to reach customers beyond the coverage of our network.

Access type charges predominantly include leased line services, internet connectivity costs, and rental fees paid for DSL access and local loop unbundling (LLU).

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

5.	Operating Expenses

(in thousands of EUR)	For the nine months ended 31 December 2007
Personnel expenses	(2,674)
Headcount-related costs	(1,472)
Advertising and marketing costs	(110)
Network operating expenses	(7,321)
IT costs	(264)
Local operating and other taxes	(243)
Bad debt expense	(2,094)
Provision for legal cases	(1,612)
Legal and audit fees	(77)
Consultant expenses	(577)
Turkey start up expenses	(1,532)
Other operating expenses, net	(232)

Total Operating Expenses	(18,208)

Personnel expenses include salaries and related taxes and contributions and other personnel expenses. See Note 6 for details.

Network operating expenses include the maintenance costs of the Company’s telecommunication infrastructure and its license and rental fees.

Significant portion of the bad debt expense for the nine months ended December 31, 2007 is not expected to re-occur in future years.

Provision for legal cases of EUR 1,612 thousand for the nine months ended December 31, 2007 includes amounts provided for in relation to legal claims against the Company. See Note 18 for details.

Consultant expenses of EUR 577 thousand for the nine months ended December 31, 2007 were related to non-recurring legal expenses.

Turkey start-up expenses of EUR 1,532 thousand relate to costs associated with establishing the Company’s business presence in Turkey such as rental, administrative and personnel expenses.

6.	Personnel Expenses

(in thousands of EUR)	For the nine months ended 31 December 2007
Salaries	(2,225)
Social security and other contributions	(447)
Personnel related expenses	(2)

Total Personnel Expenses	(2,674)

The Company had 115 employees as of December 31, 2007.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

7.	Depreciation and Amortization

(in thousands of EUR)	For the nine months ended 31 December 2007
Amortization	(2,265)
Depreciation	(6,446)

Total Depreciation and Amortization	(8,711)

8.	Net Financial Cost

(in thousands of EUR)	For the nine months ended 31 December 2007
Interest income	188

Financial Income	188

Third party interest expense	(3,623)
Amortization of deferred borrowing costs	(139)
Interest expense	(3,762)
Net foreign exchange (loss)/gain	(383)
Other financial expense	(107)

Financial Expense	(4,252)

Net Financial Cost	(4,064)

All interest income for the nine months period ended December 31, 2007 relates to cash and cash equivalents.

9.	Intangible Assets

Movements during the period in the Company’s intangible assets were as follows:

(in thousands of EUR)	Licenses	Software	Indefeasable Rights of Use	Total Intangible Assets
Cost as at 31 March 2007	255	699	36,690	37,644
Additions during the period	—	4	1,275	1,279

Cost as at 31 December 2007	255	703	37,965	38,923

Accumulated amortization as at 31 March 2007	(42)	(383)	(9,301)	(9,726)
Amortization charge for the period	(12)	(115)	(2,138)	(2,265)

Accumulated amortization as at 31 December 2007	(54)	(498)	(11,439)	(11,991)

Carrying value as at 31 March 2007	213	316	27,389	27,918

Carrying value as at 31 December 2007	201	205	26,526	26,932

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

10.	Property, Plant and Equipment

Movements during the period in the Company’s property, plant and equipment were as follows:

(in thousands of EUR)	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
Cost as at 31 March 2007	12,558	150,567	992	(358)	163,759
Additions during the period	821	8,244	1,323	8,569	18,957
Disposals during the period	—	(4,093)	(256)	(3,909)	(8,258)

Cost as at 31 December 2007	13,379	154,718	2,059	4,302	174,458

Accumulated amortization as at 31 March 2007	(3,127)	(49,628)	(324)	—	(53,079)
Depreciation charge for the period	(377)	(5,749)	(320)	—	(6,446)
Disposals during the period	—	512	70	—	582

Accumulated amortization as at 31 December 2007	(3,504)	(54,865)	(574)	—	(58,943)
Carrying value as at 31 March 2007	9,431	100,939	668	(358)	110,680

Carrying value as at 31 December 2007	9,875	99,853	1,485	4,302	115,515

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment. Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

11.	Cash and Cash Equivalents

At 31 December 2007
(in thousands of EUR)
Cash on hand and in banks	4,683

Total Cash and Cash Equivalents	4,683

The breakdown of the Cash and Cash Equivalents of EUR 4,683 thousand as of December 31, 2007 by currency is as follows:

•	the EUR denominated part is EUR 3,752 thousand or approximately 80%,

•	the TRY denominated part is EUR 618 thousand or approximately 13%,

•	the SKK denominated part is EUR 111 thousand or approximately 2%,

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

•	the UAH denominated part is EUR 136 thousand or approximately 3% and

•	the EUR 66 thousand or approximately 2% is denominated in various currencies.

As of December 31, 2007 the Company had bank overdrafts in the amount of EUR 1,242 thousand. Bank overdrafts are classified as other current liabilities.

12.	Trade and Other Receivables

At 31 December 2007
(in thousands of EUR)
Trade accounts receivable	5,357
Other receivables	10,106

15,463
Provision for impairment	(2,828)

Total Trade and Other Receivables	12,635

Trade accounts receivable are mostly denominated in EUR. Out of the total Trade accounts receivable the EUR denominated part is EUR 2,703 thousand, the TRY denominated part is EUR 2,092 thousand and the remaining is denominated in various other currencies.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include short term loans given to shareholders, advances to suppliers and prepaid taxes.

13.	Shareholders’ Equity

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. The entire share capital has been issued and fully paid.

As at December 31, 2007 minority interest was related to the 5% investments held in Memorex Turkey by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

14.	Interest Bearing Borrowings

(in thousands of EUR)	At 31 December 2007
Current Portion of Interest Bearing Borrowings
Volksbank Revolver Loan	1,102
BACA Loan	863
RLB Revolver Loan	5,163
First RLB Term Loan	79
Second RLB Term Loan	1,195
SHN Revolver Loan	888
SHN Term Loan	791
Second SHN Term Loan	976
First HAAB Term Loan	1,123
Second HAAB Term Loan	2,909
PULS 1 Notes	10,000
PULS 2 Notes	7,500
First BAWAG Term Loan	155
Second BAWAG Term Loan	1,502
Third BAWAG Term Loan	3,500
Related Party Loan	3,900
YAPI Loan	8,000
Other	716

50,362
Deferred borrowing costs	(849)

Current Portion of Interest Bearing Borrowings	49,513

Non-Current Portion of Interest Bearing Borrowings
PREPS 1 Loan	8,000
PREPS 2 Loan	3,000
Other	99

Non-Current Portion of Interest Bearing Borrowings	11,099

Volksbank Loan

On April 24, 2000, Memorex entered into a collateralized revolving loan agreement with Volksbank Niederoesterreich-Mitte, an Austrian bank (“Volksbank”), pursuant to which Memorex received a EUR 363,364 revolving line of credit (the “Volksbank Revolver”). Interest was payable quarterly at a fixed interest rate of 6.5% per annum. The initial maturity date for the Volksbank Revolver was May 30, 2000. Memorex and Volksbank subsequently agreed to increase the revolving line of credit to EUR 726,728 and extended the maturity date to an indefinite date. The Volksbank Revolver was collateralized by a customer contract. As of December 31, 2007, Memorex had EUR 1,101,995 outstanding under the Volksbank Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Volksbank Revolver were paid off and the Volksbank Revolver was terminated.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

BACA Loan

On October 13, 2005, Memorex entered into a collateralized revolving loan agreement with Bank Austria Creditanstalt, an Austrian bank (“BACA”), pursuant to which Memorex received a revolving line of credit in the amount of EUR 900,000 (the “BACA Revolver”). Interest was payable quarterly at a fixed interest rate of 4.25% per annum. The BACA Revolver had a final maturity date of September 30, 2010. The BACA Revolver was collateralized by a pledge of certain Memorex bank accounts held at BACA. As of December 31, 2007, Memorex had EUR 863,109 outstanding under the BACA Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the BACA Revolver were paid off and the BACA Revolver was terminated.

Raiffeisen Loans

On October 25, 2004, Memorex entered into a collateralized revolving loan agreement (the “RLB Revolver”) with Raiffeisen Landesbank Oberoesterreich, an Austrian bank (“RLB”), pursuant to which Memorex received a EUR 3 million revolving line of credit at variable rate of interest equal to 2.75% over EURIBOR, which rate was reset quarterly. The RLB Revolver had an initial maturity date of October 31, 2005 which was extended pursuant to an oral agreement with no fixed maturity date. The RLB Revolver was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 5,163,390 outstanding under the RLB Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the RLB Revolver were paid off and the RLB Revolver was terminated.

On December 27, 2005, Memorex entered into an un-collateralized term loan agreement with RLB in the amount of EUR 1.5 million (the “First RLB Term Loan”). The First RLB Term Loan was repayable in quarterly installments beginning in March 2006 with a final maturity date of March 31, 2010. 30% of the outstanding balance accrued interest at the rate of 4.2% per annum and the remaining 70% of the outstanding balance accrued interest at the rate of 2.4% per annum. RLB had a right to terminate the First RLB Term Loan in the event that certain shareholders of Memorex owned less than 51% of the outstanding equity of Memorex. As of December 31, 2007, Memorex had EUR 79,412 outstanding under the First RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First RLB Term Loan were paid off and the First RLB Term Loan was terminated.

On May 11, 2006, Memorex entered into a collateralized term loan agreement with RLB in the amount of EUR 2.5 million (the “Second RLB Term Loan”). The Second RLB Term Loan was repayable in quarterly installments beginning in June 2006 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate, reset quarterly, equal to 2.5% above EURIBOR. The Second RLB Term Loan was collateralized by an agreement by Memorex to allow RLB to take over certain customer contracts in which customers owed Memorex funds. As of December 31, 2007, Memorex had EUR 1,194,852 outstanding under the Second RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second RLB Term Loan were paid off and the Second RLB Term Loan was terminated.

SPK Loans

On October 27, 2005, Memorex entered into a collateralized revolving loan agreement (the “SHN Revolver”) with Sparkasse Herzogenburg Neulengbach, an Austrian bank (“SHN”), pursuant to which

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Memorex received a EUR 900,000 revolving line of credit at a fixed interest rate of 4.375% per annum. Interest was repayable quarterly beginning in March 2006 with a final maturity date of October 26, 2010. The SHN Revolver was collateralized by certain real property owned by Memorex in Germany. SHN retained the right to require Memorex to assign contracts as additional security for the SHN Revolver. As of December 31, 2007, Memorex had EUR 888,322 outstanding under the SHN Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the SHN Revolver were paid off and the SHN Revolver was terminated.

On May 2, 2001, Memorex entered into a 10-year collateralized term loan agreement with SHN in the amount of EUR 872,000 (the “First SHN Term Loan”). The First SHN Term Loan was repayable in monthly installments beginning on July 5, 2001 with a final maturity date of July 5, 2011. The outstanding balance on the First SHN Term Loan accrued interest at a rate of 5.875% per annum. The First SHN Term Loan was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 790,897 outstanding under the First SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First SHN Term Loan were paid off and the First SHN Term Loan was terminated.

On October 19, 2004, Memorex entered into a six-year collateralized term loan agreement with SHN in the amount of EUR 1,090,000 (the “Second SHN Term Loan”). The Second SHN Term Loan was repayable in monthly installments beginning on April 5, 2005 with a final maturity date in February 2011. The outstanding balance on the Second SHN Term Loan accrued interest at a fixed rate of 3.375% for the first year and accrued interest for the remainder of the term at a variable interest rate, that was reset quarterly, equal to 1.255% over EURIBOR. The Second SHN Term Loan was collateralized by certain real property owned by Memorex in Austria and certain customer contracts. As of December 31, 2007, Memorex had EUR 976,365 outstanding under the Second SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second SHN Term Loan were paid off and the Second SHN Term Loan was terminated.

HAAB Loans

On July 4, 2005, Memorex entered into a five-year collateralized term loan agreement with Hypo Alpe-Adria Bank, an Austrian bank (“HAAB”), in the amount of EUR 2 million (the “First HAAB Term Loan”). The First HAAB Term Loan was repayable in 20 quarterly installments beginning on October 1, 2005 with a final maturity date in 2010. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate reset quarterly, equal to 3.25% over EURIBOR. The First HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 1,122,906 outstanding under the First HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First HAAB Term Loan were paid off and the First HAAB Term Loan was terminated.

On August 11, 2006, Memorex entered into a six-year collateralized term loan agreement with HAAB in the amount of EUR 3.6 million (the “Second HAAB Term Loan”). The Second HAAB Term Loan was repayable in 24 quarterly installments beginning on September 30, 2006 with a final maturity date in 2012. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate, that was reset quarterly, equal to 3.25% over EURIBOR. The Second HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 2,909,247 outstanding

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

under the Second HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second HAAB Term Loan were paid off and the Second HAAB Term Loan was terminated.

PULS Notes

On August 7, 2006, Memorex issued notes (the “PULS 1 Notes”) in the aggregate amount of EUR 10 million to HSBC Trinkaus & Burkhardt, an investment entity based in Germany (“HTB”). The PULS 1 Notes were to mature on July 15, 2013. Interest was paid quarterly starting in October 2006 at a fixed rate of 7.58% per annum. As of December 31, 2007, Memorex had EUR 10,000,000 outstanding under the PULS 1 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 1 Notes were paid off and the PULS 1 Notes were terminated.

On April 30, 2007, Memorex issued notes (the “PULS 2 Notes”) in the aggregate amount of EUR 7.5 million to HTB. The PULS 2 Notes were to mature on July 14, 2014. Interest was paid quarterly starting in July 2007 at a fixed rate of 7.89% per annum. As of December 31, 2007, Memorex had EUR 7,500,000 outstanding under the PULS 2 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 2 Notes were paid off and the PULS 1 Notes were terminated.

BAWAG Loans

On March 29, 2005, Memorex entered into an un-collateralized five-year term loan agreement with Bank Fur Arbeit Und Wirtshaft an Austrian bank (“BAWAG”), in the amount of EUR 320,000 (the “First BAWAG Term Loan”). The First BAWAG Term Loan was repayable in 60 monthly installments with a final maturity date of April 1, 2010. The outstanding balance accrued interest at the rate of 5.5% per annum. As of December 31, 2007, Memorex had EUR 154,710 outstanding under the First BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First BAWAG Term Loan were paid off and the First BAWAG Term Loan was terminated.

On June 7, 2006, Memorex entered into a collateralized ten-year term loan agreement with BAWAG in the amount of EUR 1.7 million (the “Second BAWAG Term Loan”). The Second BAWAG Term Loan was repayable in monthly installments starting August 1, 2006 with a final maturity date of July 1, 2016. The outstanding balance accrued interest at the rate of 5.71% per annum. The Second BAWAG Term Loan was collateralized by Memorex’s equity holding in two of its subsidiaries, Memorex Czech Republic and Memorex Slovakia. As of December 31, 2007, Memorex had EUR 1,502,345 outstanding under the Second BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second BAWAG Term Loan were paid off and the Second BAWAG Term Loan was terminated.

On December 22, 2006, Memorex entered into a collateralized term loan agreement with BAWAG in the amount of EUR 3.5 million (the “Third BAWAG Term Loan”). The Third BAWAG Term Loan was repayable in quarterly installments starting on March 31, 2007 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate of 1.5% over EURIBOR, which was reset quarterly (if the rate changed by more than 0.25%). The Third BAWAG Term Loan was collateralized by 25% of the outstanding equity holdings in Memorex which was held by certain Memorex shareholders. As of December 31, 2007, Memorex had EUR 3,500,000 outstanding under the

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Third BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Third BAWAG Term Loan were paid off and the Third BAWAG Term Loan was terminated.

Related Party Loans

On November 18, 2004, Memorex entered into a two-year collateralized term loan agreement with an individual pursuant to which Memorex borrowed EUR 3.0 million (the “Aigner Term Loan”). The Aigner Term Loan was originally repayable by November 2006 but the maturity date was extended to June 2007 and further extended to June 2008. For the first two years, interest was payable monthly at an interest rate of 10.0% per annum. After November 2006, the Aigner Term Loan accrued interest at a rate of 5.3% per annum and the rate was reset back to 10.0% beginning in July 2007. The Aigner Term Loan was collateralized by certain of Memorex’s telecommunications rights of way within Austria. As of December 31, 2007, Memorex had EUR 3,000,000 outstanding under the Aigner Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Aigner Term Loan were paid off and the Aigner Term Loan was terminated.

Memorex received a loan from one of its shareholders in the amount of EUR 900,000 (the “Shareholder Loan”). There was no written agreement as to any terms of the Shareholder Loan. As of December 31, 2007, Memorex had EUR 900,000 outstanding under the Shareholder Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Shareholder Loan were paid off and the Shareholder Loan was terminated.

Yapi Loan

On October 30, 2007, Memorex Turkey entered into a collateralized term loan with YapiKredi Bank, a Turkish bank (“Yapi) in the amount of EUR 10 million (“Yapi Term Loan”). The Yapi Term Loan is repayable in quarterly installments beginning November 2008 with a final maturity date in November 2013. The outstanding balance on the Yapi Terms Loan accrues interest at a variable rate, payable and reset quarterly, equal to 2.0% over EURIBOR. Yapi may unilaterally alter or increase the rate of interest as permitted by applicable law and require early repayment upon three days written notice. The Yapi Term Loan is collateralized by some of Memorex Turkey’s trade receivables. As of December 31, 2007, Memorex Turkey had EUR 8,000,000 outstanding under the Yapi Term Loan.

Yapi has also issued letters of credit, for the benefit of Memorex Turkey, in the amount of approximately EUR 833,000 to numerous Turkish municipal departments guaranteeing any losses, damages or violations that may occur during the construction by Memorex Turkey of parts of its telecommunications network in Turkey. Approximately EUR 800,000 of such amount has an unlimited term.

Preps Loans

On June 3, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps Austrian Private Funding 2005-1 Limited, a private Austrian investment entity (“Preps 1”) in the amount of EUR 8 million (the “First Preps Loan”). The First Preps Loan matures in July 2012. Memorex has to make an annual interest payment at the rate of 0.75% per annum and a quarterly interest payment at the rate of 6.8% per annum. Preps 1 may require early termination of the First Preps Loan upon the incurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the First Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 8 million outstanding under the First Preps Loan.
On August 12, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps 2005-2 plc, a private Irish investment entity (“Preps 2”) in the amount of EUR 3 million (“Second Preps Loan”). The Second Prep Loan matures in December 2012. Memorex has to make an annual interest payment at the rate of 1.0% per annum and a quarterly interest payment at the rate of 6.9% per annum. Preps 2 may require early termination of the Second Preps Loan upon the occurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the Second Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 3 million outstanding under the First Preps Loan.

As of December 31, 2007 the book value of interest bearing borrowings approximates their fair value.

15.	Other Non-Current Liabilities

(in thousands of EUR)	At 31 December 2007
Deferred Income	44,950
Other non-current liabilities	105

Total Other Non-Current Liabilities	45,055

Deferred revenue relates to IRU contracts with other international telecommunications and capacity providers.

16.	Provisions

(in thousands of EUR)	At 31 December 2007
Provision for litigations	5,359
Other	11

Total Provisions	5,370

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The amount of provisions made approximates the expected outflows of economic benefits. Increases in provisions for the nine months period ended December 31, 2007 amounted to EUR 1,612 thousand. There was no cash payments or other reductions during the nine months period ended December 31, 2007.

17.	Accrued Expenses and Deferred Income

(in thousands of EUR)	At 31 December 2007
Accrued expenses	3,981
Accrued interest	428
Deferred income	685

Total Accrued Expenses and Deferred Income	5,094

Accrued expenses include accruals for corporate and other taxes and bonus payments.

18.	Commitments and Contingencies

During the nine months period ended December 31, 2007 the Company entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment). Current projects to which such capital commitments relate to include investment in the Company’s international network. Capital commitments are expected to be realized during the course of the next six months.

The Company has finance lease agreements that expire over the next 4 years. The future minimum lease payments arising from such finance leases are as follows: EUR 5,175 thousand in 2008 and EUR 5,346 thousand in 2009, EUR 2,899 thousand in 2010 and EUR 475 thousand in 2011.

On December 20, 2007, the majority shareholder of Memorex entered into an agreement with Invitel Távközlési Szolgáltató ZRt. (“Invitel”), a subsidiary of Hungarian Telephone and Cable Corp., to sell 95.7% of the outstanding equity in Memorex.

The tax authorities have carried out full scope tax audits at the Company through various years. The tax authorities may at any time inspect the books and records within six years subsequent to the reported tax year and may impose additional tax assessments and penalties. The Company’s management is not aware of any circumstances, which may give rise to a potential material liability in this respect.

Legal cases

Telekomunikacjs Kolejowa Sp. Z.o.o., a Polish company (“TKS”), initiated legal proceedings in Austria against the Company in connection with a contractual dispute regarding an agreement pursuant to which Memorex leased telecommunication equipment from TKS. TKS seeks lease costs in the amount of EUR 730,000 plus legal costs.

BT Austria GmbH, an Austrian company (“BT Austria”), has raised claims against the Company in connection with an agreement pursuant to which Memorex provided services to BT Austria. BT Austria seeks to reclaim payments made to Memorex in the amount of approximately EUR 556,000. No formal legal proceedings have been initiated in this matter.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Business Consulting and Controlling Beteiligungs GmbH, an Austrian company (“BCC”), initiated legal proceedings in Austria against the Company seeking approximately EUR 640,000 pursuant to an earlier court settlement.

An individual initiated legal proceedings in Austria against the Company seeking EUR 1,613 thousand in connection with a consulting agreement.

KPNQwest Asset Slovakia s.r.o., a Slovakian entity (“KPNQWEST”) initiated legal proceedings against the Company in Slovakia asserting KPNQwest’s ownership’s right relating to an agreement to transfer assets from KPNQwest to Memorex Slovakia. KPNQwest won a judgment in the lower court which judgment Memorex Slovakia has appealed. During the appeal process, KPNQwest expanded its claims.

BT Germany, a German entity (“BT Germany”), initiated legal proceedings against the Company in Germany regarding an agreement pursuant to which BT Germany was to provide services to Memorex. The Company settled this claim in 2008 for EUR 285,000.

The Company has a dispute with Slovak Telecom relating to an agreement pursuant to which the parties provided services to each other. Slovak Telecom is claiming EUR 220,000.

T-Systems Pragonet, a.s. (“Pragonet”) initiated proceedings against the Company with the Czech Telecommunications Authority seeking fees in connection with certain services allegedly provided to the Company. The Czech Telecommunications Authority awarded Pragonet EUR 544,000. Memorex Czach Republic has appealed this ruling.

KPNQwest Services Ireland Limited, a company in receivership, has initiated legal proceedings against the Company in Europe seeking EUR 262,000 plus interest and costs for services allegedly provided to the Company. The Company is contesting this claim.

The Company is contesting these matters. Based on advice from outside counsel, the Company has a recognized a provision in its accounts in an amount deemed appropriate to cover its potential obligations in these ongoing legal matters. The Company is involved in other legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these legal matters to have a material effect on the Company’s financial position, results of operations or liquidity.

19.	Taxation

The Income tax (expense) / benefit for the period comprises:

(in thousands of EUR)	For the nine months ended 31 December 2007
Current tax	(153)
Local tax	(71)
Deferred tax	1,909

Income Tax (Expense) / Benefit	1,685

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Memorex is resident for tax purposes in Austria and is taxed at the rate of 25%. Current tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the Memorex subsidiaries operate, as follows:

•	Memorex Bulgaria of 10%,

•	Memorex Czech Republic of 24%,

•	Memorex Italy of 33%,

•	Memorex Romania of 16%,

•	Memorex Slovakia of 19%,

•	Memorex Turkey of 20% and

•	Memorex Ukraine of 25%.

Deferred tax is calculated by using the liability method. Deferred tax is calculated on temporary differences between accounting and tax values, for which reversal is probable in the future. Deferred tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the subsidiaries operate in, as detailed above.

Deferred tax assets / liabilities are attributable to the following items:

	At 31 December 2007
(in thousands of EUR)	Assets	Liabilities
Tax loss carried forward	2,636	—
Property, plant and equipment	2,504	230
Deferred Financial Charges	(212)	—
Finance Leasing	(507)	62
Bad debt expense	763	—
Litigation reserve	538	—
Other	28	(61)

	5,750	231

Net Deferred Tax Asset / (Liability)	5,519

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the rate of 25%.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Company has total tax loss carry forwards in the amount of EUR 2,636 thousand at December 31, 2007. As at December 31, 2007 out of the total tax loss carry forwards Memorex Austria represents EUR 2,484 thousand and the remaining relates to other smaller subsidiaries of the Group. The expiry of these tax losses are not subject to any statutory expiry limitations. It is considered that the reduction in the cost base of the Company realized to date and the tax planning opportunities available to the Company, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Reconciliation of effective tax rate is as follows:

(in thousands of EUR)	For the nine months ended 31 December 2007
Net profit / (loss) before tax	(7,950)
Income tax using the parent company corporate tax rate	1,988
Effect of tax rates in foreign jurisdictions	(34)
Other income taxes paid	(71)
Impact of tax-deductibility of other income taxes	18
Tax on non-deductible expenses	67
Timing differences for which no deferred tax is recognised	3
Tax loss not previously recognized	(272)
Other	(14)

Income Tax (Expense) / Benefit	1,685

20.	Financial Risk Management

20.1.1.	Financial risk factors

The Company is exposed to a variety of financial risks, including market risk, credit risk and liquidity risk. These risks were managed under principles provided by the Board of Directors of Memorex. Following the acquisition of Memorex by HTCC on March 5, 2008, HTCC’s written risk management policy is now applicable to the Company.

20.1.2.	Market risk

The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures. The Company generates its revenues predominantly in euros, while part of the costs to generate such revenue is incurred in various local currencies, in foreign operations. Since most of the costs are incurred by the parent company Memorex in EUR in Austria, the Company considered the foreign currency risk immaterial and, therefore, did not enter into a hedging program.

The classification of receivables by currencies is as follows:

(in thousands of EUR)	At 31 December 2007
Carrying amount as at December 31, 2007	EUR	TRY	CZK	SKK	Other	Total
Trade receivables from third parties	2,703	2,092	146	101	315	5,357

Total	2,703	2,092	146	101	315	5,357

Sensitivity analysis

The Company is exposed to the foreign currency risk arising from transactions performed with counterparties outside of the European Union and with the Company’s purchases in local currencies. The foreign currency risk is measured against the functional currency (EUR) as at the balance sheet date when the financial assets and liabilities are translated to EUR applying the appropriate exchange rate.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The sensitivity analysis considers only unpaid financial assets and liabilities denominated in foreign currency and it measures the impact from the recalculation of these items as at the balance sheet date using the appropriate exchange rates as of December 31, 2007. The Company considers the movements of exchange rates against the EUR in the following period by +10% (appreciation of the EUR against the various currencies) and -10% (depreciation of the EUR against the various currencies) as possible.

The sensitivity analysis on exchange rate changes is prepared for individual currencies on the assumption that there is no movement in the exchange rates of other currencies.

The following table presents the impact on profit and loss before tax of an appreciation (+10%) or depreciation (-10%) of EUR to foreign currencies:

	EUR depreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	232,457	16,237	11,194

	EUR appreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	-232,457	-16,237	-11,194

Sensitivity to interest rates

The Company is exposed to interest rate risk mainly in relation to its short and long term debt and short term deposits as part of cash and cash equivalents. The Company assumes the possible movements of the yield curve in the following period by +/- 100 basis points.

For short and long term loans receivable the impact on the profit and loss before tax is determined on the basis of a defined change in the interest rate, which would have arisen at the beginning of the accounting period and is based on the assumption that no other changes in the interest rate occurred during the entire accounting period. Other financial assets including cash and cash equivalents are not considered to be materially sensitive to interest rates.

The following table presents the possible impact on profit and loss before tax of an expected increase (+100 basis points) or decrease of interest rates:

(in thousands of EUR)	Interest rate increased by 100 basis points	Interest rate decreased by 100 basis points
Increase/ (decrease) in profit or loss before tax	164	-164

20.1.3.	Credit risk

The Company has policies in place to ensure that sales are made to customers who meet the Company’s criteria for credit eligibility and have adequate credit history. The Company predominantly focuses on reputable international carriers and large credit-worthy corporations in order to minimize the credit risk.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Financial insolvency of a counterparty may result in immediate losses to the Company with an adverse impact on the Company’s financial position. As a consequence, the Company manages the credit risk by: (a) the careful selection of credit-worthy counterparties; (b) advance payments; (c) the regular netting of accounts receivable with its accounts payable; (d) by the disconnection of counterparties in case of non-payment; and (e) standard financial market instruments such as bank guarantees.

The maximum exposure to credit risk is calculated as the gross carrying amount of the above mentioned financial assets less any impairment losses.

Aging of accounts receivables and the respective impairment is shown as follows:

	At 31 December
(in thousands of EUR)	2007
	not overdue	1-30 days	31-90 days	91-180 days	181-360 days	over 360 days	Total
Trade receivables from third parties	2,312	521	646	1,354	278	245	5,356
Payables to third parties	818	1,244	1,345	665	842	353	5,267

20.1.4.	Liquidity risk

Prudent liquidity management implies maintaining sufficient cash. In order to ensure that the Company is in position to fulfill its payment obligations when they become due, the Company prepares short and long-term cash-flow forecasts.

21.	Finance and Operating Leases

The Company has operating leases relating to IRU contracts with other telecommunications service operators. These contracts can be modified or cancelled in the normal course of business.

Raiffeisen Finance Leases

In 2005, the Company entered into several leases with Raiffeisen Impuls Delta-Mobilienleasing GmbH (“Raiffeisen”), a German entity.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Germany and the Czech Republic (the “First Raiffeisen Lease Agreement”). The First Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 27,000 in addition to an EUR 484,000 pre-payment (based on an acquisition cost of EUR 1.9 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The First Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Vienna (the “Second Raiffeisen Lease Agreement”). The

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Second Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with fixed monthly payments of EUR 7,000 in addition to a EUR 129,000 pre-payment (based on an acquisition cost of EUR 516,000). The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Second Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

On July 27, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards (the “Third Raiffeisen Lease Agreement”). The Third Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 78,000 in addition to a EUR 1.4 million pre-payment (based on an acquisition cost of EUR 5.7 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Third Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

Other Lease Agreements

On January 11, 2001, the Company entered into a lease agreement with Sext Z Immobilien Leasing GmbH., which was last amended as of May 21, 2008 (the “Property Lease”), pursuant to which the Company leases office and storage space in Austria. The Property Lease is for an unlimited term and the current monthly rent is EUR 8,592 thousand, which rate is adjusted bi-annually per the six month EURIBOR rate. Either party may terminate the Property Lease upon six months notice but each party waived their right to terminate the Property Lease until December 31, 2012. The lessor may still terminate the Property Lease upon a change-in-control of Memorex which would adversely affect the financial position of the lessor (as defined in the Property Lease) and be entitled to any outstanding amounts due under the Property Lease (including the lease payments up until the date that the Company could terminate the Property Lease). The Property Lease also provides Memorex with a right to purchase the property.

Net book value of the finance leases of network and equipment and cars as follows:

	At 31 December 2007
(in thousands of EUR)	Network Equipment	Car
Gross Book Value	27,176	793
Accumulated Depreciation	(8,319)	(179)

Net Book Value	18,857	614

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Non-cancellable financial leases are payable as follows:

	At 31 December 2007
(in thousands of EUR)	Present Value	Total Minimum Lease Payment
1 year or less	5,175	5,992
2-5 years	8,720	9,301
After 5 years	—

Total Finance Leases	13,895	15,293

22.	Related Party Transactions

Related parties at December 31, 2007 include Memorex’s subsidiaries, as well as Joki A.G., the majority shareholder of Memorex and other individuals who are minority owners of the Company and key management.

The Company had outstanding receivables against Joki A.G. in the amount of EUR 1,750 thousand, the former CEO of Memorex in the amount of EUR 1,365 thousand and other minority owners in the aggregate amount of EUR 1,143 thousand.

As at December 31, 2007 the Company had a payable toward Mr. Mayerhofer, Supervisory Board member of the Company, in the amount of EUR 900,000 for services provided.

There were no other material related party transactions between the Company and any other related parties during the nine months period ended December 31, 2007 other than disclosed earlier in these notes or described below.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 337 thousand for the nine months period ended December 31, 2007.

There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the nine months period ended December 31, 2007.

There have been no loans or guarantees provided to key management personnel during the nine months period ended December 31, 2007.

23.	Subsequent Events

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), completed its acquisition through one of its subsidiaries of 95.7% of the outstanding equity of Memorex. HTCC paid EUR 18.8 million to the selling shareholders of Memorex for their 95.7% equity interest. HTCC assumed approximately EUR 23.1 million of the Company’s net debt at closing and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

In accordance with Austrian law, HTCC initiated the necessary legal procedures to cash out the minority shareholders of Memorex who hold 4.3% of the outstanding equity in Memorex. In accordance with such procedures, an Austrian court appointed a local auditor to audit the proposed cash compensation for the minority shareholders. The court appointed auditor approved the cash compensation for the minority shareholders. At a Memorex shareholders meeting on July 18, 2008, the purchase by HTCC of the minority shareholders stake in Memorex was approved. Memorex is now expected to go to the Austrian commercial register in August 2008 to register the minority shareholder buyout at which point HTCC will own 100% of Memorex.

HUNGARIAN TELEPHONE AND CABLE CORP.

Unaudited Pro Forma Condensed

Statement of Operations

The following unaudited pro forma condensed statement of operations has been prepared to give effect to the acquisition by Hungarian Telephone and Cable Corp. (“HTCC”, and together with its subsidiaries, the “Company”) of Memorex Telex and Communications A.G. and its subsidiaries (“Memorex”) on March 5, 2008 (the “Memorex Acquisition”), using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. This unaudited pro forma condensed statement of operations was prepared as if the Memorex Acquisition had been completed as of January 1, 2007. This unaudited pro forma condensed statement of operations also reflects the acquisition of Matel Holdings N.V. and Tele2 Hungary as if acquired as of January 1, 2007. In this statement of operations, we sometimes refer to Matel Holdings N.V. as “Invitel”.

The unaudited pro forma condensed statement of operations is based upon the respective historical consolidated financial statements of the Company and Memorex. This unaudited pro forma condensed statement of operations should be read in conjunction with: (i) HTCC’s Annual Report for the year ended December 31, 2007 included in this proxy statement/prospectus; (ii) HTCC’s Quarterly Report for the quarter ended March 31, 2008; (iii) Memorex’s audited financial statements for the nine months ended December 31, 2007, included in this proxy statement/prospectus; and (iv) the accompanying notes to the unaudited pro forma condensed statement of operations. The financial statements of Memorex for the nine months ended December 31, 2007 have been prepared under International Financial Reporting Standards (“IFRS”) as issued by IASB and presented in euros (“EUR”), whereas all amounts for Memorex for the year ended December 31, 2007 included herein have been presented in U.S. dollars and prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The unaudited pro forma condensed statement of operations includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Memorex, Tele2 Hungary and Matel Holdings N.V. The preliminary allocation of the purchase price of Memorex is subject to change pending the completion of the final valuation study and allocation of the purchase consideration. The Company intends to complete this valuation and establish a final purchase price allocation in connection with its audited financial statements for the year ended December 31, 2008.

The unaudited pro forma condensed statement of operations is intended for informational purposes only and, in the opinion of management, are not necessarily indicative of the financial position or results of operations of the Company had the acquisition of Tele2 Hungary, Matel Holdings N.V. and Memorex actually been effected as of the date indicated, nor are they indicative of the Company’s future financial position or results of operations.

The unaudited pro forma condensed statement of operations does not include potential cost savings from operating efficiencies or synergies that may result from the Memorex Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP.

Unaudited Pro Forma Combined Statement of Operations

for the year ended December 31, 2007

(in thousands of US dollars, except for share data)

(in thousands, except share and per share data)	Pro Forma HTCC December 31, 2007	Pro Forma Memorex December 31, 2007	Pro Forma Adjustments		Pro Forma Combined
Revenue	$505,239	$51,584	$(2,676)	a	$554,147
Operating expenses:
Cost of sales	227,095	8,618	(2,415)	a	233,298
Selling, general and administrative	113,067	29,945	(261)	a	142,751
Depreciation and amortization	114,307	17,710	(6,653)	d	125,364

Total operating expenses	454,469	56,273	(9,329)		501,413

Income from operations	50,770	(4,689)	6,653		52,734
Other income (expenses):
Foreign exchange gains / (losses), net	411	(629)	—		(218)
Interest expense	86,932	6,183	11,409	b	104,524
Interest income	1,837	309	—		2,146
Fair value gains / (losses) on derivatives	(68,161)	—	—		(68,161)
Other gains / (losses), net	(535)	(175)	—		(710)

Net income before income taxes	(102,610)	(11,367)	(4,756)		(118,733)
Current tax	(9,258)	(606)	—		(9,864)
Deferred tax	6,985	3,065	951	c	11,001

Income tax (expense) / benefit	(2,273)	2,459	951		1,137
Minority interest	5	(6)	—		(1)

Net income	$(104,878)	$(8,914)	$(3,805)		(117,597)

Cumulative convertible preferred stock dividends	(99)	—	—		(99)
Net income attributable to common stockholders	(104,977)	(8,914)	(3,805)		(117,696)
Foreign currency translation adjustment	(9,671)	—	—		(9,671)
Total comprehensive income / (loss)	$(114,648)	$(8,914)	$(3,805)		$(127,367)
Earnings per common share – basic	$(6.77)				$(7.60)
Earnings per common share – diluted	$(6.77)				$(7.60)
Weighted average number of common shares outstanding – basic	15,495,764				15,495,764
Weighted average number of common shares outstanding – diluted	15,495,764				15,495,764

See accompanying notes to unaudited pro forma condensed combined financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

The unaudited pro forma condensed statement of operations included herein has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

(1)	Basis of Pro Forma Presentation

On December 20, 2007, Invitel Távközlési Szolgáltató ZRt. (“Invitel”), a 100% owned subsidiary of HTCC, signed an agreement to purchase 95.7% of the outstanding equity of Memorex. The preliminary purchase price for Memorex was EUR 30.1 million plus the assumption of debt. The Company used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

On March 5, 2008 the Company completed the Memorex Acquisition. The total preliminary purchase consideration for Memorex was EUR 90.9 million (approximately $138.1 million) including the assumption of debt, transaction costs and other directly related expenses. The total preliminary purchase consideration of EUR 90.9 million included: (i) the payment of cash in the amount of EUR 17.9 million (approximately $27.2 million at closing), (ii) the payment of cash into escrow (the “Escrow Amount”) in the amount of EUR 12.1 million (approximately $18.4 million at closing), (iii) a receivable from escrow in the amount of EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate) (iv) the assumption of net debt of EUR 69.7 million (approximately $105.8 million at closing); and (v) transaction costs and other directly related expenses of EUR 2.4 million (approximately $3.7 million at closing).

Invitel and the selling shareholders of Memorex entered into an Escrow Agreement to set aside a portion of the purchase price cash consideration to cover any breach of the selling shareholders’ warranties or covenants and to cover any indemnity claims that Invitel might have against the selling shareholders under the purchase agreement.

On July 4, 2008, Invitel agreed to a settlement with respect to its claims under the Escrow Agreement and the Escrow Amount was reduced by EUR 11.2 million (approximately $17.1 million), which amount reduced the total purchase consideration for Memorex. The remaining balance of the Escrow Amount of EUR 0.9 million (approximately $1.4 million) was released to the selling shareholders.

The unaudited pro forma combined statement of operations for the year ended December 31, 2007 give effect to the Memorex Acquisition as if it had occurred on January 1, 2007. Historical transactions between HTCC and Memorex have been eliminated through the pro forma adjustments.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

(2)	Purchase Price Allocation

The following represents the preliminary allocation of the purchase price paid for Memorex based on the book values of the acquired assets and assumed liabilities of Memorex as of March 5, 2008. The preliminary allocation of the purchase price is subject to change pending the completion of the final allocation of the purchase consideration. The Company intends to complete this valuation and establish a final purchase price allocation in connection with its audited financial statements for the year ended December 31, 2008.

($ in thousands)	March 5, 2008
Current assets	31,107
Property, plant and equipment	120,201
Intangible assets	76,871
Deferred tax	4,835
Current and non-current liabilities	(94,897)

Net assets acquired	138,117

Purchase Price:
Cash paid to shareholders	27,223
Cash to escrow account	18,402
Receivable from escrow account	(17,077)
Assumption of debt	105,879
Transaction costs and other directly related expenses	3,690

Preliminary purchase price	138,117

The following table presents the fair values of major components of intangible assets acquired and the weighted average amortization periods of such intangible assets recorded in the preliminary purchase price allocation:

(in thousands)	March 5, 2008	Weighted average amortization period
Concession rights and licenses	$713	10 years
Customer relationships	20,433	14 years
Trademark	151	6 months
Property rights	38,704	16-20 years
Software	192	4 years
Vodafone contract	16,678	20 years

Total:	$76,871

The purchase price for Memorex was arrived at by arms length negotiations between the Company and the sellers. The total purchase consideration as at June 30, 2008 was EUR 90.9 million (approximately $138.1 million at closing), which included: (i) the payment of cash in the amount of EUR 17.9 million (approximately $27.2 million at closing), (ii) the payment into Escrow in the amount of EUR 12.1 million (approximately $18.4 million at closing); (iii) a receivable from Escrow in the amount of EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate); (iv) the assumption of net debt of EUR 69.7 million (approximately $105.9 million at closing); and (v) transaction costs and other directly related expenses of EUR 2.4 million (approximately $3.7 million at closing foreign exchange rate).

The allocation of the purchase price paid for Tele2 Hungary and Matel Holdings N.V. is described on pages F-25 and F-23, respectively.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

Under the purchase method of accounting, the preliminary purchase price is allocated to the net assets based upon their estimated fair value as of the date of the Memorex Acquisition.

The purchase price allocation presented above is preliminary and a final allocation of the purchase price will be based upon the actual fair values and useful lives of the net assets acquired, as well as liabilities assumed as of the date of the Memorex Acquisition after the final valuation of the Memorex assets and liabilities are completed. We do not expect to recognize any new assets or liabilities that were not already recognized in the Memorex valuation and we are not aware of any material uncertainties regarding the effect of amortization periods on our valuation. The final purchase price allocation and the useful lives of intangible assets presented above are not expected to change significantly after the Memorex valuation has been completed.

(3)	Pro Forma Adjustments

The unaudited pro forma combined statement of operations gives effect to the following pro forma adjustments:

a)	Represents the elimination of inter-company transactions between HTCC and Memorex for the twelve months ended December 31, 2007.

b)	Interest expense is adjusted to take effect of the additional interest expense as a result of the refinancing transaction as follows:

($ thousands)	Notional Amount	Interest expense for the year ended December 31, 2007	Impact of a 1/8 interest rate hike
Amended Credit Facilities HUF (i)	$25,513	$2,227	$2,256
Amended Credit Facilities EUR (ii)	135,464	7,242	7,400
2004 Notes (iii)	208,422	20,868	21,111
2007 Notes (iv)	293,552	20,643	20,985
Bridge Loan (v)	146,776	15,721	15,892
Yapi Loan	11,742	721	734
Preps 1 Loan	11,742	826	839
Preps 2 Loan	4,403	324	329

Total Cash Interest Expense		68,572	69,546
2006 PIK Notes	194,769	22,437	22,663

Total Interest Expense		91,009	92,209
HTCC historic interest expense		(3,937)	(3,937)
Invitel historic interest expense		(44,450)	(44,450)
Memorex historic interest expense		(6,183)	(6,183)

Total Incremental Interest for the year ended December 31, 2007		$36,439	$37,639

Total Incremental Cash Interest for the year ended December 31, 2007		$14,002	$14,977
From this:
– recorded in the pro forma income statement of HTCC		2,593	3,365
– recorded as pro forma adjustment as a result of the Memorex acquisition		11,409	11,611

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

The calculation of pro forma incremental cash interest expense of HTCC for the year ended December 31, 2007 is shown in the following table:

($ thousands)	Notional Amount	Interest expense for the year ended December 31, 2007	Impact of a 1/8 interest rate hike
Amended Credit Facilities HUF (i)	$25,513	$2,227	$2,256
Amended Credit Facilities EUR (ii)	135,464	7,242	7,400
2004 Notes (iii)	208,422	20,868	21,111
2007 Notes (iv)	293,552	20,643	20,985

Total Cash Interest Expense		50,980	51,752
2006 PIK Notes	194,769	22,437	22,663

Total Interest Expense		73,417	74,415
HTCC historic interest expense		(3,937)	(3,937)
Invitel historic interest expense		(44,450)	(44,450)

Total Incremental Interest for the year ended 31 December 2007		$25,030	$26,028

Total Incremental Cash Interest for the year ended 31 December 2007		$2,593	$3,365

(i)	Interest expense on the Amended Credit Facilities HUF has been calculated based on an average annual interest rate of 9.37%.

(ii)	The interest expense on the Amended Credit Facilities EUR has been calculated based on an average annual interest rate of 5.74%.

(iii)	Interest expense on the 2004 Notes has been estimated based on an annual interest rate of 10.75%.

(iv)	Interest expense on the 2007 Notes has been estimated based on an annual interest rate of 7.55%.

(v)	The Company funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated Bridge Loan facility. Interest expense on the Bridge Loan was calculated based on an average annual interest rate of 11.5%.

c)	Represents the net deferred tax effect of pro forma adjustments using the effective tax rate of 20%.

d)	Represents the increase in depreciation and amortization expense due to (i) the amortization of newly identified intangible assets using the straight line method; (ii) the amortization of the fair value adjustments of existing intangible assets using the straight line method and (iii) the depreciation of the fair value adjustments of property, plant and equipment using the straight line method.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

Reconciliation of Pro Forma Income Statement of HTCC for the year ended December 31, 2007 to the Consolidated Statements of Operations and Comprehensive Income (Loss) in its Annual Report for the year ended December 31, 2007

(in thousands, except share and per share data)	Audited HTCC December 31, 2007	Pro Forma Adjustments	Pro forma HTCC December 31, 2007
Revenue	$385,193	$120,046	$505,239	a
Operating expenses:
Cost of sales	184,552	42,543	227,095	b
Selling, general and administrative	75,451	37,616	113,067	c
Depreciation and amortization	79,003	35,304	114,307	d

Total operating expenses	339,006	115,463	454,469

Income from operations	46,187	4,583	50,770
Other income (expenses):
Foreign exchange gains / (losses), net	(6,481)	6,892	411	e
Interest expense	64,152	22,780	86,932	f
Interest income	1,295	542	1,837	g
Fair value gains / (losses) on derivatives	(69,106)	945	(68,161)	h
Other gains / (losses), net	(883)	348	(535)	i

Net income before income taxes	(93,140)	(9,470)	(102,610)
Current tax	(7,115)	(2,143)	(9,258)	j
Deferred tax	3,775	3,210	6,985	k

Income tax (expense) / benefit	(3,340)	1,067	(2,273)
Minority interest	8	(3)	5
Net income	$(96,472)	$(8,406)	$(104,878)
Cumulative convertible preferred stock dividends	(99)	—	(99)
Net income attributable to common stockholders	(96,571)	(8,406)	(104,977)
Foreign currency translation adjustment	(9,671)	—	(9,671)
Total comprehensive income / (loss)	$(106,242)	$(8,406)	$(114,648)
Earnings per common share – basic	$(6.23)		$(6.77)
Earnings per common share – diluted	$(6.23)		$(6.77)
Weighted average number of common shares outstanding – basic	15,495,764		15,495,764
Weighted average number of common shares outstanding – diluted	15,495,764		15,495,764

a)	Represents adjustments for the (i) four months of operating revenues of Invitel ($90.2 million), (ii) ten months of operating revenues of Tele2 Hungary ($35.2 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($5.3 million).

b)	Represents adjustments for the (i) four months of cost of sales of Invitel ($27.6 million), (ii) ten months of cost of sales of Tele2 Hungary ($19.8 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($4.9 million).

c)	Represents adjustments for the (i) four months of selling, general and administrative expenses of Invitel ($26.2 million), (ii) ten months of selling, general and administrative expenses of Tele2 Hungary ($12.0 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.6 million) ).

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

d)	Represents adjustments for the (i) four months of depreciation and amortization expenses of Invitel ($29.1 million), and (ii) ten months of depreciation and amortization expenses of Tele2 Hungary ($0.9 million).

e)	Represents adjustments for the (i) four months of foreign exchange gains of Invitel ($6.9 million), (ii) ten months of foreign exchange losses of Tele2 Hungary ($0.1 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.1 million).

f)	Represents adjustments for the (i) four months of interest expense of Invitel ($13.9 million), (ii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.8 million), (iii) interest expense of 2006 PIK Notes for the period ended April 30, 2007 ($6.8 million), and (iv) effect of the additional interest expense as a result of the refinancing transaction ($2.9 million).

g)	Represents adjustments for the (i) four months of interest income of Invitel ($0.4 million), (ii) ten months of interest income of Tele2 Hungary ($0.2 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.1 million).

h)	Represents four months of fair value gains on derivatives of Invitel in the amount of $0.9 million.

i)	Represents adjustments for the (i) four months of other financial losses of Invitel ($0.5 million), and (ii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.8 million).

j)	Represents adjustments for the (i) four months of current tax expense of Invitel ($1.8 million), and (ii) ten months of current tax expense of Tele2 Hungary ($0.3 million).

k)	Represents (i) four months of deferred tax benefit of Invitel ($1.6 million), and (ii) the net deferred tax effect of pro forma adjustments ($1.6 million)

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Statement of Operations

Reconciliation of the Pro Forma Statement of Operations of Memorex for the year ended December 31, 2007 to the IFRS Consolidated Income Statement of Memorex as at December 31, 2007

(in thousands)	Audited IFRS Memorex for the nine months ended December 31, 2007 in EUR	IFRS Memorex for the nine months ended December 31, 2007 in USD	Adjustments in USD	US GAAP Pro forma Memorex for the year ended December 31, 2007 in USD
Revenue	€27,584	$37,709	$13,875	$51,584	c
Operating expenses:
Cost of sales	4,551	6,222	2,396	8,618	c
Selling, general and administrative	18,208	24,891	5,054	29,945	c
Depreciation and amortization	8,711	11,908	5,802	17,710	a

Total operating expense	31,470	43,021	13,252	56,273

Income from operations	(3,886)	(5,313)	624	(4,689)
Other income (expenses):
Foreign exchange gains / (losses), net	(383)	(524)	(105)	(629)	c
Interest expense	3,763	5,144	1,039	6,183	c
Interest income	188	257	52	309	c
Other gains / (losses), net	(106)	(145)	(30)	(175)	c

Income before income taxes	(7,950)	(10,869)	(498)	(11,367)
Current tax	(224)	(306)	(300)	(606)	c
Deferred tax	1,909	2,609	456	3,065	b

Income tax (expense) / benefit	1,685	2,303	156	2,459
Minority interest	(4)	(6)	0	(6)	c

Net income / (loss) after tax	€(6,269)	$(8,572)	$(342)	$(8,914)

The pro forma statement of operations of Memorex for the year ended December 31, 2007 was translated from EUR to USD using the exchange rate of 1.37 EUR/USD that was the average exchange rate for the year ended December 31, 2007.

a)	Represents (i) depreciation expense for the three months ended March 31, 2007 in the amount of $3.5 million and (ii) additional depreciation accounted for under US GAAP in the amount of $2.3 million due to higher asset base relating to the reversal of certain impairment charges.

b)	Represents (i) deferred tax expense for the three months ended March 31, 2007 in the amount of $0.1 million and (ii) the deferred tax benefit arising from of the reversal of the impairment of property, plant and equipment and intangible assets under US GAAP in the amount of $0.6 million.

c)	Represents the impact of IFRS unaudited results for the three months ended March 31, 2007.

MATEL HOLDINGS NV

CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED 31 DECEMBER 2006 AND 2005

(PRESENTED IN EUROS)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Matel Holdings N.V.

We have audited the accompanying consolidated balance sheets of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, consolidated cash flow statements, and consolidated statements of changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2006 prepared in accordance with International Financial Reporting Standards. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

/s/    KPMG Hungária Kft.

Budapest, Hungary

June 7, 2007

Matel Holdings NV

Consolidated Balance Sheets

As at 31 December 2006 and 2005

		At 31 December	At 31 December
(in thousands of EUR)	Notes	2006	2005
Non-Current Assets
Intangible Assets	11	31,964	10,734
Property, Plant and Equipment	12	273,391	284,349
Other Non-Current Financial Assets		106	63
Deferred Tax Assets	24	5,565	6,806

		311,026	301,952

Current Assets
Cash and Cash Equivalents	13	13,627	29,222
Trade and Other Receivables	14	20,995	18,271
Derivative Financial Instruments	17	1,455	381
Inventories		367	206
Prepayments and Accrued Income		789	1,087

		37,233	49,167

Total Assets		348,259	351,119

Equity and Liabilities
Equity attributable to equity holders of the parent
Share Capital	15	63	63
Capital Reserve	15	673	—
Hedging Reserve	15	376	(21)
Cumulative Translation Reserve	15	(993)	(1,075)
Retained Earnings	15	49,648	44,317

		49,767	43,284

Minority Interest		16	14

Total Equity		49,783	43,298

Non-Current Liabilities
Interest Bearing Borrowings	16	232,762	252,997
Other Non-Current Liabilities	18	32	—
Deferred Tax Liabilities	24	60	—

		232,854	252,997

Current Liabilities
Current Portion of Interest-Bearing Borrowings	16	23,830	16,518
Trade and Other Payables		21,672	17,560
Derivative Financial Instruments	17	2,327	5,057
Provisions	19	884	22
Accrued Expenses and Deferred Income	20	16,909	15,667

		65,622	54,824

Total Liabilities		298,476	307,821

Total Equity and Liabilities		348,259	351,119

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Income Statements

For the years ended 31 December 2006 and 2005

		For the year ended 31 December
(in thousands of EUR)	Notes	2006	2005
Revenue	4	185,606	181,343
Cost of Sales	5	(57,103)	(48,910)
Operating Expenses	6	(54,669)	(51,473)
Depreciation and Amortization	8	(37,955)	(49,021)
Cost of Restructuring	9	(1,813)	(2,046)

Profit / (Loss) from Operations		34,066	29,893
Financial Income	10	4,878	7,814
Financial Expenses	10	(31,943)	(38,647)

Net Profit / (Loss) Before Tax		7,001	(940)
Income Tax (Expense) / Benefit	24	(1,668)	(1,481)

Net Profit / (Loss) for the Period		5,333	(2,421)
Attributable to:
Equity Holders of the Parent		5,331	(2,421)
Minority Interest		2	—

		5,333	(2,421)

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Cash Flow Statements

For the years ended 31 December 2006 and 2005

		For the year ended 31 December
(in thousands of EUR)	Notes	2006	2005
Cash Flows from Operating Activities
Net Profit / (Loss) Before Tax		7,001	(940)

Adjustments for Non-Cash Items:
Interest Expense / (Income)		26,920	28,522
Depreciation and Amortization	8,11,12	37,955	49,021
Fair Value of Derivative		(3,333)	(5,984)
Allowance for bad and doubtful debts	6	855	1,070
Provisions	19	839	(541)
Change in Investments in Associates		—	—
Unrealized Foreign Exchange (Gain) / Loss		3,092	5,189
Other Non-Cash Items		662	(645)

Working Capital Changes:
Change in Trade and Other Receivables	14	(814)	1,124
Change in Inventories		79	(28)
Change in Prepayments and Accrued Income		817	1,149
Change in Trade and Other Payables and Accrued Expenses and Deferred Income		(2,636)	905

Result of Sale of Property, Plant and Equipment	12	478	(77)
Income Taxes		(176)	—
Interest Paid		(25,647)	(29,404)

Net Cash Flow Provided by / (Used in) Operating Activities		46,092	49,361

Cash Flows from Investing Activities
Purchase of subsidiaries, net of cash acquired	3	(23,866)	—
(Purchase) / Disposal of Trading Investments, Net		—	2,857
Purchase of Intangible Assets	11	(6,978)	(7,833)
Purchase of Property, Plant and Equipment	12	(16,672)	(15,862)
Proceeds from Sale of Property, Plant and Equipment	12	44	379
Interest Received		987	1,610

Net Cash Flow Provided by / (Used in) Investing Activities		(46,485)	(18,849)

Cash Flows from Financing Activities
Proceeds from Issue of High Yield Bonds, Net of Discount and Bond Issue Costs		—	—
Proceeds from Interest Bearing Borrowings	16	4,000	—
Share Premium Repayment		—	(7,365)
Dividend payment		—	(135)
Repayments of Interest Bearing Borrowings	16	(18,299)	(19,199)

Net Cash Flow Provided by / (Used in) Financing Activities		(14,299)	(26,699)

Effect of Exchange Rate Changes on Cash and Cash Equivalents		(903)	(750)

Net Increase / (Decrease) in Cash and Cash Equivalents		(15,595)	3,063
Cash and Cash Equivalents at the Beginning of the Period	13	29,222	26,159

Cash and Cash Equivalents at the End of the Period		13,627	29,222

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended 31 December 2006 and 2005

		Attributable to equity holders of the parent
(in thousands of EUR)	Notes	Share Capital	Capital Reserve	Hedging Reserve	Cumulative Translation Reserve	Retained Earnings	Total	Minority interest	Total Shareholders Equity
Balance as at 1 January 2005		63	7,365	—	—	46,873	54,301	14	54,315

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	(21)	—	—	(21)	—	(21)
Translation adjustment for the period		—	—	—	(1,075)	—	(1,075)	—	(1,075)

Net income recognized directly in equity		—	—	(21)	(1,075)	—	(1,096)	—	(1,096)
Net result for the period		—	—	—	—	(2,421)	(2,421)	—	(2,421)

Total recognized income and expense for the period		—	—	(21)	(1,075)	(2,421)	(3,517)	—	(3,517)
Capital increase / (decrease)		—	(7,365)	—	—	—	(7,365)	—	(7,365)
Dividend payment		—	—	—	—	(135)	(135)	—	(135)

Balance as at 31 December 2005		63	—	(21)	(1,075)	44,317	43,284	14	43,298

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	470	—	—	470	—	470
Deferred tax on fair value of cash flow hedges		—	—	(94)	—	—	(94)	—	(94)
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	21	—	—	21	—	21
Translation adjustment for the period		—	—	—	82	—	82	—	82

Net income recognized directly in equity		—	—	397	82	—	479	—	479
Share buy-back		—	—	—	—	—	—	—	—
Net result for the period		—	—	—	—	5,331	5,331	2	5,333

Total recognized income and expense for the period		—	—	397	82	5,331	5,810	2	5,812

Employee share option scheme	15	—	673	—	—	—	673	—	673

Balance as at 31 December 2006		63	673	376	(993)	49,648	49,767	16	49,783

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

1.	General Information

Matel Holdings N.V. (“Matel Holdings” or the “Company”) was incorporated in the Netherlands Antilles on 27 December 2000 as a limited liability company and has its statutory seat at 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Matel Holdings acts as a holding company and is the 100% owner of Magyar Telecom B.V. (“Matel”). Matel Holdings is engaged in telecommunication related activities in Hungary and in Romania, primarily through its telecommunication service provider, INVITEL ZRt. (“INVITEL”) and other service companies, such as EuroWeb Internet Szolgáltató ZRt. and EuroWeb Romania S.A., which provide Internet access and value added services. The consolidated financial statements of the Group for the year ended 31 December 2006 comprise Matel Holdings and its subsidiaries (collectively, the “Group”). These financial statements are prepared to satisfy certain external reporting requirements but are not intended for statutory filing purposes.

Matel Holdings, through its subsidiary INVITEL is the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where it had exclusive licenses through the end of 2002 representing approximately 14% of Hungary’s population (“historical concession areas”). The Group also provides fixed line telecommunications services in the remainder of Hungary as an alternative telecommunications operator.

Matel issued High Yield Bonds on 6 August 2004 that were listed on the Luxembourg Stock Exchange on 24 August 2005 (see Note 16).

Shareholders

Matel Holdings is 100% owned by Invitel Holdings N.V. (“Invitel Holdings”). Invitel Holdings was incorporated in the Netherlands Antilles on 10 October 2006 as a limited liability company and has its statutory seat at 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Invitel Holdings N.V. is jointly owned by EEIF (Matel) B.V. (33.33%), GMT (Matel) B.V. (33.33%) and the remainder by certain management personnel of INVITEL. EEIF (Matel) B.V. is owned by AIG Emerging Europe Infrastructure Fund LP and Emerging Europe Infrastructure Fund CV (“AIG”) and GMT (Matel) B.V. is owned by funds managed by GMT Communications Partners Limited (“GMT”). AIG is now advised by Emerging Markets Partnership (“EMP”), which is a private equity investment firm focused on Central and Eastern Europe. GMT is a private equity investment group focusing on the communications sector in Europe.

EEIF (Matel) B.V. and GMT (Matel) B.V. indirectly acquired Matel on 13 May 2003 from Vivendi Telecom International S.A.

Subsidiaries

INVITEL (former name: Vivendi Telecom Hungary Rt. or VTH Rt.) was incorporated on 20 September 1995 as a joint stock company under the laws of Hungary. The authorized share capital of INVITEL is HUF 20,000,000,000 (approximately EUR 80 million).

The shareholders of INVITEL are Matel (91.68%) and 38 municipalities (in an aggregate of 0.02%) with INVITEL holding 8.30% of its own shares.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

INVITEL as the principal operating company of the Group provides mass-market voice and Internet services to residential customers and voice, data and Internet services to business customers as well as wholesale services to other telecommunications operators.

INVITEL primarily operates in nine geographical areas in Hungary, which comprise Szeged, Szentes, Gödöllo, Vác, Jászberény, Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós and continues to expand its activities outside these historical concession areas.

EuroWeb Internet Szolgáltató ZRt. (“Euroweb Hungary”) was incorporated on 2 January 1997 as a joint stock company under the laws of Hungary. The authorized share capital of Euroweb Hungary is HUF 20,000,000 (approximately EUR 80 thousand). The 100% shareholder of Euroweb Hungary is INVITEL.

EuroWeb Romania S.A. (“Euroweb Romania”) is domiciled in Romania and was registered with the Romanian Trade Register as a joint-stock company in March 1998 and commenced activities in November 1998. The authorized share capital of Euroweb Romania is RON 3,207,383. The shareholders of Euroweb Romania are INVITEL (99.96%) and individuals (0.04%).

V-Holding ZRt. (“V-Holding”) was incorporated on 1 April 1999 as a joint stock company under the laws of Hungary. The authorized share capital of V-Holding is HUF 28,000,000. The shareholders of V-Holding are INVITEL (holding one share) and Matel (holding all of the remaining shares).

INVITEL invested in Pécsi Hírközlési Infrastruktúra Rt. (75%) and Székesfehérvári Hírközlési Infrastruktúra Kft. (50%) in 2002 jointly with the related local municipalities in Pécs and Székesfehérvár, in connection with the liberalization of the telecommunication market to gain access to subscribers from these major cities. INVITEL obtained the remaining stake in Székesfehérvári Hírközlési Infrastruktúra Kft. and Pécsi Hírközlési Infrastruktúra Rt. from the municipalities on 18 May 2005 and 17 June 2005, respectively. The two companies were merged into V-Holding on 31 January 2006, which continues as the legal successor of the two companies. The merger had no impact on the consolidated financial statements as the mergers took place using the net book values as they appeared in the consolidated financial statements of Matel.

The consolidated financial statements of the Group for the year ended 31 December 2006 comprise Matel Holdings and its subsidiaries.

The consolidated financial statements were authorized by the Group’s management for issue on 8 February 2007.

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. These are the Group’s first consolidated financial statements and IFRS 1 has been applied (see Note 28).

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

2.2.	Basis of Preparation

The consolidated financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The consolidated financial statements have been prepared under the historical cost convention, except for the following assets and liabilities that are stated at fair value: derivative financial instruments and investments in securities. The methods used to measure fair values are discussed in the accounting policy notes below.

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRS that have significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.25.

The accounting policies set out below have been consistently applied by all Group entities to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by the Group.

2.3.	Basis of Consolidation

2.3.1.	Subsidiaries

Subsidiaries are those entities that are controlled, directly or indirectly through its subsidiaries, by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2.	Transactions eliminated on consolidation

All inter-group balances, transactions, unrealized gains and losses on transactions between Group companies have been eliminated from the consolidated financial statements.

2.3.3.	Transactions with entities under common control

Business combinations arising from transfers of interests in entities that are under the common control of the shareholder that control the Group are accounted for as if the acquisition had occured at the beginning of the earliest comparative period presented,

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

or, if later, at the date that the common control was established. For this purpose comparatives are restated, if applicable. The components of equity of the acquired entities are added to the same components within Group equity except that any share capital of the acquired entities is recognised as part of reserves. Any cash paid for the acquisition is recognized directly in equity.

2.4.	Foreign Currency

2.4.1.	Translation of financial statements

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Hungarian subsidiaries of Matel Holdings is the Hungarian Forint (“HUF”), the functional currency of the Romanian subsidiary of Matel Holdings is the Romanian Lei (“RON”) and the functional currency of Matel Holdings and Matel is the Euro (“EUR”).

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition that are measured in currencies other than the EUR are translated into EUR at foreign exchange rates ruling at the balance sheet date. Revenues and expenses of transactions measured in currencies other than the EUR are translated into EUR at rates approximating to the foreign exchange rates ruling at the date of the transactions. Equity amounts have been translated at historical exchange rates. Exchange rate translation differences are reported as a component of shareholders’ equity as non-distributable cumulative translation reserve. When foreign operations are disposed, in part or in full, the relevant amount of the reserve is transferred to profit or loss.

2.4.2.	Transactions and balances

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on retranslation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates when the fair values were determined.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

2.5.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

2.6.	Financial Investments

Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group’s contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset.

When the Group has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to profit or loss. The fair value of investments available-for-sale is determined by reference to their quoted bid price at the balance sheet date. The fair value of financial instruments held-for-trading is determined with reference to their quoted bid price at the balance sheet date.

The Group has not designated any financial instrument as at fair value through profit or loss other than derivative financial instruments that do not qualify for hedge accounting.

2.7.	Trade and Other Receivables

Receivables are recognized initially at fair value, and subsequently thereafter they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. Receivables with a short duration are not discounted. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.8.	Trade and Other Payables

Trade and other payables are initially recognized at fair value and subsequently at amortized cost.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

2.9.	Inventories

Inventories consist of materials to be used in construction and repair of the telephone network, as well as telephone merchandise held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.10.	Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition it is assessed whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Concession Rights and Licenses	see below
Software	3 years
Property Rights	3-6 years
Subscriber Acquisition Costs	1-3 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.10.1.	Concession rights and licenses

Concession rights and licenses represent amounts paid for the right to provide fixed line telecommunications services in certain geographical areas of Hungary (“historical concession areas”) on the basis of concession contracts signed by the Company and the Hungarian state. Up to 31 December 2004 these rights were amortized over the 25-year term provided for in the concession contracts signed in 1994 and 1995. Upon adoption of the revised IAS 38 – “Intangible Assets” on 1 January 2005, concession rights were written-off as these rights no longer met the definition of intangible asset under revised IAS 38.

2.10.2.	Goodwill

As part of its transition to IFRSs, Matel Holdings elected to restate only those business combinations that occurred on or after 1 January 2005. In respect of acquisitions prior to 1 January 2005, goodwill represents the amount recognised under the Matel Holdings’ previous accounting framework.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Prior to 2006 Matel Holdings did not prepare consolidated financial statements and elected not to restate its acquistion of Matel in accordance with IFRS 3. In relation to its 31 December 2006 consolidated financial statements (and consequently in the Group’s 31 December 2006 financial statements), Matel Holdings used the carrying amounts of the assets and liabilities as recognized in the consolidated financial statements of Matel at 1 January 2005 (Matel Holdings’ date of transition to IFRSs) in preparing its opening balance sheet at that same date.

All business combinations, except for transactions with entities under common control (see Note 2.3.3) on or after 1 January 2005 are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill on acquisition of subsidiaries is included among Intangible Assets. Goodwill is measured at cost less acumulated impairment losses.

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

2.10.3.	Software

Software is stated at the cost incurred to acquire and bring to use the specific software less accumulated amortization and impairment losses.

2.10.4.	Property Rights

Property rights represent amounts paid for the right to use third party property for the placement of telecommunication equipment. Property rights are stated at cost less accumulated amortization and impairment losses.

2.10.5.	Subscriber Acquisition Costs

Subscriber acquisition costs include sales commissions paid to internal sales force and third parties in relation to fixed term subscriber contracts and are amortized over the period of the related subscriber contracts. Subscriber acquisition costs are stated at cost less accumulated amortization and impairment losses.

2.10.6.	Other intangible assets

Other intangible assets include brand names and the value of customer relationships lists that were acquired by the Group. Other intangible assets are stated at cost less accumulated amortization and impairment losses.

2.11.	Property, Plant and Equipment

2.11.1.	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

cost of materials, direct labour and an appropriate proportion of overheads, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.	Leased assets

Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired by way of finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and the leased assets are not recognised on the Group’s balance sheet. The Group adopted IFRIC 4 – “Determining whether an Arrangement Contains a Lease”, which is mandatory for annual periods beginning on or after 1 January 2006, in its 2006 consolidated financial statements.

2.11.3.	Subsequent expenditure on property, plant and equipment

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Group and its cost can be measured reliably. All other expenditure is recognized in the income statement as an expense as incurred.

2.11.4.	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	17-50 years
Network	7-30 years
Machinery and Equipment	7-10 years
Fixtures and Fittings	7 years
Vehicles	5 years
Computers	3 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.	Impairment

The carrying amounts of the Group’s assets, other than inventories (see accounting policy note 2.9) and deferred tax assets (see accounting policy note 2.23), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. Impairment losses are recognized in the income statement.

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on a individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

2.12.1.	Calculation of recoverable amount

The recoverable amount of the Group’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

2.12.2.	Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For an available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.	Derivative Financial Instruments

The Group uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operational, financing and investing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading derivatives.

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates qualifying derivatives as either: (1) hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedges), or (2) hedges of the exposure to variability in cash-flows that is (a) attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and (b) could affect profit or loss (cash-flow hedges).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

At 1 January 2005, the Group, based on the provisions of the amended IAS 32 – “Financial Instruments: Disclosure and Presentation” and the amended IAS 39 – “Financial Instruments: Recognition and Measurement”, reviewed the classification of derivative financial instruments that were entered into before 2005 and the accounting treatment thereof. Based on the detailed review of the contracts and putting into place of various procedures to meet the hedging requirements of IAS 39, the Group designated qualifying derivative contracts into hedging relationships with the underlying assets, liabilities and firm commitments as of 1 January 2005.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

As a result of the formal designation of the derivative contracts as hedges, the accounting treatment thereof was changed since the effective date of the hedge designation and was applied prospectively.

Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss. Changes in the fair value of separable embedded derivatives are recognised immediately in profit or loss.

2.13.1.	Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Changes in the fair value of derivatives that are designated to hedge the change in the fair value of unrecognized firm commitments are recognized in the income statement. The corresponding change in the fair value of the unrecognized firm commitment is recognized as other asset or liability against the income statement.

2.13.2.	Cash-flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. The cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in equity is transferred to the carrying amount of the asset when it is recognised. In other cases the amount recognised in equity is transferred to profit or loss in the same period that the hedged item affects profit or loss.

The gain or loss relating to the effective portion of the hedging instrument is recognized in the statement of changes in shareholder’s equity. The ineffective portion of the derivative instrument is recognized in the income statement among Financial Expenses / Financial Income.

2.13.3.	Trading derivatives

Derivatives that do not qualify for hedge accounting are classified as trading derivatives. Changes in the fair value of trading derivatives are recognized in the income statement.

2.13.4.	Fair value estimation

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

For other OTC derivative agreements with its selected hedging counter-parties, the fair value of OTC financial instruments is determined by using valuation techniques. The Group uses present value calculations using assumptions that are based on market conditions prevailing on each balance sheet date.

2.14.	Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.15.	Provisions

A provision is recognized in the balance sheet when the Group has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.16.	Revenue Recognition

Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided (see further description below). Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. The Group considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables at their invoiced amounts.

A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidated income statement.

The Group’s main operating revenue categories are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to mass-market customers in the historical concession areas (Mass Market Voice In) and out of the historical concession areas (Mass Market Voice Out). Mass Market Voice Revenue comprises time based call charges, subject to a minimum monthly fee charged for

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

accessing the network and time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Mass Market Voice In revenue also includes access calls to dial-up ISPs’ networks at local call tariffs and revenue from providing DSL access to other ISPs, but revenue from bundled Internet call and Internet services is recorded under Mass Market Internet.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to mass-market customers nationwide both inside and outside the historical concession areas. Mass Market Internet comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, Internet access packages and regular data transmission services. Business revenues include the same components as Mass Market Voice In and Mass Market Internet revenues and include, in addition, revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to a selected number of resellers to use the Group’s excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Revenue from connection fees are recognized upon service activation. Revenue from monthly fees charged for accessing the network is recognized in the month during which the customer is permitted to access the network. Traffic revenue is recognized in the period of the related usage. Leased line and data transmission revenue is recognized in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognized when the calls are made.

2.17.	Universal Service Subsidies and Obligations

Prior to 2004 the Group was entitled to receive a subsidy from the Universal Service Fund to compensate for the provision of discounted subscription packages. At the same time the Group was obliged to pay into the fund an amount determined based on its revenues. No subsidies have been recognized after 2004 due to the uncertainty of the universal service legislation.

2.18.	Government grants

Government grants are recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the Group will comply with the

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

conditions attached to it. Grants that compensate the Group for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized in the income statement as other operating income on a systematic basis over the useful life of the asset.

2.19.	Pension Costs and Employee Benefits

Contributions are made to the Hungarian and Romanian pension, health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Group has no obligation for pension or other post employment benefits beyond the government programs.

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A provision is recognized for the amount expected to be paid under short-term cash bonuses or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.20.	Share Capital

2.20.1.	Ordinary shares

Incremental costs directly attributable to issue of ordinary shares and share options are recognised as a deduction from equity.

2.20.2.	Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity until cancelled.

2.20.3.	Share-based compensation

The Group had an employee share ownership program (“ESOP”) for senior executives, under which Matel Holdings, the shareholder of Matel, granted stock options to senior executives of INVITEL for the purchase of non-voting C shares representing up to 5% of the ordinary shares of Matel Holdings. The options vested immediately and were exercisable on issue. The maximum number of options issuable under the ESOP has been issued at 31 December 2006.

The fair value of options granted is recognized as an employee expense over the vesting period with a corresponding increase in equity. The Group believes that the value of these options was represented almost entirely by their intrinsic value at the grant date because these options were issued with the intention that they should be immediately exercised by the senior executives, the options could not be settled net in

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

cash, were for unlisted shares, and were not transferable. Therefore, the fair value of the options was measured at grant date using the estimated fair value of the underlying shares determined in accordance with the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines.

The options vest immediately and are exercisable on issue.

2.21.	Net Financial Costs

Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments. Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognized as net financial expense, other than the effective portion of cash-flow hedges being recognized in hedging reserve in equity.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

Dividend income is recognized in the income statement on the date that the Group’s right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

2.22.	Lease payments

Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.23.	Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. The amount of deferred

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

2.24.	Segment reporting

A business segment is a distinguishable component of the Group engaged in providing related products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.

The Group has four business segments that are identified in the accounting policy relating to revenue (see accounting policy Note 2.16 on revenue recognition). The Group’s primary format for segment reporting is based on business segments.

Allocation of revenues and cost of sales into business segments is based on management information collected in the information systems of the Group. The Group considers segment results at the gross margin level used for management reporting purposes and its current information systems do not report operating expenses on a segment basis. Non-current assets and related depreciation as well as capital expenditure are allocated into segments based on the services for which they are or will be utilized. Allocation of non-current liabilities was based on the allocation of assets, which they finance. Elements of working capital have been allocated based on revenues to which they relate. Unallocated assets include other non-current financial assets and deferred tax and unallocated liabilities include borrowings, finance leases and other liabilities relating to financing.

2.25.	Key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.25.1.	Deferred tax assets

The Group recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The amount of such deferred tax assets recognized in the balance sheet was EUR 6,300 thousand and EUR 7,256 thousand at 31 December 2006 and 2005, respectively. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Group companies, in particular INVITEL and Euroweb

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Hungary. The Group has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income of INVITEL and Euroweb Hungary according to approved business plans for these entities. If the future taxable income of INVITEL and Euroweb Hungary were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Group.

2.25.2.	Allowance for bad and doubtful accounts

The Group calculates an allowance for bad and doubtful accounts receivable to cover the estimated losses resulting from the inability of its customers to make required payments when due. Provision for bad debts recognised in the balance sheet amounted to EUR 10,269 thousand and EUR 9,167 thousand at 31 December 2006 and 2005, respectively. The estimates used in evaluating the adequacy of the allowance for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Group considers that the accounting estimate related to the allowance for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at 31 December 2006.

2.25.3.	Impairment of property, plant and equipment, intangible assets and goodwill

In determining impairment, the Group considers a number of factors, among others, future revenues and expenses, technological obsolescence and discontinuation of services.

The Group recognised an impairment loss of EUR 186 thousand and EUR 165 thousand for the year ended 31 December 2006 and 2005, respectively, as disclosed in Note 8.

The Group considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on the financial position and results of the Group.

2.25.4.	Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The Group considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Group, the impact of any changes in these assumptions could be material to the Group’s financial position, as well as the results of operations.

2.26.	Comparative information

In order to maintain consistency with the current period presentation, certain items have been reclassified for comparative purposes.

2.27.	New accounting pronouncements

A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 December 2006, and have not been applied in preparing these consolidated financial statements. The Group plans to adopt these pronouncements when they become effective. Of these pronouncements, potentially the following will have an impact on the Group’s operations.

IFRS 7 – “Financial Instruments: Disclosures” and the Amendment to IAS 1 – “Presentation of Financial Statements: Capital Disclosures”, which are effective for annual periods beginning on or after 1 January 2007, will require increased disclosure about the significance of financial instruments for an entity’s financial position and performance, and qualitative and quantitative disclosures on the nature and extent of risks and increased disclosure in respect of the Group’s capital. The Group expects that the significant additional disclosures required will relate to its financial risk management objectives, policies and processes, and share capital.

IFRS 8 – “Operating Segments”, which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Group expects the new Standard to significantly alter the presentation and disclosure of its operating segments in the consolidated financial statements.

IFRIC 9 – “Reassessment of Embedded Derivatives”, which is effective for annual periods beginning on or after 1 June 2006 requires that a reassessment of whether an embedded derivative should be separated from the underlying host contract should be made only when there are changes in the terms of the contract that significantly modify the cash flows that otherwise would be required under the contract. The Group has not yet completed its analysis of the impact of the new Interpretation.

IFRIC 10 – “Interim Financial Reporting and Impairment”, which is effective for annual periods beginning on or after 1 November 2006 prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, investments in equity instruments or financial assets carried at cost. The Group does not expect the Interpretation to have any impact on the consolidated financial statements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

3.	Acquisition of Subsidiaries

On 20 December 2005 INVITEL entered into a share purchase and sale agreement with Euroweb International Corp. (“Euroweb International”) to purchase 100% of Euroweb International’s interest in Euroweb Hungary and Euroweb Romania.

Following the necessary approvals of shareholders of the companies and the relevant competition authorities and a report of an independent auditor about the indebtedness of Euroweb Hungary and Euroweb Romania, the transaction was completed on 23 May 2006.

Through the transaction INVITEL purchased 19,996 series A common shares and 3 series B preference shares all of which have a nominal value of HUF 1,000 and represent 100% minus one share of the issued share capital and voting rights in Euroweb Hungary and 6,411,968 common shares all of which have a nominal value of RON 0.50 and represent 99.96% of the issued capital and voting rights in Euroweb Romania.

The purchase consideration for the two companies amounted to USD 30 million (approximately EUR 24 million). As part of the purchase consideration INVITEL also capitalized certain consultant expenses directly related to the transaction including the cost of legal, technical and financial due diligence amounting to HUF 186 million (approximately EUR 732 thousand). For the purpose of the purchase price allocation the purchase consideration has been split between Euroweb Hungary and Euroweb Romania pro rata based on the valuations of the two companies according to their Long Term Business Plans (“LTBP”) excluding potential synergies arising from the transaction. According to the LTBP valuations the purchase price has been allocated as 48.8% and 51.2% between Euroweb Hungary and Euroweb Romania, respectively.

Pre-acquisition carrying amounts were determined based on applicable IFRSs immediately before the acquisition. The values of assets, liabilities and contingent liabilities recognized on acquisition are their estimated fair values. Fair values of the assets were determined using different valuation techniques depending on the nature of the assets. Items of existing property, plant and equipment and intangible assets were valued using the Depreciated Replacement Cost and Sales Comparison valuation methods. Intangible assets were valued using multi-period-excess-earnings method in the case of customer related intangible assets, and relief-from-royalty method in the case of marketing related intangible assets and the reproduction cost method for software. Newly identified intangibles consist of customer relationship, brand names and software.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The assets and liabilities of the subsidiaries acquired are summarized in the below table. The below amounts represent the recognition of the business combination in the Group’s consolidated financial statements:

	EuroWeb Internet Szolgáltató Zrt.		EuroWeb Romania S.A.		Total
(in thousands of EUR)	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Property, plant and equipment	1,720	1,130	3,505	3,693	5,225	4,823
Intangible assets	711	2,321	57	2,094	768	4,415
Liabilities	(7,353)	(7,353)	(233)	(233)	(7,586)	(7,586)

Inventory	54	54	186	186	240	240
Trade and other receivables	2,486	2,486	895	895	3,381	3,381
Cash and cash equivalents	7,389	7,389	160	160	7,549	7,549
Deferred taxes	1,128	924	(67)	(513)	1,061	411
Trade and other payables	(3,487)	(3,487)	(2,017)	(2,017)	(5,504)	(5,504)

Net assets acquired	2,648	3,464	2,486	4,265	5,134	7,729
Goodwill		8,373		8,157		16,530

Total purchase consideration		11,837		12,422		24,259

Less: cash acquired		(253)		(140)		(393)

Net cash outflow		11,584		12,282		23,866

The Group recognised EUR 16,530 thousands goodwill on the acquisition of EuroWeb Hungary and EuroWeb Romania. Goodwill recognized relates to customer relationships for which no value could be assigned, value of assembled workforce, business relationships and agreements as well as future synergies with INVITEL’s Internet and communications business. An impairment test for such goodwill recognized will be performed once a year in line with the accounting policy of the Group (see Note 2.12).

The acquisition date was 23 May 2006. Profit/(loss) after tax of Euroweb Hungary and Euroweb Romania from 23 May 2006 to 31 December 2006 included in the net profit for the period of the Group amounts to a loss of EUR 378 thousand and a profit of EUR 242 thousand, respectively.

Pro-forma revenue of the combined entity for the period ended 31 December 2006 would have been EUR 197,808 thousand had the acquisition taken place on 1 January 2006.

Pro-forma net loss for the period of the combined entity for the period ended 31 December 2006 would have been EUR 2,677 thousand had the acquisition taken place on 1 January 2006.

The impairment test for such goodwill arising from the above business combination was performed during the fourth quarter in line with the accounting policy of the Group (see Note 2.12). The two companies have been identified as two individual cash-generating units. The recoverable amounts of these cash-generating units have been determined based on both fair value less cost to sell and their value-in-use. Values in use were determined based on cash flow projections for Euroweb Hungary and Euroweb Romania reflecting the financial business plans approved by management of the Group covering the fiscal period from 2007 through 2011.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Value-in-use was determined by discounting the future cash flows generated from the continuing use of the unit and was based on the following key assumptions:

•

Cash flows were projected based on actual operating results and the upcoming five years from 2007 through 2011 of the long-term business plan. Cash flows beyond 2011 were extrapolated into perpetuity using a constant growth rate of zero percent.

•	The Euroweb Romania plan was prepared in US dollars and the exchange rate to translate it to Hungarian forints was assumed to be 200 HUF/USD.

•	A pre-tax discount rate of 10% was applied in determining the recoverable amount of the units. The discount rate was estimated based on INVITEL’s weighted average cost of capital.

The values assigned to the key assumptions represent management’s assessment of future trends in the industry and are based on both external sources and internal sources.

The actual purchase price of the companies paid to Euroweb International (less costs to sell) was also used to determine the fair value. The higher of the fair value less costs to sell and the value-in-use was used to determine the recoverable amount, which were then compared to the carrying amount.

As a result of the impairment test no impairment was accounted for.

4.	Revenues

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Mass Market Voice	77,363	89,131
Mass Market Internet	24,367	20,031
Business	54,636	44,826
Wholesale	29,240	27,355

Total Revenues	185,606	181,343

5.	Cost of Sales

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Sales commissions	(2,822)	(1,732)
Interconnect expenses	(37,739)	(39,122)
Access type charges	(14,546)	(6,371)
Other cost of sales	(1,996)	(1,685)

Total Cost of Sales	(57,103)	(48,910)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

6.	Operating Expenses

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Personnel expenses	(22,268)	(19,512)
Headcount-related costs	(7,040)	(7,475)
Advertising and marketing costs	(3,094)	(2,591)
Network operating expenses	(12,275)	(12,550)
IT costs	(3,821)	(3,533)
Local operating and other taxes	(3,711)	(3,792)
Bad debt expense	(855)	(1,070)
Collection costs	(1,397)	(1,264)
Legal and audit fees	(74)	(394)
Consultant expenses	(644)	—
Management fee	(576)	(644)
Due diligence expense	(425)	(184)
USF provision	466	(602)
IP TV and tax penalty	(506)	—
Other costs, net	(421)	69

	(56,641)	(53,542)
Less: Capitalised costs	1,972	2,069

Total Operating Expenses	(54,669)	(51,473)

Network operating expenses include the maintenance costs of the Group’s telecommunication infrastructure and its license and rental fees, which rental fees amounted to EUR 3,109 thousand and EUR 2,620 thousand for the year ended 31 December 2006 and 2005, respectively.

Bad debt expense for the year ended 31 December 2005 is net of EUR 724 thousand, a reversal relating to a receivable recovered in 2005.

Capitalized costs include labour and overhead expenses associated with the construction of property, plant and equipment.

7.	Personnel Expenses

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Salaries	(12,152)	(11,382)
Social security and other contributions	(4,048)	(3,978)
Personnel related expenses	(1,053)	(1,609)
Management bonuses	(1,034)	—
Share-based payments	(673)	—
Contracted employees and expatriate costs	(1,316)	(1,390)
Bonuses and charges	(1,929)	(1,125)
Severance payments	(63)	(28)

Total Personnel Expenses	(22,268)	(19,512)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The number of employees was 927 and 768 at 31 December 2006 and 2005, respectively. Due to the acquisition of subsidiaries (see Note 3) the number of employees of the Group increased by 181.

Personnel expenses for the period ended 31 December 2006 include expenses relating to executive share based compensation in the amount of EUR 673 thousand (see Note 2.20.3).

8.	Depreciation and Amortization

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Amortization	(7,169)	(6,620)
Depreciation	(30,600)	(31,329)
Impairment loss	(186)	(165)
Derecognition of concession rights	—	(10,907)

Total Depreciation and Amortization	(37,955)	(49,021)

Concession rights were derecognized as of 1 January 2005 due to the adoption of revised IAS 38 effective from 1 January 2005 under which standard the rights no longer met the definition of an intangible asset.

The impairment loss of EUR 186 thousand for the year ended 31 December 2006 mainly related to the impairment of office buildings (EUR 46 thousand) and impairment of subscriber acquisition costs (EUR 140 thousand).

The impairment loss of EUR 165 thousand for the year ended 31 December 2005 mainly related to the impairment of a billing system and removal of public pay phones.

9.	Cost of Restructuring

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Severance	(38)	—
Cost of reorganization	(1,775)	(2,046)

Total Cost of Restructuring	(1,813)	(2,046)

The Cost of reorganization in the amount of EUR 1,775 thousand for the year ended 31 December 2006 represents reorganization and restructuring expenses mainly related to the integration of Euroweb Hungary after its acquisition by INVITEL. The cost of restructuring mainly included relocation expenses, termination expenses of lease contracts and termination benefits paid.

The Cost of reorganization in the amount of EUR 2,046 thousand recorded in 2005 mainly included termination benefits paid to employees related to the rationalization of INVITEL company structure and consolidating locations of the business across geographical areas. The provision was fully utilized in 2006.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

10.	Net Financial Costs

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Interest income	970	1,576
Fair value change of forward contracts	—	922
Fair value change of swap contracts	3,290	4,965
Fair value change of hedged items	618	351

Financial Income	4,878	7,814

Related party interest expense	—	—
Third party interest expense	(26,289)	(28,412)
Bond discount	(233)	(233)
Amortization of deferred borrowing costs	(1,367)	(1,453)
Interest expense	(27,889)	(30,098)
Net foreign exchange (loss)/gain	(3,055)	(8,144)
Fair value change of securities	—	(127)
Fair value change of forward contracts	(773)	—
Other financial expense	(226)	(278)

Financial Expense	(31,943)	(38,647)

Total Net Financial Costs	(27,065)	(30,833)

All interest income in 2006 and 2005 relates to cash and cash equivalents. See Note 17 for information about financial instruments at 31 December 2006 and identified financial risks.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

11.	Intangible Assets

Movements during the period in the Group’s intangible assets were as follows:

(in thousand of EUR)	Concession Rights and Licenses	Software	Property Rights	Goodwill	Subscriber Acquisition Costs	Other	Total Intangible Assets
Cost as at 1 January 2005	17,887	35,714	13,003	134	—	—	66,738
Additions during the period	—	2,998	2,387	—	2,448	—	7,833
Disposals during the period	(17,777)	—	—	—	—	—	(17,777)
Effect of exchange rates	(110)	(710)	(305)	(3)	—	—	(1,128)

Cost as at 31 December 2005	—	38,002	15,085	131	2,448	—	55,666

Accumulated amortization as at 1 January 2005	(7,054)	(32,020)	(6,991)	—	—	—	(46,065)
Amortization charge for the period	—	(3,716)	(2,156)	—	(748)	—	(6,620)
Impairment for the period	(10,907)	(14)	—	—	—	—	(10,921)
Disposals during the period	17,777	—	—	—	—	—	17,777
Effect of exchange rates	184	568	145	—	—	—	897

Accumulated amortization as at 31 December 2005	—	(35,182)	(9,002)	—	(748)	—	(44,932)

Carrying value as at 1 January 2005	10,833	3,694	6,012	134	—	—	20,673

Carrying value as at 31 December 2005	—	2,820	6,083	131	1,700	—	10,734

Cost as at 1 January 2006	—	38,002	15,085	131	2,448	—	55,666
Acquisition of subsidiaries	—	1,166	310	16,530	—	2,940	20,946
Additions during the period	—	2,622	1,647	—	2,708	—	6,977
Disposals during the period	—	(83)	(11)	—	—	—	(94)
Revarsal	—	—	—	(125)	—	—	(125)
Effect of exchange rates	—	(36)	(119)	683	91	9	628

Cost as at 31 December 2006	—	41,671	16,912	17,219	5,247	2,949	83,998

Accumulated amortization as at 1 January 2006	—	(35,182)	(9,002)	—	(748)	—	(44,932)
Amortization charge for the period	—	(2,505)	(2,252)	—	(2,185)	(227)	(7,169)
Impairment for the period	—	—	—	—	(140)	—	(140)
Disposals during the period	—	93	—	—	—	—	93
Effect of exchange rates	—	47	158	—	(91)	—	114

Accumulated amortization as at 31 December 2006	—	(37,547)	(11,096)	—	(3,164)	(227)	(52,034)

Carrying value as at 1 January 2006	—	2,820	6,083	131	1,700	—	10,734

Carrying value as at 31 December 2006	—	4,124	5,816	17,219	2,083	2,722	31,964

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

INVITEL and its predecessor companies in 1994 and 1995 concluded 25-year concession contracts to provide fixed line telecommunication services in certain geographical areas in Hungary (“historic concession areas”). In March 2002 INVITEL ZRt. signed a Universal Service Agreement with the Information and Communication Ministry that effectively replaced the obligations contained in previous concession contracts. The concession contracts were terminated in April 2004. The related concession rights were written off as of 1 January 2005 due to adoption of revised IAS 38 under which standard the rights no longer met the definition of an intangible asset (see Note 8).

Goodwill relates to acquisitions undertaken by the Group. Additions to goodwill relate to the acquisition of Euroweb Hungary and Euroweb Romania by INVITEL on 23 May 2006 (see Note 3).

The Company capitalized subscriber acquisition costs (mainly sales commissions) in the amount of EUR 2,708 thousand and EUR 2,448 thousand during the year ended 31 December 2006 and 2005, respectively and charged the related amortization in the amount of EUR 2,185 thousand and EUR 748 thousand for the period ended 31 December 2006 and 2005, respectively.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

12.	Property, Plant and Equipment

Movements during the period in the Group’s property, plant and equipment were as follows:

(in thousands of EUR)	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
Cost as at 1 January 2005	4,953	498,750	20,859	5,347	529,909
Additions during the period	—	709	—	15,039	15,748
Transfers from capital WIP	29	11,451	958	(12,438)	—
Disposals during the period	(243)	(4,105)	(449)	(14)	(4,811)
Effect of exchange rates	(90)	(9,445)	(394)	(133)	(10,062)

Cost as at 31 December 2005	4,649	497,360	20,974	7,801	530,784

Accumulated depreciation as at 1 January 2005	(1,180)	(205,347)	(17,441)	—	(223,968)
Depreciation charge for the period	(263)	(29,301)	(1,765)	—	(31,329)
Impairment for the period	—	(124)	(26)	—	(150)
Disposals during the period	243	3,830	440	—	4,513
Effect of exchange rates	22	4,133	344	—	4,499

Accumulated depreciation as at 31 December 2005	(1,178)	(226,809)	(18,448)	—	(246,435)

Carrying value as at 1 January 2005	3,773	293,403	3,418	5,347	305,941

Carrying value as at 31 December 2005	3,471	270,551	2,526	7,801	284,349

Cost as at 1 January 2006	4,649	497,360	20,974	7,801	530,784
Additions during the period	—	—	—	18,308	18,308
Acquisition of subsidiaries	60	3,800	433	530	4,823
Transfers from capital WIP	91	15,660	853	(16,604)	—
Disposals during the period	(67)	(652)	(816)	—	(1,535)
Effect of exchange rates	(38)	(3,846)	(193)	51	(4,026)

Cost as at 31 December 2006	4,695	512,322	21,251	10,086	548,354

Accumulated depreciation as at 1 January 2006	(1,178)	(226,809)	(18,448)	—	(246,435)
Depreciation charge for the period	(265)	(28,929)	(1,273)	—	(30,467)
Impairment for the period	(30)	(1)	(15)	—	(46)
Disposals during the period	62	171	788	—	1,021
Effect of exchange rates	—	824	140	—	964

Accumulated depreciation as at 31 December 2006	(1,411)	(254,744)	(18,808)	—	(274,963)

Carrying value as at 1 January 2006	3,471	270,551	2,526	7,801	284,349

Carrying value as at 31 December 2006	3,284	257,578	2,443	10,086	273,391

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment.

Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

Total value of assets with useful life less than one year amounting to EUR 133 thousand and nil in 2006 and 2005, respectively, were written off directly to depreciation.

13.	Cash and Cash Equivalents

	At 31 December
(in thousand of EUR)	2006	2005
Cash on hand and in banks	937	1,277
Cash deposits	12,690	27,945

Total Cash and Cash Equivalents	13,627	29,222

Out of the total of Cash and Cash Equivalents of EUR 13,627 thousand at 31 December 2006, the EUR denominated part is EUR 2,776 thousand or 20%, the HUF denominated part is EUR 10,635 thousand or 78%, the USD denominated part is EUR 56 thousand or 1%, and the RON denominated part is EUR 160 thousand or 1%.

Out of the total of Cash and Cash Equivalents of EUR 29,222 thousand at 31 December 2005, the EUR denominated part is EUR 1,038 thousand or 4%, and the HUF denominated part is EUR 28,184 thousand or 96%.

The effective interest rate for cash and cash equivalents was 5.0% in the year period ended 31 December 2006 and 6.3% in the year ended 31 December 2005.

14.	Trade and Other Receivables

	At 31 December
(in thousands of EUR)	2006	2005
Trade accounts receivable	29,807	26,191
Allowance for bad and doubtful accounts	(10,269)	(9,167)
Other receivables	1,457	1,247

Total Trade and Other Receivables	20,995	18,271

Trade accounts receivable are mostly denominated in HUF. Out of the total Trade accounts receivable the HUF denominated part is EUR 28,486 thousand and the RON denominated part is EUR 831 thousand.

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than 1 year, are carried in the Trade accounts receivable balance in the amount of

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

EUR 8,470 thousand at 31 December 2006 and EUR 6,862 thousand at 31 December 2005 as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include advances to suppliers and prepaid taxes.

15.	Shareholders’ Equity

At 31 December 2006 the authorized share capital of Matel Holdings was EUR 120,000 divided into 57,000 ordinary “A” shares, 57,000 ordinary “B” shares and 6,000 ordinary “C” shares with a par value of EUR 1.00 each. At 31 December 2006 the issued share capital of Matel Holdings was EUR 63,000. The issued capital is fully paid in.

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the shareholder of Matel, could issue stock options to senior executives of INVITEL up to 5% of the ordinary shares of Matel Holdings. Matel Holdings issued in 2003 and 2004 options for the purchase of shares representing 4.15% of its outstanding shares. The senior executives exercised the options upon issue and entered into shareholder agreements (“the Agreements”).

During the year ended 31 December 2006 Matel Holdings N.V granted further options for the purchase of non-voting C shares representing 0.85% of Matel Holdings N.V ordinary shares. With this grant the maximum number of options issuable under the ESOP has been issued. These shares are subject to the Agreements previously entered into. The Group has assessed the options as meeting the definition of equity settled share based payments under IFRS 2. The Agreements prescribe the use of the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines to determine fair value. Based on these guidelines the Group has determined that the shares were purchased by the senior executives at approximately EUR 673 thousand below fair value. As these options vested upon issue, the EUR 673 thousand has been recorded among capital reserve in the second quarter of 2006.

On 30 October 2006 following the issue of the senior PIK notes the shareholders contributed their shareholdings in Matel Holdings into Invitel Holdings as a share premium contribution. The net proceeds from the issue of the PIK notes were used by Invitel Holdings for the repurchase of certain of its shares, as a result of which Invitel Holdings is owned in equal parts by EEIF, GMT and INVITEL management.

The Cumulative translation reserve comprises all foreign exchange differences arising from the translation into EUR of the financial statements of foreign operations whose functional currency is not EUR.

The Hedging reserve includes the fair value movements of the effective portions of hedging derivatives designated as cash-flow hedges.

As at 31 December 2006 and 31 December 2005 minority interest related to the 0.02% investments held in INVITEL by local municipalities and the 0.04% investments held in Euroweb Romania by individuals.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

16.	Interest Bearing Borrowings

	At 31 December
(in thousands of EUR)	2006	2005
Current Portion of Interest Bearing Borrowings
Secured bank facility loan
- HUF	3,448	2,736
- EUR	18,329	14,401
Current Portion of Investment credit facility	2,666	—
Deferred borrowing costs	(613)	(619)

	23,830	16,518

Interest Bearing Borrowings
Secured bank facility loan
- HUF	15,639	19,274
- EUR	83,129	101,457
Investment credit facility	—	—
High yield bonds, net of discount	140,689	140,456
Deferred borrowing costs	(6,695)	(8,190)

Total Interest Bearing Borrowings	232,762	252,997

Secured Bank Facility Loan

Facilities

On 6 August 2004 INVITEL signed a multi-currency term and revolving credit facility agreement (“the Facilities Agreement”) with a bank syndicate, amounting to EUR 165 million (“the Secured Bank Facility Loan”). The transaction cost of EUR 4.4 million reduced the initial amount of the loan, and as such are included in the effective interest rate calculation.

Based on the Facilities Agreement INVITEL is provided with the following facilities. Under Facility “A”, INVITEL borrowed an initial amount of EUR 134,303 thousand, under Facility “B”, INVITEL borrowed an initial amount of HUF 6,416,533 thousand, the equivalent of EUR 25,697 thousand at the initial drawdown of the loan, under Facility “C”, INVITEL is provided with a revolving credit facility of (i) EUR 4,197 thousand and (ii) HUF 200 517 thousand, the equivalent of EUR 803 thousand. However the total outstanding amount of Facilities “A”, “B” and “C” cannot exceed the total amount of EUR 165 million. Facility “C” has not yet been utilized.

The current and non-current portion of the Secured Bank Facility Loan by Facility A and Facility B are detailed in the following table:

	At 31 December 2006			At 31 December 2005
(in thousands of EUR)	Current	Non-Current	Total	Current	Non-Current	Total
Secured bank facility loan
Facility A	18,329	83,129	101,458	14,401	101,457	115,858
Facility B	3,448	15,639	19,087	2,736	19,274	22,010

Total Secured Bank Facility Loan	21,777	98,768	120,545	17,137	120,731	137,868

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Interest

The Secured Bank Facility Loan bears a floating interest charge comprising of the applicable EURIBOR and BUBOR rate, a margin and the Mandatory Cost. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary. The Mandatory Cost is expressed as a percentage rate per annum. It is represented to be a reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office. No Mandatory Cost has been payable since the refinancing on 6 August 2004.

From the initial utilization date of 6 August 2004 of the Secured Bank Facility Loan until the date falling twelve months after, the margin related to any interest period is a minimum of 2.25% per annum. The margin depends on the ratio of Senior Debt to Twelve Month Consolidated EBITDA (each as defined in the Facilities Agreement) ratio of Matel. The margin at 31 December 2006 is at 1.75% per annum and was 1.75% at 31 December 2005.

Interest payments are due on a monthly, quarterly or semi-annual basis depending on the decision of Matel.

The effective interest rate on the Secured Bank Facility Loan Facility “A” was approximately 5.61% at 31 December 2006 and approximately 5.17% at 31 December 2005. The effective interest rate on the Secured Bank Facility Loan Facility “B” was approximately 10.13% at 31 December 2006 and approximately 10.18% at 31 December 2005.

Repayment and maturity of the Secured Bank Facility Loan

Repayment of Facility “A” and “B” loans is made on a quarterly basis commencing from 31 December 2004 with a final repayment date of 30 June 2011. Principal repayments are made on an increasing basis.

On 15 February 2005 the Group pre-paid EUR 7, 500 thousamd (HUF 1 831 million) of the secured bank facility loan.

The remaining contractual repayments as at 31 December 2006 are as follows:

(thousands of EUR)	Annual repayment in the % of the original outstanding amount	Facility A	Facility B	Total
Year
2007	13.65%	18,329	3,448	21,777
2008	15.84%	21,275	4,004	25,279
2009	17.55%	23,566	4,433	27,999
2010	19.98%	26,839	5,049	31,888
2011	8.53%	11,448	2,154	13,602

	75.55%	101,457	19,088	120,545

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Financial covenants

The Facilities Agreement prescribes certain financial covenants to be complied with on a quarterly basis. These are the following until 31 December 2007:

Total Debt to Twelve Month Consolidated EBITDA

It shall not exceed the following ratios in any periods indicated:

31 March 2007	4.25:1
30 June 2007	4.25:1
30 September 2007	4.25:1
31 December 2007	4.00:1

Senior Debt to Twelve Month Consolidated EBITDA

It shall not exceed the following ratios in any periods indicated:

31 March 2007	2.00:1
30 June 2007	1.75:1
30 September 2007	1.75:1
31 December 2007	1.75:1

Total Debt Interest Cover

It shall not be less than the following ratios in any periods indicated:

31 March 2007	2.50:1
30 June 2007	2.50:1
30 September 2007	2.75:1
31 December 2007	3.00:1

Total Fixed Charge Service Cover

It shall not be less than the following ratios in any periods indicated:

31 March 2007	1.05:1
30 June 2007	1.05:1
30 September 2007	1.05:1
31 December 2007	1.05:1

Covenants on distribution

Matel is permitted to make dividend payments, other distributions, payment of interest and prepayment of the Related Party Subordinated Loan (together “distribution”) from any Excess Cash-Flow as follows:

•	If the Total Debt to Twelve Months Consolidated EBITDA is more than 3.00:1, the Company shall apply an amount of the Excess Cash Flow as mandatory prepayment of the Secured Bank Facility Loan equal to the amount of the distribution made.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

•	If the Total Debt to Twelve Months Consolidated EBITDA is less than 3.00:1, no mandatory prepayment of the loan is required however the amount that can be distributed is limited to 50% of the Excess Cash-Flow.

The Group was in compliance with all covenants as at 31 December 2006.

Guarantee and security

The obligations of INVITEL, as the primary borrower of the Secured Bank Facility Loan, are guaranteed on a senior basis by Matel and V-Holding.

In accordance with the Facilities Agreement a “Floating Charge” has been registered on all the assets of the Group in the Register of Charges by the Hungarian Chamber of Notaries. The maximum amount of the charge is EUR 165 million plus costs, charges and expenses pursuant to the Facilities Agreement.

Furthermore, Matel established a “Security Deposit” of its shares in INVITEL and V-Holding to secure all the obligations of the Group towards the lenders of the Secured Bank Facility Loan, and Matel Holdings established a “Security Deposit” of its shares in Matel.

In addition a pledge was established on all present and future bank accounts of the Group, the maximum principal amount of which is EUR 165 million plus costs, charges and expenses as stipulated in the Facilities Agreement to secure obligations.

High Yield Bonds

On 6 August 2004, Matel issued high yield bonds (“the HY Bonds”), in the aggregate principal amount of EUR 142 million. The issue was at 98.682% of the face value and resulted in cash proceeds of EUR 140.1 million. The cost of issuance of EUR 6.7 million has been deferred over the term of the HY Bonds, using the effective interest rate method.

The HY Bonds bear a fixed interest charge of 10.75%, payable on a semi-annual basis on 15 February and 15 August each year. The final maturity of the HY Bonds is on 15 August 2012. The HY Bonds were first listed on the Luxembourg Stock Exchange on 24 August 2005. The quotes can be found on the official website of the Luxembourg Stock Exchange under security label “MagyTel”.

The effective interest rate on the HY Bond was approximately 12% as at 31 December 2006 and 31 December 2005.

Redemption option

At the option of Matel, it may redeem some or all of the HY Bonds on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

At any time prior to 15 August 2008, Matel may redeem some or all of the HY Bonds at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest up to the redemption date. In addition, at any time prior to 15 August 2007 Matel may redeem up to 35% of the aggregate principal amount of the HY Bonds at a redemption price of 110.75% of their principal amount, plus accrued and unpaid interest, if any to the redemption date, if a certain public equity offering occurs. The make-whole premium (“Applicable Redemption Premium”) means, with respect to any HY Bond on any redemption date, the excess of: a) the present value at such redemption date of (x) the redemption price of such HY Bond at August 15, 2008 (according to the table “Redemption Options” on or after 15 August 2008, plus (y) all required interest payments that would otherwise be due to be paid on such HY Bond during the period between the redemption date and August 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over b) the outstanding principal amount of the HY Bond.

The early redemption of the HY Bonds cannot occur before the discharge of the Senior Bank Facility unless the majority of the lenders previously consented.

Covenants

Limitation on debt

In accordance with the HY Bond Indenture Matel will be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for Matel would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of Matel on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of Matel’s consolidated adjusted net income on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the HY Bond indenture the aggregate amount of any other restricted payments shall not exceed EUR 8 million.

Guarantee and security

The obligations of Matel under the HY Bonds are guaranteed on a senior subordinated basis by INVITEL and V-Holding.

A security deposit over the shares of Matel in INVITEL and V-Holding, and over the funding loan from Matel to INVITEL of the proceeds from the issuance of the HY Bonds, ranking second after the security deposit established pursuant to the Facilities Agreement, the Indenture and the related inter-creditor arrangements has been established in favour of the HY Bond holders.

Matel was in compliance with all covenants as at 31 December 2006.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Investment Credit Facility

Facilities

On 11 May 2006 INVITEL signed a EUR 9,000 thousand credit facilities agreement (the “Investment Credit Facilities Agreement”) with HVB Bank Hungary Zrt.

Based on the Investment Credit Facilities Agreement INVITEL is provided with the following facilities. Under the “Investment Loan Facility”, INVITEL was provided with a total amount of EUR 8,000 thousand facility which was available for drawdown until 31 December 2006. The Investment Loan Facility was only available for financing the acquisition of the Euroweb entities (see in Note 3). On 23 May 2006 INVITEL drew EUR 4,000 thousand of the total available amount of EUR 8,000 thousand. The remaining part was not drawn by 31 December 2006 therefore it is no longer available. Until 31 December 2006 INVITEL repaid EUR 1,334 thousand of the outstanding loan. After such repayment the outstanding balance of the Investment Credit Facility loan was EUR 2,666 thousand at 31 December 2006.

Under the “Revolving Credit Facility”, INVITEL was provided with a total amount of EUR 1,000 thousand facility available for general corporate purposes. The Revolving Credit Facility is available for drawdown in both EUR and HUF. As at 31 December 2006, no amount was drawn under this facility.

Interest

Both facilities bear a floating interest charge comprising of the applicable EURIBOR and BUBOR rate and a margin of 0.24% and 0.21% for the Investment Loan Facility and the Revolving Credit Facility, respectively.

An interest payment was due on 31 December 2006 on the Investment Loan Facility. Thereafter, interest is payable on a quarterly basis until maturity. On the Revolving Credit Facility interest is payable weekly, monthly or quarterly, depending on the decision of INVITEL.

The effective interest rate of the Investment Loan was 3.63% as at 31 December 2006.

Repayment and maturity of the Investment Loan

The remaining balance of the Investment Loan is repayable in two equal installments on 31 March 2007 and 30 September 2007. All amounts outstanding under the Revolving Credit Facility need to be repaid on 22 May 2007.

Guarantee and security

The Credit Facilities were provided on an unsecured basis to Matel. However INVITEL shall procure that its obligations under the Investment Credit Facilities Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations. In addition INVITEL shall not permit to exist any encumbrance over all or any part of its respective present and future undertakings, assets, rights or revenues to secure or prefer any of their present and future indebtedness, other than a ‘Permitted Encumbrance’ as defined in the and under the terms of the Facilities Agreement (see above).

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Deferred Borrowing Costs

The current and non-current portion of deferred borrowing costs by Facility A and Facility B and the HY Bonds are detailed in the following table:

	At 31 December 2006			At 31 December 2005
(in thousands of EUR)	Current	Non-Current	Total	Current	Non-Current	Total
Deferred borrowing costs
Facility A	(515)	(1,801)	(2,316)	(520)	(2,338)	(2,858)
Facility B	(98)	(345)	(443)	(99)	(447)	(546)
High Yield Bond	—	(4,549)	(4,549)	—	(5,405)	(5,405)

Total Deferred Borrowing Cost	(613)	(6,695)	(7,308)	(619)	(8,190)	(8,809)

17.	Financial Instruments

Financial instruments carried on the balance sheet include cash and bank balances, investment in securities, trade and other receivables, trade payables, leases receivables and payables and borrowings. The Group also has derivative financial instruments that reduce the exposure to fluctuations in foreign currency exchange and interest rates and manage credit risk.

Credit risk

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. The Group generally does not require collateral in respect of financial assets. The Group is not exposed to any significant concentration of credit risk as its customer base is widely spread.

Investments are allowed in EUR or HUF denominated securities, which are freely negotiable, marketable and (1) are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc. or (2) are issued by the Republic of Hungary. Transactions involving derivative financial instruments are with counter-parties with whom the Group has a signed netting agreement as well as high credit ratings. Given their high credit ratings, management does not expect any counter-party to fail to meet its obligations with respect to its derivative financial instruments.

The Group has made provisions of EUR 10,269 thousand and EUR 9,167 thousand for overdue receivables at 31 December 2006 and 2005, respectively. Besides the risk on receivables the maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. Due to the nature of the services provided by the Group there are no significant concentrations of credit risk.

Liquidity risk

In accordance with the Treasury Policy of the Company as approved by the Board of Directors, a prudent liquidity management is maintained by means of holding sufficient amounts of cash and marketable securities that are available for making all operational and debt service related payments when those become due. In addition the Company has a EUR 5 million revolving bank facility as

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

part of the EUR 165 million Senior Bank Facility (see Note 16). The revolving facility can be drawn partly in euro and in Hungarian Forints until the final maturity of the Senior Bank Facility. In addition the Company has an EUR 1 million revolving facility as part of the EUR 9 million Investment Loan (see Note 16) being available for drawdown until 22 May 2007. None of the revolving facilities have been utilized yet.

The Group only invests in highly liquid assets, which are readily convertible into cash.

Interest rate risk

The Group’s investments in fixed-rate debt securities and its fixed-rate borrowings are exposed to a risk of change in their fair value due to changes in interest rates. The Group’s investments in variable-rate debt securities and its variable-rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group is exposed to interest rate cash flow risk since a portion of the interest of its Interest Bearing Borrowings is based on variable inter-bank rates. To reduce its interest rate cash flow risk the Group entered into Interest Rate Swap Agreements based on standard ISDA agreements in which the floating EURIBOR rates were charged to swapped for fixed EUR rates.

In 2001 the Group entered into agreements with BNP Paribas Paris (“BNP”) and with Royal Bank of Scotland (“RBS”, hereinafter referred to as “the 2001 Interest Rate Swap”) and the total notional amount of the agreements are as follows:

31/12/2004 – 30/06/2005	EUR 170 million
30/06/2005 – 30/12/2005	EUR 155 million
30/12/2006 – 30/06/2006	EUR 140 million
30/06/2006 – 29/12/2006	EUR 120 million

Based on the agreements the floating rate of 6 month EURIBOR was swapped to a fixed rate of 5.50% from 1 January 2004 until 29 December 2006.

In March 2006 the Group continued the execution of its Hedging Program and entered into two 1 year interest rate swap agreements with BNP in order to reduce its interest rate risk the Group, for the following periods and notional amounts:

29/12/2006 – 30/03/2007	EUR 101 million
30/03/2007 – 29/06/2007	EUR 97 million
29/06/2007 – 28/09/2007	EUR 92 million
28/09/2007 – 28/12/2007	EUR 88 million

Based on the agreements the floating rate of 3 month EURIBOR has been swapped to a fixed rate of 3.43% from 1 January 2007 until 28 December 2007, thereby hedging 100% of the interest rate risk related to the EUR tranche of the Senior Bank Facility Loan (hereinafter “the 2006 Interest Rate Swap”) for the period of the swap agreements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Based on the existing hedging policy not less than 50 percent of the outstanding amount of the Secured Bank Facility Loan has to be hedged to cover interest rate risk, for the period of a minimum of two years.

	Notional amount		Fair value
(in thousands of EUR)	At 31 December 2006	At 31 December 2005	At 31 December 2006	At 31 December 2005
Interest rate swaps	101,457	140,000	470	(3,484)

	Notional amount		Fair value
	At 31 December	At 31 December	At 31 December	At 31 December
(in thousands of EUR)	2006	2005	2006	2005
Interest rate swaps – hedging	101,457	119,000	470	(2,961)
Interest rate swaps – non hedging	—	21,000	—	(523)

	101,457	140,000	470	(3,484)

As described in Note 2.13 the Group, based on its review of the classification of its interest rate derivative portfolio and the putting into place of various procedures to meet the hedging requirements of IAS 39, has applied cash-flow hedge accounting for the portion designated into the hedging relationship as from 1 January 2005. 85% of the notional amount of the 2001 Interest Rate Swap has been designated into the hedging relationship. The change in the fair value of the interest rate swap is recognized as follows:

(i)	15% of the change in the fair value (portion not designated to the hedging relationship) of the interest rate swap is recognized in the income statement as net financial expense.

(ii)	The effective portion of the fair value change is recognized in equity as cash-flow hedge reserve.

(iii)	The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense.

Based on the measurement of hedge effectiveness as of 31 March 2005, the 2001 Interest Rate Swap was no longer considered as effective. The notional amount and the fair value thereof were classified to the non-hedging category from that date.

The 2006 Interest Rate Swap have been designated into the hedging relationship in their full amount at inception, as they are expected to effectively hedge the interest rate exposure due in 2007 due to the matching of principal terms.

Foreign currency risk

Most of the Group’s recurring revenue is denominated in HUF, but its Secured Bank Facility Loan is 84% denominated in EUR and only 16% in HUF. In addition the HY Bond is also denominated in EUR, thus, the Group incurs significant foreign currency risk.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

According to the existing Hedging Policy the Group hedges at least 50 percent of the scheduled repayment of the EUR Secured Bank Facility Loan and the interest payment of the HY Bond due within the next two years. The Group uses forward exchange contracts to hedge its foreign currency risk by purchasing forward EUR contracts at a fixed price. The forward exchange contracts have maturities from 15 February 2007 to 28 December 2007.

	Notional amount		Fair value
	At 31 December	At 31 December	At 31 December	At 31 December
(in thousands of EUR)	2006	2005	2006	2005
Foreign exchange forward – hedging	40,988	37,377	(2,327)	(1,536)
Foreign exchange forward – non-hedging	—	—	—	—

	40,988	37,377	(2,327)	(1,536)

As described in Note 2.13 the Group, based on its review of the classification of its foreign exchange forward portfolio and the putting into place various procedures to meet the hedging requirements of IAS 39, has applied fair value hedge accounting for the contracts designated into hedging relationships as from 1 January 2005. All forward foreign exchange contracts are stated at their fair value and the profit or loss resulting from the changes in the fair value has been recognized in the income statement as net financial expenses.

The fair value changes relating to changes in exchange rates on unrecognized firm commitments designated in fair value hedges is recognized as a derivative financial asset or liability against net financial expenses.

Reconciliation of derivative fair values

The tables below provide a reconciliation of the fair value of the derivative contracts outstanding at the reporting date to the balance sheet. As at the reporting date the fair value of derivatives were recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the contracts. As described in Note 2.13 Derivative Financial Instruments the Company applies hedge accounting since 1 January 2005. As a result the fair value of hedged items (firm commitments) is also recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the item being hedged.

	At 31 December 2006
(in thousands of EUR)	Positive	Negative	Net
Fair value of fx forward contracts – current	—	2,327	(2,327)
Fair value of fx forward contracts – non-current	—	—	—
Fair value of IRS contracts – current	470	—	470
Fair value of IRS contracts – non-current	—	—	—

	470	2,327	(1,857)

	At 31 December 2005
(in thousands of EUR)	Positive	Negative	Net
Fair value of fx forward contracts – current	26	1,562	(1,536)
Fair value of fx forward contracts – non-current	—	—	—
Fair value of IRS contracts – current	—	3,484	(3,484)
Fair value of IRS contracts – non-current	—	—	—

	26	5,046	(5,020)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Fair value of financial instruments is presented in the balance sheet as follows:

	At 31 December
(in thousands of EUR)	2006	2005
Positive fair value of fx forward contracts – current	—	26
Positive fair value of IRS contracts – current	470	—
Fair value of hedged items (current)	985	355

Current Derivative Financial Instruments – Assets	1,455	381

	At 31 December
(in thousands of EUR)	2006	2005
Negative fair value of fx forward contracts – current	2,327	1,562
Negative fair value of IRS contracts – current	—	3,484
Fair value of hedged items (current)	—	11

Current Derivative Financial Instruments – Liabilities	2,327	5,057

Fair values

The net carrying amounts of financial assets including cash, receivables and payables reflect reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The market value of the bonds was 112.50%, EUR 159.8 million as at 31 December 2006 as quoted on the Luxembourg Stock Exchange.

The fair value of the Secured Bank Facility Loan approximates the carrying amounts in the financial statements due to (i) the variable interest paid on this debt being re-priced at least on a semi-annual basis and (ii) the fact that the risk premium component of the interest paid to the bank syndicate reflects the credit risk of the Company as it changes in accordance with the Senior Debt to EBITDA ratio.

The fair value of the Investment Loan Facility approximates the carrying amounts in the financial statements due to the variable interest paid on this debt being re-priced at least on a quarterly basis.

18.	Other Non-Current Liabilities

	At 31 December
(in thousands of EUR)	2006	2005
Fair value of interest rate swap deals	—	3,484
Fair value of foreign exchange forward deals	—	1,573
Financial lease	32	—
Less amounts transferred to current liabilities	—	(5,057)

Total Other Non-Current Liabilities	32	—

19.	Provisions

	At 31 December
(in thousands of EUR)	2006	2005
Provision for restructuring	879	—
Provision for legal cases	5	22

Total Provisions	884	22

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Provision for restructuring at 31 December 2006 relates to the expected costs arising from current plans of restructuring of Euroweb Hungary in connection with its acquisition by INVITEL and relocation of its premises.

Provision for legal cases relates to ongoing legal cases with former employees. These legal cases are expected to be closed during the next two years.

The amount of provisions made approximates the expected outflows of economic benefits.

20.	Accrued Expenses and Deferred Income

	At 31 December
(in thousands of EUR)	2006	2005
Accrued expenses	8,874	7,815
Accrued interest	6,254	5,743
Deferred income	1,781	2,109

Total Accrued Expenses and Deferred Income	16,909	15,667

21.	Operating Leases

Non-cancellable operating lease rentals are payable as follows:

	At 31 December
(in thousands of EUR)	2006	2005
1 year or less	5,298	5,097
2-3 years	5,932	6,154
4-5 years	3,728	4,978
After 5 years	4,783	7,871

Total Non-cancellable Lease Rentals Payable	19,741	24,100

22.	Capital Commitments

During the period ended 31 December 2006 the Group entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment).

The value of such capital commitments was EUR 1,972 thousand and EUR 2,040 thousand at 31 December 2006 and 2005, respectively in the case of INVITEL. Current projects to which such capital commitments relate to include investment in information systems and customer service related infrastructure, data and voice transmission equipment, and access network construction. Capital commitments are expected to be realized during the course of the six months.

Euroweb Romania has finance lease agreements that expire over the next three years. The future minimum lease payments arising from such finance leases are as follows: EUR 65 thousand in 2007 and EUR 32 thousand in 2008.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

As at 31 December 2006 the Group had the following outstanding payment guarantees:

(in thousands of EUR)		At 31 December 2006
Beneficiary	Amount	Maturity	Guarantee issuer
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.

	51

(in thousands of EUR)		At 31 December 2005
Beneficiary	Amount	Maturity	Guarantee issuer
Einkaufs-Center Arkaden PécsKG
Magyarország Fióktelep	4	31/12/2006	HVB Hungary Bank ZRt.
Magyar Telekom NyRt.	218	04/07/2006	Kereskedelmi és Hitelbank ZRt.
Magyar Telekom NyRt.	3,089	17/10/2006	Kereskedelmi és Hitelbank ZRt.

	3,311

23.	Contingencies

The Group is involved in legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these cases to have a material effect on the Group’s financial positions.

The Group accounts for termination services provided by mobile operators at regulated interconnection rates. The mobile service providers have ongoing legal cases against the regulator with respect to such termination fees. Management of the Group believes that the outcome of such disputes will not have a significant impact on the consolidated financial statements of Matel Holdings, and accordingly no provision has been recorded in the consolidated financial statements for the possible return of amounts arising from reduced regulated interconnection rates.

24.	Taxation

The Income taxes (charge) / benefit for the period comprises:

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Current tax	(176)	(49)
Deferred tax	(1,492)	(1,432)

Income Tax (Expense) / Benefit	(1,668)	(1,481)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Matel Holdings is resident for tax purposes in the Netherlands Antilles. Matel Holdings is regarded as an off-shore company for taxation purposes in the Netherlands Antilles. The Company is taxed based on a tax ruling issues by local tax authorities for the period of 1 January 2003 through 31 December 2008. According to such tax ruling, income earned by the Company is taxed at the rate of 2.4% – 3% and capital gains will be exempt from tax.

Matel is resident for tax purposes in the Netherlands and is subject to Dutch corporate income tax on its net worldwide income. As of 1 January 2006, the corporate income tax rate is 29.6% instead of the former rate of 31.5%. Profits up to EUR 22,689 are subject to 25.5% corporate income tax as of 1 January 2006, instead of the former rate of 27%.

Since Matel’s subsidiaries are subject to the participation exemption in Article 13 of the Dutch Corporate Income Tax Act, dividends received from the subsidiaries will not be subject to Dutch corporate income tax upon meeting the relevant criteria. It is not expected that Matel will derive any significant income from its investments in its subsidiaries in Hungary.

Matel is required to remit 8.3% withholding tax on dividends paid to its shareholders. Under certain conditions, the Dutch dividend withholding tax rate would be reduced if Matel distributed dividends to its shareholders out of dividends that it has received from its subsidiaries, providing the latter have been subject to a dividend withholding tax.

INVITEL, V-Holding and Euroweb Hungary are tax residents in Hungary and are taxed at flat corporate income tax rate of 16% valid for the years 2006 and 2005. The tax basis is the adjusted unconsolidated pre-tax profits of INVITEL.

As of 1 September 2006, a new tax (the “Solidarity Tax”) was introduced in Hungary on top of the 16% corporate income tax. The rate of Solidarity Tax is 4%. The basis of Solidarity Tax is the unconsolidated adjusted pre-tax profit. Tax losses carried forward cannot be offset against the basis of Solidarity Tax.

Euroweb Romania is tax resident in Romania. The Romanian corporate income tax rate is 16% in 2006.

Deferred tax assets are attributable to the following items:

	Assets		Liabilities
(in thousands of EUR)	31 December 2006	31 December 2005	31 December 2006	31 December 2005
Tax loss carried forward	6,300	7,256	—	—
Other non-current financial assets	—	557	98	68
Interest bearing borrowings	—	—	1,374	1,328
Intangible assets	626	624	674	—
Trade and other receivables	—	—	—	16
Provisions	173	—	43	83
Property, plant and equipment	21	—	35	60
Due diligence expenses	—	—	—	76
Deferred foreign exchange loss	669	—	—	—

	7,789	8,437	2,224	1,631

Net Deferred Tax Assets	5,565	6,806

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Deferred tax liabilities are attributable to the following items:

	Assets		Liabilities
(in thousands of EUR)	31 December 2006	31 December 2005	31 December 2006	31 December 2005
Accrued Expenses and Deferred Income	—	—	118	—
Reserves	—	—	20	—
Provisions	23	—	—	—
Other Non-Current liabilities	12	—	—	—
Property, plant and equipment	43	—	—	—

	78	—	138	—

Net Deferred Tax Liabilities			60	—

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the Hungarian statutory tax rate of 16% or 20% as applicable for INVITEL and Euroweb Hungary and at the statutory tax rate of Romania of 16% in the case of Euroweb Romania.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Group has tax loss carry forwards in the amount of EUR 39,937 thousand at 31 December 2006. Tax loss carry forwards of EUR 921 thousand will expire in 2007 and EUR 19,858 thousand will expire in 2008. Of the tax loss carry forwards EUR 19,158 thousand is not subject to any statutory expiry limitations. Tax losses expiring in 2007 have not been provided for as deferred tax assets.

It is considered that the reduction in the cost base of the Group companies realized to date and the tax planning opportunities available to the companies, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Reconciliation of effective tax rate is as follows:

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Net profit / (loss) before tax	7,001	(940)
Income tax using the parent company corporate tax rate	(110)	28
Solidarity tax paid	(125)	—
Effect of tax rates in foreign jurisdictions	(34)	(1,462)
Tax on non taxable income and non-deductible expenses	427	(576)
Tax losses and timing differences for which no deferred tax is recognized	(1,645)	1,131
Effect of change in tax rate	(181)	—
Under / (over) provided in prior years	—	(602)

Income Tax (Expense) / Benefit	(1,668)	(1,481)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

25.	Related Party Transactions

Related parties at 31 December 2006 include the Group’s subsidiaries, as well as EEIF (AIG) and GMT as owners and key management personnel of the Group.

There were no related party transactions between the Group and related parties during the periods presented, other than disclosed earlier in these notes or described below.

EEIF and GMT provide management and consultancy services to the Group and charged EUR 517 thousand during the year ended 31 December 2006 and EUR 506 thousand during the year ended 31 December 2005 for such services. The Group had EUR 73 thousand payable at 31 December 2006, and had, no outstanding management fees payable to EEIF and GMT at 31 December 2005.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 3,302 thousand and EUR 1,675 thousand for the year ended 31 December 2006 and 2005, respectively. Share based compensation expense recognized relating to such compensation granted to key management personnel amounted to EUR 673 thousand for the year ended 31 December 2006 (nil in 2005).

There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the periods ended 31 December 2006 and 2005. There have been no loans or guarantees provided to key management personnel during the periods ended 31 December 2006 and 2005.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

26.	Segment Reporting

Transfers between segments of the Group are measured at fair value. The following table presents a summary of operating results by business segment for the year ended 31 December 2006 and 2005 :

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Revenue
Mass Market Voice	77,363	89,131
Mass Market Internet	24,367	20,031
Business	54,727	44,826
Wholesale	29,528	27,355
Inter-segment elimination	(379)	—

Total revenue	185,606	181,343

Cost of Sales
Mass Market Voice	(13,715)	(12,873)
Mass Market Internet	(4,050)	(2,879)
Business	(18,208)	(11,735)
Wholesale	(21,454)	(21,423)
Inter-segment elimination	324	—

Total cost of sales	(57,103)	(48,910)

Segment gross margin
Mass Market Voice	63,648	76,258
Mass Market Internet	20,317	17,152
Business	36,519	33,091
Wholesale	8,074	5,932
Inter-segment elimination	(55)	—

Total segment gross margin	128,503	132,433
Unallocated operating expenses	(54,669)	(51,473)
Unallocated depreciation and amortization	(37,955)	(49,021)
Unallocated cost of restructuring	(1,813)	(2,046)

Profit / (Loss) from operations	34,066	29,893

Depreciation and amortization
Mass Market Voice	(23,586)	(30,057)
Mass Market Internet	(2,539)	(3,321)
Business	(7,576)	(9,457)
Wholesale	(620)	(925)

Total segment depreciation	(34,321)	(43,760)
Unallocated depreciation	(3,634)	(5,261)

Total depreciation and amortization	(37,955)	(49,021)

Impairment loss
Mass Market Voice	(170)	(78)
Mass Market Internet	(4)	(44)
Business	(12)	(41)
Wholesale	—	(2)

Total impairment loss	(186)	(165)

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

	At 31 December
(in thousands of EUR)	2006	2005
Capital expenditure
Mass Market Voice	6,934	9,845
Mass Market Internet	6,546	6,707
Business	9,149	6,194
Wholesale	1,021	949

Total capital expenditure	23,650	23,695

Assets
Mass Market Voice	201,638	209,837
Mass Market Internet	23,642	24,537
Business	72,841	67,194
Wholesale	8,470	8,122
Inter-segment elimination	(496)	—

Total segment assets	306,095	309,690
Unallocated assets	42,164	41,429

Total assets	348,259	351,119

Liabilities
Mass Market Voice	15,368	16,318
Mass Market Internet	4,957	3,666
Business	13,490	8,206
Wholesale	6,104	5,010
Inter-segment elimination	(496)	—

Total segment liabilities	39,423	33,200
Unallocated liabilities	259,053	274,621

Total liabilities	298,476	307,821

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The following table presents a summary of operating results of the Group by geographical segment for the period ended 31 December 2006, 2005:

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Revenue
Hungary	180,562	181,343
Romania	5,423	—
Inter-segment elimination	(379)	—

Total revenue	185,606	181,343

Cost of Sales
Hungary	(54,783)	(48,910)
Romania	(2,644)	—
Inter-segment elimination	324	—

Total cost of sales	(57,103)	(48,910)

Segment gross margin
Hungary	125,779	132,433
Romania	2,779	—
Inter-segment elimination	(55)	—

Total segment gross margin	128,503	132,433
Unallocated operating expenses	(54,669)	(51,473)
Unallocated depreciation and amortization	(37,955)	(49,021)
Unallocated cost of restructuring	(1,813)	(2,046)

Profit / (Loss) from operations	34,066	29,893

Depreciation and amortization
Hungary	(34,006)	(43,760)
Romania	(315)	—

Total segment depreciation	(34,321)	(43,760)
Unallocated depreciation	(3,634)	(5,261)

Total depreciation and amortization	(37,955)	(49,021)

Impairment loss
Hungary	(186)	(165)
Romania	—	—

Total impairment loss	(186)	(165)

Capital expenditure
Hungary	22,200	23,695
Romania	1,450	—

Total capital expenditure	23,650	23,695

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

	At 31 December
(in thousands of EUR)	2006	2005
Assets
Hungary	299,594	309,690
Romania	6,997	—
Inter-segment elimination	(496)	—

Total segment assets	306,095	309,690
Unallocated assets	42,164	41,429

Total assets	348,259	351,119

Liabilities
Hungary	37,444	33,200
Romania	2,475	—
Inter-segment elimination	(496)	—

Total segment liabilities	39,423	33,200
Unallocated liabilities	259,053	274,621

Total liabilities	298,476	307,821

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

27.	Expenses by function

The following table presents a summary of expenses by function of the Group for the period ended 31 December 2006 and 2005:

	For the year ended 31 December
(in thousands of EUR)	2006	2005
Revenue	185,606	181,343
Cost of sales	(57,103)	(48,910)
Depreciation and amortization	(34,321)	(43,760)
Personnel expenses	(5,915)	(4,906)
Headcount related costs	(1,250)	(1,084)
Network operating expenses	(12,275)	(12,550)

Distribution costs	(53,761)	(62,300)
Depreciation and amortization	(3,634)	(5,261)
Bad debt expense	(855)	(1,070)
Collection costs	(1,397)	(1,264)
Legal and consultant fees	(74)	(394)
Consultant expenses	(644)	—
Advertising and marketing costs	(3,094)	(2,591)
Personnel expenses	(16,353)	(14,606)
Headcount related costs	(5,790)	(6,390)
IT costs	(3,821)	(3,533)
Cost of reorganization	(1,813)	(2,046)
Due diligence expense	(425)	(184)
Capitalised costs	1,972	2,069

Administrative expenses	(35,928)	(35,270)
Management fee	(576)	(644)
Local operating and other taxes	(3,711)	(4,394)
Other costs, net	(461)	68

Other expenses	(4,748)	(4,970)

Profit from operations	34,066	29,893

28.	First Time Adoption of IFRS

These financial statements are Matel Holding’s first consolidated financial statements prepared in accordance with IFRS. The comparatives presented in these financial statements are the comparatives presented in Matel Holdings’ financial statements for the year ended 31 December 2006 (see Note 2.1).

Matel Holdings prepared annual financial statements in accordance with IFRS for the first time for the year ended 31 December 2006, although Matel, the 100% subsidiary of Matel Holdings had prepared consolidated financial statements under IFRS in previous years.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The accounting policies set out in Note 2 have been applied in preparing the annual financial statements of Matel Holdings for the year ended 31 December 2006, the comparative information presented in these financial statements for the year ended 31 December 2005 and in the preparation of an opening IFRS balance sheet at 1 January 2005 (the date of transition of Matel Holdings).

When preparing its IFRS opening balance sheet as of 1 January 2005, Matel Holdings elected to use the exemption provided by IFRS 1 not to restate the acquisition of Matel as the business combination which occurred before the date of transition to IFRS. Therefore, assets and liabilities of Matel are recognized and measured in the opening IFRS balance sheet of Matel Holdings at the amounts reflected in Matel’s IFRS balance sheet as at 1 January 2005. Deemed goodwill was calculated by comparing the cost of the initial investment in the separate financial statements of Matel Holdings to the net assets of Matel under IFRS at the date of transition and as a result negative goodwill of EUR 31,395 thousand was recorded against retained earnings in the opening IFRS balance sheet of Matel Holdings.

29.	Subsequent Events

On 9 January 2007 Invitel Holdings signed an agreement with Hungarian Telephone and Cable Corp. (“HTCC”) to sell 100% of its share in Matel Holdings and thereby indirectly 99.98% of the shares of INVITEL for a total consideration, including the assumption of net indebtedness on closing, of EUR 470 million. The transaction is subject to customary closing conditions including receipt of Hungarian and Romanian regulatory approvals and is expected to close in the first half of 2007.

On 20 April 2007 HTCC received the necessary approvals from the Hungarian Competition Office and the Romanian regulatory authorities relating to the Acquisition.

Floating Rate Senior Notes

On 27 April 2007, HTCC Holdco II B.V. (“HTCC Holdco II”), a 100% subsidiary of HTCC issued Floating Rate Senior Notes (the “2007 Notes”), in the aggregate principal amount of EUR 200 million (the “Offering”).

The gross proceeds from the Offering were loaned partly to PanTel and Hungarotel (subsidiaries of HTCC) in order to refinance indebtedness of such subsidiaries (the “Proceeds Loans”) and were partly used to finance the Acquisition.

On 27 April 2007 HTCC completed the Acquisition of Matel Holdings. Upon completion of the Acquisition, HTCC Holco I, a 100% subsidiary of HTCC and the 100% owner of HTCC Holdco II acquired all of the outstanding shares of Matel Holdings, Matel’s 100% parent company. Concurrently with the consummation of the Acquisition, HTCC Holdco II transfered to Matel substantially all of its assets, consisting of equity interests in Hungarotel, PanTel and PanTel Technocom. In consideration for the transfer of such assets by HTCC Holdco II to Matel, Matel assumed all of the indebtedness and other obligations of HTCC Holdco II under the 2007 Notes.

The issue was at face value and resulted in cash proceeds of EUR 200 million. The cost of issuance of EUR 21 million will be deferred over the term of the 2007 Notes and will be recognised in the income statement using the effective interest rate method.

Application has been made to list the 2007 Notes to the Official List of the Luxembourg Stock Exchange and to trade the Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

The 2007 Notes bear a variable interest charge of EURIBOR plus 3.0%. Interest on the 2007 Notes will accrue from the date of issuance and will be payable quarterly in arrears on 1 February, 1 May, 1 August and 1 November of each year, beginning on 1 August 2007. The final maturity of the 2007 Notes is on 1 February 2013.

PIK Notes

On 27 April 2007, in connection with the closing of the Acquisition, HTCC Holdco I entered into a supplemental bond indenture with Invitel Holdings as issuer and the Bank of New York as trustee relating to the PIK Notes (the “PIK Indenture”). Pursuant to the PIK Indenture, HTCC Holdco I replaced Invitel Holdings as the issuer of the PIK Notes and assumed all of the rights and obligations of the issuer.

Secured Bank Facility Loan

On 27 April 2007, in connection with the closing of the Acquisition, an amendment was made to the Facilities Agreement between Matel, INVITEL as borrower, certain Group companies as original guarantors, BNP Paribas and Credit Suisse First Boston International as arrangers, certain banks and financial institutions as original lenders, BNP Paribas as agents and BNP Paribas Trust Corporation UK Limited as security trustee. The Amended Facilities Agreement provides facilities of up to EUR 145 million, comprised of (i) an euro amortizing Term Loan of EUR 96.9 million, (ii) a Hungarian Forint amortizing Term Loan of HUF 4 628 million (approximately EUR 18 million, (iii) a Revolving Facility of EUR 4.2 million and HUF 200 million (approximately EUR 800 thousand), and (iv) an euro Liquidity Facility of EUR 25 million. Neither the Revolving Facility in item (iii) nor the Liquidity Facility in item (iv) were drawn down in connection with the Acquisition.

Intercreditor agreement

In order to reflect the new obligations under the 2007 Notes and hedging obligations and to establish the relative rights of certain of its creditors under the new financing arrangements described above, Hungarotel, PanTel and PanTel Technocom joined the Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the holders of the 2007 Notes and the trustee for the High Yield Bonds. The Intercreditor Agreement provides that if there is inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain documents, including the Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

30.	Reconciliation between International Financial Reporting Standards (IFRS) to United States Generally Accepted Accounting Principles (US GAAP)

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, which differ in certain respects from US GAAP. The principal differences between IFRS and US GAAP are presented below, together with explanations of the adjustments that affect consolidated net profit for the years ended 31 December 2006 and 2005 and total shareholder’s equity as of 31 December 2006 and 2005.

		For the year ended 31 December
	Note	2006	2005
Net profit / (loss) attributable to equity holders of the parent under IFRS		5,331	(2,421)
Net profit / (loss) attributable to minority interest under IFRS	a	2	—

Net profit / (loss) for the period under IFRS		5,333	(2,421)

Adjustments for US GAAP
Business Combinations
Fair value adjustments	b	2,048	13,334
Restructuring charges and cost of business acquisition	b	1,170	—
Revenue recognition	c	(31)	(18)
Capitalization of interest expense	d	320	124
Push-down of PIK Notes	e	(2,741)	—
Embedded derivatives	f	579	243
Subscriber acquisition costs	g	(129)	(571)
Tax effect of US GAAP adjustments	h	(167)	(2,098)

Total US GAAP adjustments on net profit / (loss) for the period		1,049	11,014

Net profit / (loss) for the period under US GAAP		6,382	8,593
Net profit / (loss) attributable to equity holders of the parent (net income or loss) under US GAAP		6,380	8,593
Net profit / (loss) attributable to minority interest under US GAAP		2	—
Other comprehensive income		67	601

Total comprehensive income		6,449	9,194

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

		As at 31 December
	Note	2006	2005
Shareholders’ equity under IFRS		49,767	43,284
Minority interest under IFRS	a	16	14

Total equity under IFRS		49,783	43,298

Adjustments for US GAAP
Business Combinations
Fair value adjustments	b	(4,906)	(6,954)
Restructuring charges and cost of business acquisition	b	1,170	—
Revenue recognition	c	(1,124)	(1,093)
Capitalization of interest expense	d	465	145
Push-down of PIK Notes	e	(121,804)	—
Embedded derivatives	f	1,642	1,063
Subscriber acquisition costs	g	24	153
Tax effect of US GAAP adjustments	h	866	1,033
Other comprehensive income		395	182

Total US GAAP adjustments to total equity		(123,272)	(5,471)

Minority interest under US GAAP		(16)	(14)

Total equity under US GAAP		(73,505)	37,813

Notes to the US GAAP Reconciliation

Note (a): Minority Interest

In contrast to IFRS, minority interests are deducted in the determination of US GAAP net income and excluded from total equity. Therefore, adjustments were recorded to decrease total equity for EUR 16 thousand and EUR 14 thousand as of 31 December 2006 and 2005, respectively.

Note (b): Business Combinations

Purchase Price Allocation

Matel was acquired by Matel Holdings on 23 May 2003. For IFRS purposes, no push-down accounting is required and as a consequence no fair value adjustments were recorded to the book value of assets at the date of acquisition.

US GAAP requires the cost of acquiring the business to be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. If the fair value assigned to the acquired nets assets is greater than the purchase cost the negative goodwill reduces the long term assets proportionately. The remaining negative goodwill, if any, is then written off to the income statement. Under US GAAP such purchase accounting adjustments are required to be “pushed down” in the separate financial statements of the acquired entity.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Application of US GAAP under SFAS 141 and 142 require Matel to identify, measure and to separately account for intangible assets such as licenses and customer relationships. For this purpose, independent valuations were prepared on the assets and liabilities of Matel at the date of acquisition using estimates and assumptions provided by management. Resulting fair value adjustments were recorded under US GAAP.

As a result of the above purchase price allocation and fair value adjustments, differences in the amortization of intangible assets in the income statement were EUR 2,048 thousand and EUR 13,334 thousand for the years ended 31 December 2006 and 2005, respectively.

Debt Issuance Costs

In connection with the acquisition of Matel in 2003, Matel’s debt was refinanced. Under IFRS the refinancing was considered to be an extinguishment of debt and accordingly, the prior debt issuance costs were written-off to financial expenses upon refinancing. Under US GAAP such costs were included in the 2003 purchase price allocation in accordance with EITF 98-1 – “Valuation of Debt Assumed in a Purchase Business Combination”. As a result Matel capitalized debt issuance costs relating to its 2003 acquisition as part of the purchase price allocation discussed above.

Restructuring Charges and Costs of Business Combination

During Matel’s acquisition by Matel Holdings in 2003, Matel recorded restructuring expenses for costs of headcount reduction and costs relating to the change in ownership. Under EITF 95-3 – “Recognition of Liabilities in Connection with a Purchase Business Combination”, involuntary termination of employees and relocation of employees should be recognized as liabilities assumed in a purchase combination and included in the purchase price allocation if the costs meet the qualifying criteria.

In addition, under FASB Statement No. 141 – “Business Combinations” (FAS 141), the direct external costs of business combinations include direct out-of-pocket costs or incremental costs that are related to the business combination and should also be part of the purchase price allocation. Based on the guidance in EITF 95-3 and FAS 141, Matel capitalized restructuring charges and costs of business combination during purchase accounting relating to its 2003 acquisition as part of the purchase price allocation described above. All amounts capitalized for restructuring charges were utilized in full by the first quarter of 2004.

In addition, during the acquisition of Euroweb Hungary in 2006 by INVITEL, a restructuring provision was recorded against income under IFRS relating to a real-estate lease, where early termination was planned and severance payments for redundant employees. As stated above, EITF 95-3 requires that the costs of a plan to exit an activity and involuntarily terminate employees of an acquired company to be recognized as liabilities assumed in a purchase business combination and included in the allocation of the acquisition cost if specific criteria were met. The specific criteria were met at the time of the acquisition of Euroweb Hungary. Based on this guidance, a US GAAP adjustment was recorded to equity to capitalize these costs during purchase accounting in the amount of EUR 1,170 thousand.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Note (c): Revenue Recognition

Under IFRS, connection fee revenue, which are fees charged to customers when they order voice, data and Internet services to connect them to the network and for the associated equipment, is recorded to income when invoiced. The directly related costs of customer connections are capitalized and amortized over the expected customer relationship period. US GAAP requires both the connection fee revenue and the associated costs to be recognized over the expected customer relationship period. As the directly associated costs relating to the connection revenue are already capitalized and amortized under IFRS, the Company recorded a net US GAAP adjustment decreasing profit before tax in the amount of EUR 31 thousand and EUR 18 thousand for the years ended 31 December 2006 and 2005, respectively to give effect to the deferral of such revenue over the expected customer relationship period, net of the amortization of connection fees deferred in prior periods.

At 31 December 2006 and 2005 the Company had deferred revenue relating to connection fees of EUR 1,124 thousand and EUR 1,093 thousand, respectively.

Note (d): Capitalization of Interest Expense

Under both IFRS IAS 38 – “Intangible Assets”, and US GAAP SOP 98-1 – “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, costs were capitalized during the previous three years for the development of a billing system. However, under IFRS no interest has been capitalized based on the policy choice available under IFRS. US GAAP FAS 34 –“Capitalization of Interest Costs”, requires interest to be capitalized, if material, when borrowings are outstanding and an extended period of time is required to get the assets ready for their intended use regardless of whether the borrowings were taken directly for capital investment projects. The criteria of FAS 34 has been meet for the software assets relating to the billing system and US GAAP adjustments to capitalize interest have been recorded accordingly.

The Company capitalized interest expense under US GAAP amounting to EUR 320 thousand and EUR 124 thousand under US GAAP for the years ended 31 December 2006 and 2005, respectively. Equity is increased by EUR 465 thousand and EUR 145 thousand at 31 December 2006 and 2005, respectively, as a result of capitalizing qualifying interest expense under US GAAP.

Note (e): Push-Down of PIK Notes

In October 2006, Invitel Holdings issued EUR 125 million of PIK Notes due in 2013. The PIK Notes are secured by the shares of Matel Holdings and are subordinated to all existing and future borrowings of the Group and allow for interest to be paid in the form of additional notes or cash. Under IFRS, the PIK Notes are shown in the financial statements of Invitel Holdings and are not pushed down to Matel. However, under US GAAP, SAB Topic 5J, certain circumstances exist that require the debt of the holding company to be pushed down to a subsidiary.

Matel Holdings’ shares are collateral for the PIK Notes and as part of the anticipated acquisition of Matel Holdings by HTCC the PIK Notes will become part of the obligations of HTCC. Therefore, the Group applied push-down accounting with respect to the PIK Notes and related interest charges and recorded an adjustment under US GAAP to net profit of EUR 2,741 thousand for the year ended 31 December 2006 and an adjustment to recognize the liability and decrease equity of EUR 121,804 thousand at 31 December 2006.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Note (f): Embedded Derivatives

The revised interpretation of IAS 39 – “Financial Instruments: Recognition and Measurement”, does not consider contracts denominated in a currency that is not the functional currency of either of the contracting parties as a separable host contract and embedded derivative if the contract’s currency is widely used in that market. Therefore, under IFRS, the Company has not recognized or re-measured contracts where the currency of the contract is not in the functional currency of either of the contracting parties but widely used when providing services covered by the contract. However, under FASB Statement No. 133 – “Accounting for Derivative Instruments and Hedging Activities”, the existence of a currency that is not the functional currency of either contracting party may require derivative accounting to be applied. Based on the above, US GAAP adjustments were recorded to IFRS to account for the contracts that met the criteria of an embedded derivative under FAS 133. The Company recorded adjustments to IFRS to recognize and re-measure the contracts to fair value, which resulted in an increase to net profit of EUR 579 thousand and EUR 243 thousand for the years ended 31 December 2006 and 2005, respectively. Total equity was increased by EUR 1,642 thousand and EUR 1,063 thousand at 31 December 2006 and 2005, respectively relating to the cumulative effects of recording the embedded derivatives in accordance with US GAAP.

Note (g): Subscriber Acquisition Costs

During 2006 and 2005 the Company capitalized subscriber acquisition costs which are directly related to customer contracts in accordance with IAS 38 – “Intangible Assets”, and amortizes these costs over the life of the contract or expected customer relationship period. Such costs were not capitalized in 2004 under IFRS. The guidance under US GAAP supports the capitalization of such costs and no differences were determined between IFRS and US GAAP relating to the capitalization of subscriber acquisition costs. As 2004 costs were not capitalized under IFRS an adjustment to capitalize these costs under US GAAP was recorded. As a result, equity was increased by EUR 24 thousand and EUR 153 thousand at 31 December 2006 and 2005, respectively. The related amortization of subscriber acquisition costs capitalized under US GAAP in 2004 was charged to the income statement and net profit was decreased by EUR 129 thousand and EUR 571 thousand for the years ended 31 December 2006 and 2005, respectively.

Note (h): Tax Effect of US GAAP Adjustments

The tax effect of US GAAP adjustments represent the temporary differences created as a result of applying US GAAP.

Cash Flow Statement

Under IFRS, the Company prepares and reports financial information on its cash flows under IAS 7 – “Cash Flow Statements”. Since the information is required under IAS 7 is similar to the content and presentation of cash flow information prepared under US GAAP under FASB Statement No. 95 – “Statement of Cash Flows”, no additional information or different presentation is required of cash flow information for the Company.

Matel Holdings NV

Notes to the Consolidated Financial Statements

For the years ended 31 December 2006 and 2005

Recently Issued Accounting Pronouncements

Effective 1 January 2006, we adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which revises SFAS No. 123, Accounting for Stock-Based Compensation.

In May 2005, the Financial Accounting Standards Board (“FASB”), as part of an effort to conform to international accounting standards, issued SFAS No. 154 – “Accounting Changes and Error Corrections” (“SFAS 154”), which was effective for us beginning on 1 January 2006. SFAS 154 requires that all voluntary changes in accounting principles be retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS 154 did not have a material effect on our financial position or results of operations.

In June 2006, the FASB issued Interpretation No. 48 – “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning 1 January 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial position or cash flows.

In September 2006, the FASB issued SFAS Statement No. 157 – “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 – “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after 15 November 2006 and is required to be adopted by the Company in its fiscal year ending 31 December 2006. The adoption of SAB 108 did not have a material effect on our financial position or results of operations.

MAGYAR TELECOM BV

CONSOLIDATED

INTERIM FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED 31 MARCH 2007

(PRESENTED IN EUROS)

(unaudited)

Magyar Telecom BV

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(unaudited)

Magyar Telecom BV

Consolidated Interim Balance Sheet

As at 31 March 2007

(in thousands of EUR)	Notes	At 31 March 2007	At 31 December 2006
		(unaudited)
Non-Current Assets
Intangible Assets	10	32,867	31,964
Property, Plant and Equipment	11	274,623	273,391
Other Non-Current Financial Assets, including Derivatives		138	106
Deferred Tax Assets	23	4,488	5,565

		312,116	311,026

Current Assets
Cash and Cash Equivalents	12	8,058	13,608
Trade and Other Receivables	13	18,672	20,995
Derivative Financial Instruments	16	1,460	1,455
Inventories		460	367
Prepayments and Accrued Income		1,130	789

		29,780	37,214

Total Assets		341,896	348,240

Equity and Liabilities
Equity attributable to equity holders of the parent
Share Capital	14	92,201	92,201
Capital Reserve	14	122,110	122,110
Hedging Reserve	14	345	376
Cumulative Translation Reserve	14	(32,827)	(34,308)
Accumulated Losses		(145,094)	(149,170)

		36,735	31,209

Minority Interest		17	16

Total Equity		36,752	31,225

Non-Current Liabilities
Interest Bearing Borrowings	15	246,104	251,342
Other Non-Current Liabilities	17	273	32
Deferred Tax Liabilities	13	100	60

		246,477	251,434

Current Liabilities
Current Portion of Interest-Bearing Borrowings	15	23,322	23,830
Trade and Other Payables		18,465	21,653
Derivative Financial Instruments	16	2,624	2,327
Accrued Expenses and Deferred Income	19	13,320	16,887
Provisions	18	936	884

		58,667	65,581

Total Liabilities		305,144	317,015

Total Equity and Liabilities		341,896	348,240

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Income Statement

For the three month period ended 31 March 2007

(unaudited)

		For the three months ended 31 March
(in thousands of EUR)	Notes	2007	2006
			As Restated
			(Note 2.2.1)
Revenues	3	49,270	43,128
Cost of Sales	4	(15,296)	(11,301)

Gross Margin		33,974	31,827
Operating Expenses	5	(13,471)	(11,987)
Depreciation and Amortization	7	(10,107)	(9,217)
Cost of Restructuring	8	(162)	(184)

Profit / (Loss) from Operations		10,234	10,439
Financial Income	9	2,877	3,419
Financial Expenses	9	(6,883)	(24,270)

Net Profit / (Loss) Before Tax		6,228	(10,412)
Income Tax (Expense) / Benefit	23	(2,151)	1,256

Net Profit / (Loss) for the Period		4,077	(9,156)
Attributable to:
Equity Holders of the Parent		4,076	(9,153)
Minority Interest		1	(3)

		4,077	(9,156)

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Cash Flow Statement

For the three month period ended 31 March 2007

(unaudited)

		For the three months ended 31 March
(in thousands of EUR)	Notes	2007	2006
Cash Flows from Operating Activities
Net Profit / (Loss) Before Tax		6,228	(10,412)

Adjustments for Non-Cash Items:
Interest Expense / (Income)		6,482	6,044
Depreciation and Amortization	7,10,11	10,107	9,217
Fair Value of Derivative		248	(1,965)
Allowance for bad and doubtful debts	13	66	328
Provisions	18	52	17
Change in Investment in Associates		—	—
Unrealized Foreign Exchange (Gain) / Loss		(3,580)	16,926
Other Non-Cash Items		278	820

Working Capital Changes:
Change in Trade and Other Receivables	13	2,257	1,602
Change in Inventories		(93)	(122)
Change in Prepayments and Accrued Income		(338)	(153)
Change in Trade and Other Payables and Accrued Expenses and Deferred Income		(2,486)	(3,395)

Result of Sale of Property, Plant and Equipment	11	(113)	(3)
Result of Sale of Intangible Assets	10	—	—
Income Taxes		(967)	(627)
Interest Paid		(10,010)	(9,375)

Net Cash Flow Provided by / (Used in) Operating Activities		8,131	8,902

Cash Flows from Investing Activities
Purchase of subsidiaries, net of cash acquired		—	—
(Purchase) / Disposal of Trading Investments, Net		—	—
Purchase of Intangible Assets	10	(2,608)	(1,810)
Purchase of Property, Plant and Equipment	11	(5,049)	(4,636)
Proceeds from Sale of Property, Plant and Equipment	11	182	13
Proceeds from Sale of Intangible Assets	10	—	—
Interest Received		169	363

Net Cash Flow Provided by / (Used in) Investing Activities		(7,306)	(6,070)

Cash Flows from Financing Activities
Proceeds from Issue of High Yield Bonds, Net of Discount and Bond Issue Costs		—	—
Proceeds from Interest Bearing Borrowings	15	—	—
Repayment of Related Party Subordinated Loan	15	—	—
Repayments of Interest Bearing Borrowings	15	(6,791)	(3,857)

Net Cash Flow Provided by / (Used in) Financing Activities		(6,791)	(3,857)

Effect of Exchange Rate Changes on Cash and Cash Equivalents		416	(2,644)

Net Increase / (Decrease) in Cash and Cash Equivalents		(5,550)	(3,669)
Cash and Cash Equivalents at the Beginning of the Year	12	13,608	29,112

Cash and Cash Equivalents at the End of the Period		8,058	25,443

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Statement of Changes in Shareholders’ Equity

For the three month period ended 31 March 2007

(unaudited)

Attributable to equity holders of the parent

(in thousands of EUR)	Notes	Share Capital	Capital Reserve	Hedging Reserve	Cumulative Translation Reserve	Accumulated Losses	Total	Minority interest	Total Shareholders Equity
Balance as at 31 December 2005		92,201	121,437	(21)	(34,389)	(152,934)	26,294	14	26,308

Cash flow hedges:	16
Effective portion of change in fair value of cash flow hedges		—	—	57	—	—	57	—	57
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	21	—	—	21	—	21
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	(2,792)	—	(2,792)	—	(2,792)
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—

Net income recognized directly in equity		—	—	78	(2,792)	—	(2,714)	—	(2,714)
Net result for the period		—	—	—	—	(9,153)	(9,153)	(3)	(9,156)

Total recognized income and expense for the period		—	—	78	(2,792)	(9,153)	(11,867)	(3)	(11,870)

Balance as at 31 March 2006		92,201	121,437	57	(37,181)	(162,087)	14,427	11	14,438

Balance as at 31 December 2006		92,201	122,110	376	(34,308)	(149,170)	31,209	16	31,225

Cash flow hedges:	16
Effective portion of change in fair value of cash flow hedges		—	—	432	—	—	432	—	432
Deferred tax on fair value of cash flow hedges		—	—	(87)	—	—	(87)	—	(87)
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	(376)	—	—	(376)	—	(376)
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	1,481	—	1,481	—	1,481
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—

Net income recognized directly in equity		—	—	(31)	1,481	—	1,450	—	1,450
Net result for the period		—	—	—	—	4,076	4,076	1	4,077

Total recognized income and expense for the period		—	—	(31)	1,481	4,076	5,526	1	5,527

Employee share option scheme			—			—		—

Balance as at 31 March 2007		92,201	122,110	345	(32,827)	(145,094)	36,735	17	36,752

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

1.	General Information

Magyar Telecom B.V. (“Matel” or “the Company”) was incorporated in the Netherlands on 17 December 1996 as a limited liability company and has its statutory seat in Amsterdam (Laan Kronenburg 8, 1183 Amstelveen, The Netherlands).

Matel is engaged in telecommunication related activities in Hungary and in Romania, primarily through its telecommunications service provider, INVITEL ZRt. (“INVITEL”) and other service companies, such as EuroWeb Internet Szolgáltató ZRt. and EuroWeb Romania S.A. (collectively, “Euroweb”), providing Internet access and value added services. The consolidated interim financial statements for the period ended 31 March 2007 comprise of Matel and its subsidiaries (collectively, “the Group”). These interim financial statements are prepared to satisfy certain external reporting requirements but are not intended for statutory filing purposes.

Matel, through its subsidiary INVITEL is the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where it had exclusive licenses through the end of 2002 representing approximately 14% of Hungary’s population (“historical concession areas”). The Group also provides fixed line telecommunications services in the remainder of Hungary as an alternative telecommunications operator.

Matel issued High Yield Bonds on 6 August 2004 that were listed on the Luxembourg Stock Exchange on 24 August 2005 (See Note 15).

Shareholders

The 100% shareholder of Matel is Matel Holdings N.V. (“Matel Holdings”). Matel Holdings was incorporated on 27 December 2000 under the laws of the Netherlands Antilles and has its statutory seat under Kaya W.F.G. Mensing 14, Curacao, The Netherlands Antilles. Matel Holdings is 100% owned by Invitel Holdings N.V. (“Invitel Holdings”). Invitel Holdings was incorporated in the Netherlands Antilles on 10 October 2006 as a limited liability Company and has its statutory seat under 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Invitel Holdings was jointly owned by EEIF (Matel) B.V. (33.33%), GMT (Matel) B.V. (33.33%) and the remainder by certain management personnel of INVITEL. EEIF (Matel) B.V. is owned by AIG Emerging Europe Infrastructure Fund LP and Emerging Europe Infrastructure Fund CV (“AIG”) and GMT (Matel) B.V. is owned by funds managed by GMT Communications Partners Limited (“GMT”). AIG is now advised by Emerging Markets Partnership (“EMP”), which is a private equity investment firm focused on Central and Eastern Europe. GMT is a private equity investment group focusing on the communications sector in Europe.

EEIF (Matel) B.V. and GMT (Matel) B.V. indirectly acquired Matel on 13 May 2003 from Vivendi Telecom International S.A.

On 9 January 2007 Invitel Holdings signed an agreement with Hungarian Telephone and Cable Corp. (“HTCC”) to sell 100% of its share in Matel Holdings and thereby indirectly 99.98% of the shares of INVITEL (“the Acquisition”) for a total consideration, including the assumption of net indebtedness on closing, of EUR 470 million (see Note 27).

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Subsidiaries

INVITEL (former name: Vivendi Telecom Hungary Rt. or VTH Rt.) was incorporated on 20 September 1995 as a joint stock company under the laws of Hungary. The authorized share capital of INVITEL is HUF 20,000,000,000 (approximately EUR 80 million).

The shareholders of INVITEL are Matel (91.68%) and 38 municipalities (in an aggregate of 0.02%) with INVITEL holding 8.30% of its own shares.

INVITEL as the principal operating company of the Group provides mass-market voice and Internet services to residential customers and voice, data and Internet services to business customers as well as wholesale services to other telecommunications operators.

INVITEL primarily operates in nine geographical areas in Hungary, which comprise Szeged, Szentes, Gödöllo, Vác, Jászberény, Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós and continues to expand its activities outside these historical concession areas.

EuroWeb Internet Szolgáltató ZRt. (“Euroweb Hungary”) was incorporated on 2 January 1997 as a joint stock company under the laws of Hungary. The authorized share capital of Euroweb Hungary is HUF 20,000,000 (approximately EUR 80 thousand). The 100% shareholder of Euroweb Hungary is INVITEL.

EuroWeb Romania S.A. (“Euroweb Romania”) is domiciled in Romania and was registered with the Romanian Trade Register as a joint-stock company in March 1998 and commenced activities in November 1998. The authorized share capital of Euroweb Romania is RON 3,207,383 (approximately EUR 1,600 thousand). The shareholders of Euroweb Romania are INVITEL (99.96%) and individuals (0.04%).

V-Holding ZRt. (“V-Holding”) was incorporated on 1 April 1999 as a joint stock company under the laws of Hungary. The authorized share capital of V-Holding is HUF 28,000,000 (approximately EUR 112 thousand). The shareholders of V-Holding are INVITEL (holding one share) and Matel (holding all of the remaining shares).

INVITEL invested in Pécsi Hírközlési Infrastruktúra Rt. (75%) and Székesfehérvári Hírközlési Infrastruktúra Kft. (50%) in 2002 jointly with the related local municipalities in Pécs and Székesfehérvár, in connection with the liberalization of the telecommunication market to gain access to subscribers from these major cities. INVITEL obtained the remaining stake in Székesfehérvári Hírközlési Infrastruktúra Kft. and Pécsi Hírközlési Infrastruktúra Rt. from the municipalities on 18 May 2005 and 17 June 2005, respectively. The two companies were merged into V-Holding on 31 January 2006, which continues as the legal successor of the two companies. The merger has no impact on the consolidated interim financial statements as the mergers took place using the net book values as they appeared in the consolidated interim financial statements of Matel.

The consolidated interim financial statements were authorized by the Group’s management for issue on 27 April 2007.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated interim financial statements are set out below.

2.1.	Statement of Compliance

The consolidated interim financial statements have been prepared in accordance with IAS 34 – “Interim Financial Reporting” as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB.

2.2.	Basis of Preparation

The consolidated interim financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The Group also prepares separate consolidated interim financial statements in Hungarian Forint.

The consolidated interim financial statements have been prepared under the historical cost convention, except for the following assets and liabilities that are stated at fair value: derivative financial instruments and investments in securities. The methods used to measure fair values are discussed in the accounting policy notes below.

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRSs that have significant effect on the consolidated interim financial statements and estimates involving significant uncertainty are discussed in Note 2.24.

The accounting policies set out below have been consistently applied by all Group entities to all periods presented in these consolidated interim financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by the Group.

2.2.1.	Change in accounting policy

From 1 January 2007 the Group has changed its accounting policy to disclose the Hungarian local business tax as income taxes as it was established that this tax has the characteristics of an income tax rather than an operating expense. In previous periods, this tax was disclosed among operating expenses.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

This change in the disclosure of Hungarian local business tax had a decreasing impact on operating expenses and an equivalent increase in income taxes in the comparative figures in the income statement for the period ended 31 March 2006. The change resulted in no impact on net income or equity.

	For the three months ended 31 March 2006
(in thousands of EUR)	Local operating and other taxes	Current tax
	(unaudited)
As reported	(1,007)	—
Change in accounting policy	627	(627)

As restated	(380)	(627)

2.3.	Basis of Consolidation

2.3.1.	Subsidiaries

Subsidiaries are those entities that are controlled, directly or indirectly through its subsidiaries, by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated interim financial statements from the date that control commences until the date that control ceases.

2.3.2.	Transactions eliminated on consolidation

All inter-group balances, transactions, unrealized gains and losses on transactions between Group companies have been eliminated from the consolidated interim financial statements.

2.3.3.	Transactions with entities under common control

Business combinations arising from transfers of interests in entities that are under the common control of the shareholders that control the Group are accounted for as if the acquisition had occured at the beginning of the earliest comparative period presented, or, if later, at the date that the common control was established. For this purpose comparatives are restated. The components of equity of the acquired entities are added to the same components within Group equity except that any share capital of the acquired entities is recognised as part of reserves. Any cash paid for the acquisition is recognized directly in equity.

2.4.	Foreign Currency

2.4.1.	Translation of financial statements

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Hungarian subsidiaries of

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Matel is the Hungarian Forint (“HUF”), the functional currency of the Romanian subsidiary of Matel is the Romanian Lei (“RON”) and the functional currency of Matel is the Euro (“EUR”).

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition that are measured in currencies other than the EUR are translated into EUR at foreign exchange rates ruling at the balance sheet date. Revenues and expenses of transactions measured in currencies other than the EUR are translated into EUR at rates approximating to the foreign exchange rates ruling at the date of the transactions. Equity amounts have been translated at historical exchange rates. Exchange rate translation differences are reported as a component of shareholders’ equity as non-distributable cumulative translation reserve. When foreign operations are disposed, in part or in full, the relevant amount of the reserve is transferred to the income statement.

The balance sheets of the Hungarian subsidiaries of Matel have been translated into EUR at the period end exchange rate (31 March 2007: 249.95 HUF/EUR, 31 March 2006: 267.95 HUF/EUR. The balance sheets of Euroweb Romania have been translated into EUR at the period end exchange rate (31 March 2007: 74.23 HUF/RON, 31 March 2006: 75.68 HUF/RON).

2.4.2.	Transactions and balances

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on retranslation are recognised in the income statement, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates when the fair values were determined.

2.5.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.6.	Financial Investments

Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through the income statement, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group’s contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset.

When the Group has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to the income statement. The fair value of investments available-for-sale is determined by reference to their quoted bid price at the balance sheet date. The fair value of financial instruments held-for-trading is determined with reference to their quoted bid price at the balance sheet date.

The Group has not designated any financial instrument as at fair value through the income statement other than derivative financial instruments that do not qualify for hedge accounting.

2.7.	Trade and Other Receivables

Receivables are recognized initially at fair value, and subsequently thereafter they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. Receivables with a short duration are not discounted. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.8.	Trade and Other Payables

Trade and other payables are initially recognized at fair value and subsequently at amortized cost.

2.9.	Inventories

Inventories consist of materials to be used in construction and repair of the telephone network, as well as telephone merchandise held for sale. Inventories are carried at the lower of cost or

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.10.	Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition it is assessed whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Software	3 years
Property Rights	3-6 years
Subscriber Acquisition Costs	1-3 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.10.1.	Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill on acquisition of subsidiaries is included among Intangible Assets. Upon the adoption of IFRS 3 – “Business Combinations” by the Group effective 1 January 2005, goodwill is no longer amortized, instead it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill maybe impaired, in accordance with IAS 36 – “Impairment of Assets”. Goodwill is allocated into cash generating units for the purposes of impairment testing.

2.10.2.	Software

Software is stated at the cost incurred to acquire and bring to use the specific software less accumulated amortization and impairment losses.

2.10.3.	Property Rights

Property rights represent amounts paid for the right to use third party property for the placement of telecommunication equipment. Property rights are stated at cost less accumulated amortization and impairment losses.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.10.4.	Subscriber Acquisition Costs

Subscriber acquisition costs include sales commissions paid to internal sales force and third parties in relation to fixed term subscriber contracts and are amortized over the period of the related subscriber contracts. Subscriber acquisition costs are stated at cost less accumulated amortization and impairment losses.

2.10.5.	Other intangible assets

Other intangible assets include brand names and the value of customer relationships that were acquired by the Group. Other intangible assets are stated at cost less accumulated amortization and impairment losses.

2.11.	Property, Plant and Equipment

2.11.1.	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overheads, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.	Leased assets

The Group adopted IFRIC 4 – “Determining whether an Arrangement Contains a Lease” on 1 January 2006. Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired by way of finance lease is measured initially at an amount equal to the lower of its fair value or the present value of the minimum lease payments at inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and the leased assets are not recognised on the Group’s balance sheet.

2.11.3.	Subsequent expenditure on property, plant and equipment

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Group and its cost can be measured reliably. All other expenditure is recognized in the income statement as an expense as incurred.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.11.4.	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	17-50 years
Network	7-30 years
Machinery and Equipment	7-10 years
Fixtures and Fittings	7 years
Vehicles	5 years
Computers	3 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.	Impairment

The carrying amounts of the Group’s assets, other than inventories (see accounting policy note 2.9) and deferred tax assets (see accounting policy note 2.22), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. Impairment losses are recognized in the income statement.

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to the income statement. Individually significant financial assets are tested

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

for impairment on a individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

2.12.1.	Calculation of recoverable amount

The recoverable amount of the Group’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.	Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in the income statement. For an available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.	Derivative Financial Instruments

The Group uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operational, financing and investing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading derivatives.

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Attributable transaction costs are recognized in the income statement when incurred.

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates qualifying derivatives as either: (1) hedges of the fair value of recognized assets or

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

liabilities or a firm commitment (fair value hedges), or (2) hedges of the exposure to variability in cash-flows that is (a) attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and (b) could affect the income statement (cash-flow hedges).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

At 1 January 2005, the Group, based on the provisions of the amended IAS 32 – “Financial Instruments: Disclosure and Presentation” and the amended IAS 39 – “Financial Instruments: Recognition and Measurement”, reviewed the classification of derivative financial instruments that were entered into before 2005 and the accounting treatment thereof. Based on the detailed review of the contracts and putting into place of various procedures to meet the hedging requirements of IAS 39, the Group designated qualifying derivative contracts into hedging relationships with the underlying assets, liabilities and firm commitments as of 1 January 2005.

As a result of the formal designation of the derivative contracts as hedges, the accounting treatment thereof was changed since the effective date of the hedge designation and was applied prospectively.

Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through the income statement. Changes in the fair value of separable embedded derivatives are recognised immediately in the income statement.

2.13.1.	Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Changes in the fair value of derivatives that are designated to hedge the change in the fair value of unrecognized firm commitments are recognized in the income statement. The corresponding change in the fair value of the unrecognized firm commitment is recognized as other asset or liability against the income statement.

2.13.2.	Cash-flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. The cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

recognised in equity is transferred to the carrying amount of the asset when it is recognised. In other cases the amount recognised in equity is transferred to the income statement in the same period that the hedged item affects the income statement.

The gain or loss relating to the effective portion of the hedging instrument is recognized in the statement of changes in shareholder’s equity. The ineffective portion of the derivative instrument is recognized in the income statement among Financial expenses / Financial income.

2.13.3.	Trading derivatives

Derivatives that do not qualify for hedge accounting are classified as trading derivatives. Changes in the fair value of trading derivatives are recognized in the income statement.

2.13.4.	Fair value estimation

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

For other OTC derivative agreements with its selected hedging counter-parties, the fair value of OTC financial instruments is determined by using valuation techniques. The Group uses present value calculations using assumptions that are based on market conditions prevailing on each balance sheet date.

2.14.	Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.15.	Provisions

A provision is recognized in the balance sheet when the Group has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.16.	Revenue Recognition

Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services is recognized when services are provided (see further description below). Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. The Group considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables at their invoiced amounts.

A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidated interim income statement.

The Group’s main operating revenue categories are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to mass-market customers in the historical concession areas (Mass Market Voice In) and out of the historical concession areas (Mass Market Voice Out). Mass Market Voice Revenue comprises time based call charges, subject to a minimum monthly fee charged for accessing the network and time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Mass Market Voice In revenue also includes access calls to dial-up ISPs’ networks at local call tariffs and revenue from providing DSL access to other ISPs, but revenue from bundled Internet call and Internet services is recorded under Mass Market Internet.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to mass-market customers nationwide both inside and outside the historical concession areas. Mass Market Internet comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, Internet access packages and regular data transmission services. Business revenues include the same components as Mass Market Voice In and Mass Market Internet revenues and include, in addition, revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to a selected number of resellers to use the Group’s excess network capacity. Wholesale

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Revenue from connection fees are recognized upon service activation. Revenue from monthly fees charged for accessing the network is recognized in the month during which the customer is permitted to access the network. Traffic revenue is recognized in the period of the related usage. Leased line and data transmission revenue is recognized in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognized when the calls are made.

2.17.	Government grants

Government grants are recognized in the balance sheet initially as deferred income when there is reasonable assurance that those will be received and that the Group will comply with the conditions attached to it. Grants that compensate the Group for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized in the income statement as other operating income on a systematic basis over the useful life of the asset.

2.18.	Pension Costs and Employee Benefits

Contributions are made to the Hungarian and Romanian pension, health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Group has no obligation for pension or other post employment benefits beyond the government programs.

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A provision is recognized for the amount expected to be paid under short-term cash bonuses or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.19.	Share Capital

2.19.1.	Ordinary shares

Incremental costs directly attributable to issue of ordinary shares and share options are recognised as a deduction from equity.

2.19.2.	Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity until cancelled.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.19.3.	Share-based compensation

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the 100% shareholder of Matel, granted stock options to senior executives of INVITEL for the purchase of non-voting C shares representing up to 5% of the ordinary shares of Matel Holdings. The options vested immediately and were exercisable on issue. The maximum number of options issuable under the ESOP was issued at 31 December 2006.

The fair value of options granted is recognized as an employee expense over the vesting period with a corresponding increase in equity. The Group believes that the value of these options was represented almost entirely by their intrinsic value at the grant date because the options were issued with the intention that they should be immediately exercised by the senior executives, the options could not be settled in cash, the options were for unlisted shares, and were not transferable. Therefore, the fair value of the options was measured at the grant date using the estimated fair value of the underlying shares determined in accordance with the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines.

2.20.	Net Financial Costs

Financial costs comprise interest expense on borrowings, interest income on funds invested, amortization of bond discount and deferred borrowing costs, fair value change of derivative financial instruments, dividend income, foreign exchange gains and losses and impairment losses on financial investments.

Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognized in financial costs, other than the effective portion of cash-flow hedges being recognized in hedging reserve in equity.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

Dividend income is recognized in the income statement on the date that the Group’s right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

2.21.	Lease payments

Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Lease payments made under finance leases are apportioned between finance expenses and the reduction of the outstanding lease liability. Finance expenses are allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

2.22.	Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

2.23.	Segment reporting

A business segment is a distinguishable component of the Group engaged in providing related products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.

The Group has four business segments that are identified in the accounting policy relating to revenue (see accounting policy Note 2.16 on revenue recognition). The Group’s primary format for segment reporting is based on business segments.

Allocation of revenues and cost of sales into business segments is based on management information collected in the information systems of the Group. The Group considers segment results at gross margin level and its current information systems do not report operating expenses on a segment basis. Non-current assets and related depreciation as well as capital expenditure are allocated into segments based on the services for which they are or will be utilized. Allocation of non-current liabilities was based on the allocation of assets, which they finance. Elements of working capital have been allocated based on revenues to which they

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

relate. Unallocated assets include other non-current financial assets and deferred tax and unallocated liabilities include borrowings, finance leases and other liabilities relating to financing.

2.24.	Key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future during the preparation of financial statements. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the consolidated interim financial statements within the next financial year are described below.

2.24.1.	Deferred tax assets

The Group recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The amount of such deferred tax assets recognized in the balance sheet was EUR 5,225 thousand and EUR 6,300 thousand at 31 March 2007 and 31 December 2006, respectively. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Group companies, in particular INVITEL and Euroweb Hungary. The Group has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income of INVITEL and Euroweb Hungary according to approved business plans for these entities. If the future taxable income of INVITEL and Euroweb Hungary were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Group.

2.24.2.	Allowance for bad and doubtful accounts

The Group calculates an allowance for bad and doubtful accounts receivable to cover the estimated losses resulting from the inability of its customers to make required payments when due. Allowance for bad debts recognized in the balance sheet amounted to EUR 10,332 thousand, EUR 10,269 thousand at 31 March 2007 and 31 December 2006, respectively. The estimates used in evaluating the adequacy of the allowance for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Group considers that the accounting estimate related to the allowance for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at 31 March 2007.

2.24.3.	Impairment of property, plant and equipment, intangible assets and goodwill

In determining impairment, the Group considers a number of factors, among others, future cash flows, technological obsolescence and discontinuation of services.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The Group recognized impairment loss of EUR 64 thousand and EUR nil thousand for the period ended 31 March 2007 and 2006, respectively, as disclosed in Note 7. The Group considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on the financial position and results of the Group.

2.24.4.	Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Group considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Group, the impact of any changes in these assumptions could be material to the Group’s financial position, as well as the results of operations.

2.25.	Comparative information

In order to maintain consistency with the current period presentation, certain items have been reclassified for comparative purposes.

2.26.	New accounting pronouncements

A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 March 2007, and have not been applied in preparing these consolidated interim financial statements. The Group plans to adopt these pronouncements when they become effective. Of these pronouncements, potentially the following will have an impact on the Group’s operations.

IFRS 8 – “Operating Segments”, which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Group expects the new Standard to significantly alter the presentation and disclosure of its operating segments in the consolidated interim financial statements.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

3.	Revenue

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Mass Market Voice	18,004	20,305
Mass Market Internet	7,435	5,875
Business	15,609	10,464
Wholesale	8,222	6,484

Total Revenue	49,270	43,128

4.	Cost of Sales

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Sales commissions	(587)	(619)
Interconnect expenses	(9,166)	(8,444)
Access type charges	(4,897)	(1,786)
Other cost of sales	(646)	(452)

Total Cost of Sales	(15,296)	(11,301)

5.	Operating Expenses

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
		As Restated
		(Note 2.2.1)
Personnel expenses (see Note 6)	(5,701)	(4,729)
Headcount-related costs	(1,678)	(1,697)
Advertising and marketing costs	(555)	(660)
Network operating expenses	(3,500)	(2,974)
IT costs	(1,056)	(963)
Local operating and other taxes	(400)	(380)
Bad debt expense	(66)	(328)
Collection costs	(406)	(352)
Legal and audit fees	(69)	(36)
Consultant expenses	(69)	(76)
Management fee	(137)	(131)
Due diligence expense	(112)	(297)
IP TV and tax penalty	(181)	—
Other costs, net	(7)	36

	(13,937)	(12,587)
Less: Capitalised costs	466	600

Total Operating Expenses	(13,471)	(11,987)

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Network operating expenses include the maintenance costs of the Group’s telecommunication infrastructure and its license and rental fees. Telecommunication infrastructure rental fees amounted to EUR 1,441 thousand and EUR 954 thousand for the period ended 31 March 2007 and 2006, respectively.

Other costs, net include sundry charges and the profit or loss on sale of property, plant and equipment ans intangible assets.

Capitalized costs include labour and overhead expenses associated with the construction of property, plant and equipment.

6.	Personnel Expenses

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Salaries	(3,287)	(2,701)
Social security and other contributions	(1,126)	(925)
Personnel related expenses	(459)	(350)
Contracted employees and expatriate costs	(354)	(323)
Bonuses and charges	(463)	(412)
Severance payments	(12)	(18)

Total Personnel Expenses	(5,701)	(4,729)

The number of employees was 912 and 783 at 31 March 2007 and 2006, respectively. Due to the acquisition of Euroweb in May 2006 the number of employees of the Group increased by 181.

7.	Depreciation and Amortization

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Amortization	(2,221)	(1,536)
Depreciation	(7,822)	(7,681)
Impairment loss	(64)	—

Total Depreciation and Amortization	(10,107)	(9,217)

The impairment loss of EUR 64 thousand for the period ended 31 March 2007 related to the impairment of certain DSL equipment.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

8.	Cost of Restructuring

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Cost of reorganization	(162)	(184)

Total Cost of Restructuring	(162)	(184)

The Cost of reorganization in the amount of EUR 162 thousand and EUR 184 thousand for the period ended 31 March 2007 and 31 March 2006, respectively mainly includes termination benefits paid to employees related to the rationalization of the company structure and consolidating locations of the business across geographical areas.

9.	Financial Costs

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Interest income	172	337
Fair value change of forward contracts	—	3,082
Net foreign exchange (loss)/gain	2,705	—

Financial Income	2,877	3,419

Related party interest expense	(436)	(398)
Third party interest expense	(5,811)	(5,576)
Bond discount	(57)	(57)
Amortization of deferred borrowing costs	(350)	(350)
Interest expense	(6,654)	(6,381)
Net foreign exchange (loss)/gain	—	(16,133)
Fair value change of forward contracts	(229)	—
Fair value change of swap deals	—	(123)
Fair value change of hedged items	—	(1,531)
Other financial expense	—	(102)

Financial Expense	(6,883)	(24,270)

Total Financial Costs	(4,006)	(20,851)

All interest income recorded for the period ended 31 March 2007 and 2006 relates to cash and cash equivalents. Fair value changes of forward contracts, swap contracts and hedged items relate to fair values of financial instruments (see Note 16.)

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

10.	Intangible Assets

Movements during the period in the Group’s intangible assets were as follows:

(in thousands of EUR)	Software	Property Rights	Goodwill	Subscriber Acquisition Costs	Other	Total Intangible Assets
Cost as at 1 January 2006	38,002	15,085	131	2,448	—	55,666
Additions during the period	561	528	—	721	—	1,810
Disposals during the period	(1)	—	—	—	—	(1)
Effect of exchange rates	(2,367)	(946)	(8)	(186)	—	(3,507)

Cost as at 31 March 2006	36,195	14,667	123	2,983	—	53,968

Accumulated amortization as at 1 January 2006	(35,182)	(9,002)	—	(748)	—	(44,932)
Amortization charge for the period	(543)	(541)	—	(452)	—	(1,536)
Impairment for the period	—	—	—	—	—	—
Disposals during the period	1	—	—	—	—	1
Effect of exchange rates	2,194	572	—	68	—	2,834

Accumulated amortization as at 31 March 2006	(33,530)	(8,971)	—	(1,132)	—	(43,633)

Carrying value as at 1 January 2006	2,820	6,083	131	1,700	—	10,734

Carrying value as at 31 March 2006	2,665	5,696	123	1,851	—	10,335

Cost as at 1 January 2007	41,671	16,912	17,219	5,247	2,949	83,998
Additions during the period	938	599	—	1,071	—	2,608
Disposals during the period	—	—	—	—	—	—
Effect of exchange rates	493	345	276	102	165	1,381

Cost as at 31 March 2007	43,102	17,856	17,495	6,420	3,114	87,987

Accumulated amortization as at 1 January 2007	(37,547)	(11,096)	—	(3,164)	(227)	(52,034)
Amortization charge for the period	(712)	(577)	—	(831)	(101)	(2,221)
Impairment for the period	—	—	—	—	—	—
Disposals during the period	—	—	—	—	—	—
Effect of exchange rates	(447)	(339)	—	(65)	(14)	(865)

Accumulated amortization as at 31 March 2007	(38,706)	(12,012)	—	(4,060)	(342)	(55,120)

Carrying value as at 1 January 2007	4,124	5,816	17,219	2,083	2,722	31,964

Carrying value as at 31 March 2007	4,396	5,844	17,495	2,360	2,772	32,867

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

11.	Property, Plant and Equipment

Movements during the period in the Group’s property, plant and equipment were as follows:

(in thousands of EUR)	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
Cost as at 1 January 2006	4,649	497,360	20,974	7,801	530,784
Additions during the period	—	(6)	—	3,743	3,737
Transfers from capital WIP	61	3,173	95	(3,329)	—
Disposals during the period	(5)	(19)	(152)	—	(176)
Effect of exchange rates	(288)	(30,690)	(1,286)	(500)	(32,764)

Cost as at 31 March 2006	4,417	469,818	19,631	7,715	501,581

Accumulated depreciation as at 1 January 2006	(1,178)	(226,809)	(18,448)	—	(246,435)
Depreciation charge for the period	(63)	(7,320)	(298)	—	(7,681)
Impairment for the period	—	—	—	—	—
Disposals during the period	—	14	152	—	166
Effect of exchange rates	76	14,289	1,138	—	15,503

Accumulated depreciation as at March 2006	(1,165)	(219,826)	(17,456)	—	(238,447)

Carrying value as at 1 January 2006	3,471	270,551	2,526	7,801	284,349

Carrying value as at 31 March 2006	3,252	249,992	2,175	7,715	263,134

Cost as at 1 January 2007	4,695	512,322	21,251	10,086	548,354
Additions during the period	—	—	—	4,923	4,923
Transfers from capital WIP	5	4,243	380	(4,628)	—
Disposals during the period	(12)	(187)	(258)	—	(457)
Effect of exchange rates	73	8,042	318	170	8,603

Cost as at 31 March 2007	4,761	524,420	21,691	10,551	561,423

Accumulated depreciation as at 1 January 2007	(1,411)	(254,744)	(18,808)	—	(274,963)
Depreciation charge for the period	(73)	(7,393)	(356)	—	(7,822)
Impairment for the period	—	(64)	—	—	(64)
Disposals during the period	—	129	258	—	387
Effect of exchange rates	(23)	(4,034)	(281)	—	(4,338)

Accumulated depreciation as at March 2007	(1,507)	(266,106)	(19,187)	—	(286,800)

Carrying value as at 1 January 2007	3,284	257,578	2,443	10,086	273,391

Carrying value as at 31 March 2007	3,254	258,314	2,504	10,551	274,623

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment.

Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

12.	Cash and Cash Equivalents

(in thousand of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Cash on hand and in banks	7,653	919
Cash deposits	405	12,689

Total Cash and Cash Equivalents	8,058	13,608

Out of the total of Cash and Cash Equivalents of EUR 8,058 thousand at 31 March 2007, the EUR denominated part is EUR 4,776 thousand or 59%, the HUF denominated part is EUR 3,165 thousand or 39%, the USD denominated part is EUR 62 thousand or 1%, and the RON denominated part is EUR 55 thousand or 1%.

Out of the total of Cash and Cash Equivalents of EUR 13,608 thousand at 31 December 2006, the EUR denominated part is EUR 2,757 thousand or 20%, the HUF denominated part is EUR 10,635 thousand or 78%, the USD denominated part is EUR 56 thousand or 1%, and the RON denominated part is EUR 160 thousand or 1%.

The effective interest rate for cash and cash equivalents was 5.8% in the period ended 31 March 2007 and 5.0% in the period ended 31 December 2006.

13.	Trade and Other Receivables

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Trade accounts receivable	27,074	29,807
Allowance for bad and doubtful accounts	(10,332)	(10,269)
Other receivables	1,930	1,457

Total Trade and Other Receivables	18,672	20,995

Trade accounts receivable are mostly denominated in HUF.

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than one year, are carried in the Trade accounts receivable balance in the amount of EUR 8,526 thousand at 31 March 2007 and EUR 8,470 million at 31 December 2006 as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include advances to suppliers and prepaid taxes.

14.	Shareholders’ Equity

At 31 March 2007 the authorized share capital of Matel was EUR 408,600,000 divided into 90,000,000 ordinary shares with a par value of EUR 4.54 each. At 31 March 2007 the issued share capital of Matel was EUR 92,201,227. The issued capital is fully paid in.

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the 100% shareholder of Matel, could issue stock options to senior executives of INVITEL up to 5% of the ordinary shares of Matel Holdings, represented by non-voting C shares.

During 2003 and 2004 Matel Holdings issued options for the purchase of shares representing 4.15% of its outstanding shares. The senior executives exercised the options upon issue and entered into shareholder agreements (“the Agreements”).

During the year ended 31 December 2006 Matel Holdings granted further options for the purchase of non-voting C shares representing 0.85% of Matel Holdings ordinary shares. With this grant the maximum number of options issuable under the ESOP has been issued. The non-voting C shares were held equally by the holders of the A and B shares until exercise of the option issued under the employee share ownership program. These shares are subject to the Agreements previously entered into. The Group has assessed the options as meeting the definition of equity settled share based payments under IFRS 2. The Agreements prescribe the use of the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines to determine fair value. The shares issued under the ESOP were purchased by the senior executives from the holders of the A and B Matel Holdings shares at approximately EUR 673 thousand below fair value. As these options vested upon issue, EUR 673 thousand has been recorded among capital reserve in the second quarter of 2006.

On 30 October 2006 Invitel Holdings issued Floating Rate Senior PIK Notes (the “PIK Notes”). Following the issue of the PIK Notes the shareholders contributed their shareholdings in Matel Holdings into Invitel Holdings as a share premium contribution. The net proceeds from the issue of the PIK Notes were used by Invitel Holdings for the repurchase of certain of its shares as a result of which Invitel Holdings is owned in equal parts by EEIF, GMT and INVITEL management.

The balance of Capital reserve of EUR 122,110 thousand at 31 March 2007 and 31 December 2006 includes the amounts of share capital of former legal entities merged into Matel. There is no restriction for distribution regarding these amounts. During the second quarter of 2006 an amount of EUR 673 thousand was credited to Capital reserve relating to executive share based compensation described above.

The Cumulative translation reserve comprises all foreign exchange differences arising from the translation into EUR of the financial statements of foreign operations whose functional currency is not EUR.

The Hedging reserve includes the fair value movements of the effective portions of hedging derivatives designated as cash-flow hedges.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

As at 31 March 2007 and 31 December 2006 minority interest related to the 0.02% investments held in INVITEL by local municipalities and the 0.04% investments held in Euroweb Romania by individuals.

15.	Interest Bearing Borrowings

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Current Portion of Interest Bearing Borrowings
Secured bank facility loan
- HUF	3,629	3,448
- EUR	18,983	18,329
Current Portion of Investment credit facility	1,333	2,666
Deferred borrowing costs	(623)	(613)

	23,322	23,830

Interest Bearing Borrowings
Secured bank facility loan
- HUF	14,888	15,639
- EUR	77,892	83,129
Investment credit facility	—	—
Related party subordinated loan	19,016	18,580
High yield bonds, net of discount	140,747	140,689
Deferred borrowing costs	(6,439)	(6,695)

Total Interest Bearing Borrowings	246,104	251,342

Secured Bank Facility Loan

Facilities

On 6 August 2004 INVITEL signed a multi-currency term and revolving credit facility agreement (“the Facilities Agreement”) with a bank syndicate, amounting to EUR 165 million (“the Secured Bank Facility Loan”). The transaction cost of EUR 4.4 million reduced the initial amount of the loan, and as such are included in the effective interest rate calculation.

Based on the Facilities Agreement INVITEL is provided with the following facilities. Under Facility “A”, INVITEL borrowed an initial amount of EUR 134,303 thousand, under Facility “B”, INVITEL borrowed an initial amount of HUF 6,416,533 thousand, the equivalent of EUR 25,697 thousand at the initial drawdown of the loan, under Facility “C”, INVITEL is provided with a revolving credit facility of (i) EUR 4,197 thousand and (ii) HUF 200,517 thousand, the equivalent of EUR 803 thousand. However the total outstanding amount of Facilities “A”, “B” and “C” cannot exceed the total amount of EUR 165 million. Facility “C” has not yet been utilized.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The current and non-current portion of the Secured Bank Facility Loan by Facility A and Facility B are detailed in the following table:

	At 31 March 2007			At 31 December 2006
(in thousands of EUR)	Current	Non-Current	Total	Current	Non-Current	Total
	(unaudited)
Secured bank facility loan
Facility A	18,983	77,892	96,875	18,329	83,129	101,458
Facility B	3,629	14,888	18,517	3,448	15,639	19,087

Total Secured Bank Facility Loan	22,612	92,780	115,392	21,777	98,768	120,545

Interest

The Secured Bank Facility Loan bears a floating interest charge comprising of the applicable EURIBOR and BUBOR rate, a margin and the mandatory cost. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary. The Mandatory Cost is expressed as a percentage rate per annum. It is represented to be a reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office. No Mandatory Cost has been payable since the refinancing on 6 August 2004.

From the initial utilization date of 6 August 2004 of the Secured Bank Facility Loan until the date falling twelve months after, the margin related to any interest period is a minimum of 2.25% per annum. The margin depends on the ratio of Senior Debt to Twelve Month Consolidated EBITDA (each as defined in the Facilities Agreement) ratio of Matel. The margin at 31 March 2007 is at 1.75% per annum and was 1.75% per annum at 31 December 2006.

Interest payments are due on a monthly, quarterly or semi-annual basis depending on the decision of the Company.

The effective interest rate on the Secured Bank Facility Loan Facility “A” was approximately 5.55% at 31 March 2007 and approximately 5.61% at 31 December 2006. The effective interest rate on the Secured Bank Facility Loan Facility “B” was approximately 10.20% at 31 March 2007 and approximately 10.13% at 31 December 2006.

On 27 April 2007, in connection with the Acquisition, the Facilities Agreement was amended and restated (see Note 27).

High Yield Bonds

On 6 August 2004, the Company issued high yield bonds (“the HY Bonds”), in the aggregate principal amount of EUR 142 million. The issue was at 98.682% of the face value and resulted in cash proceeds of EUR 140.1 million. The cost of issuance of EUR 6.7 million has been deferred over the term of the HY Bonds and is recognised in the income statement using the effective interest rate method.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The HY Bonds bear a fixed interest charge of 10.75%, payable on a semi-annual basis on 15 February and 15 August each year. The final maturity of the HY Bonds is on 15 August 2012. The HY Bonds were first listed on the Luxembourg Stock Exchange on 24 August 2005. The quotes can be found on the official website of the Luxembourg Stock Exchange under security label “MagyTel”.

The effective interest rate on the HY Bonds was approximately 11.91% as at 31 March 2007 and approximately 12% as at 31 December 2006.

Redemption option

At the option of the Company, it may redeem some or all of the HY Bonds on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

At any time prior to 15 August 2008, the Company may redeem some or all of the HY Bonds at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest up to the redemption date. In addition, at any time prior to 15 August 2007 the Company may redeem up to 35% of the aggregate principal amount of the HY Bonds at a redemption price of 110.75% of their principal amount, plus accrued and unpaid interest, if any to the redemption date, if a certain public equity offering occurs. The make-whole premium (“Applicable Redemption Premium”) means, with respect to any HY Bonds on any redemption date, the excess of: a) the present value at such redemption date of (x) the redemption price of such HY Bonds at August 15, 2008 (according to the table “Redemption Options” on or after 15 August 2008, plus (y) all required interest payments that would otherwise be due to be paid on such HY Bonds during the period between the redemption date and 15 August 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over b) the outstanding principal amount of the HY Bonds.

The early redemption of the HY Bonds cannot occur before the discharge of the Senior Bank Facility unless the majority of the lenders previously consented.

Covenants

Limitation on debt

In accordance with the HY Bonds Indenture (the “Indenture”) the Company will be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for the Company would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of the Company on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of the Company’s consolidated adjusted net income on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the Indenture the aggregate amount of any other restricted payments shall not exceed EUR 8 million.

Guarantee and security

The obligations of the Company under the HY Bonds are guaranteed on a senior subordinated basis by INVITEL and V-Holding.

A security deposit over the shares of the Company in INVITEL and V-Holding, and over the funding loan from the Company to INVITEL of the proceeds from the issuance of the HY Bonds, ranking second after the security deposit established pursuant to the Facilities Agreement, the Indenture and the related inter-creditor arrangements has been established in favour of the HY Bonds holders.

The Company was in compliance with all covenants as at 31 March 2007.

Investment Credit Facility

Facilities

On 11 May 2006 INVITEL signed a EUR 9,000 thousand credit facilities agreement (the “Investment Credit Facilities Agreement”) with HVB Bank Hungary Zrt.

Based on the Investment Credit Facilities Agreement INVITEL is provided with the following facilities. Under the “Investment Loan Facility”, INVITEL was provided with a total amount of EUR 8,000 thousand facility which was available for drawdown until 31 December 2006. The Investment Loan Facility was used for financing the acquisition of Euroweb. On 23 May 2006 INVITEL drew EUR 4,000 thousand of the total available amount of EUR 8,000 thousand. The remaining part was not drawn by 30 June 2006 therefore it is no longer available. Until 31 March 2007 INVITEL repaid EUR 2,667 thousand of the outstanding loan. After such repayment the outstanding balance of the Investment Credit Facility loan was EUR 1,333 thousand at 31 March 2007.

Under the “Revolving Credit Facility”, INVITEL was provided with a total amount of EUR 1,000 thousand facility available for general corporate purposes. The Revolving Credit Facility is available for drawdown in both EUR and HUF. As at 31 March 2007 no amount was drawn under this facility.

Interest

Both facilities bear a floating interest charge comprising of the applicable EURIBOR and BUBOR rate and a margin of 0.24% and 0.21% for the Investment Loan Facility and the Revolving Credit Facility, respectively.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

An interest payment was due on 30 June 2006 on the Investment Loan Facility. Thereafter, interest is payable on a quarterly basis until maturity. On the Revolving Credit Facility interest is payable weekly, monthly and quarterly, depending on the decision of INVITEL.

The effective interest rate of the Investment Loan was 3.63% as at 31 March 2007 and 3.63% at 31 December 2006.

Repayment and maturity of the Investment Loan

The remaining balance of the Investment Loan is repayable on 30 September 2007. All amounts outstanding under the Revolving Credit Facility need to be repaid on 22 May 2007.

Guarantee and security

The Investment Credit Facilities were provided on an unsecured basis to the Company. However INVITEL procured that its obligations under the Investment Credit Facilities Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations. In addition, INVITEL does not permit to exist any encumbrance over all or any part of its respective present and future undertakings, assets, rights or revenues to secure or prefer any of their present and future indebtedness, other than a ‘Permitted Encumbrance’ as defined in the and under the terms of the Facilities Agreement (see above).

Related Party Subordinated Loan

On 6 August 2004 part of the proceeds of the Secured Bank Facility Loan and HY Bonds issue were used to partially repay the Related Party Subordinated Loan provided by Matel Holdings to the Company. On 6 August 2004 the outstanding amount was reduced by the repayment of EUR 64,700 thousand, to EUR 24,900 thousand.

On 6 August 2004 a restated loan agreement was concluded between Matel Holdings and the Company for the outstanding amount of the loan. The Related Party Subordinated Loan bears a fixed interest charge of 9.75%, which is compounded annually. The loan is to be repaid in full including the compounded interest at maturity, on 15 August 2013.

The Related Party Subordinated Loan is subordinated with respect to the obligation from the Secured Bank Facility Loan and the HY Bonds.

The Company repaid EUR 7,500 thousand of the outstanding Related Party Subordinated Loan to Matel Holdings on 15 February 2005. This repayment included a principal loan repayment of EUR 6,726 thousand and repayment of accrued interest carried in the loan balance of EUR 774 thousand.

The outstanding balance of related party subordinated loan was EUR 19,016 thousand and EUR 18,580 thousand as at 31 March 2007 and 31 December 2006, respectively, including accrued interest of EUR 882 thousand and EUR 446 thousand as at 31 March 2007 and 31 December 2006, respectively.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Deferred Borrowing Costs

The current and non-current portion of the deferred borrowing costs by Facility A and Facility B and the HY Bonds are detailed in the following table:

	At 31 March 2007			At 31 December 2006
(in thousands of EUR)	Current	Non-Current	Total	Current	Non-Current	Total
		(unaudited)
Deferred borrowing costs
Facility A	(523)	(1,701)	(2,224)	(515)	(1,801)	(2,316)
Facility B	(100)	(325)	(425)	(98)	(345)	(443)
Bond	—	(4,413)	(4,413)	—	(4,549)	(4,549)

Total Deferred Borrowing Cost	(623)	(6,439)	(7,062)	(613)	(6,695)	(7,308)

16.	Financial Instruments

Financial instruments carried on the balance sheet include cash and bank balances, investment in securities, trade and other receivables, trade payables, leases receivables and payables and borrowings. The Group also has derivative financial instruments that reduce the exposure to fluctuations in foreign currency exchange and interest rates and manage credit risk.

Credit risk

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. The Group generally does not require collateral in respect of financial assets. The Group is not exposed to any significant concentration of credit risk as its customer base is widely spread.

Investments are allowed in EUR or HUF denominated securities, which are freely negotiable, marketable and (1) are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc. or (2) are issued by the Republic of Hungary. Transactions involving derivative financial instruments are with counter-parties with whom the Group has a signed netting agreement as well as high credit ratings. Given their high credit ratings, management does not expect any counter-party to fail to meet its obligations with respect to its derivative financial instruments.

The Group has made provisions of EUR 10,332 thousand and EUR 10,269 thousand for overdue receivables at 31 March 2007 and 31 December 2006, respectively. Besides the risk on receivables the maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. Due to the nature of the services provided by the Group there are no significant concentrations of credit risk.

Liquidity risk

In accordance with the Treasury Policy of the Group as approved by the Board of Directors, a prudent liquidity management is maintained by means of holding sufficient amounts of cash and marketable securities that are available for making all operational and debt service related payments

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

when they become due. In addition the Company has a EUR 5,000 thousand revolving bank facility as part of the EUR 165 million Senior Bank Facility (see Note 15). The Revolving Facility can be drawn partly in EUR and in HUF until the final maturity of the Senior Bank Facility Loan. In addition the Company has an EUR 1,000 thousand Revolving Facility as part of the EUR 9,000 thousand Investment Loan (see Note 15) being available for drawdown until 22 May 2007. None of the revolving facilities have been utilized yet.

The Group only invests in highly liquid assets, which are readily convertible into cash.

Interest rate risk

The Group’s investments in fixed-rate debt securities and its fixed-rate borrowings are exposed to a risk of change in their fair value due to changes in interest rates. The Group’s investments in variable-rate debt securities and its variable-rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group is exposed to interest rate cash flow risk since a portion of the interest of its Interest Bearing Borrowings is based on variable inter-bank rates. To reduce its interest rate cash flow risk the Group entered into Interest Rate Swap Agreements based on standard ISDA agreements in which the floating EURIBOR rates were swapped for fixed EUR rates.

In 2001 the Group entered into agreements with BNP Paribas Paris (“BNP”) and with Royal Bank of Scotland (“RBS”, hereinafter referred to as the “2001 Interest Rate Swap”) and the total notional amount of the outstanding are as follows:

31/12/2004 – 30/06/2005	EUR 170 million
30/06/2005 – 30/12/2005	EUR 155 million
30/12/2006 – 30/06/2006	EUR 140 million
30/06/2006 – 29/12/2006	EUR 120 million

Based on the agreements the floating rate of six month EURIBOR was swapped to a fixed rate of 5.50% from 1 January 2004 until 29 December 2006.

In March 2006 the Group continued the execution of its Hedging Program and entered into two one year interest rate swap agreements with BNP for the following periods and notional amounts:

29/12/2006 – 30/03/2007	EUR 101 million
30/03/2007 – 29/06/2007	EUR 97 million
29/06/2007 – 28/09/2007	EUR 92 million
28/09/2007 – 28/12/2007	EUR 88 million

Based on the agreements the floating rate of three month EURIBOR has been swapped to a fixed rate of 3.43% from 1 January 2007 until 28 December 2007, thereby hedging 100% of the interest rate risk related to the EUR tranche of the Senior Bank Facility Loan (hereinafter the “2006 Interest Rate Swap”) for the period of the swap agreements.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Based on the existing hedging policy not less than 50 percent of the outstanding amount of the Secured Bank Facility Loan has to be hedged to cover interest rate risk, for the period of a minimum of two years.

	Notional amount		Fair value
(in thousands of EUR)	At 31 March 2007	At 31 December 2006	At 31 March 2007	At 31 December 2006
	(unaudited)		(unaudited)
Interest rate swaps – hedging	96,875	101,457	432	470
Interest rate swaps – non hedging	—	—	—	—

	96,875	101,457	432	470

As described in Note 2.13 the Group, based on its review of the classification of its interest rate derivative portfolio and the putting into place of various procedures to meet the hedging requirements of IAS 39, has applied cash-flow hedge accounting for the portion designated into the hedging relationship as from 1 January 2005. 85% of the notional amount of the 2001 Interest Rate Swap has been designated into the hedging relationship. The change in the fair value of the interest rate swap is recognized as follows:

(i)	15% of the change in the fair value (portion not designated to the hedging relationship) of the interest rate swap is recognized in the income statement as net financial expense.

(ii)	The effective portion of the fair value change is recognized in equity as cash-flow hedge reserve.

(iii)	The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense.

Based on the measurement of hedge effectiveness as of 31 March 2005, the 2001 Interest Rate Swaps were no longer considered effective. As a consequence all subsequent changes in the fair value of the 2001 Interest Rate Swaps were recognized directly in the income statement.

The 2006 Interest Rate Swap have been designated into the hedging relationship in their full amount at inception, as they are expected to effectively hedge the interest rate exposure due in 2007 due to the matching of principal terms.

Foreign currency risk

Most of the Group’s recurring revenue is denominated in HUF, but its Secured Bank Facility Loan is 84% denominated in EUR and only 16% in HUF. In addition the HY Bonds, the PIK Notes and the Related Party Subordinated Loan are also denominated in EUR, thus, the Group incurs significant foreign currency risk.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

According to the existing Hedging Policy the Group hedges at least 50 percent of the scheduled repayment of the EUR Secured Bank Facility Loan and the interest payment of the HY Bonds due within the next two years. The Group uses forward exchange contracts to hedge its foreign currency risk by purchasing forward EUR contracts at a fixed price. The forward exchange contracts have maturities from 29 June 2007 to 15 February 2008.

	Notional amount		Fair value
(in thousands of EUR)	At 31 March 2007	At 31 December 2006	At 31 March 2007	At 31 December 2006
	(unaudited)		(unaudited)
Foreign exchange forward – hedging	29,948	40,988	(2,624)	(2,327)
Foreign exchange forward – non-hedging	—	—	—	—

	29,948	40,988	(2,624)	(2,327)

As described in Note 2.13 the Group, based on its review of the classification of its foreign exchange forward portfolio and the putting into place various procedures to meet the hedging requirements of IAS 39, has applied fair value hedge accounting for the contracts designated into hedging relationships as from 1 January 2005. All forward foreign exchange contracts are stated at their fair value and the income statement resulting from the changes in the fair value has been recognized in the income statement as net financial expenses.

The fair value changes relating to changes on unrecognized firm commitments designated in fair value hedges is recognized as a derivative financial asset or liability against financial costs.

Reconciliation of derivative fair values

The tables below provide a reconciliation of the fair value of the derivative contracts outstanding at the reporting date to the balance sheet. As at the reporting date the fair value of derivatives were recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the contracts. As described in Note 2.13 the Company applies hedge accounting since 1 January 2005. As a result, the fair value of hedged items (firm commitments) is also recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the item being hedged.

	At 31 March 2007
(in thousands of EUR)	Positive	Negative	Net
	(unaudited)
Fair value of fx forward contracts – current	—	2,624	(2,624)
Fair value of fx forward contracts – non-current	—	—	—
Fair value of IRS contracts – current	432	—	432
Fair value of IRS contracts – non-current	—	—	—

	432	2,624	(2,192)

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

	At 31 December 2006
(in thousands of EUR)	Positive	Negative	Net
Fair value of fx forward contracts – current	—	2,327	(2,327)
Fair value of fx forward contracts – non-current	—	—	—
Fair value of IRS contracts – current	470	—	470
Fair value of IRS contracts – non-current	—	—	—

	470	2,327	(1,857)

Fair value of non-current derivative financial instruments is presented in the balance sheet as follows:

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Positive fair value of fx forward contracts – current	—	—
Positive fair value of IRS contracts – current	432	470
Fair value of hedged items (current)	1,028	985

Current Derivative Financial Instruments – Assets	1,460	1,455

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Negative fair value of fx forward contracts – current	2,624	2,327
Negative fair value of IRS contracts – current	—	—
Fair value of hedged items (current)	—	—

Current Derivative Financial Instruments – Liabilities	2,624	2,327

Fair values

The net carrying amounts of financial assets including cash, receivables and payables reflect reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The market value of the HY Bonds was 111%, EUR 157,620 thousand as at 31 March 2007 as quoted on the Luxembourg Stock Exchange.

The fair value of the Secured Bank Facility Loan approximates the carrying amounts in the financial statements due to (i) the variable interest paid on this debt being re-priced at least on a semi-annual basis and (ii) the fact that the risk premium component of the interest paid to the bank syndicate reflects the credit risk of the Company as it changes in accordance with the Senior Debt to EBITDA ratio.

The shareholder loan bears fixed interest of 9.75% which is compounded on an annual basis. The fair value of the loan was approximately EUR 16.2 thousand at 31 March 2007, based on the net present value of future cash-flow using the estimated market rate and credit risk premium.

The fair value of the Investment Loan Facility approximates the carrying amounts in the financial statements due to the variable interest paid on this debt being re-priced at least on a quarterly basis.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

17.	Other Non-Current Liabilities

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Financial lease	273	32

Total Other Non-Current Liabilities	273	32

18.	Provisions

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Provision for restructuring	930	879
Provision for legal cases	6	5

Total Provisions	936	884

Provision for restructuring at 31 March 2007 relates to the expected costs arising from current plans of restructuring of Euroweb Hungary in connection with its acquisition by INVITEL and relocation of its premises.

Provision for legal cases relates to ongoing legal cases with former employees. These legal cases are expected to be closed during the next two years.

The amount of provisions made approximates the expected outflows of economic benefits.

19.	Accrued Expenses and Deferred Income

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Accrued expenses	9,067	8,852
Accrued interest	1,934	6,254
Deferred income	2,319	1,781

Total Accrued Expenses and Deferred Income	13,320	16,887

20.	Operating Leases

Total operating leases are payable as follows:

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
1 year or less	5,964	5,298
2-3 years	6,358	5,932
4-5 years	3,312	3,728
After 5 years	4,594	4,783

Total Operating Leases	20,228	19,741

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

21.	Capital Commitments

During the period ended 31 March 2007 the Group entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment).

The value of such capital commitments was EUR 2,774 thousand at 31 March 2007, and EUR 1,972 thousand at 31 December 2006 in the case of INVITEL. Current projects to which such capital commitments relate to include investment in information systems and customer service related infrastructure, data and voice transmission equipment, and access network construction. Capital commitments are expected to be realized during the course of the year.

Euroweb Romania has finance lease agreements that expire over the next two years. The future minimum lease payments arising from such finance leases are as follows: EUR 39 thousand in 2007 and EUR 37 thousand in 2008.

As at 31 March 2007 and 31 December 2006 the Group had the following outstanding payment guarantees:

(in thousands of EUR)	At 31 March 2007
	(unaudited)
Beneficiary	Amount	Maturity	Guarantee issuer
TeliaSonera International Carrier
Hungária Távközlési Kft.	617	15/01/2008	Kereskedelmi és Hitelbank ZRt.
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.
Magyar Telecom Nyrt.	466	31/03/2007	Kereskedelmi és Hitelbank ZRt.
Einkaufs-Center Arkaden Pécs KG
Magyarország Fióktelep	4	31/12/2007	Kereskedelmi és Hitelbank ZRt.

	1,138

(in thousands of EUR)	At 31 December 2006
Beneficiary	Amount	Maturity	Guarantee issuer
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.

	51

22.	Contingencies

The Group is involved in legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these cases to have a material effect on the Group’s financial positions.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The Group accounts for termination services provided by mobile operators at regulated interconnection rates. The mobile service providers have ongoing legal cases against the regulator with respect to such termination fees. Management of the Group believes that the outcome of such disputes will not have a significant impact on the consolidated interim financial statements of Matel, and accordingly no provision has been recorded in the consolidated interim financial statements for the possible return of amounts arising from reduced regulated interconnection rates.

23.	Taxation

The Income taxes (expense) / benefit for the period comprises:

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
		As Restated
		(Note 2.2.1)
Current tax	(967)	(627)
Deferred tax	(1,184)	1,883

Income Tax (Expense) / Benefit	(2,151)	1,256

Matel is resident for tax purposes in the Netherlands and is subject to Dutch corporate income tax on its net worldwide income. As from 1 January 2007 the corporate income tax rate was reduced to 25.5% from 29.6%. Profits up to EUR 25,000 are subject to a rate of 20% and profits between EUR 25,000 and EUR 60,000 are taxed at 23.5%.

Since Matel’s subsidiaries are subject to the participation exemption in Article 13 of the Dutch Corporate Income Tax Act, dividends received from the subsidiaries will not be subject to Dutch corporate income tax upon meeting the relevant criteria. It is not expected that Matel will derive any significant income from its investments in its subsidiaries in Hungary.

Matel is required to remit 8.3% withholding tax on dividends paid to its shareholders. Under certain conditions, the Dutch dividend withholding tax rate would be reduced if Matel distributed dividends to its shareholders out of dividends that it has received from its subsidiaries, providing the latter have been subject to a dividend withholding tax.

INVITEL, V-Holding and Euroweb Hungary are tax resident in Hungary and are taxed at flat corporate income tax rate of 16%. The tax basis is the adjusted unconsolidated pre-tax profit.

As of 1 September 2006, a new tax (the “Solidarity Tax”) was introduced in Hungary on top of the 16% corporate income tax. The rate of Solidarity Tax is 4%. The basis of Solidarity Tax is the unconsolidated adjusted pre-tax profit. Tax losses carried forward cannot be offset against the basis of the Solidarity Tax.

Euroweb Romania is tax resident in Romania. The Romanian corporate income tax rate is 16%.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Deferred tax assets are attributable to the following items:

	Assets		Liabilities
(in thousands of EUR)	31 March 2007	31 December 2006	31 March 2007	31 December 2006
	(unaudited)		(unaudited)
Tax loss carried forward	5,225	6,300	—	—
Other non-current financial assets	—	—	132	98
Interest bearing borrowings	—	—	1,328	1,374
Intangible assets	608	626	684	674
Provisions	120	173	—	43
Property, plant and equipment	16	21	—	35
Deferred foreign exchange loss	663	669	—	—

	6,632	7,789	2,144	2,224

Net Deferred Tax Assets	4,488	5,565

Deferred tax liabilities are attributable to the following items:

	Assets		Liabilities
(in thousands of EUR)	31 March 2007	31 December 2006	31 March 2007	31 December 2006
	(unaudited)		(unaudited)
Accrued Expenses and Deferred Income	—	—	116	118
Reserves	—	—	36	20
Provisions	12	23	—	—
Other Non-Current liabilities	—	12	—	—
Property, plant and equipment	40	43	—	—

	52	78	152	138

Net Deferred Tax Liabilities			100	60

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the Hungarian statutory tax rate of Hungary of 16% and in specific cases with additional 4% of solidarity tax for INVITEL and Euroweb Hungary and at the statutory tax rate of Romania of 16% in the case of Euroweb Romania.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Group has tax loss carry forwards in the amount of EUR 33,601 thousand at 31 March 2007. Tax loss carry forwards of EUR 936 thousand will expire in 2007 and EUR 20,348 thousand will expire in 2008. Of the tax loss carry forwards EUR 12,317 thousand is not subject to any statutory expiry limitations. Tax losses expiring in 2007 have not been provided for as deferred tax assets.

It is considered that the reduction in the cost base of the Group realized to date and the tax planning opportunities available to the companies, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

Reconciliation of effective tax rate is as follows:

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
		As Restated
		(Note 2.2.1)
Net profit / (loss) before tax	6,228	(10,412)
Income tax using the parent company corporate tax rate	(1,424)	3,478
Solidarity tax paid	(298)	—
Effect of tax rates in foreign jurisdictions	715	(1,659)
Local business tax	(645)	(627)
Tax on non-taxable income and non-deductible expenses	110	(63)
Tax losses and timing differences for which no deferred tax is recognized	(546)	(122)
Tass loss not previously recognized	(2)	122
Under / (over) provided in prior years	(61)	127

Income Tax (Expense) / Benefit	(2,151)	1,256

24.	Related Party Transactions

Related parties at 31 March 2007 include the Group’s subsidiaries, as well as Invitel Holdings, Matel Holdings, EEIF, GMT and key management personnel of the Group.

There were no related party transactions between the Group and related parties during the periods presented, other than disclosed earlier in these notes or described below.

EEIF and GMT provide management and consultancy services to the Group and charged EUR 137 thousand and EUR 132 thousand during the period ended 31 March 2007 and 2006 respectively for such services. Matel had EUR 128 thousand and EUR 73 thousand payable to EEIF and GMT at 31 March 2007 and 31 December 2006, respectively.

Matel Holdings charged to the Group the cost of the 2004 refinancing in the amount of EUR 617 thousand (see Note 15). The outstanding payable balance relating to these charges was EUR 624 thousand and EUR 620 thousand at 31 March 2007 and 31 December 2006, respectively.

Matel has incurred interest expense on Related Party Subordinated Loans in the amount of EUR 436 thousand and EUR 398 thousand for the period ended 31 March 2007 and 2006, respectively. The interest is payable to Matel Holdings and is capitalized onto the outstanding loan balance on an annual basis.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 485 thousand and EUR 457 thousand for the period ended 31 March 2007 and 2006, respectively.

There have been no share based compensation, termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the periods ended 31 March 2007 and 2006. There have been no loans or guarantees provided to key management personnel during the periods ended 31 March 2007 and 2006.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

25.	Segment Reporting

Transfers between segments of the Group are measured at fair value. The following table presents a summary of operating results of the Group by business segment for the period ended 31 March 2007 and 2006:

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Revenue
Mass Market Voice	18,005	20,305
Mass Market Internet	7,466	5,875
Business	15,660	10,464
Wholesale	8,328	6,484
Inter-segment elimination	(189)	—

Total revenue	49,270	43,128

Cost of Sales
Mass Market Voice	(3,220)	(3,229)
Mass Market Internet	(1,507)	(898)
Business	(4,783)	(2,647)
Wholesale	(5,920)	(4,527)
Inter-segment elimination	134	—

Total cost of sales	(15,296)	(11,301)

Gross margin
Mass Market Voice	14,785	17,076
Mass Market Internet	5,959	4,977
Business	10,877	7,817
Wholesale	2,408	1,957
Inter-segment elimination	(55)	—

Total gross margin	33,974	31,827

Depreciation and amortization
Mass Market Voice	(6,216)	(5,852)
Mass Market Internet	(681)	(637)
Business	(2,026)	(1,783)
Wholesale	(181)	(162)

Total segment depreciation	(9,104)	(8,434)
Unallocated depreciation	(1,003)	(783)

Total depreciation and amortization	(10,107)	(9,217)

Impairment loss
Mass Market Voice	—	—
Mass Market Internet	(64)	—
Business	—	—
Wholesale	—	—

Total impairment loss	(64)	—

Capital expenditure
Mass Market Voice	2,016	1,882
Mass Market Internet	2,185	2,425
Business	2,397	1,936
Wholesale	1,059	203

Total capital expenditure	7,657	6,446

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The following table presents a summary of the assets and liabilities of the Group by business segment at 31 March 2007 and 31 December 2006:

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Assets
Mass Market Voice	202,092	201,638
Mass Market Internet	24,349	23,642
Business	71,042	72,841
Wholesale	9,074	8,470
Inter-segment elimination	(884)	(496)

Total segment assets	305,673	306,095
Unallocated assets	36,223	42,145

Total assets	341,896	348,240

Liabilities
Mass Market Voice	11,858	15,368
Mass Market Internet	4,901	4,957
Business	10,842	13,490
Wholesale	5,601	6,104
Inter-segment elimination	(476)	(496)

Total segment liabilities	32,726	39,423
Unallocated liabilities	272,418	277,592

Total liabilities	305,144	317,015

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The following table presents a summary of operating results of the Group by geographical segment for the period ended 31 March 2007 and 2006:

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Revenue
Hungary	46,949	43,128
Romania	2,510	—
Inter-segment elimination	(189)	—

Total revenue	49,270	43,128

Cost of Sales
Hungary	(14,407)	(11,301)
Romania	(1,023)	—
Inter-segment elimination	134	—

Total cost of sales	(15,296)	(11,301)

Gross margin
Hungary	32,542	31,827
Romania	1,487	—
Inter-segment elimination	(55)	—

Total gross margin	33,974	31,827

Depreciation and amortization
Hungary	(8,931)	(8,434)
Romania	(173)	—

Total segment depreciation	(9,104)	(8,434)
Unallocated depreciation	(1,003)	(783)

Total depreciation and amortization	(10,107)	(9,217)

Impairment loss
Hungary	(64)	—
Romania	—	—

Total impairment loss	(64)	—

Capital expenditure
Hungary	7,487	6,446
Romania	170	—

Total capital expenditure	7,657	6,446

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The following table presents a summary of the assets and liabilities of the Group by geographical segment at 31 March 2007 and 31 December 2006:

(in thousands of EUR)	At 31 March 2007	At 31 December 2006
	(unaudited)
Assets
Hungary	298,659	299,594
Romania	7,898	6,997
Inter-segment elimination	(884)	(496)

Total segment assets	305,673	306,095
Unallocated assets	36,223	42,145

Total assets	341,896	348,240

Liabilities
Hungary	30,860	37,444
Romania	2,342	2,475
Inter-segment elimination	(476)	(496)

Total segment liabilities	32,726	39,423
Unallocated liabilities	272,418	277,592

Total liabilities	305,144	317,015

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

26.	Expenses by function

The following table presents a summary of expenses by function of the Group for the period ended 31 March 2007 and 2006:

	For the three months ended 31 March
(in thousands of EUR)	2007	2006
Revenue	49,270	43,128
Cost of sales	(15,296)	(11,301)

Gross margin	33,974	31,827
Depreciation	(9,104)	(8,434)
Personnel expenses	(1,555)	(1,297)
Headcount related costs	(278)	(239)
Network operating expenses	(3,500)	(2,974)

Distribution costs	(14,437)	(12,944)
Depreciation	(1,003)	(783)
Bad debt expenses	(66)	(328)
Collection costs	(406)	(352)
Legal and audit fees	(69)	(36)
Consultant expenses	(69)	(76)
Advertising and marketing costs	(555)	(660)
Personnel expenses	(4,146)	(3,433)
Headcount related costs	(1,400)	(1,457)
IT costs	(1,056)	(963)
Cost of reorganization	(162)	(184)
Due diligence expense	(112)	(297)
Capitalised costs	466	600

Administrative expenses	(8,578)	(7,969)
Management fee	(137)	(131)
Local operating and other taxes	(400)	(380)
Other costs, net	(188)	36

Other expenses	(725)	(475)

Profit from operations	10,234	10,439

27.	Subsequent Events

On 20 April 2007 HTCC received the necessary approvals from the Hungarian Competition Office and the Romanian regulatory authorities relating to the acquisition of 100% of the shares in Matel Holdings.

Floating Rate Senior Notes

On 27 April 2007, HTCC Holdco II B.V. (“HTCC Holdco II”), a 100% subsidiary of HTCC issued Floating Rate Senior Notes (the “2007 Notes”), in the aggregate principal amount of EUR 200 million (the “Offering”).

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The gross proceeds from the Offering were loaned partly to PanTel and Hungarotel (subsidiaries of HTCC) in order to refinance indebtedness of such subsidiaries (the “Proceeds Loans”) and were partly used to finance the Acquisition.

On 27 April 2007 HTCC completed the acquisition of Matel Holdings, whereby HTCC Holco I, a 100% subsidiary of HTCC and the 100% owner of HTCC Holdco II acquired all of the outstanding shares of Matel Holdings, Matel’s 100% parent company (the “Acquisition”). Concurrently with the consummation of the Acquisition, HTCC Holdco II transferred to Matel substantially all of its assets, consisting of equity interests in Hungarotel, PanTel and PanTel Technocom and inter-company loans. In consideration for the transfer of such assets by HTCC Holdco II to Matel, Matel assumed all of the indebtedness and other obligations of HTCC Holdco II under the 2007 Notes.

The issue was at face value and resulted in cash proceeds of EUR 200 million. The cost of issuance of EUR 21 million will be deferred over the term of the 2007 Notes and will be recognised in the income statement using the effective interest rate method.

Application has been made to list the 2007 Notes to the Official List of the Luxembourg Stock Exchange and to trade the Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

The 2007 Notes bear a variable interest charge of EURIBOR plus 3.0%. Interest on the 2007 Notes will accrue from the date of issuance and will be payable quarterly in arrears on 1 February, 1 May, 1 August and 1 November of each year, beginning on 1 August 2007. The final maturity of the 2007 Notes is on 1 February 2013.

Redemption option

At the option of Matel, it may redeem some or all of the 2007 Notes on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	100.00%
2009	102.00%
2010	101.00%
2011 and thereafter	100.00%

At any time prior to 15 August 2008, Matel may redeem some or all of the 2007 Notes at a redemption price equal to 100% of their principal amount plus an “Applicable Redemption Premium”, together with accrued and unpaid interest up to the redemption date. The Applicable Redemption Premium means, with respect to any 2007 Note on any redemption date, the greater of: a) 1% of the then outstanding principal amount of the 2007 Notes and b) the excess of (i) the present value at such redemption date of (x) the redemption price of such 2007 Note at 15 August 2008 (assuming that the interest rate per annum on the 2007 Note applicable on the date on which the notice of redemption was given was in effect for the entire period) during the period between the redemption date and 15 August 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over (ii) the then outstanding principal amount of the 2007 Notes.

Matel is not required to make any mandatory redemption with respect to the 2007 Notes. However, under certain circumstances, Matel may be required to offer to purchase the 2007 Notes, such as change

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

of control or in the event of certain asset sales. In the event of change of control, Matel must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of such purchase.

Covenants

In accordance with the 2007 Notes Indenture Matel will limited, among other things, in: (i) incurring additional indebtedness and issuing preferred shares, (ii) making investments and certain other restricted payments, (iii) issue or selling shares in its subsidiaries, (iv) transferring or selling assets and entering into sale and leaseback transactions.

Limitation on debt

Matel and any of its subsidiaries will only be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for Matel would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of Matel on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of Matel’s consolidated adjusted net income on a cumulative basis during the period beginning on 1 January 2006 and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the 2007 Notes Indenture the aggregate amount of any other restricted payments shall not exceed EUR 20 million.

Guarantee and security

The obligations of Matel under the 2007 Notes are guaranteed on a senior subordinated basis by INVITEL, Hungarotel, PanTel, PanTel Technocom, Euroweb Hungary, Euroweb Romania and V-Holding.

A security deposit has been established in favour of the 2007 Note holders over the shares of Matel, the shares of Matel, held directly or indirectly in INVITEL and V-Holding, Euroweb Hungary, Euroweb Romania, Hungarotel, PanTel and PanTel Technocom. The 2007 Notes are also secured by the Proceeds Loans and the Related Party Subordinated Loan between Matel and INVITEL dated 6 August 2004.

PIK Notes

On 27 April 2007, in connection with the closing of the Acquisition, HTCC Holdco I entered into a supplemental bond indenture with Invitel Holdings as issuer and the Bank of New York as trustee relating to the PIK Notes (the “PIK Indenture”). Pursuant to the PIK Indenture, HTCC Holdco I replaced Invitel Holdings as the issuer of the PIK Notes and assumed all of the rights and obligations of the issuer.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

HTCC Holdco I’s obligations under the PIK Notes are general unsubordinated obligations of HTCC Holdco I and are secured by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of HTCC Holdco I’s subsidiaries. In the event of change in control, HTCC Holdco I must make an offer to purchase the PIK Notes at a purchase price equal to 101% of the principal amount thereof. HTCC Holdco I is also required to make an offer to purchase the PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 101% of the principal amount thereof.

The PIK Indenture contains covenants restricting HTCC Holdco I’s ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sales and leaseback transactions, (vi) issue or sell shares of HTCC Holdco I’s restricted subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate restricted subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests.

The PIK Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any PIK Notes, certain failures to comply with any of the covenants in the PIK Indenture, certain defaults under other indebtedness, failure to pay certan indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

Secured Bank Facility Loan

On 27 April 2007, in connection with the closing of the Acquisition, an amendment was made to the Facilities Agreement between Matel, INVITEL as borrower, certain Group companies as original guarantors, BNP Paribas and Credit Suisse First Boston International as arrangers, certain banks and financial institutions as original lenders, BNP Paribas as agents and BNP Paribas Trust Corporation UK Limited as security trustee. The Amended Facilties Agreement provides facilities of up to EUR 145 million, comprised of (i) an euro amortizing Term Loan of EUR 96.9 million, (ii) a Hungarian Forint amortizing Term Loan of HUF 4,628 million (approximately EUR 18 million), (iii) a Revolving Facility of EUR 4.2 million and HUF 200 million (approximately EUR 800 thousand), and (iv) an euro Liquidity Facility of EUR 25 million. Neither the Revolving Facility in item (iii) nor the Liquidity Facility in item (iv) were drawn down in connection with the Acquisition.

Interest

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR or BUBOR plus an applicable margin. The applicable margin is set based on the ratio of INVITEL’s senior debt to EBITDA, based on its most recently delivered monthly management accounts. Under the Amended Facilities Agreement, INVITEL is obliged to pay customary fees to the lenders, including an up-front fee and a commitment fee in relation to available and undrawn commitments under the revolving facility.

Guarantees

The obligations of INVITEL under the Amended Facilities Agreement are guaranteed on a senior basis by Matel, V-Holding, Euroweb Hungary, Euroweb Romania, Hungarotel, PanTel and PanTel Technocom. Additionally, INVITEL’s obligations under the Amended Facilities Agreement are secured,

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

subject to Hungarian, Dutch, Dutch Antilles and Romanian law, by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also secure, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the High Yield Bonds.

Covenants

The Amended Facilities Agreement requires the obligors to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus cash taxes to total debt charges).

Additionally, the Amended Facilities Agreement contains certain negative covenants that restrict the obligors and certain of their affiliated entities from, among other things, (i) creating or permitting to subsist any security interest over any part of its assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of their respective shares, (vi) making any investment, (vii) entering into any derivative instruments, (viii) changing the nature of their respective business or amending their respective constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents except the issuance of the 2007 Notes or in exchange for equity of an obligor, (xi) changing the ownership structure of the Group, and (xii) maintaining any bank account that has credit balance with any person that is not a lender under the Amended Facilities Agreement.

Under the terms of the Amended Facilities Agreement, the obligors and certain of their affiliated entities are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

Repayment

The Term Loans matures on 30 June 2011 and the Revolving Facility and Liquidity Facility mature on 30 June 2010. No amount repaid or prepaid in relation to the Term Loans may be redrawn.

Magyar Telecom BV

Notes to the Unaudited Consolidated Interim Financial Statements

The Term Loans are amortizing term loans. The outstanding amounts under these Term Loans will be required to be repaid in the installments and the dates as follows:

Date	Repayment Installment
30 June 2007	3.50%
30 September 2007	3.50%
31 December 2007	3.50%
31 March 2008	4.00%
30 June 2008	4.00%
30 September 2008	4.00%
31 December 2008	4.25%
31 March 2009	4.50%
30 June 2009	4.50%
30 September 2009	4.50%
31 December 2009	4.50%
31 March 2010	5.00%
30 June 2010	5.00%
30 September 2010	5.00%
31 December 2010	5.00%
31 March 2011	5.50%
30 June 2011	5.50%

The Revolving Facility and the Liquidity Facility are each repayable in an amount equal to 100% of the principal amount outstanding on 29 June and 30 December of each calendar year until the maturity date of 30 June 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

Events of default

The Amended Facilities Agreement contain certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the Revolving Facility and permit the lenders to accelerate all outstanding loans and terminate their commitments inder the Amended Facilities Agreement.

Intercreditor agreement

In order to reflect the new obligations under the 2007 Notes and hedging obligations and to establish the relative rights of certain of its creditors under the new financing arrangements described above, Hungarotel, PanTel and PanTel Technocom joined the Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the holders of the 2007 Notes and the trustee for the High Yield Bonds. The Intercreditor Agreement provides that if there is inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain documents, including the Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

HUNGARIAN TELEPHONE AND CABLE CORP.,

INVITEL HOLDINGS A/S,

AND

INVITEL SUB LLC

Dated as of November 27, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 27, 2008, among HUNGARIAN TELEPHONE AND CABLE CORP., a Delaware corporation (“HTCC Delaware”), INVITEL HOLDINGS A/S, a Danish company (“Invitel Denmark”), and INVITEL SUB LLC, a Delaware limited liability company (“Merger Sub”).

WHEREAS, the Board of Directors of HTCC Delaware has determined that it is advisable and in the best interests of HTCC Delaware and its stockholders that HTCC Delaware effectively migrate to Denmark so that Invitel Denmark will be the new holding company, as the successor in all respects to HTCC Delaware, for the businesses of HTCC Delaware and its subsidiaries taken as a whole;

WHEREAS, Invitel Denmark has been organized by HTCC Delaware as a wholly owned direct subsidiary of HTCC Delaware, and the Board of Directors of HTCC Delaware has nominated, designated, elected and approved the initial directors of Invitel Denmark;

WHEREAS, Merger Sub has been organized by Invitel Denmark as a Delaware single member limited liability company;

WHEREAS, the Board of Directors of HTCC Delaware and the Board of Directors and management of Invitel Denmark have determined that is advisable and in the best interests of HTCC Delaware and Invitel Denmark, respectively, for HTCC Delaware to transfer all of its assets to Invitel Denmark in consideration for the issuance of ordinary shares, par value €0.01 per ordinary share (“Invitel Denmark Ordinary Shares”), in the capital of Invitel Denmark to HTCC Delaware and the assumption by Invitel Denmark of all obligations and liabilities of HTCC Delaware, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of HTCC Delaware has determined that it is in the best interests of HTCC Delaware and its stockholders, and has approved and declared it advisable, that HTCC Delaware enter into this Agreement and consummate the merger of HTCC Delaware with and into Merger Sub, on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, Merger Sub, through the approval by Invitel Denmark, as the sole member of Merger Sub, has approved the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share (“HTCC Delaware Common Stock”), of HTCC Delaware, other than those shares of HTCC Delaware Common Stock held by HTCC Delaware or any direct or indirect wholly-owned subsidiary of HTCC Delaware, shall be automatically converted into the right to receive one American depositary share, representing one Invitel Denmark Ordinary Share (each an “Invitel Denmark ADS”); provided that a holder of HTCC Delaware Common Stock will be permitted to elect to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the consummation of the Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the stock of HTCC Delaware entitled to vote (the “HTCC Delaware Shareholder Approval”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

ASSET AND LIABILITY TRANSFER

SECTION 1.1.    Transfer of Assets.    Upon the terms and subject to the conditions set forth in this Agreement:

(a)    prior to the Effective Time (as defined below), HTCC Delaware shall sell, assign, transfer, convey and deliver to Invitel Denmark, and Invitel Denmark shall purchase and assume, all of the assets, rights, properties, claims, contracts and business of HTCC Delaware, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, other than the Delayed Rights (as defined below) and other than the right to receive the Invitel Denmark Ordinary Shares issued in accordance with Section 1.3; and

(b)    immediately after the Effective Time, Merger Sub shall sell, assign, transfer, convey and deliver to Invitel Denmark, and Invitel Denmark shall purchase and assume all right, title and interest of Merger Sub (both individually and as the Surviving Entity (as defined below)) in, to, under and arising out of this Agreement (the “Delayed Rights” and, together with the assets, rights, properties, claims, contracts and business referred to in Section 1.1(a), the “HTCC Assets”). As of the time of transfer, risk of loss as to the HTCC Assets shall pass from HTCC Delaware to Invitel Denmark.

SECTION 1.2.    Transfer and Assumption of Liabilities.    Upon the terms and subject to the conditions set forth in this Agreement:

(a)    prior to the Effective Time, Invitel Denmark shall assume and agree to pay, perform and discharge when due, all debts, liabilities and obligations whatsoever of HTCC Delaware, whether arising before or after the time of transfer, and whether known or unknown, fixed or contingent, accrued or un-accrued, all to the extent the same are unpaid, undelivered or unperformed at such time, other than the Delayed Obligations (as defined below); and

(b)    immediately following the Effective Time, Invitel Denmark shall assume and agree to pay, perform and discharge when due, all debts, liabilities and obligations of Merger Sub (both individually and as the Surviving Entity), in, to, under or arising out of this Agreement or the transactions contemplated hereby, whether arising before or after such time, and whether known or unknown, fixed or contingent, accrued or un-accrued, all to the extent the same are unpaid, undelivered or unperformed at such time (the “Delayed Obligations” and, together with the debts, liabilities and obligations referred to in Section 1.2(a), the “HTCC Liabilities”).

SECTION 1.3.    Consideration for Transfer of Assets.    As consideration for the transfer of the HTCC Assets contemplated by Section 1.1(a) and the agreement to accept the transfer of the Delayed Rights contemplated by Section 1.1(b), Invitel Denmark shall assume and agree to assume the HTCC Liabilities in accordance with Section 1.2, and, prior to the Effective Time, Invitel Denmark shall issue and deliver to HTCC Delaware a number of Invitel Denmark Ordinary Shares equal to the number of shares of HTCC Delaware Common Stock issued and outstanding and to be issued and outstanding at the Effective Time, all of which shall, upon issuance, be validly issued, fully paid and non-assessable.

SECTION 1.4.    Additional Documentation.    Each party agrees to do all acts and things and to execute and deliver all such further written instruments, including without limitation powers of attorney, contribution agreements, transfer instruments, bills of sale, receipts and other documents, which may be governed by such laws as may be considered necessary or desirable by the parties executing the same, as may be reasonably required in order to consummate and make effective the transfer of the HTCC Assets and the assumption of the HTCC Liabilities in accordance with this Agreement.

ARTICLE II

THE MERGER

SECTION 2.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”), at the Effective Time (as defined below), HTCC Delaware shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of HTCC Delaware shall cease and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”).

SECTION 2.2.    Effective Time.    Subject to the provisions of Article V, the closing of the Merger (the “Merger Closing”) shall take place on the Closing Date (as defined below) immediately after the transfer of the HTCC Assets, other than the Delayed Rights, and the assumption of the HTCC Liabilities, other than the Delayed Obligations, unless the parties shall mutually agree upon a different place or a later time for the Merger Closing. At the Merger Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the DLLC Act (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL and the DLLC Act in connection with the Merger.

SECTION 2.3.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of HTCC Delaware and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and duties of HTCC Delaware and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 2.4.    Certificate of Formation and Limited Liability Company Agreement.    (a) At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by law.

(b)    At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by law.

SECTION 2.5.    Officers.    As of the Effective Time, the officers of HTCC Delaware immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office until the earlier of his or her resignation or removal.

SECTION 2.6.    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of HTCC Delaware, Merger Sub or the holders of any of the following securities:

(a)    HTCC Delaware Common Stock.    Each share of HTCC Delaware Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than any Cancelled Shares (as defined herein), shall be converted into the right to receive one Invitel Denmark ADS; provided that, if a holder of one or more Common Shares makes a proper election in such holder’s Letter of Transmittal (as defined herein) to receive an Invitel Denmark Ordinary Share in respect of such Common Shares, then such holder shall be entitled to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs in respect of such Common Shares (the “Common Stock Merger Consideration”).

(b)    Series A Preferred Stock.    Each share of Series A Preferred Stock, par value $0.01 per share, of HTCC Delaware issued and outstanding (and not converted into Common Shares prior to the Effective Time), if any, immediately prior to the Effective Time (each, a “Preferred Share” and, together with the Common Shares, the “Shares”) shall immediately prior to the Effective Time be converted into the right to receive the amounts provided in the certificate of designation of the Series A Preferred Stock upon a merger of HTCC Delaware (such amount, the “Preferred Stock Merger Consideration”).

(c)    Shares Held by HTCC Delaware or any Subsidiary of HTCC Delaware.    Each Share held in treasury by HTCC Delaware or held by any direct or indirect subsidiary of HTCC Delaware immediately prior to the Effective Time, if any (collectively, the “Cancelled Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)    Merger Sub Membership Interest.    The sole membership interest in Merger Sub held by Invitel Denmark immediately prior to the Effective Time shall be converted into and become the sole membership interest in Surviving Entity.

SECTION 2.7.    Establishment of Invitel Denmark ADSs, Exchange of Stock and Certain Additional Matters.    (a) Prior to the Effective Time, Invitel Denmark, HTCC Delaware and a depositary selected by HTCC Delaware (the “Depositary”) will enter into a Deposit Agreement (the “Deposit Agreement”) among Invitel Denmark, HTCC Delaware, the Depositary and the holders and beneficial owners from time to time of Invitel Denmark ADSs, which will be evidenced by depositary receipts (“Invitel Denmark ADRs”). Invitel Denmark, as the successor to HTCC Delaware in accordance with Article I, shall pay for all Danish stamp duties, stamp duty reserve tax and other similar taxes and similar levies imposed in connection with the issuance or creation of the Invitel Denmark ADSs to be delivered in the Merger and any Invitel Denmark ADRs in connection therewith and any other Danish stamp duty, stamp duty reserve tax or other similar Danish governmental charge (or any interest or penalties thereon) that may be payable by Invitel Denmark pursuant to the Deposit Agreement.

(b)    Prior to the mailing to the stockholders of HTCC Delaware of the prospectus/proxy statement included in the registration statement on Form F-4 of Invitel Denmark (the “Registration Statement”) that becomes effective under the U.S. Securities Act of 1933, as amended, in connection with the transactions contemplated by this Agreement, HTCC Delaware shall select a bank or trust company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates representing Common Shares (“Certificates”) or Common Shares represented by book-entry (“Book-Entry Shares”) for Invitel Denmark ADRs (or, if a proper election is made as described herein, Invitel Denmark Ordinary Shares).

(c)    The Exchange Agent shall act as the agent for each holder of Common Shares to receive the Common Stock Merger Consideration which such holder shall become entitled to receive with respect to such holder’s Common Shares pursuant to this Article II.

(d)    Invitel Denmark (as the successor to the Surviving Entity in accordance with this Agreement) shall deposit, or cause the Depository to deposit, with the Exchange Agent, from time to time, that number of Invitel Denmark ADRs and Invitel Denmark Ordinary Shares, as applicable, in any denominations as the Exchange Agent shall specify, as are deliverable pursuant to this Article II in respect of Common Shares for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent.

(e)    Promptly after the Effective Time, Invitel Denmark shall cause to be mailed to each record holder, as of the Effective Time, of Common Shares (i) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Common Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of

Book-Entry Shares, the surrender of such Common Shares, for payment of the Common Stock Merger Consideration therefor, including instructions concerning the making of the election to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs evidenced by one or more Invitel Denmark ADRs.

(f)    Each holder of Common Shares shall be entitled to receive in exchange for such holder’s Common Shares, and upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of Invitel Denmark ADSs (or, if a proper election has been made in such Letter of Transmittal, Invitel Denmark Ordinary Shares) specified by such holder in accordance with the Letter of Transmittal into which such holder’s Common Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II.

(g)    No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Common Stock Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If delivery of the Common Stock Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery shall have paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the Common Stock Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Common Stock Merger Consideration as contemplated by this Article II.

(h)    At the Effective Time, the stock transfer books of HTCC Delaware shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Common Stock Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(i)    Subject to mandatory provisions of applicable Danish law, any Invitel Denmark ADSs (or Invitel Denmark Ordinary Shares) to be delivered to holders of Common Shares that remains unclaimed by any former holder of Common Shares nine months after the Effective Time (“Unclaimed Securities”) shall be treated in accordance with this Section 2.7(i), and the parties undertake and agree to take all reasonable actions in order to give effect to these provisions in accordance with applicable Danish law. Any Unclaimed Securities shall be held by the Exchange Agent (or a successor agent appointed by Invitel Denmark) or shall be delivered to Invitel Denmark (and/or to the Depositary upon the instruction of Invitel Denmark and held by the Depositary subject to the instruction of Invitel Denmark in an account or accounts designated for this purpose). Invitel Denmark shall not be liable to any former holder of Common Shares for any securities properly delivered or any amount properly paid by the Depositary, the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Shares has not been surrendered prior to two years after the Effective Time (or immediately prior to an earlier date on which the Common Stock Merger Consideration in respect of the Certificate or Book-Entry Shares would otherwise escheat to or become the property of any governmental entity), any cash, share dividends and distributions otherwise payable in respect of the Certificate or Book-Entry Shares shall, to the extent permitted by applicable law, become the property of Invitel Denmark, free and clear of all claims or interest of any person previously entitled thereto.

(j)    No dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark Ordinary Shares deliverable with respect to the Common Shares shall be paid to the holder of any un-surrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the Invitel Denmark ADSs or Invitel Denmark Ordinary Shares deliverable in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those Invitel Denmark ADSs or Invitel Denmark Ordinary Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Invitel Denmark ADSs or Invitel Denmark Ordinary Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(k)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Common Stock Merger Consideration payable in respect of the Common Shares represented by the Certificate pursuant to this Article II.

(l)    Notwithstanding anything in this Agreement to the contrary, Invitel Denmark and the Exchange Agent shall be entitled to deduct and withhold from the any consideration payable to any former holder of Common Shares pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or under any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the payor shall be treated as though it withheld an appropriate amount of the type of consideration otherwise deliverable pursuant to this Agreement to any former holder of Common Shares, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

SECTION 2.8.    Stock Option and Award Plans.    HTCC Delaware currently maintains and sponsors plans and agreements providing for the grant or award to its employees of options or other rights to purchase or receive HTCC Delaware Common Stock (the “Employee Stock Plans”). HTCC Delaware also maintains and sponsors plans and agreements providing for the grant or award to its directors of options or other rights to purchase or receive HTCC Delaware Common Stock (the “Director Stock Plans”). In accordance with the Employee Stock Plans and the Director Stock Plans, the parties shall take all actions necessary or desirable in order that, immediately following the Effective Time, the Employee Stock Plans and the Director Stock Plans shall be amended and revised to:

(i)    provide that Invitel Denmark will continue the sponsorship of the Employee Stock Plans and assume sponsorship of the Director Stock Plans;

(ii)    all options to acquire shares of HTCC Delaware Common Stock (“HTCC Delaware Options”) then outstanding and unexercised immediately prior to the Effective Time shall thereafter represent the right to acquire, on the same terms and conditions as were applicable under the HTCC Delaware Stock Options prior to the Effective Time (except as otherwise specifically provided herein), that number of Invitel Denmark Ordinary Shares equal to the number of shares of HTCC Delaware Common Stock subject to such HTCC Delaware Options held by such individual, at a price per share (rounded up, if necessary to a one-hundredth of a cent) equal to the per share exercise price specified in such HTCC Delaware Option. Such exercise price shall be converted from U.S. Dollars to Euros based on the average of two exchange rates quoted to HTCC Delaware, from two financial institutions to be selected by HTCC Delaware (which financial institutions may be lenders under the HTCC Delaware group’s senior credit facility agreements) as calculated by the Board of Directors of HTCC Delaware or by the Chief Financial Officer of HTCC Delaware (provided that such Chief Financial Officer is not the holder of any HTCC Delaware Options) on the Closing Date. Such calculation shall be binding on HTCC Delaware, Invitel Denmark and the holders of the HTCC Delaware Options (and the Invitel

Denmark Options (as defined below)) and their respective successors, in the absence of manifest error. Such rights shall hereinafter be referred to as “Invitel Denmark Options”.

ARTICLE III

SUCCESSION

SECTION 3.1.    Succession.    The parties to this Agreement intend that, upon consummation of the transactions contemplated in this Agreement, Invitel Denmark shall be the successor to, and be substituted for, HTCC Delaware, with the same effect as if HTCC Delaware had merged with and into Invitel Denmark, and Invitel Denmark were the surviving corporation in such merger, all as if Section 259 of the DGCL had applied to such merger.

ARTICLE IV

CLOSING

SECTION 4.1.    Closing.    Subject to the provisions of Article V, the closing of the transactions in this Agreement, including without limitation the transactions contemplated by Articles I and II hereof (the “Closing”), shall take place at such place and time, after February 2, 2009, as shall be agreed by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1.    Conditions to Each Party’s Obligation to Effect the Closing and the Merger.    The respective obligation of each party to effect the transactions contemplated hereby at the Closing (including without limitation the Merger) is subject to the satisfaction or waiver of each of the following conditions:

(a)    The HTCC Delaware Shareholder Approval shall have been obtained.

(b)    Each holder of a Preferred Share shall have, either:

(i)    properly and validly converted its Preferred Shares into shares of HTCC Delaware Common Stock prior to the Closing; or

(ii)    delivered to HTCC Delaware a duly executed written waiver (in form and substance satisfactory to HTCC Delaware) of:

(A)	notice of such holder’s appraisal rights under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement; and

(B)	any and all other rights and claims such holder has or may have under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement.

(c)    All required consents, waivers and amendments shall have been obtained in respect of (i) the senior credit facilities agreement, dated August 6, 2004, between Invitel (as borrower), Matel (as guarantor), BNP Paribas (as coordinator), BNP Paribas and Credit Suisse First Boston (as arrangers), certain lenders, BNP Paribas and BNP Paribas Hungary (as agents) and BNP (as security trustee) and (ii) the bridge loan agreement, dated March 3, 2008, among Matel (as borrower), Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex Turkey (as guarantors), and Merrill Lynch and BNP Paribas (as arrangers and lenders), so that the transactions contemplated hereby will not result in any default, event of default or acceleration of any indebtedness thereunder.

(d)    The Registration Statement and a registration statement on Form F-6 with respect to the Invitel Denmark ADSs shall have become effective and no stop order suspending the effectiveness of the Registration Statement or such registration shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn, and all state securities or “blue sky” permits or approvals required to consummate the Merger shall have been received.

(e)    The Invitel Denmark ADSs shall have been authorized for listing on the NYSE Alternext U.S. LLC or another U.S. national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., subject in each case to notice of official issuance.

(f)    All filings and notices required to be made prior to the Closing with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any court or governmental or regulatory authority or agency in the United States or any non-U.S. jurisdiction, or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

(g)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing or any of the other transactions contemplated hereby shall be in effect.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1.    Termination.    This Agreement may be terminated at any time prior to the Closing, whether before or after the HTCC Delaware Shareholder Approval, by action of the Board of Directors of HTCC Delaware and by Invitel Denmark and Merger Sub.

SECTION 6.2.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, other than the provisions of this Article VI and Article VII.

SECTION 6.3.    Amendment.    This Agreement may be amended by the parties at any time before or after the HTCC Delaware Shareholder Approval; provided, however, that, after any such approval, there shall not be made any amendment that alters or changes the amount or kind of securities to be received by holders of HTCC Delaware Common Stock in the Merger or alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of HTCC Delaware Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 6.4.    Waiver.    At any time prior to the Closing, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 6.5.    Procedure For Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require action by the Board of Directors of HTCC Delaware and/or by Invitel Denmark and Merger Sub.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.1.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   If to HTCC Delaware

1201 Third Avenue

Suite 3400

Seattle, Washington 98101-3034

Attention:  General Counsel and Secretary

Telecopy:  +1 (206) 583-0359

-and-

Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

(b)   If to Invitel Denmark:

c/o Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

(c)   If to Merger Sub:

c/o Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

In each case, a copy (for information only) shall be provided to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London

EC2Y 9HU

Attention:  Michael Wolfson

Telecopy:  +44 20 7275 6502

SECTION 7.2.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties any rights or remedies.

SECTION 7.3.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 7.4    Counterparts.    The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which constitute one agreement.

[Agreement continued on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Chairman

INVITEL HOLDINGS A/S

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Chairman

By:	/s/ Robert Bowker
Name: Robert Bowker
Title: Chief Financial Officer

INVITEL SUB LLC

By:	INVITEL HOLDINGS A/S, its sole member

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Authorized Representative

By:	/s/ Robert Bowker
Name: Robert Bowker
Title: Authorized Representative

FORM

VEDTÆGTER/ARTICLES OF ASSOCIATION

for/of Invitel Holdings A/S

CVR-nummer 31586224/company reg.no. 31586224

VEDTÆGTER/ARTICLES OF ASSOCIATION

The English version is a translation of the Danish. In case of any discrepancies, the Danish version shall be the governing text.

1.	NAVN	NAME

	Selskabets navn er Invitel Holdings A/S.	The name of the company is Invitel Holdings A/S.

2.	HJEMSTED	REGISTERED OFFICE

	Selskabets hjemsted er Københavns Kommune.	The registered office of the company is situated in the Municipality of Copenhagen.

3.	FORMÅL	OBJECTS

	Selskabets formål er direkte eller via datterselskaber at drive enhver form for kommunikations-, service-, forlags- og medievirksomhed, investering, finansiering, rådgivning, handel samt anden i forbindelse hermed stående virksomhed, eventuelt i form af joint ventures med andre selskaber, samt al virksomhed, som efter bestyrelsens skøn er beslægtet hermed.	The objects of the company are to carry on all business – either directly or indirectly through subsidiaries – within the area of communications, services, directories, media, investment, financing, advisory services, trade and other related business, if appropriate in the form of joint ventures with other companies and to undertake, perform and carry on all such other things as the board of directors deems incidental to the attainment of such objects.

4.	SELSKABETS KAPITAL	SHARE CAPITAL

	Selskabets aktiekapital udgør EUR [ * ] fordelt på aktier á EUR 0,01 eller multipla heraf.	The share capital of the company is EUR [ * ] divided into shares of EUR 0.01 or any multiple thereof.

5.	BEMYNDIGELSE TIL AT UDSTEDE TEGNINGSOPTIONER	AUTHORISATION TO ISSUE WARRANTS

Bestyrelsen er bemyndiget til ad én eller flere gange at udstede tegningsoptioner, der giver ret til at tegne aktier for indtil nominelt EUR 50.000. Aktierne har en stk. størrelse på EUR 0,01.

Bemyndigelsen er gældende til og med den 31. december 2013.

Selskabets aktionærer skal ikke have fortegningsret ved udstedelse af tegningsoptioner i henhold til denne bemyndigelse, idet tegningsoptionerne skal udstedes til fordel for bestyrelsen, direktionen og øvrige ledende medarbejdere i selskabet og dets datterselskaber efter bestyrelsens nærmere beslutning.

The board of directors is authorised on one or more occasions to issue warrants to subscribe for shares (each share having a nominal value of EUR 0.01) at a nominal value of up to EUR 50,000 in the company.

The authorisation shall be effective until and including 31 December 2013.

The shareholders of the company shall have no pre-emption right in connection with the issue of warrants according to this authorisation, as the warrants shall be issued in favour of directors, officers and/or employees of the company or its subsidiaries, as determined by the board of directors.

Tegningsoptionerne skal give ret til at tegne aktier til mindst markedskursen på tildelingstidspunktet. Tegningsoptioner, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog give ret til at tegne aktier til den oprindelige tegningskurs, uanset om denne er under markedskursen på tildelingstidspunktet. Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.

I øvrigt fastsætter bestyrelsen de nærmere vilkår for tegningsoptioner, der udstedes i henhold til bemyndigelsen.

The warrants shall entitle the holder to subscribe for shares at a price being as a minimum the market price at the time when they are granted. Warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, entitle the holder to subscribe for shares at the original subscription price irrespective of whether it is below the market price at the time of the grant of the warrants. If the original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

The board of directors shall determine the specific terms of the warrants issued according to the authority.

6.	BEMYNDIGELSE TIL AT FORHØJE AKTIEKAPITALEN	AUTHORISATION TO INCREASE THE SHARE CAPITAL

Bestyrelsen er bemyndiget til ad en eller flere gange at forhøje aktiekapitalen ved tegning af nye aktier (herunder i forbindelse med udnyttelse af tegningsoptioner) med indtil EUR 100.000. Aktierne skal udstedes til mindst markedskursen på beslutningstidspunktet. Aktier, som udstedes ved udnyttelse af warrants, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog have en tegningskurs svarende til den oprindelige tegningskurs, uanset om denne er under markedskursen på beslutningstidspunktet. Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.

Bemyndigelsen gælder indtil den 31. december 2013, men kan fornyes for en eller flere perioder på indtil fem år ad gangen.

De nye aktier skal være omsætningspapirer og skal udstedes til ihændehaver. Der skal ikke gælde indskrænkninger i de nye aktiers omsættelighed. Bestyrelsen kan beslutte, at de hidtidige aktionærers fortegningsret helt eller delvis ikke skal gælde, og at forhøjelsen helt eller delvis skal kunne ske på anden måde end ved kontant indbetaling.

The board of directors is authorised to increase the share capital of the company in one or more issues (including in connection with the exercise of warrants) of a total nominal sum of up to EUR 100,000. The minimum price shall be the market price at the time of the decision to increase the share capital. Shares issued by exercise of warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, have a subscription price equal to the original subscription price irrespective of whether it is below the market price at the time of the decision to increase the share capital. If the original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

The authorisation is valid until 31 December 2013, but can be renewed for one or more periods of up to five years each.

The new shares shall be negotiable instruments and shall be issued to bearer. No restrictions shall apply to the transferability of the shares. The board of directors can decide that the pre emptive right of the shareholders shall not or only in part apply and that the increase of the share capital may in part or in full be made by other means than cash payment.

7.	SELSKABETS AKTIER	SHARES

7.1	Selskabets aktier udstedes til ihændehaver, men kan noteres på navn i selskabets aktiebog.	All shares shall be issued to bearer, but may be registered in the bearer’s name in the company’s register of shareholders.

7.2	Aktierne er omsætningspapirer og der gælder ingen indskrænkninger i omsætteligheden.	The shares shall be negotiable instruments and no restrictions shall apply to their transferability.

7.3	Ingen aktier skal have særlige rettigheder.	No share shall carry any special rights.

7.4	Selskabets aktiebog kan efter bestyrelsens valg føres enten hos selskabet eller hos en af bestyrelsen uden for selskabet udpeget aktiebogfører. Selskabets bestyrelse har valgt at selskabets aktiebog pt. føres af VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Danmark.	At the discretion of the board of directors, the company’s register of shareholders must be kept either by the company or by an external registrar nominated by the board of directors. The board of directors has chosen that the company’s register of shareholders for the time being is kept by VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Denmark.

7.5	Aktierne udstedes gennem Værdipapircentralen A/S.	The shares shall be issued via Værdipapircentralen A/S (VP Securities Centre).

7.6	Aktierne kan mortificeres uden dom i overensstemmelse med de til enhver tid værende lovgivningsregler om mortifikation af omsætningspapirer.	Share certificates may be cancelled without a court order pursuant to the statutory rules on cancellation of negotiable instruments in force from time to time.

7.7	Aktiebogen er tilgængelig for aktionærerne ved inspektion på selskabets hjemsted.	The register of shareholders is accessible for inspection by the shareholders at the registered office of the company.

8.	GENERALFORSAMLINGEN, KOMPETENCE, STED OG INDKALDELSE	POWERS, LOCATION AND CONVENING OF GENERAL MEETINGS

8.1	Generalforsamlingen har den højeste myndighed i alle selskabets anliggender, inden for de grænser lovgivningen og disse vedtægter fastsætter.	The general meeting of shareholders has supreme authority in all matters and things pertaining to the company subject to the limits set by statute and by these Articles.

8.2	Selskabets generalforsamlinger skal afholdes på selskabets hjemsted, i Storkøbenhavn eller i Budapest. Den ordinære generalforsamling skal afholdes hvert år i så god tid, at den reviderede og godkendte årsrapport kan indsendes til Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter regnskabsårets udløb.	General meetings shall be held at the registered office of the company, in the Greater Area of Copenhagen or in Budapest. Annual general meetings shall be held in time for the audited and adopted annual report to be submitted to and received by the Danish Commerce and Companies Agency within five months after expiry of the financial year.

8.3	Ekstraordinær generalforsamling til behandling af et bestemt angivet emne skal indkaldes senest 2 uger efter, at det skriftligt er begæret af aktionærer, der ejer 1/10 af aktiekapitalen.	Extraordinary general meetings shall be convened within two weeks after receipt of a written requisition to transact any particular business submitted by shareholders representing one tenth of the share capital.

8.4	Generalforsamlinger indkaldes af bestyrelsen med mindst 10 dages og højst 4 ugers varsel ved offentliggørelse via Erhvervs- og Selskabsstyrelsens informationssystem. Indkaldelsen skal indeholde dagsordenen for generalforsamlingen. Hvis der skal forhandles forslag, hvis vedtagelse kræver særlig majoritet, skal dette fremhæves i indkaldelsen og forslagets fulde ordlyd skal angives heri.	General meetings shall be convened by the board of directors by publication via the Danish Commerce and Companies Agency’s information system, giving no less than ten days’ and no more than four weeks’ notice. The notice shall include the agenda of the general meeting. If any proposed resolution whose adoption is subject to a qualified majority of votes is to be considered by the meeting, this shall be stated in the notice together with the full text of the resolution.

8.5	Forslag fra aktionærerne til behandling på generalforsamlingen skal være skriftlige og være modtaget af bestyrelsen i så god tid, at emnet kan optages på dagsordenen.	Any proposals from the shareholders to be considered at the general meeting shall be submitted in writing to the board of directors in time to permit such proposals to be included in the agenda.

9.	GENERALFORSAMLINGEN, DAGSORDEN	AGENDA OF GENERAL MEETINGS

9.1	Senest 8 dage før generalforsamlingen skal dagsordenen og de fuldstændige forslag, der skal behandles på generalforsamlingen, og for den ordinære generalforsamlings vedkommende tillige revideret årsrapport fremlægges til eftersyn for aktionærerne på selskabets kontor og samtidig sendes til enhver noteret aktionær, som har fremsat begæring herom.	No later than eight days before the general meeting, the agenda, the complete proposals to be considered at the general meeting and, provided it is not an extraordinary general meeting, the audited annual report shall be made available for inspection by the shareholders at the office of the company and sent to any registered shareholder upon request.

9.2	På den ordinære generalforsamling skal dagsordenen mindst være følgende:	The agenda of the annual general meeting shall at least include the following items:

	1. Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår	1. The directors’ report on the activities of the company during the past financial year

	2. Godkendelse af den reviderede årsrapport	2. Adoption of the audited annual report

	3. Meddelelse af decharge til bestyrelsen og direktionen	3. Resolution to discharge the board of directors and the management of its responsibilities

	4. Godkendelse af vederlag til bestyrelsen	4. Adoption of remuneration to the board of directors

	5. Anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport	5. Resolution on the distribution of the profit or loss recorded in the annual report adopted by the general meeting

	6. Valg af bestyrelsesmedlemmer og eventuelle suppleanter	6. Appointment of directors and any alternate directors

	7. Valg af revisor(er)	7. Appointment of auditor(s)

	8. Eventuelle forslag fra bestyrelsen og/eller aktionærerne	8. Any proposals from the board of directors and/or shareholders.

10.	GENERALFORSAMLINGEN, STEMMERET OG MØDERET	GENERAL MEETINGS, VOTING RIGHTS, AND RIGHT OF ATTENDANCE

10.1	Hvert aktiebeløb på EUR 0,01 giver ti stemmer.	Each share of EUR 0.01 carries ten votes.

10.2	Hver aktionær har ret til at møde på generalforsamlingen, når han senest 3 dage forud for dennes afholdelse har anmodet om at få udleveret adgangskort på selskabets kontor. Egenskab af aktionær godtgøres ved, at dennes adkomst er noteret i aktiebogen, eller ved forevisning af dokumentation fra aktionærens kontoførende institut eller anden tilfredsstillende dokumentation, hvilken dokumentation på tidspunktet for anmodning om adgangskort højst må være 14 dage gammel. For at få udleveret adgangskort skal aktionæren endvidere afgive skriftlig erklæring om, at aktierne ikke er eller vil blive overdraget til andre, inden generalforsamlingen er afholdt.	Each shareholder is entitled to attend the general meeting, provided that he has requested an admission card from the company’s office not later than 3 days prior to the relevant meeting. In order to document his right as a shareholder, the shareholder must be registered in the company’s register of shareholders or present relevant documentation from his account holding institution or other satisfactory documentation, which documentation must have been issued within 14 days prior to his request for an admission card. In addition, in order to receive an admission card a shareholder shall submit a written statement to the effect that his shares have not, or will not, be transferred to any third parties prior to the general meeting.

10.3	Hver aktionær er berettiget til at deltage i generalforsamlingen sammen med en rådgiver eller ved fuldmægtig, som kan udøve stemmeret på aktionærens vegne. Fuldmagten skal være skriftlig, dateret og må ikke være givet for mere end 1 år.	Each shareholder may attend the general meeting with an adviser or be represented by a proxy holder, who may exercise the voting right on behalf of the shareholder. The instrument of proxy shall be in writing and duly dated, and shall be issued for no more than one year.

11.	GENERALFORSAMLINGEN, DIRIGENT, BESLUTNINGER OG PROTOKOL	GENERAL MEETINGS, CHAIRMAN, RESOLUTIONS AND MINUTE BOOK

11.1	Bestyrelsen udpeger en dirigent, der leder forhandlingerne og afgør alle spørgsmål vedrørende sagernes behandling og stemmeafgivning.	The board of directors shall elect a chairman to preside at the meeting and to determine all questions pertaining to the transaction of business and the voting thereat.

11.2	På generalforsamlingen træffes alle beslutninger ved simpelt flertal, medmindre andet følger af aktieselskabsloven eller disse vedtægter.	Unless otherwise provided for by the Danish Companies Act (aktieselskabsloven) or in the Articles of Association, all resolutions at the general meeting shall be adopted by a simple majority of votes.

11.3	Over forhandlingerne på generalforsamlingen føres en protokol, der underskrives af dirigenten.	A summary of the business transacted at the general meeting shall be entered in a minute book and shall be signed by the chairman of the meeting.

11.4	Senest 14 dage efter generalforsamlingens afholdelse skal protokollen eller en bekræftet udskrift heraf være tilgængelig for aktionærerne på selskabets kontorer, og tilstilles enhver aktionær, der har fremsat skriftlig begæring derom.	Not later than 14 days after a general meeting has been held, the minutes of the general meeting or a certified transcript thereof shall be available for inspection by the shareholders at the company’s office, and any shareholder shall have a copy thereof upon a written request.

12.	BESTYRELSE	BOARD OF DIRECTORS

12.1	Selskabet ledes af en bestyrelse på 3-9 medlemmer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling. For hvert bestyrelsesmedlem kan tillige vælges en personlig suppleant.	The company shall be managed by a board of directors consisting of 3-9 members elected by the general meeting to hold office until the next annual general meeting. An alternate director may be appointed for each director.

12.2	Bestyrelsen vælger en formand og en næstformand. En direktør må ikke vælges til formand eller næstformand.	The board of directors elects a chairman and a vice-chairman. A registered manager may not be appointed chairman or vice-chairman.

12.3	Bestyrelsen er beslutningsdygtig, når over halvdelen af samtlige bestyrelsesmedlemmer er til stede. Bestyrelsens beslutninger træffes ved simpelt flertal. Formandens eller i dennes fravær næstformandens stemme er afgørende ved stemmelighed.	The board meeting shall constitute a quorum when more than half of the directors are present. Resolutions by the board of directors shall be passed by a simple majority of votes. In case of equality of votes, the chairman or in his/her absence, the vice-chairman shall have the casting vote.

12.4	Bestyrelsen skal i overensstemmelse med aktieselskabslovens § 56, stk. 7 vedtage en forretningsorden om udførelsen af sit hverv.	Pursuant to section 56, paragraph 7 of the Danish Companies Act the board of directors shall draw up rules of procedure governing the performance of its duties.

12.5	Referater af bestyrelsesmøder skal indsættes i en protokol, som skal underskrives af de bestyrelsesmedlemmer, som er til stede på møderne.	Minutes of the board meetings shall be entered in a minute book and shall be signed by the directors present.

13.	DIREKTION	MANAGEMENT

	Bestyrelsen ansætter 1-3 direktører til at varetage den daglige ledelse af selskabets virksomhed.	The board of directors shall appoint 1-3 registered managers to be in charge of the day-to-day operations of the company.

14.	TEGNINGSREGEL	POWER TO BIND THE COMPANY

	Selskabet tegnes af et bestyrelsesmedlem i forening med et andet bestyrelsesmedlem eller med en registreret direktør, af to registrerede direktører i forening eller af den samlede bestyrelse.	The company is bound by the signature of one director together with another director or a registered manager, by the joint signatures of two registered managers or by all the directors.

15.	REVISION	AUDITING

	Selskabets årsrapport revideres af en eller to statsautoriserede eller registrerede revisorer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling.	The annual report of the company shall be audited by one or two state-authorised public accountant(s) or registered public accountant(s) appointed at the general meeting for the period until the next annual general meeting.

16.	REGNSKABSÅR, ÅRSRAPPORT MV.	FINANCIAL YEAR, ANNUAL REPORT, ETC.

16.1	Selskabets regnskabsår er kalenderåret. Første regnskabsår løber fra stiftelsen den 1. juli 2008 til den 31. december 2009.	The financial year of the company shall be the calendar year. The first financial year runs from the incorporation on 1 July 2008 to 31 December 2009.

16.2	Årsrapporten skal give et retvisende billede af selskabets aktiver og passiver, dets finansielle stilling samt resultatet, jf. årsregnskabsloven.	The annual report shall give a true and fair view of the assets and liabilities of the company, its financial position and profit and loss, cf. the Danish Financial Statements Act (årsregnskabsloven).

17.	EKSTRAORDINÆRT UDBYTTE	EXTRAORDINARY DIVIDEND

	Efter afgivelse af selskabets første årsrapport er bestyrelsen bemyndiget til at træffe beslutning om uddeling af ekstraordinært udbytte i det omfang dette af bestyrelsen skønnes forsvarligt under hensyn til selskabets og koncernens økonomiske stilling.	Following the presentation of the company’s first annual report, the board of directors may make extraordinary distributions of dividend to the extent the board of directors deems it prudent considering the financial position of the company and the group.

	Således vedtaget på generalforsamlingen den [dag, måned, år].	Adopted by the general meeting on [dag, måned, år].

Som dirigent: Navn:	Chairman: Name: